As filed with the Securities and Exchange Commission on April 24, 2018

Registration No. 333-224144

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kemper Corporation

(Exact name of registrant as specified in its charter)

Delaware	6331	95-4255452
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One East Wacker Drive, Chicago, Illinois 60601

(312) 661-4600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C. Thomas Evans, Jr.

Senior Vice President, Secretary and General Counsel

Kemper Corporation

One East Wacker Drive

Chicago, Illinois 60601

(312) 661-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Michael P. Goldman Brian J. Fahrney Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 (312) 853-7000	Samuel J. Simon President and General Counsel Infinity Property and Casualty Corporation 2201 4th Avenue North Birmingham, Alabama 35203 (205) 870-4000	James C. Kennedy F. Mark Reuter Keating Muething & Klekamp PLL One East Fourth Street Suite 1400 Cincinnati, Ohio 45202 (513) 579-6400

Approximate date of commencement of proposed sale of the securities to the public: As soon as reasonably practicable after the effectiveness of this Registration Statement and the completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION— DATED APRIL 24, 2018

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

Kemper Corporation (“Kemper”) and Infinity Property and Casualty Corporation (“Infinity”) have entered into an Agreement and Plan of Merger, dated as of February 13, 2018 (as amended from time to time, the “Merger Agreement”), providing, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, a wholly owned subsidiary of Kemper will merge with and into Infinity, with Infinity surviving the Merger as a wholly owned subsidiary of Kemper (the “Merger”).

If the Merger is completed, each share of Infinity common stock, no par value per share (“Infinity common stock”), outstanding as of immediately prior to the effective time of the Merger (other than shares owned by Kemper or any of its wholly owned subsidiaries or Infinity or any of its subsidiaries and shares held by any holder of Infinity common stock who is entitled to demand and properly demands appraisal of such shares under Ohio law) will be cancelled and extinguished and automatically converted into, at the election of the holder of such share, subject to proration and adjustment as described in the Merger Agreement, either (i) mixed consideration consisting of $51.60 in cash, without interest and subject to any required withholding of taxes, and 1.2019 shares of Kemper common stock, par value $0.01 per share (“Kemper common stock”), (ii) cash consideration consisting of $129.00, without interest and subject to any required withholding of taxes or (iii) stock consideration consisting of 2.0031 shares of Kemper common stock. Holders of Infinity common stock who do not make an election will receive the mixed consideration described in (i) above.

Based on the number of shares of Infinity common stock outstanding on April 20, 2018, the record date for the special meeting of Infinity shareholders (the “Infinity special meeting”), Kemper expects to issue or reserve for issuance approximately 13.2 million shares of Kemper common stock pursuant to the Merger Agreement (including shares of Kemper common stock issuable to Infinity shareholders and shares of Kemper common stock issuable pursuant to the vesting and/or conversion of Infinity’s equity-based incentive awards). Based on this number and the number of shares of Kemper common stock outstanding on April 16, 2018, the record date for the annual meeting of Kemper stockholders (the “Kemper annual meeting”), upon the closing, pre-existing Kemper stockholders and former Infinity shareholders would own approximately 80% and 20% of the outstanding shares of Kemper common stock, respectively.

Kemper common stock is traded on the New York Stock Exchange (“NYSE”) under the trading symbol “KMPR.” On [●], 2018, Kemper common stock closed at $[●] per share as reported by the NYSE.

Infinity common stock is traded on the NASDAQ Stock Market (“NASDAQ”) under the trading symbol “IPCC.” On [●], 2018, Infinity common stock closed at $[●] per share as reported by the NASDAQ.

The closing is subject to certain conditions, including Kemper stockholders approving a proposal to approve the issuance of shares of Kemper common stock to Infinity shareholders in the Merger (the “share issuance proposal”) and Infinity shareholders approving a proposal to adopt the Merger Agreement (the “merger proposal”). Approval of the share issuance proposal by Kemper stockholders requires the affirmative vote of a majority of votes cast at the Kemper annual meeting with respect to the share issuance proposal, provided that a quorum is present. Approval of the merger proposal by Infinity shareholders requires the affirmative vote of shareholders entitled to exercise a majority of the voting power of Infinity.

At the Kemper annual meeting, Kemper stockholders will be asked to vote on (i) the share issuance proposal, (ii) a proposal to adjourn the Kemper annual meeting, for a period no longer than twenty (20) business days in the aggregate, for the absence of a quorum or to allow reasonable additional time to solicit proxies in favor of the share issuance proposal if there are insufficient votes at the time of the Kemper annual meeting or any adjournment or postponement thereof (the “Kemper meeting adjournment proposal”), (iii) a proposal to elect the director nominees named in this joint proxy statement/prospectus,

(iv) a non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018, (v) a non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus and (vi) any other business as may be properly brought before the Kemper annual meeting.

The Kemper board of directors unanimously recommends that holders of Kemper common stock vote (i) “FOR” the share issuance proposal, (ii) “FOR” the Kemper meeting adjournment proposal, (iii) “FOR” the election of each of the director nominees named in this joint proxy statement/prospectus, (iv) “FOR” the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 and (v) “FOR” the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus.

At the Infinity special meeting, Infinity shareholders will be asked to vote on (i) the merger proposal, (ii) a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Infinity’s named executive officers that is based on or otherwise relates to the Merger contemplated by the Merger Agreement (the “non-binding compensation advisory proposal”) and (iii) a proposal to adjourn the Infinity special meeting, for a period no longer than twenty (20) business days in the aggregate, for the absence of a quorum or to allow reasonable additional time to solicit proxies in favor of the merger proposal if there are insufficient votes at the time of the Infinity special meeting or any adjournment or postponement thereof (the “Infinity meeting adjournment proposal”).

The Infinity board of directors unanimously recommends that holders of Infinity common stock vote (i) “FOR” the merger proposal, (ii) “FOR” the non-binding compensation advisory proposal and (iii) “FOR” the Infinity meeting adjournment proposal.

The proposals are being presented to the Kemper stockholders and Infinity shareholders at the Kemper annual meeting and Infinity special meeting, respectively. The dates, times and places of the meetings are as follows:

For Kemper stockholders:	For Infinity shareholders:

June 1, 2018, 8:00 a.m. local time,	June 1, 2018, 8:00 a.m. local time,
The Kemper Building, 20th floor One East Wacker Drive Chicago, Illinois 60601	Infinity Property and Casualty Corporation 2201 4th Avenue North Birmingham, Alabama 35203

Your vote is very important. Whether or not you plan to attend your company’s meeting, please take the time to vote by completing and mailing the enclosed proxy card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone.

This joint proxy statement/prospectus contains important information about Kemper, Infinity, the Merger Agreement, the proposed Merger, the Kemper annual meeting and the Infinity special meeting. We encourage you to read carefully this joint proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 38.

We hope to see you at the Kemper annual meeting and Infinity special meeting, as the case may be, and look forward to a successful closing.

By Order of the Kemper Board of Directors,	By Order of the Infinity Board of Directors,

Joseph P. Lacher, Jr.	James R. Gober
President, Chief Executive Officer and Director	Executive Chairman
Kemper Corporation	Infinity Property and Casualty Corporation

Neither the Securities and Exchange Commission nor any state or provincial securities regulator has approved or disapproved of the Merger or the other transactions described in this joint proxy statement/prospectus or the securities to be issued pursuant to the Merger Agreement or determined if the information contained in this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated April [X], 2018, and is first being mailed to Kemper stockholders and Infinity shareholders on or about April [X], 2018.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Infinity for the Infinity special meeting, the proxy statement of Kemper for the Kemper annual meeting and the prospectus of Kemper for the shares of its common stock to be issued in the Merger. The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Kemper and Infinity from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. You can obtain the documents that are incorporated by reference into the accompanying joint proxy statement/prospectus (other than certain exhibits or schedules to those documents), without charge, by requesting them in writing or by telephone from Kemper or Infinity at the following addresses and telephone numbers, or through the Securities and Exchange Commission website at www.sec.gov:

Kemper Corporation One East Wacker Drive Chicago, Illinois 60601 Attention: Investor Relations Telephone: (312) 661-4930	Infinity Property and Casualty Corporation 2201 4th Avenue North Birmingham, Alabama 35203 Attention: Investor Relations Telephone: (205) 803-8186

In addition, if you have questions about the proposed Merger or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Innisfree M&A Incorporated, the proxy solicitor for Kemper, toll-free at (888) 750-5834 or collect at (212) 750-5833, or D.F. King & Co., Inc., the proxy solicitor for Infinity, toll-free at (800) 706-3274. You will not be charged for any of these documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Kemper annual meeting or Infinity special meeting, as applicable. Therefore, if you would like to request documents from Kemper, please do so by May 24, 2018 in order to receive them before the Kemper annual meeting. If you would like to request documents from Infinity, please do so by May 24, 2018, in order to receive them before the Infinity special meeting.

See “Where You Can Find More Information” beginning on page 279 of the accompanying joint proxy statement/prospectus for further information.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2018

To the Stockholders of Kemper Corporation (“Kemper”):

Kemper will hold its annual meeting (the “Kemper annual meeting”) of stockholders at The Kemper Building, 20th Floor, One East Wacker Drive, Chicago, Illinois 60601 on June 1, 2018, at 8:00 a.m. local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of shares of Kemper common stock, par value $0.01 per share (“Kemper common stock”), pursuant to the Agreement and Plan of Merger, dated as of February 13, 2018, by and among Kemper, a wholly owned subsidiary of Kemper and Infinity Property and Casualty Corporation (the “share issuance proposal”).

2.	To consider and vote upon a proposal to adjourn the Kemper annual meeting, for a period no longer than twenty (20) business days in the aggregate, for the absence of a quorum or to allow reasonable additional time to solicit proxies in favor of the share issuance proposal if there are insufficient votes at the time of the Kemper annual meeting or any adjournment or postponement thereof (the “Kemper meeting adjournment proposal”).

3.	To elect ten director nominees to the Board of Directors of Kemper (the “Kemper Board”).

4.	To consider and vote on a non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018.

5.	To consider and vote on a non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus.

6.	To consider and act upon such other business as may be properly brought before the Kemper annual meeting.

The Kemper Board has fixed April 16, 2018 as the record date for determining stockholders entitled to receive this notice and to vote at the Kemper annual meeting (the “Kemper record date”). Only Kemper stockholders of record at the close of business on the Kemper record date will be entitled to notice of, and to vote at, the Kemper annual meeting and any adjournments or postponements thereof. A list of registered Kemper stockholders entitled to vote at the Kemper annual meeting will be available for inspection during ordinary business hours at the executive offices of Kemper at One East Wacker Drive, Chicago, Illinois 60601 at least ten (10) days prior to the Kemper annual meeting.

The Kemper Board unanimously recommends that you vote (i) “FOR” the share issuance proposal, (ii) “FOR” the Kemper meeting adjournment proposal, (iii) “FOR” the election of each of the director nominees named in this joint proxy statement/prospectus, (iv) “FOR” the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 and (v) “FOR” the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers.

Your vote is very important. We cannot complete the merger described in this joint proxy statement/prospectus unless we receive the affirmative vote in favor of the share issuance proposal by the holders of at least a majority of the votes cast at the Kemper annual meeting, provided that a quorum is present. Under the current rules and interpretive guidance of the New York Stock Exchange, if you abstain from voting with respect to the share issuance proposal, it will have the same effect as a vote “AGAINST” the share issuance proposal. The failure of a Kemper stockholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of a Kemper stockholder to vote will have no effect on the approval of the share issuance proposal.

It is important that your shares be represented and voted whether or not you plan to attend the Kemper annual meeting in person. Instructions regarding the different methods for voting your shares are provided under the section entitled “Questions and Answers About the Kemper Annual Meeting and Infinity Special Meeting.”

By Order of the Board of Directors,

C. Thomas Evans, Jr.
Secretary

April [X], 2018

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 1, 2018

To the Shareholders of Infinity Property and Casualty Corporation (“Infinity”):

Infinity will hold a special meeting (the “Infinity special meeting”) of holders of Infinity common stock, no par value per share (“Infinity common stock”) at Infinity Property and Casualty Corporation, located at 2201 4th Avenue North, Birmingham, Alabama 35203, on June 1, 2018, at 8:00 a.m. local time, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 13, 2018 (as amended from time to time, the “Merger Agreement”), by and among Kemper Corporation (“Kemper”), a wholly owned subsidiary of Kemper and Infinity (the “merger proposal”).

2.	To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Infinity’s named executive officers that is based on or otherwise relates to the merger contemplated by the Merger Agreement (the “non-binding compensation advisory proposal”).

3.	To consider and vote upon a proposal to adjourn the Infinity special meeting, for a period no longer than twenty (20) business days in the aggregate, for the absence of a quorum or to allow reasonable additional time to solicit proxies in favor of the merger proposal if there are insufficient votes at the time of the Infinity special meeting or any adjournment or postponement thereof (the “Infinity meeting adjournment proposal”).

The board of directors of Infinity (the “Infinity Board”) has fixed the close of business on April 20, 2018 as the record date for determining shareholders entitled to receive this notice and to vote at the Infinity special meeting (the “Infinity record date”). Only Infinity shareholders of record at the close of business on the Infinity record date will be entitled to notice of, and to vote at, the Infinity special meeting and any adjournments or postponements thereof. A list of registered Infinity shareholders entitled to vote at the Infinity special meeting will be available for inspection during ordinary business hours at the executive offices of Infinity at 2201 4th Avenue North, Birmingham, Alabama 35203 at least ten (10) days prior to the Infinity special meeting.

The Infinity Board unanimously recommends that holders of Infinity common stock vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the Infinity meeting adjournment proposal.

Your vote is very important. We cannot complete the merger described in this joint proxy statement/prospectus unless the merger proposal receives the affirmative vote of Infinity shareholders entitled to exercise a majority of the voting power of Infinity. If you abstain from voting, fail to give voting instructions to a bank, broker, trust or other nominee holder of record if you hold your shares in “street name” through such bank, broker, trust or other nominee holder of record, or if you otherwise fail to vote, it will have the same effect as voting “AGAINST” the merger proposal. It is important that your shares be represented and voted whether or not you plan to attend the Infinity special meeting in person. Instructions regarding the different methods for voting your shares are provided under the section entitled “Questions and Answers About the Kemper Annual Meeting and Infinity Special Meeting.”

By Order of the Board of Directors,

James H. Romaker
Secretary

April [X], 2018

i

STOCKHOLDER AND SHAREHOLDER PROPOSALS	278
Kemper Stockholder Proposals	278
Infinity Shareholder Proposals	278
LEGAL MATTERS	279
EXPERTS	279
WHERE YOU CAN FIND MORE INFORMATION	279
DEFINED TERMS	282
ANNEX A — Agreement and Plan of Merger Among Kemper Corporation, Vulcan Sub, Inc. and Infinity Property and Casualty Corporation	A-1
Annex B — Form of Voting and Support Agreement between Infinity Property and Casualty Corporation and the directors and named executive officers of Kemper Corporation	B-1
Annex C — Form of Voting and Support Agreement between Kemper Corporation and the directors and named executive officers of Infinity Property and Casualty Corporation	C-1
Annex D — Opinion of Goldman Sachs & Co. LLC	D-1
Annex E — Opinion of Deutsche Bank Securities Inc.	E-1
Annex F — Ohio Revised Code Section 1701.85	F-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

v

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains certain statements regarding intentions, beliefs and expectations or predictions for the future of Kemper Corporation (“Kemper”) and Infinity Property and Casualty Corporation (“Infinity,” and collectively with Kemper, “we,” “us,” and “our”), which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give expectations, intentions, beliefs or forecasts of future events or otherwise, and can be identified by the fact that they relate to future actions, performance or results rather than relating strictly to historical or current facts. Words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may,” “could” and variations of such words and other words and expressions of similar meaning are intended to identify such forward-looking statements. However, the absence of such words or other words and expressions of similar meaning does not mean that a statement is not forward-looking.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict and are not guarantees or assurances of future performance. No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. In evaluating these forward-looking statements, you should consider carefully the risks described herein and in other reports that Kemper and Infinity file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” and “Where You Can Find More Information” beginning on page 279.

With respect to the proposed transaction and the combined company, the risks, uncertainties and other factors that could cause actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward-looking statements include, without limitation:

•	failure of the combined company to realize all of the anticipated benefits of the transactions contemplated by the Merger Agreement (as defined on page 3) at all or in the anticipated timeframe;

•	changes to the value of the Merger Consideration (as defined on page 14) to be received by Infinity shareholders pursuant to the Merger Agreement as a result of changes in the price of Kemper common stock;

•	failure of the combined company to manage its growth;

•	failure by the combined company to retain and motivate key employees and retain and recruit qualified employees in sufficient numbers;

•	legal proceedings that may be instituted against Kemper and Infinity following announcement of such proposed Merger (as defined on page 3);

•	failure to receive regulatory clearances and approvals at all or within anticipated timeframes or the imposition by regulatory authorities of conditions that are not presently anticipated or that cannot be met;

•	the interests of certain directors and executive officers of Infinity being different from, or in addition to, the interests of Infinity shareholders;

•	the potential impairment of the goodwill and intangible assets that the combined company will record;

•	risks relating to the value of the shares of Kemper common stock (as defined on page 3) to be issued in the Merger;

•	effects on the market price of the common stock of the combined company of factors different from those affecting the market price for shares of Infinity common stock (as defined on page 4) or for shares of Kemper common stock;

•	the effect of the Merger Agreement provisions that may discourage other companies from trying to acquire Infinity for a value greater than the Merger Consideration or from trying to acquire Kemper;

•	the significant transaction and integration costs that Kemper and Infinity will incur in connection with the proposed Merger;

•	the reduction of the percentage ownership interests of pre-existing Kemper stockholders due to the issuance of shares of Kemper common stock to Infinity shareholders pursuant to the Merger Agreement;

•	any failure to complete the proposed Merger could negatively impact the stock prices and future businesses and financial results of Kemper and Infinity;

•	any negative effects on the market price of Kemper common stock following the Merger if the Merger is not accretive and causes dilution to the combined company’s earnings per share; and

•	other risks detailed from time to time in annual, quarterly and periodic reports filed by Kemper and Infinity with the SEC, whether or not related to the proposed Merger.

YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS, ALL OF WHICH SPEAK ONLY AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. KEMPER AND INFINITY UNDERTAKE NO DUTY OR OBLIGATION TO UPDATE OR CORRECT ANY FORWARD-LOOKING STATEMENT AS A RESULT OF EVENTS, CHANGES, EFFECTS, STATES OF FACTS, CONDITIONS, CIRCUMSTANCES, OCCURRENCES OR DEVELOPMENTS SUBSEQUENT TO THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, EXCEPT AS REQUIRED BY LAW.

QUESTIONS AND ANSWERS ABOUT THE KEMPER ANNUAL MEETING

AND INFINITY SPECIAL MEETING

The following are some questions that you, as a Kemper stockholder or an Infinity shareholder, may have regarding the annual meeting of Kemper stockholders (the “Kemper annual meeting”) or the special meeting of Infinity shareholders (the “Infinity special meeting”) and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see “The Kemper Annual Meeting” and “The Infinity Special Meeting” beginning on pages 46 and 53 of this joint proxy statement/prospectus, respectively. Kemper and Infinity encourage you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the matters being considered at the Kemper annual meeting or the Infinity special meeting. Additional important information is also contained in the Annexes to, and in the documents incorporated by reference into, this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 279 of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The Kemper board of directors (“Kemper Board”) and Infinity board of directors (“Infinity Board”) are using this joint proxy statement/prospectus to solicit proxies of Kemper stockholders and Infinity shareholders pursuant to the Agreement and Plan of Merger, dated as of February 13, 2018 (as amended from time to time, the “Merger Agreement”), by and among Kemper, a wholly owned subsidiary of Kemper and Infinity. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, a wholly owned subsidiary of Kemper will merge with and into Infinity, with Infinity surviving the Merger as a wholly owned subsidiary of Kemper (the “Merger”). The Merger will be effective, after all of the conditions to the closing are satisfied or, to the extent permitted by law, waived, at the time a certificate of merger is duly filed with, and accepted by, the Secretary of State of the State of Ohio or at such later date and time as is agreed upon by Kemper and Infinity and specified in the certificate of merger (such completion or consummation of the Merger, the “closing” or the “effective time”).

In addition, this joint proxy statement/prospectus also serves as a proxy statement for other matters not related to the Merger to be voted on by Kemper stockholders at the Kemper annual meeting. See “The Kemper Annual Meeting” beginning on page 46.

This joint proxy statement/prospectus is also a prospectus for Infinity shareholders because, pursuant to the Merger Agreement, Kemper is offering shares of Kemper common stock, par value $0.01 per share (“Kemper common stock”) to be issued in exchange for shares of Infinity common stock in the Merger, at the election of Infinity shareholders.

In order to complete the Merger, Kemper stockholders must approve the issuance of new shares of Kemper common stock pursuant to the Merger Agreement (i.e., approve the “share issuance proposal” as defined below) and Infinity shareholders must adopt the Merger Agreement (i.e., approve the “merger proposal” as defined below).

This joint proxy statement/prospectus contains important information about the Merger Agreement, the Merger, the Kemper annual meeting and the Infinity special meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the Kemper annual meeting or Infinity special meeting in person.

Your vote is important. We encourage you to vote as soon as possible.

Q:	What are Infinity shareholders entitled to receive in the Merger?

A:	If the Merger is completed, each share of Infinity common stock, no par value per share (“Infinity common stock”), issued and outstanding as of immediately prior to the effective time (other than shares owned by Kemper or any of its wholly owned subsidiaries or Infinity or any of its subsidiaries and shares held by any holder of Infinity common stock who is entitled to demand and properly demands appraisal of such shares under Ohio law) will be cancelled and converted into, at the election of the holder of such share, subject to proration and adjustment, either (i) “Mixed Consideration” equal to 1.2019 shares of Kemper common stock and $51.60 in cash, without interest and subject to any required withholding of taxes, (ii) “Cash Consideration” equal to $129.00, without interest and subject to any required withholding of taxes, which consists of an amount of cash, without interest, consisting of (a) $51.60 plus (b) the product of 1.2019 multiplied by $64.40, which was the 20-trading day volume-weighted average price of Kemper common stock on the New York Stock Exchange (“NYSE”) as of February 12, 2018, the day prior to the date of media publications regarding the proposed Merger (the “Fixed Volume-Weighted Average Price”) or (iii) “Stock Consideration” equal to 2.0031 shares of Kemper common stock, consisting of the sum of (a) 1.2019 plus (y) 0.8012, which is the quotient (rounded to four decimal places) of $51.60 divided by the Fixed Volume-Weighted Average Price (such sum, the “exchange ratio”). Holders of Infinity common stock who do not make an election will receive the Mixed Consideration. The shares of Kemper common stock issuable and cash payable upon conversion of shares of Infinity common stock in the Merger, and cash payable in lieu of the issuance of fractional shares of Kemper common stock, are referred to collectively as the “Merger Consideration.”

Q:	When and where will the Kemper annual meeting and Infinity special meeting be held?

A:	The Kemper annual meeting will take place on June 1, 2018, at 8:00 a.m. local time, at The Kemper Building, 20th floor, One East Wacker Drive, Chicago, Illinois, 60601.

The Infinity special meeting will take place on June 1, 2018, at 8:00 a.m. local time, at Infinity Property and Casualty Corporation, 2201 4th Avenue North, Birmingham, Alabama 35203.

Q:	What are Kemper stockholders voting to approve in connection with the Merger and why is this approval necessary?

A:	Kemper stockholders are voting on a proposal to approve the issuance of shares of Kemper common stock pursuant to the Merger Agreement (the “share issuance proposal”). The approval by Kemper stockholders of the share issuance proposal is required by the rules and regulations of the NYSE, and is a condition to the closing. Based on the number of shares of Infinity common stock expected to be outstanding and Infinity equity awards expected to be vested or converted pursuant to the Merger Agreement as of the effective time, Kemper expects to issue up to approximately 13.2 million shares of Kemper common stock in the Merger.

Kemper stockholders are also voting on a proposal to adjourn the Kemper annual meeting, for a period no longer than twenty (20) business days in the aggregate, for the absence of a quorum or to allow reasonable additional time to solicit proxies in favor of the share issuance proposal if there are insufficient votes at the time of the Kemper annual meeting or any adjournment or postponement thereof to approve the share issuance proposal (the “Kemper meeting adjournment proposal”). The approval by Kemper stockholders of the Kemper meeting adjournment proposal is not a condition to the closing.

Q:	What other proposals will be presented to Kemper stockholders at the Kemper annual meeting?

A:	In addition to the share issuance proposal and Kemper meeting adjournment proposal, Kemper stockholders are voting on the following at the Kemper annual meeting:

•	a proposal to elect the ten director nominees named in this joint proxy statement/prospectus (the “Nominees”) in the section entitled “Proposal 3: Election of Directors” beginning on page 68;

•	a non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018; and

•	a non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus.

See “The Kemper Annual Meeting” beginning on page 46.

Q:	What are Infinity shareholders voting to approve at the Infinity special meeting and why is this approval necessary?

A:	Infinity shareholders are voting on a proposal to approve the adoption of the Merger Agreement (the “merger proposal”). The approval by Infinity shareholders of the merger proposal is required under Ohio law and Infinity’s Amended and Restated Articles of Incorporation, dated as of May 21, 2007 (the “Infinity Articles”), and is a condition to the closing.

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), Infinity is required to provide its shareholders the opportunity to vote to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Infinity’s named executive officers that is based on or otherwise relates to the Merger contemplated by the Merger Agreement. Accordingly, Infinity shareholders are being provided with the opportunity to cast an advisory vote on such payments. The approval by Infinity shareholders of this proposal (the “non-binding compensation advisory proposal”) is not a condition to the closing.

Infinity shareholders are also voting on a proposal to adjourn the Infinity special meeting, for a period no longer than twenty (20) business days in the aggregate, for the absence of a quorum or to allow reasonable additional time to solicit proxies in favor of the merger proposal if there are insufficient votes at the time of the Infinity special meeting or any adjournment or postponement thereof (the “Infinity meeting adjournment proposal”). The approval by Infinity shareholders of the Infinity meeting adjournment proposal is not a condition to the closing.

Q:	Why are the Infinity shareholders being asked to consider and vote on the non-binding compensation advisory proposal?

A.	The Securities and Exchange Commission (the “SEC”) has adopted rules that require Infinity to seek an advisory, non-binding vote on matters deemed to relate to “golden parachute” compensation. The non-binding compensation advisory proposal relates to certain “golden parachute” compensation that will or may be paid by Infinity to its named executive officers as a result of or in connection with the Merger.

Q.	What will happen if the non-binding compensation advisory proposal is not approved at the Infinity special meeting?

A.	Approval of the non-binding compensation advisory proposal with respect to certain “golden parachute” compensation is not a condition to closing. Accordingly, Infinity shareholders may vote against the “golden parachute” compensation proposal but still vote in favor of the merger proposal. The non-binding compensation advisory proposal vote is an advisory, non-binding vote. If the Merger is completed, the “golden parachute” compensation described in the non-binding compensation advisory proposal may be paid to Infinity’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and contractual arrangements, even if Infinity shareholders do not approve the non-binding compensation advisory proposal.

Q:	Who can attend and vote at the Kemper annual meeting and Infinity special meeting?

A:

The Kemper Board has fixed April 16, 2018 as the record date (the “Kemper record date”) for determining stockholders entitled to receive notice of, and to vote at, the Kemper annual meeting or any adjournments or postponements thereof. Only stockholders of record at the close of business on the Kemper record date for the Kemper annual meeting will be entitled to notice of, and to vote at, the Kemper annual meeting and any adjournments or postponements thereof. As of the Kemper record date, there were 51,536,698 shares of Kemper common stock outstanding and entitled to vote at the Kemper annual meeting, held by approximately 3,400 holders of record. Each holder of Kemper common stock is entitled to one vote for each share of Kemper common stock owned as of the Kemper record date. Please note that participants in the Kemper Corporation 401(k) and Retirement Plan (the “401(k) and Retirement Plan”) cannot vote shares of Kemper common stock held through the 401(k) and Retirement Plan in person at the Kemper annual meeting.

The Infinity Board has fixed April 20, 2018 as the record date (the “Infinity record date”) for determining shareholders entitled to receive notice of and to vote at the Infinity special meeting or any adjournments or postponements thereof. Only shareholders of record at the close of business on the Infinity record date for the Infinity special meeting will be entitled to notice of, and to vote at, the Infinity special meeting and any adjournments or postponements thereof. As of the Infinity record date, there were 10,941,936 shares of Infinity common stock outstanding and entitled to vote at the Infinity special meeting, held by approximately 60 holders of record. Each holder of Infinity common stock is entitled to one vote for each share of Infinity common stock owned as of the Infinity record date.

Q:	What vote of Kemper stockholders is required to approve each of the proposals at the Kemper annual meeting?

A:	With respect to the election of directors at the Kemper annual meeting, provided a quorum is present, each Nominee will be elected to the Kemper Board by the affirmative vote of a majority of votes cast, meaning that the number of shares voted “FOR” a Nominee exceeds the number of shares voted “AGAINST” a Nominee. “Abstentions” and “broker non-votes” are not considered votes cast “FOR” or “AGAINST” the election of Nominees, and will have no effect on the election of Nominees. If a Nominee who is an incumbent director of the Kemper Board receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, such director must promptly tender his or her resignation to the Kemper Board following certification of the vote with respect to the election of directors.

With respect to (i) the share issuance proposal, (ii) the Kemper meeting adjournment proposal, (iii) the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 and (iv) the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus, the affirmative vote of a majority of the votes cast with respect to each proposal will approve such proposal, provided a quorum is present.

Q:	How does the Kemper Board recommend that Kemper stockholders vote on each of the proposals at the Kemper annual meeting?

A:	The Kemper Board unanimously recommends that Kemper stockholders vote (i) “FOR” the share issuance proposal, (ii) “FOR” the Kemper meeting adjournment proposal, (iii) “FOR” the election of each of the Nominees, (iv) “FOR” the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 and (v) “FOR” the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus.

Q.	What will happen if the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus, is not approved at the Kemper annual meeting?

A.

The vote by Kemper stockholders on the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus, is advisory. The result of the vote is therefore non-binding on Kemper, the Kemper Board or the Compensation Committee (as described on page 76). However, Kemper’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements and in evaluating Kemper’s executive compensation program.

Q:	What vote of Infinity shareholders is required to approve (i) the merger proposal, (ii) the non-binding compensation advisory proposal and (iii) the Infinity meeting adjournment proposal?

A:	The approval by Infinity shareholders of the merger proposal requires the affirmative vote of Infinity shareholders entitled to exercise a majority of the voting power of Infinity. The approval of the non-binding compensation advisory proposal and the approval of the Infinity meeting adjournment proposal require, in each case, the affirmative vote of a majority of votes cast on the proposal at the Infinity special meeting, provided that a quorum is present.

Q:	How does the Infinity Board recommend that Infinity shareholders vote on each of the proposals at the Infinity special meeting?

A:	The Infinity Board unanimously recommends that Infinity shareholders vote (i) “FOR” the merger proposal, (ii) “FOR” the non-binding compensation advisory proposal and (iii) “FOR” the Infinity meeting adjournment proposal.

Q:	What should Kemper stockholders and Infinity shareholders do now in order to vote on the proposals being considered at the Kemper annual meeting and Infinity special meeting?

A:	Holders of Kemper common stock as of the Kemper record date and holders of Infinity common stock as of the Infinity record date may vote now by proxy by:

•	completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope;

•	calling the toll-free number specified on the enclosed proxy card; or

•	accessing the Internet website specified on the enclosed proxy card.

Both Kemper and Infinity strongly encourage their stockholders and shareholders of record, respectively, to vote using the enclosed proxy card.

If you hold Kemper common stock or Infinity common stock in “street name,” which means your shares are held of record by a bank, broker, trust or other nominee holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your bank, broker, trust or other nominee holder of record to see if you may submit voting instructions using the Internet or by telephone.

Holders of Kemper common stock or Infinity common stock may also vote in person by attending the Kemper annual meeting or Infinity special meeting, as applicable. If you plan to attend the Kemper annual meeting or Infinity special meeting and wish to vote in person, you will be given a ballot at the applicable meeting. Please note, however, that if your shares are held in “street name” and you wish to vote in person at your company’s meeting, you must bring a legal proxy, executed in your favor, from the record holder of the shares authorizing you to vote at the meeting. For additional information, see “The Kemper Annual Meeting” and “The Infinity Special Meeting” beginning on pages 46 and 53 of this joint proxy statement/prospectus, respectively.

Whether or not you plan to attend the Kemper annual meeting or Infinity special meeting, you are encouraged to vote your shares by proxy as described in this joint proxy statement/prospectus.

Q:	How can I vote the shares of Kemper common stock I hold through the 401(k) and Retirement Plan?

A:	Participants in the 401(k) and Retirement Plan, who receive this joint proxy statement/prospectus in their capacity as holders of Kemper common stock through the 401(k) and Retirement Plan, are entitled to vote by one of the following methods:

•	Complete, sign and date the proxy card and return it by 1:00 a.m. Central Daylight Time on Wednesday, May 30, 2018 (the “401(k) Deadline”);

•	Call the toll-free number on the proxy card and follow the recorded instructions by the 401(k) Deadline;

•	Access the proxy voting website identified on the proxy card and follow the instructions by the 401(k) Deadline.

If voting instructions for shares held pursuant to the 401(k) and Retirement Plan are provided prior to the 401(k) Deadline, the plan trustee will confidentially vote such shares in accordance with the voting instructions. In accordance with the terms of the 401(k) and Retirement Plan, if voting instructions for shares held pursuant to the 401(k) and Retirement Plan are not provided prior to the 401(k) Deadline, the plan trustee will vote such shares in the same proportion as all other shares voted in accordance with timely voting instructions provided to the trustee by all other plan participants.

Q:	What will happen if I abstain from voting, fail to vote or do not direct how to vote on my proxy?

A:	For purposes of the Kemper stockholder proposals:

•	Approval of the share issuance proposal. Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast at the Kemper annual meeting with respect to such proposal, provided that a quorum is present. Under the current rules and interpretive guidance of the NYSE, “votes cast” on the share issuance proposal consist of votes “FOR” or “against,” as well as elections to abstain from voting on the share issuance. As a result, a Kemper stockholder’s election to abstain from voting on the share issuance proposal will have the same effect as a vote “AGAINST” the approval of the share issuance proposal. The failure of a Kemper stockholder who holds his, hers or its shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of a Kemper stockholder to vote will have no effect on the approval of the share issuance proposal because these failures to vote are not considered “votes cast.”

•	Election of Nominees to the Kemper Board. Each Nominee will be elected to the Kemper Board by the affirmative vote of a majority of votes cast at the Kemper annual meeting, provided that a quorum is present. As a result, a Nominee will be elected to the Kemper Board if the number of shares voted “FOR” such Nominee exceeds the number of shares voted “AGAINST” such Nominee. For purposes of the election of Nominees to the Kemper Board, a Kemper stockholder’s election to abstain from voting, the failure of a Kemper stockholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of a Kemper stockholder to vote will have no effect on the election of Nominees.

•

Approval of all other proposals at the Kemper annual meeting. Approval of each of (i) the Kemper meeting adjournment proposal, (ii) the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 and (iii) the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as disclosed in this joint proxy statement/prospectus, requires the affirmative vote of a majority of the votes cast at the Kemper annual meeting with respect to such proposal, provided that a quorum is present. For purposes of these proposals, “votes cast” means votes “FOR” or “AGAINST” the proposal. As a result, a Kemper stockholder’s election to abstain from voting, the failure of a Kemper stockholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of a Kemper stockholder to vote will have no effect on the approval of each of these proposals at the Kemper annual meeting.

All properly submitted proxies received by Kemper before the Kemper annual meeting that are not revoked or changed prior to being exercised at the Kemper annual meeting will be voted at the Kemper annual meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, (i) “FOR” the share issuance proposal, (ii) “FOR” the Kemper meeting adjournment proposal, (iii) “FOR” the election of each of the Nominees, (iv) “FOR” the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 and (v) “FOR” the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers.

For purposes of the Infinity shareholder proposals:

•	Approval of the merger proposal. Approval of the merger proposal requires the affirmative vote of Infinity shareholders entitled to exercise a majority of the voting power of Infinity. Accordingly, an Infinity shareholder’s abstention from voting, the failure of an Infinity shareholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record, or any other failure of an Infinity shareholder to vote will have the same effect as a vote “AGAINST” this proposal.

•	Approval of the non-binding compensation advisory proposal. Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast at the Infinity special meeting with respect to such proposal, provided that a quorum is present. Accordingly, an Infinity shareholder’s abstention from voting, the failure of an Infinity shareholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of an Infinity shareholder to vote will have no effect on the approval of the non-binding compensation advisory proposal as these failures to vote are not considered “votes cast” with respect to the non-binding compensation advisory proposal.

•	Approval of the Infinity meeting adjournment proposal. Approval of the Infinity meeting adjournment proposal requires the affirmative vote of a majority of the votes cast at the Infinity special meeting with respect to such proposal, provided that a quorum is present. Accordingly, an Infinity shareholder’s abstention from voting, the failure of an Infinity shareholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of an Infinity shareholder to vote will have no effect on the approval of the Infinity meeting adjournment proposal. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy or by use of communications equipment at the Infinity special meeting may adjourn the meeting to another place, date or time. In this case, an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adjourn the meeting due to an absence of a quorum.

All properly submitted proxies received by Infinity before the Infinity special meeting that are not revoked or changed prior to being exercised at the Infinity special meeting will be voted at the Infinity special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the Infinity meeting adjournment proposal.

Under the applicable stock exchange rules, matters subject to a stockholder vote are classified as “routine” or “non-routine.” In the case of “non-routine” matters, a bank, broker, trust or other nominee holder of record may not vote shares held in “street name” for which they have not received instructions from the beneficial owner (referred to as “broker non-votes”), whereas they may vote those shares in their discretion in the case of any “routine” matter. The non-binding advisory proposal submitted to Kemper stockholders to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 is a “routine” matter. All other proposals submitted to Kemper stockholders and Infinity shareholders are “non-routine” matters. Accordingly, shares of Kemper common stock or Infinity common stock held in “street name” by a bank, broker, trust or other nominee holder of record will NOT be voted by such bank, broker, trust or other nominee holder of record on any of the proposals with respect to “non-routine” matters unless the beneficial owner of such shares has properly instructed such bank, broker, trust or other nominee holder of record how to vote.

Q:	Can I change or revoke my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the Kemper annual meeting or Infinity special meeting by:

•	signing and delivering a new, valid proxy bearing a later date and, if it is a written proxy, signed and delivered to the attention of your company’s Corporate Secretary;

•	delivering a signed written notice of revocation to the Corporate Secretary of your company at:

Kemper Corporation	Infinity Property and Casualty Corporation
One East Wacker Drive	2201 4th Avenue North
Chicago, Illinois 60601	Birmingham, Alabama 35203
Attention: Corporate Secretary	Attention: Corporate Secretary

•	calling the toll-free telephone number, or accessing the proxy voting website, identified on the proxy card and re-voting any time prior to 10:59 p.m., Central Daylight Time, on the last business day preceding the applicable special meeting; or

•	attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held through the 401(k) and Retirement Plan, you can change your vote by:

•	delivering another signed proxy card with a later date anytime prior to the 401(k) Deadline;

•	calling the toll-free telephone number, or accessing the proxy voting website, identified on the proxy card and re-voting any time prior to the 401(k) Deadline.

If your shares are held in a “street name” account, you must contact your bank, broker, trust or other nominee to change your vote.

Q:	What should Kemper stockholders or Infinity shareholders do if they receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Kemper common stock or Infinity common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are both a Kemper stockholder and an Infinity shareholder, you will receive one or more separate proxy cards or voting instruction cards for each company. In each case, please complete, sign, date and return each proxy card that you receive to ensure that all of your shares are voted.

Q:	Who will tabulate the votes for the Kemper annual meeting and Infinity special meeting, and how will Kemper stockholders and Infinity shareholders find out the voting results after the respective meetings?

A:	Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as inspectors of election at the Kemper annual meeting and American Stock Transfer & Trust Company, LLC (“AST”) will tabulate the votes and act as inspectors of election at the Infinity special meeting. Kemper and Infinity will each report the voting results in a Current Report on Form 8-K that will be filed with the SEC within four business days after the vote taken at the Kemper annual meeting and the vote taken at the Infinity special meeting.

Q:	If I am a Kemper stockholder or other interested party, how can I communicate with the Kemper Board?

A:	Kemper stockholders and other interested parties may communicate with the Kemper Board, or with the non-management directors of the Kemper Board as a group, by calling the Kemper Corporate Responsibility Hotline at 888.695.3359 or by submitting a report or inquiry online at MyComplianceReport.com (enter access code KEMP). The hotline and the online reporting function are managed by an independent company, and reports can be made anonymously or confidentially. Communications will be directed to the chair of Kemper’s Nominating and Corporate Governance Committee (described on page 59 of this joint proxy statement/prospectus) if addressed to the non-management or independent directors as a group.

Q:	If I am an Infinity shareholder, how do I make an election for the type of Merger Consideration that I prefer to receive?

A:

Each holder of shares of Infinity common stock as of the close of business on the Infinity record date (other than shares owned by Kemper or any of its wholly owned subsidiaries or Infinity or any of its subsidiaries and shares held by any holder of Infinity common stock who is entitled to demand and properly demands appraisal of such shares under Ohio law) will be mailed a form of election (“Form of Election”). These materials will be mailed concurrently with this joint proxy statement/prospectus. Each such Infinity shareholder should specify in the Form of Election (i) the number of shares of Infinity common stock for which such shareholder elects to have exchanged for the Mixed Consideration, (ii) the number of shares of Infinity common stock for which such shareholder elects to receive the Cash Consideration and (iii) the number of shares of Infinity common stock for which such shareholder elects to have exchanged for the Stock Consideration. Any Infinity shareholder who does not make an election will be deemed to have made an election to receive the Mixed Consideration. The consideration to be paid to Infinity shareholders electing to receive only Cash Consideration or Stock Consideration is subject, pursuant to the terms of the Merger Agreement, to automatic proration to ensure that the total amount of cash paid and the total number of shares of Kemper common stock issued in the Merger is approximately the same as what would be paid and issued if all Infinity shareholders were to receive the Mixed Consideration. No fractional shares of Kemper common stock will be issued in the Merger, and Infinity shareholders will receive cash in lieu of any fractional shares of Kemper common stock. The election will have been properly made only if the exchange agent has received at its designated office by 5:00 p.m., New York City, New York time, on the date that is ten (10) business days preceding the closing date (the “Election Deadline”) a Form of Election properly completed and signed and accompanied by (x) in the case of shares of Infinity common stock represented by stock certificates, certificates representing shares of Infinity common stock, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Infinity or (y) in the case of book-entry shares held by holders of Infinity common stock, any documentation required by the procedures set forth in the Form of Election.

Q:	When can Infinity shareholders expect to receive the Merger Consideration?

A:	If you hold physical stock certificates of Infinity common stock (other than shares owned by Kemper or any of its wholly owned subsidiaries or Infinity or any of its subsidiaries and shares held by any holder of Infinity common stock who is entitled to demand and properly demands appraisal of such shares under Ohio law) and you do not make an election to receive the Cash Consideration, Stock Consideration or Mixed Consideration by delivering to the exchange agent by the Election Deadline a properly completed Form of Election and your share certificates, you will be sent a letter of transmittal as soon as reasonably practicable after the closing, describing how you may exchange your shares of Infinity common stock for the Mixed Consideration, and the exchange agent will forward you the cash and the Kemper common stock in book entry form (or applicable evidence of ownership) to which you are entitled, including cash in lieu of fractional shares of Kemper common stock, if any, after receiving the proper documentation from you.

If you hold your shares of Infinity common stock in book-entry form, after the closing, you need only to deliver the Form of Election for your shares to automatically be exchanged for the applicable Merger Consideration, including cash in lieu of fractional shares of Kemper common stock, if any.

Q:	If I am an Infinity shareholder, will I receive the Merger Consideration that I request on the Form of Election?

A:	Not necessarily. The aggregate amount of cash and the aggregate number of shares of Kemper common stock to be paid and issued, respectively, to Infinity shareholders pursuant to the Merger Agreement are fixed. Each share of Infinity common stock with respect to which an Infinity shareholder makes an election to receive the Mixed Consideration, and each share of Infinity common stock held by an Infinity shareholder who fails to make any valid election with respect to such stockholder’s shares of Infinity common stock, will receive $51.60 in cash and 1.2019 shares of Kemper common stock (subject to adjustment for any reclassification, stock split, recapitalization or other similar transaction with respect to shares of Kemper common stock). However, if the elections of all Infinity shareholders electing to receive solely the Cash Consideration or the Mixed Consideration (including all Infinity shareholders who fail to make a valid election with respect to their shares of Infinity common stock) result in an oversubscription or undersubscription of the aggregate amount of cash available to be paid by Kemper to Infinity shareholders as Merger Consideration, the aggregate amount of cash payable by Kemper in the Merger will not be increased or decreased. Similarly, if the elections of all Infinity shareholders electing to receive solely the Stock Consideration or the Mixed Consideration (including all Infinity shareholders who fail to make a valid election with respect to their shares of Infinity common stock) result in an oversubscription or undersubscription of the aggregate number of shares of Kemper common stock available to be issued by Kemper to Infinity shareholders as Merger Consideration, the aggregate number of shares of Kemper common stock to be issued by Kemper in the Merger will not be increased or decreased. Rather, in each such case, the exchange agent will allocate between cash and Kemper common stock in the manner described in “The Merger Agreement—Merger Consideration—Cash Consideration” and “The Merger Agreement—Merger Consideration—Stock Consideration” beginning on pages 179 and 180, respectively, to ensure that the total amount of cash paid and the total number of shares of Kemper common stock issued in the Merger is the same as what would be paid and issued if all Infinity shareholders were to receive the Mixed Consideration. Accordingly, there is no assurance that an Infinity shareholder that has made a valid election to receive solely Cash Consideration or solely Stock Consideration will receive the form of consideration elected with respect to the shares of Infinity common stock held by such shareholder.

For detailed illustrations of the potential proration and adjustment of the Cash Consideration and Stock Consideration for those Infinity shareholders electing to receive solely Cash Consideration or solely Stock Consideration, see “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on page 180.

Q:	If I am an Infinity shareholder, what is the deadline for making an election?

A:	Your election, to be properly made, must be received by Computer Share Trust Company, N.A., the exchange agent for the Merger (the “exchange agent”) at its designated office by the Election Deadline, which is 5:00 p.m. New York City, New York, time on the date that is ten (10) business days preceding the closing. Kemper and Infinity will publicly announce the anticipated Election Deadline at least three (3) business days before the anticipated Election Deadline.

Q:	If I am an Infinity shareholder, what happens if I do not send a Form of Election or it is not received by the Election Deadline?

A:	If the exchange agent does not receive a properly completed Form of Election from you at or prior to the Election Deadline, then you will be deemed to have elected to receive Mixed Consideration with respect to your shares of Infinity common stock. You bear the risk of delivery of the Form of Election (including the risk of loss of any certificates representing shares of Infinity common stock) to the exchange agent.

Q:	If I am an Infinity shareholder, can I change my election after the Form of Election has been submitted?

A:	Yes. You may revoke your election at or prior to the Election Deadline by submitting a written notice of revocation to the exchange agent. Revocations must specify the name in which your shares are registered on the share transfer books of Infinity and any other information that the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this joint proxy statement/prospectus and the Form of Election. If you instructed a bank, broker, trust or other nominee holder of record to submit an election for your shares, you must follow directions from your bank, broker, trust or other nominee holder of record for changing those instructions. The notice of revocation must be received by the exchange agent at or prior to the Election Deadline in order for the revocation to be valid.

Q:	If I am an Infinity shareholder, may I transfer shares of Infinity common stock after making an election?

A:	Yes, but only if you revoke your election or the Merger Agreement is terminated. Once you properly make an election with respect to any shares of Infinity common stock, you will be unable to sell or otherwise transfer those shares, unless you properly revoke your election or the Merger Agreement is terminated.

Q:	If I am an Infinity shareholder, may I transfer shares of Infinity common stock before the Infinity special meeting?

A:	Yes. The Infinity record date is earlier than the Infinity special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Infinity common stock after the Infinity record date but before the Infinity special meeting, you will retain your right to vote at the Infinity special meeting, but you will have transferred the right to receive the Mixed Consideration, Cash Consideration or Stock Consideration, each of which may only be received if you hold your shares through the closing.

Q:	Who can help answer my questions?

A:

If you have any questions about the Kemper annual meeting, the Infinity special meeting, the Merger or how to submit your proxy, or, for Infinity shareholders, how to complete your Form of Election, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact the proxy solicitors listed below.

If you are a Kemper stockholder, please contact Innisfree M&A Incorporated, Kemper’s proxy solicitor:

501 Madison Avenue, 20th floor

New York, New York 10022

Kemper stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

If you are an Infinity shareholder, please contact D.F. King & Co., Inc., Infinity’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Toll-free: (800) 706-3274

Banks and Brokers: (212) 269-5550

Email: IPCC@dfking.com

SUMMARY

This summary highlights certain information in this joint proxy statement/prospectus, but does not contain all of the information that may be important to you. You should read carefully this entire joint proxy statement/prospectus and the attached Annexes and the other documents to which this joint proxy statement/prospectus refers you for a more complete description of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the issuance of shares of Kemper common stock pursuant to the Merger Agreement. In addition, you are encouraged to read carefully the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Kemper and Infinity that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 279.

Information about the Companies

Kemper (see page 229)

Kemper is a diversified insurance holding company, with subsidiaries that provide automobile, homeowners, life, health, and other insurance products to individuals and businesses. The principal executive offices of Kemper are located at One East Wacker Drive, Chicago, Illinois 60601, and its telephone number is (312) 661-4600.

Kemper is a holding company incorporated under the laws of the State of Delaware in 1990, with equity securities traded on the NYSE. On August 25, 2011, Kemper adopted its current name and changed its NYSE ticker symbol to “KMPR.” Prior to the name change, Kemper was known as Unitrin, Inc. and traded under the NYSE ticker symbol “UTR.”

Kemper is engaged, through its subsidiaries, in the property and casualty insurance and life and health insurance businesses. Kemper conducts its operations through two operating segments: Property & Casualty Insurance and Life & Health Insurance. Kemper conducts its operations solely in the United States.

Kemper’s subsidiaries employ approximately 5,550 full-time associates supporting their operations, of which approximately 1,850 are employed in its Property & Casualty Insurance segment, approximately 3,200 are employed in the Life & Health Insurance segment and the remainder are employed in various corporate and other staff and shared functions.

For additional information regarding Kemper, please refer to its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC and incorporated by reference into this joint proxy statement/prospectus, as well as Kemper’s other filings with the SEC. See “Where You Can Find More Information” beginning on page 279.

Merger Sub (see page 229)

Vulcan Sub, Inc. (“Merger Sub”) is a direct wholly owned subsidiary of Kemper and was formed solely for the purpose of consummating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. The principal executive offices of Merger Sub are located at One East Wacker Drive, Chicago, Illinois 60601, and its telephone number is (312) 661-4600.

Infinity (see page 230)

Infinity was incorporated under the laws of the State of Ohio on September 16, 2002. Infinity is a holding company that provides insurance, through its subsidiaries, for personal auto with a concentration on non-standard risks, commercial auto and classic collectors. Infinity’s headquarters are located at 2201 4th Avenue North, Birmingham, Alabama. Infinity employed approximately 2,300 people at December 31, 2017. Infinity’s common stock is traded on the NASDAQ under the symbol “IPCC.”

Infinity offers personal and commercial auto insurance primarily in four key states: Arizona, California, Florida and Texas. Infinity’s target customers are urban and Hispanic drivers. This narrow geographic and demographic focus allows Infinity to concentrate its efforts and resources on providing competitively priced products to underserved segments while generating adequate returns for its shareholders.

For additional information regarding Infinity, please refer to its Annual Report on Form 10-K for the year ended December 31, 2017 (as amended on Form 10-K/A) as filed with the SEC and incorporated by reference into this joint proxy statement/prospectus, as well as Infinity’s other filings with the SEC. See “Where You Can Find More Information” beginning on page 279.

The Merger (see page 122)

Kemper, Merger Sub and Infinity have entered into the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, Merger Sub will merge with and into Infinity, with Infinity surviving the Merger as a wholly owned subsidiary of Kemper. Upon the closing, Infinity common stock will no longer be publicly traded on NASDAQ. You are encouraged to read carefully the Merger Agreement in its entirety because it is the legal document that governs the Merger. Kemper and Infinity currently expect that the Merger will be completed during the third quarter of 2018, subject to the satisfaction or waiver of applicable conditions to the closing, including the receipt of certain regulatory approvals including approvals from insurance regulators. Following the Merger, Kemper and Infinity are referred to as the “combined company.”

Merger Consideration (see page 178)

Under the terms of the Merger Agreement, as of the effective time, each share of Infinity common stock issued and outstanding as of immediately prior to the effective time (other than shares owned by Kemper or any of its wholly owned subsidiaries or Infinity or any of its subsidiaries and shares held by any holder of Infinity common stock who is entitled to demand and properly demands appraisal of such shares under Ohio law) will be cancelled and convert into, at the election of the holder thereof, the right to receive either the Mixed Consideration, Cash Consideration or Stock Consideration, in each case as described below, subject to the automatic proration and adjustment procedures described under “The Merger Agreement—Merger Consideration—Cash Consideration” beginning on page 179, “The Merger Agreement—Merger Consideration—Stock Consideration” beginning on page 180 and “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on page 180.

The consideration to be paid to Infinity shareholders electing to receive only Cash Consideration or Stock Consideration is subject, pursuant to the terms of the Merger Agreement, to automatic proration and adjustment, as applicable, to ensure that the total amount of cash paid and the total number of shares of Kemper common stock issued in the Merger is approximately the same as what would be paid and issued if all Infinity shareholders were to receive the Mixed Consideration. Accordingly, the total number of shares of Kemper common stock to be issued and the total amount of cash to be paid by Kemper as part of the Merger Consideration will not change from what was agreed to in the Merger Agreement (other than for adjustment in the event that there is any change in the outstanding shares or classes of capital stock of Kemper or Infinity as a result of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange or readjustment of shares or other similar transaction, or any stock dividend or stock distribution that is declared thereon. However, since the market price of Kemper common stock will fluctuate, the total value of the Mixed Consideration and the value of the Stock Consideration may increase or decrease between the date of the Merger Agreement and the effective time. Accordingly, the value of the actual per share consideration to be paid to Infinity shareholders cannot be determined until after the effective time. No fractional shares of Kemper common stock will be issued in the Merger, and Infinity shareholders will receive cash in lieu of any fractional shares of Kemper common stock.

Mixed Consideration

The Merger Agreement provides that each share of Infinity common stock with respect to which an Infinity shareholder makes a valid election to receive a fixed combination of cash and Kemper common stock, and each share for which an Infinity shareholder fails to make any election with respect to such shareholder’s shares of Infinity common stock, will be converted into the right to receive the combination of (i) $51.60 in cash and (ii) 1.2019 shares of Kemper common stock.

Cash Consideration

The Merger Agreement provides that each share of Infinity common stock with respect to which an Infinity shareholder makes a valid election to receive cash will be converted into the right to receive an amount of cash equal to $129.00, without interest and subject to any required withholding of taxes, subject to the automatic proration and adjustment procedures described under “The Merger Agreement—Merger Consideration—Cash Consideration” beginning on page179 and “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on page 180.

Stock Consideration

The Merger Agreement provides that each share of Infinity common stock with respect to which an Infinity shareholder makes a valid election to receive Kemper common stock will convert into the right to receive 2.0031 shares of Kemper common stock, subject to the automatic proration and adjustment procedures described under “The Merger Agreement—Merger Consideration—Stock Consideration” beginning on page 180 and “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on page 180.

Treatment of Infinity Equity Awards in the Merger (see page 172)

Pursuant to the Merger Agreement, at the effective time:

Infinity performance share awards

Each award of Infinity performance share units with respect to Infinity common stock granted under an Infinity stock plan that is outstanding and unvested immediately prior to the effective time (“Infinity performance share awards”) will vest with respect to the target number of shares of Infinity common stock subject to such Infinity performance share award (the “target share amount”) and will be converted into shares of Kemper common stock (provided that any such shares of Kemper common stock held after payment of required withholding taxes may not be sold or transferred prior to the first anniversary of the date of the closing), with the number of shares of Kemper common stock subject to each Infinity performance share award determined by multiplying such target share amount by 2.0031.

Director Restricted Shares

Each award of restricted shares of Infinity common stock granted under any Infinity stock plan that is outstanding and unvested immediately prior to the effective time (“Infinity restricted shares”) and held by a non-employee member of the Infinity Board (“Director Restricted Shares”) will vest in full and be eligible to receive the Merger Consideration

Rollover RSUs

Each award of Infinity restricted shares (other than the Director Restricted Shares) will be cancelled without any acceleration of vesting and in exchange Kemper will grant, as soon as practicable following the closing, a number of restricted stock units with respect to Kemper common stock determined by multiplying the number of cancelled Infinity restricted shares by 2.0031 (“Rollover RSUs”) with such Rollover RSUs vesting in accordance with any applicable award or other agreement between the recipient of such Rollover RSUs and Kemper (or an affiliate thereof).

Ownership of Kemper After the Merger

Based on the number of shares of common stock of Infinity outstanding on the Infinity record date, Kemper expects to issue or reserve for issuance approximately 13.2 million shares of Kemper common stock in connection with the Merger (including shares of Kemper common stock issuable to Infinity shareholders and shares of Kemper common stock issuable pursuant to certain Infinity equity-based awards). Based on this number and the number of shares of Kemper common stock outstanding on the Kemper record date, upon the closing, pre-existing Kemper stockholders and former Infinity shareholders would own approximately 80% and 20% of the outstanding shares of Kemper common stock, respectively, immediately following the closing. The Merger will have no effect on the number of shares of Kemper common stock owned by existing Kemper stockholders.

Share Ownership of Kemper’s and Infinity’s Directors and Executive Officers

At the close of business on the Kemper record date, directors and executive officers of Kemper and their affiliates owned and were entitled to vote approximately 604,738 shares of Kemper common stock, collectively representing approximately 1.2% of the shares of Kemper common stock outstanding on that date. Approval of the share issuance proposal by Kemper stockholders requires the affirmative vote of a majority of votes cast at the Kemper annual meeting with respect to the share issuance proposal, provided that a quorum is present. On February 13, 2018, all of Kemper’s directors and then-employed named executive officers entered into Voting and Support Agreements with Infinity (“Kemper Voting and Support Agreements”) pursuant to which, among other things and subject to certain exceptions, each director and named executive officer agreed to vote or cause to be voted any shares of Kemper common stock of which they are the beneficial or record owner in favor of the share issuance proposal. Kemper currently expects that Kemper’s executive officers not party to the Kemper Voting and Support Agreements will vote in favor of the share issuance proposal, although they are under no obligation to do so. See “The Voting and Support Agreements—Kemper Voting and Support Agreements” beginning on page     . A form of the Kemper Voting and Support Agreement is attached as Annex B to this joint proxy statement/prospectus.

At the close of business on the Infinity record date, directors and executive officers of Infinity and their affiliates owned and were entitled to vote approximately 314,379 shares of Infinity common stock, collectively representing 2.9% of the shares of Infinity common stock outstanding on that date. Approval of the merger proposal by Infinity shareholders requires the affirmative vote of shareholders entitled to exercise a majority of the voting power of Infinity. On February 13, 2018, all of Infinity’s directors and then-employed named executive officers entered into Voting and Support Agreements with Kemper (the “Infinity Voting and Support Agreements”) pursuant to which, among other things and subject to certain exceptions, each director and named executive officer agreed to vote or cause to be voted any shares of Infinity common stock of which they are the beneficial or record owner in favor of the merger proposal. Infinity currently expects that Infinity’s executive officers not party to the Infinity Voting and Support Agreements will vote in favor of the merger proposal, although they are under no obligation to do so. See “The Voting and Support Agreements—Infinity Voting and Support Agreements” beginning on page 224. A form of the Infinity Voting and Support Agreement is attached as Annex C to this joint proxy statement/prospectus.

Recommendation of the Kemper Board and Its Reasons for the Merger (see page 139).

After careful consideration, on February 13, 2018 the Kemper Board unanimously adopted resolutions approving the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement and the share issuance, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement. The Kemper Board unanimously recommends that Kemper stockholders vote “FOR” the share issuance proposal and “FOR” the Kemper meeting adjournment proposal at the Kemper annual meeting.

For a summary of the factors considered by the Kemper Board in reaching its decision to approve the Merger Agreement and the consummation of the transactions contemplated thereby, as well as the Kemper Board’s reasons for, and certain risks related to, the Merger, see “The Merger—Recommendation of the Kemper Board and Its Reasons for the Merger” beginning on page 139.

Recommendation of the Infinity Board and Its Reasons for the Merger (see page 143)

After careful consideration, on February 13, 2018, the Infinity Board unanimously adopted the Merger Agreement and approved the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement. The Infinity Board unanimously recommends that Infinity shareholders vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the Infinity meeting adjournment proposal at the Infinity special meeting.

For a summary of the factors considered by the Infinity Board in reaching its decision to adopt the Merger Agreement and approve the consummation of the transactions contemplated by the Merger Agreement, including the Merger, as well as the Infinity Board’s reasons for, and certain risks related to, the Merger, see “The Merger—Recommendation of the Infinity Board and Its Reasons for the Merger” beginning on page 143.

Opinion of Kemper’s Financial Advisor (see page 146)

At a meeting of the Kemper Board held on February 13, 2018, Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered to the Kemper Board its oral opinion, subsequently confirmed in writing, that, as of February 13, 2018, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the aggregate Merger Consideration to be paid by Kemper for all of the issued and outstanding shares of Infinity common stock pursuant to the Merger Agreement was fair from a financial point of view to Kemper.

The full text of Goldman Sachs’ written opinion, dated February 13, 2018, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex D and is incorporated by reference into this joint proxy statement/prospectus. A summary of Goldman Sachs’ opinion is set forth in this joint proxy statement/prospectus in the section entitled “The Merger—Opinion of Kemper’s Financial Advisor”

beginning on page 143 and is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Kemper Board in connection with its consideration of the proposed Merger and the opinion does not constitute a recommendation as to how any holder of shares of Kemper common stock should vote with respect to the share issuance proposal or any other matter.

Pursuant to an engagement letter between Kemper and Goldman Sachs, Kemper has agreed to pay Goldman Sachs for its services in connection with the transactions an aggregate fee of $13 million, all of which is contingent upon the closing.

Opinion of Infinity’s Financial Advisor (see page 156)

At the February 12, 2018 meeting of the Infinity Board, Deutsche Bank Securities Inc. (“Deutsche Bank”), financial advisor to Infinity, rendered its oral opinion to the Infinity Board, confirmed by delivery of a written opinion dated February 13, 2018, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Infinity common stock (excluding Kemper and its affiliates). Deutsche Bank did not express any opinion as to the proration and election procedures in the Merger Agreement.

The full text of Deutsche Bank’s written opinion, dated February 13, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached as Annex E and is incorporated by reference into this joint proxy statement/prospectus. A summary of Deutsche Bank’s opinion is set forth in this joint proxy statement/prospectus in the section entitled “The Merger—Opinion of Infinity’s Financial Advisor” beginning on page 156 and is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Infinity Board in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank did not express an opinion, and Deutsche Bank’s opinion did not constitute a recommendation, as to how any holder of Infinity common stock should vote or act with respect to the Merger or any other matter, including whether any such holder should elect to receive the Mixed Consideration, the Cash Consideration or the Stock Consideration. Deutsche Bank’s opinion was limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Infinity common stock (excluding Kemper and its affiliates) as of the date of the opinion. The opinion did not address any other terms of the Merger or the Merger Agreement. Nor did the opinion address the terms of any other agreement entered into or to be entered into in connection with the Merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Infinity to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies.

Pursuant to an engagement letter between Infinity and Deutsche Bank, dated December 21, 2017, Infinity has agreed to pay Deutsche Bank a transaction fee equal to 1% of the value of the aggregate consideration (as defined in the engagement letter), which equaled approximately $13 million as of March 29, 2018, for its services as financial advisor to Infinity in connection with the Merger, of which $1.0 million became payable upon the delivery of Deutsche Bank’s opinion and the remainder of which is contingent upon the closing.

Interests of Infinity’s Directors and Executive Officers in the Merger (see page 172)

When considering the Infinity recommendation, Infinity shareholders should be aware that directors and executive officers of Infinity have certain interests in the Merger that may be different from or in addition to the interests of Infinity shareholders generally. The Infinity Board was aware of these interests and considered them, among other things, in evaluating and negotiating the Merger Agreement and the Merger.

These interests include the following:

•	Infinity executive officers and directors hold outstanding shares of Infinity common stock, which will be treated like all other shares of Infinity common stock in the Merger. See “Ownership of Infinity Common Stock” beginning on page 234.

•	Pursuant to the terms of certain letter agreements entered into between Kemper and each of Glen N. Godwin, Samuel J. Simon and Robert H. Bateman, Messrs. Godwin, Simon and Bateman will continue to be employed pursuant to the terms of their respective employment agreements, and the term of each such executive’s employment agreement shall be extended for a period of two (2) years following the closing.

•	The letter agreements also provide that each of Messrs. Godwin, Simon and Bateman will be entitled to receive a retention bonus equal to the cash severance benefit that he would have received under his current employment agreement with Infinity if his employment had been terminated by Infinity immediately prior to the expiration of the term (as extended by the letter agreements) for a reason other than “cause,” subject generally to the executive remaining in continuous employment with the combined company through the extended term.

•	The letter agreements also provide that Kemper will, as soon as practicable after the closing, grant each of Messrs. Godwin, Simon and Bateman a special award of time-based restricted stock units having a grant date value equal to $1,000,000. The special grant will vest in full at the expiration of the applicable term, provided generally that the executive remains in continuous employment with the combined company through such date.

•	In connection with the Merger, the Infinity Board approved the extension of Mr. Gober’s employment for a period commencing March 1, 2018 through the effective time of the Merger. During such period, Mr. Gober will be paid a salary at a rate of $287,500 per annum, payable in accordance with Infinity’s normal payroll practices. Mr. Gober will not be entitled to any other compensation in respect of such period.

•	In connection with the Merger, the Infinity Board established the Term Sheet Committee (as described on page 126 of this joint proxy statement/prospectus), which included Samuel J. Weinhoff serving as Chairman of the committee and Victor T. Adamo, Richard J. Bielen, Teresa A. Canida and James L. Weidner serving as the remaining members of the Term Sheet Committee. As compensation for the Term Sheet Committee’s services throughout the negotiation of the Merger Agreement, the Nominating and Corporate Governance Committee of the Infinity Board approved a payment to Mr. Weinhoff of $25,000 and to each other member of the Term Sheet Committee of $20,000, to be paid in April 2018.

•	Certain directors and officers of Infinity will have rights to indemnification from Kemper after the effective time. See “The Merger Agreement—Interests of Infinity’s Directors and Executive Officers in the Merger” beginning on page 172.

The Infinity Board was aware of these interests and considered them, among other matters, in adopting the Merger Agreement and in determining to recommend that Infinity shareholders adopt the Merger Agreement. See “The Merger—Interests of Infinity’s Directors and Executive Officers in the Merger,” beginning on page 172 for additional information about these interests.

Board of Directors of Kemper after the Merger (see page 177)

In connection with the Merger, Kemper has agreed to take all actions necessary to cause, as of the effective time, the election as a member of the Kemper Board of one individual who is serving as a director of the Infinity Board as of February 13, 2018 or immediately prior to the closing. The decision as to which individual will be so elected by the Kemper Board shall be in the sole discretion of Kemper and shall comply with the policies of the Kemper Board’s Nominating and Corporate Governance Committee, Kemper’s corporate governance guidelines, applicable laws and the NYSE’s rules and regulations.

Information about the current Kemper and Infinity directors and executive officers can be found in the documents listed under the heading “Where You Can Find More Information” beginning on page 279.

Listing of Kemper Common Stock and Delisting and Deregistration of Infinity Common Stock (see page 172)

Application will be made to have the shares of Kemper common stock to be issued in the Merger approved for listing on NYSE, subject to official notice of issuance, where Kemper common stock currently is traded under the symbol “KMPR.” If the Merger is completed, Infinity common stock will be delisted from the NASDAQ Stock Market LLC (the “NASDAQ”) and will be deregistered under the Exchange Act. As a result, Infinity will no longer be publicly traded or file periodic reports with the SEC.

Dissenting Rights of Infinity Shareholders (see page 187)

Under Ohio law, if the merger proposal is approved by the Infinity shareholders, any holder of shares of Infinity common stock who does not vote in favor of approving the merger proposal may be entitled to seek relief as a dissenting shareholder under Section 1701.85 of the Ohio General Corporation Law (the “OGCL”), which includes the right to seek appraisal of the fair cash value of such holder’s shares as determined by the Court of Common Pleas of Hamilton County, Ohio, but only if such shareholder complies with the procedures of Ohio law applicable to the exercise of the rights of a dissenting shareholder, including by delivering to Infinity a written demand with the information required by Section 1701.85(A)(4) of the OGCL before the vote on the merger proposal. The appraised fair cash value of Infinity common stock could be more, the same as or less than the Merger Consideration. See “The Merger Agreement—Dissenting Rights of Infinity Shareholders” and “Appraisal and Dissenters’ Rights” beginning on pages 187 and 226, respectively.

SECTION 1701.85 OF THE OGCL, GOVERNING THE RIGHTS OF DISSENTING INFINITY SHAREHOLDERS, IS ATTACHED IN ITS ENTIRETY AS ANNEX F TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY INFINITY SHAREHOLDER WHO WISHES TO EXERCISE THE RIGHTS OF A DISSENTING SHAREHOLDER OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW ANNEX F CAREFULLY AND SHOULD CONSULT SUCH SHAREHOLDER’S LEGAL ADVISOR, AS FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 1701.85 OF THE OGCL WILL RESULT IN THE LOSS OF THOSE RIGHTS.

Merely not voting for the Merger will not preserve the right of Infinity shareholders to seek an appraisal of their shares of Infinity common stock under Ohio law because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the Infinity meeting adjournment proposal. Accordingly, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. Infinity shareholders who wish to exercise their appraisal rights and hold shares in the name of a bank, broker, trust or other nominee holder of record must instruct their bank, broker, trust or other nominee holder of record to take the steps necessary to enable them to demand appraisal for their shares.

Conditions to Completion of the Merger (see page 188)

The respective obligations of Kemper, Merger Sub and Infinity to effect the Merger are subject to the satisfaction or waiver of the following conditions at or prior to the closing:

•	the affirmative vote of a majority of the votes cast at the Kemper annual meeting with respect to the share issuance proposal;

•	the affirmative vote of Infinity shareholders entitled to exercise a majority of the voting power of Infinity in favor of the merger proposal;

•	the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Kemper common stock to be issued to Infinity shareholders in the Merger;

•	the expiration or termination of any applicable waiting period (or extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

•	the receipt of authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by, certain insurance regulators, and other governmental entities, the failure of which to be obtained or made or occur would reasonably be likely to have, individually or in the aggregate, a “material adverse effect” (as described on page 190 of this joint proxy statement/prospectus) with respect to Kemper after giving effect to the Merger;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the closing;

•	the declaration by the SEC of the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of any stop order or proceedings initiated (and not withdrawn) by the SEC for that purpose;

•	in the case of Kemper’s and Merger Sub’s obligation to effect the Merger, the satisfaction of certain employee retention requirements;

•	in the case of Kemper’s and Merger Sub’s obligation to effect the Merger, no proper exercise of appraisal rights under Ohio law by Infinity shareholders holding more than 10% of the outstanding shares of Infinity common stock;

•	in the case of Kemper’s and Merger Sub’s obligation to effect the Merger, the absence of any pending action commenced by certain governmental entities wherein a judgment, individually or in the aggregate with other such judgments, would reasonably be expected to prevent the closing or impose or require a “materially burdensome condition” (as defined on page 24 of this joint proxy statement/prospectus);

•	in the case of Kemper’s and Merger Sub’s obligation to effect the Merger, the absence of certain approvals under applicable insurance laws imposing or requiring a materially burdensome condition;

•	in the case of each party’s obligation to effect the Merger, the absence of a “material adverse effect” with respect to the other party and its subsidiaries since the date of the Merger Agreement;

•	in the case of each party’s obligation to effect the Merger, subject to certain materiality exceptions, the accuracy of the representations and warranties made by the other party, and the receipt of a certificate from an executive officer of the other party to that effect; and

•	in the case of each party’s obligation to effect the Merger, compliance by the other party in all material respects with such party’s respective covenants under the Merger Agreement, and the receipt of a certificate from an executive officer of the other party to that effect.

The conditions set forth in the Merger Agreement may be waived by Kemper or Infinity, in whole or in part, to the extent permitted by applicable law. For a more detailed discussion of these matters, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 188. The condition that the expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act has been satisfied, as early termination of the waiting period was granted on March 12, 2018.

Regulatory Approvals; Materially Burdensome Condition (see page 164)

Kemper and Infinity have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement including, subject to certain limitations, (i) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from governmental entities (including under the HSR Act and applicable insurance regulatory laws), (ii) obtaining all necessary consents, qualifications and approvals from non-governmental third parties, (iii) defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any governmental entity vacated or reversed (but excluding any lawsuits or legal proceedings brought by or against any applicable state insurance regulator) and (iv) executing and delivering any additional documents or instruments necessary to consummate the Merger Agreement and transactions contemplated thereby. On February 28, 2018, Kemper and Infinity each filed a notification and report form under the HSR Act with the Federal Trade Commission (“FTC”) and the U.S. Department of Justice (“DOJ”). Early termination of the waiting period under the HSR Act was granted by the FTC on March 12, 2018.

Notwithstanding the foregoing, none of Kemper or any of its subsidiaries will be obligated to, and neither Infinity nor any of its subsidiaries will, without the prior written consent of Kemper, consent to, take or refrain from taking, or offer or commit or consent to take or refrain from taking (i) any action that involves (A) making any divestiture or disposition of any portion of any business or assets, (B) licensing any portion of any business or assets, (C) accepting or entering any consent decree or hold separate order or (D) placing any assets in trust, in each case by Kemper, Infinity or any their respective subsidiaries or affiliates, in each case except for such actions related to de minimis assets (with such assets measured on a scale relative to Infinity and its subsidiaries, taken as a whole), (ii) any action that involves (A) accepting or entering into any operational restriction or restriction on the payment or declaration of dividends, (B) making any capital commitment or capital guaranty or (C) entering into any capital support agreement, statement of support, guarantee, keep well or other similar capital maintenance undertaking to maintain a minimum risk-based capital level or rating, in each case with respect to, or in connection with, Kemper, Infinity or their respective subsidiaries or affiliates which, in each case and together with any other such action, would or would reasonably be expected to detract from the benefits reasonably expected to be derived by Kemper and its subsidiaries as a result of the Merger (with such benefits measured on a scale relative to Infinity and its subsidiaries, taken as a whole and to include Kemper’s ability to operate its business after giving effect to the Merger), or (iii) any action that would reasonably be expected to have a material adverse effect with respect to either Kemper or Infinity, after giving effect to the Merger (with such materiality measured on a scale relative to Infinity and its subsidiaries, taken as a whole), in each case of the immediately foregoing clauses (i), (ii) and (iii), whether before or after the closing (any such action, a “materially burdensome condition”). See “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—Efforts to Complete the Merger” beginning on pages 188 and 201, respectively.

Financing (see page 210)

Kemper currently anticipates borrowing under its available credit facilities and/or incurring indebtedness under an unsecured bank loan to fund a portion of the cash payable in connection with the Merger Consideration.

Prior to the effective time or the termination of the Merger Agreement, as the case may be, at Kemper’s sole expense, Infinity has agreed to, and has agreed to cause each of its subsidiaries to, use its reasonable best efforts to provide, or cause to be provided by its and their respective personnel and representatives, to Kemper such cooperation reasonably requested by Kemper in connection with the arrangement of any debt financing obtained to fund the Merger Consideration. See “The Merger Agreement—Financing” beginning on page 210.

Infinity Acquisition Proposals (see page 191)

Subject to certain exceptions, the Merger Agreement precludes Infinity, its directors and officers and their respective other representatives from, among other things, soliciting, initiating or knowingly encouraging or knowingly inducing or facilitating the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or related to an Infinity acquisition proposal (as described on page 193 of this joint proxy statement/prospectus). Notwithstanding such restrictions, the Merger Agreement provides that, at any time prior to Infinity shareholders approving the merger proposal, provided that Infinity and its subsidiaries have complied with their non-solicitation restrictions, the Infinity Board may, upon receiving an Infinity acquisition proposal that did not result from a breach of the Merger Agreement and determining in good faith (after consultation with Infinity’s outside legal counsel and outside financial advisor) that such Infinity acquisition proposal constitutes an Infinity superior proposal (as described on page 194 of this joint proxy statement/prospectus), make an Infinity adverse recommendation change (as described on page 193 of this joint proxy statement/prospectus) and may cause Infinity to terminate the Merger Agreement and concurrently enter into a binding definitive agreement to effect such Infinity superior proposal if Infinity has taken certain actions (as described under “The Merger Agreement—Infinity Acquisition Proposals” and “The Merger Agreement—Special Meeting of Infinity Shareholders; Recommendation of the Infinity Board” beginning on pages 191 and 197, respectively).

Kemper Acquisition Proposals (see page 194)

Subject to certain exceptions, the Merger Agreement precludes Kemper, its directors and officers and their respective other representatives from, among other things, soliciting, initiating or knowingly encouraging or knowingly inducing or facilitating the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or related to a Kemper acquisition proposal (as described on page 196 of this joint proxy statement/prospectus). Notwithstanding such restrictions, the Merger Agreement provides that, at any time prior to Kemper stockholders approving the share issuance proposal, provided that Kemper and its subsidiaries have complied with their non-solicitation restrictions, the Kemper Board may, upon receiving a Kemper acquisition proposal that did not result from a breach of the Merger Agreement and determining in good faith (after consultation with Kemper’s outside legal counsel and outside financial advisor) that such Kemper acquisition proposal constitutes a Kemper superior proposal (as described on page 196 of this joint proxy statement/prospectus), make a Kemper adverse recommendation change (as described on page 196 of this joint proxy statement/prospectus) and may cause Kemper to terminate the Merger Agreement and concurrently enter into a binding definitive agreement to effect such Kemper superior proposal if Kemper has taken certain actions (as described under “The Merger Agreement—Kemper Acquisition Proposals” and “The Merger Agreement— Annual Meeting of Kemper Stockholders; Recommendation of the Kemper Board” beginning on pages 194 and 199, respectively).

Termination of the Merger Agreement (see page 216)

Termination by Kemper or Infinity

The Merger Agreement may be terminated and the Merger may be abandoned prior to the effective time by the mutual written consent of Kemper and Infinity. Moreover, either Kemper or Infinity may terminate the Merger Agreement at any time prior to the effective time if:

•	any court of competent jurisdiction or other government entity has issued a judgment, order, injunction, rule or decree, or taken any other action, restraining, enjoining or otherwise prohibiting or making illegal the closing or any of the other transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action has become final and nonappealable (provided that the right to terminate the Merger Agreement for this reason will not be available to any party that has failed to (i) use its reasonable best efforts to contest, resolve or lift, as applicable, such judgment, order, injunction, rule, decree or other action and (ii) comply with its obligations described in “The Merger Agreement—Efforts to Complete the Merger” beginning on page 201 in all material respects as its relates to such governmental entity);

•	the Infinity special meeting (including any adjournment or postponement thereof) was held to obtain the approval of the merger proposal and concluded without obtaining such approval (provided that Infinity may not terminate the Merger Agreement for this reason if Infinity has not complied with its obligations under the Merger Agreement with respect to not soliciting Infinity acquisition proposals and the holding of the Infinity special meeting);

•	the Kemper annual meeting (including any adjournment or postponement thereof) was held to obtain the approval of the share issuance proposal and concluded without obtaining such approval (provided that Kemper may not terminate the Merger Agreement for this reason if Kemper has not complied with its obligations under the Merger Agreement with respect to not soliciting Kemper acquisition proposals and the holding of the Kemper annual meeting); or

•	the effective time has not occurred on or before November 13, 2018 (or, if extended pursuant to the Merger Agreement, February 13, 2019) (the “outside date”) (provided, that neither Kemper nor Infinity has the right to terminate the Merger Agreement for this reason if the failure to consummate the Merger by such date results from the material breach or failure to perform by Kemper or Merger Sub (in the case of termination by Kemper) or Infinity (in the case of termination by Infinity) of any of its representations, warranties, covenants or agreements contained in the Merger Agreement). See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 216.

Termination by Kemper

Kemper may terminate the Merger Agreement as follows:

•	if Infinity breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the applicable conditions precedent to Kemper’s obligation to complete the Merger and (ii) cannot be or has not been cured within the lesser of (A) thirty (30) days after the giving by Kemper of written notice to Infinity of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail) and (B) the number of days remaining until the outside date, provided that Kemper will not have the right to terminate the Merger Agreement for this reason if Kemper or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements under the Merger Agreement;

•	if, prior to Infinity shareholders approving the merger proposal, the Infinity Board or any committee thereof has (i) effected or permitted an Infinity adverse recommendation change (whether or not permitted to do so under the terms of the Merger Agreement), (ii) adopted, approved, endorsed, declared advisable or recommended to Infinity shareholders an Infinity acquisition proposal other than the Merger, (iii) failed to publicly reaffirm the Infinity recommendation within five business days following receipt of a written request by Kemper to provide such reaffirmation after an Infinity acquisition proposal has been publicly disclosed or has become publicly known, (iv) failed to include in this joint proxy statement/prospectus the Infinity recommendation or included in this joint proxy statement/prospectus any proposal to vote upon or consider any Infinity acquisition proposal other than the Merger or (v) failed to recommend against a competing tender offer or exchange offer for 15% or more of the outstanding capital stock of Infinity within ten (10) business days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

•	if Infinity breaches in any material respect any of its obligations with respect to not soliciting Infinity acquisition proposals; or

•	if, prior to Kemper stockholders approving the share issuance proposal, Kemper terminates the Merger Agreement in order to enter into a definitive agreement to effect a Kemper superior proposal, so long as Kemper has complied with its obligations with respect to not soliciting Kemper acquisition proposals in all material respects and enters into such definitive agreement concurrently with the termination of the Merger Agreement and pays the termination fee (described below) in accordance with the procedures and within the time periods set forth in the Merger Agreement. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Reimbursement of Fees and Expenses” beginning on pages 216 and 218, respectively.

Termination by Infinity

Infinity may terminate the Merger Agreement as follows:

•	if Kemper or Merger Sub breaches or fails to perform in any material respect any of its respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the applicable conditions precedent to Infinity’s obligation to complete the Merger and (ii) cannot be or has not been cured within the lesser of (A) thirty (30) days after the giving by Infinity of written notice to Kemper of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail) and (B) the number of days remaining until the outside date, provided that Infinity will not have the right to terminate the Merger Agreement for this reason if Infinity is then in material breach of any of its representations, warranties, obligations or agreements under the Merger Agreement;

•	if, prior to Kemper stockholders approving the share issuance proposal, the Kemper Board or any committee thereof has (i) effected or permitted a Kemper adverse recommendation change (whether or not permitted to do so under the terms of the Merger Agreement), (ii) adopted, approved, endorsed, declared advisable or recommended to Kemper stockholders a Kemper acquisition proposal, (iii) failed to publicly reaffirm the Kemper recommendation within five business days following receipt of a written request by Infinity to provide such reaffirmation after a Kemper acquisition proposal has been publicly disclosed or has become publicly known, (iv) failed to include in this joint proxy statement/prospectus the Kemper recommendation or included in this joint proxy statement/prospectus any proposal to vote upon or consider any Kemper acquisition proposal or (v) failed to recommend against a competing tender offer or exchange offer for 15% or more of the outstanding capital stock of Kemper within five business days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

•	if Kemper breaches in any material respect any of its obligations with respect to not soliciting Kemper acquisition proposals; or

•	if, prior to Infinity shareholders approving the merger proposal, Infinity terminates the Merger Agreement in order to enter into a definitive agreement to effect an Infinity superior proposal, so long as Infinity has complied with its obligations with respect to not soliciting Infinity acquisition proposals in all material respects and enters into such definitive agreement concurrently with the termination of the Merger Agreement, and pays the termination fee (described below) in accordance with the procedures and within the time periods set forth in the Merger Agreement. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Reimbursement of Fees and Expenses” beginning on pages 216 and 218, respectively.

Reimbursement of Fees and Expenses (see page 218)

Kemper must pay Infinity a termination fee of $49,598,810 if the Merger Agreement is terminated under certain specified circumstances, including (i) following a failure by Infinity or Kemper to obtain the requisite stockholder approvals, if in certain circumstances, Kemper enters into a transaction with respect to a Kemper acquisition proposal concurrently with or within twelve (12) months of such termination, or (ii) if Infinity terminates the Merger Agreement following a Kemper adverse recommendation change.

Infinity must pay Kemper a termination fee of $49,598,810 if the Merger Agreement is terminated under certain specified circumstances, including (i) following a failure by Kemper or Infinity to obtain the requisite stockholder approvals, if in certain circumstances, Infinity enters into a transaction with respect to an Infinity acquisition proposal concurrently with or within 12 months of such termination, or (ii) if Kemper terminates the Merger Agreement following an Infinity adverse recommendation change.

If the Merger Agreement is terminated under certain circumstances, including if Kemper or Infinity fail to obtain the requisite stockholder or shareholder approvals, Kemper or Infinity may be required to reimburse the other party for its expenses incurred in connection with the Merger in an aggregate amount not to exceed $14,171,089.

Material U.S. Federal Income Tax Consequences (see page 166)

For U.S. holders (as described on page 167 of this joint proxy statement/prospectus), the receipt of the Merger Consideration in exchange for shares of Infinity common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Infinity shareholders should consult their tax advisors regarding the particular tax consequences of the exchange of shares of Infinity common stock for the Merger Consideration pursuant to the Merger in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). See “Material U.S. Federal Income Tax Consequences” beginning on page 166.

Accounting Treatment (see page 171)

Kemper will account for the acquisition of shares of Infinity common stock through the Merger under the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, Kemper considered the factors required under Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”) and determined that Kemper will be considered the acquirer of Infinity for accounting purposes. Accordingly, Kemper’s cost to acquire all issued and outstanding shares of Infinity common stock will be allocated to Infinity’s acquired assets, liabilities and non-controlling interests based upon their estimated fair values. The allocation of the purchase price is preliminary and is dependent upon estimates of certain valuations that are subject to change.

Risk Factors (see page 38)

In evaluating the Merger, the Merger Agreement or the issuance of shares of Kemper common stock pursuant to the Merger Agreement, you should read carefully this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 38.

Kemper’s Dividend Policy

Kemper has historically paid quarterly dividends and intends to continue paying regular quarterly dividends to its stockholders. However, any decision to pay dividends on its common stock will be at the discretion of the Kemper Board, which may determine not to declare dividends at all or at a reduced amount. As a holding company with no significant business operations of its own, Kemper relies on dividends from its insurance subsidiaries to meet its obligations and pay dividends to its stockholders, and such insurance subsidiaries are subject to significant regulatory restrictions under state insurance laws and regulations that limit their ability to declare and pay dividends. See “The Merger—Kemper’s Dividend Policy” on page  164.

Comparison of Rights of Kemper Stockholders and Infinity Shareholders (see page 241)

The rights of the Kemper stockholders are governed by Kemper’s Restated Certificate of Incorporation, dated as of August 6, 2014 (the “Kemper Charter”) and Amended and Restated Bylaws, effective August 6, 2014 (the “Kemper Bylaws”) as well as the Delaware General Corporation Law (“DGCL”). The rights of the Infinity shareholders are governed by Infinity’s Amended and Restated Articles of Incorporation, dated as of May 21, 2007 (the “Infinity Articles”) and Regulations, as amended and restated as of August 1, 2017, (the “Infinity Regulations”) as well as the OGCL. Following the closing, the rights of the Infinity shareholders will be governed by the Kemper Charter and the Kemper Bylaws, as well as the DGCL, and the former Infinity shareholders will have the same rights as Kemper stockholders. However, because the Kemper Charter and Kemper Bylaws are different from the Infinity Articles and Infinity Regulations, and the DGCL is different from the OGCL, the rights of Infinity shareholders will differ in some respects from the rights afforded to them prior to the Merger. Certain of these differences are described in detail under “Comparison of Rights of Kemper Stockholders and Infinity Shareholders” beginning on page 241.

Expenses (see page 222)

Generally, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus.

The Kemper Annual Meeting (see page 46)

The Kemper annual meeting will be held at 8:00 a.m. local time, on Friday, June 1, 2018, at The Kemper Building, 20th floor, One East Wacker Drive, Chicago, Illinois 60601. Holders of Kemper common stock on the Kemper record date will be entitled to vote at the Kemper annual meeting. In addition to the share issuance proposal and Kemper meeting adjournment proposal, Kemper stockholders will be asked at the Kemper annual meeting:

•	To elect the Nominees to the Kemper Board;

•	To consider and vote on a non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018; and

•	To consider and vote on a non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus.

The Kemper Board unanimously recommends that Kemper stockholders vote (i) “FOR” the share issuance proposal, (ii) “FOR” the Kemper meeting adjournment proposal, (iii) “FOR” the election of each of the Nominees, (iv) “FOR” the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 and (v) “FOR” the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers.

Selected Historical Consolidated Financial Data of Kemper

The following tables set forth the selected historical consolidated financial data of Kemper and its subsidiaries. The selected consolidated financial data as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 have been derived from Kemper’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2017 (as amended on Form 10-K/A, filed with the SEC on April 23, 2018), which are incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial data as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013 have been derived from Kemper’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

This selected historical consolidated financial data should be read in conjunction with Kemper’s audited consolidated financial statements, the notes related thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information” beginning on page 279.

(Dollars in Millions, Except for Per Share Amounts)	2017	2016	2015	2014	2013
FOR THE YEAR
Earned Premiums	$2,350.0	$2,220.0	$2,009.6	$1,862.2	$2,025.8
Net Investment Income	327.2	298.3	302.6	309.1	314.7
Other Income	4.0	3.2	3.7	1.4	0.8
Net Realized Gains on Sales of Investments	56.5	33.1	52.1	39.1	99.1
Net Impairment Losses Recognized in Earnings	(14.3)	(32.7)	(27.2)	(15.2)	(13.9)

Total Revenues	$2,723.4	$2,521.9	$2,340.8	$2,196.6	$2,426.5

Income from Continuing Operations	$119.9	$12.7	$80.2	$112.6	$214.5
Income from Discontinued Operations	1.0	4.1	5.5	1.9	3.2

Net Income	$120.9	$16.8	$85.7	$114.5	$217.7

Per Unrestricted Share:
Income from Continuing Operations	$2.32	$0.25	$1.55	$2.08	$3.75
Income from Discontinued Operations	0.02	0.08	0.10	0.04	0.06

Net Income	$2.34	$0.33	$1.65	$2.12	$3.81

Per Unrestricted Share Assuming Dilution:
Income from Continuing Operations	$2.31	$0.25	$1.55	$2.08	$3.74
Income from Discontinued Operations	0.02	0.08	0.10	0.04	0.06

Net Income	$2.33	$0.33	$1.65	$2.12	$3.80

Dividends Paid to Shareholders Per Share	$0.96	$0.96	$0.96	$0.96	$0.96

AT YEAR END
Total Assets	$8,376.2	$8,210.5	$8,036.1	$7,833.4	$7,656.4

Insurance Reserves	$4,537.8	$4,406.7	$4,203.8	$4,007.6	$4,061.0
Unearned Premiums	653.9	618.7	613.1	536.9	598.9
Long-term Debt, Current and Non-current	592.3	751.6	750.6	752.1	606.9
All Other Liabilities	476.6	458.3	476.2	446.1	338.1

Total Liabilities	6,260.6	6,235.3	6,043.7	5,742.7	5,604.9

Shareholders’ Equity	2,115.6	1,975.2	1,992.4	2,090.7	2,051.5

Total Liabilities and Shareholders’ Equity	$8,376.2	$8,210.5	$8,036.1	$7,833.4	$7,656.4

Book Value Per Share	$41.11	$38.52	$38.82	$39.88	$36.86

Selected Historical Consolidated Financial Data of Infinity

The following tables set forth the selected historical consolidated financial data of Infinity and its subsidiaries. The selected consolidated financial data as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 have been derived from Infinity’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference into this joint proxy statement/prospectus. The summary selected consolidated financial data as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013 have been derived from Infinity’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

This selected historical consolidated financial data should be read in conjunction with Infinity’s audited consolidated financial statements, the notes related thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Infinity’s Annual Report on Form 10-K for the year ended December 31, 2017 (as amended on Form 10-K/A, filed with the SEC on April 23, 2018). See “Where You Can Find More Information” beginning on page 279.

(Dollars in Millions, Except for Per Share Amounts)	2017	2016	2015	2014	2013
Gross written premium	$1,397.3	$1,401.4	$1,387.9	$1,360.9	$1,339.8
Gross written premium growth	(0.3)%	1.0%	2.0%	1.6%	6.8%
Net written premium	1,386.9	1,392.5	1,373.3	1,347.6	1,329.9
Net earned premium	1,371.3	1,391.7	1,346.6	1,325.9	1,302.5
Total revenues	1,518.0	1,538.7	1,484.0	1,461.7	1,443.2
Loss & LAE ratio	76.8%	78.8%	76.9%	75.5%	78.1%
Underwriting ratio	18.3%	17.9%	18.7%	19.6%	19.9%

Combined ratio	95.2%	96.7%	95.6%	95.1%	98.0%

Net earnings	$45.4	$43.1	$51.5	$57.2	$32.6
Net earnings per diluted share	$4.10	$3.88	$4.51	$4.95	$2.80
Return on average common shareholders’ equity	6.4%	6.2%	7.4%	8.4%	5.0%
Cash and investments	$1,647.2	$1,576.5	$1,538.5	$1,611.6	$1,582.2
Total assets	2,473.4	2,402.6	2,385.1	2,383.0	2,315.3
Unpaid losses and LAE	715.1	685.5	670.0	668.2	646.6
Unearned premium	627.6	614.3	616.6	589.3	566.0
Long-term debt	273.8	273.6	273.4	273.2	273.0
Total liabilities	1,753.1	1,703.4	1,697.5	1,685.3	1,658.5
Total shareholders’ equity	720.3	699.2	687.6	697.7	656.8
Cash dividends per common share	$2.32	$2.08	$1.72	$1.44	$1.20
Common shares outstanding	10,935	11,044	11,151	11,483	11,504
Book value per common share	$65.87	$63.31	$61.66	$60.75	$57.09
Ratios:
Debt to total capital	27.6%	28.2%	28.6%	28.3%	29.5%
Interest coverage	6.7	5.4	6.3	6.9	4.2

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined statement of income data for the year ended December 31, 2017 is presented as if the Merger had occurred on January 1, 2017. The following selected unaudited pro forma condensed combined balance sheet data as of December 31, 2017 is presented as if the Merger had occurred on December 31, 2017.

The summary selected unaudited pro forma condensed combined financial data is based on the historical financial statements of Kemper and Infinity after giving effect to the Merger and the assumptions and adjustments as discussed in the section entitled “Kemper Corporation and Infinity Property and Casualty Corporation Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 255, including assumptions relating to the allocation of the consideration paid for Infinity based on preliminary estimates of the fair value of the assets acquired and liabilities assumed and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented. This selected unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Kemper or Infinity would have been had the Merger and related transactions been completed at the beginning of the period or on the date indicated, nor are they necessarily indicative of any future operating results or financial position. Kemper and Infinity may have performed differently had they been combined during the periods presented. The following should be read in connection with the section of this joint proxy statement/prospectus entitled “Kemper Corporation and Infinity Property and Casualty Corporation Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 255 and other information included in or incorporated by reference into this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Statement of Income Information

(Dollars in Millions)	For the Year Ended Dec. 31, 2017
Earned Premiums	$3,721.3
Net Investment Income	360.7
Other Income	5.4
Net Realized Gains on Sales of Investments	61.8
Net Impairment Losses Recognized in Earnings	(17.4)
Total Revenues	$4,131,8

Income from Continuing Operations	$139.8

Income from Discontinued Operations	1.0

Net Income	$140.8

Unaudited Pro Forma Condensed Combined Balance Sheet Data

(Dollars in Millions)	As of Dec. 31, 2017
Total Assets	$11,387.4

Insurance Reserves	$5,240.9
Unearned Premiums	1,281.5
Long-term Debt, Current and Non-current	1,310.1
All Other Liabilities	694.7

Total Liabilities	8,527.2

Shareholders’ Equity	2,860.2

Total Liabilities and Shareholders’ Equity	$11,387.4

Comparative Historical and Unaudited Pro Forma Combined Per Share Information

Presented below are Kemper’s and Infinity’s historical per share information as of and for the year ended December 31, 2017, and pro forma combined per share information as of and for the year ended December 31, 2017. The unaudited pro forma combined per share information for the year ended December 31, 2017 is presented as if the Merger had occurred on January 1, 2017. The unaudited pro forma combined book value per common share is presented as if the Merger had occurred on December 31, 2017.

The unaudited pro forma combined per share information is based on the historical financial statements of Kemper and Infinity and certain assumptions and adjustments as discussed in the section entitled “Kemper Corporation and Infinity Property and Casualty Corporation Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 255, including assumptions relating to the allocation of the consideration paid for Infinity based on preliminary estimates of the fair values of the assets acquired and liabilities assumed and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented. This unaudited pro forma combined per share information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Kemper or Infinity would have been had the Merger and related transactions been completed at the beginning of the period or on the date indicated, nor are they necessarily indicative of any future operating results or financial position. Kemper and Infinity may have performed differently had they been combined during the period presented. The following should be read in connection with the section of this joint proxy statement/prospectus entitled “Kemper Corporation and Infinity Property and Casualty Corporation Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 255 and other information included in or incorporated by reference into this joint proxy statement/prospectus.

	Kemper Historical	Infinity Historical	Unaudited Pro Forma Combined		Per Equivalent Infinity Share (1)
As of/for the year ended December 31, 2017:
Income per Share from Continuing Operations (Basic)	$2.32	$4.13	$2.15		$2.57
Income per Share from Continuing Operations (Diluted)	$2.31	$4.10	$2.14		$2.57
Cash Dividends Declared per Share	$0.96	$2.32	$0.96		$1.15
Book Value	$41.11	$65.87	$44.22	(2)	$53.15

(1)	Pro forma per equivalent Infinity share information is calculated based on pro forma combined information multiplied by the exchange ratio of 1.2019.
(2)	Pro forma book value per share of the combined company is calculated by dividing total pro forma shareholders’ equity by the pro forma number of common shares outstanding at the end of the period.

Comparative Per Share Market Price Data and Dividend Information

Kemper common stock trades on the NYSE under the symbol “KMPR.” Infinity common stock trades on NASDAQ under the symbol “IPCC.” The table below sets forth, for the periods indicated, cash dividends paid per share of Kemper and Infinity common stock and the range of high and low per share sales prices for Kemper and Infinity common stock as reported on the NYSE and NASDAQ, respectively. For current price information, you should consult publicly available sources.

	Kemper Common Stock
	High	Low	Dividends Paid
For the quarterly period ended:
March 31, 2015	$40.13	$34.31	$0.24
June 30, 2015	$40.12	$35.06	$0.24
September 30, 2015	$40.28	$34.08	$0.24
December 31, 2015	$41.65	$34.43	$0.24
For the quarterly period ended:
March 31, 2016	$36.73	$23.51	$0.24
June 30, 2016	$33.20	$28.42	$0.24
September 30, 2016	$39.52	$30.87	$0.24
December 31, 2016	$45.95	$35.30	$0.24
For the quarterly period ended:
March 31, 2017	$45.85	$38.35	$0.24
June 30, 2017	$42.10	$36.55	$0.24
September 30, 2017	$53.05	$36.35	$0.24
December 31, 2017	$71.52	$52.85	$0.24

	Infinity Common Stock
	High	Low	Dividends Paid
For the quarterly period ended:
March 31, 2015	$87.89	$69.87	$0.43
June 30, 2015	$83.03	$70.21	$0.43
September 30, 2015	$82.57	$73.90	$0.43
December 31, 2015	$87.61	$78.41	$0.43
For the quarterly period ended:
March 31, 2016	$84.10	$73.26	$0.52
June 30, 2016	$86.79	$73.92	$0.52
September 30, 2016	$86.74	$76.37	$0.52
December 31, 2016	$90.50	$73.80	$0.52
For the quarterly period ended:
March 31, 2017	$99.55	$84.60	$0.58
June 30, 2017	$101.70	$90.75	$0.58
September 30, 2017	$100.70	$83.00	$0.58
December 31, 2017	$110.63	$86.45	$0.58

The following table presents the last reported sale price of a share of Kemper common stock, as reported on the NYSE, the last reported sale price of a share of Infinity common stock, as reported on NASDAQ, and the equivalent value of Infinity common stock per share, in each case, on February 12, 2018, the day prior to the date of media publications regarding the proposed Merger, and on [X], 2018, the last trading day prior to the printing of this joint proxy statement/prospectus for which it was practicable to include this information.

Date	Kemper Common Stock		Infinity Common Stock		Infinity Common Stock Equivalent Per Share (1)
February 12, 2018	$57.75		$97.05		$121.01
[●], 2018	[	●]	[	●]	[	●]

(1)	Calculated by multiplying the last reported sale price of Kemper common stock by 1.2019 and adding $51.60 in cash, as Mixed Consideration provided pursuant to the Merger Agreement. See “The Merger Agreement—Merger Consideration” beginning on page 178.

The market value of the shares of Kemper common stock to be issued in exchange for shares of Infinity common stock upon the closing, if applicable, will not be known at the time Infinity shareholders vote on the merger proposal or at the time Kemper stockholders vote on the share issuance proposal. The exchange ratio is fixed and will not be adjusted for changes in the stock prices of either company before the Merger is completed.

The above tables show historical stock price comparisons and the equivalent value of the Merger Consideration per share of Infinity common stock at certain specified dates. Because the market prices of Kemper common stock and Infinity common stock will likely fluctuate prior to the Merger, these comparisons may not provide meaningful information to Kemper stockholders in determining whether to approve the share issuance proposal, or to Infinity shareholders in determining whether to approve the merger proposal. Kemper stockholders and Infinity shareholders are encouraged to obtain current market quotations for Kemper common stock and Infinity common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the proposals before them. See “Where You Can Find More Information” beginning on page 279.

As of April 16, 2018, Kemper had 51,536,698 shares of its common stock outstanding, and there were approximately 3,400 holders of record of Kemper common stock.

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this joint proxy statement/prospectus, you should consider carefully the material risks described below before deciding whether to vote for the proposals to be considered at the Kemper annual meeting and Infinity special meeting. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Concerning Forward-Looking Statements.” See also “Where You Can Find More Information” on page 279.

Risks Relating to the Merger and the Combined Company

The combined company may not realize all of the anticipated benefits of the transactions contemplated by the Merger Agreement or such benefits may take longer to realize than expected.

The success of the Merger will depend, in part, on the combined company’s ability to realize the anticipated benefits from combining the businesses of Kemper and Infinity as further described in “The Merger—Recommendation of the Kemper Board and Its Reasons for the Merger” and “The Merger—Recommendation of the Infinity Board and Its Reasons for the Merger.” The combined company’s ability to realize the anticipated benefits of the Merger will depend, to a large extent, on the ability of Kemper to integrate the businesses of Infinity with Kemper. The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Kemper and Infinity. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, could preclude realization of the full benefits expected by Kemper and Infinity. The failure of the combined company to meet the challenges involved in integrating successfully the operations of Kemper and Infinity or otherwise to realize the anticipated benefits of the transactions could cause an interruption of, or a loss of momentum in, the activities and business operations of the combined company and could seriously harm its results of operations. In addition, the overall integration of the two companies may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of agent relationships and diversion of management’s attention, and may cause the combined company’s stock price to decline. The difficulties of combining the operations of the companies include, among others:

•	unforeseen expenses or delays associated with the integration or the Merger;

•	managing a significantly larger company;

•	the potential diversion of management focus and resources from other strategic opportunities and from operational matters, and potential disruption associated with the Merger;

•	maintaining employee morale and retaining key management and other employees;

•	integrating two unique business cultures, which may prove to be incompatible;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	coordinating geographically separate organizations;

•	unanticipated changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company; and

•	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Many of these factors will be outside of the combined company’s control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the combined company’s business, financial condition and results of operations. In addition, even if the operations of Kemper and Infinity are integrated successfully, the combined company may not realize the full benefits of the transactions, including the synergies, cost savings or growth opportunities that the combined company expects. These benefits may not be achieved within the anticipated time frame, or at all. As a result, Kemper and Infinity cannot assure you that the combination of Infinity with Kemper will result in the realization of the full benefits anticipated from the transactions contemplated by the Merger Agreement.

The price of Kemper common stock might decline prior to the closing, which would decrease the value of the Merger Consideration to be received by Infinity shareholders pursuant to the Merger Agreement. Further, at the Kemper annual meeting and Infinity special meeting, Kemper stockholders and Infinity shareholders will not know the exact value of Kemper common stock that will be issued pursuant to the Merger Agreement.

The market price of Kemper common stock at the time the Merger is completed might increase or decrease significantly from the price on the date of the Merger Agreement or from the price on the date of the Kemper annual meeting and Infinity special meeting. On February 12, 2018, the day prior to the date of media publications regarding the proposed Merger, Kemper common stock closed at $57.75 per share as reported on the NYSE. From February 13, 2018, through April 23, 2018, the trading price of Kemper common stock ranged from a closing high of $59.20 per share to a closing low of $53.55 per share on the NYSE.

Upon the closing, Infinity shareholders will be entitled to receive for each share of Infinity common stock that they own, at the election of each shareholder, consideration in the form of a combination of Kemper common stock and cash, only cash or only Kemper common stock. The proportion of the consideration payable to holders of Infinity common stock in Kemper common stock is fixed and will not be adjusted for changes in the stock prices of either company before the Merger is consummated. As a result, any changes in the market price of Kemper common stock will have a corresponding effect on the market value of the Mixed Consideration and Stock Consideration. Neither party, however, has a right to terminate the Merger Agreement based upon changes in the market price of Kemper or Infinity common stock.

Kemper and Infinity are working to complete the transactions as promptly as practicable. Kemper currently expects that the Merger will be completed during the third quarter of 2018, subject to the satisfaction or waiver of the conditions to the closing. Because the date when the transactions are completed will be later than the date of the Kemper annual meeting and Infinity special meeting, Kemper stockholders and Infinity shareholders will not know the exact value of the Kemper common stock that will be issued pursuant to the Merger Agreement at the time they vote on the share issuance proposal, in the case of Kemper stockholders, or on the merger proposal, in the case of Infinity shareholders. As a result, if the market price of Kemper common stock upon the closing is lower than the market price on the date of the Infinity special meeting, the market value of the Mixed Consideration and Stock Consideration received by Infinity shareholders pursuant to the Merger Agreement will be lower than the market value of the Mixed Consideration and Stock Consideration at the time of the vote by the Infinity shareholders. Moreover, during the period between the Kemper annual meeting and Infinity special meeting and the closing, events, conditions or circumstances could arise that could have a material impact or effect on Kemper, Infinity or the industries in which they operate.

If the combined company is unable to manage its growth, its business and financial results could suffer.

The combined company’s future financial results will depend in part on its ability to profitably manage its core businesses, including any growth that the combined company may be able to achieve. Over the past several years, each of Kemper and Infinity has engaged in the identification of, and competition for, growth and expansion opportunities. In order to achieve those initiatives, the combined company will need to, among other things, recruit, train, retain and effectively manage employees and expand its operations and financial control systems. If the combined company is unable to manage its businesses effectively and profitably, its business and financial results could suffer.

To be successful, the combined company must retain and motivate key employees, including those experienced with post-acquisition integration, and failure to do so could seriously harm the combined company.

The success of the combined company following the Merger largely depends on the skills, experience and continued efforts of management and other key personnel for each of Kemper and Infinity. As a result, to be successful, the combined company must retain and motivate executives and other key employees. Certain specified management employees of Infinity have executed retention letters with Kemper to continue their employment for a period of two (2) years following the Merger. However, certain key managers and functional area employees will continue to be at-will employees following the Merger and there is no assurance that these individuals will remain with the combined company. If these personnel were to leave, the combined company may experience increased difficulty in managing the ongoing business operations and integrating the businesses and may not be able to adequately replace such personnel, which could have a material adverse effect on the combined company’s overall business, results of operations and financial condition. Additionally, the combined company’s failure to retain key managers and employees will result in the roles and responsibilities of such managers and employees to be filled either by existing or new personnel, which may require the combined company to devote time and resources to identifying, hiring and integrating replacements for the departed managers and employees that could otherwise be used to integrate the businesses of Kemper and Infinity or otherwise pursue business opportunities. There can be no assurance that the combined company will be able to retain and motivate its employees in the same manner as Kemper and Infinity.

Kemper and Infinity may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Kemper’s and Infinity’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting the closing, then that injunction may delay or prevent the Merger from being consummated, which may adversely affect Kemper’s and Infinity’s respective business, financial position and results of operation. Currently, neither Kemper nor Infinity is aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that cannot be met.

Before the transactions contemplated by the Merger Agreement, including the Merger, may be completed, various clearances, approvals and declarations of non-disapproval must be obtained from certain regulatory and governmental authorities as described in “The Merger—Regulatory Approvals” beginning on page 164. These regulatory and governmental entities may impose conditions on the granting of such approvals. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying the closing or of imposing additional costs or limitations on the combined company following the Merger. The regulatory approvals may not be received at all, may not be received in a timely fashion and may contain conditions on the closing. However, if any such conditions impose a materially burdensome condition, Kemper and Merger Sub will not be obligated to complete the Merger. In addition, the respective obligations of each of Kemper, Merger Sub and Infinity to complete the Merger are conditioned on the receipt of certain regulatory approvals or waiver by the other party of such condition.

Certain directors and executive officers of Infinity have interests in the Merger that are different from, or in addition to, the interests of Infinity shareholders.

Certain directors and executive officers of Infinity have interests in the Merger that are in addition to their interests as Infinity shareholders generally. For executive officers, these interests include, but are not limited to, continued employment with the combined company and the treatment in the Merger of Infinity performance share awards, Director Restricted Shares and Infinity restricted shares held by certain directors and executive officers, as applicable (including accelerated vesting of the Infinity performance share awards and Director Restricted Shares, each immediately upon the effective time). At the request of Kemper, three (3) executive officers of Infinity have also entered into retention letter agreements with Kemper pursuant to which each such executive has indicated his intent to enter into employment with Kemper following the closing in exchange for the compensation specified in his respective retention letter agreement. In addition, one individual who was serving on the Infinity Board as of February 13, 2018 or immediately prior to the effective time, with such individual being selected by Kemper in its sole discretion, will become a director of the combined company. The Infinity Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and in determining to recommend that Infinity shareholders adopt the merger proposal. See “The Merger—Interests of Infinity’s Directors and Executive Officers in the Merger” on page 172.

The combined company will record goodwill and intangible assets that could become impaired and adversely affect its results of operations and financial condition.

Accounting standards in the United States require that one party to the Merger be identified as the acquirer. In accordance with these standards, the Merger will be accounted for as an acquisition of Infinity by Kemper and will follow the acquisition method of accounting for business combinations. The assets and liabilities of Infinity will be consolidated with those of Kemper. The excess of the purchase price over the fair values of Infinity’s assets and liabilities, if any, will be recorded as goodwill. The unaudited pro forma condensed combined balance sheet as of December 31, 2017 reflects $511.8 million of goodwill and $349.9 million of intangible assets resulting from the Merger, which are based on Kemper management’s preliminary fair value estimates and are subject to change, including due to fluctuations in the market value of Kemper common stock as discussed in Note 5 to the “Kemper Corporation and Infinity Property and Casualty Corporation Unaudited Pro Forma Condensed Combined Financial Statements.”

The combined company will be required to assess goodwill and intangible assets for impairment at least annually. In the future the combined company may take charges against earnings resulting from impairment. Any determination requiring the write off of a significant portion of the combined company’s goodwill or other intangible assets could adversely affect the combined company’s results of operations and financial condition.

The market price of the common stock of the combined company may be affected by factors different from those affecting the market price for shares of Infinity common stock or for shares of Kemper common stock.

Upon the closing, holders of Infinity common stock will become holders of Kemper common stock. Kemper’s business differs from that of Infinity, and the business of the combined company will differ from that of Kemper. Accordingly, the results of operations for the combined company will be affected by factors different from those currently affecting the results of operations of Infinity and may be affected by factors different from those currently affecting the results of operations of Kemper. For a discussion of the businesses of Kemper and of certain factors to consider in connection with those businesses, see the see the section entitled “Information About Kemper and Merger Sub” and the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information.” For a discussion of the businesses of Infinity and of certain factors to consider in connection with those businesses, see the section entitled “Information About Infinity.” See also the section entitled “Summary—Comparative Per Share Market Price Data and Dividend Information” for additional information on the market value of shares of Kemper common stock and Infinity common stock.

The issuance of shares of Kemper common stock to Infinity shareholders pursuant to the Infinity Merger Agreement will reduce the percentage ownership interests of Kemper’s pre-existing stockholders. Based on the number of shares of common stock of Infinity outstanding on the Infinity record date, Kemper expects to issue or reserve for issuance approximately 13.2 million shares of Kemper common stock in connection with the Merger (including shares of Kemper common stock issuable to Infinity shareholders and shares issuable pursuant to certain of Infinity’s equity-based awards). Based on this number and the number of shares of Kemper common stock outstanding on the Kemper record date, upon the closing, pre-existing Kemper stockholders and former Infinity shareholders would own approximately 80% and 20% of the outstanding shares of Kemper common stock, respectively, immediately following the closing. The Merger will have no effect on the number of shares of Kemper common stock owned by existing Kemper stockholders. The issuance of approximately 13.2 million shares of Kemper common stock to Infinity shareholders and holders of equity-based incentive awards will cause a significant reduction in the relative percentage interests of current Kemper stockholders in earnings, voting, liquidation value and book and market value. See “Summary—Ownership of Kemper After the Merger.”

Infinity shareholders may receive a form or combination of consideration different from what they elect.

While each holder of Infinity common stock may elect to receive, in connection with the Merger, the Mixed Consideration, Cash Consideration or Stock Consideration, the total amount of cash and the total number of shares of Kemper common stock available for all Infinity shareholders will be fixed. Accordingly, depending on the elections made by other Infinity shareholders, even if a holder of Infinity common stock elects to receive all cash in connection with the Merger, such holder may ultimately receive a portion of the consideration in Kemper common stock and if a holder of Infinity common stock elects to receive all Kemper common stock in connection with the Merger, such holder may receive a portion of the Merger Consideration in cash. See “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” for more information. If a holder of Infinity common stock does not submit a properly completed and signed Form of Election to the exchange agent by the Election Deadline, then such stockholder will have no control over the type of Merger Consideration such stockholder may receive and will receive Mixed Consideration consisting of both cash and Kemper common stock. No fractional shares of Kemper common stock will be issued in the Merger, and all Infinity shareholders, regardless of their election, will receive cash in lieu of any fractional shares of Kemper common stock.

If you deliver shares of Infinity common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the Election Deadline.

If you are a holder of Infinity common stock and want to elect to receive the Cash Consideration or Stock Consideration in exchange for your shares, you must deliver to the exchange agent by the Election Deadline a properly completed Form of Election. Following the delivery of a completed Form of Election, you will not be able to transfer such shares unless you revoke your election before the Election Deadline by providing written notice to the exchange agent. If you do not revoke your election before the Election Deadline, you will not be able to liquidate your investment in Infinity common stock for any reason until you receive the Merger Consideration.

The opinions of Kemper’s and Infinity’s financial advisors will not reflect changes in circumstances between the original signing of the Merger Agreement on February 13, 2018 and the closing.

Kemper and Infinity each received opinions from their respective financial advisors as of February 13, 2018 and do not expect to receive updated fairness opinions prior to the closing. Changes in the operations and prospects of Kemper or Infinity, general market and economic conditions and other factors that may be beyond the control of Kemper or Infinity, and on which Kemper’s and Infinity’s financial advisor’s opinions were based, may significantly alter the value of Kemper or the prices of the shares of Infinity’s common stock or Kemper common stock by the time the Mergers are completed. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. Because Kemper’s and Infinity’s financial advisors will not be updating their opinions, which were issued in connection with the signing of the Merger Agreement, the opinions will not address the fairness of the Merger Consideration from a financial point of view at the time the Mergers are completed. The Kemper Board’s recommendation that Kemper stockholders vote “FOR” the share issuance proposal and the Infinity Board’s recommendation that Infinity shareholders vote “FOR” the merger proposal, however, are current as of the date of this joint proxy statement/prospectus. For a description of the opinions that Infinity and Kemper received from their respective financial advisors, please refer to “The Merger—Opinion of Kemper’s Financial Advisors” and “The Merger—Opinion of Infinity’s Financial Advisor.”

The Merger Agreement contains provisions that may discourage other companies from trying to acquire Infinity for greater Merger Consideration or from trying to acquire Kemper.

The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Infinity, both during the pendency of the proposed Merger with Kemper as well as afterward should the Merger with Kemper not be consummated, that might result in greater value to Infinity shareholders than the Merger with Kemper. These Merger Agreement provisions include a general prohibition on Infinity from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, Infinity may be required to pay Kemper a termination fee in certain circumstances involving acquisition proposals for competing transactions. For further information, please see “The Merger Agreement—Infinity Acquisition Proposals,” “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Reimbursement of Fees and Expenses.”

The Merger Agreement also contains provisions that may discourage a third party from submitting a business combination proposal to Kemper, both during the pendency of the proposed Merger with Infinity as well as afterward and should the Merger with Infinity not be consummated, that might result in greater value to Kemper stockholders than the Merger. These Merger Agreement provisions include a general prohibition on Kemper from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, Kemper may be required to pay Infinity a termination fee in certain circumstances involving acquisition proposals for competing transactions. For further information, please see “The Merger Agreement—Infinity Acquisition Proposals,” “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Reimbursement of Fees and Expenses.”

Failure to complete the Merger could negatively impact the stock prices and future businesses and financial results of Kemper and Infinity.

If the Merger is not completed, the ongoing businesses of Kemper and Infinity may be adversely affected and Kemper and Infinity will be subject to several risks and consequences, including the following:

•	Infinity may be required, under certain circumstances, to pay Kemper a termination fee of $49,598,810 or reimburse Kemper’s documented fees and expenses up to $14,171,089 under the Merger Agreement;

•	Kemper may be required, under certain circumstances, to pay Infinity a termination fee of $49,598,810 or reimburse Infinity’s documented fees and expenses up to $14,171,089 under the Merger Agreement;

•	Kemper and Infinity will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as such as legal, accounting and other costs incurred in connection with the Merger;

•	under the Merger Agreement, each of Kemper and Infinity is subject to certain restrictions on the conduct of its business prior to completing the Merger that may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the Merger may require substantial time and resources by Kemper and Infinity, including time and resources devoted to planning integration activities, which could otherwise have been devoted to other opportunities that may have been beneficial to Kemper and Infinity as independent companies.

In addition, if the Merger is not completed, Kemper and Infinity may experience negative reactions from the financial markets and from their respective agents, policyholders, employees and business partners. Kemper and Infinity also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against Kemper or Infinity to perform their respective obligations under the Merger Agreement. If the Merger is not completed, Kemper and Infinity cannot assure their stockholders and shareholders, respectively, that the risks described above will not materialize and will not materially adversely affect the business, financial results and stock prices of Kemper and Infinity.

The shares of Kemper common stock to be received by Infinity shareholders as a result of the Merger will have different rights than shares of Infinity common stock.

Following the closing, Infinity shareholders receiving the Stock Consideration will become Kemper stockholders and their rights will be governed by the Kemper Charter, the Kemper Bylaws and the DGCL. The rights associated with Kemper common stock are different from the rights associated with Infinity common stock. See “Comparison of Rights of Kemper Stockholders and Infinity Shareholders” beginning on page 241 for a discussion of the different rights associated with Kemper common stock and Infinity common stock.

Kemper and Infinity will incur significant transaction and integration costs in connection with the Merger.

Kemper and Infinity expect to incur a number of costs associated with completing the Merger and integrating the operations of the two companies. The substantial majority of these costs will be non-recurring expenses resulting from the Merger and will consist of transaction costs related to the Merger, including costs to compensate financial advisors for their services, facilities and systems consolidation and integration costs and employment related costs. Additional unanticipated costs may be incurred in the integration of the businesses of Kemper and Infinity. Although Kemper and Infinity expect that the elimination of redundant costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and Merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The announcement and pendency of the Merger may adversely affect Kemper’s and Infinity’s business, financial condition and results of operations.

The announcement and pendency of the business combination may cause disruptions and create uncertainty surrounding Kemper’s and Infinity’s business, which could negatively affect certain relationships with agents, employees, policyholders and business partners, regardless of whether the Merger is consummated.

The unaudited prospective financial information included in this joint proxy statement/prospectus may not prove to be accurate and is not necessarily indicative of current values or future performance.

The unaudited prospective financial information of Kemper and Infinity contained in this joint proxy statement/prospectus involves risks, uncertainties and assumptions and is not a guarantee of future performance. The assumptions used in preparing the unaudited prospective financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the proposed transactions. Neither Kemper nor Infinity can provide any assurance that the results indicated in Kemper’s or Infinity’s unaudited prospective financial information will be realized or that Kemper’s or Infinity’s future financial results will not materially vary from the unaudited prospective financial information. See “Certain Unaudited Prospective Financial Information.” See “Kemper Corporation and Infinity Property and Casualty Corporation Unaudited Pro Forma Condensed Combined Financial Statements.”

Kemper currently anticipates that the Merger will be accretive to Kemper’s earnings per share in 2019, excluding Value of Business Acquired (“VOBA”) and one-time items, and is expected to be accretive to Kemper’s earnings per share in 2020 by more than 10%, excluding restructuring and one-time items. This expectation is based on preliminary estimates, which may materially change. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the Merger. All of these factors could cause dilution to the combined company’s earnings per share or decrease or delay the expected accretive effect of the Merger and cause a decrease in the price of the combined company’s common stock.

Risks Relating to Kemper

Kemper is, and will continue to be, subject to the risks described in Part I, Item 1A in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 279.

Risks Relating to Infinity

Infinity is, and will continue to be, subject to the risks described in Part I, Item 1A in Infinity’s Annual Report on Form 10-K for the year ended December 31, 2017 (as amended on Form 10-K/A, filed with the SEC on April 23, 2018), as filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 279.

THE KEMPER ANNUAL MEETING

General

The Kemper Board is furnishing this joint proxy statement/prospectus to solicit proxies to be voted at the Kemper annual meeting. The joint proxy statement/prospectus summary below highlights information contained elsewhere in this joint proxy statement/prospectus. Please read the entire joint proxy statement/prospectus carefully before voting as it provides Kemper stockholders with important information they need to know to be able to vote, or instruct their bank, broker, trust or other nominee to vote, at the Kemper annual meeting.

Annual Meeting of Kemper Stockholders

Date: June 1, 2018

Time: 8:00 a.m. local time

Location: The Kemper Building, 20th floor, One East Wacker Drive, Chicago, Illinois 60601.

Voting Matters and Board Recommendations

1. To consider and vote upon the share issuance proposal;

2. To consider and vote upon the Kemper meeting adjournment proposal;

3. To elect the Nominees to the Kemper Board;

4. To consider and vote on a non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018;

5. To consider and vote on a non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus; and

6. To consider and act upon such other business as may be properly brought before the Kemper annual meeting.

Recommendation of the Kemper Board

After careful consideration, on February 13, 2018, the Kemper Board unanimously adopted resolutions approving the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement.

The Kemper Board unanimously recommends that Kemper stockholders vote (i) “FOR” the share issuance proposal, (ii) “FOR” the Kemper meeting adjournment proposal, (iii) “FOR” the election of each of the Nominees, (iv) “FOR” the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 and (v) “FOR” the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus.

For a summary of the factors considered by the Kemper Board in reaching its decision to approve the Merger Agreement and the consummation of the transactions contemplated thereby, as well as the Kemper Board’s reasons for approving, and certain risks related to, the Merger, see “The Merger—Recommendation of the Kemper Board and Its Reasons for the Merger.”

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of Kemper common stock at the close of business on April 16, 2018 (the “Kemper record date”), will be entitled to notice of, and to vote at, the Kemper annual meeting. At the close of business on the Kemper record date, there were 51,536,698 shares of Kemper common stock issued and outstanding. Accordingly, 51,536,698 shares of Kemper common stock are eligible to be voted at the Kemper annual meeting. Each holder of Kemper common stock is entitled to one vote for each share of Kemper common stock owned as of the Kemper record date.

A list of Kemper’s registered shareholders as of the close of business on April 16, 2018 will be available for inspection at the Kemper annual meeting and for a period of ten (10) days prior to June 1, 2018 during ordinary business hours at Kemper’s executive offices located at One East Wacker Drive, Chicago, Illinois 60601.

Vote Required; Quorum; Adjournment

The holders of a majority of the voting power of all of the shares of Kemper common stock issued and outstanding and entitled to vote at the Kemper annual meeting, present in person or represented by proxy, shall constitute a quorum for the Kemper annual meeting. A quorum must be present before stockholders can vote on any of the proposals at the Kemper annual meeting. All shares of Kemper common stock represented at the Kemper annual meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum. The Chairman of the Kemper annual meeting is entitled to adjourn the meeting to another place, date or time whether or not a quorum is present.

Vote required to approve the share issuance proposal. Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast at the Kemper annual meeting with respect to the share issuance proposal, provided that a quorum is present. Under the current rules and interpretive guidance of the NYSE, “votes cast” on the share issuance proposal consist of votes “FOR” or “AGAINST” as well as elections to abstain from voting on the share issuance proposal. As a result, a Kemper stockholder’s election to abstain from voting on the share issuance proposal will have the same effect as a vote “AGAINST” the approval of this proposal. The failure of a Kemper stockholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of a Kemper stockholder to vote will have no effect on the approval of the share issuance proposal because these failures to vote are not considered “votes cast.”

Vote required to elect of Nominees to the Kemper Board. Each Nominee will be elected to the Kemper Board by the affirmative vote of a majority of votes cast at the Kemper annual meeting, provided that a quorum is present. As a result, a Nominee will be elected to the Kemper Board if the number of shares voted “FOR” such Nominee exceeds the number of shares voted “AGAINST” such Nominee. For purposes of the election of Nominees to the Kemper Board, a Kemper stockholder’s election to abstain from voting, the failure of a Kemper stockholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of a Kemper stockholder to vote will have no effect on the election of Nominees.

Vote required to approve of all other proposals at the Kemper annual meeting. Approval of each of (i) the Kemper meeting adjournment proposal, (ii) the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 and (iii) the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as disclosed in this joint proxy statement/prospectus, requires the affirmative vote of a majority of the votes cast at the Kemper annual meeting with respect to such proposal, provided that a quorum is present. For purposes of these proposals, “votes cast” means votes “FOR” or “AGAINST” each proposal. As a result, a Kemper stockholder’s election to abstain from voting, the failure of a Kemper stockholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of a Kemper stockholder to vote will have no effect on the approval of the Kemper meeting adjournment proposal and the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers at the Kemper annual meeting. However, because the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 is a “routine” matter, Kemper does not expect there to be any broker non-votes with respect to this proposal as banks, brokers, trusts or other nominee holders of record are permitted to vote in their discretion without receiving instructions from beneficial holders of Kemper common stock.

If a quorum is not present at the Kemper annual meeting, or if there are not sufficient votes in favor of the share issuance proposal, Kemper expects that the Kemper annual meeting will be adjourned to solicit additional proxies by the Chairman of the Kemper annual meeting or, subject to approval of the Kemper meeting adjournment proposal by the affirmative vote of the majority of votes cast at the Kemper annual meeting, by the Kemper stockholders. At any subsequent reconvening of the Kemper annual meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Kemper annual meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Voting by Kemper’s Directors and Executive Officers

As of the Kemper record date for the Kemper annual meeting, the directors, named executive officers and executive officers of Kemper as a group owned and were entitled to vote approximately 604,738 shares of Kemper common stock, or approximately 1.2% of the issued and outstanding shares of Kemper common stock on that date. On February 13, 2018, all of Kemper’s directors and then-employed named executive officers entered into Voting and Support Agreements with Infinity, pursuant to which such directors and named executive officers have agreed to vote or cause to be voted any shares of Kemper common stock for which they are the beneficial or record owners for the approval of the share issuance proposal and against any competing proposal or other proposal, action or transaction that would reasonably be expected to in any manner impede, frustrate, prevent or nullify the issuance of shares of Kemper common stock pursuant to the Merger Agreement or the Merger.

Accordingly, Kemper currently expects that each of its directors and named executive officers entitled to vote at the Kemper annual meeting and party to the Voting and Support Agreements with Infinity will vote their shares of Kemper common stock “FOR” the share issuance proposal and “FOR” the Kemper meeting adjournment proposal.

Voting; Proxies; Revocation

Holders of Kemper common stock as of the Kemper record date may vote by proxy or in person at the Kemper annual meeting. Votes cast by proxy or in person at the Kemper annual meeting will be tabulated and certified by Broadridge, which shall serve as the inspector of election for the Kemper annual meeting.

Voting in Person

Kemper stockholders who plan to attend the Kemper annual meeting and who own shares of Kemper common stock in their own name on the Kemper record date may vote in person at the Kemper annual meeting by written ballot or by delivering a signed proxy card. Kemper stockholders who hold their shares through the Kemper Corporation 401(k) and Retirement Plan as set forth below (the “401(k) and Retirement Plan”) must vote such shares by the 401(k) Deadline (as defined below) and, accordingly, may not vote such shares in person at the Kemper annual meeting. Kemper stockholders who hold their shares in “street name,” which means such shares are held in the name of a bank, broker, trust or other nominee holder of record, must present written evidence at the Kemper annual meeting from the institution holding such shares indicating that such Kemper stockholder was the beneficial owner of the shares held in street name on the Kemper record date and is authorized to vote such shares in person. This written evidence is generally called a “Legal Proxy” and should be submitted to Kemper’s Secretary, C. Thomas Evans, Jr., prior to the commencement of the Kemper annual meeting.

Voting by Proxy; Voting Shares of Kemper Common Stock held through the 401(k) and Retirement Plan by Proxy

The vote of each Kemper stockholder is very important. Accordingly, holders of Kemper common stock as of the Kemper record date should vote by proxy by:

•	completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope;

•	calling the toll-free number specified on the enclosed proxy card and following the recorded instructions to vote at any time prior to 10:59 p.m., Central Daylight Time, on the last business day preceding the Kemper annual meeting; or

•	accessing the proxy voting website identified on the enclosed proxy card and following the instructions to vote at any time prior to 10:59 p.m., Central Daylight Time, on the last business day preceding the Kemper annual meeting.

Kemper stockholders should submit their proxy even if they plan to attend the Kemper annual meeting. Kemper stockholders can change their vote at the Kemper annual meeting. Voting instructions are included on the enclosed proxy card. If a Kemper stockholder properly submits a proxy to Kemper in time to vote, one of the individuals named as a proxy in such Kemper stockholder’s proxy will vote the shares as such Kemper stockholder has directed.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If a Kemper stockholder holds shares of Kemper common stock in “street name,” the Kemper stockholder will receive instructions from such stockholder’s bank, broker, trust or other nominee holder of record that the Kemper stockholder must follow in order to vote such stockholder’s shares. Such bank, broker, trust or other nominee may allow such Kemper stockholder to deliver voting instructions over the Internet, by telephone or by mail.

Unless Kemper stockholders give their banks, brokers, trusts or other nominee holders of record instructions on how to vote their shares of Kemper common stock, their banks, brokers, trusts and other nominees will not be able to vote their shares on either of the proposals at the Kemper annual meeting.

All properly executed proxies that are received prior to the Kemper annual meeting and that are not revoked will be voted at the Kemper annual meeting according to the instructions indicated on the proxies or, if no instructions are indicated, they will be voted (i) “FOR” the share issuance proposal, (ii) “FOR” the Kemper meeting adjournment proposal, (iii) “FOR” the election of each of the Nominees, (iv) “FOR” the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 and (v) “FOR” the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement/prospectus.

Holders of Kemper common stock through the 401(k) and Retirement Plan should vote by proxy by:

•	completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope by 1:00 am Central Daylight Time on Wednesday, May 30, 2018, (the “401(k) Deadline”);

•	calling the toll-free number specified on the enclosed proxy card and following the recorded instructions by the 401(k) Deadline; or

•	accessing the proxy voting website identified on the enclosed proxy card and following the instructions by the 401(k) Deadline.

If voting instructions for shares held pursuant to the 401(k) and Retirement Plan are provided prior to the 401(k) Deadline, the plan trustee will confidentially vote such shares in accordance with the voting instructions. In accordance with the terms of the 401(k) and Retirement Plan, if voting instructions for shares held pursuant to the 401(k) and Retirement Plan are not provided prior to the 401(k) Deadline, the plan trustee will vote such shares in the same proportion as all other shares voted in accordance with timely voting instructions provided to the trustee by all other plan participants.

Revocation of Proxy

A Kemper stockholder and any holder of shares of Kemper common stock through the 401(k) and Retirement Plan may revoke a proxy or change the voting instructions by taking any of the following actions:

Shares held as a registered Kemper stockholder:

•	delivering another signed proxy card with a later date anytime prior to the commencement of the Kemper annual meeting;

•	notifying Kemper’s Secretary, C. Thomas Evans, Jr., in writing prior the commencement of the Kemper annual meeting that such stockholder has revoked its proxy;

•	signing and delivering a new proxy, relating to the same shares of Kemper common stock and bearing a later date;

•	calling the toll-free telephone number, or accessing the proxy voting website, identified on the proxy card and re-voting any time prior to 10:59 p.m. Central Daylight Time on the last business day preceding the Kemper annual meeting; or

•	attending the Kemper annual meeting and delivering a new, signed proxy card or ballot to one of the ushers when requested to do so, although attendance at the Kemper annual meeting will not, by itself, revoke a proxy.

Shares of Kemper common stock held through the 401(k) and Retirement Plan:

•	delivering another signed proxy card with a later date anytime prior to 401(k) Deadline; or

•	calling the toll-free telephone number, or accessing the proxy voting website, identified on the proxy card and re-voting any time prior to the 401(k) Deadline.

If a Kemper stockholder’s shares are held in “street name,” such stockholder should contact the institution holding such stockholder’s shares to determine the procedures, if any, for revoking or changing such stockholder’s voting instructions.

Written notices of revocation and other communications with respect to the revocation of Kemper proxies with respect to shares held of record should be addressed to:

Kemper Corporation

One East Wacker Drive

Chicago, Illinois 60601

Attention: Secretary

Abstentions and Broker Non-Votes

An abstention, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as a vote “AGAINST” the share issuance approval. However, an abstention will not affect the results of the vote on any of the other proposals submitted to Kemper stockholders at the Kemper annual meeting.

Under the applicable stock exchange rules, matters subject to stockholder vote are classified as “routine” or “non-routine.” In the case of “non-routine” matters, a bank, broker, trust or other nominee holder of record may not vote shares held in “street name” for which they have not received instructions from the beneficial owner (referred to as “broker non-votes”), whereas they may vote those shares in their discretion in the case of any “routine” matter. The non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 is a “routine” matter. All other proposals submitted to Kemper stockholders, including (i) the share issuance proposal, (ii) the Kemper meeting adjournment proposal, (iii) the election of the Nominees to the Kemper Board and (iv) the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, as described in this joint proxy statement prospectus, are “non-routine” matters. Accordingly, shares of Kemper common stock held in “street name” by a bank, broker, trust or other nominee holder of record will NOT be voted by such bank, broker, trust or other nominee holder of record on any of the proposals with respect to “non-routine” matters unless the beneficial owner of such shares has properly instructed such bank, broker, trust or other nominee holder of record how to vote.

The failure of a Kemper stockholder to vote or to instruct such stockholder’s bank, broker, or other nominee holder of record to vote if such stockholder’s shares are held in “street name” will not affect the results of any of the proposals submitted to Kemper stockholders at the Kemper annual meeting, other than the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018.

Proxy Solicitation

Kemper has retained the services of Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies and will pay Innisfree a base fee of $30,000 for these services, plus its related costs and expenses. Kemper will bear the total expense of soliciting proxies from Kemper stockholders, except that Infinity and Kemper have each agreed to share equally all expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the related proxy materials. In addition to the amounts paid to Innisfree and the amounts paid for the solicitation of proxies by mail, Kemper will reimburse banks, brokerage firms and others for their expenses in forwarding proxy solicitation materials. Although the principal distribution of proxy materials will be through the Internet, solicitation of proxies will also be made by mail. Additional proxy solicitation may be made by telephone or other direct communication with certain stockholders or their representatives by Kemper’s directors, officers and employees, who will receive no additional compensation for such solicitation.

Householding

Any Kemper stockholder that shares an address with another Kemper stockholder and received multiple copies of this joint proxy statement/prospectus may contact Kemper as described below and request that a single copy be sent to the stockholder’s address for future deliveries of Kemper communications. This is commonly referred to as “householding.” If a Kemper stockholder’s joint proxy statement/prospectus was “householded” but such stockholder prefers to receive separate copies of the joint proxy statement/prospectus, additional copies may be requested by contacting Kemper as follows:

•	contact Kemper Investor Relations by telephone at 312.661.4930, or by e-mail at investors@kemper.com; or

•	write to Kemper Investor Relations at One East Wacker Drive, Chicago, Illinois 60601, Attention: Investor Relations.

Other Business; Adjournments

Kemper does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before stockholders at the Kemper annual meeting. However, if matters are properly presented at the Kemper annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. The Chairman of the Kemper annual meeting is entitled to adjourn the meeting to another place, date or time, whether or not a quorum is present.

Assistance

If a Kemper stockholder needs assistance in completing such stockholder’s proxy card or has questions regarding the Kemper annual meeting, such stockholder should contact Innisfree, which is assisting Kemper with the solicitation of proxies, at (888) 750-5834 (toll-free) or (212) 750-5833 (collect).

THE INFINITY SPECIAL MEETING

General

The Infinity Board is furnishing this joint proxy statement/prospectus to solicit proxies to be voted at Infinity’s special meeting. The joint proxy statement/prospectus summary below highlights information contained elsewhere in this joint proxy statement/prospectus. Please read the entire joint proxy statement/prospectus carefully before voting as it provides Infinity shareholders with important information they need to know to be able to vote, or instruct their bank, broker, trust or other nominee to vote, at the Infinity special meeting.

Special Meeting of Infinity Shareholders

Date: June 1, 2018

Time: 8:00 am local time

Location: Infinity Property and Casualty Corporation, 2201 4th Avenue, North Birmingham, Alabama 35203.

Voting Matters and Board Recommendations

1. To consider and vote upon the merger proposal; and

2. To consider and vote upon the non-binding compensation advisory proposal; and

3. To consider and vote upon the Infinity meeting adjournment proposal.

Pursuant to the Infinity Regulations, the business to be transacted at the Infinity special meeting shall be limited to the proposals set forth in the notice to the Infinity shareholders provided with this joint proxy statement/prospectus.

Recommendation of the Infinity Board

After careful consideration, on February 13, 2018, the Infinity Board unanimously adopted resolutions approving the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement. The Infinity Board unanimously recommends that Infinity shareholders vote for “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal, and “FOR” the Infinity meeting adjournment proposal at the Infinity special meeting.

For a summary of the factors considered by the Infinity Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, as well as the Infinity Board’s reasons for approving, and certain risks related to, the Merger, see “The Merger—Recommendation of the Infinity Board and Its Reasons for the Merger” beginning on page 143.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of Infinity common stock at the close of business on April 20, 2018 (the “Infinity record date”), will be entitled to notice of, and to vote at, the Infinity special meeting. At the close of business on the Infinity record date, there were 10,941,936 shares of Infinity common stock issued and outstanding. Accordingly, 10,941,936 shares of Infinity common stock are eligible to be voted at the Infinity special meeting. Each holder of Infinity common stock is entitled to one vote for each share of Infinity common stock owned as of the Infinity record date.

A list of Infinity’s registered shareholders as of the close of business on April 20, 2018 will be available for inspection at the Infinity special meeting and for a period of ten (10) days prior to June 1, 2018 during ordinary business hours at Infinity’s executive offices located at 2201 4th Avenue North, Birmingham, Alabama 35203.

Vote Required; Quorum; Adjournment

The holders of a majority of the voting power of all of the shares of Infinity common stock issued and outstanding and entitled to vote at the Infinity special meeting, present in person or represented by proxy or by use of communications equipment, shall constitute a quorum for the Infinity special meeting. A quorum must be present before a vote can be taken on (i) the merger proposal, (ii) the non-binding compensation advisory proposal and (iii) the Infinity meeting adjournment proposal.

Vote required to approve the merger proposal. Approval of the merger proposal requires the affirmative vote of Infinity shareholders entitled to exercise a majority of the voting power of Infinity. Accordingly, an Infinity shareholder’s abstention from voting, the failure of an Infinity shareholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record, or any other failure of an Infinity shareholder to vote will have the same effect as a vote “AGAINST” the merger proposal.

Vote required to approve the non-binding compensation advisory proposal. Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast at the Infinity special meeting with respect to the non-binding compensation advisory proposal, provided that a quorum is present. For purposes of the non-binding compensation advisory proposal, “votes cast” means votes “FOR” or “AGAINST” the proposal. As a result, an Infinity shareholder’s election to abstain from voting, the failure of an Infinity shareholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of an Infinity shareholder to vote will have no effect on the approval of the non-binding compensation advisory proposal.

Vote required to approve the Infinity meeting adjournment proposal. Approval of the Infinity meeting adjournment proposal requires the affirmative vote of a majority of the votes cast at the Infinity special meeting with respect to the meeting adjournment proposal, provided that a quorum is present. For purposes of the Infinity meeting adjournment proposal, “votes cast” means votes “FOR” or “AGAINST” the proposal. As a result, an Infinity shareholder’s election to abstain from voting, the failure of an Infinity shareholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of an Infinity shareholder to vote will have no effect on the approval of the Infinity meeting adjournment proposal. In addition, even if a quorum is not present at the Infinity special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy or by use of communications equipment at the Infinity special meeting may adjourn the meeting to another place, date or time. In this case, an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adjourn the meeting due to an absence of a quorum.

Voting by Infinity’s Directors and Executive Officers

As of the Infinity record date for the Infinity special meeting, the directors, named executive officers and executive officers of Infinity and their affiliates as a group owned and were entitled to vote approximately 314,379 shares of Infinity common stock, or approximately 2.9% of the issued and outstanding shares of Infinity common stock on that date. On February 13, 2018, all of Infinity’s directors and then-employed named executive officers entered into Voting and Support Agreements with Kemper, pursuant to which such directors and named executive officers have agreed to vote or cause to be voted any shares of Infinity common stock for which they are the beneficial or record owners for the approval of the merger proposal and against any competing proposal or other proposal, action or transaction that would reasonably be expected to in any manner impede, frustrate, prevent or nullify the approval of the Merger pursuant to the Merger Agreement.

Accordingly, Infinity currently expects that each of its directors and named executive officers entitled to vote at the Infinity special meeting and party to the Voting and Support Agreements with Kemper will vote their shares of Infinity common stock “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the Infinity meeting adjournment proposal.

Voting; Proxies; Revocation

Holders of Infinity common stock as of the Infinity record date may vote by proxy or in person at the Infinity special meeting. Votes cast by proxy or in person at the Infinity special meeting will be tabulated and certified by AST, which shall serve as the inspector of election for the Infinity special meeting.

Voting in Person

Infinity shareholders who plan to attend the Infinity special meeting and who own shares of Infinity common stock in their own name on the Infinity record date may vote in person at the Infinity special meeting by written ballot or by delivering a signed proxy card. Infinity shareholders who hold their shares in “street name,” which means such shares are held in the name of a bank, broker, trust or other nominee holder of record, must present written evidence at the Infinity special meeting from the institution holding such shares indicating that such Infinity shareholder was the beneficial owner of the shares held in street name on the Infinity record date and is authorized to vote such shares in person. This written evidence is generally called a “Legal Proxy” and should be submitted to Infinity’s Secretary, James H. Romaker, prior to the commencement of the Infinity special meeting.

Voting by Proxy

The vote of each Infinity shareholder is very important. Accordingly, holders of Infinity common stock as of the Infinity record date should vote by proxy by:

•	completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope;

•	calling the toll-free number specified on the enclosed proxy card and following the recorded instructions to vote at any time prior to 10:59 p.m., Central Daylight Time, on the last business day preceding the Infinity special meeting; or

•	accessing the proxy voting website identified on the enclosed proxy card and following the instructions to vote at any time prior to 10:59 p.m., Central Daylight Time, on the last business day preceding the Infinity special meeting.

Infinity shareholders should submit their proxy even if they plan to attend the Infinity special meeting. Infinity shareholders can change their vote at the Infinity special meeting. Voting instructions are included on the enclosed proxy card. If an Infinity shareholder properly submits a proxy to Infinity in time to vote, one of the individuals named as a proxy in such Infinity shareholder’s proxy will vote the shares as such Infinity shareholder has directed.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If an Infinity shareholder holds shares of Infinity common stock in “street name,” the Infinity shareholder will receive instructions from such shareholder’s bank, broker, trust or other nominee that the Infinity shareholder must follow in order to vote such shareholder’s shares. Such bank, broker, trust or other nominee may allow such Infinity shareholder to deliver voting instructions over the Internet, by telephone or by mail.

Unless Infinity shareholders give their banks, brokers, trusts or other nominee holders of record instructions on how to vote their shares of Infinity common stock, their banks, brokers, trusts and other nominees will not be able to vote their shares on either of the proposals at the Infinity special meeting.

All properly executed proxies that are received prior to the Infinity special meeting and that are not revoked will be voted at the Infinity special meeting according to the instructions indicated on the proxies or, if no instructions are indicated, they will be voted “FOR” the merger proposal, “FOR” the non-binding compensation advisory and “FOR” the Infinity meeting adjournment proposal.

Revocation of Proxy

An Infinity shareholder may revoke a proxy or change the voting instructions by taking any of the following actions:

•	delivering another signed proxy card with a later date anytime prior to the commencement of the Infinity special meeting;

•	notifying Infinity’s Secretary, James H. Romaker, in writing prior the commencement of the Infinity special meeting that such shareholder has revoked its proxy;

•	signing and delivering a new proxy, relating to the same shares of Infinity common stock and bearing a later date;

•	calling the toll-free telephone number, or accessing the proxy voting website, identified on the proxy card and re-voting any time prior to 10:59 p.m. Central Daylight Time on the last business day preceding the Infinity special meeting; or

•	attending the Infinity special meeting and delivering a new, signed proxy card or ballot to one of the ushers when requested to do so, although attendance at the Infinity special meeting will not, by itself, revoke a proxy.

If an Infinity shareholder’s shares are held in “street name,” such shareholder should contact the institution holding such shareholder’s shares to determine the procedures, if any, for revoking or changing such shareholder’s voting instructions.

Written notices of revocation and other communications with respect to the revocation of Infinity proxies with respect to shares held of record should be addressed to:

Infinity Property and Casualty Corporation

2201 4th Avenue North

Birmingham, Alabama 35203

Attention: Corporate Secretary

Abstentions and Broker Non-Votes

An abstention, which occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the non-binding compensation advisory proposal and the Infinity meeting adjournment proposal.

Under applicable stock exchange rules, the merger proposal, the non-binding compensation advisory proposal and the Infinity meeting adjournment proposal are “non-routine” matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee holder of record are represented at a meeting, but the bank, broker, trust or other nominee holder of record has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal. Accordingly, shares of Infinity common stock held in “street name” by a bank, broker, trust or other nominee holder of record will NOT be voted by such bank, broker, trust or other nominee holder of record on any of the proposals, and such shares will NOT be counted in determining the presence of a quorum at the Infinity special meeting, unless the holder of such shares has properly instructed such bank, broker, trust or other nominee holder of record how to vote.

The failure of an Infinity shareholder to vote or to instruct such shareholder’s bank, broker, or other nominee holder of record to vote if such shareholder’s shares are held in “street name” will have the same effect as a vote “AGAINST” the merger proposal, but not affect the results of the non-binding compensation advisory proposal or the Infinity meeting adjournment proposal.

Proxy Solicitation

Infinity has retained the services of D.F. King & Co., Inc. (“DF King”) to aid in the solicitation of proxies and will pay DF King a base fee of $20,000 for these services, plus its related costs and expenses. Infinity will bear the total expense of soliciting proxies from Infinity shareholders, except that Infinity and Kemper have each agreed to share equally all expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the related proxy materials. In addition to the amounts paid to DF King and the amounts paid for the solicitation of proxies by mail, Infinity will reimburse banks, brokerage firms and others for their expenses in forwarding proxy solicitation materials. Although the principal distribution of proxy materials will be through the Internet, solicitation of proxies will also be made by mail. Additional proxy solicitation may be made by telephone or other direct communication with certain shareholders or their representatives by Infinity’s directors, officers and employees, who will receive no additional compensation for such solicitation.

Householding

Any Infinity shareholder that shares an address with another Infinity shareholder and received multiple copies of this joint proxy statement/prospectus may contact Infinity as described above and request that a single copy be sent to the shareholder’s address for future deliveries of Infinity communications. This is commonly referred to as “householding.” If an Infinity shareholder’s joint proxy statement/prospectus was “householded” but such shareholder prefers to receive separate copies of the joint proxy statement/prospectus, additional copies may be requested by contacting Infinity’s Secretary to request additional copies.

Other Business; Adjournments

No business other than the merger proposal, the non-binding compensation advisory proposal and the Infinity meeting adjournment proposal shall be conducted at the Infinity special meeting.

Assistance

If an Infinity shareholder needs assistance in completing such shareholder’s proxy card or has questions regarding the Infinity special meeting, such shareholder should contact DF King, which is assisting Infinity with the solicitation of proxies, at (800) 706-3274 (toll-free) or (212) 269-5550 (bank/brokers).

KEMPER CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

The four principal standing committees of the Kemper Board include: (i) the Audit Committee; (ii) the Compensation Committee; (iii) the Investment Committee; and (iv) the Nominating and Corporate Governance Committee. The Kemper Board has adopted written charters for each of the committees. These documents are available on Kemper’s website at kemper.com under Governance and/or by mail at no cost upon request to Kemper at One East Wacker Drive, Chicago, Illinois 60601, Attention: Investor Relations.

Under Kemper’s Corporate Governance Guidelines and Policy on Director Attendance at Annual Meetings, directors of the Kemper Board are expected to attend the following types of meetings: (i) Kemper’s annual stockholder meetings; (ii) Kemper Board meetings; and (iii) Kemper Board committee meetings for the committees on which they serve, unless unavoidable obligations or other circumstances prevent their attendance. Each incumbent director attended at least 83 percent of the 2017 meetings of the Kemper Board and Kemper Board committees on which he or she served. The non-employee and independent members of the Kemper Board meet regularly in executive sessions. In addition, each of the directors who was a member of the Board on the date of the 2017 annual meeting of Kemper stockholders attended such meeting.

The following table shows the current membership (“M”) and chair (“C”) of the Kemper Board and each of the four principal Kemper Board committees, the number of Kemper Board and Kemper Board committee meetings held in 2017 and actions taken by unanimous written consent in lieu of meetings:

Name	Board	Audit Committee	Compensation Committee	Investment Committee	NCG Committee
George N. Cochran	M	C		M
Kathleen M. Cronin	M	M	C		M
Douglas G. Geoga	M	M	M
Thomas M. Goldstein	M	M	M	M
Lacy M. Johnson	M		M		M
Robert J. Joyce	C	M			M
Joseph P. Lacher, Jr.	M			M
Christopher B. Sarofim	M			C
David P. Storch	M		M		C
Susan D. Whiting	M	M	M
Meetings Held	5	6	4	3	4
Actions Taken by Written Consent	—	—	1	—	—

The following is a brief description of the functions of the four principal Kemper Board committees:

Audit Committee

The Audit Committee of the Kemper Board (the “Audit Committee”) assists the Kemper Board in fulfilling its oversight responsibilities with respect to the:

•	integrity of Kemper’s financial statements;

•	Kemper’s compliance with legal and regulatory requirements;

•	independent registered public accountant’s qualifications, independence and performance; and

•	performance of Kemper’s internal audit function.

The Audit Committee is a standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Under its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of Kemper’s independent registered public accountant, including prior approval of the audit engagement fees and terms. The Audit Committee is also responsible for, among other matters, reviewing and discussing with management Kemper’s financial statements and disclosures, internal controls, internal audit function, and major risk exposures and steps taken by management to monitor and control such exposures, including its enterprise risk management (“ERM”) structure and program.

The Kemper Board has determined that each member of the Audit Committee is independent and financially literate in accordance with the NYSE Listed Company Manual (“NYSE Listing Standards”) and meets the independence requirements for audit committee membership under the rules of the SEC. In addition, the Kemper Board has determined that Mr. Cochran, the Audit Committee chair, is qualified as an audit committee financial expert under the SEC rules.

Compensation Committee

The Compensation Committee of the Kemper Board (the “Compensation Committee”) assists the Kemper Board in fulfilling its responsibilities relating to:

•	reviewing and approving corporate goals and objectives relevant to the compensation of Kemper’s Chief Executive Officer (the “CEO”) and evaluating the CEO’s performance and compensation in light of such goals and objectives;

•	overseeing the compensation of Kemper’s executive officers and other members of senior management as may be designated by the Compensation Committee from time to time;

•	reviewing and approving Kemper’s incentive compensation and equity-based compensation plans;

•	reviewing and approving the material terms of any employment agreements or severance or change-in-control arrangements involving any of Kemper’s executive officers; and

•	reviewing and making recommendations to the Kemper Board on non-employee director compensation.

The Kemper Board has determined that each member of the Compensation Committee is independent in accordance with the NYSE Listing Standards. Additional information about the Compensation Committee’s governance is provided below in the section entitled “Discussion Of Kemper Compensation Committee Governance” beginning on page 79.

Investment Committee

The Investment Committee of the Kemper Board (the “Investment Committee”) oversees Kemper’s investment objectives and policies and reviews the performance of Kemper’s investment portfolio on a consolidated basis. The Investment Committee is also responsible for reviewing and approving the policies and objectives for Kemper’s investment activities that are established and maintained by Kemper’s Chief Investment Officer.

NCG Committee

The Nominating and Corporate Governance Committee of the Kemper Board (the “NCG Committee”) assists the Board in fulfilling its responsibilities with respect to:

•	identifying potential candidates qualified to become Kemper Board members and recommending director nominees to the Kemper Board in connection with each annual meeting of stockholders;

•	developing and assessing principles and guidelines for corporate governance, executive succession, business conduct and ethics;

•	leading the Kemper Board in its annual review of the performance of the Kemper Board and Kemper Board committees; and

•	recommending to the Kemper Board director nominees, chairs for each Kemper Board committee and a Kemper Board member to serve as Chairman of the Kemper Board.

The Kemper Board has determined that each member of the NCG Committee is independent in accordance with the NYSE Listing Standards.

Corporate Governance

The Corporate Governance Guidelines, Code of Business Conduct and Ethics, charters for Kemper Board committees and other corporate governance information can be found on Kemper’s website at www.kemper.com under Governance. Copies of these documents may also be obtained free of charge by request to Kemper at One East Wacker Drive, Chicago, Illinois 60601, Attention: Investor Relations.

Selection of Board Nominees

In accordance with its charter, the NCG Committee recommends a slate of director nominees for election each year at the annual meeting of Kemper stockholders. As needed to fill actual or anticipated vacancies on the Kemper Board, the NCG Committee screens and interviews candidates, and conducts inquiries into each candidate’s background, qualifications and independence in accordance with the NYSE Listing Standards and SEC rules. The NCG Committee may, in its discretion, retain recruiters to identify and evaluate director candidates.

Kemper will also consider director recommendations by stockholders that are made in writing, addressed to Kemper’s Secretary, and include: (i) the candidate’s name, address and telephone number; (ii) a brief biographical description of the candidate, including his or her occupation for the last five years and a statement of the qualifications of the candidate to serve as director; and (iii) the candidate’s signed consent to serve as a director if elected and to be named in Kemper’s proxy materials as a director nominee. The NCG Committee will consider stockholder recommendations using the same standards it uses to assess all other candidates for director.

The NCG Committee evaluates potential nominees for director against the following standards that were previously adopted by the Kemper Board, as well as other attributes and skill sets considered desirable or necessary to address particular needs from time to time:

•	the highest ethical standards and integrity;

•	willingness and ability to devote sufficient time to the work of the Kemper Board;

•	willingness and ability to represent the interests of stockholders as a whole rather than those of special interest groups;

•	no conflicts of interest that would interfere with performance as a director;

•	a reputation for working constructively with others;

•	a history of achievement at a high level in business or the professions that reflects superior standards; and

•	qualities that contribute to the Kemper Board’s diversity.

The primary focus in recruitment and nomination of directors has been on skills and experience. Other than as noted in the last bullet point above, the NCG Committee does not have a specific policy or requirement with regard to its consideration of diversity in identifying director nominees, nor has it attempted to define or limit the concept of “diversity” to any particular set of characteristics. The NCG Committee and the Kemper Board believe that the Kemper Board should be comprised of members with complementary and diverse skills and experience which, collectively, contribute breadth of perspective and enable the Kemper Board to be an effective overseer of a publicly-traded insurance organization.

Related Person Transactions

The Kemper Board has adopted a written policy for the review, approval and ratification of transactions involving Kemper and “related persons” (directors, executive officers, stockholders owning 5 percent or more of Kemper common stock, or immediate family members of any of the foregoing) (the “Policy on Related Person Transactions”). The Policy on Related Person Transactions covers any related person transaction unless it involves: (i) a transaction generally available to all employees of Kemper; (ii) less than $120,000 in the aggregate; or (iii) a relationship as an insurance policyholder entered and maintained in the ordinary course of business of a subsidiary of Kemper on terms no more favorable to the related person than those applicable to non-affiliated third parties or those generally available to employees of Kemper. Covered related person transactions must be approved or ratified by the NCG Committee. In addition, approval under the Policy on Related Person Transactions is required before Kemper can make charitable contributions exceeding $120,000 in the aggregate in any fiscal year to a charitable organization for which a related person serves as an executive officer, director, trustee or in a similar capacity.

Upon learning of a proposed or existing related person transaction requiring review under the Policy on Related Person Transactions, management is required to submit the matter for consideration to the NCG Committee, which will review the transaction and make a determination as to whether it is consistent with the best interests of Kemper and its stockholders. In its review, the NCG Committee considers the facts and circumstances it deems significant and relevant to the particular transaction, including such factors as the related person’s relationship to Kemper and interest in the transaction, the value of the transaction and any reasonable alternatives, and the potential impact of the transaction on Kemper, the related person and other applicable parties. No director who is on the NCG Committee will participate in the review or approval under the Policy on Related Person Transactions of a transaction involving such director or a member of his or her immediate family.

In accordance with the Policy on Related Person Transactions, the NCG Committee has reviewed certain transactions with Kemper involving Fayez Sarofim & Co. (“FS&C”), a registered investment advisory firm. Christopher Sarofim, a member of the Kemper Board, is Vice Chairman and a member of the board of directors of FS&C. Fayez Sarofim, Chairman of the Board, Chief Executive Officer, a director and the majority shareholder of FS&C, was a member of the Kemper Board until his retirement on May 1, 2013, and is the beneficial owner of more than 5 percent of the issued and outstanding shares of Kemper common stock. Pursuant to an agreement entered into between FS&C and Kemper’s tax-qualified defined benefit pension plan (the “Pension Plan”), FS&C provides investment management services with respect to certain Pension Plan funds. At December 31, 2017, the Pension Plan had $171.8 million in assets managed by FS&C. Under the agreement, FS&C is entitled to fees calculated and payable quarterly based on the fair market value of the assets under management. During 2017, the Pension Plan incurred investment expenses of $0.9 million under the agreement. The agreement governing these services may be terminated by either party at any time on 30 days advance written notice. Kemper believes that the services described above have been provided on terms no less favorable to Kemper than could have been negotiated with non-affiliated third parties.

Director Independence

The Kemper Board has adopted categorical standards (the “Director Independence Standards”) to assist in its determination of director independence as required by Section 303A of the NYSE Listing Standards and applicable SEC rules. The Director Independence Standards are posted under Governance on Kemper’s website at www.kemper.com. Under the Director Independence Standards, a director is not independent for purposes of his or her service on the Kemper Board or a particular Kemper Board committee unless the director and his or her immediate family members meet all independence requirements applicable to such service under the NYSE Listing Standards and SEC rules. The Director Independence Standards incorporate by reference certain relationships listed in the NYSE and SEC independence rules. In addition, the Director Independence Standards define four specific types of relationships as categorically immaterial. Two of these types of relationships involve an organization or entity that either received charitable contributions from Kemper or engaged in transactions with Kemper, in either case to the extent the annual amounts involved did not exceed $120,000. The other two types of relationships are: (i) status as an insurance policyholder of a Kemper subsidiary in the ordinary course of business of the subsidiary on terms no more favorable to the director than those applicable to policies with unaffiliated third parties or those generally available to Kemper employees; and (ii) the receipt by a director of administrative support or retirement compensation for prior service from a former employer of such director that has a business relationship with Kemper. The Kemper Board believes that these specified types of relationships would not affect or influence Kemper’s business relationships or create a direct or indirect material interest in Kemper’s business transactions on the part of a director.

In connection with its annual independence assessment of the individuals recommended by the NCG Committee as nominees for election to the Kemper Board at the Kemper annual meeting, the Kemper Board considered the applicable independence rules and the factual information derived from the questionnaires and affirmations completed by the individual directors and other available information. The Kemper Board affirmatively determined that, under the NYSE Listing Standards, applicable SEC rules and the Director Independence Standards, Mses. Cronin and Whiting and Messrs. Cochran, Geoga, Goldstein, Johnson, Joyce and Storch are each independent directors with no material relationships with Kemper and, as a result, that a majority of the members of the Kemper Board are independent.

Compensation Committee Interlocks and Insider Participation

The Kemper Board has determined that each member of the Compensation Committee is independent in accordance with the NYSE Listing Standards. The Compensation Committee consists of Mses. Cronin and Whiting and Messrs. Geoga, Goldstein, Johnson and Storch. None of these individuals is a current or former officer or employee of Kemper or any of its subsidiaries, and none of these individuals had a relationship with Kemper during 2017 that required disclosure by Kemper under the SEC rules on transactions with related persons. No executive officer of Kemper has served as a director or member of the compensation committee or other board committee of another entity that had an executive officer who served on the Compensation Committee or the Kemper Board.

Board Leadership and Role in Risk Oversight

The Kemper Board Leadership Structure

The current Kemper Board structure includes a Chairman of the Kemper Board and four principal board committees. The Audit Committee, Compensation Committee and NCG Committee are comprised entirely of independent directors; the Investment Committee is comprised of two independent directors, another non-employee director and the CEO.

The Kemper Board has no set policy on whether the offices of the Chairman of the Kemper Board and CEO should be held by the same person and believes the combination or separation of these offices should be determined by the circumstances of Kemper and the composition of the Kemper Board. Until November 2015, the Chairman and CEO positions were held by the same individual, a structure that served Kemper well under its leadership at the time. The Chairman of the Kemper Board now serves as the primary liaison between non-employee directors and the CEO, although all non-employee directors are encouraged to communicate freely with the CEO and other members of management at any time. In addition, the Chairman of the Kemper Board sets agendas for, and presides over, Kemper Board meetings and the executive sessions of non-employee directors.

Kemper believes that its leadership structure is appropriate for Kemper given the role of the Chairman and current membership of the Kemper Board. In addition to the leadership provided by the Chairman and general oversight of Kemper provided by the full Kemper Board, all non-employee and independent directors meet regularly in executive session, and significant functions are provided by the key Kemper Board committees and the independent outside advisors those committees use in their discretion.

The Kemper Board’s Role in Risk Oversight

The Kemper Board plays an active role in the oversight of risk assessment and management at various levels of the Kemper Board’s leadership structure. The Kemper Board and Kemper Board committee meetings provide the directors with regular opportunities to discuss key matters and raise questions with management, auditors and any consultants retained by the Kemper Board or its committees. The Kemper Board is regularly informed by members of Kemper’s executive and operational management about a wide range of matters that could pose significant risks to Kemper. These include, for example, strategic plans, corporate transactions, and significant operational projects and developments. In addition, Kemper Board committees have the opportunity to evaluate areas of potential risk on issues pertinent to their particular functional responsibilities.

The Audit Committee has oversight responsibilities pertaining to a number of matters that involve potential risk to Kemper, most notably, Kemper’s financial reporting and internal controls, ERM functions, the internal audit function, matters reported through Kemper’s Corporate Responsibility Hotline, guidelines and policies regarding financial risk assessment and management, and the performance of Kemper’s independent auditors. In carrying out these responsibilities, the Audit Committee reviews, for example, Kemper’s quarterly and annual financial statements and related SEC disclosures and auditor’s reports and communications, ERM structure and program, major risk exposures (including risks associated with catastrophe losses) and management assessments and controls, and internal audit plans and significant findings. In addition, the Audit Committee receives regular updates on Kemper’s information security program, cybersecurity risks and related developments. The Compensation Committee has oversight responsibilities pertaining to Kemper’s executive compensation and equity-based compensation programs. In carrying out these responsibilities, the Compensation Committee reviews compensation risk assessments, performance metrics and results under Kemper’s cash incentive and equity-based compensation plans and levels of ownership of Kemper common stock by its executives.

Director Compensation

2017 Annual Kemper non-Employee Director Compensation Program

The following table shows the 2017 non-employee director compensation program:

Board/Committee/Position	Annual Chair Retainer ($)	Annual Non-Chair Retainer ($)	Meeting Attendance Fee ($) (1)	Deferred Stock Unit Award ($)
Kemper Board	155,000	60,000	1,500	110,000	(2)
Audit Committee	33,000	15,000	2,000	—
Compensation Committee	15,000	8,000	—	—
Investment Committee	15,000	10,000	3,000	—
NCG Committee	15,000	7,000	—	—

(1)	Effective in the second quarter of 2017, meeting attendance fees were eliminated. For the first quarter of 2017, this fee was paid for each Kemper Board meeting and each Kemper Board committee meeting attended on a day when the full Kemper Board did not meet.
(2)	An annual deferred stock unit (“DSU”) award covering shares of Kemper common stock with a grant date value of $110,000 is automatically granted at the conclusion of each annual meeting of Kemper stockholders to each non-employee director under Kemper’s 2011 Omnibus Equity Plan (the “Kemper Plan”).

The non-employee directors are eligible to defer up to 100 percent of the fees earned for service on the Kemper Board and Kemper Board committees under the Kemper Corporation Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”). See “Executive Officer Compensation and Benefits—Deferred Compensation Plan” beginning on page 109.

The DSUs granted to non-employee directors give the holder the right to receive one share of Kemper common stock for each DSU issued and are fully vested on the date of grant. Holders of DSUs are entitled to receive dividend equivalents in cash in the amount and at the time that dividends would have been payable if the DSUs were shares of Kemper common stock. Conversion of the DSUs into shares of Kemper common stock is deferred until the date the holder’s service on the Kemper Board terminates.

All directors on the Kemper Board are entitled to reimbursement for travel expenses incurred in attending Kemper Board and Kemper Board committee meetings and other Kemper business. Each of Kemper’s directors, including any director who is also a member of management, is a party to an indemnification and expense advancement agreement with Kemper, as permitted by the Delaware General Corporation Law. The provisions of these agreements are substantially the same as the indemnification provisions applicable to the directors under the Kemper Charter and Kemper Bylaws, except that the agreements may not be amended or terminated without the written consent of the respective director.

Effective in the second quarter of 2018, the Kemper Board increased the annual retainer for the Chairman of the Kemper Board to $165,000.

Director Compensation Table

The following table shows the compensation earned by directors on the Kemper Board in 2017 based on the annual non-employee director compensation program in effect for 2017. The specific amount of fees earned and awards granted differs for individual directors based on the particular committees on which they sit, the dates they joined or departed from the Kemper Board and specific Kemper Board committees, and the variable fee structure for each committee and committee chairs compared to non-chair members.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($) (1)	Deferred Stock Unit Awards($) (2)	All Other Compensation($) (3)	Total($)
George N. Cochran	101,750	110,000	4,877	216,627
Kathleen M. Cronin	93,000	110,000	4,877	207,877
Douglas G. Geoga	79,500	110,000	5,837	195,337
Thomas M. Goldstein	92,500	110,000	2,074	204,574
Lacy M. Johnson	69,750	110,000	2,074	181,824
Robert J. Joyce	173,000	110,000	5,837	288,837
Christopher B. Sarofim	73,250	110,000	5,837	189,087
David P. Storch	78,250	110,000	5,837	194,087
Susan D. Whiting	34,283	—	—	34,283

(1)	Fees shown were earned for service on the Kemper Board and/or Kemper Board committees and include any amounts deferred at the election of an individual Kemper Board member under the Deferred Compensation Plan. For more information about the Deferred Compensation Plan, see “Executive Officer Compensation and Benefits—Deferred Compensation Plan” beginning on page 109.
(2)	The amounts shown represent the aggregate grant date fair values of the annual DSU awards granted to the designated directors on May 3, 2017. Ms. Whiting was not a member of the Kemper Board until August 2017 and so was not eligible for a DSU award in 2017. The grant date fair values for the annual DSU awards were based on the grant date closing price ($38.20) per share of Kemper common stock. For a discussion of valuation assumptions, see Note 10, Long-term Equity-based Compensation, to the Consolidated Financial Statements included in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference into this joint proxy statement/prospectus.

For each non-employee director, the following table shows the total number of outstanding stock option shares and DSUs held as of December 31, 2017:

Name	Outstanding Option Shares as of 12/31/17(#)	Outstanding Deferred Stock Units as of 12/31/17(#)
George N. Cochran	9,179	5,800
Kathleen M. Cronin	8,000	5,800
Douglas G. Geoga	33,965	6,800
Thomas M. Goldstein	—	2,880
Lacy M. Johnson	—	2,880
Robert J. Joyce	17,179	6,800
Christopher B. Sarofim	16,000	6,800
David P. Storch	29,179	6,800
Susan D. Whiting	—	—

(3)	The amounts shown represent the amounts paid as dividend equivalents in connection with outstanding DSUs.

KEMPER PROPOSAL 1: SHARE ISSUANCE PROPOSAL

As discussed elsewhere in this joint proxy statement/prospectus, Kemper stockholders will consider and vote on a proposal to approve the issuance of shares of Kemper common stock pursuant to the Merger Agreement (the “share issuance proposal”).

Kemper common stock is listed on the NYSE, and, as such, Kemper is subject to the rules and regulations of the NYSE, including NYSE Listed Company Manual Section 312.03(c). In order to comply with the rules and regulations of the NYSE and to satisfy conditions under the Merger Agreement, Kemper stockholders are being asked to approve the share issuance proposal.

The Kemper Board unanimously recommends that Kemper stockholders vote “FOR” the share issuance proposal.

If a Kemper stockholder returns a properly executed proxy card, but does not indicate instructions on such stockholder’s proxy card, such stockholder’s shares of Kemper common stock represented by such proxy card will be voted “FOR” the share issuance proposal.

The approval by Kemper stockholders of the share issuance proposal requires the affirmative vote of a majority of the votes cast on such proposal, provided that a quorum is present.

Under the current rules and interpretive guidance of the NYSE, a Kemper stockholder’s election to abstain from voting on the share issuance proposal will have the same effect as a vote “AGAINST” the approval of this proposal. However, the failure of a Kemper stockholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of a Kemper stockholder to vote will have no effect on the approval of the share issuance proposal because these failures to vote are not considered “votes cast.”

KEMPER PROPOSAL 2: MEETING ADJOURNMENT PROPOSAL

Kemper stockholders may be asked to vote on a proposal to adjourn the Kemper annual meeting to a later date or time, but for no longer than twenty (20) business days in the aggregate, for the absence of a quorum or to allow reasonable additional time to solicit proxies in favor of the share issuance proposal if there are insufficient votes at the time of the Kemper annual meeting to approve the share issuance proposal (the “Kemper meeting adjournment proposal”).

The Kemper Board unanimously recommends that Kemper stockholders vote “FOR” the Kemper meeting adjournment proposal.

If a Kemper stockholder returns a properly executed proxy card, but does not indicate instructions on such stockholder’s proxy card, such stockholder’s shares of Kemper common stock represented by such proxy card will be voted “FOR” the Kemper meeting adjournment proposal.

The approval by Kemper stockholders of the Kemper meeting adjournment proposal requires the affirmative vote of the majority of the votes cast on such proposal, provided that a quorum is present. The approval by Kemper stockholders of the Kemper meeting adjournment proposal is not a condition to the closing.

A Kemper stockholder’s election to abstain from voting, the failure of a Kemper stockholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of a Kemper stockholder to vote will have no effect on the approval of this proposal.

The Chairman of the Kemper annual meeting is entitled to adjourn the meeting to another place, date or time if a quorum is not present. At any subsequent reconvening of the Kemper annual meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Kemper annual meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

KEMPER PROPOSAL 3: ELECTION OF DIRECTORS

Kemper stockholders will be asked to elect the Nominees to the Kemper Board. Directors serve for a term of one year or until the election of their successors, or as otherwise provided under the Kemper Bylaws. If any of the Nominees for election to the Kemper Board at the Kemper annual meeting named below declines or is unable to serve as a director (which is not anticipated), the individuals designated as proxies on the proxy card reserve full discretion to vote for any or all other persons who may be nominated. A Nominee will be elected if the number of votes cast “FOR” exceeds the number of votes cast “AGAINST” his or her election.

The Kemper Board unanimously recommends that stockholders vote “FOR” the election of each of the Nominees.

If a Kemper stockholder returns a properly executed proxy card, but does not indicate instructions on such stockholder’s proxy card, such stockholder’s shares of Kemper common stock represented by such proxy card will be voted “FOR” the election of each of the Nominees.

The election of each Nominee requires the affirmative vote of the majority of the votes cast, provided that a quorum is present, meaning that the number of shares voting “FOR” a Nominee exceeds the number of shares voted “AGAINST” a nominee. A Kemper stockholder’s election to abstain from voting, the failure of a Kemper stockholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of a Kemper stockholder to vote will have no effect on the election of Nominees.

The election of the Nominees to the Kemper Board is not a condition to the closing.

Business Experience of Nominees

The NCG Committee considers and recommends candidates for election to the Kemper Board. Each of the individuals selected to serve as a Nominee meets the standards for Kemper Board nominees described in the section entitled “Kemper Corporate Governance—Selection of the Kemper Board Nominees” beginning on page 60. The NCG Committee and the Kemper Board believe that each Nominee has demonstrated significant business achievements, ethical principles and commitment to serve Kemper and its stockholders, and that the specific experience, qualifications, attributes and skills of each Nominee add to the collective ability of the Kemper Board to perform its duties and discharge its responsibilities with competence, professionalism and expertise.

The following is a summary of the background of and public-company directorships held by each Nominee over at least the past five years, as well as some specific factors particular to such Nominee that, combined with the generally applicable factors noted above, led the Kemper Board to conclude that he or she should be selected as a Nominee for election to the Kemper Board at the Kemper annual meeting:

George N. Cochran
Age: 63 Director since: 2015

Mr. Cochran served as Chairman in the Global Financial Institutions Group at Macquarie Capital until his retirement in December 2014. Previously, he was the Chairman of Fox-Pitt Kelton Cochran Caronia Waller (“FPKCCW”) and co-founder of its predecessor firm, Cochran Caronia Waller (“CCW”). FPKCCW was acquired by Macquarie Capital in November 2009. Prior to co-founding CCW, Mr. Cochran was an investment banker at Kidder Peabody & Co., where he headed the firm’s Insurance M&A and Financing Practice. He also served as Managing Director and Insurance Industry Head of Coopers & Lybrand Securities, LLC.

Mr. Cochran brings considerable insurance industry expertise to the Kemper Board, as well as substantial merger and acquisition knowledge specific to the industry. His experience in top leadership roles at several investment banking firms provides the Kemper Board with additional expertise in the areas of executive development and operational management. In addition, Mr. Cochran is a National Association of Corporate Directors (“NACD”) Governance Fellow and Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for directors and corporate governance professionals.

Kathleen M. Cronin
Age: 54 Director since: 2015

Ms. Cronin is Senior Managing Director, General Counsel and Corporate Secretary for CME Group Inc. (“CME Group”), the world’s leading and most diverse derivatives marketplace. Before joining CME Group in November 2002, Ms. Cronin was in private practice at the law firm of Skadden, Arps, Slate, Meagher and Flom, where she was employed for more than ten years and focused her practice on corporate, securities offerings and transactional matters. From 1995 to 1997, Ms. Cronin served as Chief Counsel/Corporate Finance for Sara Lee Corporation.

Ms. Cronin’s role overseeing audit, compliance, regulatory and risk management functions at CME Group, and her experience in the areas of information security, corporate governance, government relations, corporate law and corporate finance, provide the Kemper Board with important knowledge and perspective on the challenges of doing business in a highly-regulated industry. Her background in these areas also makes her particularly well-suited to serve on the Audit and NCG Committees.

Douglas G. Geoga
Age: 62 Director since: 2000

Mr. Geoga is President and Chief Executive Officer of Salt Creek Hospitality, LLC, a privately-held firm engaged in making investments in the hospitality industry and providing related advisory services. Since 2013, Mr. Geoga has also served as the non-executive Chairman of the Board of Directors of Extended Stay America, Inc., the owner/operator of the Extended Stay America® Hotel chain, and ESH Hospitality, Inc., a related real estate investment trust, the common stock of which are traded together as paired shares. From October 2010 until the completion of an initial public offering of these two companies in November 2013, Mr. Geoga served as non-executive Chairman of the owner of the Extended Stay America Hotel chain. Since October 2016, Mr. Geoga has also served as an advisor to the board of directors of Atlantica Investment Holdings Limited, which through affiliated companies is the second largest manager of hotels in Brazil. From October 2014 until October 2016, Mr. Geoga had served as Chairman of the firm. From October 2012 until September 2015, Mr. Geoga also served as Executive Chairman of Foundations Recovery Network, LLC, an owner and operator of residential and outpatient substance abuse treatment centers. From July 2006 until December 2009, Mr. Geoga’s primary occupation was serving as principal of Geoga Group, LLC, an investment and advisory consulting firm focused primarily on the hospitality industry. Until July 2006, Mr. Geoga served as the President of Global Hyatt Corporation, Hyatt Corporation and AIC Holding Co., which collectively operated the Hyatt chain of hotels throughout the world.

Mr. Geoga’s leadership roles at Extended Stay Hotels and Hyatt, both prominent companies in their industry, as well as his extensive experience in private business investment, brings to the Kemper Board the perspective of both an operating executive and one who is sophisticated in corporate investments and finance.

Thomas M. Goldstein
Age: 59 Director since: 2016

Mr. Goldstein served as Senior Vice President, Chief Financial Officer, Protection Division of Allstate Corporation from April 2011 to June 2014. From 2009 to 2011, he served as a consultant to the financial services industry and pursued community bank acquisitions with The GRG Group LLC. Prior to that, he served as Managing Director and Chief Financial Officer for Madison Dearborn Partners from 2007 to 2009. From 1998 to 2007, Mr. Goldstein served in a number of executive and finance positions for LaSalle Bank Corporation, including Chairman, Chief Executive Officer, and President of ABN AMRO Mortgage Group, and as Chief Financial Officer of LaSalle Bank Corporation. Before LaSalle Bank, he held a variety of positions with Morgan Stanley Dean Witter. Mr. Goldstein is also a director of Federal Home Loan Mortgage Corporation (Freddie Mac) and a member of the Board of Trustees of the Columbia Acorn Trust and the Wanger Advisors Trust.

Mr. Goldstein offers extensive experience in the financial services industry to the Kemper Board. His prior roles as a chief financial officer and manager of acquisitions provides the Kemper Board with additional insight into these critical corporate areas.

Lacy M. Johnson
Age: 65 Director since: 2016

Mr. Johnson is a partner with the Ice Miller LLP law firm, where he has practiced since January 1993. His primary practice areas focus on public affairs services and he serves as co-chair to the firm’s Public Affairs and Gaming Group. Before joining Ice Miller, Mr. Johnson served as Attorney, Government Relations Services, Sagamore-Bainbridge, Inc., Director of Security for the Indiana State Lottery, liaison with the Indiana General Assembly, and Lt. Colonel and deputy superintendent for Support Services for the Indiana State Police. Mr. Johnson is a Democratic National Committeeman and former Lt. Commander of the United States Naval Intelligence Reserves.

Mr. Johnson’s background in public affairs and government relations brings unique perspective to the Kemper Board. In addition, Mr. Johnson provides the Kemper Board with legal acumen gained over his twenty years of legal practice in a private law firm.

Robert J. Joyce
Age: 69 Director since: 2012

Mr. Joyce has served as Chairman of the Kemper Board since November 2015. Mr. Joyce served as Chairman and Chief Executive Officer of Westfield Group from July 2003 to January 2011, and as Executive Chair of Westfield’s Board from January 2011 until his retirement in March 2012. Westfield Group is privately-held and provides a broad portfolio of insurance and financial services. Mr. Joyce also served as Chairman of Westfield Bank from December 2001 to April 2010. Prior to joining Westfield in 1996, Mr. Joyce held various senior leadership positions with Reliance Insurance Group, and previously worked as a certified public accountant. Mr. Joyce served as a U.S. Navy Captain and is a veteran of Desert Storm and Desert Shield.

Mr. Joyce brings substantial leadership experience and insurance industry expertise to the Kemper Board. Mr. Joyce also gained valuable acumen and skills for his role as Chairman of the Kemper Board through his years of service as Chairman of the Board at Westfield. In addition, Mr. Joyce served on the Board of Governors of the Property Casualty Insurers Association of America and is a past chair of that organization. He also served as a Trustee of the Griffith Insurance Education Foundation and on the Board of the National Association of Independent Insurers.

Joseph P. Lacher, Jr.
Age: 48 Director since: 2015

Mr. Lacher has served as President and Chief Executive Officer of Kemper since November 2015. Mr. Lacher previously served in other senior executive roles in the insurance industry. From November 2009 to July 2011, Mr. Lacher was President of Allstate Protection, a unit of Allstate Corporation, where he led the company’s property and casualty offerings serving more than seventeen million American households. Prior to Allstate, Mr. Lacher spent eighteen years at The Travelers Companies, Inc., most recently serving as Executive Vice President—Personal Insurance from 2002 to 2009 and additionally as Executive Vice President—Select Accounts from 2006 to 2009.

Mr. Lacher’s senior executive experience in the insurance industry brings valued expertise and perspective to the Kemper Board. In his role as Kemper’s Chief Executive Officer, he fills a critical role as liaison between the Kemper Board and the members of Kemper’s executive and operational teams. His strong industry background and insights complement the broad business backgrounds and skills of the other members of the Kemper Board.

Christopher B. Sarofim
Age: 54 Director since: 2013

Mr. Sarofim is the Vice Chairman and a member of the Board of Directors of Fayez Sarofim & Co., a registered investment advisory firm. Mr. Sarofim joined the firm in 1988 and has been a member of its Board since August 2014. He is a member of the firm’s Executive, Finance and Investment Committees, and is also the President of the firm’s foreign advisory business, Sarofim International Management Company. Mr. Sarofim shares portfolio management responsibilities for numerous separate accounts advised by the firm, as well as several Dreyfus Corporation mutual funds. Prior to joining Fayez Sarofim & Co., he was employed with Goldman, Sachs & Co. in corporate finance.

Mr. Sarofim offers the Kemper Board extensive experience in the investment world, gained with one of the nation’s premier investment advisory firms. With his financial background and investment advisory experience, Mr. Sarofim is particularly well-suited to serve on the Investment Committee and provides the Board financial market and securities analysis expertise, key aspects in the management of Kemper’s investment portfolio.

David P. Storch
Age: 65 Director since: 2010

Mr. Storch is currently Chairman of the Board and Chief Executive Officer of AAR Corp., a leading provider of aviation services to the worldwide commercial aerospace and government/defense industries. Mr. Storch has served as AAR’s Chairman of the Board and Chief Executive Officer since October 2005, and additionally as President from July 2015 to June 2017. He previously served various terms as AAR’s President, Chief Executive Officer and Chief Operating Officer between 1989 and 2007. Mr. Storch plans to retire as AAR’s CEO in May 2018. Mr. Storch is also a director of KapStone Paper and Packaging Corporation, a leading North American producer of unbleached kraft paper and corrugated packaging products. Mr. Storch served as Lead Director of the Kemper Board from August 2012 to November 2015.

Mr. Storch brings the Kemper Board substantial leadership expertise and skills. His experiences as Chairman of the Board and Chief Executive Officer of a large multinational public corporation, an executive responsible for business development, a board member of another public company and a business leader in his industry, offer the Board broad and unique perspectives and hands-on knowledge of the challenges of running a public company.

Susan D. Whiting
Age: 61 Director since: 2017

Ms. Whiting currently serves as an executive advisor to for-profit global companies, both private and public. Ms. Whiting had served as Vice Chair of Nielsen Holdings plc until she stepped down in January 2014, following a 35-year career with the company. Nielsen is a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Ms. Whiting’s prior positions with Nielsen include President, Chief Operating Officer, Chief Executive Officer and Chairman of Nielsen Media Research, and Global Executive Vice President. Ms. Whiting has also served as a director of Alliant Energy Corporation since 2013.

Ms. Whiting’s extensive background in a variety of operational and executive roles, and her resulting expertise in consumer behavior, information services and data analytics, provide the Kemper Board with strategic management know-how in these areas. In addition, Ms. Whiting’s career service with Nielsen gives the Kemper Board significant consumer-focused perspective and insight.

KEMPER PROPOSAL 4: NON-BINDING ADVISORY VOTE TO RATIFY SELECTION OF

KEMPER’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Kemper stockholders will be asked to vote on a non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018.

The Audit Committee considered the performance and qualifications of Deloitte & Touche LLP and has reappointed Deloitte & Touche LLP to serve as Kemper’s independent registered public accountant for fiscal year 2018, and the Kemper Board is asking Kemper stockholders to ratify that selection. Under applicable laws, rules and regulations, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Kemper’s independent registered public accountant. The Kemper Board believes that stockholder ratification of the appointment of the independent registered public accountant, while not legally required, represents good governance practice in light of the significance of the independent registered public accountant’s role in the process of ensuring the integrity of Kemper’s financial statements.

The vote is advisory, which means that the vote is not binding on Kemper, the Kemper Board or the Audit Committee. The affirmative vote of a majority of the votes cast with respect to the non-binding advisory proposal is required to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for the 2018 fiscal year, provided a quorum is present. In the event that the appointment is not ratified, the Audit Committee will consider whether the appointment of a different independent registered public accountant would better serve the interests of Kemper and its stockholders. Despite stockholder ratification, the Audit Committee may appoint a new independent registered public accountant at any time if it determines in its sole discretion that such appointment is appropriate and in the best interests of Kemper and its stockholders.

It is expected that representatives from Deloitte & Touche LLP will be present at the Kemper annual meeting. Such representatives may make a statement if they desire to do so and will be available to respond to appropriate questions.

The Kemper Board unanimously recommends that stockholders vote “FOR” the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018.

If a Kemper stockholder returns a properly executed proxy card, but does not indicate instructions on such stockholder’s proxy card, such stockholder’s shares of Kemper common stock represented by such proxy card will be voted “FOR” the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018.

The approval by Kemper stockholders of the non-binding advisory proposal to ratify the selection of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 is not a condition to the closing.

A Kemper stockholder’s election to abstain from voting will have no effect on the approval of this proposal. Kemper does not expect there to be any broker non-votes with respect to this proposal as the ratification of Deloitte & Touche LLP as Kemper’s independent registered public accountant for fiscal year 2018 is a “routine” matter on which a bank, broker, trust or other nominee holder of record is permitted to vote without instructions from the beneficial owner.

Audit Committee Report

This report concerns the Audit Committee and its activities regarding Kemper’s financial reporting and auditing processes. The role of the Audit Committee is one of oversight, and does not include conducting audits or determining whether the financial statements are complete and accurate. The responsibility for the completeness and accuracy of Kemper’s financial statements and the assessment of the effectiveness of Kemper’s internal control over financial reporting rests with Kemper’s management. It is the responsibility of Kemper’s independent registered public accountant to perform an audit of, and to express an opinion on whether, Kemper’s annual financial statements are fairly presented in conformity with accounting principles generally accepted in the United States and the effectiveness of Kemper’s internal control over financial reporting. The responsibility of the Audit Committee is to review and monitor these processes on behalf of the Kemper Board.

In this context, the Audit Committee has reviewed and discussed Kemper’s audited financial statements and the effectiveness of Kemper’s internal control over financial reporting with management and Deloitte & Touche LLP, Kemper’s independent registered public accountant for the fiscal year ended December 31, 2017. The Audit Committee has also discussed with Deloitte & Touche LLP, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received from, and discussed with, Deloitte & Touche LLP its written disclosures and letter regarding its independence required by applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee regarding independence and has discussed with Deloitte & Touche LLP its independence.

In reliance on these reviews and discussions, and the report of Deloitte & Touche LLP as Kemper’s independent registered public accountant, the Audit Committee recommended to the Kemper Board that Kemper’s audited financial statements for the year ended December 31, 2017 be included in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Audit Committee of the Board of Directors of Kemper Corporation

George N. Cochran, Chair

Kathleen M. Cronin

Douglas G. Geoga

Thomas M. Goldstein

Robert J. Joyce

Susan D. Whiting

Independent Registered Public Accountant

Independent Registered Public Accountant Fees for 2017 and 2016 and Pre-Approval of Services

Deloitte & Touche LLP, a registered public accountant with the PCAOB, served as Kemper’s independent registered public accountant for and during the years ended December 31, 2017 and 2016. The following table provides information regarding the fees for professional services provided by Deloitte & Touche LLP for 2017 and 2016:

Fee Type	2017	2016
Audit Fees	$3,847,215	$3,997,234
Audit-Related Fees	46,000	40,900
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$3,893,215	$4,038,134

Audit Fees in 2017 and 2016 included fees for: (i) the audit of Kemper’s annual financial statements and to provide an opinion on the effectiveness of Kemper’s internal control over financial reporting; (ii) the review of the financial statements included in Kemper’s quarterly reports on Form 10-Q; and (iii) other services normally provided by the independent registered public accountant, including services in connection with regulatory filings by Kemper and its subsidiaries for the 2017 and 2016 fiscal years. Audit-Related Fees in 2017 and 2016 relate to fees for the audit of one of Kemper’s employee benefit plans.

Under its charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Kemper’s independent registered public accountant, including the pre-approval of audit engagements and all permitted non-audit engagements of the independent registered public accountant. Pre-approval of non-audit services may be delegated to the chair of the Audit Committee. All services provided to Kemper by Deloitte & Touche LLP in 2017 and 2016 were pre-approved by the Audit Committee.

KEMPER PROPOSAL 5: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION

OF KEMPER’S NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, Kemper stockholders will be asked to vote on a non-binding advisory proposal to approve the compensation of Kemper’s named executive officers as described in this joint proxy statement/prospectus in accordance with applicable compensation disclosure rules (the “Say-On-Pay Vote”).

At Kemper’s previous annual meeting of stockholders, Kemper’s stockholders approved the Say-On-Pay Vote by 97.7% of the votes cast on the proposal, and voted in favor of having Kemper provide future Say-On-Pay Vote opportunities every year.

In voting on the non-binding advisory proposal to approve the compensation of Kemper’s named executive officers, Kemper stockholders will be voting on whether to approve the following resolution:

“RESOLVED, that, Kemper’s stockholders approve the compensation paid to Kemper’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K in the joint proxy statement/prospectus for the Kemper annual meeting, including the section captioned Kemper Compensation Discussion and Analysis, the compensation tables and related narrative discussions.”

This proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the Kemper named executive officers as described in this joint proxy statement/prospectus in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means the vote is not binding on Kemper, the Kemper Board or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The section entitled “Kemper Compensation Discussion and Analysis” beginning on page 81 provides detailed information on the executive compensation program and amounts paid to Kemper’s named executive officers in fiscal year 2017. Kemper encourages all stockholders to review the Compensation Discussion and Analysis disclosure in considering whether to vote in favor of this proposal. Kemper believes the 2017 executive compensation program has served as an effective means of attracting and retaining the new members of its leadership team and that the program’s components, including Kemper’s 2017 Annual Incentive Program (described on page 90 of this joint proxy statement/prospectus), will serve as a key supporting mechanism to drive Kemper’s improved financial performance.

The Kemper Board unanimously recommends that Kemper stockholders vote to approve the compensation of Kemper’s named executive officers as described in this joint proxy statement/prospectus by voting “FOR” the Say-On-Pay Vote.

If a Kemper stockholder returns a properly executed proxy card, but does not indicate instructions on such stockholder’s proxy card, such stockholder’s shares of Kemper common stock represented by such proxy card will be voted “FOR” the Say-On-Pay Vote.

The approval by Kemper stockholders of the Say-On-Pay Vote is not a condition to the closing.

A Kemper stockholder’s election to abstain from voting, the failure of a Kemper stockholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of a Kemper stockholder to vote will have no effect on the approval of this proposal.

EXECUTIVE OFFICERS

The following narratives summarize the business experience over at least the last five years of Kemper’s current executive officers, other than Mr. Lacher, whose business experience is described in the section entitled “Kemper Proposal 3: Election of Directors—Business Experience of Nominees” beginning on page 68. The positions described below as being with Kemper may have been held with Kemper or one or more of its subsidiaries. The executive officers serve at the pleasure of the Kemper Board.

John M. Boschelli, Senior Vice President and Chief Investment Officer, 49

Mr. Boschelli assumed his current position with Kemper in May 2015. Mr. Boschelli served as Vice President and Chief Investment Officer of Kemper from May 2009 to May 2015. Mr. Boschelli served as Kemper’s Treasurer from February 2002 to May 2009, as Assistant Treasurer from December 1999 to February 2002 and in various other positions from December 1997 to April 1999.

Charles T. Brooks, Senior Vice President, Operations and Systems, 51

Mr. Brooks joined Kemper in May 2016 as Senior Vice President & Chief Information Officer and assumed his current position in March 2017. Prior to joining Kemper, Mr. Brooks served as the Global Operations and Technology Officer for ACE Limited (now Chubb), a position he held from August 2011 to December 2015. From February 2009 to August 2011, Mr. Brooks served as Senior Vice President/Head, Member and Plan Sponsor Services for Aetna. Mr. Brooks previously served as Senior Vice President, Operations and Chief Information Officer, Personal Lines for Travelers from December 2003 to February 2009 and as Partner, Financial Services—Insurance Practice at Accenture from June 1998 to December 2003.

C. Thomas Evans, Jr., Senior Vice President, Secretary and General Counsel, 59

C. Thomas Evans, Jr., assumed his current position with Kemper in May 2016. Mr. Evans served as Kemper’s Vice President, General Counsel and Secretary from May 2015 to May 2016 and as Secretary and Associate General Counsel from May 2011 to May 2015. Mr. Evans served as Kemper’s Assistant General Counsel from May 2002 to May 2011 and as Counsel from April 1992 to May 2002. Before joining Kemper in 1992, Mr. Evans was in private practice with the law firm of Winston & Strawn, where his practice focused on commercial litigation.

Mark A. Green, Senior Vice President and President, Life & Health Division, 50

Mr. Green joined Kemper in May 2016. Prior to joining Kemper, Mr. Green held various executive positions with Allstate Corporation from March 2009 to May 2016, and most recently served as President-Encompass Insurance Company from August 2015 to May 2016. During his tenure with Allstate, he also served as President-Allstate Dealer Services, President-Ivantage and Senior Vice President-Allstate Financial. Prior to Allstate, Mr. Green served as Chief Risk Officer/Executive Vice President with AIX Group from July 2005 to March 2009. He previously served as Vice President-Wells Fargo Insurance Services from July 2003 to July 2005, Vice President of Chubb Financial Solutions from July 2002 to July 2003 and served in various management roles at Swiss Re from July 1995 to July 2002.

Kan Yuk “Andy” Lau, Senior Vice President and Chief Data Analytics Officer, 49

Mr. Lau joined Kemper in August 2017. Prior to joining Kemper, Mr. Lau served as Vice President, Analytics for CNA Insurance Company’s Enterprise Data and Analytics from July 2014 to July 2017. Mr. Lau previously served as Vice President and Product Manager from December 2012 to June 2014 for Liberty International’s Great Britain Operations in London, England. Mr. Lau has also held executive positions with Regional Companies Group at Liberty Mutual from April 2012 to December 2012, and The Hartford Financial Services Group from October 2005 to April 2012, where he worked in several consumer and commercial research and product leadership positions.

James J. McKinney, Senior Vice President and Chief Financial Officer, 38

Mr. McKinney joined Kemper in November 2016. Prior to joining Kemper, Mr. McKinney served as Executive Vice President, Chief Financial Officer for Banc of California from November 2015 to November 2016 and as Executive Vice President, Chief Accounting Officer from September 2015 to November 2015. From November 2012 to July 2015, Mr. McKinney held senior executive positions with International Lease Finance Corporation, a unit of AerCap Holdings N.V., where he served most recently as Vice President, Controller and previously as Vice President, Principal Accounting Officer and Global Corporate Controller. Mr. McKinney previously held several senior financial positions with RBS Citizens Asset Finance from June 2004 to November 2012, most recently as Vice President, Head of Balance Sheet Management, Operations & Strategy.

Christine F. Mullins, Senior Vice President and Chief Human Resources Officer, 59

Ms. Mullins joined Kemper in November 2016. Prior to joining Kemper, Ms. Mullins served as a Partner at CEO.works from January 2015 to October 2016. From April 2008 to December 2014, Ms. Mullins served in a number of executive human resource positions at Zurich Insurance Group, most recently as Head of HR Strategy and Global Services from November 2012 to December 2014. She previously served as Human Resource Chief Operating Officer and Director of Human Resources Transformation for Zurich from June 2011 to November 2012. Prior to joining Zurich, Ms. Mullins held various executive and management positions with Motorola, Inc. from 1979 to 2008.

Richard Roeske, Vice President and Chief Accounting Officer, 57

Mr. Roeske assumed his current position with Kemper in January 2001 and has served as Kemper’s Chief Accounting Officer since August 1999. Additionally, for portions of 2010 and 2016, Mr. Roeske served as Kemper’s Interim Chief Financial Officer. Mr. Roeske also held various accounting positions within Kemper from January 1990 to August 1999.

Duane A. Sanders, Senior Vice President, Property & Casualty Division, 61

Mr. Sanders joined Kemper in January 2018. Prior to joining Kemper, Mr. Sanders spent 16 years at Travelers, from August 2001 to January 2018, in several senior leadership roles, most recently as Senior Vice President of Small Commercial, leading Field Operations, National Programs, National Distribution, International Small Commercial, and the broader Business Insurance Low Touch initiative. From 2013 to 2016, Mr. Sanders held various senior leadership roles at Travelers Canada, including CEO and COO. Prior to joining Travelers, Mr. Sanders held various senior leadership positions at Mobile America Insurance Group from 1995 to 2001.

DISCUSSION OF KEMPER COMPENSATION COMMITTEE GOVERNANCE

Kemper Compensation Committee Authority and Delegation

The scope and authority of the Compensation Committee is described in the section entitled “Kemper Corporate Governance—Meetings and Committees of the Kemper Board.” The Compensation Committee has authority to retain outside advisors to assist the committee in its evaluation of executive compensation, and to approve the fees and other terms of retention of such advisors. Under the terms of its charter, the Compensation Committee may delegate authority, consistent with applicable law, to subcommittees. However, the Compensation Committee does not presently have any subcommittees and no such delegations have been made.

The Compensation Committee has delegated authority to Kemper’s CEO to grant a limited number of awards under the Kemper Plan, designate the recipients of such awards, and determine the size, terms and conditions of such awards. The delegated authority covers only new hire, promotional and retention awards to employees other than Kemper’s officers who are required to file reports of their beneficial ownership of shares of Kemper common stock under Section 16 of the Exchange Act. The delegated authority is regularly monitored by the Compensation Committee.

Compensation Committee Process Overview

The Compensation Committee performs an annual review of Kemper’s executive compensation policies, practices and programs, and of the compensation provided to Kemper’s executive officers and directors. Annual reviews have historically started at the Compensation Committee meeting held in the last quarter of each year, with compensation determinations for Kemper’s executive officers approved at its first quarter meeting of the following year. At or prior to its first quarter meeting, the Compensation Committee makes decisions on:

•	annual compensation of Kemper’s executive officers;

•	determination of the amounts of any annual cash incentives payable for the prior year, including validation of performance results for determining any payouts under performance-based cash and equity-based compensation awards granted for prior years;

•	any changes to Kemper’s executive compensation plans and programs; and

•	determinations as to the current-year cash and equity-based compensation.

Kemper’s CEO plays a key role in the decision-making process with regard to annual compensation for the other executive officers by providing performance assessments and making compensation recommendations to the Compensation Committee on salary, annual cash incentives, and equity-based compensation awards. The Compensation Committee considers these recommendations and meets with the CEO to discuss his rationale. The Compensation Committee works collaboratively with the CEO, taking into account his knowledge and judgment to determine the appropriate compensation for those executive officers.

Also at its first quarter meeting each year, the Compensation Committee approves recommendations to the Board for any changes to the non-employee director compensation program. Kemper’s executive officers are not involved in the process of analyzing and determining compensation for the non-employee members of the Kemper Board, except the CEO, who participates as a Kemper Board member when non-employee director compensation is considered and determined by the Kemper Board.

The Role of Compensation Consultants

The Compensation Committee has engaged the services of independent compensation consultants to assist with its executive and non-employee director compensation review and oversight, and for such additional services as it has requested from time to time. The Compensation Committee engaged Pay Governance LLC

(“Pay Governance”) as its independent compensation consultant for 2017. The Compensation Committee requested Pay Governance provide the committee with benchmarking data based on comparable companies in the insurance industry, as well as general benchmarking data, for the executive officers, data and practices with respect to non-employee director compensation, advice on current trends and developments related to executive compensation, and advice on other executive and director compensation matters that arose in the ordinary course. The involvement of Pay Governance in the 2017 executive compensation decision-making process is described in more detail in the section entitled “Kemper Compensation Discussion and Analysis—Benchmarking Analysis” beginning on page 87.

Before retaining Pay Governance as its consultant, the Compensation Committee considered the firm’s independence and concluded that no factors existed that presented any independence issues or conflicts of interest under applicable rules of the NYSE or SEC.

KEMPER COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes Kemper’s executive compensation program and explains how the Compensation Committee made compensation decisions for the following named executive officers (“NEOs”) in 2017:

Named Executive Officer	Position with Kemper in 2017
Joseph P. Lacher Jr.	President and Chief Executive Officer
James J. McKinney	Senior Vice President and Chief Financial Officer
John M. Boschelli	Senior Vice President and Chief Investment Officer
Charles T. Brooks	Senior Vice President, Operations and Systems
Mark A. Green	President, Life & Health Division

Executive Summary

Background

During 2017, Kemper’s financial turnaround efforts that started in late 2015 began to show significant results. The turnaround began in November 2015 with the hiring of Mr. Lacher as President and CEO, and continued in 2016 with the hiring of a number of senior executives to lead key business units and major functional areas. The new senior leadership team was focused on improving operating results and providing the foundation for long-term profitable growth and stockholder returns. The management team spent much of 2016 laying the groundwork and taking specific actions to improve Kemper’s financial performance. In addition, Mr. Lacher and the senior leadership team worked to institute a new performance-driven culture in Kemper to support the goal of improved financial performance and stockholder returns. The success of these efforts are reflected in Kemper’s financial performance and stockholder returns in 2017 as discussed in more detail below.

Financial and Stockholder Performance

Overall Kemper financial results for 2017 compared to 2016 and 2015:

Total Revenues (in millions) Net Income (in millions) Earnings Per Share (in dollars) Book Value Per Share (in dollars) Return on Equity

Each business unit contributed to the financial turnaround in 2017:

✓	Property & Casualty division generated solid financial performance outcomes.

✓	Life & Health continued its solid results.

✓	Continued strong performance in the investment portfolio.

The improved financial performance led to significant gains for stockholders as follows:

✓	The price of Kemper common stock improved from $44.30 on December 31, 2016 to $68.90 on December 31, 2017, representing an annual gain of 55.5%.

Overall, Kemper’s 2017 financial performance demonstrates management’s progress on Kemper’s initiatives aimed at improving financial results, and yielded significant stockholder returns. In addition, Kemper laid the groundwork in 2017 for the announcement by Kemper in February 2018 that it had signed the Merger Agreement to acquire Infinity, a non-standard auto insurance provider. The proposed transaction, expected to close in the third quarter of 2018, reflects Kemper’s strategy to focus on acquiring businesses within the overall insurance industry that strategically enhance its business.

Executive Compensation Outcomes

Key features of and decisions made in Kemper executive compensation program during 2017 include the following:

•	Kemper’s philosophy is to provide salary adjustments for executives every 3-5 years. Kemper provided no salary increases to its executive officers in 2017.

•	Kemper’s annual performance-based cash incentive program (“Annual Incentive Program”) rewards participants for significant improvement and the overall performance results of Kemper and its business units. Further, the program then allocates the highest compensation to the highest performing and most impactful participants. Awards increased in 2017 as compared to 2016 in light of Kemper’s improved financial performance.

•	Kemper’s performance-based equity awards include stock options and performance share units (“PSUs”), with three-year performance metrics tied to relative total stockholder return (“Relative TSR”) and adjusted return on equity (“Three-Year Adjusted ROE”). Equity awards are tied to key measures we believe are valued by stockholders including share price and relative stockholder return compared to similarly situated insurance companies, and adjusted return on equity, a key indication of performance in the insurance industry. Kemper’s executives realize gains with the increase in the price of Kemper common stock in line with such gains by stockholders.

Comparisons of annual and equity incentives from 2016 to 2017 are not representative for Messrs. McKinney, Brooks and Green because they were with Kemper for only a portion of 2016.

Overall, Kemper believes the financial results and stockholder returns achieved in 2017 provided a solid basis for the annual and equity incentive awards provided to Kemper’s management team. Kemper believes the results and awards effectively link pay and performance and align with stockholder interests.

Kemper took note of the 97.7% stockholder vote to approve the “say-on-pay” proposal at Kemper’s 2017 annual meeting of stockholders. Kemper did not make any changes to its compensation program as a result of the strong favorable expression of support.

Executive Compensation Program

Summary of Executive Compensation Elements

Kemper provides both fixed (salary) and performance-based (cash and equity incentives) compensation to NEOs. The majority of compensation awarded to each NEO in 2017 was “at-risk” to the executive because it was contingent on Kemper’s performance and individual performance, and, for the performance share component, the number of shares ultimately paid out can vary from the initial award. Additionally, the value of the option grants awarded will increase commensurately with the price of Kemper common stock. The amount of “at risk” compensation based on performance is designed to be significantly more than salary. The following charts show each element of 2017 target NEO compensation, including the mix of annual cash and long-term equity incentives, as well as the overall percentages of fixed versus performance-based compensation for the CEO and for the other NEOs (on average):

CEO Average of All Other NEOs Fixed Pay 15% Performance-Based Pay 85% Fixed Pay 27% Performance-Based Pay 73%

What Kemper Does

✓  Pay-for-Performance: The majority of NEO total compensation is tied to Kemper, business unit and individual performance and is considered by Kemper to be “at risk,” with actual value being contingent upon performance metrics.

✓  Independence of Executive Compensation Consultant (Pay Governance): The Compensation Committee has engaged an independent executive compensation advisor, as required by the SEC and NYSE rules. Pay Governance has no personal relationships with members of the Kemper Board or Kemper’s executive officers.

✓  Clawback Rights: Kemper’s cash incentive and equity programs include clawback rights with regard to paid incentives in the event of certain accounting restatements or as otherwise required by applicable law.

✓ Independent Committee Members: All Compensation Committee members are considered independent in accordance with SEC and NYSE guidelines.

✓  Dividend Equivalents Paid Only on Earned Awards: Beginning with the 2018 equity grants, dividend equivalents will accrue on performance shares during the performance period, but will be paid once shares are earned.

✓ Stock Ownership Guidelines: Kemper maintains rigorous stock ownership guidelines for directors and executive officers to reinforce the alignment of its executives with stockholder interests.

✓ Double-Trigger Change-in-Control: Kemper’s policy provides for change of control benefits only if there is a qualified termination of employment following the change of control.

✓  Strive to Understand Stockholders’ Views on Executive Compensation: The 97.7% approval of Kemper’s Say-on-Pay proposal at Kemper’s 2017 annual meeting of stockholders demonstrates that its program aligns with stockholder expectations.

What Kemper Does Not Do
✗ No Tax Gross-Ups: NEOs and other executive officers are not entitled to tax gross-ups in the event of a change-in-control and related termination.	✗ No Hedging or Pledging: Directors and employees who receive equity awards are prohibited from hedging, pledging or otherwise encumbering shares of the Kemper common stock.

✗ No Employment Contracts: Kemper does not have employment contracts with any of its NEOs or other executive officers, who are all employees “at will.”

✗   No Excessive Perquisites: Perquisites primarily include annual executive physical and basic financial planning programs. Executives also participate in broad-based company-sponsored benefits programs on the same basis as other full-time employees.

Compensation Strategy and Analysis

General Strategy

In its deliberations on executive compensation, the Compensation Committee considers whether the cash and equity-based awards are consistent with Kemper’s underlying principles and objectives, including long-term stockholder interests, the total value to individual executives and the cost to Kemper. Executive compensation decisions reflect the following approach by the Compensation Committee:

•	Obtain a clear understanding of the business strategies and objectives of Kemper, and the reasoning and recommendations of senior management. The Compensation Committee believes it is necessary to give significant weight to the views of the CEO and senior management;

•	Consider, with the assistance of its compensation consultant, industry data on compensation levels for similar positions at similar companies in the insurance and general industry to assess the comparability of Kemper’s pay practices and determine if any noted variances are reasonable, appropriate and purposefully designed to successfully attract, motivate and retain skilled executives in a highly competitive marketplace;

•	Provide an annual cash incentive program structured to incentivize and reward exceptional financial, business unit and individual performance during the prior year;

•	Reward longer-term results through equity-based incentives, including PSUs with three-year performance metrics based on Relative TSR and Three-Year Adjusted ROE, and stock options that gain value based on absolute share price appreciation; and

•	Monitor compliance by the Kemper senior management team with Kemper’s stock ownership policy.

The following table summarizes the material elements of Kemper’s 2017 executive compensation program. Further details regarding each of the elements are provided in the discussion that follows the table.

EXECUTIVE COMPENSATION PROGRAM

Element	Key Characteristics	Why We Pay this Element	How We Determine Amount	2017 Decisions
Fixed Compensation

Salary	Fixed compensation payable in cash	Provides competitive cash compensation to attract, retain and motivate superior talent	Established using market data as a reference. For NEOs, adjustments may be made every 3-5 years	No salary increases were provided to NEOs in 2017

Performance-Based Compensation (Variable)

Annual Cash Incentive	Variable cash compensation	Aligns compensation program with annual performance by Kemper	Earned based on Kemper, business unit and individual performance Program allocates highest compensation to the highest performing and most impactful participants	Aggregate annual incentive pool was about 118% of target pool, based on improved 2017 Kemper financial performance

Performance Share Units (PSUs)

Variable equity compensation

Earned based on achievement of performance goals at the end of a three-year performance period

Realizable value is variable based on multi-year Kemper financial performance and stock price appreciation

Aligns management’s interests with those of Kemper stockholders

Performance metrics driven by Kemper performance

Balances short-term focus of the Annual Cash Incentive with rewards tied to performance over multi-year periods

Along with stock options, provides a mix of long-term incentives to support business strategy

			Based on job scope, market data and individual performance Actual payouts can range from 0% to 200% of target, based on achievement of three-year performance goals	One-half of total annual value of equity award was granted in form of PSUs PSUs were split (50%/50%) based on performance results of (1) relative TSR and (2) average adjusted return on equity

Stock Options

Variable equity compensation

Nonqualified stock options vest over three years (assuming continued employment) and expire in ten years

Realizable value is variable based on long-term stock price appreciation

Aligns management’s interests with those of stockholders

Focuses management on long-term stock price appreciation

Balances short-term focus of Annual Cash Incentive by tying rewards to long-term performance over up to ten years

Along with PSUs, provides a mix of long-term incentives that support business strategy

			Based on job scope, market data and individual performance	One-half of total annual value of equity award granted as stock options

Element	Key Characteristics	Why We Pay this Element	How We Determine Amount	2017 Decisions
Restricted Stock Units (RSUs)	Variable equity compensation Time-vested awards which generally vest over three years RSUs are not part of the annual grant, but are used in limited circumstances	Generally used to encourage retention, reward for exceptional performance and/or potential, and serve as an inducement to join or continue with Kemper in certain situations	Based on job scope, future potential assessment and/or to replace compensation “left on table” for candidates, which serves as an inducement to join Kemper	No RSUs were granted to NEOs in 2017

Benchmarking Analysis

As part of its executive compensation review for 2017, the Compensation Committee considered a benchmarking analysis provided by Pay Governance comparing the compensation components of salary, annual incentives, long-term incentives, and total compensation of Kemper’s CEO and other executive officers relative to pay programs at a selected peer group (“Proxy Group”). Where possible, each Kemper management position was compared to industry data using functional counterparts or executives with similar roles at the peer companies, as well as compensation data disclosed in proxy statements filed in 2016.

The Proxy Group, approved by the Compensation Committee after considering recommendations of Pay Governance and input from management, consisted of 15 publicly-traded companies in the insurance industry with profiles similar to Kemper’s based on information disclosed in their annual reports and proxy statements. The Proxy Group companies generally had a majority of operations in the property and casualty insurance industry, and variations in their revenues, assets and market capitalization versus Kemper were considered when the group was selected.

The following companies were included in the Proxy Group:

Alleghany Corporation	Horace Mann Educators Corporation

American National Insurance Company	Infinity Property and Casualty Corporation

Argo Group International Holdings, Ltd.	Mercury General Corporation

W.R. Berkley Corporation	RLI Corp.

Cincinnati Financial Corporation	Selective Insurance Group, Inc.

FBL Financial Group, Inc.	Torchmark Corporation

First American Financial Corporation	White Mountains Insurance Group, Ltd.

The Hanover Insurance Group, Inc.

To provide a broader context, Pay Governance also compared Kemper’s executive compensation levels against additional market references, including published survey data from similarly-sized companies in the broader insurance industry, and general industry data from Willis Tower Watson executive pay surveys. The Compensation Committee did not consider the individual companies included in these additional market references for the CEO, and does not believe their identification to be material with respect to the compensation of the other NEOs.

The Compensation Committee used the benchmarking data as a test of the reasonability of the compensation paid to Kemper’s executive officers. In evaluating the benchmarking data, the Compensation Committee did not follow a rigid process, establish specific pay objectives in evaluating the benchmarking data (such as, for example, targeting different elements of compensation at the median), or use the data as part of specific formulas when making compensation determinations for these executives. Instead, the Compensation Committee considered the benchmarking analysis as a means of identifying any outliers and determining whether the levels of compensation provided to the CEO and other executive officers were within appropriate ranges relative to comparable companies.

The benchmarking data was also subjectively considered by the Compensation Committee as an additional point of reference in its deliberations on compensation levels for these executives, along with other factors such as total company and business unit performance, individual performance and Kemper’s compensation philosophy and objectives. The Compensation Committee believes that Kemper’s executive compensation program is fair, competitive with marketplace practices and effective in enhancing stockholder value.

Annual Determination of Specific Compensation

The objective of Kemper’s executive compensation program is to attract, retain and motivate the performance of Kemper’s executives by providing competitive compensation structured to incentivize performance in support of Kemper’s strategy, and reward executives for achieving the desired financial results and increased stockholder value.

The annual compensation program for the NEOs consists of a fixed salary component, an annual cash incentive award component that varies based on performance, and an equity award based on multi-year financial metrics and long-term stock price appreciation. For the NEOs other than the CEO, the equity award value is at a target percentage of salary. The equity award value may be increased or decreased on occasion at the discretion of the Compensation Committee to recognize outsized performance, underperformance or other significant factors.

As salary is the only component that is fixed and not based on performance, it represents a relatively small portion of total compensation, and is not adjusted annually. The Compensation Committee believes compensation based on performance, including awards under the Annual Incentive Program, stock options and PSUs, provide the most effective means of driving successful and stockholder-focused performance. Time-based RSUs are used in limited circumstances, specifically in grants to certain executives to induce them to join or remain with Kemper.

Salaries

The Compensation Committee did not make any changes to NEO salaries for 2017. The 2017 salaries for NEOs were as follows:

Name	Salary ($)
Joseph P. Lacher, Jr	750,000
James J. McKinney	450,000
John M. Boschelli	400,000
Charles T. Brooks	400,000
Mark A. Green	420,000

Performance-Based Cash Incentives and Equity Awards

Since each NEO holds a position that provides strategic direction, requires critical decision-making and drives Kemper’s performance and financial results, the Compensation Committee:

•	A material percentage of the NEO’s compensation should be linked to Kemper’s performance; and

•	Greater responsibilities should lead to greater opportunities for incentive compensation.

Accordingly, cash incentives and equity-based awards linked to the outcome of Kemper’s financial metrics comprise a significant portion of each NEO’s compensation. As previously noted, the Annual Incentive Program provides awards to the highest performing and most impactful participants.

Annual Cash Incentives for 2017

Executive Performance Plan

The Executive Performance Plan (“EPP”) was intended to serve as an “umbrella” plan and funding vehicle for annual cash incentives to ensure full tax deductibility of performance-based cash incentives. Annual incentives under the EPP for 2017 were determined using a multi-step process:

•	A total incentive pool was determined under the formula approved by the Compensation Committee pursuant to the EPP, which is stockholder-approved and designed to allow maximum tax deductibility of the incentive payouts; and

•	Maximum payouts to EPP participants were set based on allocations of the incentive pool determined by performance under a pre-approved formula, with actual payouts to the NEOs determined in accordance with the Annual Incentive Program based on achievement against key performance results as well as the discretionary judgment of the Compensation Committee for the NEOs and, for the other executive officers, the CEO.

The material terms of the performance goals under the EPP were approved by Kemper stockholders at the 2014 annual meeting of stockholders. The EPP was intended to serve as an “umbrella” plan and funding vehicle for annual cash incentives to ensure full tax deductibility of performance-based cash incentives paid to certain officers under Section 162(m) (“162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). For 2017, these officers include a company’s chief executive officer and the other three executive officers, other than the chief financial officer, identified as NEOs in a company’s 2018 proxy statement based upon their compensation for the 2017 performance period.

At its meeting in February 2017, the Compensation Committee approved the formula determining the funding of the annual cash incentive pool (“EPP Incentive Pool”) based on pre-tax operating income from continuing operations for the performance period ending on December 31, 2017, and the maximum percentage of the pool that may be allocated to individual participants under the plan. The formula approved for the 2017 EPP Incentive Pool was set as follows:

Formula for 2017 EPP Incentive Pool

7% of Income from Continuing Operations before Income Taxes as reported in Kemper’s financial statements for 2017, modified as follows to account for items the Compensation Committee deems not indicative of Kemper’s core operating performance:

(a)	adjust Actual Catastrophe Losses and LAE to equal Expected Catastrophe Losses and LAE (italicized terms defined below);

(b)	adjust Net Realized Gains on Sales of Investments and Net Impairment Losses Recognized in Earnings (italicized terms as reported in Kemper’s 2017 financial statements) to equal Expected Net Realized Gains on Sales of Investments and Expected Net Impairment Losses Recognized in Earnings (italicized terms defined below);

(c)	exclude significant unusual judgments or settlements in connection with Kemper’s legal contingencies or defined benefit pension plans; and

(d)	exclude additional significant unusual or nonrecurring items as permitted by the EPP.

The terms as used above are defined as follows:

•	“Actual Catastrophe Losses and LAE” means the actual Catastrophe Losses and associated Loss Adjustment Expenses (as described on page 118), including catastrophe reserve development, as reported in Kemper’s management reports for the relevant year.

•	Expected Catastrophe Losses, Expected Net Realized Gains on Sales of Investments, and Expected Net Impairment Losses Recognized in Earnings means the amounts specified in Kemper’s management reports as “Planned” or “Expected” for the 2017 annual performance period for, respectively: (a) Catastrophe Losses and associated Loss Adjustment Expenses, including catastrophe reserve development, (b) Net Realized Gains on Sales of Investments, and (c) Net Impairment Losses Recognized in Earnings, as such terms are defined in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017.

Also at its meeting in February 2017, the Compensation Committee approved the following allocations of any resulting 2017 EPP Incentive Pool to determine the maximum annual cash incentive payable to the plan participants:

•	40% to the Chief Executive Officer; and

•	20% to each of the other NEOs subject to 162(m).

At its meeting in February 2018, the Compensation Committee certified the performance results under the 2017 EPP Incentive Pool formula and determined the amount of the 2017 EPP Incentive Pool to be $17,571,000. The Compensation Committee determined the maximum incentive amounts for the participating NEOs pursuant to the previously-approved 2017 EPP Incentive Pool allocations, subject to an overall limitation of $3,000,000 per individual officer, which applied to each of the NEOs subject to the EPP given the dollar value of the 2017 EPP Incentive Pool. The Compensation Committee exercised negative discretion in approving the award for Mr. Lacher. Likewise, Mr. Lacher exercised negative discretion in recommending awards less than the maximum amounts to Messrs. Boschelli, Brooks and Green, which awards were approved by the Compensation Committee.

2017 Annual Incentive Program

The Annual Incentive Program is a cash incentive program adopted in 2016 to replace Kemper’s prior cash incentive program that had included both annual and multi-year components. Each year an initial pool is established for participating employee groups. The initial pool for 2017 was an amount estimated to be comparable to amounts paid out under the prior year plan. The initial pool was then increased at year end for overall business performance, after consideration of financial performance, qualitative metrics and the achievement of strategic projects.

The adjusted pool was allocated to the participating groups and distributed in individual awards based on performance. Initial recommendations were reviewed for calibration across function, organizational level, business groups and other relevant metrics, to significantly differentiate based on the results delivered and individual performance.

In determining awards under the Annual Incentive Program for Kemper’s NEOs, the Compensation Committee considered quantitative financial performance measures and qualitative criteria. The Compensation Committee did not use a formula or assign any relative weighting to any performance measure. The Compensation Committee believes a strictly formulaic approach to individual incentive payments is not an appropriate substitute for the Compensation Committee’s deliberation and business judgment. The level of achievement of any financial or operational measure does not guarantee nor preclude the payment of an annual cash incentive, but is given significant weight by the Compensation Committee as a factor along with any additional information available to it at the time, including general market conditions.

The Compensation Committee applied its judgment to the following qualitative factors in its overall assessment:

•	Progress on the strategic re-positioning of Kemper, including progress toward achieving Kemper’s objective of improved financial performance;

•	Progress toward effecting the cultural change needed to sustain high performance levels going forward;

•	Achievement of certain key strategic projects;

•	Receipt of a favorable ruling in a confidential arbitration proceeding against a software vendor that resulted in an award of direct damages of over $84 million plus interest and legal costs and expenses;

•	Effective management of risk and expenses; and

•	Overall performance of the NEOs, based on the judgment of the committee and the Chairman of the Kemper Board, and of the CEO in the case of the other NEOs, including perceptions on leadership, teamwork, effective management and oversight.

The Compensation Committee also reviewed quantitative factors and management’s progress toward improved financial and operating performance in 2017. The quantitative factors reviewed include net income, combined ratio, return on equity, written and earned premiums, and net investment income, by business segment and operating unit within each business segment. The committee analyzed reported results against plan, prior-year and industry results and considered underlying trends. In addition, the committee reviewed results with various adjustments for items it deemed not indicative of Kemper’s core operating performance.

The Compensation Committee reviewed results with and without certain adjustments, including the following:

•	reported results including Actual Catastrophe Losses and LAE, and Actual Catastrophe Losses and LAE adjusted to expected losses;

•	reported results with and without unusual charges or gains;

•	reported results including realized gains and losses and impairments, and results adjusted to expected realized gains and losses and impairments.

In determining award payouts for the individual NEOs under the Annual Incentive Program, the Compensation Committee reviewed key business results and factors considered critical to the success of their respective business units and functional areas, in addition to the qualitative and quantitative factors described above.

The Compensation Committee considered net income and return on equity, with and without certain adjustments, although these measures were not individually determinative nor given any specific weight in comparison with other measures considered in determining adjustments to the initial pool and specific incentive awards for the 2017 Annual Incentive Program. The following table shows 2017 and 2016 actual net income and return on equity, each as reported and as adjusted:

2017 versus 2016 Performance Comparisons

Measure	2017 Actual	2016 Actual
Net Income	$120.9 million	$16.8 million
Adjusted Net Income (1)	$171.9 million	$101.2 million
Return on Equity (“ROE”)	5.9%	0.8%
Adjusted ROE (1)	9.2%	5.5%

(1)	Non-GAAP financial measure. See “Supplement to Kemper’s Compensation Discussion and Analysis” beginning on page 116 for GAAP to Non-GAAP reconciliation.

The aggregate total of incentive payouts for the Annual Incentive Program under the EPP was $3,825,000, significantly less than the maximum amounts allocated under the 2017 EPP Incentive Pool. As previously noted, the EPP applied only to Kemper’s NEOs who were subject to 162(m) during 2017 and so did not apply to Mr. McKinney, Kemper’s Chief Financial Officer. The following table shows the 2017 EPP Incentive Pool allocations and maximum amounts payable for 2017 annual awards under the EPP and the actual 2017 annual EPP award payouts approved for the EPP participants:

Annual Incentive Payouts – 2017 Annual EPP Awards

Name	Allocated Percentage of EPP Incentive Pool(%)	Maximum Award (Lower of EPP Incentive Pool Allocation or Plan Limit) ($)(1)	Actual Award Payout($)	Actual Award Payout as Percentage of Maximum (%)
Joseph P. Lacher, Jr.	40	3,000,000	2,000,000	66.7
John M. Boschelli	20	3,000,000	525,000	17.5
Charles T. Brooks	20	3,000,000	600,000	20.0
Mark A. Green	20	3,000,000	700,000	23.3

(1)	Maximum award payouts to EPP participants determined in accordance with the 2017 EPP formula exceeded the maximum of $3,000,000 provided under the EPP for an annual award to any participant.

The Compensation Committee believes that these awards reflect fairly the actual financial performance outcomes achieved during 2017 and the qualitative factors considered by the Compensation Committee as described above and, more specifically, the following issues deemed most pertinent to the individual officer’s responsibilities:

•	Mr. Lacher, with the Kemper Board’s direction and advice, and with the assistance of a new leadership team which he formed, was responsible for establishing a new pay-for-performance culture, executed against the turnaround strategy which realized improved financial results and generated significant value for stockholders. In addition, Mr. Lacher drove the leadership of the Property & Casualty segment to strengthen its management team and enhance the separation of its non-standard auto and preferred lines units.

•	Mr. Boschelli continued to run a solid investment group that again produced strong results, leveraged the structure of Kemper’s two operating divisions, and achieved industry-leading returns.

•	Mr. Brooks led the centralization of all operations initiatives, which significantly improved Kemper’s efficiencies and systems infrastructure.

•	Mr. Green continued to produce solid results in the Life and Health business; he led the development and implementation of operating tactics capable of generating long-term profitable growth for the segment’s business units and strengthened their leadership capabilities, positioning the business for continued improvement and growth in the future.

Mr. McKinney was awarded an annual incentive award of $750,000 for 2017 pursuant to Kemper’s Annual Incentive Program, with the amount based on the Compensation Committee’s judgment, considering in particular that he furthered his efforts in the chief financial officer transition by implementing an automation strategy and strengthening leadership capabilities in the Finance organization.

2015 Multi-Year Award Under 2009 Performance Incentive Plan

Mr. Boschelli is the only NEO who was employed by Kemper in February 2015, when the Compensation Committee approved the 2015 multi-year incentive awards to Kemper’s executive officers for the three-year performance period that ended on December 31, 2017 (“Multi-Year PIP Awards”). These awards were granted pursuant to the 2009 Performance Incentive Plan (“PIP”), under which annual and multi-year cash incentive awards were granted until 2016, when Kemper adopted the Annual Incentive Program and ended multi-year award grants. Performance results and the payout amount under Mr. Boschelli’s 2015 Multi-Year PIP Award were determined at the Compensation Committee’s meeting in February 2018, as described below.

Performance Levels, Target Incentive Percentage and Performance Criteria

At its meeting in February 2015, the Compensation Committee granted a Multi-Year PIP Award to Mr. Boschelli, and assigned a target incentive percentage of 55 percent, representing a percentage of his annual salary (“Target Incentive Percentage”) for his award. The Compensation Committee established threshold, target and maximum performance levels. The threshold performance level is the minimum level of performance that must be met before a payout may occur, and the maximum performance level was set at twice the target level. Salary for these awards was the average of Mr. Boschelli’s salary in effect as of the first pay period in April 2015, 2016 and 2017.

In determining the payout for Mr. Boschelli, the actual results under the applicable performance criteria for the performance period were compared to the applicable performance grids previously approved by the Compensation Committee to determine a target multiplier percentage (“Target Multiplier”). The Target Multiplier was then applied to the Target Incentive Percentage and salary to determine the amount of any payout. For performance above or below preapproved target levels, the Target Multiplier was interpolated on a straight-line basis. The weighted Target Multiplier for the applicable performance criteria was determined from the applicable performance grids.

Performance Results and Payout

At its meeting in February 2018, the Compensation Committee certified the performance results for the Company Performance Criteria (as described on page 117) applicable to Mr. Boschelli’s 2015 Multi-Year PIP Award. The Company Performance Criteria results are shown below, and definitions of the relevant terms are provided in the section entitled “Supplement to Kemper’s Compensation Discussion and Analysis” beginning on page 116. The actual performance results were as follows, based on multiple criteria that resulted in a weighted Target Multiplier of 104.2 percent, as shown in the following table:

Determination of Weighted Target Multiplier

Performance Criteria	Excess Return/NII Yield (%)	Target Multiplier for Metric (%)	Weighting (%)	Weighted Target Multiplier (%)
3-Year Excess Return from Corporate Investments	0.48	124.0	20	24.8
3-Year Excess Return from Pension Investments	0.16	108.0	5	5.4
3-Year Pre-Tax Equivalent Net Investment Income Yield (NII)	0.15	124.4	50	62.2
3-Year Average of Kemper Consolidated Revenue Growth and Return on Equity*	—	47.2	25	11.8

Weighted Average of Target Multipliers				104.2

*	Subject to Catastrophe Loss Collar adjustment

Mr. Boschelli received the following payout in February 2018 under his 2015 Multi-Year PIP Award:

3-Year Average Salary ($)	Total Incentive Payout ($)	Total Payout as % of 3-Year Average Salary (%)
400,000	229,240	57.3

Equity-Based Compensation Awards

Equity-based compensation continues to be an integral part of Kemper’s executive compensation program. The Compensation Committee believes that Kemper’s equity-based compensation program incentivizes performance and stock ownership by its executive officers, thereby aligning the interests of Kemper’s management and stockholders.

Award Methodology

The 2017 annual executive compensation program continued the prior year’s mix of equity-based, long-term incentive compensation awards consisting of both PSUs and stock options. Mr. Lacher’s 2017 annual equity award was $2,500,000 and allocated 75 percent in stock options and 25 percent in PSUs. The Compensation Committee followed a target-value approach and allocation methodology approved in 2016 for annual equity awards to the NEOs other than Mr. Lacher. The value of each other NEO’s annual equity compensation was based on a set percentage of the NEO’s annual salary. The value was allocated 50 percent in stock options and 50 percent in PSUs, with the number of shares subject to each grant determined with reference to the Kemper common stock price on the date of grant.

The value of the long-term incentive awards granted in February 2017 was set at 120 percent of salary for Messrs. Boschelli, Green and McKinney, and 90 percent for Mr. Brooks.

PSU Awards Granted in 2017

Fifty percent of the PSU awards granted to the NEOs in February 2017 were based on Relative TSR and 50 percent were based on Three-year Adjusted ROE. These awards are subject to forfeiture and transfer restrictions until vesting on the date the Compensation Committee certifies the performance results (“Vesting Date”) in accordance with the award agreements. The number of PSU shares granted to each NEO in February 2017 (“Target Shares”) that will vest and be issued as Kemper common stock, if any, and the number of additional shares of Kemper common stock, if any, that will be granted on the Vesting Date (“Additional Shares”), will be determined based on the applicable performance results for the performance period, as described in detail below.

Shares Based on Relative TSR

For the 50 percent of PSUs based on Relative TSR, the determination of vesting will be based on Kemper’s total stockholder return (“TSR”) over a three-year performance period ending on January 31, 2020 relative to a peer group comprised of all companies in the S&P 1500 Supercomposite Insurance Index (“Peer Group”). In accordance with the award agreements, TSR is calculated based on the average of the closing stock prices for 20 consecutive trading days prior to the beginning and end of the performance period, and assumes all dividends issued over the performance period are reinvested. The award agreements provide for grants of Additional Shares to the award recipient if Kemper’s relative performance exceeds the “target” performance level, which is the 50th percentile based on TSR relative to the Peer Group (“Relative TSR Percentile Rank”). The number of Target Shares that will vest, if any, and the number of Additional Shares, if any, that will be granted, will be determined in accordance with the following table:

Kemper’s Relative TSR Percentile Rank	Total PSUs to Vest and/or Shares to be Granted on Vesting Date as Percentage of Target Shares (%)
At least 90 th	200
75th	150
50th	100
25th	50
Below 25th	—

Shares Based on ROE

For the 50 percent of PSUs based on Three-Year Adjusted ROE, the determination of vesting will be based on Kemper’s adjusted return on equity over a three-year performance period ending on December 31, 2019. The award agreements provide for grants of Additional Shares to the award recipient if Kemper’s ROE exceeds the “target” performance level of 6.5 percent. The number of Target Shares that will vest, if any, and the number of Additional Shares, if any, that will be granted, will be determined in accordance with the following table:

Three-Year Adjusted ROE (%)	Total PSUs to Vest and/or Shares to be Granted on Vesting Date as Percentage of Target Shares (%)
At least 7.8	200
6.5	100
5.2	50
Below 5.2	—

The applicable terms are calculated as follows:

Three-Year Adjusted ROE is computed by dividing the sum of Adjusted Net Income for each of the three years in the performance period by the sum of the Adjusted Average Shareholders’ Equity for each of the three years.

Adjusted Net Income is defined as Net Income as reported in Kemper’s financial statements for the respective year, adjusted to account for the after-tax impacts of the following items, to the extent the Compensation Committee deems them not indicative of Kemper’s core operating performance:

•	adjust the amount of Actual Catastrophe Losses and LAE to equal Expected Catastrophe Losses (italicized terms defined below);

•	adjust Net Realized Gains on Sales of Investments and Net Impairment Losses Recognized in Earnings (italicized terms as reported in Kemper’s financial statements) to equal Expected Net Realized Gains on Sales of Investments and Expected Net Impairment Losses Recognized in Earnings (italicized terms defined below);

•	significant unusual judgments or settlements in connection with Kemper’s legal contingencies or benefit plans; and

•	additional significant unusual or nonrecurring items as permitted by the Kemper Plan.

Adjusted Average Shareholders’ Equity is defined as the simple average of Total Shareholders’ Equity (as reported in Kemper’s financial statements) for the beginning and end of year for each year in the performance period, adjusted to account for the after-tax impacts of the following items, to the extent the Compensation Committee deems them not indicative of Kemper’s core operating performance:

•	Unrealized Gains and Losses on Fixed Maturity Securities from Adjusted Shareholders Equity (italicized terms as reported in Kemper’s financial statements as defined above and below);

•	the modifications made in calculating Adjusted Net Income; and

•	additional significant, unusual or nonrecurring items as permitted by the Kemper Plan.

Actual Catastrophe Losses and LAE means the actual Catastrophe Losses and associated Loss Adjustment Expenses, including catastrophe reserve development, as reported in Kemper’s management reports for the relevant time period.

Expected Catastrophe Losses, Expected Net Realized Gains on Sales of Investments, and Expected Net Impairment Losses Recognized in Earnings means the amounts specified in Kemper’s management reports as “Planned” or “Expected” for, respectively, (a) Catastrophe Losses and associated Loss Adjustment Expenses, including catastrophe reserve development, (b) Net Realized Gains on Sales of Investments, and (c) Net Impairment Losses Recognized in Earnings.

Unrealized Gains and Losses on Fixed Maturity Securities means the Unrealized Gains and Losses on Fixed Maturity Securities as reported in Kemper’s management reports.

Additional Information

For performance falling between the percentile levels specified in the first column of each table above, the number of shares that will vest and be issued as Kemper common stock or be forfeited, and the number of Additional Shares, if any, that will be granted on the Vesting Date will be determined by straight-line interpolation from the percentages specified in the table. Any Target Shares that do not vest in accordance with the table above will be forfeited on the Vesting Date. Under the terms of the applicable award agreements in effect for 2017 and prior years, outstanding Target Shares of PSUs and outstanding RSUs are entitled to receive dividend equivalents on the same basis as dividends are paid to holders of outstanding shares of Kemper common stock. This payment of dividends on a current basis was changed for PSU and RSU grants made in 2018 and beyond; dividends will be paid only on the total number of earned shares after vesting.

The February 7, 2017 grant date fair value of the performance-based RSUs was estimated at $45.27 per share for the portion based on Relative TSR and $40.32 for the portion based on Three-Year Adjusted ROE. For a discussion of valuation assumptions, see Note 10, “Long-term Equity-based Compensation,” to the consolidated financial statements included in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017.

Performance Results for 2015 PSU Awards

Mr. Boschelli is the only NEO who was employed by Kemper in February 2015 when the Compensation Committee granted PSU awards for the 2015 – 2017 Performance Period (“2015 PSU Awards”). In February 2018, the Compensation Committee certified the performance results of Kemper’s Relative TSR for the 2015 PSU Awards. The TSR for Kemper and each company in the Peer Group was calculated using the 20-day average trading price preceding the beginning and the end of the performance period. Kemper’s TSR was determined to be 110 percent for the performance period. Relative to the Peer Group, Kemper ranked 4 out of the 50 companies, or at the 94th percentile. By comparison, peer companies at the 90th percentile (maximum level), 50th percentile (target level) and 25th percentile (threshold level), ranked approximately 6, 25, and 38, respectively, out of the 50 companies. Since Kemper’s performance was above the maximum level, the final number of shares earned equals 200 percent of the Target Shares granted in 2015. As a result, on the vesting date, February 4, 2018, all Target Shares vested and the same number of Additional Shares were granted. Mr. Boschelli received 6,000 shares of Kemper common stock upon the vesting of his 2015 PSU Award on February 4, 2018.

Performance of Kemper Common Stock Compared to S&P 1500 Supercomposite Insurance Index

The graph below shows relative TSR performance over the period from January 1, 2015 through December 31, 2017 and prior-period comparison.

Other Features and Practices Related to the Equity Incentive Program

Equity-Based Compensation Granting Process

The Compensation Committee follows an established process for the review, approval and timing of grants of equity-based compensation for all eligible employees of Kemper, including its executive officers. In making his annual grant recommendations to the Compensation Committee, the CEO follows an established grant cycle, with the exception of off-cycle grants made in connection with key new hire, promotion or retention awards which may be made with Compensation Committee approval or under the CEO’s delegated authority, as described in the next section. Kemper’s executive officers play no role in the timing of option or other grants except with regard to such new hire, promotion or retention awards, the timing of which is driven by the circumstances of the underlying event.

Kemper provides administration of its equity-based compensation plans. Following Compensation Committee approval, Kemper delivers award agreements for acceptance by the recipients. All forms of equity-based compensation award agreements are approved by the Compensation Committee in advance of their initial use.

Delegated Authority

As previously mentioned, the Compensation Committee has delegated authority to the CEO to grant a limited number of shares of Kemper common stock under the Kemper Plan in connection with new hire, promotional and retention awards to employees other than Section 16 officers. The exercise price of each stock option award granted under the delegated authority is the closing price of a share of Kemper common stock on the grant date. The Compensation Committee is periodically informed about the awards granted pursuant to the delegated authority and periodically replenishes the share pool used in this program from the pool of shares available in the stockholder-approved Kemper Plan.

Kemper vs. S&P 1500 Supercomposite Insurance Index 3-Year Total Shareholder Return Descriptive Statistics (2015-2017) (2014-2016 Kemper TSR shown for YOY comparison)

Stock Ownership Policy

The Compensation Committee believes equity-based compensation awards to the executive officers, along with their subsequent retention of the acquired shares of Kemper common stock, further align their interests with those of Kemper’s stockholders.

Kemper’s stock ownership policy provides minimum ownership requirements for its non-employee directors and executive officers based on a multiple of their base compensation. The minimum ownership level for Kemper’s CEO is shares valued at five times his annual salary, while the minimum level for the other NEOs is two times their annual salaries. In calculating ownership for purposes of the policy, RSU and DSUs are included, but not performance-based awards.

The Compensation Committee monitors shareholdings by executive officers annually, as of year-end. As of December 31, 2017, the NEOs subject to the policy either exceeded the minimum levels required under the policy or were within the five-year grace period to attain the minimum required share ownership level due to their recent hire dates. The amount of Kemper common stock beneficially owned by each NEO as of the Kemper record date is disclosed in the section entitled “Ownership of Kemper common stock” beginning on page 231.

Changes Made to NEO Compensation for 2018

At its meeting on February 6, 2018, the Compensation Committee approved 2018 compensation for the NEOs reflecting:

•	No salary increases were granted for 2018.

•	The allocation of the equity award to Mr. Lacher was comprised of 50 percent stock options and 50 percent PSUs, a modification from 2017 and consistent with the allocations of the equity awards to the other NEOs.

•	The Compensation Committee, after consultation with the CEO and the Chairman of the Kemper Board, approved increases in equity award target values (representing respective percentages of salary) from 120% to 150% for Messrs. McKinney, Boschelli and Green, and from 90% to 120% for Mr. Brooks.

•	The Compensation Committee exercised its discretion to grant equity awards in excess of target values in recognition of Kemper’s achievements in 2017, including its significantly improved financial and operational performance in advance of anticipated milestones, strategic plan progress and exceptional stock performance.

•	Mr. Lacher’s 2018 award was determined by the Compensation Committee, with input from the Chairman of the Kemper Board, based on, among other factors, his overall performance in 2017, performance on the 2017 objectives, as approved by the Kemper Board, total compensation for comparable CEOs, in light of Kemper’s philosophy that Mr. Lacher’s total compensation should be heavily weighted towards performance-based compensation.

•	The equity award agreements approved for the 2018 grants incorporate the following changes:

•	maximum, target and threshold performance levels were increased from the 2017 awards for the PSUs based on Three-Year Adjusted ROE;

•	stock option and RSU awards will vest in three annual installments beginning on the first anniversary of the grant date, instead of four installments beginning 6 months from the grant date and then on the three anniversaries of the first vesting date;

•	dividend equivalents on PSUs and RSUs will accrue until vesting instead of paying out on a quarterly basis and will only be paid on total shares actually earned; and

•	new restrictive covenants were added related to confidentiality, nonsolicitation and nondisparagement.

The following table illustrates the total compensation for each of the NEOs based on the components included in the Summary Compensation Table in the section entitled “Executive Officer Compensation and Benefits—Summary Compensation Table” beginning on page 102 (the “Summary Compensation Table”), but with the values in the “Stock Awards” and “Option Awards” columns based on awards granted in February 2018 instead of February 2017. As noted above, the equity awards granted to the NEOs in February 2018 exceeded target values as a result of Kemper’s 2017 performance and were greater than equity awards granted in February 2017. As a result, Kemper believes the following table better represents the total compensation of the NEOs based on 2017 performance than the total compensation amounts shown in the Summary Compensation Table.

ALTERNATE SUMMARY COMPENSATION TABLE (1)

Name		Salary ($) (2)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total
Joseph P. Lacher, Jr.	2017	750,000	—	1,776,855	1,755,329	2,000,000	—	88,298	6,370,482
James J. McKinney	2017	450,000	—	411,210	406,232	750,000	—	64,409	2,081,851
John M. Boschelli	2017	400,000	—	365,520	361,095	754,240	46,111	67,640	1,994,606
Charles T. Brooks	2017	400,000	—	292,416	288,876	600,000	—	40,395	1,621,687
Mark A. Green	2017	420,000	—	383,796	379,150	700,000	—	44,495	1,927,441

(1)	As noted above, this table discloses the same compensation information for the NEOs as disclosed in the Summary Compensation Table, with the exception of the Stock Awards and Option Awards columns that include the values of the respective equity awards approved in February 2018 rather than in February 2017 to better illustrate the total compensation awarded to the NEOs based on Company and individual performance in 2017.
(2)	These amounts represent salary earned for 2017.
(3)	These amounts represent the aggregate grant date fair values of the equity awards (stock options or PSUs) to the designated NEO approved on February 6, 2018 pursuant to the Kemper Plan. For pricing models/methods and valuation assumptions, see footnote (4) to the Summary Compensation Table beginning on page 102 below.
(4)	These amounts were earned under Kemper’s annual cash incentive programs. The payments shown for Mr. Boschelli were made under the Annual Incentive Program and his 2015 Multi-Year PIP Award (and paid in 2018). The amounts shown for the other NEOs were made for 2017 performance (and paid in 2018), under the Annual Incentive Program and, except for Mr. McKinney, under the EPP.
(5)	See footnote (6) to the Summary Compensation Table beginning on page 102 below.
(6)	See footnote (7) to the Summary Compensation Table beginning on page 102 below.

Perquisites

The CEO and the executive officers who report directly to him receive financial planning services and comprehensive annual physical examinations. The CEO is also provided membership to a business club providing dining facilities and business meeting services. In addition, NEOs receive payment for spousal travel when accompanying the officer to occasional off-site business meetings when required for bona fide business reasons in accordance with Kemper’s policies, and incidental personal use of cell phones, computer equipment and other resources provided primarily for business purposes.

Employee Welfare Benefit and Retirement Plans

The NEOs are eligible for the following plans:

•	Employee welfare benefits under plans generally available to all full-time salaried employees and which do not discriminate in scope, terms or operation in favor of executive officers;

•	Deferred Compensation Plan (as described on page 109), which allows the NEOs to elect to defer a portion of their salaries and cash incentives. Information about the Deferred Compensation Plan in general, and more specific information about participation therein by the NEOs, is provided in the section entitled “Executive Officer Compensation and Benefits—Deferred Compensation Plan” beginning on page 109;

•	The 401(k) and Retirement Plan applicable to all full-time salaried employees, including executive officers, meeting age and service-based eligibility requirements. Due to his hire date prior to 2006, Mr. Boschelli had been eligible for benefit accruals under Kemper’s Pension Plan in lieu of the retirement contribution under the 401(k) and Retirement Plan until June 30, 2016 when Pension Plan benefit accruals were frozen for all participants.

•	Nonqualified supplemental defined contribution retirement plan (“Retirement SERP”), available to key employees designated annually by the Kemper Board to provide benefits using the same formulas used for the tax-qualified retirement plan but without regard to the limits imposed under the Code. Mr. Boschelli had been eligible for a benefit accrual under Kemper’s nonqualified supplemental defined benefit pension plan (“Pension SERP”) in lieu of the Retirement SERP until June 30, 2016 when Pension SERP benefit accruals ceased as a result of the freezing of the Pension Plan accruals; and

•	Voluntary participation in the 401(k) portion of the 401(k) and Retirement Plan includes a matching contribution feature by Kemper offered to all full-time salaried employees, including executive officers, meeting age and service-based eligibility requirements.

Additional information about Kemper’s retirement plans and participation therein by the NEOs is provided in the section entitled “Executive Officer Compensation and Benefits—Retirement Plans” beginning on page 111.

Other Post-Employment Compensation

Change in control benefits applicable to the NEOs are described in more detail under the section entitled “Kemper Compensation Discussion and Analysis—Potential Payments Upon Termination or Change in Control” beginning on page 110. These benefits are provided under individual severance agreements with the NEOs and provisions included in agreements with all grant recipients in applicable equity award agreements under the Kemper Plan and the PIP under these plans. The NEOs are not entitled to other post-termination benefits except pursuant to the standard provisions of any of the plans discussed above.

Tax Implications

Section 162(m) imposes an annual limit of $1 million per person on the corporate tax deduction for compensation paid by a company to its chief executive officer and the other officers listed in its proxy compensation tables due to their compensation. Until 2018, the limit did not apply to a company’s chief financial officer, or to certain performance-based compensation that met specific exemption requirements. Under the Tax Cuts and Jobs Act signed into law in December 2017 (“Tax Reform Act”), the $1 million limit on deductibility will also apply to chief financial officers, and the exemption for performance-based compensation has been eliminated, subject to applicable transition rules.

Prior to the Tax Reform Act, Kemper had generally intended most components of executive compensation to qualify as tax deductible for federal income tax purposes, to the extent practicable in particular hiring and compensation decisions, and consistent with the objectives and underlying philosophy of its executive compensation program. The EPP, as well as the Kemper Plan and its predecessor equity plans, were designed to enable Kemper to grant awards qualified as performance-based compensation under Section 162(m). As was required by Section 162(m), Kemper obtained stockholder approval of the EPP in 2014 and of the Kemper Plan in 2016. Due to the Tax Reform Act, Kemper no longer expects most incentive compensation awarded after 2017 to be tax deductible due to the elimination of the exception for performance-based compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the Compensation Committee recommended to the Kemper Board that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

Compensation Committee of the Board of Directors of Kemper Corporation

Kathleen M. Cronin, Chair

Douglas G. Geoga

Thomas M. Goldstein

Lacy M. Johnson

David P. Storch

Susan D. Whiting

EXECUTIVE OFFICER COMPENSATION AND BENEFITS

Summary Compensation Table

The following table shows the compensation for fiscal years 2017, 2016 and 2015 for the NEOs serving during the year ended December 31, 2017, which include Kemper’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Joseph P. Lacher, Jr., President and Chief Executive Officer	2017	750,000	—	617,748	1,484,099	2,000,000	—	88,298	4,940,145
	2016	750,000	—	1,284,269	416,821	1,000,000	—	25,272	3,476,362
	2015	77,885	—	—	736,633	—	—	—	814,518
James J. McKinney, Senior Vice President and Chief Financial Officer	2017 2016	450,000 51,923	— 1,050,000	266,870 813,635	213,716 154,632	750,000 —	— —	64,409 15,955	1,744,995 2,086,145

John M. Boschelli, Senior Vice President and Chief Investment Officer	2017 2016 2015	400,000 400,000 396,538	— — —	237,215 125,229 129,150	189,965 142,574 120,295	754,240 512,220 448,617	46,111 213,758 91,047	67,640 19,401 7,950	1,695,171 1,413,182 1,193,597
Charles T. Brooks, Senior Vice President, Operations and Systems	2017	400,000	—	177,941	142,481	600,000	—	40,395	1,360,817 —

Mark A. Green, Senior Vice President and President, Life and Health Division	2017 2016	420,000 240,692	— 550,000	249,067 191,946	199,467 206,730	700,000 260,000	— —	44,495 5,047	1,613,029 1,454,415

(1)	Amounts for each officer are shown only for years in which he served as an NEO.
(2)	These amounts represent salary earned for each of the years an individual was an NEO. Pursuant to Kemper’s regular compensation cycle, salary adjustments for any year generally take effect in April of such year. As a result, for any year in which an individual officer’s salary was increased or decreased, a portion of the amount of salary shown for such year was earned at the rate in effect prior to the adjustment.
(3)	These amounts represent signing bonuses granted to Messrs. McKinney and Green in 2016.
(4)	These amounts represent the aggregate grant date fair values of the equity awards (stock options, PSUs and RSUs) to the designated NEOs pursuant to the Kemper Plan. The Black-Scholes option pricing model was used to estimate the fair value of each option (including its tandem stock appreciation rights) on the grant date. A Monte Carlo simulation method was used to estimate the fair values on the grant date of the awards of the PSUs based on Relative TSR. PSUs based on ROE and RSUs were valued using the closing price of a share of Kemper common stock on the grant date. For a discussion of valuation assumptions, see Note 10, “Long-term Equity-based Compensation,” to the consolidated financial statements included in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017. These equity awards are subject to forfeiture and transfer restrictions until they vest in accordance with their respective grant agreements.

If achievement of the performance conditions at the maximum performance level is assumed, the aggregate number and market value of the payouts of PSUs would be as follows under awards granted in 2017 to each NEO:

Name	Grant Date	Target Award issued on Grant Date (# of Shares)	Estimated Payout in Shares if Maximum Performance Level Achieved (# of Shares)	Estimated Value of Payout if Maximum Performance Level Achieved ($)
Joseph P. Lacher, Jr.	2/7/2017	14,435	28,870	1,250,071
James J. McKinney	2/7/2017	6,236	12,472	540,038
John M. Boschelli	2/7/2017	5,543	11,086	480,024
Charles T. Brooks	2/7/2017	4,158	8,316	360,083
Mark A. Green	2/7/2017	5,820	11,640	504,012

(5)	These amounts were earned under Kemper’s annual cash incentive programs. With regard to the payments shown for Mr. Boschelli, for 2017, they were made under the Annual Incentive Program and his 2015 Multi-Year PIP Award (and paid in 2018), for 2016, they were made under the Annual Incentive Program and his 2014 Multi-Year PIP Award (and paid in 2017), and for 2015, they were made under his 2015 Annual PIP Award and 2013 Multi-Year PIP Award (and paid in 2016). The amounts shown for the other NEOs other than Mr. McKinney were made for 2017 and 2016 (and paid in 2018 and 2017, respectively), under the Annual Incentive Program and the EPP. The amount shown for Mr. McKinney was made for 2017 (and paid in 2018) under the Annual Incentive Program.
(6)	These amounts represent the change in actuarial present value for Mr. Boschelli under Kemper’s Pension Plan and Pension SERP as of December 31 of 2017, 2016 and 2015 from the end of the prior calendar year. No amounts are shown for the other NEOs because they were not eligible to participate in these plans due to their hire dates; they instead became participants in the retirement portion of the 401(k) and Retirement Plan and Retirement SERP after meeting initial eligibility requirements. Mr. Boschelli became eligible to participate in the retirement portion of the 401(k) and Retirement Plan and Retirement SERP after the Pension Plan and Pension SERP were frozen as of June 30, 2016. For more information, see the section entitled “Executive Officer Compensation and Benefits—Retirement Plans” beginning on page 102. The year-to-year changes in pension values is generally attributable to an increase in the present value of future payments due to a decrease in the applicable discount rate in 2017.
(7)	The amounts shown for 2017 for each NEO include perquisites and additional compensation of the types indicated in the following table:

Name	Financial Planning Services	Executive Physicals	Dividend Equivalents Paid on RSUs and Certain PSUs (1)	Kemper Contributions to Defined Contribution Plans	Kemper Cost for Welfare Benefits
Joseph P. Lacher, Jr.	15,000	4,845	30,025	25,600	12,828
James J. McKinney	15,000	4,025	20,772	8,100	16,512
John M. Boschelli	15,000	4,600	4,912	30,300	12,828
Charles T. Brooks	15,000	4,845	4,782	11,500	4,268
Mark A. Green	15,000	4,025	5,644	11,500	8,326

(1)	The amounts shown are dividend equivalents paid on RSUs and PSUs based on Three-Year Adjusted ROE. Dividend equivalents paid on PSUs based on Relative TSR are instead factored into their grant date fair values reported in the table.

Grant of Plan-Based Awards

PSU Awards

The PSUs awarded to the NEOs in February 2017 are subject to forfeiture and transfer restrictions until the third anniversary of the grant date in accordance with the award agreements. Determination of the number of shares of Kemper common stock that will vest or be forfeited, and of any Additional Shares that will be granted, will be based, for half of the PSUs, on Kemper’s Relative TSR relative to the Peer Group, and for the other half of the PSUs, on Kemper’s Three-Year Adjusted ROE, each based on a three-year performance period as described in more detail in the section entitled “Annual Determination of Specific Compensation—PSU Awards Granted in 2017” beginning on page 94.

Stock Options

The stock options awarded to the NEOs in February 2017 are non-qualified options for federal income tax purposes, have an exercise price equal to the closing price of a share of Kemper common stock on the grant date and expire on the tenth anniversary of the grant date. The stock options were coupled with SARs and become exercisable in four equal, annual installments beginning on the six-month anniversary of the grant date. References to stock options in this proxy statement generally include tandem SARs.

Incentive Plan Awards

Annual incentive compensation award payouts for 2017 were approved and made under Kemper’s EPP and Annual Incentive Program in February 2018. The maximum potential amount for awards under the EPP shown in the table below is the maximum provided under the EPP for an annual award to any participant. No maximum amount is shown for Mr. McKinney because, as Kemper’s Chief Financial Officer, he was not covered by the EPP due to the pre-Tax Reform Act exclusion of chief financial officers from the deductibility limitations under Section 162(m). The performance criteria and process of determining payouts under these awards are described in more detail in the section entitled “Kemper Compensation Discussion and Analysis—Annual Cash Incentives for 2017” beginning on page 88.

The following table shows each grant to the NEOs in 2017 under the Kemper plans described above:

GRANTS OF PLAN-BASED AWARDS IN 2017

	Grant Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph P. Lacher, Jr.	2/7/2017	Stock Options	N/A	N/A	3,000,000	—	—	—	173,211	43.30	1,484,099
	2/7/2017	PSUs				3,609	7,218	14,436	—	—	326,759
	2/7/2017	PSUs				3,609	7,217	14,434	—	—	290,989
James J. McKinney	2/7/2017	Stock Options	N/A	N/A	N/A	—	—	—	24,943	43.30	213,716
	2/7/2017	PSUs				1,559	3,118	6,236	—	—	141,152
	2/7/2017	PSUs				1,559	3,118	6,236	—	—	125,718
John M. Boschelli	2/7/2017	Stock Options	N/A	N/A	3,000,000	—	—	—	22,171	43.30	189,965
	2/7/2017	PSUs				1,386	2,772	5,544	—	—	125,488
	2/7/2017	PSUs				1,386	2,771	5,542	—	—	111,727
Charles T. Brooks	2/7/2017	Stock Options	N/A	N/A	3,000,000	—	—	—	16,629	43.30	142,481
	2/7/2017	PSUs				1,040	2,079	4,158	—		94,116
	2/7/2017	PSUs				1,040	2,079	4,158	—	—	83,825
Mark A. Green	2/7/2017	Stock Options	N/A	N/A	3,000,000	—	—	—	23,280	43.30	199,467
	2/7/2017	PSUs				1,455	2,910	5,820	—	—	131,736
	2/7/2017	PSUs				1,455	2,910	5,820	—	—	117,331

(1)	No threshold or target amounts are provided under the EPP or the Annual Incentive Program. The amounts shown represent the annual maximum incentive to any participant under the terms of the EPP because the amounts determined by the Compensation Committee at its meeting on February 6, 2018 based on the previously-approved formula and allocation percentages exceeded the maximum. The maximum amounts payable to each participant could not have been determined at the beginning of the performance period. The process for determining the awards for the NEOs and the amounts of the awards that were approved by the Compensation Committee for 2017 are detailed in the narrative descriptions about the EPP and the Annual Incentive Program in the section entitled “Kemper Compensation Discussion and Analysis—Annual Cash Incentives for 2017” beginning on page 89, and the table captioned “Annual Incentive Payouts – 2017 Annual EPP Awards” on page 92. No maximum amount is shown for Mr. McKinney because, as Kemper’s Chief Financial Officer, he was not subject to the award maximum under the EPP due to the pre-Tax Reform Act exclusion of chief financial officers from the deductibility limitations under 162(m).
(2)	These columns show a range of payouts possible under the PSU awards granted in 2017 under the Kemper Plan. The amount shown in the “Target” column for each award represents 100 percent of the PSUs granted, which equals the number of units that would vest if the “Target” performance level is achieved. The “Threshold” level is the minimum level of performance that must be met before any payout may occur, and the amount shown in the “Threshold” column is 50 percent of the “Target” payout amount. The amount shown in the “Maximum” column is 200 percent of the “Target” payout amount. Further information about these awards see the section entitled “Executive Officer Compensation and Benefits—PSU Awards Granted in 2017”.
(3)	These are non-qualified stock options granted under the Kemper Plan.
(4)	The exercise price of the stock option awards is equal to the closing price of a share of Kemper common stock on the grant date.
(5)	The amounts shown represent the aggregate grant date fair values of the 2017 stock option and PSU awards. For stock options, the grant date fair values were estimated based on the Black-Scholes option pricing model. For PSUs based on Relative TSR, the grant date fair values were estimated using the Monte Carlo simulation method. For PSUs based on ROE and time-based RSUs, the grant date fair values were based on the closing price of a share of Kemper common stock on the grant date. For a discussion of valuation assumptions, see Note 10, “Long-term Equity-based Compensation,” to the consolidated financial statements included in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table shows the unexercised stock option awards and unvested RSU and PSU awards for each NEO granted under the Kemper Plan and its predecessor plan that were outstanding as of December 31, 2017:

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested($)
Joseph P. Lacher, Jr.	49,140	49,140	(1)	40.70	11/19/2025	—		—	—		—
	48,117	48,118	(2)	27.71	3/1/2026	—		—	—		—
	43,302	129,909	(3)	43.30	2/7/2027	—		—	—		—
	—	—		—	—	—		—	48,118	(4)	3,315,330
	—	—		—	—	—		—	48,118	(5)	3,315,330
	—	—		—	—	—		—	14,436	(6)	994,640
	—	—		—	—	—		—	14,434	(7)	994,502
James J. McKinney	—	—		—	—	16,000	(8)	1,102,400	—		—
	5,037	15,113	(9)	40.20	11/17/2026	—		—	—		—
	6,235	18,708	(3)	43.30	2/7/2027	—		—	—		—
	—	—		—	—	—		—	5,038	(4)	347,118
	—	—		—	—	—		—	5,038	(5)	347,118
	—	—		—	—	—		—	6,236	(6)	429,660
	—	—		—	—	—		—	6,236	(7)	429,660
John M. Boschelli	11,250	3,750	(10)	36.17	2/4/2025	—		—	—		—
	4,692	9,383	(2)	27.71	3/1/2026	—		—	—		—
	5,542	16,629	(3)	43.30	2/7/2027	—		—	—		—
	—	—		—	—	—		—	6,000	(11)	413,400
	—	—		—	—	—		—	4,692	(4)	323,279
	—	—		—	—	—		—	4,692	(5)	323,279
	—	—		—	—	—		—	5,544	(6)	381,982
	—	—		—	—	—		—	5,542	(7)	381,844
Charles T. Brooks	21,609	21,610	(12)	31.01	5/5/2026	—		—	—		—
	4,157	12,472	(3)	43.30	2/7/2027	—		—	—		—
	—	—		—	—	—		—	5,806	(4)	400,034
	—	—		—	—	—		—	5,804	(5)	399,896
	—	—		—	—	—		—	4,158	(6)	286,486
	—	—		—	—	—		—	4,158	(7)	286,486
Mark A. Green	11,876	11,876	(13)	31.83	6/3/2026	—		—	—		—
	7,500	7,500	(14)	32.20	6/15/2026	—		—	—		—
	5,820	17,460	(3)	43.30	2/7/2027	—		—	—		—
	—	—		—	—	—		—	5,938	(4)	409,128
	—	—		—	—	—		—	5,938	(5)	409,128
	—	—		—	—	—		—	5,820	(6)	400,998
	—	—		—	—	—		—	5,820	(7)	400,998

(1)	These options are scheduled to vest ratably in equal increments on 5/19/2018 and 5/19/2019.
(2)	These options are scheduled to vest ratably in equal increments on 9/1/2018 and 9/1/2019.
(3)	These options are scheduled to vest ratably in equal increments on 8/7/2018, 8/7/2019 and 8/7/2020.
(4)

These PSUs are scheduled to vest on the date performance results are certified following completion of the three-year performance period based on Relative TSR. The number shown represents the maximum number of PSUs that could be earned

(because the performance results for fiscal year 2017 were above the target level). Market value was determined using the closing price of $68.90 per share of Kemper common stock on December 29, 2017, the last trading day of 2017.
(5)	These PSUs are scheduled to vest on the date performance results are certified based on the Three-Year Adjusted ROE. The number shown represents the maximum number of PSUs that could be earned (because the performance results for fiscal year 2017 were above the target level). Market value was determined using the closing price of $68.90 per share of Kemper common stock on December 29, 2017.
(6)	These PSUs are scheduled to vest on the date performance results are certified following completion of the three-year performance period based on Relative TSR. The number shown represents the maximum number of PSUs that could be earned (because the performance results for fiscal year 2017 were above the target level). Market value was determined using the closing price of $68.90 per share of Kemper common stock on December 29, 2017.
(7)	These PSUs are scheduled to vest on the date performance results are certified based on the Three-Year Adjusted ROE. The number shown represents the maximum number of PSUs that could be earned (because the performance results for fiscal year 2017 were above the target level). Market value was determined using the closing price of $68.90 per share of Kemper common stock on December 29, 2017.
(8)	One third of these RSUs vested on 4/1/2018, and the remaining two thirds are scheduled to vest in equal increments on 4/1/2019 and 4/1/2020. Market value was determined using the closing price of $68.90 per share of Kemper common stock on December 29, 2017.
(9)	These options are scheduled to vest ratably in equal increments on 5/17/2018, 5/17/2019 and 5/17/2020.
(10)	These options are scheduled to vest on 8/4/2018.
(11)	These PSUs vested on 2/4/18 as described under the section entitled “Kemper Compensation Discussion and Analysis—Performance Results for 2015 PSU Awards” beginning on page 96. The number of shares shown represents the maximum number of shares that could be earned (because the actual performance results were above the maximum level). Market value of these shares was determined using the closing price of $68.90 per share of Kemper common stock on December 29, 2017.
(12)	These options are scheduled to vest ratably in equal increments on 11/5/2018 and 11/5/2019.
(13)	These options are scheduled to vest ratably in equal increments on 12/3/2018 and 12/3/2019.
(14)	These options are scheduled to vest ratably in equal increments on 12/15/2018 and 12/15/2019.

OPTION EXERCISES AND STOCK VESTED IN 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Joseph P. Lacher, Jr.	—	—	—	—
James J. McKinney	—	—	—	—
John M. Boschelli	28,780	328,344	—	—
Charles T. Brooks	—	—	—	—
Mark A. Green	—	—	—	—

(1)	This is the total number of shares subject to the exercise transactions without deduction of any shares surrendered or withheld to satisfy the exercise price and/or tax withholding obligations related thereto.
(2)	This is the difference between the exercise price of the shares acquired and the market price of such shares on the date of exercise, without regard to any related tax obligations.

Retirement Plans

Kemper sponsors two tax-qualified retirement plans, the Pension Plan and the 401(k) and Retirement Plan. In addition to other requirements, eligibility for the Pension Plan had required a hire date prior to January 1, 2006. Employees hired on or after January 1, 2006 are eligible to participate in the retirement portion of the 401(k) and Retirement Plan. Effective June 30, 2016, the Pension Plan was frozen and its participants became eligible for the retirement portion of the 401(k) and Retirement Plan. In general, eligibility under the retirement portion of the 401(k) and Retirement Plan requires employees to be at least 21 years old with at least one year of service with Kemper (as defined in the plan). The NEOs are participants in the retirement portion of the 401(k) and Retirement Plan. Based on his hire date, Mr. Boschelli had been a participant in the Pension Plan through June 30, 2016 when his benefits were frozen and he became eligible for the retirement portion of the 401(k) and Retirement Plan. The NEOs are also eligible to defer on a voluntary basis a portion of their salaries under the 401(k) portion of the 401(k) and Retirement Plan that includes a matching contribution feature by Kemper offered to all employees meeting the age and service-based eligibility requirements.

Under the Pension Plan, a participant earned a benefit in an amount equal to a specified percentage of “Average Monthly Compensation” plus an additional specified percentage of “Average Monthly Compensation” above the monthly “Social Security Covered Compensation,” multiplied by the participant’s eligible years of service, up to a maximum of 30 years. “Average Monthly Compensation” is generally equal to the average of a participant’s highest monthly compensation over a 60-consecutive-month period during the 120-month period that ends three calendar months prior to a participant’s termination date, or for 2016, the date that the Pension Plan was frozen. The “Social Security Covered Compensation” amount is determined from tables published by the Internal Revenue Service and changes each year. Mr. Boschelli is vested in the Pension Plan, as participants were vested after completing five years of service with Kemper.

Under the retirement portion of the 401(k) and Retirement Plan, Kemper makes an annual contribution, generally in February of the following year, on behalf of a participant in an amount equal to the participant’s “Annual Compensation” multiplied by a specified contribution percentage based on the participant’s years of vesting service with Kemper (as such terms are defined in the plan). Mr. Boschelli is vested under the retirement portion of the 401(k) and Retirement Plan, as participants are vested after completing three years of service with Kemper.

Compensation covered by both the Pension Plan and the retirement portion of the 401(k) and Retirement Plan includes the participant’s salary and annual bonus. Age 65 is the normal retirement age under the qualified retirement plans. The normal form of distribution under the Pension Plan is a life annuity for a single retiree, or a joint and fifty-percent survivor annuity for a married retiree. Other forms of annuity are available to participants, but all forms of payment are actuarially equivalent in value. The normal form of distribution under the retirement portion of the 401(k) and Retirement Plan is a lump-sum payout.

The Pension SERP and Retirement SERP were established to provide benefits to certain individuals in excess of the limitations imposed on the Pension Plan and the retirement portion of the 401(k) and Retirement Plan, respectively, under the Code. The Pension SERP was effectively frozen as of June 30, 2016 when the Pension Plan was frozen. The Retirement SERP benefit is, and the Pension SERP benefit previously was, computed using the same formula used for the respective tax-qualified retirement plan, without regard to the limits imposed under the Code. An employee who earns compensation over the qualified plan limitation may be eligible to participate in the Retirement SERP, or previously the Pension SERP, by designation of the Kemper Board. For 2017, compensation to determine the benefit under the Pension Plan and the retirement portion of the 401(k) and Retirement Plan was limited to $270,000.

As noted above, only Mr. Boschelli was eligible to participate in the Pension Plan and Pension SERP due to his date of hire. The following table shows the years of credited service and the present values of the accumulated benefits under the Pension Plan and Pension SERP for each NEO as of December 31, 2017:

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Joseph P. Lacher, Jr.	Pension Plan	—	—	—
	Pension SERP	—	—	—
James J. McKinney	Pension Plan	—	—	—
	Pension SERP	—	—	—
John M. Boschelli	Pension Plan	18.5	509,299	—
	Pension SERP	18.5	564,569	—
Charles T. Brooks	Pension Plan	—	—	—
	Pension SERP	—	—	—
Mark A. Green	Pension Plan	—	—	—
	Pension SERP	—	—	—

(1)	A participant’s initial year of service as an employee is not used to determine credited service under the Pension Plan and Pension SERP. In addition, benefits for all participants under the Pension Plan were frozen as of June 30, 2016. The number of years of credited service shown for Mr. Boschelli are less than his actual years of service by eight years and six months due to the Pension Plan freeze date and a lump-sum payout of six-years of accrued benefits he received because of a break in his service with Kemper in 1997.
(2)	These accumulated benefit values are based on the years of credited service shown and the Average Monthly Compensation (as defined in the Pension Plan) as of June 30, 2016, as described above in the narrative preceding this table. These present value amounts were determined on the assumption that distribution of benefits under the plans will not begin until age 65, the age at which retirement may occur under the Pension Plan and Pension SERP without any reduction in benefits, using the same measurement date, discount rate and actuarial assumptions described in Note 16, “Pension Benefits,” to the consolidated financial statements included in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017. The discount rate assumption was derived from the AON Hewitt AA Bond Universe Curve as of 12/31/2017 with a single equivalent rate of 3.55 percent and the mortality assumptions were based on the RP-2006 Table for Employees and Healthy Annuitants, Projected Generationally with Scale MP-2017.

Nonqualified Deferred Compensation

Deferred Compensation Plan

The Deferred Compensation Plan was established to allow certain executives who are designated by the Kemper Board, as well as the non-employee members of the Kemper Board, to elect to defer a portion of their current-year compensation to a future period. The NEOs are eligible to participate in the Deferred Compensation Plan, but none elected to defer any of their 2017 compensation. The Deferred Compensation Plan is unfunded and exempt from certain provisions of the Employee Retirement Income Security Act of 1974, as amended. Kemper does not fund or make profit-sharing or matching contributions under the Deferred Compensation Plan, and participants have an unsecured contractual commitment by Kemper to pay the amounts deferred, adjusted to recognize earnings or losses determined in accordance with their elections under the plan.

To participate in the Deferred Compensation Plan, an eligible individual must make an annual irrevocable election. The form and timing of the distribution of deferrals made during any given year is chosen when a participant elects to participate for that year and generally cannot be altered or revoked. The distribution for a particular year may be in the form of annual or quarterly installments payable up to a maximum of ten years or a single lump-sum payment. All payments begin on January 1 of the year chosen by the participant when the election is made. A participant may elect to defer up to 60 percent of his or her regular annual salary and up to 85 percent of each award earned under any incentive plan award or annual discretionary bonus regardless of amount. Withdrawals are not permitted under the Deferred Compensation Plan other than regularly scheduled distributions or upon Death or Disability if so chosen by the participant at the time of the annual election.

Each participant’s bookkeeping account is deemed to be invested in the hypothetical investment choice(s) selected by the participant from the choices made available by Kemper. Investment choices may be changed by participants on a daily basis. Generally, the hypothetical investment alternatives offered by Kemper include a range of retail mutual funds selected by the plan administrator, which is the Compensation Committee of the Kemper Board. Investment choices selected by a participant are used only to determine the value of the participant’s account. Kemper is not required to follow these investment selections in making actual investments of amounts deferred under the plan.

Retirement SERP

The Retirement SERP is discussed in the section entitled “Executive Officer Compensation and Benefits—Retirement Plans” beginning on page 108. Contribution credits for 2017 were made in February 2018 to the Retirement SERP accounts for the NEOs other than Mr. McKinney. The amounts of these contributions are shown in the table below. Mr. McKinney became a participant in January 2018 and will be eligible for an initial contribution for 2018 in February 2019.

The following table shows the aggregate earnings in 2017 and the balances as of December 31, 2017 for the NEOs under the Deferred Compensation Plan and Retirement SERP.

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Joseph P. Lacher, Jr.	Deferred Compensation Plan	—	—	—
	Retirement SERP	14,800	—	14,800
James J. McKinney	Deferred Compensation Plan	—	—	—
	Retirement SERP	—	—	—
John M. Boschelli	Deferred Compensation Plan	—	—	—
	Retirement SERP	14,100	724	20,611
Charles T. Brooks	Deferred Compensation Plan	—	—	—
	Retirement SERP	2,050	—	2,050
Mark A. Green	Deferred Compensation Plan	—	—	—
	Retirement SERP	2,050	—	2,050

Potential Payments Upon Termination or Change In Control

The following narrative describes the applicable terms of the agreements or plans that would provide benefits to the NEOs if their employment had terminated on December 31, 2017. The table below shows benefits that would have been payable to the NEOs as a direct result of either a change in control of Kemper or the death or disability of the individual officer, had such an event occurred on December 31, 2017. The amounts shown in the table would have been payable pursuant to individual severance agreements (“Severance Agreements”) between the NEOs and Kemper in the context of a “change in control” of Kemper, as described below, or individual grant agreements executed with Kemper in connection with cash incentive, stock option, PSU and/or RSU awards they received. None of the NEOs is a party to any other agreement with Kemper that would have entitled him to receive any severance payments or other termination benefits from Kemper as of December 31, 2017.

Retirement Plans

In addition to the amounts shown in the table entitled “Potential Payments Upon Termination From A Change In Control Or Death/Disability At December 31, 2017” beginning on page 113, the NEOs would have been entitled to receive benefits to which they have vested rights upon retirement under the Pension Plan and Pension SERP (or 401(k) and Retirement Plan and Retirement SERP), as described and/or quantified in the section entitled “Executive Officer Compensation and Benefits—Retirement Plans” beginning on page 108 and in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables and corresponding footnotes, beginning on pages 109 and 110, respectively. Any NEOs who had participated in the Deferred Compensation Plan might have been entitled to receive distributions in accordance with their previously chosen elections under the plan, as described above under the caption Nonqualified Deferred Compensation. In addition, the NEOs would have been entitled to receive benefits that are generally available to employees of Kemper and do not discriminate in scope, terms or operation in favor of executive officers. These include benefits payable: (a) upon termination of employment, such as payments of 401(k) and Retirement Plan distributions and accrued paid time off; and (b) upon death or disability, under life, business travel or long-term disability insurance.

None of the NEOs had reached early retirement age as of December 31, 2017 and so none would have been eligible to begin receiving retirement benefits as of December 31, 2017.

Severance Agreements

The Severance Agreements would provide various severance benefits to the NEOs in the event their employment terminates under certain circumstances within two years after a “change in control.” Such benefits are also payable to such officers in the event their employment is involuntarily terminated (other than for cause, disability or death) or voluntarily terminated with “good reason,” in either case in anticipation of a change in control. Under the Severance Agreements, a “change in control” is deemed to occur if any person (excluding certain defined persons) is or becomes, directly or indirectly, the beneficial owner of 25 percent or more of the voting power of Kemper common stock, or the individuals who comprised the Kemper Board on the date of the Severance Agreement, or any of the individuals they nominate, cease to comprise a majority of the Kemper Board, or if, under the circumstances specified in the Severance Agreements, a merger or consolidation of Kemper or sale of substantially all of Kemper’s assets is consummated or a liquidation or dissolution plan is approved by Kemper’s stockholders.

If applicable, each NEO would be entitled under the Severance Agreements to receive the following, subject to execution of a release and other specified requirements:

•	a lump-sum severance payment based on a multiple of three (for Mr. Lacher) or two (for the other NEOs) of such officer’s annualized salary and annual incentive, determined as of the higher of such officer’s prior-year annual incentive or a percentage of such officer’s salary (150 percent for Mr. Lacher or 110 percent for the other NEOs) (“Annual Incentive”) plus a pro-rata portion of the Annual Incentive based on the number of months such officer was employed during the year in which the change in control occurred;

•	continuation for three years (for Mr. Lacher) or two years (for the other NEOs) of the life insurance benefits being provided by Kemper to such NEO and his dependents immediately prior to termination;

•	a lump-sum payment equal to the excess of cost for COBRA coverage over the employee-cost for health insurance benefits for thirty-six months (for Mr. Lacher) or twenty-four months (for the other NEOs) being provided by Kemper to such NEO and his family immediately prior to termination, regardless of whether COBRA coverage is elected by the NEO; and

•	outplacement services at Kemper’s expense for up to fifty-two weeks.

The Severance Agreements include a provision related to potential excise taxes payable by the NEOs under Sections 4999 and 280G of the Code that would entitle them to receive either (a) the full benefits payable as a result of a qualifying termination related to a change of control, whether under the Severance Agreements, equity award agreements or other applicable provisions (subject to such potential excise taxes), or (b) a reduced amount that falls below the applicable safe harbor provided under Section 280G, whichever amount provides the greater after-tax value to the NEO.

Performance Incentive Plan Awards

Mr. Boschelli had one outstanding Multi-Year PIP Award as of December 31, 2017. If his employment had terminated as of December 31, 2017 due to a “change in control” of Kemper (as defined under the applicable award agreements), the applicable performance period for any outstanding Multi-Year PIP Award would have ended on such date. The amount of the payout due under such award would have been the greater of the payout due: (a) based on the actual results for the revised performance period relative to the applicable performance goal(s) for the award; or (b) at the target performance level for the award.

If Mr. Boschelli’s employment had terminated as of December 31, 2017 due to death or disability, the applicable performance period for the outstanding Multi-Year PIP Award would have ended on such date. The amount of the payout due under such award would have been the amount due at the target performance level for such award, reduced pro-rata based on the number of months remaining in the performance period as of the date of termination. If Mr. Boschelli’s employment had terminated as of December 31, 2017 for any other reason, such outstanding Multi-Year PIP Award would have been forfeited on the termination date.

Equity-Based Awards

Stock Option Awards

If the employment of an NEO had terminated as of December 31, 2017 due to death or disability or due to a change in control of Kemper, any outstanding unvested stock option award would have vested on the termination date. For awards granted beginning in 2014, if the employment of an NEO had terminated as of December 31, 2017 and, as of such date, such officer was Retirement Eligible, any outstanding unvested stock option award would remain outstanding and continue to vest in accordance with the original vesting terms. If the employment of an NEO had terminated as of December 31, 2017 for any other reason, such outstanding unvested stock option awards would have been forfeited on the termination date.

RSU Awards

If the employment of an NEO had terminated as of December 31, 2017 due to death or disability or due to a change in control of Kemper, any outstanding unvested RSU awards would have vested on the termination date. For awards granted beginning in 2014, if the employment of an NEO had terminated as of December 31, 2017 and, as of such date, such officer was Retirement Eligible, any outstanding unvested RSU awards would remain outstanding and continue to vest in accordance with the original vesting terms. If the employment of an NEO had terminated as of December 31, 2017 for any other reason, such outstanding unvested RSU awards would have been forfeited on the termination date.

PSU Awards

If the employment of an NEO had terminated as of December 31, 2017 due to a change in control of Kemper, the performance period for any outstanding performance-based RSU awards held by such officer would have ended on the termination date. The shares granted under each award would have vested in an amount equal to the number of shares that would vest based on the greater of the target performance level or actual performance results for the truncated performance period.

If the employment of an NEO had terminated as of December 31, 2017 due to death or disability, the performance period for any outstanding PSU awards held by such officer would have ended on the termination date. The shares granted under each award would have vested in an amount equal to the number of shares that would vest at the target performance level, reduced pro-rata based on the ratio of the number of months in the truncated performance period to the total number months in the original performance period.

If the employment of an NEO had terminated as of December 31, 2017 and, as of such date, such officer was Retirement Eligible, any outstanding PSU awards would remain outstanding until the end of the original performance period and then vest or be forfeited as determined based on actual performance results, but reduced pro-rata based on the ratio of the number of months that such officer was employed during the performance period to the total number months in the performance period. If, as of such termination date, such officer was not Retirement Eligible, any outstanding unvested PSU awards would have been forfeited on the termination date.

The following table shows amounts that would have become payable to the NEOs in connection with their termination of employment as of December 31, 2017 resulting from a change in control of Kemper or the death or disability of the individual officer.

POTENTIAL PAYMENTS UPON TERMINATION

FROM A CHANGE IN CONTROL (“CIC”) OR DEATH/DISABILITY AT DECEMBER 31, 2017

Name	Lump-Sum Severance Payments (1)	Accelerated Stock Options (2)	Accelerated RSUs (2)(3)	Accelerated PSUs (2)(4)(5)	Accelerated Multi-Year PIP Awards (6)(7)	Services and Payments related to Welfare Benefits and Out- placement(8)	Total
Joseph P. Lacher, Jr.
Termination due to: Change in Control	10,250,000	6,693,399	—	6,962,138	—	117,193	24,022,730
Death or Disability	—	6,693,399		2,541,745	—	—	9,235,144
Other Termination	—	—	—	—	—	—	—
James J. McKinney
Termination due to: Change in Control	3,150,000	912,668	1,102,400	1,379,998	—	72,561	6,617,627
Death or Disability	—	912,668	1,102,400	278,211	—	—	2,293,279
Other Termination	—	—	—	—	—	—	—
John M. Boschelli
Termination due to: Change in Control	2,375,000	934,874	—	1,662,144	229,240	66,298	5,267,556
Death or Disability	—	934,874	—	549,523	220,000	—	1,704,397
Other Termination	—		—	—	—	—	—
Charles T. Brooks
Termination due to: Change in Control	2,300,000	1,138,086	—	1,172,954	—	46,019	4,657,059
Death or Disability	—	1,138,086	—	317,698	—	—	1,455,784
Other Termination	—		—		—	—	—
Mark A. Green
Termination due to: Change in Control	2,940,000	1,162,469	—	1,415,688	—	56,510	5,574,667
Death or Disability	—	1,162,469	—	349,595	—	—	1,512,064
Other Termination	—	—	—	—	—	—	—

(1)	The amounts shown represent cash severance payable under the Severance Agreements assuming no reduction would be made under the provision in the agreements related to potential excise taxes payable by the NEOs under Sections 4999 and 280G of the Code. Any such reduction would have been determined based on the specific facts of the actual termination event.
(2)	The amounts shown for a hypothetical termination due to a change in control assume the acceleration of the vesting of outstanding stock options, PSUs and RSUs as of December 31, 2017. Acceleration of the vesting would occur automatically upon the death or disability of the NEO pursuant to the terms of the applicable plans and grant agreements. The amounts shown represent the “in-the-money” value of the stock options and market value of PSUs and RSUs that would have been subject to accelerated vesting as of December 31, 2017. The total numbers and market values of unvested PSUs and RSUs and the numbers of shares subject to outstanding stock options, and the exercise prices thereof, are set forth in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table on page 106. The accelerated values shown were calculated using the closing price of $68.90 per share of Kemper common stock on December 29, 2017.
(3)	The amounts shown represent the values of outstanding RSUs that would automatically vest from the hypothetical termination event.
(4)	The amounts shown for a hypothetical termination due to a change in control represent estimated values of payouts under the 2015, 2016 and 2017 PSUs resulting from such event as of December 31, 2017. In such event, the payout under outstanding PSUs would be based on the greater of performance at the target level or actual performance results for a truncated performance period ending on the date of the change in control. Except for the 2016 PSUs based on Relative TSR, the values included in the table represent a payout at the target performance level because the actual performance for the truncated period were below the target performance level. For the 2016 PSUs based on Relative TSR, the values included in the table represent a payout at the maximum performance level because the actual performance for the truncated period exceeded the performance level necessary to obtain a maximum payout.
(5)	The amounts shown for a hypothetical death or disability represent estimated values of payouts under the 2015, 2016 and 2017 PSU awards resulting from such event as of December 31, 2017. In such event, the amount of the payout for each award would have been determined at the target level but reduced pro-rata based on the number of months in the Performance Period (as described on page 117 of this joint proxy statement/prospectus) during which the NEO was an active employee for at least fifteen days divided by the total number of months in the original Performance Period.
(6)	The amounts shown for a hypothetical termination due to a change in control represent estimated values of payout to Mr. Boschelli under his 2015 Multi-Year PIP Award resulting from such event as of December 31, 2017. In such event, the amount of the payout for the award would have been the greater of the payout due based on the actual performance results or at the target performance level. The amount included in the table represents the amount of the payout for at the actual performance level because the actual performance results were higher than target. The processes for determining Mr. Boschelli’s 2015 Multi-Year PIP Award payout under possible termination events are described in the narrative preceding this table.
(7)	The amount shown for a hypothetical death or disability represent estimated values of payouts under Mr. Boschelli’s 2015 Multi-Year PIP Award resulting from such event as of December 31, 2017. In such event, the amount of the payout for the award would have been determined at the target level but reduced pro-rata based on the number of full months in the Performance Period during which he was an active employee divided by the total number of months in the original Performance Period. For the three-year performance period ending on December 31, 2017, the value included in the table represents 100 percent of a payout at the target performance level. The processes for determining Mr. Boschelli’s 2015 Multi-Year PIP Award payout under possible termination events are described in the narrative preceding this table.
(8)	The amounts shown are the estimated costs to Kemper to provide continuation of life insurance benefits for up to three years (in the case of Mr. Lacher) or two years (for the other NEOs), lump-sum payments related to health insurance, and outplacement services for fifty-two weeks pursuant to the Severance Agreements, as described in the narrative preceding this table. The lump-sum payment related to health insurance is equal to the amount that the COBRA-rate would exceed the active-employee rate for the officer’s coverage for 36 months for Mr. Lacher and 24 months for all other NEOs regardless of whether such officer would elect to continue coverage under COBRA.

Pay Ratio Disclosure

Kemper determined our median employee from our entire employee population to provide a ratio comparison of the total compensation of Mr. Lacher, Kemper’s CEO, with the total compensation of the median employee for 2017. In doing so, Kemper annualized the compensation of all full-time and part-time employees. The median employee’s compensation was determined as of October 1, 2017, in accordance with the methodology and components used in the Summary Compensation Table for Kemper’s NEOs. The 2017 total compensation was determined to be $63,826 for Kemper’s median employee, and $4,940,145 for Mr. Lacher. Based on this information, the ratio of the annual total compensation of Mr. Lacher to that of the median employee is estimated to be 77 to 1. The applicable SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies and assumptions, and as a result, our estimated pay ratio may not be comparable to the pay ratios disclosed by other companies.

SUPPLEMENT TO KEMPER’S COMPENSATION DISCUSSION AND ANALYSIS

The following information supplements the disclosures in the section entitled “Kemper Compensation Discussion and Analysis” beginning on page 81.

Kemper reports its financial results in accordance with GAAP. However, Kemper management believes evaluating Kemper’s ongoing operating results may be enhanced if investors have additional non-GAAP financial measures. Kemper management reviews non-GAAP financial measures to assess ongoing operations and considers them to be helpful, for both management and investors, in evaluating Kemper’s financial performance over time. Kemper also uses non-GAAP financial measures as a benchmark to compare its performance with other companies and to enhance the comparability of this information for the reporting periods presented. Non-GAAP measures may pose limitations because they do not include all of Kemper’s revenue and expenses. Kemper management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

The following table supplements the information in the table captioned “2017 Versus 2016 Performance Comparisons” in the section entitled “Kemper Compensation Discussion and Analysis—2017 Annual Incentive Program” beginning on page 90:

Non-GAAP Reconciliation

($ in Millions)

	2017 Actual			2016 Actual
	Average Shareholders’ Equity	Net Income	ROE	Average Shareholders’ Equity	Net Income	ROE
Reported	2,045.4	120.9	5.9%	1,983.8	16.8	0.8%
Adjustments, After-tax
Exclude AOCI on Fixed Maturity Securities	(207.7)	—	0.7%	(185.2)	—	0.1%
Normalize Catastrophe Losses and LAE including Development, from Reported to Expected	39.7	79.3	4.1%	13.8	27.6	1.5%
Normalize Realized Gains and Losses on Sales of Investments and Other-than-temporary Impairment Losses, from Reported to Expected	(10.5)	(20.9)	(1.1%)	3.1	6.2	0.3%
Remove: Initial Impact of Voluntarily Using Death Verification Databases (1)	—	—	—	25.3	50.6	2.7%
Remove: Impact of Tax Reform	(3.7)	(7.4)	(0.4%)	—	—	—

Total Adjustments, After-tax	(182.2)	51.0	3.3%	(143.0)	84.4	4.7%

Adjusted	1,863.2	171.9	9.2%	1,840.8	101.2	5.5%

(1)	Discussed under the heading “Summary of Results” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017.

The following supplements the information included in the section about the 2015 Multi-Year Awards under 2009 Performance Incentive Plan under the subheading Performance Results and Payouts, beginning on page 93:

Definitions of Company Performance Criteria under 2015 Multi-Year PIP Award for Mr. Boschelli:

The Target Multiplier applicable to the 2015 Multi-Year PIP Award to Mr. Boschelli was determined by computing a weighted average of the Target Multipliers derived for the following four performance criteria (the “Company Performance Criteria”) for the three-year performance period ending December 31, 2017 (“Performance Period”). The Company Performance Criteria are referenced in the table entitled “Determination of Weighted Target Multiplier” on page 93 of this joint proxy statement/prospectus.

Performance Criterion 1

•	3-Year Excess Return from Corporate Investments (v. Weighted Average Peer Return) (weighted 20%). This is determined by comparing the 3-year Kemper Total Investment Return to the results of a “Weighted Average Peer Return” for the Performance Period. Excess Return is expressed in basis points. A simple average was calculated of the return for each year in the Performance Period.

Performance Criterion 2

•	3-Year Excess Return from Pension Investments (v. Benchmark) (weighted 5%). This was determined by comparing the 3-year Kemper Total Pension Return for Kemper’s Pension Portfolio to the 3-Year Strategic Portfolio Return for the Performance Period. Excess Return is expressed in basis points. A simple average was calculated of the return for each year in the Performance Period.

Performance Criterion 3

•	3-Year Pre-Tax Equivalent Net Investment Income Yield (weighted 50%). This was computed by taking a simple average of the Pre-Tax Equivalent Net Investment Income Yield for the Performance Period. The calculation was determined as follows:

(a) Pre-Tax Equivalent Net Investment Income, divided by

(b) the average of Total Investments for the Performance Period.

Pre-Tax Equivalent Net Investment Income was computed by dividing:

(a) Net Investment Income on an after-tax basis taking into consideration tax deductions for tax-preferenced net investment income by

(b) the sum of 100% minus Kemper’s federal income tax rate.

Performance Criterion 4

•	The Performance Criteria are the three-year average of Kemper’s consolidated (1) Revenue Growth (weighted 20%); and (2) Return on Equity (weighted 80%), as defined below. The Performance Criteria are subject to a Catastrophe Loss Collar as defined below:

Revenue Growth is defined as the three-year compound annual growth rate, calculated as (A/B)^(1/3)-1, where A = Total Revenues excluding Net Realized Gains on Sales of Investments and Net Impairment Losses Recognized in Earnings as reported in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017 and B = Total Revenues excluding Net Realized Gains on Sales of Investments and Net Impairment Losses Recognized in Earnings as reported in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2014.

Return on Equity is defined as the return on average shareholders’ equity, which shall be computed by dividing the sum of GAAP Net Income, subject to the Catastrophe Loss Collar, as reported in Kemper’s Annual Reports for each of the three years in the Performance Period by the sum of the Average Shareholders’ Equity for each of the three years.

Average Shareholders’ Equity is defined as the simple average of Total Shareholders’ Equity as reported in Kemper’s Annual Reports, subject to the Catastrophe Loss Collar, for the beginning and end of year for each year.

The Catastrophe Loss Collar shall be computed as follows:

(a) If Catastrophe Losses and associated Loss Adjustment Expenses (“LAE”) (including Catastrophe reserve development) reported by the Property & Casualty Insurance segment (“Reported Catastrophe Losses and LAE”) are greater than 1.5 times the “Expected Catastrophe Losses and LAE” (as defined below) for the Property & Casualty Insurance segment (“Maximum Catastrophe Losses and LAE”), Net Income shall be increased by an amount equal to the after-tax difference between the Reported Catastrophe Losses and LAE and the Maximum Catastrophe Losses and LAE;

(b) If Reported Catastrophe Losses and LAE are less than 0.5 times the Expected Catastrophe Losses and LAE for the Property & Casualty Insurance segment (“Minimum Catastrophe Losses and LAE”), Net Income shall be reduced by an amount equal to the after-tax difference between the Minimum Catastrophe Losses and LAE and the Reported Catastrophe Losses and LAE; or

(c) If Reported Catastrophe Losses and LAE are less than the Maximum Catastrophe Losses and LAE and greater than the Minimum Catastrophe Loss and LAE, no adjustment shall be made to Net Income.

INFINITY PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this joint proxy statement/prospectus, holders of shares of Infinity common stock will consider and vote on a proposal to adopt the Merger Agreement (the “merger proposal”). The approval by such shareholders of this proposal is required under Ohio law and Infinity’s Articles and is a condition to the closing. Infinity shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, such shareholders should read in its entirety the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus as it is the legal document that governs the Merger. See “The Merger” and “The Merger Agreement.”

The Infinity Board unanimously recommends that Infinity shareholders vote “FOR” the merger proposal.

If a holder of shares of Infinity common stock returns a properly executed proxy card, but does not indicate instructions on such shareholder’s proxy card, such shareholder’s shares of Infinity common stock represented by such proxy card will be voted “FOR” the merger proposal.

The approval by Infinity shareholders of the merger proposal requires the affirmative vote of Infinity shareholders entitled to exercise a majority of the voting power of Infinity in favor of the proposal at the Infinity special meeting. Accordingly, an Infinity shareholder’s abstention from voting, the failure of an Infinity shareholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record, or any other failure of an Infinity shareholder to vote will have the same effect as a vote “AGAINST” the merger proposal.

INFINITY PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of Dodd-Frank, Infinity is required to provide its shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Infinity’s named executive officers that is based on or otherwise relates to the Merger, as disclosed in the section entitled “The Merger—Interests of Infinity’s Directors and Executive Officers in the Merger,” including the table entitled “‘Golden Parachute’ Compensation Disclosure” and accompanying footnotes. Accordingly, Infinity shareholders are being provided the opportunity to cast an advisory vote on such payments (the “non-binding compensation advisory proposal”).

As an advisory vote, this proposal is not binding upon Infinity or the Infinity Board, and approval of this proposal is not a condition to the closing. Because the Merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements with Infinity’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger Agreement is adopted (subject only to the contractual conditions applicable thereto). However, Infinity seeks the support of its shareholders and believes that shareholder support is appropriate because Infinity has a comprehensive executive compensation program designed to link the compensation of its executives with Infinity’s performance and the interests of Infinity shareholders. Accordingly, holders of Infinity common stock are being asked to vote on the following resolution:

“RESOLVED, that the stockholders of Infinity Property and Casualty Corporation approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Infinity Property and Casualty Corporation that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Infinity’s Directors and Executive Officers in the Merger” (which disclosure includes the Golden Parachute Compensation table required pursuant to Item 402(t) of Regulation S-K).”

The Infinity Board unanimously recommends that Infinity shareholders vote “FOR” the non-binding compensation advisory proposal.

If an Infinity shareholder returns a properly executed proxy card, but does not indicate instructions on such shareholder’s proxy card, such shareholder’s shares of Infinity common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of votes cast on the proposal, provided that a quorum is present. Accordingly, an Infinity shareholder’s abstention from voting, the failure of an Infinity shareholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of an Infinity shareholder to vote will have no effect on the approval of the non-binding compensation advisory proposal as these failures to vote are not considered “votes cast” with respect to the non-binding compensation advisory proposal.

The vote on the non-binding compensation advisory proposal is advisory only and, therefore, not binding on Infinity or Kemper or any of their respective subsidiaries, and, if the Merger Agreement is adopted by Infinity shareholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to Infinity’s named executive officers even if this proposal is not approved.

INFINITY PROPOSAL 3: MEETING ADJOURNMENT PROPOSAL

Holders of shares of Infinity common stock may be asked to vote on a proposal to adjourn the Infinity special meeting, if necessary or appropriate, to a later date or time, but for no longer than twenty (20) business days in the aggregate, including to permit further solicitation of proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement (the “Infinity meeting adjournment proposal”).

The Infinity Board unanimously recommends that stockholders vote “FOR” the Infinity meeting adjournment proposal.

If an Infinity shareholder returns a properly executed proxy card, but does not indicate instructions on such shareholder’s proxy card, such shareholder’s shares of Infinity common stock represented by such proxy card will be voted “FOR” the Infinity meeting adjournment proposal.

The approval of the Infinity meeting adjournment proposal requires the affirmative vote of a majority of votes cast on the proposal, provided that a quorum is present. Accordingly, an Infinity shareholder’s abstention from voting, the failure of an Infinity shareholder who holds his or her shares in “street name” through a bank, broker, trust or other nominee holder of record to give voting instructions to that bank, broker, trust or other nominee holder of record or any other failure of an Infinity shareholder to vote will have no effect on the approval of the Infinity meeting adjournment proposal. The approval by Infinity shareholders of the Infinity meeting adjournment proposal is not a condition to the closing.

In addition, if a quorum is not present at the special meeting, the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy or by use of communications equipment at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In this case, an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adjourn the meeting due to an absence of a quorum. At any subsequent reconvening of the Infinity special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Infinity special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

THE MERGER

The following is a description of the material aspects of the Merger. While the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the Merger Agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the Merger.

General

On February 13, 2018, the Kemper Board and the Infinity Board each approved the Merger Agreement, attached as Annex A to this joint proxy statement/prospectus. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Infinity, with Infinity continuing as the surviving corporation and as a wholly owned subsidiary of Kemper. Under the terms of the Merger Agreement, as of the effective time, each share of Infinity common stock issued and outstanding as of immediately prior to the effective time (other than shares owned by Kemper or any of its wholly owned subsidiaries or Infinity or any of its subsidiaries and shares held by any holder of Infinity common stock who is entitled to demand and properly demands appraisal of such shares under Ohio law) will be cancelled and converted into the right to receive the Merger Consideration, upon the terms provided in the Merger Agreement and as described below under “The Merger Agreement—Merger Consideration.”

Background of the Merger

Members of each of the Infinity Board and the Kemper Board and each of Infinity’s and Kemper’s respective senior management, acting independently, regularly evaluate and consider the historical performance, future growth prospects, overall strategic goals and objectives and various opportunities to enhance shareholder and stockholder value of Infinity and Kemper, respectively, in the context of developments in their respective industries and the competitive landscape in the markets in which they respectively operate and elsewhere. As part of Infinity’s ongoing process, the senior management of Infinity has at times presented to and discussed with the Infinity Board and individual members of the Infinity Board various potential strategic alternatives involving possible business combinations that could complement and enhance Infinity’s competitive strengths and strategic positions. As part of Kemper’s ongoing process, Kemper from time to time, both independently and with the input of various investment banks and other advisors, evaluates potential transactions and other strategic actions, including strategic acquisitions, that could further its strategic objectives and complement and enhance its competitive strengths and strategic positions, in addition to organic growth potential and other matters.

In this regard, various members of each of the Infinity Board and the Kemper Board and each of Infinity’s and Kemper’s respective senior management, acting independently, have from time to time met or otherwise communicated informally with representatives of other financial and property and casualty insurance institutions, including other companies in the property and casualty insurance industry, regarding industry trends and issues, developments in the regulation of financial institutions and property and casualty insurance institutions, and the competitive insurance landscape and the business strategy, strategic direction, performance and future growth prospects of their respective companies, including on occasion discussing the possible benefits and issues arising from potential business combinations or other strategic transactions.

Infinity was among the institutions with which members of Kemper’s senior management had informal communications from time to time. Specifically, Joseph P. Lacher, Jr., a member of the Kemper Board and the President and Chief Executive Officer of Kemper, and James R. Gober, the Chairman of the Infinity Board and then the Chief Executive Officer of Infinity, met on an informal basis at industry events and otherwise to discuss industry developments and other matters. On March 20, 2017, while attending one such industry event in New York, New York, at Mr. Lacher’s suggestion, Mr. Lacher and Mr. Gober met prior to the beginning of the event to discuss industry developments and their respective companies in general, as well as the possibility of their companies engaging in cross-selling or cross-marketing activities in the future. The two did not specifically raise the possibility of or otherwise discuss any business combination transaction between their respective companies.

Over the course of May, June and July 2017, as part of its ongoing evaluation process and the implementation of its corporate strategy, Kemper completed internal analyses and solicited general input from, and had discussions with, eleven investment banks that were not then formally engaged for such purposes, including Goldman Sachs, regarding possible strategic actions and other options to enhance near and long-term stockholder value. Following review of the possible strategic actions and other options presented, Kemper’s senior management reached a preliminary consensus that a relatively large-scale acquisition of a company or business focusing on non-standard automobile insurance had the potential to create the greatest strategic advantage and the most stockholder value because it may provide, among other things, the same benefits of executing Kemper’s current strategic plan while enhancing strategic positioning and presenting modest distraction risk.

Starting in July 2017, members of Kemper’s senior management began communicating regularly regarding such matters with representatives of Goldman Sachs, with whom they had similar discussions in the preceding months. Kemper’s senior management also began reviewing potential targets for a relatively large-scale complementary acquisition in the private passenger automobile insurance segment. In particular, Kemper discussed and reviewed with Goldman Sachs the possibility of Infinity as a potential target for an acquisition opportunity. While Kemper reviewed numerous potential targets, Infinity had consistently been presented by the participating investment banks as the leading choice for such an acquisition. In connection with this review, Kemper’s senior management, after considering the advice of Kemper’s financial advisors, reached a preliminary consensus that Kemper should explore Infinity as a potential target for an acquisition opportunity.

Over the course of July and early August 2017, prior to the regularly scheduled meeting of the Kemper Board on August 2, 2017, Mr. Lacher held informal discussions with various members of the Kemper Board regarding Kemper’s ongoing evaluation of various possible strategic actions and other options, including a potential business combination involving Infinity.

On August 2, 2017, the Kemper Board held an in-person regularly scheduled meeting, attended also by members of Kemper’s senior management. During the meeting, Kemper’s senior management led a discussion with the Kemper Board regarding corporate development opportunities, particularly including Infinity. To begin, Mr. Lacher reviewed with the Kemper Board the progress to date on Kemper’s corporate strategy, including the advancement or completion of various phases of such strategy. Mr. Lacher noted to the Kemper Board that, with such phases of the corporate strategy underway or complete, Kemper had begun to review opportunities to enhance near and long-term stockholder value through strategic acquisitions. Mr. Lacher provided an overview of the various possible strategic actions and other options presented to Kemper’s senior management and the criteria used by Kemper’s senior management to evaluate them, as described above. Mr. Lacher reviewed with the Kemper Board factors that appeared to make a potential complementary acquisition in the private passenger automobile insurance segment a good opportunity and Infinity a good fit as a potential acquisition target, including: (i) increased scale if Kemper’s and Infinity’s respective existing non-standard automobile insurance businesses were integrated; (ii) further access to growing segments; (iii) Infinity’s management and operational teams’ experience with respect to non-standard automobile insurance; (iv) the appeal of non-standard automobile insurance as a space in which to compete and grow; and (v) expense synergy opportunities. Mr. Lacher further noted reasons why Kemper should be seen as an attractive suiter for Infinity. James J. McKinney, the Senior Vice President and Chief Financial Officer of Kemper, then provided an overview of Infinity and certain aspects of a potential business combination, including: (a) a review of Infinity’s recent financial performance; (b) a comparison of Kemper’s, Infinity’s and other companies’ non-standard automobile insurance businesses in certain states; (c) a summary of areas of potential cost synergies; and (d) a presentation of the pro forma impact of such a potential strategic transaction on Kemper common stock based on illustrative control premiums relative to the then current price of shares of Infinity common stock. Mr. McKinney additionally reviewed with the

Kemper Board possibilities for financing such a business combination. The Kemper Board then discussed, with the input of Kemper’s senior management, the impact of such a potential strategic transaction on Kemper’s short and long-term financial flexibility. Mr. Lacher then, at the request of the Kemper Board, outlined his proposal for how to approach Infinity regarding discussions with respect to a potential strategic transaction, including by reaching out to Infinity’s senior management and proposing an informal meeting to raise the possibility of a strategic transaction, which, if well received, would be followed by a more detailed meeting and discussion between the parties. Kemper’s senior management then indicated that they were inclined to have Kemper engage Goldman Sachs as a financial advisor to provide advice and assistance in connection with any such potential strategic transaction because it would have industry and segment experience, among other things, and the Kemper Board indicated its support of such engagement. Following discussion, the Kemper Board declared that Mr. Lacher had the support of the Kemper Board to initiate discussions with Infinity regarding a potential business combination.

In mid-August 2017, members of Kemper’s senior management communicated to representatives of Goldman Sachs that Kemper intended to engage Goldman Sachs as a financial advisor in connection with any potential strategic transaction between Kemper and Infinity in the event that discussions and a process moved forward. Members of Kemper’s senior management subsequently worked together with representatives of Goldman Sachs to plan reaching out to Infinity’s senior management. Goldman Sachs provided relationship disclosure on December 29, 2017 and February 12, 2018, which indicated that during the prior two-year period the Investment Banking Division of Goldman Sachs did not perform any financial advisory and/or underwriting services for Infinity or any of its affiliates for which Goldman Sachs received compensation. On February 11, 2018, Kemper entered into an engagement letter with Goldman Sachs for Goldman Sachs to provide financial advisory services with respect to a potential strategic transaction between Kemper and Infinity.

On August 21 and 22, 2017, Mr. Lacher initiated a series of telephone conversations with Mr. Gober, who remained the Chairman of the Infinity Board and had been succeeded as Chief Executive Officer of Infinity by Glen N. Godwin on August 1, 2017, to raise the possibility of a strategic transaction between Kemper and Infinity and to gauge Infinity’s interest in taking part in such a potential strategic transaction. The two had not previously specifically discussed the potential benefits of a strategic transaction or engaged in any formal merger discussions. Following these conversations, Mr. Gober briefed members of Infinity senior management.

Mr. Lacher and Mr. Gober agreed to schedule a meeting in Florida in October 2017 to discuss industry developments and strategic opportunities in the marketplace for Kemper and Infinity, including the possibility of a strategic transaction between Kemper and Infinity.

On October 9, 2017, Mr. Lacher had a dinner meeting with Messrs. Gober and Godwin in Doral, Florida to discuss trends in the property and casualty insurance industry and the possibility of a strategic transaction between Kemper and Infinity. These discussions covered the respective companies’ product lines, office locations, strategic opportunities in the marketplace, geographic focus and evolving requirements in technology and analytics. The individuals agreed to meet again together with certain other members of their respective companies’ senior management teams to further discuss the possibility of a strategic transaction between Kemper and Infinity and, in the meantime, to negotiate and enter into a confidentiality agreement with respect thereto.

On October 16, 2017, following negotiations, the companies entered into a mutual confidentiality agreement, pursuant to which each company would keep certain information regarding the other party confidential. The confidentiality agreement also included a standstill provision restricting each party, for a period of eighteen months, from purchasing the other party’s capital stock or taking certain other actions that may lead to a business combination, unless approved by the applicable company’s board of directors. The standstill provision was subject to a “fall away” term providing for the expiration of such restrictions if the other party entered into a definitive agreement to consummate a change of control transaction.

On October 18, 2017, Mr. Lacher, Mr. McKinney, Mark A. Green, the Senior Vice President and President, Life and Health Division, of Kemper, George D. Dufala, Jr., then the Senior Vice President and President, Property and Casualty Division, of Kemper, and C. Thomas Evans, Jr., the Senior Vice President, Secretary and General Counsel of Kemper, met in Atlanta, Georgia with Mr. Gober, Mr. Godwin, Samuel J. Simon, the President and General Counsel of Infinity, and Robert H. Bateman, the Chief Financial Officer and Executive Vice President of Infinity. At the meeting, Mr. Lacher set forth his vision for growing Kemper’s non-standard automobile insurance business, including the possibility of Infinity and Kemper engaging in a strategic transaction. While no material terms upon which a potential strategic transaction could be completed had been discussed in detail to date, the parties briefly discussed in general terms the possibility of the addition of one or more members of the Infinity Board to the Kemper Board in connection with the closing of any such potential strategic transaction. At the conclusion of the meeting, both parties expressed interest in continuing discussions regarding a potential strategic transaction, and the representatives of Infinity noted that they would inform the Infinity Board of their discussions in connection with its upcoming meeting.

Following the meeting, Mr. Lacher briefed the Chairman of the Kemper Board on the discussions and Messrs. Gober, Godwin, Simon and Bateman briefed Mr. Samuel Weinhoff, the lead independent director of the Infinity Board, on the discussions.

On October 21, 2017, Mr. Lacher contacted Mr. Godwin to reiterate Kemper’s interest in continuing discussions regarding a potential strategic transaction.

During the week of October 23, 2017, members of Infinity’s senior management discussed with Mr. Weinhoff Kemper’s continued interest and Mr. Weinhoff agreed to schedule a meeting of the Executive Committee of the Infinity Board, comprised of Messrs. Weinhoff and Gober, Mr. Victor T. Adamo, Mr. Richard J. Bielen and Ms. Teresa A. Canida (the “Executive Committee”), on October 25, 2017. Mr. Weinhoff also contacted representatives of Deutsche Bank that week to discuss the possibility of having Infinity engage Deutsche Bank as a financial advisor in connection with any potential strategic transaction between Infinity and Kemper in the event that discussions and a process moved forward, subject to Deutsche Bank providing relationships disclosure to the Infinity Board that was satisfactory to the Infinity Board. As described below, on December 21, 2017, Deutsche Bank provided relationships disclosure that indicated that, since January 1, 2015, Deutsche Bank or its affiliates had received less than €100,000 in fees for investment banking, commercial banking and other financial services to Kemper or its affiliates.

On October 25, 2017, the Executive Committee of the Infinity Board met to discuss the potential strategic transaction and the discussions between Kemper’s senior management and Infinity’s senior management. The Executive Committee agreed to put these discussions on the agenda for the formal meeting of the Infinity Board on November 1 and 2.

On November 1 and 2, 2017, at an in-person regularly scheduled meeting of the Infinity Board in Orlando, Florida attended by members of Infinity’s senior management, representatives of Keating Muething & Klekamp PLL, legal advisor to Infinity (“KMK”), and representatives of Deutsche Bank, which, as described below, was eventually engaged as financial advisor to Infinity, Messrs. Gober, Godwin and Simon outlined for the Infinity Board the communications between Infinity’s senior management and Kemper’s senior management in October 2017 regarding Kemper’s interest in a potential strategic transaction with Infinity. After discussion of Infinity’s business prospects and the strategic plan that had previously been reviewed by the Infinity Board earlier in 2017, the Infinity Board requested that Infinity’s senior management update Infinity’s strategic plan and that Deutsche Bank also review. Infinity’s senior management and representatives of Deutsche Bank discussed with the Infinity Board Infinity’s and Kemper’s respective businesses, current stock market valuations of the companies and other preliminary financial information. The Infinity Board asked questions, including whether other indications of interest had been solicited or received. Senior management confirmed that no other indications of interest had been solicited or received. Representatives of KMK reviewed with the Infinity Board the fiduciary duties under Ohio law with respect to the consideration of a potential strategic transaction between Infinity and Kemper.

Following discussion, the Infinity Board authorized Infinity’s senior management to work with Deutsche Bank and KMK to engage in further exploratory discussions with Kemper and to prepare for Kemper’s due diligence of Infinity.

On November 1, 2017, the Kemper Board held an in-person regularly scheduled meeting, attended also by members of Kemper’s senior management. At the meeting, Mr. Lacher provided the Kemper Board with an update of the status of recent developments and discussions regarding a potential strategic transaction with Infinity. Mr. McKinney then provided a preliminary overview of certain financial considerations in connection with such a potential strategic transaction based on publicly available information. Mr. Lacher and Mr. McKinney then reviewed the terms of a draft written initial non-binding offer letter for the proposed acquisition of all the outstanding capital stock of Infinity at a proposed purchase price in the range of $112.92 to $122.33 per share of Infinity common stock to be payable in a combination of cash (in an amount between 40% and 50% of the total consideration) and shares of Kemper common stock determined pursuant to a fixed exchange ratio (in an amount between 50% and 60% of the total consideration), which was prepared by Kemper’s senior management with the assistance of Kemper’s advisors. The Kemper Board then discussed, with the input of Kemper’s senior management, the potential benefits of such a potential strategic transaction, the relative merits of acquisitions and organic growth, the execution risks involved in completing such a potential strategic transaction and the requirements of successfully integrating the operations and achieving the potential synergies outlined in the preliminary overview. The Kemper Board indicated its support of the delivery to Infinity of the initial non-binding offer letter. Mr. McKinney then provided an overview of possible next steps in discussions with Infinity and discussed with the Kemper Board the engagement by Kemper of Goldman Sachs as a financial advisor and Sidley Austin LLP (“Sidley Austin”) as legal advisor to provide advice and assistance in connection with the potential strategic transaction, with respect to which the Kemper Board again indicated its support. The Kemper Board then discussed the potential changes to the composition of the Kemper Board, including the addition of one or more members of the Infinity Board, that could result in connection with such a potential strategic transaction.

On November 2, 2017, Kemper delivered a written initial non-binding offer letter to Infinity. This initial non-binding offer letter was for the proposed acquisition of all the outstanding capital stock of Infinity and reflected a proposed purchase price in the range of $112.92 to $122.33 per share of Infinity common stock, which Kemper indicated represented a total approximate value in the range of $1.25 billion to $1.36 billion (based on an assumption of the number of fully diluted outstanding shares, including outstanding unvested restricted and performance shares), to be payable in a combination of cash (in an amount between 40% and 50% of the total consideration) and shares of Kemper common stock (in an amount between 50% and 60% of the total consideration), with the stock component to be determined pursuant to a fixed exchange ratio and likely to be tax-free to Infinity shareholders, subject to the election of each Infinity shareholder and with customary adjustments if either form of consideration became oversubscribed. The initial non-binding offer letter additionally specified that such a potential strategic transaction would not be subject to any Kemper financing contingencies, but would be subject to customary closing conditions for a public company transaction, including receipt of applicable insurance regulatory approvals. In the initial non-binding offer letter, Kemper further noted that it would be open to discussions at an appropriate time regarding adding one or more members of the Infinity Board to the Kemper Board following the closing of the potential strategic transaction.

The Executive Committee of the Infinity Board formed a committee of the Infinity Board to remain in contact with senior management with respect to developments regarding Kemper’s initial non-binding offer letter (the “Term Sheet Committee”). The Term Sheet Committee consisted of Mr. Weinhoff (Chair), Mr. Adamo, Mr. Bielen, Ms. Canida and Mr. James L. Weidner. Members of the Term Sheet Committee were selected by the Infinity Board because of their independence and experience with strategic transactions generally. The Term Sheet Committee was responsible for remaining in contact with Infinity’s senior management and Infinity’s advisors with respect to developments in Kemper’s non-binding offer letter. Infinity senior management would inform Mr. Weinhoff of the thoughts of Infinity’s senior management and financial and legal advisors regarding Kemper’s non-binding indications of interest and negotiations of the Merger Agreement. Mr. Weinhoff would keep the Term Sheet Committee members informed and relay the Term Sheet Committee’s thoughts on certain developments and issues of the Merger Agreement to Infinity’s senior management.

During the period from November 4 to 9, 2017, Mr. Bateman and representatives of Deutsche Bank spoke regarding Infinity’s updated business plan, as developed by Infinity’s senior management, and the Infinity Board informally discussed the initial non-binding offer letter, including the range of the proposed purchase price.

On November 8, 2017, a representative of Deutsche Bank provided Infinity’s reaction to Kemper’s initial non-binding offer letter to both Mr. Lacher and representatives of Goldman Sachs. At the Infinity Board’s direction, the representative of Deutsche Bank expressed Infinity’s desire for, and indicated that the provision of substantive due diligence information and materials by Infinity was conditioned upon, Kemper narrowing the range and increasing the amounts set forth therein for its proposed purchase price, noting the strong stock price reaction to the release of Infinity’s earnings with respect to the third quarter of 2017 on November 6, 2017.

On November 14, 2017, following informal discussions between members of Kemper’s senior management and various members of the Kemper Board, Kemper delivered to Infinity a written revised non-binding offer letter for the proposed acquisition of all the outstanding capital stock of Infinity. This revised non-binding offer letter proposed a purchase price at least in the range of $120.61 to $125.16 per share of Infinity common stock, which Kemper indicated represented a total approximate value at least in the range of $1.325 billion to $1.375 billion (based on an assumption of the number of fully diluted outstanding shares, including outstanding unvested restricted and performance shares), and reaffirmed that the consideration would be payable in a combination of cash (in an amount between 40% and 50% of the total consideration) and shares of Kemper common stock (in an amount between 50% and 60% of the total consideration), with the stock component to be determined pursuant to a fixed exchange ratio determined at or near the time of announcement of the potential strategic transaction and likely to be tax-free to Infinity shareholders, subject to election of each Infinity shareholder and with customary adjustments if either form of consideration became oversubscribed. The revised non-binding offer letter reaffirmed that such potential strategic transaction would be subject to customary closing conditions for a public company transaction, including receipt of applicable insurance regulatory approvals, and that Kemper would be open to discussions at an appropriate time regarding adding one or more members of the Infinity Board to the Kemper Board following the closing of the potential strategic transaction.

On November 21, 2017, at a meeting of the Executive Committee of the Infinity Board also attended by representatives of Deutsche Bank and Infinity’s senior management, Infinity’s senior management presented its updated business plan to the Executive Committee. The Executive Committee discussed the updated business plan with representatives of Deutsche Bank and asked questions of senior management. Infinity’s senior management also briefed the Executive Committee of the Infinity Board regarding the status of negotiations with Kemper, and the Executive Committee of the Infinity Board decided to request a special meeting of the full Infinity Board to discuss how to proceed with the revised non-binding offer letter and a potential strategic transaction with Kemper. The Infinity Board and representatives of Deutsche Bank also discussed certain preliminary financial information relating to Infinity.

On November 30, 2017, at a special in-person meeting called in response to the request from the Executive Committee, the Infinity Board discussed developments regarding a potential strategic transaction with Kemper since the November 1, 2017 Infinity Board meeting, strategic considerations related to the updated business plan and Infinity’s response to certain points in Kemper’s revised non-binding offer letter, including Kemper’s proposed purchase price and the exchanging of information with Kemper related to its due diligence of Infinity and the need for reverse due diligence of Kemper at an appropriate point in time. Representatives of Deutsche Bank were also present. Infinity’s management and the Infinity Board then reviewed a draft of the Infinity financial projections with a view to sharing them with Kemper and approved the engagement of Deutsche Bank as financial advisor to Infinity. Infinity management and the Infinity Board agreed that it would not be appropriate for Kemper representatives to meet or speak with Infinity management below the senior management level until discussions between Infinity and Kemper progressed further.

On December 5, 2017, Mr. Lacher provided the Kemper Board a written update of the status of recent developments and discussions regarding a potential strategic transaction with Infinity. The written update noted that Goldman Sachs had received and answered a number of questions from Deutsche Bank since the revised non-binding offer letter was delivered by Kemper on November 14, 2017 and that Deutsche Bank had informed Goldman Sachs that Kemper would receive a counter-offer from Infinity, after which discussions between Mr. Lacher and Mr. Weinhoff, the Lead Director of Infinity and Chair of the Term Sheet Committee, and a meeting of the Kemper Board, were contemplated.

Also on December 5, 2017, at the request of the Term Sheet Committee, with the support of the Infinity Board, Deutsche Bank prepared, on behalf of Infinity, a draft written preliminary non-binding term sheet for the proposed acquisition of all the outstanding capital stock of Infinity that contemplated a proposed purchase price of $132.00 per share of Infinity common stock. The preliminary non-binding term sheet also proposed that 50% to 60% of the consideration would be payable in cash and 40% to 50% of the consideration would be payable in shares of Kemper common stock, with the stock component to be determined based on a fixed exchange ratio with respect to the volume-weighted average trading price of Kemper common stock during the 20 trading days prior to the announcement of such a potential strategic transaction subject to a 15% collar and likely to be tax-free to Infinity shareholders. The preliminary non-binding term sheet further specified that the definitive agreement would not include any closing condition related to Kemper’s ability to obtain acquisition financing and would include customary break-up and reverse break-up fees and customary “fiduciary out” provisions. Infinity received and considered input on the preliminary non-binding term sheet from the Term Sheet Committee, KMK and Deutsche Bank. On December 7, 2017, with the support of the Infinity Board, Deutsche Bank delivered Infinity’s preliminary non-binding term sheet to Kemper.

Later on December 5, 2017, following receipt of the preliminary non-binding term sheet delivered on behalf of Infinity on December 7, 2017, members of Kemper’s senior management held informal discussions with various members of the Kemper Board.

On December 8, 2017, Deutsche Bank delivered to Infinity a draft engagement letter pursuant to which Infinity would engage Deutsche Bank as Infinity’s exclusive financial advisor with respect to an exploration of strategic alternatives, including a potential strategic transaction with Kemper. In connection with finalizing the engagement letter, on December 21, 2017, Deutsche Bank provided a relationships disclosure to the Infinity Board as of December 21, 2017 that indicated that, since January 1, 2015, Deutsche Bank or its affiliates had received less than €100,000 in fees for investment banking, commercial banking and other financial services to Kemper or its affiliates. Deutsche Bank again provided relationships disclosure on February 9, 2018, which similarly indicated that Deutsche Bank or its affiliates had received less than €100,000 in fees for investment banking, commercial banking and other financial services to Kemper or its affiliates. Infinity agreed to the final terms of, and the parties executed, the engagement letter on December 21, 2017.

On December 12, 2017, following a discussion between Mr. Lacher and a representative of Deutsche Bank, Mr. Lacher and Mr. Weinhoff had a telephone conversation, during which Mr. Weinhoff requested that Kemper consider increasing the amounts in the range for the purchase price per share of Infinity common stock that was previously proposed by Kemper. Mr. Lacher indicated that more detailed due diligence of Infinity, including the provision of additional due diligence information and materials by Infinity, would be required before Kemper would consider increasing the amounts in its proposed purchase price range. Mr. Lacher and Mr. Weinhoff also briefly discussed in general terms the possibility of the addition of one or more members of the Infinity Board to the Kemper Board in connection with the closing of any such potential strategic transaction. Mr. Lacher and Mr. Weinhoff agreed that the management of each company should meet in person to review Infinity’s financial plan and reserves, as well as potential synergies that could be realized from a potential strategic transaction and the value that such a potential strategic transaction could offer to the companies’ respective stockholders.

On December 13, 2017, the Kemper Board held a telephonic special meeting to discuss a potential strategic transaction with Infinity and recent related developments, attended also by members of Kemper’s senior management and representatives of Sidley Austin. At the meeting, Mr. Lacher provided the Kemper Board with an update of the status of recent developments and discussions regarding a potential strategic transaction with Infinity, including his conversation on December 12, 2017 with Mr. Weinhoff. The materials senior management provided the Kemper Board prior to the meeting included a proposed timeline with respect to the proposed execution of a definitive agreement for such a potential strategic transaction in the event the process and discussions continued to move forward. The Kemper Board then discussed, with the input of Kemper’s senior management, the preliminary non-binding term sheet delivered on behalf of Infinity on December 7, 2017 and potential responses thereto, the financing of such a potential strategic transaction and the potential impact that proposed changes in federal tax law could have on such a potential strategic transaction. At the request of the Kemper Board, representatives of Sidley Austin then reviewed with the Kemper Board the proposed structure of such a potential strategic transaction, the fiduciary duties of directors in considering such a potential strategic transaction and various regulatory matters involved in completing such a potential strategic transaction. The meeting was concluded with Mr. Lacher noting to the Kemper Board that Kemper’s senior management would continue to provide updates regarding developments and discussions with Infinity.

On December 19, 2017, Infinity provided Kemper with various due diligence materials and information regarding the topics to be discussed the following day at a meeting involving Infinity and Kemper.

On December 20, 2017, Mr. Gober, Mr. Godwin, Mr. Simon, Mr. Bateman and representatives of Deutsche Bank met in Atlanta, Georgia with Mr. Lacher, Mr. McKinney, Mr. Green, Kim Leggette, the Chief Claims Officer and then the co-interim President, Property and Casualty Division, of Kemper, Mr. Evans and representatives of Goldman Sachs. While no material terms upon which a potential strategic transaction could be based were discussed in detail at the meeting, Kemper reiterated at the outset that more detailed due diligence of Infinity would be required before Kemper would consider an increase in the proposed purchase price, including in particular with respect to Infinity’s growth plans and projections. At the meeting, the parties reviewed Infinity’s business, financial plan and reserves, as well as potential synergies that could be realized from a strategic transaction and the value that such a potential strategic transaction could offer to the companies’ respective stockholders. Following the meeting, at the direction of Infinity, a representative of Deutsche Bank provided Kemper, through Goldman Sachs, with additional information and materials regarding Infinity’s projected growth in premiums and underwriting profitability of new and renewal business on a state-by-state basis, Infinity’s investment portfolio and a potential repositioning of such portfolio and Infinity’s excess capital with respect to rating agency capital requirements. At the direction of Infinity, a representative of Deutsche Bank also provided Kemper, through Goldman Sachs, with a copy of an Infinity product plan reviewed at the meeting.

On December 22, 2017, following further informal discussions between members of Kemper’s senior management and the Chairman of the Kemper Board and with the assistance of Kemper’s advisors, Kemper delivered to Infinity a written revised preliminary non-binding term sheet for the proposed acquisition of all the outstanding capital stock of Infinity that contemplated a proposed purchase price in the range of $128.00 to $130.00 per share of Infinity common stock, which Kemper indicated represented a total approximate value in the range of $1.406 billion to $1.428 billion (based on an assumption of the number of fully diluted outstanding shares, including outstanding unvested restricted and performance shares). As set forth in the revised preliminary non-binding term sheet, 40% of the consideration was proposed to be payable in cash and 60% of the consideration was proposed to be payable in shares of Kemper common stock, with the stock component to be determined pursuant to a fixed exchange ratio without a collar and likely to be taxable to Infinity shareholders, subject to election of each Infinity shareholder and with customary adjustments if either form of consideration became oversubscribed. The revised preliminary non-binding term sheet confirmed that such a potential strategic transaction would not be subject to any Kemper financing contingencies and further specified that the definitive agreement would include a customary break-up fee and a customary “fiduciary out” provision, but no reverse break-up fee. Kemper proposed a targeted announcement date, subject to completion of due diligence, negotiation of a definitive agreement and approval of the companies’ respective boards of directors, to coincide with Kemper’s targeted date for release of its fiscal year 2017 earnings in the event the process and discussions continued to move forward. Kemper also proposed that the parties enter into an exclusivity arrangement effective through the targeted announcement date.

On December 23, 2017, Mr. Weinhoff, Mr. Gober, Mr. Godwin, Mr. Simon, Mr. Bateman and representatives of Deutsche Bank discussed by telephone Infinity’s response to the revised preliminary non-binding term sheet delivered by Kemper. Later that same day, a representatives of Deutsche Bank contacted Mr. Lacher to propose a purchase price of $129.00 per share of Infinity common stock, representing the midpoint of Kemper’s previously proposed purchase price range, with the other terms proposed in the revised preliminary non-binding term sheet delivered by Kemper on December 22, 2017. The representative from Deutsche Bank indicated that Infinity desired to tentatively agree on a specific purchase price, rather than a range with respect thereto, in order to proceed with further due diligence. The representative of Deutsche Bank and Mr. Lacher also further discussed the completion of due diligence of both companies and the timing of the targeted announcement date with respect to the potential strategic transaction, subject to completion of due diligence, negotiation of a definitive agreement and approval of the companies’ respective boards of directors, in the event the process and discussions continued to move forward.

Following the discussion on December 23, 2017, members of Kemper’s senior management briefed various members of the Kemper Board and discussed Kemper’s response.

On December 27, 2017, Mr. Lacher informed a representative of Deutsche Bank that Infinity’s proposed purchase price of $129.00 per share of Infinity common stock, with the other terms proposed in the revised preliminary non-binding term sheet delivered by Kemper on December 22, 2017, was tentatively acceptable to Kemper based upon the companies’ discussions and due diligence completed to date, subject to completion of due diligence, negotiation of a definitive agreement and approval of the companies’ respective boards of directors, and that Kemper desired to proceed with further due diligence and negotiation of a definitive agreement for such a potential strategic transaction.

Also on December 27, 2017, the Infinity Board held a telephonic special meeting also attended by representatives of Deutsche Bank and representatives of KMK. Representatives of Deutsche Bank reported that Mr. Lacher had informed them that a purchase price of $129.00 per share, with the other terms proposed in the revised preliminary non-binding term sheet delivered by Kemper on December 22, 2017, was acceptable to Kemper, subject to completion of due diligence, negotiation of a definitive agreement and approval of the companies’ respective boards of directors. At the Infinity Board’s request, representatives of KMK provided an overview of the fiduciary duties of the Infinity Board to Infinity and Infinity shareholders regarding the potential strategic transaction and representatives of Deutsche Bank reviewed certain preliminary financial information relating to Infinity. The Infinity Board determined that Infinity should move to the next phase of Kemper’s due diligence investigation of Infinity and should commence reverse due diligence of Kemper, so long as an agreement with respect to non-solicitation of employees was in place between Infinity and Kemper. Finally, the Infinity Board approved entering into exclusive negotiations with Kemper regarding a potential strategic transaction.

On December 28, 2017, Mr. Lacher provided the Kemper Board a written update of the status of recent developments and discussions regarding a potential strategic transaction with Infinity.

On January 2, 2018, Deutsche Bank delivered Infinity’s detailed list of due diligence information and materials requests to Goldman Sachs. On January 4, 2018, Goldman Sachs delivered Kemper’s detailed list of due diligence information and materials requests to Deutsche Bank.

On January 4, 2018, Mr. Lacher spoke with Mr. Gober, Mr. Godwin, Mr. Simon and Mr. Bateman by telephone concerning the companies’ consideration of a targeted announcement date with respect to the potential strategic transaction, subject to completion of due diligence, negotiation of a definitive agreement and approval of the companies’ respective boards of directors, to coincide with the companies’ targeted dates for release of their respective fiscal year 2017 earnings. Mr. Lacher separately requested that Kemper be given access to additional Infinity employees for Kemper’s due diligence of Infinity.

Between January 2 and 10, 2018, representatives of KMK and representatives of Sidley Austin negotiated the terms of (i) an exclusivity agreement to be entered into between Infinity and Kemper under which Infinity would not solicit, negotiate or take other actions regarding certain strategic transactions with any person other than Kemper for a specified time period (but providing for the ability of Infinity to engage in certain discussions with third parties and provide third parties with certain confidential information about Infinity, in each case under certain circumstances) and (ii) an amendment to the confidentiality agreement to be entered into between Infinity and Kemper under which the companies would not solicit for hire the directors and certain of the employees of one another for a specified time period. On January 10, 2018, Infinity and Kemper entered into the exclusivity agreement, which contemplated an exclusivity term expiring 10 days following Infinity’s release of its fiscal year 2017 earnings, subject to the expiration of such term if Kemper proposed a purchase price for a potential strategic transaction that is less than $129.00 per share of Infinity common stock or material modifications to other specified terms set forth in the revised preliminary non-binding term sheet delivered by Kemper on December 22, 2017. Also on January 10, 2018, Infinity and Kemper entered into the amendment to the confidentiality agreement, which provided for an employee and director non-solicitation term ending on the date that is 18 months following the date of the confidentiality agreement, subject to certain customary exceptions. The parties also tentatively agreed on a targeted announcement date with respect to the potential strategic transaction, subject to completion of due diligence, negotiation of a definitive agreement and approval of the companies’ respective boards of directors, to coincide with the companies’ targeted date for release of their respective fiscal year 2017 earnings.

On January 11, 2018, in connection with the completion of due diligence, Infinity made available an electronic data room containing information and materials to representatives of Kemper, Goldman Sachs, Sidley Austin and a consulting firm engaged by Kemper for such purposes.

On January 12, 2018, following negotiation, Infinity and Kemper entered into an addendum to the confidentiality agreement to further limit the representatives of each party and their financial and legal advisors who would have access to certain to-be-specified confidential and sensitive information of one another and to provide for redaction and aggregation of such information, in connection with the due diligence and reverse due diligence processes. Such addendum was later amended and restated on January 29, 2018 to provide for redaction and aggregation of such information to be completed by a single specified third party.

Later on January 12, 2018, Infinity began providing additional information and materials requested by Kemper to assist in its due diligence of Infinity. Infinity and Kemper, with the assistance of their financial and legal advisors, continued to conduct, through February 13, 2018, mutual due diligence through their respective electronic data rooms and otherwise, as applicable. Also during this period, the two companies and their financial advisors continued to discuss the various sources for and amounts of synergy opportunities and the ability to realize those opportunities over time, while continuing to consider the validation of the expected long-term, positive synergies of a combination and the ability to achieve cost savings at the combined company.

On January 17, 2018, the Kemper Board held a telephonic special meeting to discuss the proposed Merger and the draft Merger Agreement and recent related developments, attended also by members of Kemper’s senior management and representatives of Goldman Sachs and representatives of Sidley Austin. At the meeting, Mr. Lacher provided the Kemper Board with an update of the status of recent developments and discussions regarding the proposed Merger and potential next steps and timing. At the request of Kemper’s senior management, representatives of Sidley Austin reviewed with the Kemper Board a summary of the key non-price provisions of a draft Merger Agreement that might be proposed to Infinity and areas of potential negotiation with Infinity, including with respect to structure, regulatory closing conditions and the scope of each party’s commitment to seek and obtain regulatory approvals, other closing conditions (including conditions precedent with respect to certain Infinity employee retention matters and the tangible net worth of Infinity), deal protection terms, treatment of Infinity’s outstanding equity awards and voting agreements. Representatives of Sidley Austin also discussed with the Kemper Board the timing and various regulatory matters involved in completing such a potential strategic transaction. The Kemper Board indicated its support of Kemper’s senior management delivering to Infinity a draft Merger Agreement containing key non-price provisions substantially consistent with the summary of key non-price provisions presented to the Kemper Board and engage in negotiations with Infinity on its terms. The Kemper Board then discussed the potential changes to the composition of the Kemper Board that could result in connection with the proposed Merger and declared that Kemper’s senior management had the support of the Kemper Board to discuss with Infinity, at the appropriate time in the context of negotiations, the addition of one member of the Infinity Board to the Kemper Board after the closing of the proposed Merger. The meeting was concluded with Mr. Lacher noting to the Kemper Board that Kemper’s senior management would continue to provide updates regarding developments and discussions with Infinity.

In the evening on January 19, 2018, Sidley Austin, on behalf of Kemper, delivered an initial draft of the Merger Agreement to KMK. Among other provisions, the draft Merger Agreement provided for the structure of the proposed Merger, exceptions to Kemper’s commitment to seek and obtain regulatory approvals (including as reflected the initial definition of a “materially burdensome condition”), “fiduciary out” exceptions to the non-solicitation covenant, a termination fee equal to 4.50% of the total equity value of the proposed Merger payable by either party upon termination of the Merger Agreement in certain specified circumstances, the conversion in the Merger of Infinity’s outstanding equity awards into Kemper equity awards, conditions to Kemper’s and Merger Sub’s obligations to effect the proposed Merger with respect to certain Infinity employee retention matters and the tangible net worth of Infinity and other matters and an expectation that voting agreements would be requested from certain of each party’s directors and officers. Prior to Sidley Austin sending such draft Merger Agreement to KMK, on January 19, 2018, members of Kemper’s senior management sent communications to Mr. Simon to preview the closing condition with respect to Infinity employee retention matters contained in such draft Merger Agreement. Such draft Merger Agreement did not contain any undertaking on the part of Kemper with respect to the addition of any members of the Infinity Board to the Kemper Board after the closing of the proposed Merger.

On January 20, 2018, Mr. Simon, Mr. Bateman, representatives of KMK and representatives of Deutsche Bank spoke by telephone to discuss the proposed closing conditions with respect to Infinity employee retention matters contained in Kemper’s draft Merger Agreement. On January 21, 2018, KMK delivered to Sidley Austin a letter regarding such closing conditions, which proposed that such closing conditions be removed and replaced by certain covenants regarding entry into employment agreements with certain Infinity employees and notification of any termination of employment of certain Infinity employees, in each case following entry into the Merger Agreement. The letter also noted that Infinity would be willing to coordinate meetings to allow Kemper to enter into retention agreements with certain Infinity employees. The delivery of the letter was followed by discussions between members of Infinity’s senior management and members of Kemper’s senior management regarding the matters addressed therein.

On January 24 and 25, 2018, Mr. Gober, Mr. Godwin, Mr. Simon, Mr. Bateman, approximately 37 other members of Infinity’s management and representatives of Deutsche Bank met with Mr. Lacher, Mr. McKinney, Mr. Green, Mr. Evans, approximately 22 other members of Kemper’s management, representatives of Goldman Sachs and representatives of a consulting firm engaged by Kemper for due diligence purposes in Atlanta, Georgia to further due diligence efforts through discussions of Infinity’s operations, financial condition and other matters. Representatives of both KMK and Sidley Austin participated in certain of such meetings by telephone. In connection with the meetings, Infinity’s management provided to Kemper’s management the Infinity financial projections.

On January 25, 2018, in connection with the completion of reverse due diligence, Kemper made available an electronic data room containing information and materials to representatives of Infinity, Deutsche Bank, KMK and consulting firms engaged by Infinity for such purposes.

On January 30, 2018, Mr. Godwin, Mr. Simon, Mr. Bateman, representatives of Deutsche Bank and representatives of KMK met with Mr. Lacher, Mr. McKinney, Mr. Green, Mr. Evans, other members of Kemper’s management, representatives of Goldman Sachs and representatives of Sidley Austin in Chicago, Illinois to conduct further reverse due diligence efforts through discussions of Kemper’s operations, financial condition and other matters. During the meetings, members of Infinity’s senior management additionally discussed with members of Kemper’s senior management material issues in and related to Kemper’s initial draft of the Merger Agreement.

Later on January 30, 2018, KMK, on behalf of Infinity, delivered a revised draft of the Merger Agreement to Sidley Austin. Such revised draft provided for limited exceptions to Kemper’s commitment to seek and obtain regulatory approvals (including as reflected in the definition of a “materially burdensome condition”), expanded “fiduciary out” exceptions to the non-solicitation covenant, a termination fee equal to 2.00% of the total equity value of the proposed Merger, a reverse termination fee payable by Kemper in the event that Infinity terminated the Merger Agreement upon the occurrence of the outside date and Kemper failing to comply with its commitment to seek and obtain regulatory approvals and the automatic vesting of Infinity’s outstanding equity awards consistent with the terms of the equity plan pursuant to which such awards were granted. Such revised draft reflected the removal of the closing conditions with respect to Infinity employee retention matters and the tangible net worth of Infinity and did not include any provisions relating to the addition of any members of the Infinity Board to the Kemper Board after the closing of the proposed Merger.

During the period from January 30, 2018 through the first week of February 2018, Kemper’s management provided to Infinity’s senior management and representatives of Deutsche Bank certain key items from the Kemper financial projections and certain updated financial information relating thereto, as more fully described in the section entitled “Certain Unaudited Prospective Financial Information” beginning on page 269.

On February 2, 2018, Sidley Austin sent a non-exhaustive list of the material open issues in Infinity’s revised draft of the Merger Agreement to KMK. Later on February 2, 2018, representatives of Sidley Austin and KMK, together with general counsels of both Infinity and Kemper, spoke by telephone to discuss material open issues in Infinity’s revised draft of the Merger Agreement.

On February 5, 2018, Sidley Austin, on behalf of Kemper, delivered a revised draft of the Merger Agreement to KMK. Such revised draft provided for a termination fee equal to 3.50% of the total equity value of the proposed Merger, no reverse termination fee and closing conditions with respect to Infinity employee retention matters and the tangible net worth of Infinity. Such revised draft expressly reserved any revisions with respect to the treatment of Infinity’s outstanding equity awards pending further discussion between the parties.

On February 7, 2018, Infinity’s Executive Committee held a telephonic special meeting to discuss with Mr. Gober, other senior management and KMK the ongoing negotiations surrounding the draft Merger Agreement. Mr. Gober reported on the progress of due diligence meetings and the remaining open issues in the draft Merger Agreement.

Also on February 7, 2018, the Kemper Board held an in-person regularly scheduled meeting, attended also by members of Kemper’s senior management and representatives of Goldman Sachs and representatives of Sidley Austin. At the meeting, Mr. Lacher provided the Kemper Board with an update of the status of developments and discussions regarding the proposed Merger, including the parties’ due diligence efforts and negotiations with respect to open issues in and related to the draft Merger Agreement regarding closing certainty, employee retention, treatment of Infinity’s outstanding equity awards and other matters. Mr. Lacher also led a discussion with the Kemper Board regarding proposed next steps and timing and considerations related to the proposed Merger, including with respect to contemplated integration efforts. Mr. McKinney again provided the Kemper Board with a summary of the key economic terms of the proposed Merger before providing an overview of certain financial considerations in connection therewith. As part of this overview, Mr. McKinney reviewed with the Kemper Board the Kemper financial projections, the Kemper-prepared Infinity financial projections

(without synergies), the Kemper-prepared Infinity financial projections (with synergies) and the combined company financial projections, as more fully described in the section entitled “Certain Unaudited Prospective Financial Information” beginning on page 269, and the Kemper Board indicated its support of Goldman Sachs’ use of such financial projections in connection with its financial analysis relating to the proposed Merger Consideration. Representatives of Goldman Sachs then reviewed with the Kemper Board Goldman Sachs’ preliminary financial analysis relating to the proposed Merger Consideration. Mr. McKinney also discussed with the Kemper Board communications considerations in connection with the proposed Merger. At the request of Kemper’s senior management, representatives of Sidley Austin then reviewed with the Kemper Board a summary of the key non-price provisions of the draft Merger Agreement. During this review, representatives of Sidley Austin discussed with the Kemper Board the status of negotiations between the parties with respect to open issues in the draft Merger Agreement and highlighted revisions to the draft Merger Agreement as a result thereof. Representatives of Sidley Austin also reviewed with the Kemper Board an initial draft of the Infinity voting agreement, which was proposed to reflect substantially similar obligations as those that would be set forth in the Kemper voting agreement. The Kemper Board then further discussed, with the input of Kemper’s senior management and representatives from Goldman Sachs and Sidley Austin, proposed next steps and timing with respect to the proposed Merger. The Kemper Board indicated its support of Kemper’s senior management continuing to negotiate the open issues in the draft Merger Agreement and other draft transaction documents.

Later on February 7, 2018, following discussions between representatives of Deutsche Bank and representatives of Goldman Sachs, Mr. Lacher, other members of Kemper’s senior management and representatives of Sidley Austin and Mr. Gober, Mr. Godwin, Mr. Simon, Mr. Bateman, other members of Infinity’s senior management and representatives of KMK discussed by telephone the material open issues in the draft Merger Agreement. During the discussion, the members of senior management tentatively agreed to certain conceptual terms regarding closing certainty and deal protections. The members of senior management also discussed treatment of Infinity’s outstanding equity awards and certain other issues regarding closing certainty, including with respect to the amount of the termination fee and Infinity employee retention. The members of senior management additionally noted that each of the parties desired to work diligently to remain on schedule for the targeted announcement date with respect to the proposed Merger, subject to completion of due diligence, negotiation of a definitive agreement and approval of the companies’ respective boards of directors, to coincide with the companies’ targeted dates for release of their respective fiscal year 2017 earnings.

Following the discussion, further to the negotiations regarding the open issues with respect to Infinity employee retention, Mr. Lacher contacted Mr. Godwin, Mr. Bateman and Mr. Simon to discuss the possibility of such executives and certain other members of Infinity’s management entering into retention agreements with Kemper or Infinity prior to entry into the Merger Agreement and the addition of one member of the Infinity Board to the Kemper Board after the closing of the proposed Merger, which member would be chosen by Kemper subject to the Kemper Board’s policies and applicable rules and regulations. Mr. Godwin, Mr. Bateman and Mr. Simon tentatively agreed to the proposals and, after the discussion, members of Kemper’s management delivered to them proposed term sheets with respect to such retention agreements. Such proposed term sheets regarding the retention agreements between Kemper and each of Mr. Godwin, Mr. Bateman and Mr. Simon contemplated commitments with respect to each such executive for the continuation of his employment with Infinity for a period of two years following the closing of the proposed Merger at an annual base salary not less than such executive’s current annual base salary, the payment to such executive at the expiration of the retention agreement of a retention bonus in the form of a lump-sum amount equal to the amount that would have been received by such executive had such executive been terminated for a reason other than “Cause,” as set forth in such executive’s current employment agreement, and the granting to such executive after the completion of the proposed Merger of a one-time award of time-vested restricted stock units with respect to Kemper common stock having a grant date value of $1,000,000 that will vest in full provided that such executive has been continuously employed by Kemper or its subsidiaries at the expiration of the retention agreement. Over the course of the next several days, Mr. Godwin, Mr. Bateman and Mr. Simon individually negotiated the terms of their retention agreements with Kemper, as more fully described below and in the section entitled “The Merger—Interests of Infinity’s Directors and Executive Officers in the Merger,” in conjunction with the negotiation of, and agreement on, the forms of the retention agreements between Infinity and certain other members of Infinity’s management and other covenants and the closing condition with respect to Infinity employee retention in the draft Merger Agreement. These matters were of utmost importance to Kemper’s senior management because of the value they attributed to Infinity’s personnel in the proposed Merger and ordinary course concerns regarding employee retention during the pendency of the proposed Merger, including that Infinity’s existing arrangements did not sufficiently address this scenario from the perspective of Kemper’s senior management.

Later on February 7, 2018, Sidley Austin, on behalf of Kemper, delivered an initial draft of the Infinity voting agreement to KMK. The draft Infinity voting agreement, which was contemplated by the parties to be requested to be entered into by each of Infinity’s directors and currently employed named executive officers, provided for each of Infinity’s directors and currently employed named executive officers to vote his or her Infinity common stock in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and not otherwise oppose the proposed Merger in his or her capacity as an Infinity shareholder, along with certain transfer restrictions on Infinity common stock and other terms. The parties agreed that Kemper’s directors and currently employed named executive officers would be requested to enter into Kemper voting agreements reflecting substantially similar obligations as those set forth in the Infinity voting agreement.

On February 8, 2018, the Infinity Board held a telephonic special meeting with senior management of Infinity, representatives of Deutsche Bank and KMK to discuss Infinity’s reverse due diligence of Kemper, to provide a status update on the draft Merger Agreement negotiations and for representatives of Deutsche Bank to discuss with the Infinity Board the financial terms and provisions of the draft Merger Agreement. The Infinity Board asked questions and received answers from the others attending the telephonic meeting and discussed the reasons that entering into the proposed Merger with Kemper were in the best interests of Infinity and Infinity shareholders, including the value of the proposed consideration to be received by Infinity shareholders in the proposed Merger.

Later on February 8, 2018, KMK, on behalf of Infinity, delivered a revised draft of the Merger Agreement to Sidley Austin. Such revised draft largely reflected the terms agreed upon by the parties during their discussion by telephone on February 7, 2018, while also providing for a termination fee equal to 3.00% of the total equity value of the proposed Merger, a covenant regarding the addition of one member of the Infinity Board to the Kemper Board after the closing of the proposed Merger, which member would be chosen by Kemper subject to the Kemper Board’s policies and applicable rules and regulations, and the removal of the closing condition with respect to Infinity’s tangible net worth. In addition, such revised draft expressly reserved any revisions with respect to the Infinity employee retention matters and the treatment of Infinity’s outstanding equity awards pending further discussion between the parties.

Between the January 19, 2018 initial draft of the Merger Agreement through the February 8, 2018 draft of the Merger Agreement, Infinity’s senior management and Deutsche Bank kept Mr. Weinhoff informed of negotiations of the various drafts of the Merger Agreement and Mr. Weinhoff kept the Term Sheet Committee informed and relayed the Term Sheet Committee’s thoughts to Infinity’s senior management and Deutsche Bank.

Also on February 8, 2018, members of Kemper’s management delivered initial drafts of forms of the retention agreements between Infinity and certain members of Infinity’s management (not including Mr. Godwin, Mr. Bateman or Mr. Simon) to members of Infinity’s senior management. On February 9, 2018, members of Kemper’s management delivered initial drafts of retention agreements between Kemper and Mr. Godwin, Mr. Bateman and Mr. Simon to members of Infinity’s senior management.

Over the course of February 9, 2018, members of each of Infinity’s senior management and Kemper’s senior management and representatives of each of KMK and Sidley Austin held respective discussions by telephone concerning, and reached tentative agreement regarding, a termination fee equal to 3.50% of the total equity value of the proposed Merger (or $49,598,810), certain Infinity employee retention matters in the draft Merger Agreement, the treatment of Infinity’s outstanding equity awards and the forms of the retention agreements between Infinity and certain members of Infinity’s management (not including Mr. Godwin, Mr. Bateman or Mr. Simon). Several of the other remaining open issues in the draft Merger Agreement and the retention agreements between Kemper and Mr. Godwin, Mr. Bateman and Mr. Simon were also discussed between the parties.

Also on February 9, 2018, each of KMK, on behalf of Infinity, and Sidley Austin, on behalf of Kemper, delivered a revised draft of the Infinity voting agreement to the other party, in each case reflecting limited changes. The latter of these drafts of the Infinity voting agreement reflected substantial agreement on all material terms.

Additionally, on February 9, 2018 and continuing on February 12, 2018, members of Kemper’s management held discussions with certain rating agencies regarding the potential effects of the proposed Merger on the combined company’s credit rating.

Later on February 9, 2018, Sidley Austin, on behalf of Kemper, delivered an initial draft of the Kemper voting agreement to KMK. The draft Kemper voting agreement, which was contemplated by the parties to be requested to be entered into by each of Kemper’s directors and currently employed named executive officers, provided for each of Kemper’s directors and currently employed named executive officers to vote his or her Kemper common stock in favor of the approval of the stock issuance in the proposed Merger and not otherwise oppose the approval of the stock issuance in the proposed Merger in his or her capacity as a Kemper stockholder, along with certain transfer restrictions on Kemper common stock and other terms. This draft Kemper voting agreement reflected substantially similar obligations as those set forth in the draft Infinity voting agreement and accordingly reflected substantial agreement on all material terms.

Early in the morning on February 10, 2018, Sidley Austin, on behalf of Kemper, delivered a revised draft of the Merger Agreement to KMK. Such revised draft reflected the terms tentatively agreed upon by the parties during their calls over the course of the previous day.

Later in the morning on February 10, 2018, representatives of KMK and Sidley Austin held a discussion by telephone to further negotiate the remaining open issues in the draft Merger Agreement. Shortly thereafter on February 10, 2018, KMK, on behalf of Infinity, delivered a revised draft of the Merger Agreement to Sidley Austin. Such revised draft reflected substantial acceptance of the revisions proposed by Kemper in its previous draft, with the exception of the scope of certain aspects of the closing condition with respect to Infinity employee retention matters and the removal of the closing condition with respect to Infinity’s tangible net worth.

On February 10, 2018, Infinity’s revised draft of the Merger Agreement, along with a summary of the terms and conditions of the draft Merger Agreement reflecting discussions between the parties since the delivery of such draft, were provided by KMK to the Infinity Board. The Infinity Board reviewed the draft Merger Agreement and the summary.

In the evening on February 10, 2018 and in the afternoon on February 11, 2018, Sidley Austin, on behalf of Kemper, and KMK, on behalf of Infinity, respectively, delivered a revised draft of the Merger Agreement to the other party’s legal advisor, neither of which included a closing condition with respect to Infinity’s tangible net worth. Over the course of February 10 and 11, 2018, KMK and Sidley Austin continued to hold discussions by telephone to further negotiate the scope of certain aspects of the closing condition with respect to Infinity employee retention matters.

Also over the course of February 10 and 11, 2018, members of Kemper’s senior management and Mr. Godwin, Mr. Bateman and Mr. Simon negotiated and tentatively agreed on the remaining open issues in the retention agreements between Kemper and Mr. Godwin, Mr. Bateman and Mr. Simon.

Infinity’s senior management kept Mr. Weinhoff informed of negotiations of the various drafts of the Merger Agreement circulated between February 8 and February 11 and Mr. Weinhoff kept the Term Sheet Committee informed and relayed the Term Sheet Committee’s thoughts to Infinity’s senior management.

In the evening on February 11, 2018, the Infinity Board, Infinity’s senior management and representatives of Deutsche Bank met for dinner and discussed various aspects of the proposed Merger.

On February 12, 2018, the Infinity Board held an in-person special meeting in Birmingham, Alabama which was attended by members of Infinity’s senior management, representatives of KMK, representatives of Deutsche Bank and, telephonically at the request of the Infinity Board and solely for the portion of the meeting described below, Mr. Lacher and Mr. Green. The Executive Committee of the Infinity Board met initially to approve the compensation of the Term Sheet Committee and to approve independent director compensation. Prior to the meeting, the Infinity Board was provided with a summary that described the terms of the draft Merger Agreement based on the draft previously circulated by KMK on behalf of Infinity on February 10, 2018. Representatives of KMK reviewed the material terms of the proposed Merger and described the provisions of the draft Merger Agreement including the various closing conditions. KMK discussed with the Infinity Board the legal framework for the Infinity Board’s consideration of the proposed Merger, including the fiduciary duties applicable to the directors of Infinity and related matters. The members of the Infinity Board asked questions and discussed various provisions of the draft Merger Agreement. Representatives of Deutsche Bank provided an overview of the material financial terms of the draft Merger Agreement, including the proposed consideration, reviewed Deutsche Bank’s financial analysis relating to the Merger Consideration, as more fully described below under the heading “The Merger—Opinion of Infinity’s Financial Advisor,” and rendered to the Infinity Board an oral opinion, subsequently confirmed by delivery of a written opinion dated February 13, 2018, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Merger Consideration was fair, from a financial point of view, to holders of Infinity common stock (excluding Kemper and its affiliates). Mr. Lacher and Mr. Green were introduced and presented to the Infinity Board their views of the proposed Merger and the potential benefits that may be realized by shareholders of Infinity and stockholders of Kemper from the perspective of Kemper’s senior management.

Following the meeting of the Infinity Board, Mr. Lacher and Mr. Weinhoff further discussed and reaffirmed the parties’ tentative agreement regarding the provision in the draft Merger Agreement with respect to the addition of one member of the Infinity Board to the Kemper Board after the closing of the proposed Merger, which member would be chosen by Kemper subject to the Kemper Board’s policies and applicable rules and regulations.

Also on February 12, 2018, the Kemper Board held a telephonic special meeting to discuss the proposed Merger and the draft Merger Agreement and recent related developments, attended also by members of Kemper’s senior management and representatives of Goldman Sachs and representatives of Sidley Austin. At the meeting, Mr. Lacher provided the Kemper Board with an update of the status of developments and discussions regarding the proposed Merger since the meeting of the Kemper Board on February 7, 2018, including negotiations between the parties with respect to the remaining open issues in the draft Merger Agreement and Mr. Lacher’s and Mr. Green’s aforementioned discussion with the Infinity Board, and proposed next steps and timing. Mr. Lacher also summarized for the Kemper Board the key terms of the retention agreements between Kemper and Mr. Godwin, Mr. Bateman and Mr. Simon and the Kemper Board indicated its support of such arrangements. Mr. McKinney then reviewed with the Kemper Board the results of the due diligence review of Infinity conducted by Kemper’s management and advisors. At the request of the Kemper Board, representatives of Sidley Austin then again reviewed with the Kemper Board the fiduciary duties of the directors in considering the proposed Merger. Representatives of Sidley Austin also reviewed with the Kemper Board a summary of key non-price provisions of the draft Merger Agreement and draft voting agreements. Representatives of Goldman Sachs then reviewed with the Kemper Board Goldman Sachs’ preliminary financial analysis relating to the proposed Merger Consideration. The Kemper Board then discussed, with the input of Kemper’s senior management and representatives from Goldman Sachs and Sidley Austin, a number of considerations related to the proposed Merger and the assessment thereof provided by Kemper’s senior management. In an executive session of the non-employee directors following such discussion, the non-employee directors discussed, with the input of representatives from Goldman Sachs and Sidley Austin, additional considerations related to the proposed

Merger. Following further discussion, the Kemper Board indicated its support of, and instructed Kemper’s senior management to work towards, finalizing the forms of the transaction documents with Infinity for its consideration.

Over the course of February 12, 2018, members of each of Infinity’s senior management and Kemper’s senior management and representatives of each of KMK and Sidley Austin negotiated and tentatively agreed on the remaining open issues in the draft Merger Agreement. Throughout this process, Infinity’s senior management and Deutsche Bank kept Mr. Weinhoff informed of such remaining open issues and Mr. Weinhoff kept the Term Sheet Committee informed and relayed the Term Sheet Committee’s thoughts to Infinity’s senior management and Deutsche Bank.

In the early hours of February 13, 2018, Sidley Austin, on behalf of Kemper, delivered a revised draft of the Merger Agreement to KMK reflecting substantial agreement on all material terms. Later in the morning on February 13, 2018, members of Infinity’s senior management and representatives of KMK and members of Kemper’s senior management and representatives of Sidley Austin held respective discussions by telephone during which Infinity gauged Kemper’s willingness to negotiate an increase in the number of Infinity Board members that would serve on the Kemper Board after the closing of the proposed Merger, but which number remained at one after confirmation by the parties.

On February 13, 2018, the Infinity Board held a telephonic special meeting to discuss various matters related to the proposed Merger, including the number of Infinity directors that would serve on the Kemper Board following the proposed Merger. After discussion and the recommendation by Infinity’s management that the Infinity Board approve the Merger Agreement, and in light of the Infinity Board’s review and consideration of the factors described under “The Merger—Recommendation of the Infinity Board and Its Reasons for the Merger,” the Infinity Board unanimously determined that the proposed Merger and the Merger Agreement were consistent with, and would further, Infinity’s business strategies and goals and approved the proposed Merger and Merger Agreement. The Infinity Board also unanimously determined that the proposed Merger and Merger Agreement were in the best interests of Infinity and Infinity’s shareholders and unanimously recommended that Infinity shareholders vote “FOR” the merger proposal.

Also on February 13, 2018, the Kemper Board held a telephonic special meeting to consider the proposed Merger and the Merger Agreement, attended also by members of Kemper’s senior management and representatives of Goldman Sachs and representatives of Sidley Austin. At the meeting, Mr. Lacher provided the Kemper Board with an update of the status of discussions regarding the proposed Merger since the meeting of the Kemper Board on February 12, 2018. Mr. McKinney then again provided an overview of the consideration proposed to be paid by Kemper in the proposed Merger. Mr. McKinney also provided the Kemper Board with an update of other developments regarding the proposed Merger. At the request of the Kemper Board, representatives of Sidley Austin then reviewed with the Kemper Board the status of negotiations between the parties with respect to any remaining open issues in the Merger Agreement. Representatives of Goldman Sachs then reviewed with the Kemper Board Goldman Sachs’ financial analysis summarized in the section entitled “The Merger—Opinion of Kemper’s Financial Advisor” and delivered the oral opinion of Goldman Sachs, subsequently confirmed by delivery of its written opinion, dated February 13, 2018, to the Kemper Board that, as of February 13, 2018, and based on and subject to the factors and assumptions set forth in such written opinion, the aggregate Merger Consideration to be paid by Kemper for all of the issued and outstanding shares of Infinity common stock pursuant to the Merger Agreement was fair, from a financial point of view, to Kemper. Following discussion of considerations related to the proposed Merger, members of Kemper’s senior management then indicated that it was the recommendation of Kemper’s management that the Kemper Board approve the Merger Agreement and the consummation of the transactions contemplated thereby. Following discussion, the Board unanimously adopted resolutions approving the Merger Agreement and the consummation of the transactions contemplated thereby and resolved to recommend that the Kemper stockholders vote “FOR” the share issuance proposal and “FOR” the approval of the Kemper meeting adjournment proposal.

In connection with such approvals by the Infinity Board and the Kemper Board, which occurred after the closing of trading on the U.S. stock markets for the day, Infinity’s senior management and representatives of KMK worked with Kemper’s senior management and representatives of Sidley Austin to finalize the Merger Agreement on the terms approved by the Infinity Board and the Kemper Board.

Later on February 13, 2018, each of Infinity and Kemper and their respective directors and currently employed named executive officers executed and delivered their respective voting agreements. In addition, each of Mr. Godwin, Mr. Bateman, Mr. Simon and certain other members of Infinity’s management, on the one hand, and Kemper and Infinity, as applicable, on the other hand, executed and delivered each of such Infinity employees’ retention agreements.

Each of Infinity, Kemper and Merger Sub then executed and delivered the Merger Agreement.

Shortly thereafter on February 13, 2018, Infinity and Kemper issued a joint press release announcing the execution and delivery of the Merger Agreement.

Recommendation of the Kemper Board and Its Reasons for the Merger

After careful consideration, on February 13, 2018, the Kemper Board unanimously adopted resolutions approving the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement and the share issuance, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement. The Kemper Board unanimously recommends that Kemper stockholders vote “FOR” the share issuance proposal and “FOR” the Kemper meeting adjournment proposal at the Kemper annual meeting.

In reaching its decision to approve the Merger Agreement and the consummation of the transactions contemplated thereby and recommend the approval of the share issuance proposal, the Kemper Board consulted with the members of Kemper’s senior management, as well as Kemper’s financial and legal advisors, and considered a number of factors, including the following material factors (not necessarily in order of relative importance):

Strategic Considerations. The Kemper Board considered that the Merger is expected to provide a number of significant strategic opportunities, including the following:

•	the view that the Merger would lead to increased scale and diversification in non-standard auto insurance, including a more diversified portfolio with approximately $2.2 billion in non-standard auto insurance premiums, an expanded customer reach through deeper agency relationships and greater efficiencies;

•	the view that the combined company would have further access to growing segments through an expanded product offering and broader customer base, while at the same time offering a more targeted yet better diversified suite of products across life, health, auto and homeowner insurance, providing customers with greater choice at more competitive prices;

•	the view that the combined company would have the ability to leverage unique operational strengths, platforms and demographic insights to drive enhanced growth and provide a unique set of products to its policyholders;

•	the view that the Merger would further Kemper’s corporate strategy by enhancing near and long-term stockholder value through strategic acquisitions;

•	the view that the combined company would have an increased ability to attract and retain key employees;

•	the experience with respect to non-standard automobile insurance of Infinity’s management and operational teams and the complimentary cultures of Kemper and Infinity; and

•	the view that the combined company would have improved data and analytical capabilities.

Financial Considerations. The Kemper Board considered that the Merger is expected to provide a number of significant financial opportunities for Kemper stockholders and the combined company, including the following:

•	the fact that the Merger would be accretive to Kemper’s EPS in 2019, excluding VOBA and one-time items, and was expected to be accretive to Kemper’s EPS in 2020 by more than 10%, excluding restructuring and one-time items;

•	the mix of cash and stock consideration, the fixed exchange ratio for the stock component of the Merger Consideration and the fact that because of the fixed exchange ratio (i.e., it will not be adjusted for fluctuations in the market price of Kemper common stock or Infinity common stock), Kemper would have certainty as to the number of shares of Kemper common stock to be issued in connection with the Merger, while noting that the value of Kemper common stock to be paid to Infinity shareholders upon the closing could be significantly more or less than its implied value prior to the announcement of the execution of the Merger Agreement as a result of any difference in the market price of Kemper common stock between prior to or at the time of announcement and the closing;

•	the course of negotiations between the parties in arriving at the amount and mix of consideration to be paid in the Merger, while taking note of the historic and current market prices of Kemper common stock and Infinity common stock;

•	the expectation that the Merger would be accretive to return on average common equity by more than 30 basis points and accretive to return on average tangible common equity by more than 400 basis points in 2020;

•	the view that the combined company would have increased revenue and enhanced cash flow, which would be expected to increase financial stability and provide additional resources to accelerate investments in growth; and

•	the expectation of annual pre-tax cost savings of approximately $55 million, and an additional $5 to $10 million of pre-tax earnings resulting from the repositioning of Infinity’s investment portfolio, through 2020 achieved through the consolidation of redundant corporate functions and the optimization of the combined company’s systems, business processes and reinsurance programs.

Other Factors Considered by the Kemper Board. In addition to considering the strategic and financial opportunities described above, the Kemper Board considered the following additional factors, which it viewed as supporting and informing its decision to approve the Merger Agreement and the consummation of the transactions contemplated thereby and recommend the approval of the share issuance proposal:

•	taking into account the report the Kemper Board had received regarding past fees received by Goldman Sachs’ Investment Banking Division for services provided to Kemper and Infinity, and fees payable to Goldman Sachs in connection with the transactions contemplated by the Merger Agreement, the financial analyses presented to the Kemper Board by Goldman Sachs and the oral opinion, subsequently confirmed in writing, of Goldman Sachs delivered to the Kemper Board that, as of February 13, 2018 and based on and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the aggregate Merger Consideration to be paid by Kemper for all of the issued and outstanding shares of Infinity common stock pursuant to the Merger Agreement was fair, from a financial point of view, to Kemper. See “The Merger—Opinion of Kemper’s Financial Advisor” beginning on page 146;

•

the scope of the due diligence investigation conducted by Kemper’s management, financial advisor, legal counsel and other outside consultants and the substantive results thereof, including various oral and written reports provided to the Kemper Board and the fact that the due diligence investigations set the stage for pre-closing integration and transition planning and post-closing implementation;

•	the general terms and conditions of the Merger Agreement and related documentation, including:

•	the customary nature of the parties’ representations, warranties and covenants;

•	the generally reciprocal deal protection provisions, including:

◾	the ability to enter into a definitive agreement to effect a Kemper superior proposal (as described on page 196 of this joint proxy statement/prospectus), so long as Kemper has complied with its obligations with respect to not soliciting Kemper acquisition proposals (as described on page 196 of this joint proxy statement/prospectus) in all material respects and enters into such definitive agreement concurrently with the termination of the Merger Agreement and pays a termination fee of $49,598,810;

◾	the amount of the termination fee (as described on page 218 of this joint proxy statement/prospectus) and the view that it would not prevent a potentially interested party from making a Kemper competing proposal (as described on page 196 of this joint proxy statement/prospectus); and

◾	the fact the Kemper Board may, solely in response to a Kemper superior proposal received on or after the date of the Merger Agreement that has not been withdrawn or abandoned and that did not result from a breach of the Merger Agreement, make a Kemper adverse recommendation change (as described on page 196 of this joint proxy statement/prospectus) in order to cause Kemper to terminate the Merger Agreement and concurrently enter into a binding definitive agreement to effect such Kemper superior proposal if Kemper has taken certain actions and the Kemper Board determines in good faith (after consultation with Kemper’s outside legal counsel) that such Kemper acquisition proposal continues to constitute a Kemper superior proposal;

•	the provisions related to regulatory approvals and clearances, including that each party is obligated to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, but that none of Kemper or any of its subsidiaries will be obligated to, and neither Infinity nor any of its subsidiaries will, without the prior written consent of Kemper, consent to, take or refrain from taking, or offer or commit or consent to take or refrain from taking any action that involves a materially burdensome condition (See “The Merger Agreement—Efforts to Complete the Merger” beginning on page 201); and

•	the entry by the directors and certain of the executive officers of each of Kemper and Infinity into the Kemper Voting and Support Agreements and Infinity Voting and Support Agreements, respectively;

•	the likelihood that the Merger would be consummated and the anticipated timing of closing based on, among other things:

•	the scope of the conditions precedent to the closing generally, including regulatory approvals and the Infinity shareholder approval (as described on page 190 of this joint proxy statement/prospectus) and the Kemper stockholder approval (as described on page 190 of this joint proxy statement/prospectus);

•	the absence of a financing condition in the Merger Agreement;

•	the possibility that a third party would make an offer to acquire or otherwise enter into an extraordinary transaction with Infinity or Kemper; and

•	the likelihood that the Merger, the issuance of shares of Kemper common stock to Infinity shareholders pursuant to the Merger Agreement and the other transactions contemplated by the

Merger Agreement would be completed on a timely basis, including the likelihood that the Merger would receive all necessary regulatory clearances and approvals without the imposition of materially burdensome conditions or otherwise unacceptable conditions; and

•	Kemper management’s recommendation in favor of the approval of the Merger Agreement and the consummation of the transactions contemplated thereby.

The Kemper Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following (not necessarily in order of relative importance):

•	the need to retain and recruit talented employees, a key strategic benefit and driver of anticipated cost synergies, but that the Merger Agreement contains conditions precedent to Kemper’s obligation to close the Merger related thereto and the retention agreements entered into with certain members of Infinity’s management contain obligations related thereto;

•	the fact that upon the closing, current Kemper stockholders and Infinity shareholders are expected to own approximately 80% and 20%, respectively, of the combined company based on the number of outstanding shares of common stock and other equity securities of Kemper and Infinity on the date of the Merger Agreement;

•	the potential risk of not capturing all the anticipated cost savings and synergies between Infinity and Kemper and the risk that other anticipated benefits of the Merger might not be realized or not realized in the expected timeframe;

•	the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the share issuance and the substantial time and effort of Kemper management required to complete the transactions contemplated by the Merger Agreement, which may disrupt Kemper’s business operations;

•	the rights of Infinity shareholders to demand appraisal of their shares of Infinity common stock in connection with the Merger and the potential effect of such demands to increase the cash paid by Kemper, but that the Merger Agreement contains a condition precedent to Kemper’s obligation to close the Merger that Infinity shareholders holding not more than 10% of the outstanding shares of Infinity common stock have demanded appraisal rights;

•	risks related to Infinity’s business, as described in the risk factors discussion in “Risk Factors—Risks Relating to Infinity” beginning on page 45; and

•	the other risks described under the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 38 and 1, respectively.

The Kemper Board determined that, overall, these potential risks and uncertainties were outweighed by the benefits that the Kemper Board expects to achieve for Kemper stockholders as a result of the Merger. The Kemper Board was aware that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

This discussion of the information and factors considered by the Kemper Board includes material factors considered by the Kemper Board, but it is not intended to be exhaustive and may not include all factors considered by the Kemper Board. In view of the wide variety of factors considered, and the complexity of these matters, the Kemper Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Rather, the Kemper Board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Kemper’s management and its financial and legal advisors. In addition, individual members of the Kemper Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Kemper Board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

The Kemper Board unanimously recommends that Kemper stockholders vote “FOR” the share issuance proposal and “FOR” the Kemper meeting adjournment proposal at the Kemper annual meeting.

Recommendation of the Infinity Board and Its Reasons for the Merger

After consideration, the Infinity Board unanimously determined that the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Merger, were advisable, fair to and in the best interests of Infinity and its shareholders, and approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Infinity Board unanimously recommends that Infinity shareholders vote “FOR” the merger proposal.

In reaching its decision to approve the Merger Agreement and the consummation of the transactions contemplated thereby and recommend the approval of the merger proposal, the Infinity Board consulted with the members of Infinity’s senior management, as well as Infinity’s financial and legal advisors, and considered a number of factors, including the following material factors (not necessarily in order of relative importance):

Strategic Considerations. The Infinity Board considered that the Merger is expected to provide a number of significant strategic opportunities, including the following:

•	the potential for Infinity’s shareholders, as future Kemper stockholders, to benefit to the extent of their interest in the combined company from the synergies of the Merger and the anticipated pro forma impact of the Merger, and the expectation that the Merger will be accretive to Kemper’s earnings per share on an adjusted basis in the first full fiscal year following the Merger and accretive to earnings per share on an adjusted basis on a double-digit basis within two years after the closing;

•	the view that the shared strategies of Infinity and Kemper would assist in integration and operating the combined company post-closing to the benefit of Infinity shareholders as future Kemper stockholders;

•	the view that the combined company will create a leader in non-standard automobile insurance, with enhanced growth and a more diversified product mix providing for greater choices for customers at more competitive prices, which factors are expected to significantly enhance policyholder retention;

•	the view that the combined company may be considered a growth company with complementary operational strengths, platforms, analytical capabilities and demographic insights driving new growth opportunities;

•	the belief that the scale of operations of the combined company will benefit shareholders by increasing profit margins; and

•	the belief that the Merger would accelerate the accomplishment of several key elements of Infinity’s strategic plan and strengthen Infinity’s value proposition and reduce the risk of pursuing Infinity’s strategic plan by drawing upon the combined company’s competencies and resources.

Other Factors Considered by the Infinity Board. In addition to considering the strategic opportunities described above, the Infinity Board considered the following additional factors, most of which it viewed as supporting and informing its decision to approve the Merger Agreement and the consummation of the transactions contemplated thereby and recommend the approval of the merger proposal:

•	the fact that the value of the per share Cash Consideration of $129.00 represented an approximately 33 percent (33%) premium to the closing price of Infinity common stock of $97.05 on February 12, 2018;

•	the fact that the per share Mixed Consideration had an implied value of $121.01 based on the closing price of Kemper common stock of $57.75 on February 12, 2018, representing an approximately 25 percent (25%) premium to the closing price of Infinity common stock of $97.05 on February 12, 2018;

•	the fact that the cash component of the Merger Consideration offers Infinity shareholders the opportunity to realize immediate cash valued at more than 50 percent (50%) of the February 12, 2018 closing price of Infinity common stock;

•	the fact that the stock component of the Merger Consideration offers Infinity shareholders the opportunity to participate in the future growth and opportunities of the combined company;

•	the financial presentation of Infinity’s financial advisor, Deutsche Bank, to the Infinity Board on February 12, 2018, and the oral opinion of Deutsche Bank delivered to the Infinity Board on February 12, 2018, subsequently confirmed in writing on February 13, 2018, to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Merger Consideration was fair, from a financial point of view, to holders of Infinity common stock (excluding Kemper and its affiliates), as further described in the section entitled “The Merger—Opinion of Infinity’s Financial Advisor” beginning on page 156;

•	the results of the due diligence review of Kemper’s businesses and operations, including the information and discussions regarding Kemper’s business, results of operations, financial and market positions and future earnings and prospects;

•	the historical and then-current trading prices and volumes of each of Infinity common stock and Kemper common stock;

•	the regulatory and other approvals required in connection with the Merger, and the expectation that such approvals could be received in a reasonably timely manner;

•	the terms and conditions of the Merger Agreement and the course of negotiations of the Merger Agreement, including, among other things, the per share Merger Consideration (see “The Merger Agreement—Merger Consideration” and “The Merger—Background of the Merger” beginning on pages 178 and 122, respectively), the cash and stock mix and the exchange ratio, the ability of the Infinity Board, under certain circumstances to change the Infinity recommendation (see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 188), the conditions to the closing (see “The Merger Agreement—Conditions to Completion of the Merger”), the ability of Infinity to terminate the Merger Agreement under certain circumstances (see “The Merger Agreement—Termination of the Merger Agreement” (beginning on page 216) and that Infinity’s shareholders will have an opportunity to vote on the Merger and that their approval is a condition to the closing (see “The Merger Agreement—Conditions to Completion of the Merger”);

•	the likelihood that the Merger would be consummated and the anticipated timing of closing based on, among other things:

•	the absence of a financing condition in the Merger Agreement;

•	the scope of the conditions to the closing; and

•	the level of commitment by both companies to obtain applicable regulatory approvals.

•	the fact that the combined company will continue to use the Infinity brand (see “The Merger Agreement—Structure and Completion of the Merger” beginning on page 178);

•	the fact that Infinity’s headquarters in Birmingham, Alabama will house a substantial portion of the combined company’s non-standard automobile insurance operations for the foreseeable future;

•	the Infinity Board’s familiarity with and understanding of Infinity’s business, results of operations, financial and market position and its expectations concerning Infinity’s future earnings and prospects; and

•	the Infinity Board’s familiarity with and understanding of the industry and the current and prospective environment in which each of Infinity and Kemper operate, including national and local economic conditions, the competitive and regulatory environments for insurance companies generally and the likely effect of these factors on Infinity both with and without the Merger.

The Infinity Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following (not necessarily in order of relative importance):

•	the risk that the Merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside of either party’s control;

•	the challenges inherent in the Merger of two businesses of the size, geographical diversity and scope of Infinity and Kemper and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period;

•	the potential risk of diverting management attention and resources from the operation of Infinity’s business to the Merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the Merger;

•	the potential risk that Infinity shareholders or Kemper stockholders may object to and challenge the Merger and take actions that may prevent or delay the closing, including to vote against proposals at the Infinity special meeting or Kemper annual meeting;

•	the potential risk associated with Infinity shareholders not having proportional representation on the Kemper Board, as, following the closing, Infinity shareholders will own approximately 20 percent of the outstanding common stock of Kemper, but only one Infinity director will become a member of the Kemper Board;

•	the potential risk of not capturing all the anticipated cost savings and synergies between Infinity and Kemper and the risk that other anticipated benefits of the Merger might not be realized or not realized in the expected timeframe;

•	the fact that the Merger is taxable to Infinity shareholders as described under “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 166;

•	the terms of the Merger Agreement that restrict Infinity’s ability to solicit alternative transactions, as discussed under “The Merger Agreement—Infinity Acquisition Proposals” beginning on page 191;

•	the requirement that Infinity pay Kemper a termination fee of $49,598,810 and reimburse Kemper for its expenses incurred in connection with the Merger in an aggregate amount not to exceed $14,171,089 if the Merger Agreement is terminated under certain circumstances;

•	the restrictions in the Merger Agreement on the conduct of Infinity’s business during the period between execution of the Merger Agreement and the closing;

•	the potential risks and costs associated with successfully integrating Infinity’s business, operations and workforce with those of Kemper; and

•	the other risks described under the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 38 and 1, respectively.

The Infinity Board determined that overall these potential risks and uncertainties were outweighed by the benefits that the Infinity Board expects to achieve for Infinity shareholders as a result of the Merger. The Infinity Board was aware that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

In considering the recommendation of the Infinity Board, Infinity shareholders should be aware that certain directors and officers of Infinity may have interests in the Merger that are different from, or in addition to, interests of shareholders of Infinity generally and may create potential conflicts of interest. The Infinity Board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and in recommending to Infinity’s shareholders that they vote in favor of the merger proposal. See “The Merger—Interests of Infinity’s Directors and Executive Officers in the Merger.”

This discussion of the information and factors considered by the Infinity Board includes the material factors considered by the Infinity Board, but it is not intended to be exhaustive and may not include all factors considered by the Infinity Board. In view of the wide variety of factors considered, and the complexity of these matters, the Infinity Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Rather, the Infinity Board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Infinity’s management and its financial and legal advisors. In addition, individual members of the Infinity Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Infinity Board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

After consideration and evaluation of the Merger in consultation with Infinity management and advisors, the Infinity Board unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interest of the Infinity shareholders and unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

For the reasons set forth above, the Infinity Board unanimously recommends that the Infinity shareholders vote “FOR” the merger proposal.

Opinion of Kemper’s Financial Advisor

At a meeting of the Kemper Board held on February 13, 2018, Goldman Sachs delivered to the Kemper Board its oral opinion, subsequently confirmed in writing, that, as of February 13, 2018 and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the aggregate Merger Consideration to be paid by Kemper for all of the issued and outstanding shares of Infinity common stock pursuant to the Merger Agreement was fair from a financial point of view to Kemper.

The full text of the written opinion of Goldman Sachs, dated February 13, 2018, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex D and is incorporated by reference into this joint proxy statement/prospectus. The summary of the Goldman Sachs opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Kemper Board in connection with its consideration of the proposed Merger and the opinion does not constitute a recommendation as to how any holder of shares of Kemper common stock should vote with respect to the share issuance proposal or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and shareholders and Annual Reports on Form 10-K of Kemper and Infinity for the five fiscal years ended December 31, 2016;

•	certain interim reports to stockholders and shareholders and Quarterly Reports on Form 10-Q of Kemper and Infinity;

•	certain other communications from Kemper and Infinity to their stockholders and shareholders, respectively;

•	certain publicly available research analyst reports for Kemper and Infinity;

•	the Infinity financial projections; and

•	the Kemper financial projections, the Kemper-prepared Infinity financial projections (without synergies), the Kemper-prepared Infinity financial projections (with synergies) and the combined company financial projections (each of the foregoing, which are summarized in “Certain Unaudited Prospective Financial Information” beginning on page 269, are referred to collectively in this section as the “Kemper-prepared financial projections”), in each case, as prepared by the management of Kemper and approved by Kemper for Goldman Sachs’ use, including certain operating synergies projected by the management of Kemper to be likely to result from the proposed Merger (referred to in this section as the “Operating Synergies”) and reflected in the Kemper-prepared Infinity financial projections (with synergies) and the combined company financial projections, along with estimated incremental synergies related to systems conversions consisting of $6 million estimated to be realized in 2021 and $12 million estimated to be realized annually starting in 2022 (referred to in this section as the “Incremental Systems Conversions Synergies”), in each case as provided by Kemper management and approved by Kemper for Goldman Sachs’ use in its analysis (collectively with the Operating Synergies referred to in this section, the “Synergies”).

Goldman Sachs also held discussions with members of the senior managements of Kemper and Infinity, regarding their assessment of the past and current business operations, financial condition and future prospects of Infinity and with the members of the senior management of Kemper regarding their assessment of the past and current business operations, financial condition and future prospects of Kemper and the strategic rationale for, and the potential benefits of, the proposed Merger; reviewed the reported price and trading activity for the shares of Kemper common stock and the shares of Infinity common stock; compared certain financial and stock market information for Kemper and Infinity with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the property and casualty insurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Kemper Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Kemper Board that the Kemper-prepared financial projections and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Kemper. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Kemper or Infinity or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an actuary and its services did not include any actuarial determination or evaluation by Goldman Sachs or any attempt to evaluate actuarial assumptions and Goldman Sachs relied on Kemper’s actuaries with respect to reserve adequacy. In that regard, Goldman Sachs made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustments expenses reserves or the future policy benefit reserves of Kemper or the adequacy of the loss and loss adjustments expenses reserves of Infinity. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Merger would be obtained without any adverse effect on Kemper or Infinity or on the expected benefits of the proposed Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the proposed Merger would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Kemper to engage in the proposed Merger, or the relative merits of the proposed Merger as compared to any strategic alternatives that may be available to Kemper; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to Kemper, as of the date thereof, of the aggregate Merger Consideration to be paid by Kemper for all of the issued and outstanding shares of Infinity common stock pursuant to the Merger Agreement. Goldman Sachs’ did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or proposed Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the proposed Merger, including, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Kemper; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Kemper or Infinity, or any class of such persons in connection with the proposed Merger, whether relative to the aggregate Merger Consideration to be paid by Kemper for all of the issued and outstanding shares of Infinity common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Kemper common stock would trade at any time or as to the impact of the proposed Merger on the solvency or viability of Kemper or Infinity or the ability of Kemper or Infinity to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date thereof. Goldman Sachs’ advisory services and the opinion expressed therein were provided for the information and assistance of the Kemper Board in connection with its consideration of the proposed Merger and such opinion does not constitute a recommendation as to how any holder of shares of Kemper common stock should vote with respect to the share issuance proposal or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analysis

The following is a summary of the material financial analyses presented by Goldman Sachs to the Kemper Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 12, 2018, and is not necessarily indicative of current market conditions.

Analysis of Implied Premiums and Multiples

Goldman Sachs calculated and compared certain premiums and multiples using the closing price for shares of Kemper common stock on February 12, 2018, the last completed trading day before Goldman Sachs delivered its opinion to the Kemper Board, and the implied value of the price to be paid by Kemper for each share of issued and outstanding Infinity common stock pursuant to the Merger Agreement based on the Mixed Consideration of 1.2019 shares of Kemper common stock and $51.60 in cash.

Goldman Sachs calculated the implied value of the Merger Consideration as equal to $121.01 per share of Infinity common stock by adding (a) the product of $57.75, the closing price of shares of Kemper common stock on February 12, 2018, multiplied by 1.2019 shares of Kemper common stock (such product deriving an implied value of the stock portion of the Mixed Consideration of $69.41) plus (b) $51.60, the cash portion of the Mixed Consideration. Goldman Sachs calculated the implied value of the aggregate Merger Consideration as equal to $1.329 billion by multiplying $121.01 by the total number of fully diluted shares of Infinity common stock outstanding as of February 6, 2018, as provided by Infinity management.

Goldman Sachs calculated and compared the following:

•	the implied premiums represented by the implied value of the Merger Consideration of $121.01 per share of Infinity common stock relative to

•	$97.05, the closing price for shares of Infinity common stock on February 12, 2018,

•	$103.25, the closing price for shares of Infinity common stock on January 10, 2018, the date on which Kemper and Infinity entered into an exclusivity agreement in connection with the potential Merger,

•	$102.27, the volume-weighted average trading price (“VWAP”) of shares of Infinity common stock over the 30-trading day time period ended February 12, 2018,

•	$104.79, the VWAP of shares of Infinity common stock over the 60-trading day time period ended February 12, 2018,

•	$103.16, the VWAP of shares of Infinity common stock over the 90-trading day time period ended February 12, 2018,

•	$108.85, the highest trading price of shares of Infinity common stock over the 52-week period ended February 12, 2018, and

•	$83.55, the lowest trading price of shares of Infinity common stock over the 52-week period ended February 12, 2018;

•	the implied value of the aggregate Merger Consideration of $1.329 billion (based on the implied value of the Mixed Consideration of $121.01 per share of Infinity common stock) as a multiple of the book value (“BV”) and tangible book value (“TBV”) of Infinity, in each case as of December 31, 2017, both including and excluding accumulated other comprehensive income (“AOCI”) calculated based on information provided in the Infinity financial projections and approved for Goldman Sachs’ use by the management of Kemper; and

•	the $121.01 implied value of the merger consideration per Infinity share as a multiple of the estimated earnings per share (“EPS”) for calendar years 2018 and 2019 for Infinity, calculated using the EPS estimates for Infinity for such years, both with and without Operating Synergies, as reflected in the Kemper-prepared Infinity financial projections (without synergies) and the Kemper-prepared Infinity financial projections (with synergies), and using the median EPS estimates for Infinity for such years published by the Institutional Broker Estimate System (“IBES”) as of February 12, 2018.

All trading prices of shares of Kemper common stock were as reported by the NYSE and all trading prices of Infinity common stock were as reported by NASDAQ.

The results of these calculations and comparisons were as follows:

	$121.01 Implied Merger Consideration
Implied Premium to:
February 12, 2018 Closing Price of $97.05	24.7%
January 10, 2018 Closing Price of $103.25	17.2%
30-Day VWAP of $102.27	18.3%
60-Day VWAP of $104.79	15.5%
90-Day VWAP of $103.16	17.3%
52-Week High of $108.85	11.2%
52-Week Low of $83.55	44.8%
Aggregate Purchase Price as Multiple of:
Q4 2017 BV (including AOCI)	1.85	x
Q4 2017 BV (excluding AOCI)	1.90	x
Q4 2017 TBV (including AOCI)	2.06	x
Q4 2017 TBV (excluding AOCI)	2.13	x
Price Per Infinity Share as Multiple of:
2018E EPS (without Operating Synergies)	22.9	x
2019E EPS (without Operating Synergies)	21.3	x
2018E EPS (with Operating Synergies)	19.5	x
2019E EPS (with Operating Synergies)	13.6	x
2018E EPS (IBES Median)	20.7	x
2019E EPS (IBES Median)	19.2	x

Illustrative Discounted Dividend Analyses for Infinity

Using the Kemper-prepared Infinity financial projections (without synergies) and the Kemper-prepared Infinity financial projections (with synergies), Goldman Sachs performed illustrative discounted dividend analyses for Infinity, on a standalone basis, to derive a range of illustrative present values per share of Infinity common stock, on a standalone basis, without and with Operating Synergies, respectively.

Without Synergies. Using a range of discount rates from 9.02% to 11.09%, reflecting estimates of Infinity’s cost of equity, Goldman Sachs derived an illustrative equity value per share of Infinity common stock, on a standalone basis, excluding Synergies, by discounting to present value as of December 31, 2017, (a) the estimated total available distributions to Infinity shareholders for the years 2018 through 2020, as reflected in the Kemper-prepared Infinity financial projections (without synergies), and (b) a range of illustrative terminal values for Infinity, as of December 31, 2020, calculated by applying exit terminal year price to book value (“P/BV”) multiples ranging from 1.61x to 1.86x to the estimate of the post-distribution book value (including AOCI) of Infinity as of December 31, 2020, as reflected in the Kemper-prepared Infinity financial projections (without synergies) (which analysis implied 2021 price to earnings (“P/E”) multiples ranging from 15.5x to 17.9x). Goldman Sachs derived the range of discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally (the “CAPM”). The range of P/BV multiples used by Goldman Sachs reflected, on the low-end, the P/BV multiple of 1.61x on the regression line (derived from the regression analysis performed based on the estimated 2018 return on equity (“ROE”) and the P/BV multiples for the selected companies as described below) corresponding to the estimated ROE for Infinity without Synergies of

10.1% for 2021, as reflected in the Kemper-prepared Infinity financial projections (without synergies) and, on the high-end, a P/BV multiple of 1.86x, reflecting a 15.6% premium to the regression line multiple (the same premium to the regression line multiple at which shares of Infinity common stock traded based on IBES median estimates as of February 12, 2018). Goldman Sachs then divided the ranges of illustrative equity values it derived for Infinity on a standalone basis by the total number of fully diluted shares of Infinity common stock outstanding as of February 6, 2018, as provided by Infinity management, to derive a range of illustrative present values per share of Infinity common stock of $93.40 to $111.06.

With Operating Synergies. Goldman Sachs performed the same discounted dividend analysis described above for Infinity, on a standalone basis, including Operating Synergies, using the same discount rates range of 9.02% to 11.09% used above but applying exit terminal year P/BV multiples ranging from 3.00x to 3.47x (which reflected, on the low-end, the P/BV multiple of 3.00x on the regression line (derived from the regression analysis performed based on the estimated 2018 ROE and the P/BV multiples for the selected companies as described below) corresponding to the estimated ROE for Infinity, with Operating Synergies, of 20.3% for 2021, as reflected in the Kemper-prepared Infinity financial projections (with synergies) and, on the high-end, a P/BV multiple of 3.47x, reflecting a 15.6% premium to the regression line multiple (the same premium to the regression line multiple at which shares of Infinity common stock traded based on IBES median estimates as of February 12, 2018). In addition, using the same discount rate range as specified above, Goldman Sachs discounted to present value as of December 31, 2017 (x) the Incremental Systems Conversions Synergies estimated by management of Kemper to be realized in 2021 and (y) an illustrative terminal value for the Incremental Systems Conversions Synergies as of December 31, 2021, calculated by applying an exit terminal year P/E multiple of 15.6x to the run-rate Incremental Systems Conversions Synergies estimated by Kemper management to be first realized in full in 2022. This analysis resulted in a range of illustrative present values per share of Infinity common stock of $159.64 to $189.18.

Illustrative Discounted Dividend Analyses for Kemper

Using the Kemper financial projections and the combined company financial projections, Goldman Sachs performed illustrative discounted dividend analyses for Kemper, to derive a range of illustrative present values per share of Kemper common stock, on a standalone basis and on a combined company basis, giving effect to the proposed Merger, respectively.

Kemper on a Standalone Basis

Using a range of discount rates of 11.77% to 13.84%, reflecting estimates of Kemper’s cost of equity on a standalone basis, derived by application of the CAPM, Goldman Sachs derived an illustrative equity value per share of Kemper common stock, on a standalone basis, by discounting to present value as of December 31, 2017, (a) the estimated total available distributions to Kemper stockholders for the years 2018 through 2020, as provided in the Kemper financial projections and (b) a range of illustrative terminal values for Kemper, as of December 31, 2021, calculated by applying exit terminal year P/BV multiples ranging from 1.65x to 1.88x to the estimate of the post-distributions book value (including AOCI) of Kemper as of December 31, 2020, as reflected in the Kemper financial projections (which analysis implied exit 2021 P/E multiples ranging from 15.2x to 17.3x). The range of P/BV multiples used by Goldman Sachs reflected, on the low-end, the P/BV multiple of 1.65x on the regression line (derived from the regression analysis performed based on the estimated 2018 ROE and the P/BV multiples for the selected companies described below) corresponding to the estimated ROE for Kemper of 10.4% for 2021, as reflected in the Kemper financial projections and, on the high-end, a P/BV multiple of 1.88x, reflecting a 14.0% premium to the regression line multiple (the same premium to the regression line multiple at which shares of Kemper common stock traded based on IBES median estimates as of February 12, 2018). Goldman Sachs then divided these ranges of illustrative equity values it derived for Kemper on a standalone basis by the total number of fully diluted shares of Kemper common stock outstanding as of February 9, 2018, as provided by Kemper management, to derive a range of illustrative present values per share of Kemper common stock of $58.73 to $70.32.

Kemper on a Combined Company Basis

Using a range of discount rates of 10.90% to 12.97%, reflecting estimates of Kemper’s cost of equity on a combined company basis, derived by application of the CAPM, Goldman Sachs derived an illustrative equity value per share of Kemper common stock, on a combined company basis, by discounting to present value as of December 31, 2017, (a) the estimated total available distributions to Kemper stockholders for the years 2018 through 2020, as provided in the combined company financial projections, (b) a range of illustrative terminal values for Kemper, as of December 31, 2020, calculated by applying exit terminal year P/BV multiples ranging from 1.70x to 1.93x to the estimate of the post-distributions book value (including AOCI) of Kemper as of December 31, 2020, as reflected in the combined company financial projections (which analysis implied 2021 P/E multiples ranging from 15.1x to 17.2x), (c) estimates of the benefits to be derived by Kemper on a combined company basis from Operating Synergies in 2018 through 2020, as reflected in the combined company financial projections, and (d) (x) the Incremental Systems Conversions Synergies estimated by management of Kemper to be realized in 2021 and (y) an illustrative terminal value for the Incremental Systems Conversions Synergies as of December 31, 2021, calculated by applying an exit terminal year P/E multiple of 16.0x to the run-rate Incremental Systems Conversions Synergies estimated by Kemper management to be first realized in full in 2022. The range of P/BV multiples used by Goldman Sachs reflected, on the low-end, the P/BV multiple of 1.70x on the regression line (derived from the regression analysis performed based on the estimated 2018 ROE and the P/BV multiples for the selected companies described below) corresponding to the estimated ROE for Kemper of 10.4% for 2021, as reflected in the combined company financial projections and, on the high-end, a P/BV multiple of 1.93x reflecting a 14% premium to the regression line multiple (the same premium to the regression line multiple at which shares of Kemper common stock traded based on IBES median estimates as of February 12, 2018). Goldman Sachs then divided these ranges of illustrative equity values it derived for Kemper on a combined company basis by the total number of fully diluted shares of Kemper common stock expected to be outstanding after the proposed Merger, as provided by Kemper management, to derive a range of illustrative present values per share of Kemper common stock of $67.87 to $81.18, which, compared to the range of illustrative present values per share of Kemper common stock on a standalone basis derived based on the discounted dividend analysis for Kemper on a standalone basis described above, implied an increase in equity value per share of Kemper common stock ranging from $9.14 to $10.86.

Illustrative Regression Analysis

Goldman Sachs performed a regression analysis using the P/BV per share multiples for Kemper, Infinity and the selected publicly traded companies in the personal lines insurance industry listed below compared to the median estimates of 2018 ROE for Kemper, Infinity and the selected companies published by IBES as of February 12, 2018 to derive a regression line reflecting a range of P/BV per share multiples at a range of estimated 2018 ROE for Kemper, Infinity and the selected companies. Goldman Sachs calculated the P/BV multiples for Kemper, Infinity and the selected companies based on the closing prices per share for such companies and the respective book values per share for such companies based on information reflected in the companies’ respective public filings and IBES median estimates as of February 12, 2018. The names of the selected publicly traded companies reviewed by Goldman Sachs and the respective P/BV per share multiples and median estimates of 2018 ROE observed for each such company are listed below:

Company	P/BV Multiple	2018 ROE Median Estimates (IBES)
Infinity	1.48x	7.7%
Kemper	1.44x	7.6%
The Allstate Corporation	1.58x	14.1%
The Progressive Corporation	3.32x	20.1%
Intact Financial Corporation	1.83x	10.6%
Mercury General Corporation	1.37x	8.9%
Horace Mann Educators Corporation	1.16x	7.5%
State Auto Financial Corporation	1.37x	5.2%
Safety Insurance Group, Inc.	1.60x	N/A
Donegal Group Inc.	1.02x	7.7%

Goldman Sachs applied to the regression line (i) the estimated 2019 and 2020 ROE for Kemper on a standalone basis and on a combined company basis giving effect to the proposed Merger, as reflected in the Kemper financial projections and the combined company financial projections, respectively, to derive corresponding P/BV multiples on the regression line and at a premium of 14% to the regression line (reflecting the premium to the regression line at which shares of Kemper common stock traded based on IBES median estimates as of February 12, 2018) and (ii) the estimated 2019 and 2020 ROE for Infinity on a standalone basis, without and with Operating Synergies, as reflected in the Kemper-prepared Infinity financial projections (without synergies) and the Kemper-prepared Infinity financial projections (with synergies), respectively, to derive corresponding P/BV multiples on the regression line and at a premium of 15.6% to the regression line (reflecting the premium to the regression line multiple at which shares of Infinity common stock traded based on IBES median estimates as of February 12, 2018).

The 2019 ROE for Kemper on a standalone basis of 9.8% corresponded to P/BV per share multiples of 1.57x on the regression line and 1.79x at a 14% premium to the regression line. The 2020 ROE for Kemper on a standalone basis of 10.3% corresponded to P/BV per share multiples of 1.63x on the regression line and 1.86x at a 14% premium to the regression line. Goldman Sachs applied these illustrative P/BV per share multiples to the book value per share (including AOCI) of Kemper on a standalone basis as of December 31 of 2018 and 2019, respectively, as reflected in the Kemper financial projections and discounted the results to present value as of December 31, 2017 using a discount rate of 12.81%, reflecting the midpoint estimate of Kemper’s cost of equity on a standalone basis, derived by application of the CAPM, to derive illustrative values per share of Kemper common stock on a standalone basis ranging from $59.63 to $68.28.

The 2019 ROE for Kemper on a combined company basis of 9.5% corresponded to P/BV per share multiples of 1.53x on the regression line and 1.74x at a 14% premium to the regression line. The 2020 ROE for Kemper on a combined company basis of 10.7% corresponded to P/BV per share multiples of 1.69x on the regression line and 1.93x at a 14% premium to the regression line. Goldman Sachs applied these illustrative P/BV per share multiples to the book value per share (including AOCI) of Kemper on a combined company basis as of December 31 of 2018 and 2019, respectively, as reflected in the combined company financial projections and discounted the results to present value as of December 31, 2017 using a discount rate of 11.93%, reflecting the midpoint estimate of Kemper’s cost of equity on a combined company basis, derived by application of the CAPM, to derive illustrative values per share of Kemper common stock on a combined company basis ranging from $63.86 to $76.60, which, compared to the range of illustrative values per share of Kemper common stock derived based on the regression analysis for Kemper on a standalone basis described above, implied an increase in equity value per share of Kemper common stock ranging from $4.23 to $8.32.

Illustrative Present Value of Future Stock Price Analyses for Kemper

Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of Kemper common stock on a standalone basis and on a combined company basis giving effect to the proposed Merger.

Kemper on a Standalone Basis. Goldman Sachs derived a range of theoretical future values per share of Kemper common stock on a standalone basis as of December 31, 2018 and 2019 by applying illustrative one year forward price to EPS multiples of 15.0x and 17.0x to the estimates of Kemper’s EPS for the following fiscal year, based on Kemper’s EPS as reflected in the Kemper financial projections. Goldman Sachs derived such multiples by adding or subtracting approximately 5% to or from, as applicable, Kemper’s one year forward price to EPS multiple of 16.0x based on the IBES median 2018 EPS estimate for Kemper as of February 12, 2018 and the blended one year forward price to EPS multiple of Kemper and Infinity, based on the combined company’s EPS as reflected in the combined company financial projections. By applying a discount rate of 12.81%, reflecting an estimate of Kemper’s cost of equity on a standalone basis, derived by application of the CAPM, Goldman Sachs discounted to present value as of December 31, 2017 both the range of theoretical future values per share it derived for Kemper on a standalone basis and the estimated dividends to be paid per share of Kemper common stock on a standalone basis through the end of the applicable year as reflected in the Kemper financial projections, to yield illustrative present values per share of Kemper common stock on a standalone basis ranging from $59.34 to $68.26.

Kemper on a Combined Company Basis. Goldman Sachs also derived a range of theoretical future values per share of Kemper common stock on a combined company basis as of December 31, 2018 and 2019 by applying illustrative one year forward price to EPS multiples of 15.0x and 17.0x (derived as described above) to the estimates of Kemper’s EPS for the following fiscal year, as reflected in the combined company financial projections, including the Operating Synergies. By applying a discount rate of 11.93%, reflecting an estimate of Kemper’s cost of equity on a combined company basis, derived by application of the CAPM, Goldman Sachs discounted to present value as of December 31, 2017 both the range of theoretical future values per share it derived for Kemper on a combined company basis and the estimated dividends to be paid per share of Kemper common stock on a combined company basis through the end of the applicable year as reflected in the combined company financial projections, to yield illustrative present values per share of Kemper common stock on a combined company basis ranging from $62.48 to $77.36, which, compared to the range of illustrative values per share of Kemper common stock on a standalone basis derived based on the present value of future stock price analysis for Kemper on a standalone basis described above, implied an increase in equity value per share of Kemper common stock ranging from $3.15 to $9.10.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Kemper or Infinity or the proposed Merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Kemper Board that, as of February 13, 2018, the date of its written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the aggregate Merger Consideration to be paid by Kemper for all of the issued and outstanding shares of Infinity common stock pursuant to the Merger Agreement was fair from a financial point of view to Kemper. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Kemper, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

The aggregate Merger Consideration to be paid by Kemper for all of the issued and outstanding shares of Infinity common stock pursuant to the Merger Agreement was determined through arm’s-length negotiations between Kemper and Infinity and was approved by the Kemper Board. Goldman Sachs provided advice to Kemper during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Kemper or that any specific amount of consideration constituted the only appropriate consideration for the proposed Merger.

As described in “The Merger—Recommendation of the Kemper Board and Its Reasons for the Merger,” Goldman Sachs’ opinion was one of many factors taken into consideration by the Kemper Board in making its determination to approve the proposed Merger and recommend that the Kemper stockholders approve the share issuance proposal. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Kemper Board and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Kemper, Infinity and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the proposed Merger for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs has acted as financial advisor to Kemper in connection with, and has participated in certain of the negotiations leading to, the proposed Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Kemper and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a joint book-running manager with respect to a public offering of Kemper’s 4.350% Senior Notes due 2025 (aggregate principal amount $200,000,000) in June 2017. In addition, Goldman Sachs and Kemper are discussing Goldman Sachs’ potential participation as a co-lender in any amendment to Kemper’s current unsecured, revolving credit agreement. During the two-year period ended February 12, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Kemper and/or its affiliates of approximately $325,000. During the two-year period ended February 12, 2018, Goldman Sachs did not recognize compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Infinity and/or its affiliates. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Kemper, Infinity and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

The Kemper Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed Merger. Pursuant to an engagement letter between Kemper and Goldman Sachs, dated February 11, 2018, Kemper engaged Goldman Sachs to act as its financial advisor in connection with the proposed Merger. The engagement letter between Kemper and Goldman Sachs provides for a transaction fee of $13 million, all of which is contingent upon the closing. In addition, Kemper agreed to reimburse Goldman Sachs for certain of its expenses, including certain reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws arising out of Goldman Sachs’ engagement on the terms set forth in the engagement letter.

Opinion of Infinity’s Financial Advisor

At the February 12, 2018 meeting of the Infinity Board, Deutsche Bank, financial advisor to Infinity, rendered its oral opinion to the Infinity Board, confirmed by delivery of a written opinion dated February 13, 2018, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Infinity common stock (excluding Kemper and its affiliates). Deutsche Bank did not express any opinion as to the proration and election procedures in the Merger Agreement.

The full text of Deutsche Bank’s written opinion, dated February 13, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached as Annex E and is incorporated by reference into this joint proxy statement/prospectus. A summary of Deutsche Bank’s opinion is set forth in this joint proxy statement/prospectus in the section entitled “The Merger—Opinion of Infinity’s Financial Advisor” beginning on page 156 and is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Infinity Board in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank’s opinion was limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Infinity common stock (excluding Kemper and its affiliates) as of the date of the opinion. The opinion did not address any other terms of the Merger or the Merger Agreement. Nor did the opinion address the terms of any other agreement entered into or to be entered into in connection with the Merger. The Infinity Board did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Infinity, nor did it address the fairness of the contemplated benefits of the Merger. Deutsche Bank’s opinion did not address the allocation of the Merger Consideration among the holders of Infinity common stock who receive the Mixed Consideration, the Cash Consideration or the Stock Consideration. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Infinity to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion did not constitute a recommendation, as to how any holder of Infinity common stock should vote or act with respect to the Merger or any other matter, including whether any such holder should elect to receive the Mixed Consideration, the Cash Consideration or the Stock Consideration. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Merger, or any class of such persons, in connection with the Merger whether relative to the Merger Consideration or otherwise. Deutsche Bank’s opinion did not in any manner address the prices at which the Kemper common stock or the Infinity common stock will trade at any time.

In connection with its role as a financial advisor to Infinity, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Infinity and Kemper; certain internal analyses, financial forecasts and other information relating to Infinity prepared by management of Infinity (including the Infinity financial projections described on page 269 of this joint proxy statement/prospectus); and certain internal analyses, financial forecasts and other information relating to Kemper and the combined company prepared by management of Kemper and approved for Deutsche Bank’s use by Infinity (including the Kemper financial projections described on page 269 of this joint proxy statement/prospectus). Deutsche Bank also held discussions with certain senior officers, other representatives and advisors of Infinity regarding the business and prospects of Infinity and with certain senior officers, other representatives and advisors of Kemper regarding the business and prospects Kemper and the combined company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Infinity common stock and Kemper common stock;

•	compared certain financial and stock market information for Infinity and Kemper with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of recent business combinations which it deemed relevant;

•	reviewed the Merger Agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify any information, whether publicly available or furnished to it, concerning Infinity or Kemper, including without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Infinity Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Infinity, Kemper or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Infinity, Kemper, or any of their respective subsidiaries (or the impact of the Merger thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the Infinity financial projections and Kemper financial projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Infinity Board that such Infinity financial projections and Kemper financial projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Infinity as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such Infinity financial projections and Kemper financial projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware of after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Infinity Board, that in all respects material to its analysis, the Merger would be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed with the knowledge and permission of the Infinity Board, that all material governmental, regulatory or other approvals and consents required in connection with the closing would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by Infinity and its other advisors with respect to such issues.

Infinity selected Deutsche Bank as its financial advisor in connection with the Merger based on Deutsche Bank’s qualifications, expertise, reputation, experience in mergers and acquisitions. Pursuant to an engagement letter between Infinity and Deutsche Bank, dated December 21, 2017, Infinity has agreed to pay Deutsche Bank a transaction fee equal to 1% of the value of the aggregate consideration (as defined in the engagement letter), which equaled approximately $13 million as of March 29, 2018, for its services as financial advisor to Infinity in connection with the Merger, of which $1.0 million became payable upon the delivery of Deutsche Bank’s opinion (or would have become payable if Deutsche Bank had advised the Infinity Board that it was unable to render the opinion) and the remainder of which is contingent upon consummation of the Merger. Infinity also agreed to reimburse Deutsche Bank for all reasonable documented fees, expenses and disbursements of its counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of its engagement, in each case on the terms set forth in its engagement letter. Infinity has also agreed to indemnify Deutsche Bank and its affiliates to the full extent lawful against certain liabilities, including certain liabilities arising out of its engagement or the Merger on the terms set forth in its engagement letter.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, investment banking, commercial banking (including extension of credit) and other financial services to Kemper or its affiliates for which they have received, and in the future may receive, compensation. Based upon a review of its internal management information systems as of February 9, 2018, the DB Group had received less than €100,000 in fees for such services from Kemper since January 1, 2015. The DB Group may also provide investment and commercial banking services to Kemper, Infinity, and their respective affiliates in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Kemper and Infinity and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Infinity Board at its meeting held on February 12, 2018, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 9, 2018, and is not necessarily indicative of current market conditions.

The Infinity financial projections and certain key items from the Kemper financial projections and certain updated financial information relating thereto or estimates for Infinity and Kemper provided to Deutsche Bank by Infinity management are described under “Certain Unaudited Prospective Financial Information” beginning on page 269.

Infinity Material Financial Analyses

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Infinity with corresponding financial information and valuation measurements for the following four publicly traded companies, referred to in this section as the “Infinity selected companies”:

•	Kemper

•	Mercury General Corporation

•	National General Insurance Co.

•	Safety Insurance Group, Inc.

Although none of the Infinity selected companies is directly comparable to Infinity, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purpose of analysis, may be considered similar to certain financial or operating characteristics of Infinity. Accordingly, the analysis of the Infinity selected companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the Infinity selected companies and other factors that could affect the public trading values of such companies.

Based on the closing prices of the common stock of the Infinity selected companies on February 9, 2018, information contained in the most recent public filings of the Infinity selected companies and analyst consensus estimates of operating earnings per share for calendar years 2018 and 2019 for the Infinity selected companies, Deutsche Bank calculated the following multiples for each of the Infinity selected companies:

•	the ratio of stock price to tangible book value per share, referred to as “TBVPS”, as of September 30, 2017;

•	the ratio of stock price to book value per share, referred to as “BVPS”, as of September 30, 2017;

•	the ratio of stock price to estimated earnings per share (“EPS”) for calendar year 2018, referred to as “CY18E P/E”; and

•	the ratio of stock price to estimated EPS for calendar year 2019, referred to as “CY19E P/E”.

The results of this analysis are summarized as follows:

Infinity Selected Companies	Price to 9/30/17 TBVPS	Price to 9/30/17 BVPS	CY 18E P/E	CY 19E P/E
Kemper	1.69x	1.43x	14.2x	13.0x
Mercury General Corporation	1.41x	1.35x	14.4x	12.8x
National General Insurance Co.	2.09x	1.29x	8.1x	7.1x
Safety Insurance Group, Inc.	1.58x	1.58x	15.6x	15.1x
Mean	1.69x	1.41x	13.1x	12.0x
Median	1.63x	1.39x	14.3x	12.9x

Based in part upon the multiples of the Infinity selected companies described above and taking into account its professional judgment and experience, Deutsche Bank then calculated the following ranges of implied values per share of Infinity common stock on a fully diluted basis:

•	approximately $93.85 to $105.58 per share by applying multiples of 1.60x to 1.80x to Infinity’s TBVPS as of September 30, 2017;

•	approximately $85.17 to $98.28 per share by applying multiples of 1.30x to 1.50x to Infinity’s BVPS as of September 30, 2017;

•	approximately $86.19 to $106.08 per share by applying multiples of 13.0x to 16.0x to Infinity management estimates of 2018 EPS; and

•	approximately $88.44 to $111.51 per share by applying multiples of 11.5x to 14.5x to Infinity management estimates of 2019 EPS.

Selected Transaction Analysis

Deutsche Bank reviewed certain publicly available information relating to the following seven personal auto insurance control transactions announced since January 1, 2009 with transaction equity values greater than $150 million, referred to herein as the “selected transactions”:

Date Announced	Acquirer	Target
06/24/2016	National General Insurance Co.	Elara Holdings Inc./Direct General Corporation
06/10/2013	Travelers Co TRV	Dominion of Canada General Insurance Co.
09/25/2012	American Family Insurance	PGC Holdings Corp.
05/02/2012	Intact Financial Corp.	JEVCO Insurance Company
05/31/2011	Intact Financial Corp.	AXA Canada Inc.
02/02/2010	Tower Group Inc.	OneBeacon Insurance Group—Personal Lines Business
04/16/2009	Farmers Group Inc.	21st century (AIG Personal Auto)

The analysis of selected transactions was not simply mathematical, rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operational characteristics of the target companies involved in the selected transactions and other factors that could affect the acquisition value of such companies.

With respect to each selected transaction and based on publicly available information, Deutsche Bank reviewed the publicly reported multiples or, as applicable, calculated the multiple of price to the target company’s reported book value per share as of the last completed quarter prior to announcement.

The results of this analysis are summarized as follows:

Selected Transactions	P/BV
National General Insurance Co. / Elara Holdings Inc./Direct General Corporation	0.96x
Travelers Co TRV / Dominion of Canada General Insurance Co.	1.27x
American Family Insurance / PGC Holdings Corp.	1.77x
Intact Financial Corp. / JEVCO Insurance Company	1.30x
Intact Financial Corp. / AXA Canada Inc.	1.80x
Tower Group Inc. / OneBeacon Insurance Group—Personal Lines Business	1.04x
Farmers Group Inc. / 21st century (AIG Personal Auto)	0.85x
Mean	1.28x
Median	1.27x

Based in part upon the multiples for the selected transactions described above and taking into account its professional judgment and experience, Deutsche Bank applied a range of multiples of price to book value per share of 1.00x to 1.80x to Infinity’s book value per share as of December 31, 2017 to derive a range of implied values per share of Infinity common stock of approximately $65.87 to $118.57 per share.

Dividend Discount Analysis

Deutsche Bank performed a dividend discount analysis pursuant to which the value of Infinity common stock was estimated by adding (1) the estimated net present value of Infinity’s future stream of dividend payments to Infinity shareholders for the years 2018 through 2020 plus (2) the estimated net present value of the terminal value of Infinity at the end of 2020 based upon certain operating and financial assumptions, forecasts and other information provided to Deutsche Bank by the management of Infinity. For purposes of such analysis, Deutsche Bank utilized discount rates of 10.5% to 12.5% and terminal values based on multiples of 1.60x to 1.80x projected tangible book value at the end of 2020 and 13.0x to 16.0x projected net income for 2021. For purposes of its analysis, at the direction of Infinity’s management, Deutsche Bank derived Infinity’s tangible book value by subtracting Infinity’s publicly reported goodwill as of the end of the third quarter of fiscal 2017 from Infinity’s estimated ending book value for calendar years 2018 and 2019, in each case as provided by Infinity management.

This analysis resulted in a range of implied present values per share of Infinity common stock of approximately $89.07 to $129.08 per share as of December 31, 2017.

Additional Information

Deutsche Bank observed certain additional information that was not considered part of Deutsche Bank’s financial analysis with respect to its opinion but was noted for informational purposes, including the following:

•	the historical trading performance of the Infinity common stock over the 52-week period ended February 9, 2018, which indicated low to high intraday stock prices for the Infinity common stock during such period of $83.00 to $110.63 per share; and

•	publicly available one-year forward Wall Street research analysts’ stock price targets for the Infinity common stock, which ranged from a low of $92.00 per share to a high of $115.00 per share.

Kemper Material Financial Analyses

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Kemper with corresponding financial information and valuation measurements for the following four publicly traded companies, referred to in this section as the “Kemper selected companies”:

•	Mercury General Corporation

•	National General Insurance Co.

•	Safety Insurance Group, Inc.

•	Infinity

Although none of the Kemper selected companies is directly comparable to Kemper, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purpose of analysis, may be considered similar to certain financial or operating characteristics of Kemper. Accordingly, the analysis of the Kemper selected companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the Kemper selected companies and other factors that could affect the public trading values of such companies.

Based on the closing prices of the common stock of the Kemper selected companies on February 9, 2018, information contained in the most recent public filings of the Kemper selected companies, and analyst consensus estimates of operating earnings per share for calendar years 2018 and 2019 for the Kemper selected companies, Deutsche Bank calculated the following multiples for each of the Kemper selected companies:

•	the ratio of stock price to TBVPS as of September 30, 2017;

•	the ratio of stock price to BVPS as of September 30, 2017;

•	CY18E P/E; and

•	CY19E P/E.

The results of this analysis are summarized as follows:

Kemper Selected Companies	Price to 9/30/17 TBVPS	Price to 9/30/17 BVPS	CY 18E P/E	CY 19E P/E
Mercury General Corporation	1.41x	1.35x	14.4x	12.8x
National General Insurance Co.	2.09x	1.29x	8.1x	7.1x
Safety Insurance Group, Inc.	1.58x	1.58x	15.6x	15.1x
Infinity	1.63x	1.46x	16.9x	15.2x
Mean	1.68x	1.42x	13.7x	12.5x
Median	1.61x	1.41x	15.0x	13.9x

Based in part upon the multiples of the Kemper selected companies described above and taking into account its professional judgment and experience, Deutsche Bank then calculated the following ranges of implied values per share of Kemper common stock on a fully diluted basis:

•	approximately $51.30 to $58.14 per share by applying multiples of 1.50x to 1.70x to Kemper’s TBVPS as of September 30, 2017;

•	approximately $52.62 to $60.71 per share by applying multiples of 1.30x to 1.50x to Kemper’s BVPS as of September 2017;

•	approximately $54.79 to $66.96 per share by applying multiples of 13.5x to 16.5x to estimates of Kemper’s 2018 EPS as derived by Deutsche Bank as described below; and

•	approximately $55.27 to $68.54 per share by applying multiples of 12.5x to 15.5x to estimates of Kemper’s 2019 EPS as derived by Deutsche Bank as described below.

For purposes of this analysis, at the direction of Infinity’s management, Deutsche Bank derived Kemper’s estimated 2018 and 2019 EPS by dividing the estimates of Kemper’s 2018 and 2019 net income provided by Infinity’s management by Kemper’s fully diluted share count (using the treasury stock method).

Dividend Discount Analysis

Deutsche Bank performed a dividend discount analysis pursuant to which the value of Kemper common stock was estimated by adding (1) the estimated net present value of Kemper’s future stream of dividend payments to Kemper stockholders for the years 2018 through 2020 plus (2) the estimated net present value of the terminal value of Kemper at the end of 2020 based upon certain operating and financial assumptions, forecasts and other information provided to Deutsche Bank by the management of Infinity. For purposes of such analysis, Deutsche Bank utilized discount rates of 9.5% to 11.5% and terminal values based on multiples of 1.60x to 1.80x projected tangible book value at the end of 2020 and 13.0x to 16.0x projected net income for 2021. For purposes of its analysis, at the direction of Infinity’s management, Deutsche Bank derived Kemper’s tangible book value by subtracting Kemper’s publicly reported goodwill as of the end of the third quarter of fiscal 2017 from Kemper’s estimated ending book value for calendar years 2018 and 2019, in each case as provided by Infinity’s management. In addition, also at the direction of Infinity’s management Deutsche Bank derived Kemper’s estimated 2021 net income by applying a growth rate of 11% (representing the average net income growth rate for the prior two years) to Kemper’s estimated 2020 net income as provided by Infinity’s management.

This analysis resulted in a range of implied present values per share of Kemper common stock of approximately $54.31 to $70.02 per share as of December 31, 2017.

Additional Information

Deutsche Bank observed certain additional information that was not considered part of Deutsche Bank’s financial analysis with respect to its opinion but was noted for informational purposes, including the following:

•	the historical trading performance of the Kemper common stock over the 52-week period ended February 9, 2018, which indicated low to high intraday stock prices for the Kemper common stock during such period of approximately $36.35 to $71.52 per share; and

•	publicly available one-year forward Wall Street research analysts’ stock price targets for the Kemper common stock, which ranged from a low of $70.00 to a high of $75.00 per share.

Hypothetical Value to Infinity Shareholders

Deutsche Bank also presented a sensitivity analysis demonstrating the hypothetical value to holders of Infinity common stock of the Mixed Consideration assuming $51.60 per share in cash and 1.1903 shares of Kemper common stock per share of Infinity common stock (which was the implied exchange ratio for 60% of the nominal $129.00 agreed value per share of Infinity common stock based on the 20-trading day volume-weighted average price of the Kemper common stock on February 9, 2018):

Kemper Stock Price	$30.00	$40.00	$50.00	$57.70	(1)	$65.03	(2)	$70.00	$80.00	$90.00
Cash	$51.60	$51.60	$51.60	$51.60		$51.60		$51.60	$51.60	$51.60
Value of Stock Consideration	$35.71	$47.61	$59.51	$68.68		$77.40		$83.32	$95.22	$101.13
Value of Merger Consideration	$87.31	$99.21	$111.11	$120.28		$129.00		$134.92	$146.82	$158.73

(1)	Represents price per share as of February 9, 2018
(2)	Represents 20 day volume weighted average price as of February 9, 2018

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Infinity, Kemper or the Merger.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Infinity common stock (excluding Kemper and its affiliates) as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of Infinity with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche

Bank, Infinity or Kemper. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Infinity, Kemper or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Merger, including the Merger Consideration, were determined through arm’s-length negotiations between Infinity and Kemper and were approved by the Infinity Board. Although Deutsche Bank provided advice to the Infinity Board during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the Infinity Board. Deutsche Bank did not recommend any specific consideration to Infinity or the Infinity Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger. As described above, the opinion of Deutsche Bank and its presentation to the Infinity Board were among a number of factors taken into consideration by the Infinity Board in making its determination to approve the Merger Agreement and the transactions contemplated thereby.

Kemper’s Dividend Policy

Each share of Kemper common stock is entitled to receive a dividend when declared by the Kemper Board. Kemper has paid quarterly dividends since September 5, 1990 and intends to continue paying regular quarterly dividends to its stockholders. However, any decision to pay dividends on its common stock will be at the discretion of the Kemper Board, which may determine not to declare dividends at all or at an amount less than it has historically paid. The Kemper Board’s determination to declare dividends will depend upon Kemper’s profitability and financial condition, contractual restrictions, restrictions imposed by applicable law and the SEC and other factors that the Kemper Board deems relevant. As a holding company with no significant business operations of its own, Kemper relies on dividends from its insurance subsidiaries to meet its obligations and pay dividends to its stockholders. Kemper’s insurance subsidiaries are subject to significant regulatory restrictions under state insurance laws and regulations that limit their ability to declare and pay dividends. These laws and regulations impose minimum solvency and liquidity requirements on dividends between affiliated companies and require prior notice to, and may require approval from, state insurance regulators before dividends can be paid. In addition, third-party rating agencies monitor statutory capital and surplus levels for capital adequacy. Even though a dividend may be payable to Kemper from one of its insurance subsidiaries without regulatory approval, such insurance subsidiary may forgo paying a dividend to Kemper and retain the capital to maintain or improve the ratings of Kemper’s insurance subsidiaries, or to offset increases in required capital from increases in premium volume or investment risk. The inability of one or more of Kemper’s insurance subsidiaries to pay sufficient dividends to Kemper may materially affect Kemper’s ability to pay dividends to its stockholders.

Regulatory Approvals

U.S. Antitrust Clearance

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be completed until notification and report forms have been filed with the FTC and the DOJ and the applicable waiting periods have expired. On February 28, 2018, Kemper and Infinity each filed a notification and report form under the HSR Act with the FTC and the DOJ. Early termination of the waiting period under the HSR Act was granted by the FTC on March 12, 2018.

Insurance Regulatory Approvals

The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that before the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the state insurance regulatory authority of the insurance company’s state of domicile (or state of commercial domicile, if applicable). In addition, many U.S. state insurance laws require prior notification to state insurance regulatory authorities of an acquisition of control of a non-domiciliary insurance company doing business in that state if the acquisition would result in specified levels of market concentration. While these prior-notification statutes do not authorize the state insurance regulatory authorities to disapprove the acquisition of control, they authorize regulatory action in the affected state, including requiring the insurance company to cease and desist from doing certain types of business in the affected state or denying an application for a license to do business in the affected state, if particular conditions exist, such as substantially lessening of competition in any line of business in such state.

Applications or notifications in connection with the Merger or the changes in control of various subsidiaries of Infinity that may be deemed to occur as a result of the Merger have been filed, pursuant to the Merger Agreement, with various U.S. state insurance regulatory authorities, including the California Department of Insurance, the Indiana Department of Insurance, the Ohio Department of Insurance and the Texas Department of Insurance.

Although Kemper and Infinity do not expect those insurance regulatory authorities to raise any significant concerns in connection with their review of the Merger, there is no assurance that Kemper and Infinity will obtain all required regulatory approvals on a timely basis, if at all.

Other than the approvals and notifications described above, neither Kemper nor Infinity is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all. However, if any such regulatory approvals shall impose a materially burdensome condition, Kemper and Merger Sub will not be obligated to complete the Merger. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 188.

Commitment to Obtain Third-Party Approvals

Subject to the terms and conditions of the Merger Agreement, Kemper and Infinity have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including: (i) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from governmental entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any governmental entity (including under the HSR Act and the requisite regulatory approvals); (ii) obtaining all necessary consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, but excluding any lawsuits or other legal proceedings brought by or against any insurance regulator; and (iv) executing and delivering any additional documents or instruments necessary to consummate the transactions contemplated by the Merger Agreement and to carry out the Merger Agreement. Notwithstanding the foregoing, Kemper and its subsidiaries will not be obligated to, and Infinity and its subsidiaries will not, without the prior written consent of Kemper, consent to, take or refrain from taking any action that shall constitute a materially burdensome condition. See “The Merger Agreement—Efforts to Complete the Merger” beginning on page 201.

Other than the approvals and notifications described above, neither Kemper nor Infinity is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all. While Kemper and Infinity believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurances regarding the timing of the approvals, their ability to obtain the approvals on satisfactory terms or the absence of litigation challenging these approvals. There can likewise be no assurance that U.S. federal or state regulatory authorities including state insurance regulators will not attempt to challenge the Merger on antitrust grounds or for other reasons, or, if a challenge is made, as to the results of the challenge. Kemper’s and Infinity’s obligation to complete the Merger is conditioned upon the receipt of certain regulatory approvals from regulators and other governmental authorities. However, if any such regulatory approvals shall impose a materially burdensome condition, Kemper and Merger Sub will not be obligated to complete the Merger. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 188.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (in each case, as defined below) of (i) the receipt of the Merger Consideration in exchange for shares of Infinity common stock pursuant to the Merger and (ii) the ownership and disposition of any shares of Kemper common stock received in the Merger in exchange for shares of Infinity common stock. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or non-U.S. tax consequences, the Medicare tax on net investment income (under Section 1411 of the Code) or any U.S. federal tax consequences other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service (the “IRS”), or the courts and, therefore, could be subject to challenge, which could be sustained.

This discussion applies only to holders (as defined below) that hold shares of Infinity common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and to non-U.S. holders that will hold any shares of Kemper common stock received in the Merger in exchange for shares of Infinity common stock as capital assets. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, but not limited to, dealers or brokers in securities, commodities or non-U.S. currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, non-U.S. governments and their controlled entities, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of Infinity common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or holders who acquired shares of Infinity common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Infinity common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any such entity should consult its own tax advisor regarding the tax consequences of (i) the receipt of the Merger Consideration in exchange for shares of Infinity common stock pursuant to the Merger and (ii) the ownership and disposition of any shares of Kemper common stock received in the Merger in exchange for shares of Infinity common stock.

Holders of shares of Infinity common stock should consult their tax advisors as to the specific tax consequences to them of (i) the receipt of the Merger Consideration in exchange for shares of Infinity common stock pursuant to the Merger and (ii) the ownership and disposition of any shares of Kemper common stock received in the Merger in exchange for shares of Infinity common stock, in each case including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws, in light of their particular circumstances.

Tax Consequences to U.S. holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Infinity common stock that is:

•	an individual who is a citizen or resident of the United States, as defined in the Code;

•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

Receipt of the Merger Consideration in Exchange for Shares of Infinity Common Stock pursuant to the Merger by U.S. holders

The receipt of the Merger Consideration by U.S. holders in exchange for shares of Infinity common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the Merger Consideration in exchange for shares of Infinity common stock pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of any cash received (including any cash received in lieu of fractional shares of Kemper common stock) and the fair market value (as of the closing) of any shares of Kemper common stock received in such exchange and (ii) the U.S. holder’s adjusted tax basis in such shares of Infinity common stock. Gain or loss must be determined separately for each block of shares of Infinity common stock (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares of Infinity common stock is more than one year as of the date of the Merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s aggregate tax basis in any shares of Kemper common stock received in the Merger will equal the fair market value of such shares as of the closing. The holding period of any shares of Kemper common stock received in the Merger will begin on the day after the Merger.

Ownership of Shares of Kemper Common Stock Received in the Merger by U.S. holders

A distribution of cash or other property (other than certain pro rata distributions of shares of Kemper common stock or rights to acquire shares of Kemper common stock) made to a U.S. holder with respect to a share of Kemper common stock received in the Merger generally will be treated as a dividend to the extent it is paid from Kemper’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds Kemper’s current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such share of Kemper common stock, and then as capital gain (which will be treated in the manner described below under “—Sale, Exchange or Other Disposition of Shares of Kemper Common Stock by U.S. holders”).

Distributions treated as dividends that are received by non-corporate holders of Kemper common stock generally will be subject to a reduced U.S. federal income tax rate if such holders meet certain holding period and other applicable requirements. If a dividend received by a non-corporate holder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such non-corporate holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock.

Subject to certain limitations (including holding period requirements), distributions on Kemper common stock constituting dividends paid out of earnings and profits to U.S. holders that are corporations generally will qualify for the dividends received deduction. Any distribution (or the portion of any distribution) that exceeds Kemper’s current and accumulated earnings and profits will not be eligible for the dividends received deduction.

Sale, Exchange or Other Disposition of Shares of Kemper Common Stock by U.S. holders

U.S. holders generally will recognize capital gain or loss on a sale or other disposition of Kemper common stock equal to the difference between the amount realized upon the sale or other disposition and the adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if the holding period for the shares sold or exchanged is more than one year. Long-term capital gains of individuals generally are subject to a reduced rate of taxation. The deductibility of net capital losses is subject to limitations.

Information Reporting and Backup Withholding for U.S. holders

The receipt of the Merger Consideration by U.S. holders in exchange for shares of Infinity common stock pursuant to the Merger, the amount of dividends paid to U.S. holders on shares of Kemper common stock, and proceeds received from the disposition of Kemper common stock generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder should timely complete and return IRS Form W-9, certifying that such U.S. holder is a “United States person” as defined under the Code, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability if the required information is furnished by such holder on a timely basis to the IRS.

Tax Consequences to Non-U.S. holders

For purposes of this discussion, the term “non-U.S. holder” means (i) a beneficial owner of shares of Infinity common stock that is not a U.S. holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes and (ii) after the closing, a beneficial owner described in clause (i) that beneficially owns shares of Kemper common stock received in the Merger in exchange for his or her shares of Infinity common stock.

Receipt of the Merger Consideration in Exchange for Shares of Infinity Common Stock Pursuant to the Merger by non-U.S. holders

Subject to the discussion below under “—Information Reporting and Backup Withholding for non-U.S. holders,” the receipt of the Merger Consideration by non-U.S. holders in exchange for shares of Infinity common stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which event (i) the non-U.S. holder generally will be subject to U.S. federal income tax in substantially the same manner as if it were a U.S. holder and (ii) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments;

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Infinity common stock for the Merger Consideration pursuant to the Merger and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of shares of Infinity common stock net of applicable U.S. capital losses from sales or exchanges of capital assets recognized during the year; or

•	Infinity is or has been a U.S. real property holding corporation (“USRPHC”), as defined in Section 897 of the Code at any time within the five-year period preceding the Merger and certain other conditions are satisfied (Infinity believes that, as of the effective time, Infinity will not have been a USRPHC at any time within the five-year period ending on the date thereof).

Ownership of Shares of Kemper Common Stock Received in the Merger by non-U.S. holders

A distribution of cash or other property (other than certain pro rata distributions of shares of Kemper common stock or rights to acquire shares of Kemper common stock) made to a non-U.S. holder with respect to a share of Kemper common stock received in the Merger generally will be treated as a dividend to the extent it is paid from Kemper’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds Kemper’s current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in such share of Kemper common stock, and then as capital gain (which will be treated in the manner described below under “—Sale, Exchange or Other Disposition of Shares of Kemper Common Stock by non-U.S. holders”).

A distribution treated as a dividend on a share of Kemper common stock that is paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty if the non-U.S. holder provides the documentation (generally IRS Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Even if Kemper’s current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each non-U.S. holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such non-U.S. holder’s eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.

If, however, a dividend is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), such dividend generally will not be subject to the 30% U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person. In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding for non-U.S. holders.”

Sale, Exchange or Other Disposition of Shares of Kemper Common Stock by non-U.S. holders

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of shares of Kemper common stock received in the Merger unless:

•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which event such non-U.S. holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments;

•	such non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the sale, exchange or other disposition of shares of Kemper common stock net of applicable U.S. capital losses from sales or exchanges of capital assets recognized during the year; or

•	Kemper is or has been a USRPHC for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of such sale, exchange or other disposition and (ii) such non-U.S. holder’s holding period with respect to such common stock, and certain other conditions are met (Kemper believes that it presently is not, and does not presently anticipate that it will become, a USRPHC).

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding for non-U.S. holders.”

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on shares of Kemper common stock and (ii) on or after January 1, 2019, gross proceeds from the sale or other disposition of shares of Kemper common stock. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable non-U.S. law enacted in connection with an intergovernmental agreement between the United States and a non-U.S. jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a non-U.S. entity that is not a financial institution (as a beneficial owner or as an intermediary for the beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If shares of Kemper common stock are held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable non-U.S. law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable non-U.S. law enacted in connection with an IGA. Each non-U.S. holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of any shares of Kemper common stock received in the Merger.

Information Reporting and Backup Withholding for non-U.S. holders

Amounts paid to a non-U.S. holder that are treated as payments of dividends on shares of Kemper common stock and the amount of any U.S. federal tax withheld from such payments generally will be reported annually to the IRS and to such non-U.S. holder by the applicable withholding agent.

The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on shares of Kemper common stock to a non-U.S. holder if such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of shares of Kemper common stock by a non-U.S. holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the non-U.S. holder outside the United States. However, proceeds from the sale, exchange or other disposition of shares of Kemper common stock by a non-U.S. holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such non-U.S. holder outside the United States, unless such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of shares of Kemper common stock by a non-U.S. holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability if the required information is furnished by such non-U.S. holder on a timely basis to the IRS.

Accounting Treatment

Financial Accounting Standards Board (“FASB”) ASC 805 requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the acquirer and the acquiree for accounting purposes. In a business combination effected through an exchange of equity interests, the entity that issues the equity interests is generally considered the acquirer, but there are other factors in ASC 805 that must also be considered. Kemper management considered these other factors and determined that Kemper will be considered the acquirer of Infinity for accounting purposes. The total purchase price will be allocated to the assets acquired and liabilities assumed from Infinity based on their fair values as of the date of the completion of the transactions, with any excess allocated to goodwill. Reports of financial condition and results of operations of Kemper issued after the closing will include Infinity’s balances and results after the closing, and Kemper’s historical financial position and results of operations will not be restated retroactively to include the historical financial position or results of operations of Infinity prior to the closing. Following the closing, the earnings of the combined company will include acquisition accounting adjustments (e.g., additional depreciation of property, plant and equipment, amortization of identified intangible assets or other impacts from the purchase price allocation).

In accordance with the FASB ASC 350, Intangibles-Goodwill and Other, goodwill resulting from the purchase business combination will not be amortized but instead will be tested for impairment at least annually

(more frequently if certain indicators are present). If Kemper management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Listing of Kemper Common Stock

It is a condition to the closing that the shares of Kemper common stock to be issued in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Infinity Common Stock

If the Merger is completed, Infinity common stock will be, pursuant to the rules and regulations of NASDAQ, delisted from NASDAQ and deregistered under the Exchange Act, and Infinity will no longer be publicly traded or file periodic reports with the SEC.

Interests of Infinity’s Directors and Executive Officers in the Merger

When considering the Infinity recommendation, Infinity shareholders should be aware that directors and executive officers of Infinity have certain interests in the Merger that may be different from or in addition to the interests of Infinity shareholders generally. The Infinity Board was aware of these interests and considered them, among other things, in evaluating and negotiating the Merger Agreement and the Merger. The Infinity Board considered these interests in recommending that the Infinity shareholders approve the merger proposal. These interests are discussed below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the tables in the section entitled “—Quantification of Potential Payments and Benefits to Infinity’s Named Executive Officers in Connection with the Merger” below, were used:

•	The closing constitutes a change of control for purpose of each applicable compensation plan or agreement;

•	The change in control was completed on the effective time, which is assumed to be April 20, 2018, the latest practicable date prior to the filing of this joint proxy statement/prospectus;

•	Each named executive officer’s employment was terminated without “cause” or with “good reason” immediately following the change of control;

•	The relevant price per share of Infinity common stock is $120.75, which is the closing price per share of Infinity’s common stock as quoted on the NASDAQ on April 20, 2018; and

•	The value of all Infinity performance share awards is estimated assuming achievement of the applicable performance goals at target, including performance awards that have a performance period ending in 2017 because the actual level of achievement has not yet been determined by the Infinity Board’s Compensation Committee with respect to those Infinity performance share awards.

Treatment of Infinity Equity Awards in the Merger

As of the date of this joint proxy statement/prospectus, certain of Infinity’s executive officers and directors hold Infinity performance share awards and Infinity restricted shares. In accordance with the Merger Agreement, as of the effective time: (i) each outstanding Infinity performance share award will vest with respect to the target share amount and will be converted into shares of Kemper common stock (provided that any such shares of Kemper common stock held after payment of required withholding taxes may not be sold or transferred prior to the first anniversary of the date of the closing), with the number of such shares of Kemper common stock subject to each

Infinity performance share award determined by multiplying the target share amount by the exchange ratio; (ii) each outstanding award of Director Restricted Shares will vest in full and be eligible to receive the Merger Consideration; and (iii) each outstanding award of Infinity restricted shares (other than Director Restricted Shares) will be cancelled without any acceleration of vesting and in exchange Kemper will grant the Rollover RSUs determined by multiplying the number of cancelled Infinity restricted shares by the exchange ratio, with such Rollover RSUs vesting in accordance with any applicable award or other agreement between the recipient of such Rollover RSUs and Kemper (or an affiliate thereof). The Rollover RSUs will be subject to the terms and conditions of the Kemper Plan, as well as any applicable award agreement.

See the section entitled “—Quantification of Potential Payments and Benefits to Infinity’s Named Executive Officers in Connection with the Merger” for an estimate of the amounts that would become payable to each of Infinity’s named executive officers in respect of their unvested Infinity stock-based awards. Based on the assumptions described under “—Certain Assumptions” and the additional assumptions used for purposes of estimating amounts for non-employee directors, the estimated aggregate amount that would become payable to Infinity’s non-employee directors in respect of their Director Restricted Shares is $0, which reflects the fact that Infinity’s non-employee directors are not receiving their annual equity grants for 2018 (see “Cash Payment to Directors” below) and therefore will not hold unvested Director Restricted Shares at closing.

For more information on equity holdings of Infinity’s non-employee directors and executive officers, see the section entitled “Ownership of Infinity Common Stock.”

Payment Upon Termination of Employment Under Individual Agreements

Kemper Retention Letter Agreements with Glen N. Godwin, Samuel J. Simon and Robert H. Bateman

In connection with the Merger, on February 13, 2018, Messrs. Godwin, Simon and Bateman each entered into a letter agreement with Kemper (collectively, the “Letter Agreements”), which describe the terms of each executive’s employment with Kemper following the effective time. Provided that each executive continues to be employed with Infinity through the effective time, the applicable Letter Agreement will become effective upon, and subject to, the effective time and will extend the term of the executive’s employment agreement with Infinity until the second anniversary of the closing (the “Term”).

Under the Letter Agreements, Mr. Godwin will continue to serve as Chief Executive Officer of Infinity (which will be a wholly owned subsidiary of Kemper upon the closing), Mr. Simon will continue to serve as President and General Counsel of Infinity, and Mr. Bateman will continue to serve as Executive Vice President and Chief Financial Officer of Infinity. Each executive will continue to receive an annual base salary during the Term that is not less than his current base salary of $550,000 (for Mr. Godwin), $475,000 (for Mr. Simon) or $400,000 (for Mr. Bateman) and will be entitled to receive an annual bonus under Kemper’s annual bonus program for each year during the Term, but with a minimum annual bonus in the amount of 100% of his base salary (prorated for partial years of employment), payable at the same time as paid to other management employees and subject to the executive’s continued employment through such payment date.

The Letter Agreements also provide that each executive will be entitled to receive a retention bonus equal to the cash severance benefit that he would have received under his current employment agreement with Infinity if his employment had been terminated by Infinity immediately prior to the expiration of the Term for a reason other than cause (as defined in each executive’s current employment agreement). The retention bonus will be paid within thirty (30) days after the end of the Term. If an executive’s employment is terminated by the combined company prior to the expiration of the Term for a reason other than cause (as defined in the executive’s current employment agreement) or the executive resigns during the Term for good reason (as defined below), the executive will not be entitled to the retention bonus described above but will be entitled to the severance benefits payable under, and subject to the terms and conditions of, his current employment agreement. An executive will not be entitled to any severance benefits if his employment is terminated by the combined company for cause (as defined in the executive’s current employment agreement) or if he resigns without good reason (as defined below). The severance benefits payable under each executive’s current employment agreement upon such qualifying termination are as follows (in addition to the payment of certain accrued obligations):

•	Lump-sum payment of two (2) times the executive’s most recent annual base salary, paid sixty (60) days following the executive’s termination of employment;

•	Lump-sum payment, paid sixty (60) days following the executive’s termination of employment, equal to the sum of (i) the executive’s annual bonus target, pro-rated based on the actual number of days elapsed in the year in which the executive’s termination takes place, plus (ii) two (2) times the executive’s annual bonus target;

•	For a period of eighteen (18) months following the executive’s termination of employment (the “Post-Termination Benefit Period”), employer-subsidized continuation of certain health and welfare benefits; and

•	Cash payment in lieu of 401(k) plan matching and supplemental contributions in respect of the Post-Termination Benefit Period (based on applicable eligible wages, matching elections, earnings and contribution percentages as in effect prior to termination), paid in a lump sum within two and a half months following the termination.

For purposes of the Letter Agreements, “good reason” has the same meaning as set forth in each executive’s current employment agreement except that clause (I) of that definition is amended and restated to mean the assignment to the executive of duties that are materially inconsistent with his position with the combined company after the closing or a material adverse diminution in the nature of his responsibilities or authority from those in effect immediately after the closing, and will not include the changes to his position caused by the Merger, by Infinity becoming a wholly owned subsidiary of Kemper or by Infinity ceasing to be a public company.

The Letter Agreements provide that each executive will not sell or transfer the shares of Kemper common stock received in respect of their Infinity performance share unit awards prior to the 12-month anniversary of the closing. In addition, the Letter Agreements provide that the Rollover RSUs granted to each executive pursuant to the terms of the Merger Agreement will vest in full upon the earlier of (i) the expiration of the Term or (ii) the original vesting date of each executive’s Infinity restricted shares prior to being cancelled and replaced by the Rollover RSUs, provided that the executive remains in continuous employment with the combined company through such applicable date and subject to the terms and conditions of the Kemper Plan and the applicable award agreement. If an executive’s employment is terminated prior to the expiration of the Term by the combined company for a reason other than cause (as defined in the executive’s current employment agreement), the vesting of the Rollover RSUs will accelerate as of the date of termination (subject to the executive’s execution and non-revocation of a waiver and release in accordance with the terms of his current employment agreement).

The Letter Agreements also provide that Kemper will, as soon as practicable after the closing, grant each executive a special award of time-vested restricted stock units having a grant date value equal to $1,000,000. The special grant will vest in full at the expiration of the Term, provided that the executive remains in continuous employment with the combined company through that date and subject to the terms and conditions of the Kemper Plan and the applicable award agreement. If an executive’s employment is terminated prior to the expiration of the Term by the combined company for a reason other than cause (as defined in the executive’s current employment agreement), the vesting of the special grant will accelerate as of the date of termination (subject to the executive’s execution and non-revocation of a waiver and release in accordance with the terms of his current employment agreement). The shares of Kemper common stock that are subject to the special grant and that become vested will be payable to the executive 12 months after they become vested, provided that the executive is in compliance with the restrictive covenants included in his current employment agreement and the special grant award agreement during such 12-month period.

The Letter Agreements further provide that each executive will be eligible for annual grants of equity awards under the Kemper Plan, consistent with similarly situated Kemper officers, and they will be entitled to participate in Kemper’s 401(k), medical, life insurance and disability benefit plans enjoyed by similarly situated officers. During the Term, each executive will be eligible for severance benefits only as provided under their current employment agreements (as amended by the Letter Agreements) and not under any other severance plan, policy or agreement maintained by the combined company.

Cash Payments to Directors

Pursuant to the terms of his Employment Agreement dated September 11, 2014 between Infinity and James R. Gober, Infinity’s Executive Chairman of the Board of Directors, as amended (the “Gober Employment Agreement”), Mr. Gober’s employment term expired February 28, 2018. In connection with entering into the Merger Agreement, the Infinity Board deemed it in the best interests of Infinity and its shareholders to maintain the continuity of management, operational and regulatory affairs, and corporate governance leadership provided by Mr. Gober’s continued employment. Therefore, the Infinity Board approved the extension of Mr. Gober’s employment term for a period commencing March 1, 2018 through the effective time, and as payment for such continued service, the Infinity Board approved a salary in the amount of $287,500 per annum, payable in accordance with Infinity’s normal payroll practices, for the duration of the extended term of Mr. Gober’s employment.

As discussed in the section entitled “The Merger—Background of the Merger” beginning on page 122, the Infinity Board established the Term Sheet Committee for the purpose of remaining in contact with Infinity management with respect to developments regarding Kemper’s non-binding offer letters and negotiations of the Merger Agreement. Samuel J. Weinhoff, as Chairman of the Term Sheet Committee, was in contact on various occasions with Messrs. Godwin or Simon and Joseph P. Lacher Jr. throughout the negotiation process. In addition, Victor T. Adamo, Richard J. Bielen, Teresa A. Canida and James L. Weidner, as the remaining members of the Term Sheet Committee, kept in contact with Mr. Weinhoff regarding his discussions with Messrs. Godwin or Simon and Mr. Lacher and in communicating such information to Infinity management throughout the negotiation process. As compensation for the Term Sheet Committee’s services throughout the negotiation of the Merger Agreement, the Nominating and Corporate Governance Committee of the Infinity Board approved a payment to Mr. Weinhoff, as Chairman of the committee, in the amount of $25,000 and payments to each other member of the Term Sheet Committee in the amount of $20,000, with such payments being paid in the first quarter of 2018.

In accordance with Infinity’s normal practices regarding annual director compensation, each Infinity non-employee director is granted an annual equity retainer having a value of $80,000 as partial payment of such annual director compensation. Because the equity grant would take place between the signing and closing of the Merger Agreement, and the Merger Agreement prohibits Infinity from issuing equity between signing and closing, the Infinity Board agreed to pay all annual director compensation in cash for 2018. As a result, the Infinity Board approved a cash retainer of $80,000 to each non-employee director in lieu of the normal annual equity retainer, payable on June 1, 2018.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, certain former Infinity directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the effective time. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Director and Officer Indemnification” beginning on page 214.

Quantification of Potential Payments to Infinity Named Executive Officers in Connection with the Merger

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each Infinity “named executive officer” that is based on or otherwise relates to the merger. Under applicable SEC rules, Infinity’s named executive officers for this purpose are required to consist of Infinity’s named executive officers for whom disclosure was required in Infinity’s most recent proxy statement filed with the SEC, who are:

•	James R. Gober, former Chief Executive Officer;

•	Glen N. Godwin, Chief Executive Officer;

•	Samuel J. Simon, President and General Counsel; and

•	Robert H. Bateman, Executive Vice President, Chief Financial Officer and Treasurer

To the extent that any of Infinity’s named executive officers’ compensation arrangements are described in “The Merger—Interests of Infinity’s Directors and Executive Officers in the Merger,” they are incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each named executive officer’s “golden parachute” compensation, as of March 15, 2018, are based on the assumptions set forth above under “—Certain Assumptions”.

The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above under “—Certain Assumptions” and elsewhere in this joint proxy statement/prospectus. As a result, the “golden parachute” compensation, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

INFINITY PROPERTY AND CASUALTY CORPORATION

“Golden Parachute” Compensation Disclosure

Name	Cash Severance (1)	Equity (2)	Pension Enhancements (3)	Perquisites/ Benefits (4)	Total
James R. Gober — Executive Chairman, Former Chief Executive Officer (5)	—	$1,165,600	—	—	$1,165,600
Glen N. Godwin — Chief Executive Officer	$2,492,329	$3,079,925	$91,030	$202,500	$5,865,784
Samuel J. Simon — President and General Counsel	$2,043,151	$3,018,970	$83,737	$210,078	$5,355,935
Robert H. Bateman — Executive Vice President, Chief Financial Officer and Treasurer	$1,536,438	$3,108,142	$70,032	$113,956	$4,828,568

(1) Cash. For Messrs. Godwin, Simon and Bateman, the amounts in this column reflect the value of cash severance payments which each executive would be entitled to receive upon a qualifying termination of employment immediately following the effective time of the merger pursuant to the Letter Agreements (which incorporate the severance benefits payable under each executive’s current employment agreement upon such a termination of employment). As discussed above in the section entitled “—Payment Upon Termination of Employment Under Individual Agreements,” upon such a termination of employment each of Messrs. Godwin, Simon and Bateman would be entitled to receive the following cash severance benefits: (i) a lump-sum payment of two times the executive’s most recent annual base salary, paid sixty (60) days following the executive’s termination of employment; and (ii) a lump-sum payment, paid sixty (60) days following the executive’s termination of employment, equal to the sum of (a) the executive’s annual bonus target, pro-rated based on the actual number of days elapsed in the year in which the executive’s termination takes place, plus (b) two times the executive’s annual bonus target. For more information, see the section above entitled “—Payment Upon Termination of Employment Under Individual Agreements.”

(2) Equity. The amounts in this column reflect: (i) the value in respect of Rollover RSUs that would vest upon a qualifying termination immediately following the effective time in accordance with the applicable equity plan and award agreement (or, with respect to Messrs. Godwin, Simon and Bateman, in accordance with the Letter Agreements); (ii) the value in respect of outstanding Infinity performance share unit awards that vest at target performance levels pursuant to the Merger Agreement; and (iii) the value in respect of the special grant of time-vested Kemper restricted stock units made to Messrs. Godwin, Simon and Bateman under the Letter Agreements, which would accelerate in full upon a qualifying termination of employment pursuant to the Letter Agreements.

(3) Pension Enhancements. For Messrs. Godwin, Simon and Bateman, the amounts in this column reflect the value of cash payments in lieu of 401(k) plan matching and supplemental contributions in respect of the Post-Termination Benefit Period, which each executive would be entitled to receive upon a qualifying termination of employment immediately following the effective time pursuant to the Letter Agreements (which incorporate the severance benefits payable under each executive’s current employment agreement upon such a termination of employment). For more information, see the section above entitled “—Payment Upon Termination of Employment Under Individual Agreements.”

(4) Perquisites/Benefits. For Messrs. Godwin, Simon and Bateman, the amounts in this column reflect the value of employer-subsidized continuation of certain health and welfare benefits for the Post-Termination Benefit Period, which each executive would be entitled to receive upon a qualifying termination of employment immediately following the effective time pursuant to the Letter Agreements (which incorporate the severance benefits payable under each executive’s current employment agreement upon such a termination of employment). For more information, see the section above entitled “—Payment Upon Termination of Employment Under Individual Agreements.”

(5) Mr. Gober was Chief Executive Officer of Infinity for part of the last fiscal year.

Board of Directors of Kemper After the Merger

In connection with the Merger, Kemper has agreed to take all actions necessary to cause, as of the effective time, the election as a member of the Kemper Board of one (1) individual who is serving as a director of Infinity as of February 13, 2018 or immediately prior to the closing. The decision as to which individual will be so elected by the Kemper Board shall be in the sole discretion of Kemper and shall comply with the policies of the Kemper Board’s NCG Committee, Kemper’s corporate governance guidelines, applicable laws and the NYSE’s rules and regulations. As of the date of this joint proxy statement/prospectus, no determination has been made as to the individual who will be appointed to the Kemper Board as of the effective time. Information about the current Kemper directors and executive officers can be found in the documents listed under the heading “Where You Can Find More Information” beginning on page 279.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The summary set forth below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You should read the Merger Agreement carefully in its entirety, as it is the legal document governing the transaction.

The Merger Agreement and the following summary have been included to provide you with information regarding the terms and conditions of the Merger Agreement and the transactions contemplated thereby. It is not intended to provide any other factual information about Kemper, Merger Sub or Infinity or any of their respective subsidiaries or affiliates. That information can be found elsewhere in this joint proxy statement/prospectus and in the other public documents that Kemper and Infinity file with the SEC. See “Where You Can Find More Information” beginning on page 279.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures not reflected in the Merger Agreement, were made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to you and reports and documents filed with the SEC. You are not third party beneficiaries under the Merger Agreement and you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Kemper, Merger Sub or Infinity or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Kemper’s or Infinity’s public disclosures.

Structure and Completion of the Merger

On the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub, a wholly owned subsidiary of Kemper, will merge with and into Infinity, with Infinity surviving the Merger as a wholly owned subsidiary of Kemper.

The Merger will occur on the date on which closing of the Merger actually occurs (the “closing date”), which date will be no later than the third business day after the date upon which all of the conditions to closing contained in the Merger Agreement (other than those conditions that are waived or that may only be satisfied on the closing date, but subject to the satisfaction of such conditions) are satisfied or waived (or on such other date as Kemper and Infinity may agree). See “—Conditions to Completion of the Merger” beginning on page 188).

The Merger will become effective at the time that the certificate of merger (with respect to the Merger) has been filed with, and accepted by, the Secretary of State of the State of Ohio, or at such later date and time agreed to by the parties and specified in the certificate of merger (the “effective time”).

The closing is expected to occur during the third quarter of 2018, subject to the satisfaction or waiver of applicable closing conditions. See “—Conditions to Completion of the Merger” beginning on page 188.

Merger Consideration

Conversion of Shares

The Merger Agreement provides that at the effective time, each share of Infinity common stock issued and outstanding (other than shares owned by Kemper or any of its wholly owned subsidiaries or Infinity or any of its subsidiaries and shares held by any holder of Infinity common stock who is entitled to demand and properly demands appraisal of such shares under Ohio law (“appraisal shares”)) will be cancelled and converted into the right to receive, at the election of the holders of such shares of Infinity common stock, either (i) a combination of shares of Kemper common stock and cash, (ii) an amount of cash or (iii) shares of Kemper common stock, in each case as further described below, subject to the automatic proration and adjustment procedures described below under “—Merger Consideration—Cash Consideration” beginning on page 179, “—Merger Consideration—Stock Consideration” beginning on page 180 and “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on page 180.

The consideration to be paid to Infinity shareholders electing to receive only Cash Consideration or Stock Consideration is subject, pursuant to the terms of the Merger Agreement, to automatic proration to ensure that the total amount of cash paid and the total number of shares of Kemper common stock issued in the Merger is approximately the same as what would be paid and issued if all Infinity shareholders were to receive the Mixed Consideration. Accordingly, the total number of shares of Kemper common stock to be issued and the total amount of cash to be paid by Kemper as part of the Merger Consideration will not change from what was agreed to in the Merger Agreement (other than for adjustment in the event that there is any change in the outstanding shares or classes of capital stock of Kemper or Infinity as a result of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange or readjustment of shares or other similar transaction, or any stock dividend or stock distribution that is declared thereon (a “capital stock adjustment event”)). However, since the market price of Kemper common stock will fluctuate, the total value of the Mixed Consideration and the value of the Stock Consideration may increase or decrease between the date of the Merger Agreement and the effective time. Accordingly, the value of the actual per share consideration to be paid to Infinity shareholders cannot be determined until after the effective time. No fractional shares of Kemper common stock will be issued in the Merger, and Infinity shareholders will receive cash in lieu of any fractional shares of Kemper common stock.

Mixed Consideration

The Merger Agreement provides that each share of Infinity common stock with respect to which an Infinity shareholder makes an election to receive a fixed combination of cash and Kemper common stock (each, a “mixed consideration electing share”), and each share for which an Infinity shareholder fails to make any election with respect to such shareholder’s shares of Infinity common stock prior to the Election Deadline (each, a “non-electing share”), will be converted into the right to receive the Mixed Consideration.

Cash Consideration

The Merger Agreement provides that each share of Infinity common stock with respect to which an Infinity shareholder makes a valid election to receive cash (each, a “cash electing share”) will be converted into the right to receive the Cash Consideration, provided that the available cash election amount (as defined below) equals or exceeds the cash election amount (as defined below). The amount of Cash Consideration that each cash electing share is entitled to receive is referred to as the “per share cash election consideration.”

Notwithstanding anything contained in the first sentence of the immediately preceding paragraph to the contrary, if:

•	the product of (i) the number of cash electing shares and (ii) the per share cash election consideration (the “cash election amount”) exceeds

•	the difference between (i) the product of (A) $51.60 and (B) the total number of shares of Infinity common stock (other than shares held by Kemper or any of its direct or indirect wholly owned subsidiaries or Infinity or any of its subsidiaries and appraisal shares) issued and outstanding immediately prior to the effective time minus (ii) the product of (A) $51.60 and (B) the number of mixed consideration electing shares (including any non-electing shares) (such difference, the “available cash election amount”), then each cash electing share will be converted into a right to receive:

•	an amount of cash, without interest, equal to the product (rounded to two decimal places) of (i) the per share cash election consideration and (ii) a fraction, the numerator of which will be the available cash election amount and the denominator of which will be the cash election amount (the “cash fraction”) and

•	a number of shares of Kemper common stock equal to the product of:

•	(i) the sum (the “exchange ratio”) of 1.2019 shares of Kemper common stock (the “mixed election stock exchange ratio”), plus the quotient (rounded to four decimal places) of $51.60 divided by $64.40 (i.e., 2.0031), and

•	an amount equal to one, minus the cash fraction.

Stock Consideration

The Merger Agreement provides that each share of Infinity common stock with respect to which an Infinity shareholder makes a valid election to receive stock (each, a “stock electing share”) will be converted into the right to receive the Stock Consideration, provided that the cash election amount equals or exceeds the available cash election amount.

Notwithstanding anything contained in the first sentence of the immediately preceding paragraph to the contrary, if the available cash election amount exceeds the cash election amount, then each stock electing share will be converted into the right to receive:

•	an amount of cash, without interest, equal to the amount (rounded to two decimal places) of such excess divided by the number of stock electing shares (such fraction, the “excess cash amount”) and

•	a number of shares of Kemper common stock equal to the product (rounded to four decimal places) of (x) the exchange ratio and (y) a fraction, the numerator of which will be the per share cash election consideration minus the excess cash amount and the denominator of which will be the per share cash election consideration (the “stock fraction”).

Allocation of Merger Consideration and Illustrative Elections and Calculations

The aggregate amount of cash and the aggregate number of shares of Kemper common stock to be paid and issued, respectively, to Infinity shareholders pursuant to the Merger are fixed (in each case subject to adjustment in the event that there is any capital stock adjustment event). If the elections of all of the Infinity shareholders result in an oversubscription or undersubscription of the available cash election amount, the aggregate amount of cash or Kemper common stock, as applicable, that is paid to Infinity shareholders will not be adjusted. Rather, the exchange agent will allocate between cash and shares of Kemper common stock in the manner described above under “—Merger Consideration—Cash Consideration” beginning on page 179 and “—Merger Consideration—Stock Consideration” beginning on page 180, and as illustrated below to ensure that the total amount of cash to be paid and the total number of shares of Kemper common stock to be issued by Kemper in the Merger represents approximately 40% and 60% of the aggregate Merger Consideration, respectively (taking into account the Director Restricted Shares, as described above under “The Merger—Interests of Infinity’s Directors and Executive Officers in the Merger—Treatment of Infinity Equity Awards in the Merger” beginning on page 172). Accordingly, there is no assurance that an Infinity shareholder that has made a valid election to receive the Cash Consideration or the Stock Consideration will receive the form or combination of consideration elected with respect to the shares of Infinity common stock held by such shareholder. See “Risk Factors—Infinity shareholders may receive a form or combination of consideration different from what they elect.”

Set forth below are illustrations of both an oversubscription of cash and an undersubscription of cash and the resulting automatic proration and adjustment of those shareholders electing to receive the Cash Consideration or the Stock Consideration, as applicable.

General Assumptions for All Illustrations

Number of shares of Infinity common stock outstanding as of closing	10,935,412
Per share cash amount	$51.60
Mixed election stock exchange ratio	1.2019
Exchange ratio	2.0031	(1)
Fixed Volume-Weighted Average Price	$64.40	(2)

(1)	Determined by adding the mixed election stock exchange ratio (1.2019) and the quotient (rounded to four decimal places) of (x) the per share cash amount ($51.60) divided by (y) the fixed volume-weighted average price ($64.40).
(2)	The fixed volume-weighted average price set forth in the Merger Agreement and in this row is the volume-weighted average price of a share of Kemper common stock on the NYSE for the period of the 20 consecutive trading days ending on the day prior to the date of the Merger Agreement (February 12, 2018).

Illustration #1: Oversubscription of Cash Consideration/Undersubscription of Stock Consideration

Additional Assumptions for Illustration #1

Number of cash electing shares	8,201,559
Number of mixed consideration electing shares	1,093,541
Number of stock electing shares	1,640,312

Determination of the Cash Election Amount and the Available Cash Election Amount

Cash Election Amount

Number of cash electing shares	8,201,559
Per share cash election consideration	$129.00	(1)
Cash election amount	$1,058,020,466.68	(2)

(1)	Determined by adding the per share cash amount of $51.60 and the product (rounded to two decimal places) of (x) the mixed election stock exchange ratio (1.2019) multiplied by (y) the fixed volume-weighted average price ($64.40).
(2)	Determined by multiplying the number of cash electing shares (8,201,559) by the unrounded per share cash election consideration ($129.00).

Available Cash Election Amount

Number of shares of Infinity common stock outstanding as of closing	10,935,412
Per share cash amount	$51.60
Number of mixed consideration electing shares	1,093,541
Available cash election amount	$507,840,543.60	(1)

(1)	Determined by calculating the difference between (i) the product of (x) the per share cash amount ($51.60) and (y) the total number of shares of Infinity common stock issued and outstanding immediately prior to the effective time (10,935,412) minus (ii) the product of (x) the number of mixed consideration electing shares (1,093,541) and (y) the per share cash amount ($51.60).

Given that the cash election amount exceeds the available cash election amount, the Merger Consideration to be paid to mixed consideration electing shares, cash electing shares and stock electing shares would be determined as follows:

Each mixed consideration electing share of Infinity common stock would receive:

•	$51.60 in cash, and

•	1.2019 shares of Kemper common stock.

Each cash electing share of Infinity common stock would receive (as illustrated below):

•	$61.92 in cash, and

•	1.0416 shares of Kemper common stock.

Each stock electing share of Infinity common stock would receive 2.0031 shares of Kemper common stock.

Determination of Adjustment to Merger Consideration for Cash Electing Shares

Cash Portion of Adjusted Consideration for Cash Electing Shares

Per share cash election consideration	$129.00	(1)
Cash fraction	0.48	(2)
Cash portion of consideration	$61.92	(3)

(1)	Represents the amount of cash (rounded to two decimal places) determined by adding the per share cash amount of $51.60 and the product of (x) the mixed election stock exchange ratio (1.2019) multiplied by the fixed volume-weighted average price ($64.40).
(2)	Represents the available cash election amount ($507,840,543.60) divided by the cash election amount ($1,058,020,466.68).
(3)	Determined by multiplying the per share cash election consideration by the cash fraction (0.48).

Stock Portion of Adjusted Consideration for Cash Electing Shares

Exchange ratio	2.0031
One minus the cash fraction	0.52
Stock portion of consideration	1.0416	(1)

(1)	Determined by multiplying (x) the exchange ratio (2.0031) by (y) one minus the cash fraction (0.52).

Illustration #2: Undersubscription of Cash Consideration/Oversubscription of Stock Consideration

Additional Assumptions for Illustration #2

Number of cash electing shares	1,640,312
Number of mixed consideration electing shares	1,093,541
Number of stock electing shares	8,201,559

Determination of the Cash Election Amount and the Available Cash Election Amount

Cash Election Amount

Number of cash electing shares	1,640,312
Per share cash election consideration	$129.00	(1)
Cash election amount	$211,604,119.13	(2)

(1)	Determined by adding the per share cash amount of $51.60 and the product (rounded to two decimal places) of (x) the mixed election stock exchange ratio (1.2019) multiplied by (y) fixed volume-weighted average price ($64.40).
(2)	Determined by multiplying the number of cash electing shares (1,640,312) by the unrounded per share cash election consideration ($129.00).

Available Cash Election Amount

Number of shares of Infinity common stock outstanding as of closing	10,935,412
Per share cash amount	$51.60
Number of mixed consideration electing shares	1,093,541
Available cash election amount	$507,840,543.60	(1)

(1)	Determined by calculating the difference between (i) the product of (x) the per share cash amount ($51.60) and (y) the total number of shares of Infinity common stock issued and outstanding immediately prior to the effective time (10,935,412) minus (ii) the product of (x) the number of mixed consideration electing shares (1,093,541) and (y) the per share cash amount ($51.60).

Given that the available cash election amount exceeds the cash election amount, the Merger Consideration to be paid to mixed consideration electing shares, cash electing shares and stock electing shares would be determined as follows:

Each mixed consideration electing share of Infinity common stock would receive:

•	$51.60 in cash, and

•	1.2019 of a share of Kemper common stock.

Each cash electing share of Infinity common stock would receive $129.00 in cash.

Each stock electing share of Infinity stock would receive (as illustrated below):

•	$36.12 in cash, and

•	1.4422 shares of Kemper common stock.

Determination of Adjustment to Merger Consideration for Stock Electing Shares

Cash Portion of Adjusted Consideration for Stock Electing Shares

Cash election amount	$211,604,119.13
Available cash election amount	$507,840,543.6
Cash portion of consideration	$36.12	(1)

(1)	Represents the amount of cash (rounded to two decimal places) determined by calculating the amount by which the available cash election amount exceeds the cash election amount ($211,604,119.13) and dividing such number by the number of stock electing shares (8,201,559).

Stock Portion of Adjusted Consideration for Stock Electing Shares

Exchange ratio	2.0031
Stock fraction	0.72	(1)
Stock portion of consideration	1.4422	(2)

(1)	Represents (x) the per share cash election consideration ($129.00) minus the cash portion of the consideration determined above ($36.12) divided by (y) the per share cash election consideration ($129.00).
(2)	Represents the product (rounded to four decimal places) determined by multiplying (x) the exchange ratio (2.0031) by (y) the stock fraction (0.72).

Manner and Procedure for Exchanging Shares of Infinity Common Stock; No Fractional Shares

Prior to the effective time, Kemper will make available with the exchange agent, for the benefit of the holders of shares of Infinity common stock, the full number of shares of Kemper common stock issuable in connection with the Merger based on a good faith estimate thereof, and will provide or will cause to be provided to the exchange agent all of the cash necessary to pay the cash portion of the Merger Consideration. After the effective time on the appropriate payment date, if applicable, Kemper will provide or cause to be provided to the exchange agent any dividends or other distributions payable on such shares of Kemper common stock pursuant to the Merger Agreement.

Kemper will instruct the exchange agent to mail, as soon as reasonably practicable after the effective time, to each Infinity shareholder of record of a share certificate whose shares of Infinity common stock were converted into the right to receive the Merger Consideration pursuant to the Merger Agreement (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to any share certificates will pass, only upon proper delivery of a form of election and any share certificates to the exchange agent and will be in such form and have such other provisions as Kemper may reasonably specify) and (ii) instructions for use in effecting the surrender of the share certificates in exchange for the Merger Consideration and matters relating thereto.

Upon surrender of a share certificate for cancellation to the exchange agent or to such other agent or agents as may be appointed by Kemper, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the exchange agent, the holder of such share certificate will be entitled to receive in exchange therefor the amount of cash and the number of whole shares of Kemper common stock (which will be in non-certificated book-entry form) which the aggregate number of shares Infinity company stock previously represented by such share certificate will have been converted into the right to receive and cash in lieu of fractional shares of Kemper common stock, and the share certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of shares of Infinity common stock that is not registered in the transfer records of Infinity, payment may be made and shares of Kemper common stock may be issued to a person other than the person in whose name the share certificate so surrendered is registered, if such share certificate is properly endorsed or otherwise is in proper form for transfer and the person requesting such payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such share certificate or establish to the satisfaction of Kemper that such tax has been paid or is not applicable. No interest will be paid or accrue on any cash payable upon surrender of any share certificate.

No holder of book-entry shares of Infinity common stock will be required to deliver a share certificate or an executed letter of transmittal to the exchange agent to receive the Merger Consideration that such holder is entitled to receive pursuant to the Merger Agreement. In lieu thereof, each registered holder of one or more book-entry shares of Infinity common stock will automatically upon the delivery of a form of election (and, in the case of book-entry shares of Infinity common stock held via a depository, upon receipt by the exchange agent of any customary transmission or materials required by the exchange agent) be entitled to receive, the Merger

Consideration. Payment of the Merger Consideration with respect to book-entry shares of Infinity common stock will only be made to the person in whose name such book-entry shares of Infinity common stock are registered.

The conversion of shares of Infinity common stock into the right to receive the Merger Consideration will occur automatically at the effective time. Following the closing, Infinity will not register any transfers of Infinity common stock outstanding on its stock transfer books prior to the Merger.

Kemper will not issue share certificates or scrip, or make any book-entries, representing fractional shares in the Merger. Instead, each holder of shares of Infinity common stock who would otherwise be entitled to a fractional share of Kemper common stock will have their fractional shares aggregated and will be entitled to receive a cash payment, without interest, rounded down to the nearest cent, from the exchange agent, in lieu of such fractional shares in an amount equal to the product of:

•	the amount of the fractional interest in a share of Kemper common stock to which such holder is entitled under the Merger Agreement; and

•	$64.40 (the “fixed volume-weighted average price”).

Election Procedures

The election form is being mailed to Infinity shareholders with this joint proxy statement/prospectus. The election form will allow each Infinity shareholder to specify the number of shares of Infinity common stock with respect to which such holder elects to receive Cash Consideration, Stock Consideration or Mixed Consideration. The election must be made prior to the Election Deadline in accordance with the terms of the Merger Agreement. The Election Deadline will be 5:00 p.m., New York City time, on the date that is ten (10) business days before the closing date. Kemper and Infinity will publicly announce the anticipated Election Deadline at least three (3) business days before the anticipated Election Deadline. If the closing date is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and Kemper and Infinity will, as promptly as reasonably practicable, announce such delay and, when determined, the rescheduled Election Deadline.

To make a valid election, each Infinity shareholder must submit a properly completed form of election so that it is actually received by the exchange agent at its designated office at or prior to the Election Deadline. A form of election will be properly completed and signed and accompanied by either (i) a share certificate representing shares of Infinity common stock, duly endorsed in blank or otherwise in form acceptable for transfer on the book of Kemper (or by an appropriate guarantee of delivery of such share certificate as set forth in the form of election from a specified type of firm) or (ii), in the case of any book-entry shares of Infinity common stock, any documents required by the procedures set forth in the form of election.

In the event any share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and, if required by Kemper or the exchange agent, the posting by such person of a bond in such reasonable and customary amount as Kemper or the exchange agent may direct as indemnity against any claim that may be made against it with respect to such share certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed share certificate the shares of Kemper common stock and the cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to the Merger Agreement had such lost, stolen or destroyed share certificate been surrendered.

If an Infinity shareholder does not make an election to receive Cash Consideration, Stock Consideration or Mixed Consideration pursuant to the Merger, the election is not received by the exchange agent by the Election Deadline, or a form of election is improperly completed and/or is not signed, that shareholder will be deemed not to have made an election. Infinity shareholders not making an election will be deemed to have elected to receive Mixed Consideration with respect to those shares for which they are deemed not to have made an election.

Any valid election may be revoked with respect to all or a portion of shares of Infinity common stock subject thereto by the exchange agent receiving written notice from the holder thereof prior to the Election Deadline. If a cash election or stock election is so revoked, the shares of Infinity common stock represented by the applicable form of election will be treated as shares electing Mixed Consideration unless the shareholder properly makes a contrary election prior to the Election Deadline.

The exchange agent will generally have discretion to determine whether any election or revocation has been properly or timely made and to disregard immaterial defects in the election forms. None of Kemper, Merger Sub, Infinity or the exchange agent will have any obligation to notify Infinity shareholders of any defect in a form of election.

Treatment of Equity Awards

Infinity Performance Share Awards

Pursuant to the Merger Agreement, at the effective time, each outstanding Infinity performance share award will vest with respect to the target share amount and will be converted into shares of Kemper common stock, with the number of such shares of Kemper common stock determined by multiplying the target share amount by the exchange ratio, subject to any required withholding of taxes (which may be paid with such shares of Kemper common stock); provided that any such shares of Kemper common stock held after payment of required withholding of taxes will not be sold or transferred (and will be restricted from being sold or transferred) prior to the first anniversary of the closing date; provided, further, that any such shares of Kemper common stock will not be subject to any forfeiture restrictions.

Infinity Director Restricted Shares

Pursuant to the Merger Agreement, at the effective time, each award of Director Restricted Shares will immediately vest in full and be eligible to receive Merger Consideration.

Other Infinity Restricted Shares

Pursuant to the Merger Agreement, at the effective time, each award of Infinity restricted shares (other than the Director Restricted Shares) will be cancelled without any acceleration of vesting and in exchange Kemper will grant, as soon as practicable following the closing, the Rollover RSUs, with such Rollover RSUs vesting in accordance with any applicable award or other agreement between the recipient of such Rollover RSUs and Kemper (or an affiliate of Kemper).

Dividends with Respect to Unexchanged Shares

No dividends or distributions with respect to Kemper common stock with a record date after the effective time will be paid to the holder of any share certificate formerly representing Infinity common stock or any book-entry shares of Infinity common stock with respect to the shares of Kemper common stock issuable upon surrender of such share certificate or book-entry shares will be paid to any such holder until (i) the surrender of such share certificate or (ii) in the case of book entry shares, the delivery of a form of election, provided that in the event that book-entry shares are held via a depository, the payment will not be made until the exchange agent’s receipt of any customary transmission or materials required by the exchange agent. After the Merger is completed and following such a surrender of a share certificate or delivery of a form of election and, in the case of any book-entry shares held via a depository, upon receipt by the exchange agent of any customary transmission or materials required by the exchange agent, as applicable, holders of shares of Infinity common stock will be entitled to (i) the amount of dividends or other distributions with a record date after the effective time which have been paid with respect to such whole shares of Kemper common stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender of share certificates or delivery of a form of election, as the case may be, and a payment date subsequent to such surrender or delivery with respect to such whole shares of Kemper common stock, in each case without interest.

Termination of Exchange Fund

One year after the closing, the exchange agent will deliver to Kemper any cash or shares of Kemper common stock remaining in the exchange fund. Thereafter, Infinity shareholders must look only to Kemper for payment of the Merger Consideration on their shares of Infinity common stock and any dividends or distributions with respect to shares of Kemper common stock.

No Liability

None of Kemper, Infinity, Merger Sub or the exchange agent will be liable to any person in respect of any shares of Kemper common stock (or dividends or distributions with respect thereto) or cash from the exchange fund (including any undistributed portion of the exchange fund) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Immediately prior to the date on which any Merger Consideration or any dividends or distributions with respect to Kemper common stock as contemplated by the Merger Agreement in respect of a share of Infinity common stock would otherwise escheat to or become the property of any governmental entity, any such shares, cash, dividends or distributions in respect of such share will become the property of the surviving corporation.

Dissenting Rights of Infinity Shareholders

Under the laws of the State of Ohio, the merger proposal can give rise to rights under Section 1701.85 of the OGCL if such proposal is approved by shareholders at the Infinity special meeting. Under the laws of the State of Ohio, Infinity shareholders of record who do not vote in favor of, or consent to, the adoption of the Merger Agreement may be entitled to seek appraisal and obtain payment in cash for the judicially determined fair cash value of their shares of Infinity common stock in connection with the Merger, if the Merger is completed. This value could be more than, less than or the same as the Merger Consideration for Infinity common stock. The relevant provisions of the OGCL are included as Annex F to this joint proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Infinity shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

An Infinity shareholder will be entitled to demand and have properly demanded appraisal of its shares of Infinity common stock under Section 1701.85 of the OGCL only if the shareholder (i) delivers to Infinity a written demand with the information required by Section 1701.85(A)(4) of the OGCL before the vote on the merger proposal and (ii) does not vote in favor of the merger proposal. If an Infinity shareholder properly submits a proxy card but does not indicate voting instructions on such proxy card, such shareholder’s shares of Infinity common stock represented by such proxy card will be voted “FOR” the merger proposal. As a result, any Infinity shareholder who properly submits a proxy not marked “AGAINST” or “ABSTAIN” with respect to the merger proposal (even if such shareholder does not vote “FOR” the merger proposal) will be deemed to have waived dissenters’ rights under the laws of the State of Ohio. However, failure to submit a proxy will not result in the waiver of dissenters’ rights. Infinity shareholders who wish to exercise their dissenters’ rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand the fair cash value for their shares. If any person who was entitled to dissenters’ rights fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Sections 1701.84 and 1701.85 of the OGCL or if a court of competent jurisdiction finally determines that such holder is not entitled to the remedies provided by Sections 1701.84 and 1701.85 of the OGCL with respect to his, her or its shares of Infinity common stock, then the right of such holder under Sections 1701.84 and 1701.85 of the OGCL with respect to such shares will cease and such shares will be deemed to be exchangeable solely for the right to receive the Mixed Consideration, without interest and subject to any required withholding of taxes.

Infinity has agreed to serve prompt notice to Kemper of any demands received by Infinity for appraisal of any shares of Infinity common stock, and Kemper will have the right to participate in and direct all negotiations and legal actions and proceedings with respect to such demands. Prior to the effective time, Infinity will not, without the prior written consent of Kemper, make any payment with respect to, or settle or offer or commit to settle, any such demands, or agree to do any of the foregoing.

Conditions to Completion of the Merger

The obligations of Kemper, Merger Sub and Infinity to effect the Merger are subject to the satisfaction, or waiver by Kemper, Merger Sub and Infinity to the extent permitted by applicable law, as applicable, of the following conditions at or prior to the effective time:

•	the Infinity shareholder approval and the Kemper stockholder approval (each as defined below);

•	the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Kemper common stock to be issued to Infinity shareholders in the Merger;

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act;

•	the obtaining, making or occurrence, as the case may be, of all authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by, specified governmental entities under applicable insurance laws in connection with the Merger and those others the failure of which to be obtained, made or occur would reasonably be likely to have, individually or in the aggregate, a material adverse effect (as defined below) with respect to Kemper after giving effect to the Merger (collectively, “requisite regulatory approvals”);

•	the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the closing; and

•	the effectiveness under the Securities Act of the registration statement on Form S-4 declared by the SEC of which this joint proxy statement/prospectus forms a part and the absence of any stop order or proceedings initiated or threatened in writing (and not withdrawn) by the SEC for that purpose.

The condition that the expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act has been satisfied, as early termination of the waiting period was granted by the FTC on March 12, 2018.

The obligations of Kemper and Merger Sub to effect the Merger are additionally subject to the satisfaction, or waiver by Kemper to the extent permitted by applicable law, of each of the following conditions at or prior to the effective time:

•

(i) the representations and warranties of Infinity in the Merger Agreement regarding capital stock must be true and correct both when made and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies; (ii) the representation and warranty of Infinity in the Merger Agreement regarding the absence of certain changes or events that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect with respect to Infinity must be true and correct in all respects both when made and as of the closing date; (iii) the representations and warranties of Infinity in the Merger Agreement regarding (A) the organization, standing and power of Infinity and subsidiaries of Infinity,

(B) the authority of Infinity to enter into, and, subject to receipt of the required shareholder approval, consummate the transactions contemplated by, the Merger Agreement, (C) brokers, (D) the inapplicability of takeover laws to the Merger and (E) the opinion of Infinity’s financial advisor must be true and correct in all material respects both when made and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date) (without giving effect to any qualification as to materiality, material adverse effect or similar qualification set forth therein) and (iv) the other representations and warranties of Infinity in the Merger Agreement must be true and correct both when made and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where failure to be true and correct (without giving effect to any qualification as to materiality, material adverse effect or similar qualification set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect with respect to Infinity, and the receipt by Kemper of a certificate from an authorized executive officer of Infinity to that effect;

•	Infinity having performed or complied in all material respects with its agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time, and the receipt by Kemper of a certificate from an authorized executive officer of Infinity to that effect;

•	since the date of the Merger Agreement, there will not have been any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Infinity;

•	the satisfaction of certain Infinity employee retention requirements;

•	no more than 10% of the outstanding shares of Infinity common stock as of the closing being appraisal shares;

•	the absence of any legal action or proceeding commenced by any governmental entity and pending wherein a judgment, individually or in the aggregate with other such judgments, would or would reasonably be expected to (i) prevent the closing or (ii) impose or require a materially burdensome condition (as defined below) (in each case, if with respect to certain regulatory or insurance laws, solely as commenced by governmental entities required to provide the requisite approvals, authorizations or clearances for the Merger and the issuance of shares of Kemper common stock in the Merger under the HSR Act or the requisite regulatory approvals); and

•	none of the requisite regulatory approvals imposing or requiring a materially burdensome condition.

The obligations of Infinity to effect the Merger are additionally subject to the satisfaction, or waiver by Infinity to the extent permitted by applicable law, of the following conditions at or prior to the effective time:

•

(i) the representations and warranties of Kemper and Merger Sub in the Merger Agreement regarding capital stock must be true and correct both when made and as of the closing date) (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies; (ii) the representation and warranty of Kemper and Merger Sub in the Merger Agreement regarding the absence of certain changes or events that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect with respect to Kemper must be true and correct in all respects both when made and as of the closing date; (iii) the representations and warranties of Kemper and Merger Sub in the Merger Agreement regarding (A) the organization, standing and power of Kemper and Merger Sub, (B) the authority of Kemper and Merger Sub to enter into the Merger Agreement, and, subject to receipt of the required stockholder approval, consummate the Merger and issuance of shares of Kemper common stock in the Merger, (C) ownership of shares of Infinity common stock, (D) ownership and operations of Merger Sub, (E) brokers and (F) the opinion of Kemper’s financial advisor must be true and correct in all material respects both when made and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date) (without giving effect to any qualification as to materiality, material adverse effect or similar qualification set forth therein) and (iv) the other representations and warranties of Kemper and Merger Sub in the Merger Agreement must be true and correct both when made and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where failure to be true and correct (without giving effect to any qualification as to materiality, material adverse effect or similar qualification set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect with respect to Kemper, and the receipt by Infinity of a certificate from an authorized executive officer of Kemper to that effect;

•	each of Kemper and Merger Sub having performed or complied in all material respects with its agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time, and the receipt by Infinity of a certificate from an authorized executive officer of Kemper to that effect; and

•	since the date of the Merger Agreement, there will not have been any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Kemper.

Kemper, Infinity or Merger Sub may elect to waive certain of the foregoing conditions in accordance with the terms of the Merger Agreement and applicable law. However, despite their ability to do so, none of Kemper, Infinity or Merger Sub currently expects to do so. The conditions to closing relating to the approval by Infinity shareholders of the proposal to adopt the Merger Agreement (the “Infinity shareholder approval”), the approval by Kemper stockholders of the share issuance proposal (the “Kemper stockholder approval”), the prevention of the Merger by a court of competent jurisdiction or other legal restraint or prohibition, the expiration or termination of any applicable waiting period under the HSR Act, the receipt of the requisite regulatory approvals, the approval for listing on the NYSE of the shares of Kemper common stock to be issued to Infinity shareholders in the Merger, and the effectiveness under the Securities Act of the registration statement on Form S-4 may only be waived by all parties to the Merger Agreement. If any condition to the closing is waived, Kemper and Infinity will evaluate the materiality of such waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies are necessary under applicable law or the rules of the NYSE or NASDAQ. If Kemper and Infinity determine that any such waiver is not significant enough to require resolicitation of proxies, they will have the discretion to complete the Merger without seeking further shareholder or stockholder approval, as applicable.

Definition of Material Adverse Effect

In addition to the conditions to closing relating to the absence of any material adverse effect with respect to the Kemper and Infinity, many of Infinity’s and Kemper’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “material adverse effect,” with respect to either party, is defined to mean an event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole. However, none of the following events, changes, effects, developments, states of facts, conditions, circumstances or occurrences will be deemed to constitute or be taken into account in determining whether there has been or may be a material adverse effect:

•	changes in or affecting general political or economic conditions (including changes in interest rates) or the financial, credit or securities markets in the United States or elsewhere in the world, to the extent the applicable party and its subsidiaries are not adversely affected thereby in a disproportionate manner relative to other participants in the industries in which such party and its subsidiaries operate;

•	changes in or conditions generally affecting the industries in which the applicable party or its subsidiaries operate (not including any different industries in which such party’s or its subsidiaries’

policyholders operate), to the extent such party and its subsidiaries are not adversely affected thereby in a disproportionate manner relative to other participants in the industries in which such party and its subsidiaries operate;

•	changes resulting from or arising out of the announcement or existence of, or compliance with, or taking any action required by the Merger Agreement, the Merger or the issuance of shares of Kemper common stock in the Merger and the impact of any of the foregoing on any relationships with policyholders, agents, suppliers, vendors, business partners, employees or regulators;

•	changes resulting from or arising out of any taking of any action at the written request of any other party to the Merger Agreement;

•	changes resulting from or arising out of any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of the Merger Agreement, of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental entity, to the extent the applicable party and its subsidiaries are not adversely affected thereby in a disproportionate manner relative to other participants in the industries in which such party and its subsidiaries operate;

•	changes resulting from or arising out of any changes in the United States generally accepted accounting principles (“GAAP”) or statutory accounting practices prescribed or permitted by the insurance regulators of the jurisdictions in which an applicable Infinity insurance subsidiary is domiciled (“SAP”) or accounting standards or interpretations thereof, to the extent the applicable party and its subsidiaries are not adversely affected thereby in a disproportionate manner relative to other participants in the industries in which such party and its subsidiaries operate;

•	changes resulting from or arising out of any outbreak or escalation of hostilities or acts of war or terrorism, to the extent the applicable party and its subsidiaries are not adversely affected thereby in a disproportionate manner relative to other participants in the industries in which such party and its subsidiaries operate;

•	changes resulting from or arising out of any natural disasters, to the extent the applicable party and its subsidiaries are not adversely affected thereby in a disproportionate manner relative to other participants in the industries in which such party and its subsidiaries operate;

•	changes resulting from or arising out of any legal action or proceeding initiated or threatened on or after the date of the Merger Agreement by any shareholders or stockholders of the applicable party, against such party, any of its affiliates or any of their respective directors or officers arising out of the Merger Agreement, the Merger or the issuance of shares of Kemper common stock in the Merger; or

•	changes resulting from or arising out of any change in the share price or trading volume of the shares of the applicable party’s common stock, in such party’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of such party to meet projections or forecasts (including any analyst’s projections), in and of itself (provided, and without limiting the preceding clauses, that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure will not be excluded, and may be taken into account, in determining whether there has been or may be a material adverse effect).

Infinity Acquisition Proposals

Infinity has agreed that, except as described further below, neither it nor any of its respective subsidiaries will, and Infinity will cause its directors and officers not to and will direct its and their respective representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly induce or facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or related to an Infinity acquisition proposal (as defined below);

•	make available any non-public information regarding Infinity or any of its subsidiaries to any person (other than Kemper and Kemper’s or Infinity’s representatives acting in their capacity as such), in connection with or in response to an Infinity acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any Infinity acquisition proposal (other than to state that they currently are not permitted to have discussions);

•	approve, endorse or recommend any Infinity acquisition proposal;

•	make or authorize any statement, recommendation or solicitation in support of any Infinity acquisition proposal;

•	enter into any letter of intent or agreement in principle or any contract providing for, relating to or in connection with any Infinity acquisition proposal (other than a customary confidentiality agreement containing terms substantially similar to, and, taken as a whole, no less favorable to Infinity than those set forth in the confidentiality agreement (the “confidentiality agreement”), dated as of October 16, 2017 and as amended from time to time, by and between Infinity and Kemper (an “Infinity acceptable confidentiality agreement”); or

•	reimburse or agree to reimburse the expenses of any other person (other than Infinity’s representatives) in connection with an Infinity acquisition proposal.

Infinity has agreed that it and its subsidiaries will, and has agreed to cause its directors and officers to and direct its and their respective representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted with respect to any Infinity acquisition proposal and (ii) request the prompt return or destruction of all confidential information previously made available by it or on its behalf in connection with any actual or potential Infinity acquisition proposal. Infinity has further agreed it will not terminate, waive, amend, release or modify in any respect of any material provision of any confidentiality or standstill agreement to which Infinity or any of its subsidiaries or any of its affiliates or representatives is a party with respect to any Infinity acquisition proposal and will enforce, to the fullest extent permitted by applicable law, the provisions of any such agreement. However, Infinity will be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which Infinity or any of its subsidiaries or any of its affiliates or representatives is a party solely to permit any Infinity acquisition proposal if the Infinity Board determines in good faith (after consultation with Infinity’s outside legal counsel) that failure to waive such standstill would constitute a breach of its fiduciary duties to the Infinity shareholders under applicable law.

However, prior to the Infinity shareholder approval, (i) if Infinity receives, after the date of the Merger Agreement, an unsolicited bona fide written Infinity acquisition proposal, (ii) such Infinity acquisition proposal does not result from a breach of the Merger Agreement and (iii) the Infinity Board determines in good faith (after consultation with the Infinity’s outside legal counsel and outside financial advisor) that such Infinity acquisition proposal constitutes or would reasonably be expected to lead to an Infinity superior proposal (as defined below), then, prior to obtaining the Infinity shareholder approval, Infinity may (and may authorize and permit its subsidiaries and representatives to):

•	make available information with respect to Infinity or any of its subsidiaries to the person making such Infinity acquisition proposal pursuant to an Infinity acceptable confidentiality agreement; provided, that any non-public information provided or made available to any person given such access will have been previously provided or made available to Kemper or will be provided or made available to Kemper prior to or substantially concurrently with the time it is provided or made available to such person; and

•	participate in discussions or negotiations with the person making such Infinity acquisition proposal regarding such Infinity acquisition proposal.

Notwithstanding the foregoing, Infinity and its subsidiaries will, and will cause their subsidiaries and Infinity’s directors and officers to and will direct the Infinity representatives to, cease any activities described in the two bullet points above, immediately following the time that the Infinity Board determines in good faith (after consultation with the Infinity’s outside legal counsel and outside financial advisor) that the applicable Infinity acquisition proposal ceases to be an Infinity superior proposal or an Infinity acquisition proposal that could reasonably be expected to lead to an Infinity superior proposal. However, Infinity and its representatives may in any event have discussions with any person solely in order to (i) clarify and understand the terms and conditions of the Infinity acquisition proposal made by such person and (ii) to request that any Infinity acquisition proposal made orally be made in writing.

Infinity is required to promptly (and in any event within 24 hours) advise Kemper in writing if it receives any Infinity acquisition proposal (including the identity of the person making or submitting the Infinity acquisition proposal or inquiry, proposal or offer and the terms and conditions of the Infinity acquisition proposal) that is made or submitted by any person prior to the effective time. Infinity is also required to keep Kemper informed, on a reasonably current basis, of the status of, and any financial or other changes in, any Infinity acquisition proposal, inquiry, proposal or offer, including providing Kemper copies of any correspondence related to an Infinity acquisition proposal and proposed documents to effect an Infinity acquisition proposal (or a written summary of the material terms of such Infinity acquisition proposal, if not made in writing).

Infinity has agreed that neither the Infinity Board nor any committee thereof will:

•	(i) directly or indirectly, fail to make, withhold, withdraw or qualify (or modify in a manner adverse to Kemper) the Infinity board recommendation that Infinity shareholders adopt and approve the merger proposal (the “Infinity recommendation”), or take any action (or permit or authorize Infinity or any of its subsidiaries or any of their respective representatives to take any such action) inconsistent with the Infinity recommendation or resolve, agree or propose to take any such actions (each such action, an “Infinity adverse recommendation change”); or (ii) adopt, approve, recommend, endorse or otherwise declare advisable any Infinity acquisition proposal or resolve, agree or propose to take any such actions;

•	cause or permit Infinity to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an Infinity acquisition proposal (other than an Infinity acceptable confidentiality agreement);

•	take any action to make the provisions of any takeover law or any restrictive provision of any applicable anti-takeover provision in the Infinity Articles or Infinity Regulations inapplicable to any transactions contemplated by an Infinity acquisition proposal (including approving any transaction under the OGCL); or

•	resolve, agree or propose to take any such actions.

An “Infinity acquisition proposal” means any proposal, inquiry, submission or offer (whether or not in writing) with respect to, or that is or would reasonably be expected to lead to the same with respect to, any:

•	merger, consolidation, share exchange, other business combination or similar transaction involving Infinity or any of its subsidiaries pursuant to which any person or the stockholders of any person (other than Kemper and its subsidiaries or their affiliates) would own, directly or indirectly, 15% or more of any class of capital stock or other equity securities of Infinity or of the surviving entity or the resulting direct or indirect parent entity of Infinity or such surviving entity, other than, in each case, the transactions contemplated by the Merger Agreement;

•	sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of Infinity or otherwise) of any business or assets of Infinity or any of its subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Infinity and Infinity’s subsidiaries, taken as a whole;

•	issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Infinity;

•	transaction in which the holders of the voting power of Infinity immediately prior to such transaction own 85% or less of the voting power of Infinity immediately following the transaction;

•	transaction in which any person (or the stockholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Infinity common stock; or

•	any combination of the foregoing (in each case, other than the Merger).

An “Infinity superior proposal” means any binding, bona fide written offer made by a third party or group pursuant to which such third party or group would acquire, directly or indirectly, more than 50% of the outstanding shares of Infinity common stock or substantially all of the assets of Infinity and its subsidiaries, taken as a whole:

•	on terms which the Infinity Board determines in good faith (after consultation with Infinity’s outside legal counsel and a financial advisor of nationally recognized reputation) to be superior to the Infinity shareholders to the Merger and the other transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement (including the termination fee (as defined below), any changes proposed by Kemper to the terms of the Merger Agreement and the potential time delays and other risks to consummation associated with such offer); and

•	that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such offer.

Kemper Acquisition Proposals

Kemper has agreed that, except as described further below, neither it nor any of its respective subsidiaries will, and Kemper will cause its directors and officers not to and will direct its and their respective representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly induce or facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or related to a Kemper acquisition proposal (as defined below);

•	make available any non-public information regarding Kemper or any of its subsidiaries to any person (other than Infinity and Infinity’s or Kemper’s representatives acting in their capacity as such), in connection with or in response to a Kemper acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any Kemper acquisition proposal (other than to state that they currently are not permitted to have discussions);

•	approve, endorse or recommend any Kemper acquisition proposal;

•	make or authorize any statement, recommendation or solicitation in support of any Kemper acquisition proposal;

•	enter into any letter of intent or agreement in principle or any contract providing for, relating to or in connection with any Kemper acquisition proposal (other than a customary confidentiality agreement containing terms substantially similar to, and, taken as a whole, no less favorable to Kemper than those set forth in the confidentiality agreement (a “Kemper acceptable confidentiality agreement”); or

•	reimburse or agree to reimburse the expenses of any other person (other than Kemper’s representatives) in connection with a Kemper acquisition proposal.

Kemper has agreed that it and its subsidiaries will, and has agreed to cause its directors and officers to and direct its and their respective representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted with respect to any Kemper acquisition proposal and (ii) request the prompt return or destruction of all confidential information previously made available by it or on its behalf in connection with any actual or potential Kemper acquisition proposal. Kemper has further agreed it will not terminate, waive, amend, release or modify in any respect any material provision of any confidentiality or standstill agreement to which Kemper or any of its subsidiaries or any of its affiliates or representatives is a party with respect to any Kemper acquisition proposal and will enforce, to the fullest extent permitted by applicable law, the provisions of any such agreement. However, Kemper will be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which Kemper or any of its subsidiaries or any of its affiliates or representatives is a party solely to permit any Kemper acquisition proposal if the Kemper Board determines in good faith (after consultation with Kemper’s outside legal counsel) that failure to waive such standstill would constitute a breach of its fiduciary duties to the Kemper stockholders under applicable law.

However, prior to the Kemper stockholder approval, (i) if Kemper receives, after the date of the Merger Agreement, an unsolicited bona fide written Kemper acquisition proposal, (ii) such Kemper acquisition proposal does not result from a breach of the Merger Agreement and (iii) the Kemper Board determines in good faith (after consultation with Kemper’s outside legal counsel and outside financial advisor) that such Kemper acquisition proposal constitutes or would reasonably be expected to lead to a Kemper superior proposal (as defined below), then, prior to obtaining the Kemper stockholder approval, Kemper may (and may authorize and permit its subsidiaries and representatives to):

•	make available information with respect to Kemper or any of its subsidiaries to the person making such Kemper acquisition proposal pursuant to a Kemper acceptable confidentiality agreement; provided, that any non-public information provided or made available to any person given such access will have been previously provided or made available to Infinity or will be provided or made available to Infinity prior to or substantially concurrently with the time it is provided or made available to such person; and

•	participate in discussions or negotiations with the person making such Kemper acquisition proposal regarding such Kemper acquisition proposal.

Notwithstanding the foregoing, Kemper and its subsidiaries will, and will cause their subsidiaries and Kemper’s directors and officers to and will direct Kemper’s representatives to, cease any activities described in the two bullet points above, immediately following the time that the Kemper Board determines in good faith (after consultation with Kemper’s outside legal counsel and outside financial advisor) that the applicable Kemper acquisition proposal ceases to be a Kemper superior proposal or a Kemper acquisition proposal that could reasonably be expected to lead to a Kemper superior proposal. However, Kemper and its representatives may in any event have discussions with any person solely in order to (i) clarify and understand the terms and conditions of the Kemper acquisition proposal made by such person and (ii) to request that any Kemper acquisition proposal made orally be made in writing.

Kemper is required to promptly (and in any event within 24 hours) advise Infinity in writing if it receives any Kemper acquisition proposal (including the identity of the person making or submitting the Kemper acquisition proposal or inquiry, proposal or offer and the terms and conditions of the Kemper acquisition proposal) that is made or submitted by any person prior to the effective time. Kemper is also required to keep Infinity informed, on a reasonably current basis, of the status of, and any financial or other changes in, any Kemper acquisition proposal, inquiry, proposal or offer, including providing Infinity copies of any correspondence related to a Kemper acquisition proposal and proposed documents to effect a Kemper acquisition proposal (or a written summary of the material terms of such Kemper acquisition proposal, if not made in writing).

Kemper has agreed that neither the Kemper Board nor any committee thereof will:

•	(i) directly or indirectly, fail to make, withhold, withdraw or qualify (or modify in a manner adverse to Infinity) the Kemper board recommendation that Kemper stockholders approve the share issuance proposal (the “Kemper recommendation”), or the approval of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement, take any action (or permit or authorize Kemper or any of its subsidiaries or any of their respective representatives to take any such action) inconsistent with the Kemper recommendation or resolve, agree or propose to take any such actions (each such action, a “Kemper adverse recommendation change”); or (ii) adopt, approve, recommend, endorse or otherwise declare advisable any Kemper acquisition proposal or resolve, agree or propose to take any such actions;

•	cause or permit Kemper to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to a Kemper acquisition proposal (other than a Kemper acceptable confidentiality agreement);

•	take any action to make the provisions of any takeover law or any restrictive provision of any applicable anti-takeover provision in the Kemper Charter or Kemper Bylaws inapplicable to any transactions contemplated by a Kemper acquisition proposal (including approving any transaction under the DGCL); or

•	resolve, agree or propose to take any such actions.

A “Kemper acquisition proposal” means any proposal, inquiry, submission or offer (whether or not in writing) with respect to, or that is or would reasonably be expected to lead to the same with respect to, any:

•	merger, consolidation, share exchange, other business combination or similar transaction involving Kemper or any of its subsidiaries pursuant to which any person or the stockholders of any person (other than the Infinity and its subsidiaries or their affiliates) would own, directly or indirectly, 15% or more of any class of capital stock or other equity securities of Kemper or of the surviving entity or the resulting direct or indirect parent entity of Kemper or such surviving entity, other than, in each case, the transactions contemplated by the Merger Agreement;

•	sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of Kemper or otherwise) of any business or assets of Kemper or any of its subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Kemper and Kemper’s subsidiaries, taken as a whole;

•	issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Kemper;

•	transaction in which the holders of the voting power of Kemper immediately prior to such transaction own 85% or less of the voting power of Kemper immediately following the transaction;

•	transaction in which any person (or the stockholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Kemper common stock; or

•	any combination of the foregoing (in each case, other than the Merger).

A “Kemper superior proposal” means any binding, bona fide written offer made by a third party or group pursuant to which such third party or group would acquire, directly or indirectly, more than 50% of the outstanding shares of Kemper common stock or substantially all of the assets of Kemper and its subsidiaries, taken as a whole:

•	on terms which the Kemper Board determines in good faith (after consultation with Kemper’s outside legal counsel and a financial advisor of nationally recognized reputation) to be superior to the Kemper stockholders to the Merger, the issuance of shares of Kemper common stock in the Merger and the other transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement (including the termination fee, any changes proposed by Infinity to the terms of the Merger Agreement and the potential time delays and other risks to consummation associated with such offer); and

•	that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such offer.

Special Meeting of Infinity Shareholders; Recommendation of the Infinity Board

Infinity has agreed to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of seeking the Infinity shareholder approval as soon as reasonably practicable (and in no event later than thirty (30) days) following the effectiveness of the Form S-4. Unless the Merger Agreement has been terminated by Infinity to accept an Infinity superior proposal, this requirement to hold the Infinity shareholder meeting and seek Infinity shareholder approval applies even if the Infinity Board has made an Infinity adverse recommendation change and even after the commencement, public proposal, public disclosure or public or private communications to Infinity of any Infinity acquisition proposal. Except in certain specified circumstances, Infinity has agreed to use its reasonable best efforts to solicit proxies in favor of the proposal to adopt the Merger Agreement and to take all other action necessary or advisable to secure such approval, and the Infinity Board has agreed not to withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Infinity recommendation in a manner adverse to Kemper.

Infinity will have the right to postpone or adjourn the meeting of its shareholders for no longer than 20 business days in the aggregate for the following reasons:

•	the absence of a quorum;

•	to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the meeting of its shareholders, Infinity has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Infinity shareholder approval at such meeting of its shareholders; or

•	with the prior written consent of Kemper.

The Merger Agreement provides that, at any time prior to the Infinity shareholder approval, provided that Infinity and its subsidiaries have complied with the non-solicitation restrictions described above regarding Infinity acquisition proposals, the Infinity Board may, solely in response to an Infinity superior proposal received on or after the date of the Merger Agreement that has not been withdrawn or abandoned and that did not result from a breach of the Merger Agreement, make an Infinity adverse recommendation change in order to cause Infinity to terminate the Merger Agreement and concurrently enter into a binding definitive agreement to effect such Infinity superior proposal if Infinity has taken the following actions and the Infinity Board determines in good faith (after consultation with Infinity’s outside legal counsel) that such Infinity acquisition proposal continues to constitute an Infinity superior proposal:

•	Infinity has provided written notice to Kemper advising Kemper that Infinity received an Infinity superior proposal, identifying the person making such Infinity superior proposal, specifying the terms and conditions of such Infinity superior proposal and providing copies of any agreements intended to effect such Infinity superior proposal and that the Infinity Board has determined in good faith (after consultation with Infinity’s outside legal counsel) that such Infinity acquisition proposal continues to constitute an Infinity superior proposal;

•	Infinity has negotiated and caused its representatives to negotiate during the four business days following Kemper’s receipt of the notice of the Infinity superior proposal described above in good faith with Kemper to enable Kemper to make a counteroffer or propose to amend the terms of the Merger Agreement (to the extent Kemper wishes to do so) so that such Infinity acquisition proposal no longer constitutes an Infinity superior proposal; and

•	after complying with the previous two bullet points, Infinity has reaffirmed the Infinity Board’s determination described above in light of any counteroffer or proposed amendment to the terms of the Merger Agreement.

However, if during the negotiation period described in the second bullet point above, any revisions are made to an Infinity acquisition proposal, and such revisions are material (it being understood and agreed by Infinity and Kemper that any change to consideration with respect to such proposal is material), Infinity will deliver a new written notice to Kemper and will comply with the requirements as described above with respect to the new notice of the Infinity superior proposal, except that any subsequent negotiation period will be two (2) business days following Kemper’s receipt of the notice of such Infinity superior proposal.

The Merger Agreement also provides that the Infinity Board may make an Infinity adverse recommendation change other than in circumstances involving or relating to an Infinity superior proposal, but only in response to an Infinity intervening event (as defined below) if the Infinity Board determines in good faith (after consultation with Infinity’s outside legal counsel) that failure to make an Infinity adverse recommendation change would constitute a breach of its fiduciary duties to the Infinity shareholders under applicable law and that:

•	Infinity has provided written notice to Kemper describing the Infinity intervening event and advising Kemper that the Infinity Board intends to take such action and specifying the reasons therefor in reasonable detail;

•	Infinity has negotiated and caused its representatives to negotiate during the four business days following Kemper’s receipt of the notice of the Infinity intervening event in good faith with Kemper regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by Kemper in response to such Infinity intervening event; and

•	at the end of such four business day period, the Infinity Board determines in good faith, after consultation with Infinity’s outside legal counsel (and taking into account any adjustment or modification of the terms of the Merger Agreement proposed by Kemper) that the Infinity intervening event continues to exist and that the failure to make an Infinity adverse recommendation change would constitute a breach by the Infinity Board of its fiduciary duties to the Infinity shareholders under applicable law.

An “Infinity intervening event” means an event, fact, circumstance, development or occurrence that is material to Infinity and its subsidiaries, taken as a whole, that is not known or reasonably foreseeable (or the consequences or magnitude of the consequences of which are not known or reasonably foreseeable) to or by the Infinity Board on the date of the Merger Agreement, which event, fact, circumstance, development or occurrence (or the consequences or magnitude of the consequences thereof) becomes known by the Infinity Board prior to obtaining the Infinity shareholder approval. However, if the Infinity intervening event relates to an event, fact, circumstance, development or occurrence involving Kemper or any of its subsidiaries, then such event, fact, circumstance, development or occurrence will not constitute an Infinity intervening event unless it has a material adverse effect with respect to Kemper or, other than with respect to any of the consents, qualifications, approvals, clearances, orders, waivers or exemptions contemplated by the Merger Agreement, it materially impairs the ability of the Kemper to perform its obligations under the Merger Agreement or prevent or unreasonably delay the consummation of any of the transactions contemplated by the Merger Agreement, provided further that none of the following constitutes an “Infinity intervening event” for purposes of the Merger Agreement: (i) the receipt, existence or terms of an Infinity acquisition proposal or any inquiry or matter relating thereto or consequence thereof; (ii) events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, the Merger Agreement or any other agreements or other documents delivered in connection therewith; and (iii) changes in the market price or trading volume of the shares of Infinity common stock or shares of Kemper common stock (it being understood that the facts and occurrences giving rise to or contributing to such changes may be taken into account in determining whether there has been an Infinity intervening event).

In addition, nothing in the Merger Agreement prohibits the Infinity Board from taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act or making any disclosure to its shareholders if the Infinity Board determines (after consultation with its outside counsel) that failure to do so would constitute a breach of its fiduciary duties to the shareholders of Infinity under applicable law, provided that neither Infinity nor the Infinity Board (or any committee thereof) will be permitted to recommend that the Infinity shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Infinity acquisition proposal), unless in each case, in connection therewith, the Infinity Board effects an Infinity adverse recommendation change in accordance with the requirements described above, and provided further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed to be an Infinity adverse recommendation change unless the Infinity Board expressly publicly reaffirms the Infinity recommendation and rejects any Infinity acquisition proposal within the later of (i) three (3) business days after such “stop, look and listen” communication and (ii) if applicable, the deadline for filing a Schedule 14D-9 with respect to such Infinity acquisition proposal with the SEC.

Annual Meeting of Kemper Stockholders; Recommendation of the Kemper Board

Kemper has agreed to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the Kemper stockholder approval as soon as reasonably practicable (and in no event later than thirty (30) days) following the effectiveness of the Form S-4. Except in certain specified circumstances, Kemper has agreed to use its reasonable best efforts to solicit proxies in favor of the share issuance proposal and to take all other action necessary or advisable to secure such approval, and the Kemper Board has agreed not to withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Kemper recommendation in a manner adverse to Infinity.

Kemper will have the right to postpone or adjourn the meeting of its stockholders for no longer than 20 business days in the aggregate for the following reasons:

•	the absence of a quorum;

•	to allow reasonable additional time to solicit additional proxies to the extent at such time, taking into account the amount of time until the meeting of its stockholders, Kemper has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Kemper stockholder approval at such meeting of its stockholders; or

•	with the prior written consent of Infinity.

The Merger Agreement provides that, at any time prior to the Kemper stockholder approval, provided that Kemper and its subsidiaries have complied with the non-solicitation restrictions described above regarding Kemper acquisition proposals, the Kemper Board may, solely in response to a Kemper superior proposal received on or after the date of the Merger Agreement that has not been withdrawn or abandoned and that did not result from a breach of the Merger Agreement, make a Kemper adverse recommendation change in order to cause Kemper to terminate the Merger Agreement and concurrently enter into a binding definitive agreement to effect such Kemper superior proposal if Kemper has taken the following actions and the Kemper Board determines in good faith (after consultation with Kemper’s outside legal counsel) that such Kemper acquisition proposal continues to constitute a Kemper superior proposal:

•	Kemper has provided written notice to Infinity advising Infinity that Kemper received a Kemper superior proposal, identifying the person making such Kemper superior proposal, specifying the terms and conditions of such Kemper superior proposal and providing copies of any agreements intended to effect such Kemper superior proposal and that the Kemper Board has determined in good faith (after consultation with Kemper’s outside legal counsel) that such Kemper acquisition proposal continues to constitute a Kemper superior proposal;

•	Kemper has negotiated and caused its representatives to negotiate during the four business days following Infinity’s receipt of the notice of the Kemper superior proposal described above in good faith with Infinity to enable Infinity to make a counteroffer or propose to amend the terms of the Merger Agreement (to the extent Infinity wishes to do so) so that such Kemper acquisition proposal no longer constitutes a Kemper superior proposal; and

•	after complying with the previous two bullet points, Kemper has reaffirmed the Kemper Board’s determination in light of any counteroffer or proposed amendment to the terms of the Merger Agreement.

However, if during the negotiation period described in the second bullet point above, any revisions are made to a Kemper acquisition proposal, and such revisions are material (it being understood and agreed by Infinity and Kemper that any change to consideration with respect to such proposal is material), Kemper will deliver a new written notice to Infinity and will comply with the requirements as described above with respect to the new notice of the Kemper superior proposal, except that any subsequent negotiation period will be two (2) business days following Infinity’s receipt of the notice of such Kemper superior proposal.

The Merger Agreement also provides that the Kemper Board may make a Kemper adverse recommendation change other than in circumstances involving or relating to a Kemper superior proposal, but only in response to a Kemper intervening event (as defined below) if the Kemper Board determines in good faith (after consultation with its outside legal counsel) that failure to make a Kemper adverse recommendation change would constitute a breach of its fiduciary duties to the Kemper stockholders under applicable law and that:

•	Kemper has provided written notice to Infinity describing the Kemper intervening event and advising Infinity that the Kemper Board intends to take such action and specifying the reasons in reasonable detail;

•	Kemper has negotiated and caused its representatives to negotiate during the four business days following Infinity’s receipt of the notice of the Kemper intervening event in good faith with Infinity regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by Infinity in response to such Kemper intervening event; and

•	at the end of such four business day period, the Kemper Board determines in good faith, after consultation with Kemper’s outside legal counsel (and taking into account any adjustment or modification of the terms of the Merger Agreement proposed by Infinity) that the Kemper intervening event continues to exist and that failure to make a Kemper adverse recommendation change would constitute a breach by the Kemper Board of its fiduciary duties to Kemper stockholders under applicable law.

A “Kemper intervening event” means an event, fact, circumstance, development or occurrence that is material to Kemper and its subsidiaries, taken as a whole, that is not known or reasonably foreseeable (or the consequences or magnitude of the consequences of which are not known or reasonably foreseeable) to or by the Kemper Board on the date of the Merger Agreement, which event, fact, circumstance, development or occurrence (or the consequences or magnitude of the consequences thereof) becomes known by the Kemper Board prior to obtaining the Kemper stockholder approval. However, if the Kemper intervening event relates to an event, fact, circumstance, development or occurrence involving Infinity or any of its subsidiaries, then such event, fact, circumstance, development or occurrence will not constitute a Kemper intervening event unless it has a material adverse effect with respect to Infinity or, other than with respect to any of the consents, qualifications, approvals, clearances, orders, waivers or exemptions contemplated by the Merger Agreement, it materially impairs the ability of Infinity to perform its obligations under the Merger Agreement or prevent or unreasonably delay the consummation of any of the transactions contemplated by the Merger Agreement, provided further that none of the following constitutes a Kemper intervening event” for purposes of the Merger Agreement: (i) the receipt, existence or terms of a Kemper acquisition proposal or any inquiry or matter relating thereto or consequence thereof; (ii) events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, the Merger Agreement or any other agreements or other documents delivered in connection therewith; and (iii) changes in the market price or trading volume of the shares of Kemper common stock or shares of Infinity common stock (it being understood that the facts and occurrences giving rise to or contributing to such changes may be taken into account in determining whether there has been a Kemper intervening event).

In addition, nothing in the Merger Agreement prohibits the Kemper Board from taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act or making any disclosure to its stockholders if the Kemper Board determines (after consultation with its outside counsel) that failure to do so would constitute a breach of its fiduciary duties to the stockholders of Kemper under applicable law, provided that neither Kemper nor the Kemper Board (or any committee thereof) will be permitted to recommend that the Kemper stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Kemper acquisition proposal), unless in each case, in connection therewith, the Kemper Board effects a Kemper adverse recommendation change in accordance with the requirements described above, and provided further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed to be a Kemper adverse recommendation change unless the Kemper Board expressly publicly reaffirms the Kemper recommendation and rejects any Kemper acquisition proposal within the later of (i) three (3) business days after such “stop, look and listen” communications and (ii) if applicable, the deadline for filing a Schedule 14D-9 with respect to such Kemper acquisition proposal with the SEC.

Timing of the Kemper Stockholder Meeting and Infinity Shareholder Meeting

Infinity and Kemper have agreed to use reasonable best efforts to hold the Infinity shareholder meeting and the Kemper stockholder meeting on the same date, including by postponing or adjourning the Infinity shareholder meeting or the Kemper stockholder meeting, as applicable, if the other party postpones or adjourns their shareholder or stockholder meeting, as applicable.

Efforts to Complete the Merger

Subject to the terms and conditions of the Merger Agreement, Kemper and Infinity have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including: (i) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from governmental entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any governmental entity (including under the HSR Act and the requisite regulatory approvals); (ii) obtaining all necessary consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, but excluding any lawsuits or other legal proceedings brought by or against any insurance regulator; and (iv) executing and delivering any additional documents or instruments necessary to consummate the transactions contemplated by the Merger Agreement and to carry out the Merger Agreement.

Notwithstanding the foregoing, nothing in the Merger Agreement will obligate Kemper or any of its subsidiaries to, and neither Infinity nor any of its subsidiaries will, without the prior written consent of Kemper, (which consent will be in the sole discretion of Kemper), in connection with the actions contemplated by clauses (ii) and (iv) above, agree to any modification to or accommodation under any contract or pay any fee, penalty or other consideration to any third party for or relating to any consent or approval required for the consummation of the transactions contemplated by the Merger Agreement.

Each of Infinity and Kemper has agreed to make, if required, appropriate filings and registrations under any regulatory law and insurance law, including a filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement within a reasonable time period not to exceed 15 days from the date of the Merger Agreement and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested by any governmental entity pursuant to the HSR Act and to take all other commercially reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act. On February 28, 2018, Kemper and Infinity each filed a notification and report form under the HSR Act with the FTC and the DOJ. Early termination of the waiting period under the HSR Act was granted on March 12, 2018.

Each of Infinity and Kemper also agreed to make appropriate filings of Applications for Approval of Acquisition of Control Statements, or “Form A” statements, and all related filings, with respect to the transactions contemplated by the Merger Agreement with the applicable insurance regulators, as applicable, as soon as practicable after the date of the Merger Agreement and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be reasonably requested by any insurance regulator pursuant to the insurance laws and to take all other commercially reasonable actions necessary, proper or advisable to obtain the applicable consents and approvals of the applicable insurance regulators as soon as practicable.

Each of Kemper and Merger Sub, on the one hand, and Infinity, on the other hand, will, in connection with and without limiting the obligations to use certain efforts referenced above, to the extent relating to the requisite approvals, authorizations and clearances for the transactions contemplated by the Merger Agreement under the HSR Act or any other regulatory law and insurance law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any legal action or proceeding initiated by a private party, (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), any insurance regulator or any other governmental entity and of any communication received or given in connection with any legal action or proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement, (iii) permit the other a reasonable opportunity to review any substantive written communication given by it to, and consult with each other in advance of any scheduled substantive meeting, discussion or conference with, the FTC, the DOJ, any insurance regulator or any other governmental entity or, in connection with any legal action or proceeding by a private party, with any other person, and, to the extent permitted by the FTC, the DOJ, such insurance regulator or such other applicable governmental entity or other person, as applicable, give the other the reasonable opportunity to attend and participate in such meetings, discussions and conferences and (iv) to the extent practicable and subject to the provisions of the Merger Agreement, attempt to confer in good faith in order to (A) exchange and review respective views and positions with the other as to potential materially burdensome conditions and (B) discuss and present to, and engage with, the applicable governmental entity regarding any approaches or actions that could mitigate the scope or impact of a potential materially burdensome condition so that it does not become a materially burdensome condition. Kemper and Infinity will promptly advise each other upon receiving any communication, including promptly furnishing each other copies of any written or electronic communication, and will promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any requisite approval, authorization or clearance for the transactions contemplated by the Merger Agreement under the HSR Act or any requisite regulatory approval will not be obtained or that the receipt of any such approval, authorization or clearance or requisite regulatory approval will be materially delayed or conditioned or impose or require a materially burdensome condition. Kemper and Infinity will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of Kemper and Infinity, as applicable, including reasonable access to any materials submitted in connection with any proceedings under or relating to the HSR Act or any other applicable regulatory law.

However, (i) Kemper will have final approval over all matters pertaining to any legal action or proceeding, meeting, discussion, conference or response in connection with the HSR Act and any requisite regulatory approval and (ii) Infinity and Kemper may, as each deems advisable and necessary (after consultation with Infinity’s or Kemper’s outside legal counsel, as applicable), reasonably designate any competitively sensitive material provided to the other side in connection with the foregoing as “competitively sensitive information.” Such materials and the information contained in such materials will be given only to certain designated reviewers and will be treated in accordance with the terms and conditions of the confidentiality agreement, which is supplemented by an addendum establishing “clean teams” and setting forth terms of their governance.

Without limiting the obligations of Kemper described above or provided in the Merger Agreement, Kemper will use its reasonable best efforts to respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement and use reasonable best efforts to take any and all action necessary to ensure that each requisite approval, authorization or clearance under the HSR Act and each requisite regulatory approval is obtained by the November 13, 2018 (or if extended by the terms of the Merger Agreement, February 13, 2019), in each case, without imposing or requiring a materially burdensome condition.

None of Kemper or any of its subsidiaries will be obligated to, and neither Infinity nor any of its subsidiaries will, without the prior written consent of Kemper, consent to, take or refrain from taking, or offer or commit or consent to take or refrain from taking (i) any action that involves (A) making any divestiture or disposition of any portion of any business or assets, (B) licensing any portion of any business or assets, (C) accepting or entering any consent decree or hold separate order or (D) placing any assets in trust, in each case by Kemper, Infinity or any their respective or affiliates, in each case except for such actions related to de minimis assets (with such assets measured on a scale relative to Infinity and its subsidiaries, taken as a whole), (ii) any action that involves (A) accepting or entering into any operational restriction or restriction on the payment or declaration of dividends, (B) making any capital commitment or capital guaranty or (C) entering into any capital support agreement, statement of support, guarantee, keep well or other similar capital maintenance undertaking to maintain a minimum risk-based capital level or rating, in each case with respect to, or in connection with, Kemper, Infinity or their respective subsidiaries or affiliates which, in each case and together with any other such action, would or would reasonably be expected to detract from the benefits reasonably expected to be derived by Kemper and its subsidiaries as a result of the Merger (with such benefits measured on a scale relative to Infinity and its subsidiaries, taken as a whole and to include Kemper’s ability to operate its business after giving effect to the Merger), or (iii) any action that would reasonably be expected to have a material adverse effect with respect to either Kemper or Infinity, after giving effect to the Merger (with such materiality measured on a scale relative to Infinity and its subsidiaries, taken as a whole), in each case of the immediately foregoing clauses (i), (ii) and (iii), whether before or after the closing (any such action, a “materially burdensome condition”).

Notwithstanding anything to the contrary contained above or in the Merger Agreement, in no event will Kemper, Infinity or any of their affiliates be required by a governmental entity to agree to take, or enter into any action, which action is not conditioned upon the closing.

Conduct of Business Pending the Merger

Restrictions on Infinity’s Interim Operations

Infinity has agreed that, except with the prior written consent of Kemper (which consent will not be unreasonably withheld, conditioned or delayed), and except as expressly required or permitted by the Merger Agreement or required by law, prior to the effective time or the date of the termination of the Merger Agreement, as the case may be, Infinity will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business and the business of its subsidiaries in the ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use, and cause each of its subsidiaries to use, reasonable best efforts to preserve substantially intact the business organization of Infinity and its subsidiaries and goodwill associated therewith and maintain all material permits of Infinity and its subsidiaries.

Infinity has further agreed not to take certain actions prior to the closing without the written consent of Kemper (which consent will not be unreasonably withheld, conditioned or delayed), subject to certain delineated exceptions included in the disclosure letter delivered to Kemper by Infinity in connection with the Merger, unless such matters are expressly required or permitted by the Merger Agreement or required by law. In particular, subject to the above exceptions, Infinity will not, and will not permit any of its subsidiaries to:

•	amend or permit the adoption of any amendment to the articles of incorporation or code of regulations (or equivalent organizational documents) of Infinity or any of its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for any merger or consolidation solely among wholly owned Infinity subsidiaries, other than Infinity, not in violation of any instrument binding on Infinity or any of its subsidiaries and that would not reasonably be expected to result in a material increase in the net tax liability of Infinity and its subsidiaries, taken as a whole, and would not present a material risk of any delay in the receipt of any approvals required as a condition precedent to the consummation of the transactions contemplated by the Merger Agreement;

•	issue, grant, deliver, sell, pledge, dispose of or encumber (i) shares of capital stock, (ii) voting debt or other voting securities of Infinity, (iii) stock equivalents of Infinity or (iv) options, warrants or other securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, Infinity or any of its subsidiaries, other than the issuance of shares of Infinity common stock upon the achievement of the performance criteria and goals of Infinity performance share awards outstanding as of the close of business on February 9, 2018 in accordance with their terms under the Infinity stock plans as of the date of the Merger Agreement;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to any of its capital stock or other equity interests, other than (i) any dividend or distribution by any of its subsidiaries to Infinity or to another wholly owned subsidiary of Infinity and (ii) regular quarterly dividends in an amount per share of Infinity common stock no greater than the quarterly dividend declared and paid by Infinity during the fiscal quarter ended December 31, 2017, with record and payment dates in accordance with Infinity’s customary dividend schedule;

•	other than in the ordinary course of business, consistent with past practice and so long as in compliance with Infinity investment guidelines, enter into (i) any interest rate, derivatives or hedging transaction (including with respect to commodities), (ii) any transaction that would be required to be disclosed on Schedule DB of an annual statutory financial statement of Infinity or the applicable subsidiary of Infinity was (or is) an Infinity insurance subsidiary or (iii) any other transaction involving options, warrants used for hedging purposes and not attached to another financial instrument, caps, floors, collars, swaps, forwards, futures or any other agreements or instruments substantially similar thereto;

•

adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests, (except in connection with cashless exercises or withholding of taxes pursuant to the vesting or exercise, as the case may be, of Infinity performance shares awards outstanding as of the date hereof and in accordance with their terms under the Infinity stock plans as of the close of business on February 9, 2018) or enter into any agreement with respect to the voting of any of Infinity’s capital stock or other securities or the capital stock or other securities of a subsidiary of Infinity;

•	make or agree to make any new capital expenditures, other than (i) capital expenditures in an aggregate amount not in excess of Infinity’s budget for capital expenditures that has been made available to Kemper prior to the date of the Merger Agreement or (ii) other capital expenditures that are not in excess of $1,000,000 individually or $2,500,000 in the aggregate;

•	acquire (whether by merger, consolidation or acquisition of equity interests or assets or otherwise) any corporation, partnership or other business organization or business or division thereof or a material portion of the assets thereof, other than pursuant to material contracts of Infinity in existence as of the date of the Merger Agreement;

•	sell, lease, exchange, mortgage, pledge, transfer, subject to any lien, abandon or otherwise dispose of (whether by merger, consolidation or acquisition of equity interests or assets or otherwise) any corporation, partnership or other business organization or business or division thereof or any assets, other than (i) transactions solely between or among Infinity or any of its subsidiaries with a value that does not exceed 0.50% of Infinity’s or any of its subsidiaries’ “admitted assets”, as applicable (as defined pursuant to SAP), (ii) non-exclusive licenses of intellectual property in the ordinary course of business consistent with past practice, (iii) sales or dispositions of obsolete, surplus, or worn-out assets or equipment in the ordinary course of business consistent with past practice, (iv) pursuant to a material contract of Infinity in existence as of the date of the Merger Agreement, (v) sales of assets not in violation of the Infinity investment guidelines in the ordinary course of business consistent with past practice with consideration with a value of not in excess of $500,000 individually or $1,000,000 in the aggregate, (vi) investment portfolio transactions not in violation of the Infinity investment guidelines in the ordinary course of business consistent with past practice or (vii) grants of permitted liens;

•	enter into any material joint venture, strategic alliance or similar partnership arrangement;

•	engage in any transactions, agreements, arrangements or understandings with any affiliate or other person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

•	incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or guarantee any such indebtedness of any third party, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of Infinity or any of its subsidiaries, or guarantee any debt securities of any third party, or amend, modify or refinance any of the same, other than (i) trade payables in the ordinary course of business consistent with past practice, (ii) as incurred in the ordinary course of business consistent with past practice not in excess of $1,000,000 in the aggregate, provided that the terms of any such indebtedness or debt securities permits its repayment at any time without penalty, or (iii) guarantees by Infinity of such indebtedness or debt securities of its wholly owned subsidiaries or guarantees by the wholly owned subsidiaries of Infinity of such indebtedness or debt securities of Infinity with value that does not exceed 0.50% Infinity’s or any of its subsidiaries’ “admitted assets”, as applicable (as defined pursuant to SAP);

•	make any loans, advances or capital contributions to, or investments in, any other person, other than (i) to Infinity or any of its subsidiaries not in excess of 0.50% of Infinity’s or any of its subsidiaries’ “admitted assets”, as applicable (as defined pursuant to SAP) or (ii) commission advances on a secured basis to agent or brokers or investment portfolio transactions not in violation of the Infinity investment guidelines in the ordinary course of business consistent with past practice with consideration not in excess of $500,000 individually and $3,000,000 in the aggregate;

•

except to the extent required by the terms of any Infinity employee benefit plan, (i) increase the compensation or benefits of any current or former director, employee or consultant of Infinity or any of its subsidiaries, other than annual merit and market adjustments of base salaries and target base bonus amounts in the ordinary course of business consistent with past practice, not to exceed (x) 3% in the aggregate or (y) 10% with respect to any individual, (ii) establish, adopt or amend in any material respect any Infinity employee benefit plan, (iii) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock-based compensation, (iv) amend, waive or otherwise modify the performance criteria and goals of outstanding Infinity performance share awards, (v) fail to make any required contributions under any Infinity employee benefit plan or (vi) hire, promote or terminate the employment, or enter into or modify the contractual relationship, of any officer, employee or consultant, except for (A) terminations for cause or, solely with respect to individuals other than certain specified employees, performance reasons, and (B) hiring or promotions of employees whose annual compensation levels do not exceed $200,000 and, in each case, are in the ordinary course of business consistent with past practice; provided, however, that the foregoing will not restrict Infinity or its subsidiaries from (1) entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (excluding equity-based and other long-term incentive grants), in each case, that have terms and a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions or consistent with the compensation and benefits of the then-current employee whom such newly hired or promoted employee is engaged to replace or succeed, (2) taking any of the foregoing actions to comply with, satisfy tax-qualification requirements under, or avoid the imposition of tax under, the Code and any applicable guidance thereunder or other applicable law or (3) making immaterial changes in the ordinary course of business consistent with past practice to nondiscriminatory health and welfare plans available to all employees generally;

•	make any material change in its actuarial, underwriting, claims management, agency management, pricing, reserving or reinsurance practices, policies and procedures other than in the ordinary course of business consistent with past practice;

•	(i) implement or adopt any change in its policies or methods of accounting, except to conform to changes in statutory or regulatory accounting rules or GAAP, SAP or regulatory requirements with respect thereto, (ii) change its fiscal year, (iii) make any material change in internal accounting controls or disclosure controls, policies and procedures, (iv) implement or adopt any change in the Infinity investment guidelines or (v) enter into any contract that delegates underwriting, claims administration or any other operational function to a third party;

•	(i) fail to file any material tax return when due (after giving effect to any properly obtained extensions of time in which to make such filings) or (ii) except to the extent otherwise required by law or in the ordinary course of business, make or change any material tax election, change any accounting period for purposes of a material tax or material method of tax accounting, file any material amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. law) with respect to any material tax or surrender any right to claim a material tax refund;

•

pay, discharge, waive, settle, compromise, release or satisfy any claim, liability or obligation that is not a legal action or proceeding, other than payment, discharge, waiver, settlement, release or satisfaction (i) in the ordinary course of business consistent with past practice, (ii)(A) that does not result in liability in excess of $500,000 individually (net of the amount reserved therefor or reflected on the balance sheet of Infinity as of September 30, 2017) and (B) that would not reasonably be expected to prohibit or materially restrict or materially impair Infinity and its subsidiaries from operating their business in substantially the same manner as operated on the date of the Merger Agreement, (C) for an amount that is fully covered by insurance or (D) of obligations in accordance with the applicable terms under contracts in effect on the date of the Merger Agreement and contracts permitted to be entered into under the Merger Agreement on or following the date of the Merger Agreement;

•	accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to Infinity or any of its subsidiaries, with or without recourse, including any rights or claims associated therewith, other than (i) in the ordinary course of business consistent with past practice or (ii)(A) that does not result in liability in excess of $500,000 individually (net of the amount reserved therefor or reflected on the balance sheet of Infinity as of September 30, 2017) and (B) that would not reasonably be expected to prohibit or materially restrict or materially impair Infinity and its subsidiaries from operating their business in substantially the same manner as operated on the date of the Merger Agreement;

•	commence or settle, compromise or otherwise resolve any legal action or proceeding (i) outside the ordinary course of business consistent with past practice, (ii)(A) as would result in any liability in excess of $250,000 individually (net of the amount reserved therefor or reflected on the balance sheet Infinity as of September 30, 2017 or amounts covered by insurance) or (B) that would reasonably be expected to prohibit or materially restrict or materially impair Infinity or any of its subsidiaries from operating their business in substantially the same manner as operated on the date of the Merger Agreement or (iii) to the extent such legal action or proceeding (A) involves any injunction on Infinity or any of its subsidiaries, (B) involves any non-monetary relief (x) providing for the entry by Infinity or any of its subsidiaries into any material contract of Infinity or (y) that would or would reasonably be expected to materially affect the operations of Infinity or any of its subsidiaries or, after giving effect to the Merger, Kemper or any of its subsidiaries, (C) provides for any admission of liability by Infinity or any of its subsidiaries or (D) is a governmental, administrative or regulatory investigation, audit or inquiry;

•	other than non-exclusive licenses or sublicenses in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of any intellectual property of Infinity;

•	transfer, sell, lease, license (except as permitted in the bullet point above), mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material intellectual property of Infinity;

•	(i) renew any material contract of Infinity or enter into or renew any contract that would be a material contract of Infinity if in effect on the date of the Merger Agreement, other than with respect to any contract that can be terminated by Infinity or any its subsidiaries without material liability to Infinity and its subsidiaries on 60 days’ prior written notice or (ii) terminate or consent to the termination of (other than expiration in accordance with its terms without action), amend or modify any material contract of Infinity, other than in the ordinary course of business consistent with past practice and as would not reasonably be expected to be adverse to Infinity and its subsidiaries or Kemper and its subsidiaries;

•	waive, release, or fail to enforce its material rights under any material contract of Infinity, other than in connection with a settlement or other action permitted under the Merger Agreement;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined under Workers Adjustment and Retraining Notification Act and comparable state, local and federal Laws, whether domestic or international;

•	(i) enter into any new line of or (ii) conduct a line of business of Infinity and its subsidiaries in any geographic area where they have never conducted business prior to the date of the Merger Agreement and which is governed by any insurance regulator that does not already have jurisdiction over Infinity, Kemper or any of their respective subsidiaries or any business thereof;

•	enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any labor union or representative body of employees of Infinity or any of its subsidiaries employees, or enter into negotiations regarding any such agreement;

•	cancel any material insurance policies or fail to renew any material insurance policies upon expiration on substantially the same terms as those in place on the date of the Merger Agreement, to the extent insurance policies on such terms are available on commercially reasonable terms; or

•	agree to take, authorize, enter into any contract obligating it to take, or commit to take any of the above actions.

Restrictions on Kemper’s Interim Operations

Kemper has agreed that, except with the prior written consent of Infinity (which consent will not be unreasonably withheld, conditioned or delayed), and except as expressly required or permitted by the Merger Agreement or by any financing arrangements entered into by Kemper or any of its subsidiaries in connection with the Merger or required by law, prior to the effective time or the date of the termination of the Merger Agreement, as the case may be, it will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business and the business of its subsidiaries in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use, and cause each of its subsidiaries to use, reasonable best efforts to preserve substantially intact the business organization of Kemper and its subsidiaries and goodwill associated therewith.

Kemper has further agreed not to take certain actions prior to the effective time or the date of the termination of the Merger Agreement, as the case may be, without the written consent of Infinity (which consent will not be unreasonably withheld, conditioned or delayed) subject to certain delineated exceptions included in the disclosure letter delivered to Infinity by Kemper in connection with the Merger, unless the actions are expressly required or permitted by the Merger Agreement. In particular, subject to the above exceptions, Kemper will not, and will not permit any of its subsidiaries to:

•	amend or permit the adoption of any amendment (whether by merger, amalgamation, scheme of arrangement, consolidation or otherwise) to the charter or bylaws of Kemper in a manner that would adversely affect the closing or affect, following the effective time, the holders of shares of Infinity common stock whose shares may be converted into shares of Kemper common stock pursuant to the Merger Agreement in a manner different than holders of shares of Kemper common stock prior to the effective time;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for any merger or consolidation solely among wholly owned subsidiaries of Kemper not in violation of any instrument binding on Kemper or any of its subsidiaries and that would not reasonably be expected to result in a material increase in the net tax liability of Kemper or any of its subsidiaries, taken as a whole, and would not present a material risk of any delay in the receipt of any approvals required for the transactions contemplated by the Merger Agreement;

•	issue, grant, deliver, sell, pledge, dispose of or encumber any (i) shares of capital stock, (ii) voting debt or other voting securities of Kemper, (iii) stock equivalents of Kemper or (iv) options, warrants or other securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, Kemper, other than the (A) issuance of shares of Kemper common stock upon the exercise, conversion or vesting of derivative or convertible securities in accordance with their terms under the Kemper stock plans as of date of the Merger Agreement, (B) pursuant to a Kemper stock plan or (C) the issuance of shares of Kemper common stock or other securities of Kemper in connection with bona fide acquisitions, mergers, strategic partnership transactions or similar transactions permitted as provided below;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to any of its capital stock or other equity interests, other than (i) any dividend or distribution by any of its subsidiaries to Kemper or to another wholly owned subsidiary of Kemper and (ii) regular quarterly dividends in an amount per share of Kemper common stock no greater than the quarterly dividend declared and to be paid by Kemper during the fiscal quarter ended March 31, 2018, with record and payment dates in accordance with Kemper’s customary dividend schedule;

•	adjust, split or combine any shares of its capital stock or other equity interests (except in connection with the cashless exercises or similar transactions (including withholding of taxes) pursuant to the vesting or exercise, as the case may be, of Kemper stock awards or other equity awards of Kemper outstanding as of the date of the Merger Agreement or issued pursuant to Kemper’s stock plans), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests, or enter into any agreement with respect to the voting of any of Kemper’s capital stock, in each case in a manner that would adversely affect the closing or affect, following the effective time, the holders of shares of Infinity common stock whose shares may be converted into shares of Kemper common stock pursuant to the Merger Agreement in a manner different than holders of shares of Kemper common stock immediately prior to the effective time; or

•	agree to take, authorize, enter into any contract obligating it to take, or commit to take any of the above actions.

Employee Benefit Matters

Following the effective time, Kemper has agreed to use commercially reasonable efforts to cause each employee of Infinity and its subsidiaries that is continuing with Kemper and its subsidiaries to be provided full credit for prior service with Infinity and its subsidiaries for purposes of (i) eligibility and vesting under applicable Kemper employee benefit plans (but not for benefit accrual purposes under any defined benefit plan or for purposes of determining eligibility for retiree health and welfare benefits) and (ii) determination of vacation or severance benefit levels.

No continuing employee will be retroactively eligible for any Kemper employee benefit plan, including any plan that was frozen prior to the effective time. In addition, Kemper generally will use commercially reasonable efforts to: (i) waive any limitations on benefits relating to pre-existing conditions, actively-at-work requirements, waiting periods and similar exclusions; and (ii) cause any eligible expenses incurred by continuing employees and their dependents prior to the effective time to be taken into account for purposes of satisfying all deductibles, copayments, maximum out-of-pocket requirements and similar expenses applicable under the comparable Kemper employee benefit plan during the calendar year in which the closing date occurs.

For any individual whose employment is terminated by Kemper or Infinity during the 12 month period immediately following the effective time (but not including any individual who has entered into an individualized severance agreement), Kemper or Infinity, as applicable, will provide severance benefits that are determined and payable in accordance with the severance benefit plan maintained for similarly situated employees of Infinity at the effective time, taking into account all service with Infinity in determining the amount of severance benefits payable.

Until the effective time or the date of the termination of the Merger Agreement, as the case may be, Infinity has agreed that it will use its best efforts to retain and (subject to Kemper’s consent) replace certain specified key employees when their employment is terminated.

Board of Directors of Kemper After the Merger

Kemper has agreed to take all actions necessary to cause, as of the effective time, the election as a member to the Kemper Board of one individual who is serving as a director of Infinity as of the date the Merger

Agreement or immediately prior to the effective time, provided that the decision as to which individual will be elected is in the sole discretion of Kemper and will comply with the policies of the Kemper Board’s NCG Committee, Kemper’s corporate governance guidelines, applicable laws and the rules and regulations of the NYSE.

Information about the current Kemper directors and executive officers can be found in the documents listed under the heading “Where You Can Find More Information” beginning on page 279.

Financing

Prior to the effective time or the termination of the Merger Agreement, as the case may be, at Kemper’s sole expense, Infinity has agreed to, and has agreed to cause each of its subsidiaries to, use its reasonable best efforts to provide, or cause to be provided by its and their respective personnel and representatives, to Kemper such cooperation reasonably requested by Kemper in connection with the arrangement of any debt financing obtained to fund the Merger Consideration (the “Debt Financing”) or any bonds being issued in lieu of all or a portion such Debt Financing (provided that (i) such requested cooperation and information required to be provided by Infinity is limited to information about Infinity and its subsidiaries and their business, operations and, in respect of the cooperation to be provided as described below, financial projections and prospects and (ii) except as otherwise expressly set forth herein, neither Infinity or any of its subsidiaries will be required to prepare any information that requires the combination of information about Infinity with any third party, including Kemper). Such cooperation will include:

•	participating in a reasonable number of customary meetings (including customary one-on-one meetings with the parties acting as underwriters, lead arrangers, bookrunners or agents (or other similar roles) for prospective lenders and potential financing sources and each of their respective representatives, as well as prospective lenders and potential financing sources themselves), presentations, drafting sessions, sessions with rating agencies and due diligence sessions, in each case with appropriate seniority and expertise, in each case at mutually agreeable times and dates;

•	assisting with the preparation of appropriate and customary materials in connection with the Debt Financing (or any bonds issued in lieu thereof) and reasonably cooperating with the marketing efforts of the Debt Financing, including furnishing Kemper and its prospective lenders such pertinent and customary information reasonably necessary to obtain ratings for, syndicate or complete the underwriting or private placement of the Debt Financing (or any bonds issued in lieu thereof) as may be reasonably requested by Kemper regarding the business, operations, financial projections and prospects of Infinity and its subsidiaries as is customary for investment grade public companies in connection with the arrangement or marketing of financings such as the Debt Financing (or any bonds issued in lieu thereof) (including, in each case, in respect of preparing such materials and memoranda so that they do not include material nonpublic information);

•	using reasonable best efforts to obtain consents of accountants for use of their unqualified audit reports in any materials relating to the Debt Financing or any bonds being issued in lieu of all or a portion of the Debt Financing, in each case as required in connection with the Debt Financing;

•	(i) to the extent timely requested by Kemper, using reasonable best efforts to obtain and provide documents reasonably requested by Kemper relating to the repayment of the existing indebtedness of Infinity and its subsidiaries and the release of related liens, including customary payoff letters and notices of prepayment within the time periods required by the relevant agreements governing indebtedness, and (ii) promptly and, in any event, at least three (3) business days prior to the closing date, providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to Infinity or any of its subsidiaries, in each case as reasonably requested by Kemper at least ten (10) days prior to the closing date;

•	providing customary authorization letters to debt financing sources authorizing the distribution of information to prospective lenders or investors (including customary Rule 10b-5 and material non-public information representations);

•	(i) furnishing Kemper and its prospective lenders or other debt financing sources as promptly as reasonably practicable following request therefor and in no event later than (x) twenty (20) days after the end of the first three (3) fiscal quarters of any fiscal year of Infinity and 45 days after the end of each fiscal year of Infinity, unaudited consolidated balance sheets and income and cash flow statements (in each case without footnotes) of Infinity for such fiscal quarter or fiscal year and (y) sixty (60) days after the end of each fiscal year of Infinity, audited consolidated balance sheets and income and cash flow statements of Infinity for such fiscal year, in each case to the extent reasonably necessary for Kemper to prepare a customary pro forma financial statements (provided that, for the avoidance of doubt, except as otherwise expressly set forth in the Merger Agreement, Kemper will be solely responsible for the preparation of any such pro forma financial statements) of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act to syndicate or complete the offering(s) of any bonds being issued in lieu of all or a portion of the Debt Financing (subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act), (ii) furnishing to Kemper as promptly as reasonably practicable, but in any event no later than sixty (60) days after the end of each fiscal year of Infinity, the audited consolidated balance sheets and income and cash flow statements of Infinity for the three most recent fiscal years ended at least ninety (90) days prior to the closing date prepared in accordance with GAAP as required by Regulation S-X under the Securities Act, (iii) furnishing to Kemper as promptly as reasonably practicable, and in no event later than thirty-five (35) days after the end of each subsequent fiscal quarter of Infinity ending at least thirty-five (35) days prior to the closing date (other than the fourth quarter), unaudited consolidated balance sheets and income and cash flow statements (in each case without footnotes) of Infinity for such fiscal quarter of Infinity prepared in accordance with GAAP as required by Regulation S-X under the Securities Act and (iv) as otherwise reasonably necessary, cause Infinity’s independent accountants (and any other accountant to the extent financial statements of Infinity audited or reviewed by such accountants are or would be included in such offering memorandum) to furnish Kemper with customary “comfort” (including “negative assurance” comfort) (the information, financial statements, pro forma financial statements business and other financial data and financial information referred to above will mean the “required information”);

•	reasonably assisting Kemper in the preparation of pro forma financial statements and other financial data and financial information of Infinity and its subsidiaries necessary to syndicate or complete the underwriting or private placement of any bonds being issued in lieu of all or a portion of the Debt Financing (subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act);

•	using reasonable best efforts to obtain from Infinity’s registered public accounting firm that has audited the most recent audited financial statements (or any other audited financial statements which are required by U.S. securities laws to be included in any offering memorandum), the auditors’ reports thereon and drafts of customary comfort letters that such independent accountants are prepared to deliver, subject to completion of its customary procedures relating thereto, upon the “pricing” and closing of any offering of bonds being issued in lieu of all or a portion of the Debt Financing, with respect to the required information to be included in such offering memorandum and which, with respect to any interim financial statements, will have been reviewed by Infinity’s independent accountants as provided in AU 722;

•

(i) supplementing the required information to the extent that any such required information, to the knowledge of Infinity, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading, as soon as reasonably practicable after obtaining knowledge thereof and (ii) as soon as practicable, but in any event within two (2) business days, furnishing written notice to Kemper if Infinity has knowledge of (A) any facts as a result of which a restatement of any financial statements for such financial statements to comply with GAAP is probable or (B) with respect to the required information, that (1) Infinity’s auditors have withdrawn any audit opinion with respect to, or Infinity has undertaken a restatement of any financial statements contained in, the required information or (2) required information constituting projections, interpretations or other forward-looking information has not been prepared in good faith based upon reasonable assumptions;

•	reasonably assisting in the negotiation and preparation, and executing and delivering as of the closing date, any credit agreements, indentures, notes, purchase agreements and other definitive financing documents, provided that no obligation of Infinity or any of its subsidiaries under any such agreements will, subject to certain exceptions in the Merger Agreement, be effective until the effective time; and

•	(i) reasonably facilitating (A) the taking of all corporate, limited liability company, partnership or other similar actions by Infinity or, if applicable, its subsidiaries that are reasonably necessary to permit the consummation of the Debt Financing or any bonds being issued in lieu of all or a portion of the Debt Financing, and (B) the provision of guarantees and the pledging of collateral by Infinity and its subsidiaries, in each case to be effective at the effective time and (ii) cooperating with Kemper’s legal counsel in connection with any legal opinion that such legal counsel may be required to deliver in connection with the Debt Financing or any bonds being issued in lieu of all or a portion of the Debt Financing, including furnishing documents required to satisfy any customary negative assurance opinion.

Infinity has also agreed to authorize and consent to the use of (i) the required information for purposes of the Debt Financing or any bonds issued in lieu of all or part of the Debt Financing and (ii) its and its subsidiaries’ logos in offering materials prepared by the arrangers of the Debt Financing provided to Kemper solely in connection with a description of Infinity, its business and services or the Merger (including the Debt Financing), provided that Kemper and its representatives comply with all reasonable instructions of Infinity with respect to such use and promptly cease any and all such use following the termination of the Merger Agreement in accordance with its terms.

Notwithstanding the foregoing obligations, Kemper and Infinity have agreed that (i) the cooperation described above will not be required to the extent it would interfere unreasonably with the ongoing operations of Infinity or any of its subsidiaries; (ii) any certificate, document, instrument or agreement entered into pursuant to the obligations described above will be subject to the closing and will only be effective at or after effective time (except for (w) any customary certificate of the Chief Financial Officer (or other comparable officer) of Infinity that is required to be delivered upon “pricing” of any bonds, (x) the authorization letters described above, (y) representation letters required by Infinity’s auditors in connection with the delivery of “comfort” letters and (z) any consents reasonably requested by Kemper in connection with the transactions contemplated by the Merger Agreement and any certificate of the Chief Financial Officer (or other comparable officer) of Infinity reasonably requested by Kemper’s counsel in connection with the delivery of any legal opinions such counsel may be required to deliver in advance of the effective time); (iii) neither the Infinity Board (or comparable governing body) of any of its subsidiaries will be required to pass resolutions or consents to approve or adopt any agreements related to the Debt Financing (or any alternative financing) that are not subject to the closing and effective prior to the effective time; (iv) neither Infinity nor any of its subsidiaries will be required to execute any agreement or certificate in connection with the Debt Financing (or any alternative financing) that is not subject to the closing and effective prior to the effective time (except as contemplated by clause (ii) above); (v) no counsel for Infinity or any of its subsidiaries will be obligated to deliver any opinion in connection with any financing; and (vi) subject to the certain confidentiality and access restrictions contained in the Merger Agreement, neither Infinity nor its affiliates will be obligated to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would result in a violation of applicable law or the loss of any attorney-client privilege, work product doctrine or other legal privilege. Neither Infinity nor any of its subsidiaries will be required to pay any commitment or other similar fee or, subject to the following paragraph, incur any other monetary liability or commitment in connection with the Debt Financing (or any bonds issued in lieu thereof) prior to the effective time.

Kemper will, within ten (10) business days following request by Infinity, reimburse Infinity for all documented and reasonable out-of-pocket costs and expenses incurred by Infinity or any of its subsidiaries in connection with such cooperation described above. Kemper has agreed to indemnify and hold harmless Infinity, its subsidiaries and affiliates and each of their respective directors, officers, employees and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with the financing provisions of the Merger Agreement described above and any information utilized in connection therewith, except to the extent that any of the foregoing arise from (i) the bad faith, gross negligence or willful misconduct of, or material breach of the Merger Agreement by, Infinity, its subsidiaries or their respective affiliates, directors, officers, employees or other representatives, as applicable, (ii) historical information provided by Infinity or any of its subsidiaries for use in connection with the Debt Financing (or any bonds issued in lieu thereof) or (iii) information provided by Infinity, its subsidiaries or their respective affiliates, directors, officers, employees or other representatives containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Infinity Indebtedness

At Kemper’s sole expense, and subject to Kemper’s cooperation therewith, Infinity has agreed to deliver all notices and take all other reasonable and customary actions necessary, in each case in form and substance reasonably acceptable to Kemper, to effect at the effective time the payoff of any amounts then outstanding, and termination of all outstanding obligations and commitments and release of liens, under Infinity’s existing credit agreement.

As reasonably requested by Kemper, and at Kemper’s sole expense and subject to Kemper’s cooperation therewith, Infinity has agreed to deliver any notices or announcements, provide reasonable cooperation to Kemper or Merger Sub to cause the preparation and delivery of any certificates, legal opinions or other documents and provide any cooperation reasonably requested by Kemper in connection with obtaining any required consent to the transactions contemplated by the Merger Agreement of the applicable trustee under the indenture with respect to the outstanding senior notes of Infinity and otherwise permitting the transactions contemplated by the Merger Agreement such that the consummation of the transactions contemplated by the Merger Agreement does not result in a breach, default or event of default (with or without notice or lapse of time or both) under or with respect to such indenture or senior notes. Kemper and its counsel will be given a reasonable opportunity to review and comment on any such notice, announcement, supplemental indenture, certificate, legal opinion or other document, in each case before provided to such trustee, and Infinity will give reasonable and good faith consideration to any comments thereon made by Kemper and its counsel. However, nothing in the Merger Agreement will require Kemper or any of its subsidiaries to, and neither Infinity nor any of its subsidiaries will, without the prior written consent of Kemper (which consent will be in the sole discretion of Kemper), agree to any modification to or accommodation under such indenture or senior notes or other contract with respect thereto or pay any fee, penalty or other consideration to any third party for or relating to any consent or approval required for the consummation of the transactions contemplated by the Merger Agreement.

Other Covenants and Agreements

Kemper and Infinity have agreed to take certain additional actions pursuant to the Merger Agreement. In particular, Kemper and Infinity have agreed to:

•	prepare this joint proxy statement/prospectus;

•	subject to certain exceptions, provide each other with reasonable access to information;

•	subject to certain exceptions, abide by certain restrictions regarding public statements and disclosures concerning the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	cause the shares of Kemper common stock prior to the effective time to be approved for listing on the NYSE, subject to official notice of issuance;

•	have Kemper, Infinity and Merger Sub, and each of their respective board of directors (or other comparable governing bodies) grant all approvals and take all actions as are reasonably necessary or appropriate so that no takeover law is or becomes applicable to the Merger Agreement, and if any takeover law is or becomes applicable to the Merger Agreement, take all action reasonably necessary or appropriate so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act reasonably to eliminate or minimize the effects of such takeover law on such transactions;

•	have Infinity furnish to Kemper a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the shares of Infinity common stock are not a “U.S. real property interest” within the meaning of Section 897 of the Code;

•	have Infinity (i) promptly advise Kemper orally and in writing of any legal action or proceeding commenced after the date of the Merger Agreement against Infinity or any of its subsidiaries, as applicable, or any of its directors or officers by any shareholder of Infinity arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, (ii) keep Kemper reasonably informed regarding any such legal action or proceeding, (iii) give Kemper the opportunity to participate in, but not control, the defense or settlement of any such legal action or proceeding, (iv) keep Kemper reasonably informed with respect to any material developments regarding the defense or settlement of any such legal action or proceeding, (v) give due consideration to Kemper’s advice with respect to such shareholder legal action, and (vi) not settle or offer to settle any such legal action or proceeding without the prior written consent of Kemper, unless (A) such settlement is solely for monetary damages entirely paid for with proceeds of insurance (other than the deductibles under insurance policies in effect as of the date of the Merger Agreement) and in connection therewith Infinity does not (1) disparage Kemper, Merger Sub, Infinity or any of the respective affiliates or businesses of the foregoing or the impact or effect of the transactions contemplated by the Merger Agreement or (2) disclose competitively sensitive information of Kemper, Merger Sub, Infinity or any of the respective affiliates or businesses of the foregoing and (B) if Kemper is a named party in such legal action or proceeding, Kemper receives a full and complete release on terms no less favorable than those received by Infinity; and

•	take all steps required to cause dispositions of Infinity common stock or acquisitions of Kemper common stock resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Kemper to be exempt under Rule 16b-3 promulgated under the Exchange Act or who will become subject to such reporting requirements with respect to Kemper, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Director and Officer Indemnification

Kemper and Merger Sub have agreed that all rights to exculpation, indemnification or advancement of expenses arising from, relating to or otherwise in respect of, acts or omissions occurring prior to the effective time existing as of the date of the Merger Agreement in favor of the current (as of the date of the Merger Agreement) or former directors or officers of Infinity and its subsidiaries as provided in their respective certificates of incorporation, bylaws or other comparable organizational documents and any indemnification or other agreements of Infinity and its subsidiaries with any of the current (as of the date of the Merger Agreement) or former directors or officers of Infinity or any of its subsidiaries as in effect on the date of the Merger Agreement will be assumed by Infinity as the surviving entity in the Merger, without further action, and will survive the Merger and will continue in full force and effect in accordance with their terms.

Following the effective time, Kemper and Infinity will, to the fullest extent Infinity would have been permitted under the laws of the State of Ohio, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current (as of the date of the Merger Agreement) and former director or officer of Infinity or any of its subsidiaries, in each case against any losses, claims, damages, liabilities, fees, costs and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement in connection with any actual or threatened legal action or proceeding, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such person is or was an officer, director or fiduciary of Infinity or any of its subsidiaries at or prior to the effective time (provided that such person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable law, to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification for such expenses). No such person will settle, compromise or consent to the entry of any judgment in any threatened or actual legal action or proceeding for which indemnification could be sought by a person described above unless Kemper consents in writing to such settlement, compromise or consent (which consent will not be unreasonably withheld, conditioned or delayed).

Kemper has also agreed that it will cause the surviving corporation to, and the surviving corporation will, for a period of no less than six years following the effective time, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the certificate of incorporation and bylaws or other comparable organization documents of Infinity and its subsidiaries in effect as of the date of the Merger Agreement or in any indemnification agreements of Infinity or its subsidiaries with any of their respective directors, officers or employees in effect as of the date of the Merger Agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the effective time were current or former directors, officers or employees of Infinity or its subsidiaries, provided that all rights to exculpation, indemnification and advancement of expenses in respect of any legal action or proceeding pending or asserted or any claim made within such period will continue until the final disposition of such legal action or proceeding.

Kemper is required to, in its sole discretion, either (i) provide, or cause Infinity to provide, following the effective time, Infinity’s current directors and officers an insurance and indemnification policy or (ii) obtain, at or prior to the effective time, so long as it does not result in gaps or lapses of coverage with respect to matters occurring prior to the effective time, prepaid (or “tail”) directors’ and officers’ insurance and indemnification policies that, in either case, provide coverage for events occurring prior to the effective time for an aggregate period of not less than six years from the effective time that are no less favorable in the aggregate (with respect to limits and deductibles) to Infinity’s existing policy or policies or, if such insurance coverage is unavailable, the best available similar coverage, so long as the annual premium for the insurance does not exceed 300% of the last annual premium that Infinity paid prior to the date of the Merger Agreement. If the premium of such insurance exceeds the 300% limitation described above, Kemper will cause to be maintained policies of such insurance which, in Kemper’s good faith determination, provide the maximum coverage available with an annual premium equal to 300% of Infinity’s current annual premium.

If Kemper, the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets, then, and in each case, Kemper and the surviving corporation will ensure that such surviving entity or the transferees of such properties or assets assume the indemnification and insurance obligations described above.

The rights of each such person described above will be in addition to any rights such person may have under the certificate of incorporation or bylaws or other comparable organizational documents of Infinity and its subsidiaries or under any agreement of any such person with Infinity or any of its subsidiaries, in each case in effect as of the date of the Merger Agreement, or under applicable law. The rights described above will survive the closing in accordance with their terms and are intended to benefit, and will be enforceable by, each such person described above.

Termination of the Merger Agreement

Termination by Kemper or Infinity

The Merger Agreement may be terminated and the Merger may be abandoned prior to the effective time by the mutual written consent of Kemper and Infinity. Also, either Kemper or Infinity may terminate the Merger Agreement at any time prior to the effective time if:

•	any court of competent jurisdiction or other government entity has issued a judgment, order, injunction, rule or decree, or taken any other action, restraining, enjoining or otherwise prohibiting or making illegal the closing or any of the other transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule or decree has become final and nonappealable (provided that the right to terminate the Merger Agreement for this reason will not be available to any party that has failed to (i) use its reasonable best efforts to contest, resolve or lift, as applicable, such judgment, order, injunction, rule, decree or other action and (ii) comply with its obligations described above in “Efforts to Complete the Merger “ beginning on page 201 in all material respects as its relates to such governmental entity);

•	the Infinity shareholder approval was not obtained at the Infinity shareholder meeting (including any adjournment or postponement thereof) (provided that Infinity may not terminate the Merger Agreement for this reason if Infinity has not complied with its obligations under the Merger Agreement with respect to not soliciting Infinity acquisition proposals and the holding of the Infinity shareholder meeting);

•	the Kemper stockholder approval was not obtained at the Kemper stockholder meeting (including any adjournment or postponement thereof) (provided that Kemper may not terminate the Merger Agreement for this reason if Kemper has not complied with its obligations under the Merger Agreement with respect to not soliciting Kemper acquisition proposals and the holding of the Kemper stockholder meeting); or

•	the effective time has not occurred on or before November 13, 2018 (or, if extended pursuant to the Merger Agreement, February 13, 2019) (the “outside date”) (provided, that neither Kemper nor Infinity has the right to terminate the Merger Agreement for this reason if the failure to consummate the Merger by the outside date results from the material breach or failure to perform by Kemper or Merger Sub (in the case of termination by Kemper) or Infinity (in the case of termination by Infinity) of any of its representations, warranties, covenants or agreements contained in the Merger Agreement).

Termination by Kemper

Kemper may terminate the Merger Agreement as follows:

•	if Infinity breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the applicable conditions precedent to Kemper’s obligation to complete the Merger and (ii) cannot be or has not been cured within the lesser of (A) 30 days after the giving by Kemper of written notice to Infinity of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail) and (B) the number of days remaining until the outside date, provided that Kemper will not have the right to terminate the Merger Agreement for this reason if Kemper or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements under the Merger Agreement;

•

if, prior to obtaining the Infinity shareholder approval, the Infinity Board or any committee thereof has (i) effected or permitted an Infinity adverse recommendation change (whether or not permitted to do so under the terms of the Merger Agreement), (ii) adopted, approved, endorsed, declared advisable or recommended to Infinity shareholders an Infinity acquisition proposal other than the Merger, (iii) failed to publicly reaffirm the Infinity recommendation within five business days following receipt of a written request by Kemper to provide such reaffirmation after an Infinity acquisition proposal has been publicly disclosed or has become publicly known, (iv) failed to include in this joint proxy statement/prospectus the Infinity recommendation or included in this joint proxy statement/prospectus any proposal to vote upon or consider any Infinity acquisition proposal other than the Merger or (v) failed to recommend against a competing tender offer or exchange offer for 15% or more of the outstanding capital stock of Infinity within ten (10) business days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

•	if Infinity breaches in any material respect any of its obligations with respect to not soliciting Infinity acquisition proposals; or

•	if, prior to obtaining the Kemper stockholder approval, Kemper terminates the Merger Agreement in order to enter into a definitive agreement to effect a Kemper superior proposal, so long as Kemper has complied with its obligations with respect to not soliciting Kemper acquisition proposals in all material respects and enters into such definitive agreement concurrently with the termination of the Merger Agreement and pays the termination fee in accordance with the procedures and time periods described below.

Termination by Infinity

Infinity may terminate the Merger Agreement as follows:

•	if, Kemper or Merger Sub breaches or fails to perform in any material respect any of its respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the applicable conditions precedent to Infinity’s obligation to complete the Merger and (ii) cannot be or has not been cured within the lesser of (A) 30 days after the giving by Infinity of written notice to Kemper of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail) and (B) the number of days remaining until the outside date, provided that Infinity will not have the right to terminate the Merger Agreement for this reason if Infinity is then in material breach of any of its representations, warranties, obligations or agreements under the Merger Agreement;

•	if, prior to obtaining the Kemper stockholder approval, the Kemper Board or any committee thereof has (i) effected or permitted a Kemper adverse recommendation change (whether or not permitted to do so under the terms of the Merger Agreement), (ii) adopted, approved, endorsed, declared advisable or recommended to Kemper stockholders a Kemper acquisition proposal, (iii) failed to publicly reaffirm the Kemper recommendation within five business days following receipt of a written request by Infinity to provide such reaffirmation after a Kemper acquisition proposal has been publicly disclosed or has become publicly known, (iv) failed to include in this joint proxy statement/prospectus the Kemper recommendation or included in this joint proxy statement/prospectus any proposal to vote upon or consider any Kemper acquisition proposal or (v) failed to recommend against a competing tender offer or exchange offer for 15% or more of the outstanding capital stock of Kemper within five business days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

•	if Kemper breaches in any material respect any of its obligations with respect to not soliciting Kemper acquisition proposals; or

•	if, prior to obtaining the Infinity shareholder approval, Infinity terminates the Merger Agreement in order to enter into a definitive agreement to effect an Infinity superior proposal, so long as Infinity has complied with its obligations with respect to not soliciting Infinity acquisition proposals in all material respects and enters into such definitive agreement concurrently with the termination of the Merger Agreement, and pays the termination fee in accordance with the procedures and time periods described below.

Effect of Termination

If the Merger Agreement is terminated as described above, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Kemper, Merger Sub or Infinity (except for provisions relating to confidentiality, access to information, public announcements, expenses, payment of termination fees and expenses, amendments and supplements, extensions of time and waivers, the provision relating to effects of termination and certain other miscellaneous provisions), provided that neither Kemper, Merger Sub or Infinity will be relieved of any liability for (i) the willful and material breach of the Merger Agreement or (ii) actual fraud (which will not include constructive fraud or similar claims). The parties agree that the termination of the Merger Agreement will not affect the obligations of the parties under the confidentiality agreement.

Reimbursement of Fees and Expenses

If prior to the receipt of the Infinity shareholder approval, an Infinity competing proposal (as defined below) has been publicly disclosed or has become publicly known and not withdrawn, and the Merger Agreement is terminated by Kemper or Infinity due to the occurrence of a triggering event as described in the second through fourth bullet points above under “—Termination of the Merger Agreement—Termination by Kemper or Infinity” beginning on page 216, or by Kemper due to the occurrence of a triggering event as described in the first bullet point above under “—Termination of the Merger Agreement—Termination by Kemper” beginning on page 216, then Infinity will pay to Kemper by wire transfer of immediately available funds to the account or accounts designated by Kemper or its designee the Kemper expenses (as defined below) within two (2) business days after receipt from Kemper of documentation supporting such Kemper expenses and, if concurrently with or within 12 months after the date of any such termination, Infinity or any of its subsidiaries enters into a definitive agreement with respect to any Infinity competing proposal or any Infinity competing proposal is ultimately consummated, Infinity will pay to Kemper or its designee by wire transfer of immediately available funds to the account or accounts designated by Kemper or such designee the termination fee (as defined below) concurrently with the consummation of such Infinity competing proposal.

If prior to the receipt of the Kemper stockholder approval, a Kemper competing proposal (as defined below) has been publicly disclosed or has become publicly known and not withdrawn, and the Merger Agreement is terminated by Kemper or Infinity due to the occurrence of a triggering event as described in the second through fourth bullet points above under “—Termination of the Merger Agreement—Termination by Kemper or Infinity” beginning on page 216, or by Infinity due to the occurrence of a triggering event as described in the first bullet point above under “—Termination of the Merger Agreement—Termination by Infinity” beginning on page 217, then Kemper will pay to Infinity by wire transfer of immediately funds to the account or accounts designated by Infinity or its designee the Infinity expenses (as defined below) within two business days after receipt from Infinity of documentation supporting such Infinity expenses and, if concurrently with or within 12 months after the date of any such termination, Kemper or any of its subsidiaries enters into a definitive agreement with respect to any Kemper competing proposal or any Kemper competing proposal is ultimately consummated, Kemper will pay to Infinity or its designee by wire transfer of immediately available funds to the account or accounts designated by Infinity or such designee the termination fee concurrently with the consummation of such Kemper competing proposal.

Infinity has also agreed to pay Kemper a termination fee of $49,598,810 (the “termination fee”) if:

•	Kemper terminates the Merger Agreement due to the occurrence of a triggering event as described in the second bullet above under “—Termination of the Merger Agreement—Termination by Kemper” beginning on page 216;

•	Kemper terminates the Merger Agreement due to the occurrence of a triggering event as described in the third bullet above under “—Termination of the Merger Agreement—Termination by Kemper” beginning on page 216; and

•	Infinity terminates the Merger Agreement due to an Infinity superior proposal and enters into a definitive agreement as described in the fourth bullet above under “—Termination of the Merger Agreement—Termination by Infinity” beginning on page 217.

Kemper has also agreed to pay Infinity the termination fee if:

•	Infinity terminates the Merger Agreement due to the occurrence of a triggering event as described in the second bullet above under “—Termination of the Merger Agreement—Termination by Infinity” beginning on page 217;

•	Infinity terminates the Merger Agreement due to the occurrence of a triggering event as described in the third bullet above under “—Termination of the Merger Agreement—Termination by Infinity” beginning on page 217; and

•	Kemper terminates the Merger Agreement due to a Kemper superior proposal and enters into a definitive agreement as described in the fourth bullet above under “—Termination of the Merger Agreement—Termination by Kemper” beginning on page 216.

In addition, unless Infinity is required to pay Kemper expenses as described in the first paragraph under this Section “—Reimbursement of Fees and Expenses” beginning on page 218, Infinity has agreed to pay the Kemper expenses if the Merger Agreement is terminated due to the failure to obtain the Infinity shareholder approval as described in the second bullet above under “—Termination of the Merger Agreement—Termination by Kemper or Infinity” beginning on page 216.

In addition, unless Kemper is required to pay Infinity expenses as described in the second paragraph under this Section “—Reimbursement of Fees and Expenses” beginning on page 218, Kemper has agreed to pay the Infinity expenses if the Merger Agreement is terminated due to the failure to obtain the Kemper stockholder approval as described in the third bullet above under “—Termination of the Merger Agreement—Termination by Kemper or Infinity” beginning on page 216.

For purposes of the foregoing summary of termination fees payable:

“Infinity competing proposal” will have the same meaning as Infinity acquisition proposal except that all references to “15%” therein are changed to “45%” and all references to “85%” therein are changed to “55%;”

“Infinity expenses” means documented fees and expenses (not to exceed $14,171,089) incurred or paid by or on behalf of Infinity and its affiliates in connection with the transactions contemplated by the Merger Agreement, or related to the evaluation, authorization, preparation, negotiation, execution or performance of the Merger Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Infinity and its affiliates;

“Kemper competing proposal” will have the same meaning as Kemper acquisition proposal except that all references to “15%” therein are changed to “45%” and all references to “85%” therein are changed to “55%;”

“Kemper expenses” means documented fees and expenses (not to exceed $14,171,089) incurred or paid by or on behalf of Kemper, Merger Sub and their respective affiliates in connection with the transactions contemplated by the Merger Agreement, or related to the evaluation, authorization, preparation, negotiation, execution or performance of the Merger Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Kemper, Merger Sub and their respective affiliates.

Representations and Warranties

Infinity, on the one hand, and Kemper and Merger Sub, on the other hand, have each made representations and warranties to each other in the Merger Agreement. The representations and warranties referenced below and included in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures not reflected in the Merger Agreement, were made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or stockholders and reports and documents filed with the SEC. Investors and stockholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Kemper, Merger Sub or Infinity or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Kemper’s or Infinity’s public disclosures. The representations and warranties of each of the parties to the Merger Agreement will expire at the effective time.

Representations and Warranties of Infinity

Infinity has made representations and warranties in the Merger Agreement that are subject, in some cases, (i) to information contained in reports filed with or furnished to the SEC by Infinity under the Exchange Act or the Securities Act after January 1, 2015 and publicly available at least two (2) business days prior to the date of the Merger Agreement (excluding all risk factors and forward-looking disclosures therein, other than specific factual information) and (ii) to specified exceptions and qualifications in the disclosure letter delivered by Infinity to Kemper. Certain of the representations and warranties are also subject to knowledge, materiality or material adverse effect qualifications. The topics covered by its representations and warranties include the following:

•	Infinity’s organization, standing and power;

•	subsidiaries of Infinity;

•	the capital structure of Infinity;

•	Infinity’s authority to enter into, and subject to the Infinity shareholder approval, consummate the transactions contemplated by the Merger Agreement;

•	(i) the absence of conflicts with, or violations of, laws, organizational documents or material contracts of Infinity, (ii) result in any breach or violation of any benefit plan of Infinity or (iii) result in the creation of any lien upon any of the material properties or assets of Infinity and its subsidiaries (or any properties or assets of Kemper or any of its subsidiaries, other than Infinity and its subsidiaries, following the effective time) in each case as a result of Infinity’s execution or delivery of the Merger Agreement or the performance by Infinity of its covenants under, or the consummation by Infinity of the transactions contemplated by, the Merger Agreement;

•	the governmental and regulatory approvals required to complete the Merger;

•	Infinity’s SEC filings since January 1, 2015, the financial statements contained in those filings, and the statutory financial statements of Infinity;

•	the absence of any undisclosed liabilities;

•	indebtedness of Infinity and its subsidiaries;

•	the information supplied in this joint proxy statement/prospectus;

•	the absence of certain changes or events since January 1, 2017;

•	the absence of pending litigation and proceedings;

•	Infinity’s and its subsidiaries’ (and certain of their respective affiliates’ and representatives’) compliance with laws and permits;

•	employee benefits matters;

•	labor matters;

•	environmental matters;

•	tax matters including tax treatment of the Merger;

•	certain material contracts of Infinity;

•	insurance coverage;

•	Infinity’s and its subsidiaries’ real property;

•	Infinity’s and its subsidiaries’ intellectual property, including their software and information technology systems;

•	insurance matters;

•	reserves of Infinity and its subsidiaries;

•	Infinity’s and its subsidiaries’ reinsurance agreements;

•	underwriting standards of Infinity and its subsidiaries;

•	the absence of affiliate transactions;

•	the absence of financial advisor’s, broker’s or finder’s fees, other than those payable to Deutsche Bank, in connection with the transactions contemplated by the Merger Agreement;

•	the inapplicability of takeover laws to the Merger;

•	the fairness opinion of Deutsche Bank; and

•	the absence of any other representation and warranties of Kemper, Merger Sub or their subsidiaries, affiliates or representatives other than what is contained in the Merger Agreement.

Representations and Warranties of Kemper

Kemper and Merger Sub have made representations and warranties in the Merger Agreement that are subject, in some cases, (i) to information contained in reports filed with or furnished to the SEC by Kemper under the Exchange Act or the Securities Act after January 1, 2015 and publicly available at least two business days prior to the date of the Merger Agreement (excluding all risk factors and forward-looking disclosures therein, other than specific factual information) or (ii) to specified exceptions and qualifications in the disclosure letter delivered by Kemper to Infinity. Certain of the representations and warranties are also subject to knowledge, materiality or material adverse effect qualifications. The topics covered by its representations and warranties include the following:

•	their organization, standing and power;

•	subsidiaries of Kemper and Merger Sub;

•	the capital structure of Kemper;

•	Kemper’s and Merger Sub’s authority to enter into, and subject to the Kemper stockholder approval, consummate the transactions contemplated by the Merger Agreement;

•	(i) the absence of conflicts with, or violations of, laws, organizational documents or material contracts of Kemper, (ii) result in any breach or violation of any benefit plan of Kemper or (iii) result in the creation of any lien upon any of the material properties or assets of Kemper and its subsidiaries, in each case as a result of Kemper’s and Merger Sub’s execution or delivery of the Merger Agreement or the performance by Kemper and Merger Sub of their respective covenants under, or the consummation by Kemper and Merger Sub of the transactions contemplated by, the Merger Agreement;

•	the governmental and regulatory approvals required to complete the Merger;

•	Kemper’s SEC filings since January 1, 2015 and the financial statements contained in those filings;

•	the absence of any undisclosed liabilities;

•	the information supplied in this joint proxy statement/prospectus;

•	the absence of certain changes or events since January 1, 2017;

•	the absence of pending litigation and proceedings;

•	Kemper’s and its subsidiaries’ compliance with laws and permits;

•	insurance matters;

•	reserves of Kemper and its subsidiaries;

•	Kemper’s and Merger Sub’s lack of ownership of Infinity common stock;

•	Kemper’s ownership of Merger Sub and the operations of Merger Sub;

•	Kemper and Merger Sub having sufficient funds to consummate the Merger at the effective time;

•	the absence of financial advisor’s, broker’s or finder’s fees, other than those payable to Goldman Sachs, in connection with the transactions contemplated by the Merger Agreement;

•	the fairness opinion of Goldman Sachs;

•	absence or receipt of any unsolicited bona fide written Kemper acquisition proposals since January 1, 2017; and

•	the absence of any other representation and warranties of Infinity or its subsidiaries, affiliates or representatives other than what is contained in the Merger Agreement.

Expenses

Except (i) as provided above under “—Termination of the Merger Agreement—Termination by Infinity” beginning on page 217 and “—Termination of the Merger Agreement—Termination by Kemper” beginning on page 216, (ii) that all HSR Act filing fees will be paid by Kemper, and (iii) that all costs and expenses incurred in connection with the printing, filing and mailing of this joint proxy statement/prospectus and the Form S-4 (including the applicable SEC filing fees) will be divided equally between Kemper and Infinity, each party is otherwise required to pay its own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Governing Law; Jurisdiction; Remedies; Waiver of Jury Trial

The Merger Agreement is governed by the internal laws of the State of Delaware without reference to the conflicts of laws principles that would cause the application of the laws of another jurisdiction. Notwithstanding the foregoing, (i) matters relating to (A) the structure and effects of the Merger, including the matters relating to the filing of the certificate of merger, (B) the Merger Consideration and conversion of Infinity common stock, including the exchange of Infinity share certificates, the election procedures by Infinity shareholders and the treatment of Infinity stock awards, and (C) any dissenters’ rights with respect to Infinity common stock will be governed by the OGCL and (ii) all matters relating to the fiduciary duties of the Infinity Board will be governed by the internal laws of the State of Ohio, without regard to the conflicts of law principles of such state that would cause the application of the laws of another jurisdiction. All legal actions or proceedings with respect to the Merger Agreement are to be brought and determined exclusively in the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware. Kemper, Merger Sub and Infinity are entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Delaware Court of Chancery, this being in addition to any other remedy to which such party is entitled at law or in equity and no party to the Merger Agreement will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. However, in the event that Kemper or Infinity, or their respective designees, receives full payment of the termination fee under the circumstances where a termination fee was payable, the receipt of the termination fee will be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the party to which such termination fee was payable under the Merger Agreement. Each of Kemper, Merger Sub and Infinity has waived any requirement under any law to post security as a prerequisite to obtaining equitable relief. Each of Kemper, Merger Sub and Infinity has waived its right to trial by jury in any legal proceeding arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

Amendments, Extensions and Waivers

Amendments

The Merger Agreement may be amended by Kemper, Merger Sub and Infinity at any time prior to the closing, except that any amendment after the Infinity shareholder approval has been obtained which requires further approval or adoption by the shareholders of Infinity may not be made without such further approval or adoption. All amendments to the Merger Agreement must be in writing signed by each party.

Extension of Time and Waivers

At any time prior to the closing, any of Kemper, Merger Sub or Infinity may, to the extent permitted by applicable law:

•	extend the time for the performance of any of the obligations or acts of any other party or parties to the Merger Agreement;

•	waive any inaccuracies in the representations and warranties of the other party or parties set forth in the Merger Agreement or any document delivered pursuant to the Merger Agreement; or

•	subject to applicable law, waive compliance with any of the agreements, covenants or conditions of the other party or parties contained in the Merger Agreement.

However, after the Infinity shareholder approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the Infinity shareholders without such further approval or adoption. All extensions and waivers granted by a party to the Merger Agreement must be in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

THE VOTING AND SUPPORT AGREEMENTS

Voting and Support Agreements—Kemper Voting and Support Agreements

In connection with the Merger Agreement, on February 13, 2018, each of Kemper’s directors and then-employed named executive officers, who collectively beneficially owned an aggregate of 467,948 shares of Kemper common stock as of the close of business on the Kemper record date, representing approximately 0.9% of the shares of Kemper common stock outstanding as of that date, entered into a Kemper Voting and Support Agreement, pursuant to which, among other things and subject to certain exceptions, each director and named executive officer agreed to vote or cause to be voted any shares of Kemper common stock of which they are the beneficial or record owner (i) in favor of the approval of the share issuance proposal and (ii) against (A) certain enumerated significant corporate transactions and any other extraordinary corporate transactions (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation or sale or transfer of all or substantially all of the assets or securities of Kemper or any of the material subsidiaries of Kemper and (B) any proposal that would reasonably be expected to materially impede, frustrate, prevent or nullify the issuance of shares of Kemper common stock in the Merger or the Merger Agreement, subject to certain limited exceptions.

During the term of the Kemper Voting and Support Agreements, each director and named executive officer is not permitted to, directly or indirectly, sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of his or her shares of Kemper common stock or any interest therein, among other things and subject to certain limited exceptions. During the term of the Kemper Voting and Support Agreements, each director and named executive officer is personally obligated to abide by the restrictions on solicitation set forth in the Merger Agreement.

The Kemper Voting and Support Agreements terminate on the earlier of (i) the closing, (ii) any termination of the Merger Agreement, (iii) the delivery of written notice of termination of any Kemper Voting and Support Agreement by a director or named executive officer to Kemper following the failure of the Kemper Board to recommend that Kemper’s stockholders approve the share issuance proposal, (iv) the written agreement of such director or named executive officer and Infinity to terminate such Kemper Voting and Support Agreement and (v) the delivery of written notice of termination of a Kemper Voting and Support Agreement by such director or named executive officer to Kemper following any fundamental amendment to the Merger Agreement, which includes (A) increases to the cash component or the stock component of the Merger Consideration, (B) changes to the form of Merger Consideration payable in the Merger in any material respect, (C) extensions of the outside date, not including the one three-month extension of the outside date contemplated by the terms of the Merger Agreement, (D) changes to the election rights of Infinity shareholders for Cash Consideration or Stock Consideration under the Merger Agreement in any material respect or (E) any amendment, waiver or other modification to the Merger Agreement that is materially adverse to such director or named executive officer in his or her capacity as a stockholder of Kemper.

The Kemper Voting and Support Agreements are executed by each of these directors and named executive officers in an individual capacity as a stockholder and do not limit or restrict such signatory thereto from acting in his or her capacity as a director or officer of Kemper. A copy of the form of the Kemper Voting and Support Agreement executed by all directors and then-employed named executive officers is attached as Annex B to this joint proxy statement/prospectus. The foregoing summary of the Kemper Voting and Support Agreements is subject to, and qualified in its entirety by reference to, the full text of the form of the Kemper Voting and Support Agreements attached as Annex B to this joint proxy statement/prospectus and incorporated herein by reference.

Voting and Support Agreements—Infinity Voting and Support Agreements

In connection with the Merger Agreement, on February 13, 2018, each of Infinity’s directors and then-employed named executive officers, who collectively beneficially owned an aggregate of 314,379 shares of

Infinity common stock as of the close of business on the Infinity record date, representing approximately 2.9% of the shares of Infinity common stock outstanding as of that date, entered into an Infinity Voting and Support Agreement, pursuant to which, among other things and subject to certain exceptions, each director and named executive officer agreed to vote or cause to be voted any shares of Infinity common stock of which they are the beneficial or record owner (i) in favor of (A) the adoption of the merger proposal, and (B) the approval of the transactions contemplated by the Merger Agreement, including the Merger, and (ii) against (A) certain enumerated significant corporate transactions and any other extraordinary corporate transactions (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation or sale or transfer of all or substantially all of the assets or securities of Infinity or any of the material subsidiaries of Infinity and (B) any proposal that would reasonably be expected to materially impede, frustrate, prevent or nullify the Merger or the Merger Agreement, subject to certain limited exceptions.

During the term of the Infinity Voting and Support Agreements, each director and named executive officer is not permitted to, directly or indirectly, sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of his or shares of Infinity common stock or any interest therein, among other things and subject to certain limited exceptions. Under the Infinity Voting and Support Agreements, each director and named executive officer has waived and may not assert any appraisal rights or rights to dissent with respect to his or her shares of Infinity common stock in connection with the Merger. During the term of the Infinity Voting and Support Agreements, each director and named executive officer is personally obligated to abide by the restrictions on solicitation set forth in the Merger Agreement.

The Infinity Voting and Support Agreements terminate on the earlier of (i) the closing, (ii) any termination of the Merger Agreement, (iii) the delivery of written notice of termination of any Infinity Voting and Support Agreement by a director or named executive officer to Infinity following the failure of the Infinity Board to recommend that Infinity’s shareholders approve the Merger, (iv) the written agreement of such director or named executive officer and Kemper to terminate such Infinity Voting and Support Agreement and (v) the delivery of written notice of termination of an Infinity Voting and Support Agreement by such director or named executive officer to Infinity following any fundamental amendment to the Merger Agreement, which includes (A) reductions to the cash component or the stock component of the Merger Consideration, (B) changes to the form of Merger Consideration payable in the Merger in any material respect, (C) extensions of the outside date, not including the one three-month extension of the outside date contemplated by the terms of the Merger Agreement, (D) changes to the election rights of Infinity shareholders for Cash Consideration or Stock Consideration under the Merger Agreement in any material respect or (E) any amendment, waiver or other modification to the Merger Agreement that is materially adverse to such director or named executive officers in his or her capacity as a shareholder of Infinity.

The Infinity Voting and Support Agreements are executed by each of these directors and named executive officers in an individual capacity as a shareholder and do not limit or restrict such signatory thereto from acting in his or her capacity as a director or named executive officer. A copy of the form of Infinity Voting and Support Agreement executed by all directors and then-employed named executive officers is attached as Annex C to this joint proxy statement/prospectus. The foregoing summary of the Infinity Voting and Support Agreements is subject to, and qualified in its entirety by reference to, the full text of the form of the Infinity Voting and Support Agreements attached as Annex C to this joint proxy statement/prospectus and incorporated herein by reference.

APPRAISAL AND DISSENTERS’ RIGHTS

Kemper Stockholders

Under the DGCL, Kemper stockholders are not entitled to appraisal rights in connection with the issuance of shares of Kemper common stock to Infinity shareholders pursuant to the Merger Agreement. It is expected that Kemper common stock will continue to be traded on the NYSE during the pendency of the Merger and following the effective time, and Kemper’s corporate status will not change as a result of the Merger because the Merger is being completed between Vulcan Sub, Inc., a wholly owned subsidiary of Kemper, and Infinity.

Infinity Shareholders

If the merger proposal is approved, each Infinity shareholder who does not vote in favor of the merger proposal may be entitled to seek relief as a dissenting Infinity shareholder under Section 1701.85 of the OGCL. The following is a summary of the principal steps a shareholder must take to perfect dissenters’ rights under the OGCL. This summary is qualified by reference to the complete text of Section 1701.85 of the OGCL, which is attached as Annex F to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Any Infinity shareholder considering the exercise of dissenters’ rights is urged to review carefully the provisions of Section 1701.85 of the OGCL and to consult an attorney in connection therewith, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

To perfect dissenters’ rights, a dissenting Infinity shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85 of the OGCL:

•	a dissenting Infinity shareholder must be a record holder of the shares of Infinity common stock as to which such shareholder seeks to exercise dissenters’ rights on the Infinity record date. Because only Infinity shareholders of record on the Infinity record date may exercise dissenters’ rights, any person or entity who beneficially owns shares that are held of record by a bank, broker, trust or other nominee holder of record who desires to exercise dissenters’ rights must, in all cases, instruct such bank, broker, trust or other nominee holder of record to comply with and satisfy all of the requirements of Section 1701.85 of the OGCL;

•	a dissenting Infinity shareholder must not vote his or her shares in favor of the merger proposal at the Infinity special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s dissenters’ rights. However, a signed proxy returned to Infinity without specified voting instructions will be voted in favor of the merger proposal and will be deemed a waiver of dissenters’ rights. A dissenting Infinity shareholder may revoke his or her proxy at any time before its exercise by filing with Infinity an instrument revoking it, delivering a duly executed proxy bearing a later date, voting by telephone or over the Internet at a later date than the date of the previous proxy or by attending and giving notice of the revocation of the proxy at the Infinity special meeting (see “The Infinity Special Meeting—Voting; Proxies; Revocation” beginning on page 55);

•	a dissenting Infinity shareholder must deliver a written demand for payment of the fair cash value of the shares of Infinity common stock held by such shareholder prior to the vote by Infinity shareholders on the merger proposal at the Infinity special meeting (a “written demand”). Any written demand must specify the dissenting Infinity shareholder’s name and address, the number and class of shares held by the shareholder on the Infinity record date (the “dissenting shares”), and the amount claimed as the fair cash value of the dissenting shares. Voting against the merger proposal does not constitute the written demand required under Section 1701.85 of the OGCL; and

•

with respect to shares of Infinity common stock represented by share certificates, if Infinity sends to a dissenting Infinity shareholder, at the address specified in the written demand, a request for the share certificates representing the dissenting shares, the dissenting Infinity shareholder, within fifteen

(15) days from the date of Infinity sending such request, must deliver to Infinity the share certificates requested so that Infinity may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. Such a request is not an admission by Infinity that a dissenting Infinity shareholder is entitled to relief under Section 1701.85 of the OGCL. Infinity will promptly return the endorsed share certificates to the dissenting Infinity shareholder. At the option of Infinity, a dissenting Infinity shareholder who fails to deliver the share certificates representing the dissenting shares after receiving such request from Infinity shall have his or her dissenters’ rights terminated upon Infinity delivering written notice to such dissenting shareholder within twenty (20) days after the lapse of the fifteen (15)-day period, unless a court for good cause shown otherwise directs.

Infinity and a dissenting Infinity shareholder may come to an agreement as to the fair cash value of the dissenting shares. If Infinity and the dissenting Infinity shareholder cannot agree upon the fair cash value of the dissenting shares, then either Infinity or the dissenting Infinity shareholder may, within three (3) months after service of a written demand by the dissenting Infinity shareholder, file a petition in the Court of Common Pleas of Hamilton County, Ohio (the “Court”), for a determination that the dissenting Infinity shareholder is entitled to exercise dissenters’ rights and to determine the fair cash value of the dissenting shares. If the Court finds the dissenting Infinity shareholder is entitled to be paid the fair cash value of any dissenting shares, the Court may appoint one or more appraisers to receive evidence and recommend a decision on the amount of the fair cash value. The Court will then make a finding as to the fair cash value of the dissenting shares and shall render judgment against Infinity for the payment of such fair cash value, with interest at a rate and from a date as the Court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned as the court considers equitable.

Fair cash value for purposes of Section 1701.85 of the OGCL is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the written demand of a dissenting Infinity shareholder. The fair cash value is to be determined as of the day prior to the date of the Infinity special meeting. For purposes of determining the fair cash value of a share listed on a national securities exchange (such as the NASDAQ, on which shares of Infinity common stock are currently listed) immediately before the effective time of the Merger, fair cash value of a share will be the closing sale price of Infinity common stock on the NASDAQ the day before the Infinity shareholders vote on the merger proposal (which date will be the day before the Infinity special meeting unless the Infinity special meeting is adjourned or postponed). Otherwise, any appreciation or depreciation in the market value of Infinity common stock resulting from the Merger, and any premium associated with control of Infinity, or any discount for lack of marketability or minority status, will be excluded. The fair cash value may be higher, the same as, or lower than the per share value of the Merger Consideration to be received by Infinity shareholders in connection with the Merger. Infinity shareholders should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair cash value” under Section 1701.85 of the OGCL.

Payment of the fair cash value must be made within thirty (30) days after the later of the final determination of such value or the effective time. In the case of holders of shares of Infinity common stock represented by share certificates, such payment shall be made only upon simultaneous surrender to Infinity of the dissenting Infinity shareholder’s share certificates for which such payment is made.

Pursuant to Section 1701.85 of the OGCL, a dissenting Infinity shareholder’s rights to receive the fair cash value of the dissenting shares will automatically terminate if:

•	the dissenting Infinity shareholder has not complied with Section 1701.85 of the OGCL;

•	the Merger is abandoned or is finally enjoined or prevented from being carried out, or the Infinity shareholders rescind their approval of the merger proposal;

•	the dissenting Infinity shareholder withdraws such shareholder’s written demand, with the consent of the Infinity Board; or

•	the dissenting Infinity shareholder and the Infinity Board have not agreed on the fair cash value of Infinity common stock and neither has filed a timely complaint in the Court within three (3) months after the dissenting Infinity shareholder delivered a written demand.

All rights accruing to holders of shares of Infinity common stock, including voting and dividend or distribution rights, are suspended from the time a dissenting Infinity shareholder submits a written demand with respect to any dissenting shares until the termination or satisfaction of the rights and obligations of the dissenting Infinity shareholder and Infinity arising from the written demand. During this period of suspension, any dividend or distribution paid on the dissenting shares will be paid to the record owner as a credit upon the fair cash value thereof. If an Infinity shareholder’s dissenters’ rights are terminated other than by purchase of the dissenting shares by Infinity, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

INFORMATION ABOUT KEMPER AND MERGER SUB

Kemper

Kemper is a diversified insurance holding company, with subsidiaries that provide automobile, homeowners, life, health, and other insurance products to individuals and businesses. The principal executive offices of Kemper are located at One East Wacker Drive, Chicago, Illinois 60601, and its telephone number is (312) 661-4600.

Kemper is a holding company incorporated under the laws of the State of Delaware in 1990, with equity securities traded on the NYSE. On August 25, 2011, Kemper adopted its current name and changed its NYSE ticker symbol to “KMPR.” Prior to the name change, Kemper was known as Unitrin, Inc. and traded under the NYSE ticker symbol “UTR.”

Kemper is engaged, through its subsidiaries, in the property and casualty insurance and life and health insurance businesses. Kemper conducts its operations through two operating segments: Property & Casualty Insurance and Life & Health Insurance. Kemper conducts its operations solely in the United States.

Kemper’s subsidiaries employ approximately 5,550 full-time associates supporting their operations, of which approximately 1,850 are employed in the Property & Casualty Insurance segment, approximately 3,200 are employed in the Life & Health Insurance segment and the remainder are employed in various corporate and other staff and shared functions.

For additional information regarding Kemper, please refer to its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC and incorporated by reference into this joint proxy statement/prospectus, as well as Kemper’s other filings with the SEC. See “Where You Can Find More Information” beginning on page 279.

Merger Sub

Merger Sub is a direct wholly owned subsidiary of Kemper and was formed solely for the purpose of consummating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. The principal executive offices of Merger Sub are located at One East Wacker Drive, Chicago, Illinois 60601, and its telephone number is (312) 661-4600.

INFORMATION ABOUT INFINITY

Infinity was incorporated under the laws of the State of Ohio on September 16, 2002. Infinity is a holding company that provides insurance, through its subsidiaries, for personal auto with a concentration on non-standard risks, commercial auto and classic collectors. Infinity’s headquarters are located at 2201 4th Avenue North, Birmingham, Alabama. Infinity employed approximately 2,300 people at December 31, 2017. Infinity common stock is traded on the NASDAQ under the symbol “IPCC.”

Infinity offers personal and commercial auto insurance primarily in four key states: Arizona, California, Florida and Texas. Infinity’s target customers are urban and Hispanic drivers. This narrow geographic and demographic focus allows Infinity to concentrate its efforts and resources on providing competitively priced products to underserved segments while generating adequate returns for its shareholders.

For additional information regarding Infinity, please refer to its Annual Report on Form 10-K for the year ended December 31, 2017 (as amended on Form 10-K/A) as filed with the SEC and incorporated by reference into this joint proxy statement/prospectus, as well as Infinity’s other filings with the SEC. See “Where You Can Find More Information” beginning on page 279.

OWNERSHIP OF KEMPER COMMON STOCK

On April 16, 2018, there were 51,536,698 shares of Kemper common stock outstanding. The following table shows the beneficial ownership of the Kemper common stock as of April 16, 2018 (unless otherwise indicated) by: (i) each of Kemper’s directors; (ii) each of Kemper’s named executive officers; and (iii) all directors and executive officers as a group. Beneficial ownership includes voting or investment power with respect to shares of Kemper common stock and includes shares issuable pursuant to stock options that are exercisable or restricted stock units that vest within sixty (60) days of April 16, 2018. Unless otherwise indicated, the address for each listed stockholder is: One East Wacker Drive, Chicago, Illinois 60601.

Name of Beneficial Owner	Shares of Common Stock at April 16, 2018 (1)	Stock Options Exercisable/RSUs Vesting Through June 15, 2018 (2)	Total Shares Beneficially Owned	Percent of Class (3)
Directors:
George N. Cochran	8,008	9,179	17,187	*
Kathleen M. Cronin	5,800	8,000	13,800	*
Douglas G. Geoga	14,630	33,965	48,595	*
Thomas M. Goldstein	2,880	—	2,880	*
Lacy M. Johnson	2,880	—	2,880	*
Robert J. Joyce	8,800	17,179	25,979	*
Joseph P. Lacher, Jr.	—	165,129	165,129	*
Christopher B. Sarofim	6,800	16,000	22,800	*
David P. Storch	11,800	29,179	40,979	*
Susan D. Whiting	1,000	—	1,000	*
Named Executive Officers (“NEOs”) (other than Mr. Lacher who is listed above):
James J. McKinney	3,887	16,310	20,197	*
John M. Boschelli	32,076	21,484	53,560	*
Charles T. Brooks	—	25,766	25,766	*
Mark A. Green	2,000	25,196	27,196	*
Directors, NEOs and Executive Officers as a Group (19 persons)	186,238	420,221	606,459	1.2%

(1)	The shares shown for non-employee directors (i.e, the directors other than Mr. Lacher) include outstanding DSUs, and the numbers of shares for NEOs and other executive officers include any shares of Kemper common stock indirectly held in the 401(k) and Retirement Plan. The shares shown for the non-employee directors include 2,880 DSUs for Messrs. Goldstein and Johnson, 5,800 DSUs for Mr. Cochran and Ms. Cronin and 6,800 DSUs for Messrs. Geoga, Joyce, Sarofim and Storch outstanding on April 16, 2018, which are all fully-vested. The time-based restricted stock units (“RSUs”) and the PSUs held by officers are not included in the amounts shown in this table because they are not deemed beneficially owned shares of Kemper common stock under SEC rules applicable to this table unless they will vest within sixty (60) days. Accordingly, the shares shown for the NEOs and the executive officers as a group do not include the following outstanding PSUs: Lacher (91,720); McKinney (18,024); Boschelli (16,235); Brooks (14,763); Green (18,058); and for all NEOs and executive officers as a group (202,829); and the shares shown also do not include the following outstanding RSUs: McKinney (10,667); and for all NEOs and executive officers as a group (15,924). To Kemper’s knowledge, the beneficial owner has sole voting and sole dispositive power with respect to the shares listed opposite his or her name, unless otherwise indicated.

(2)	The shares shown include stock options outstanding as of April 16, 2018 that will be vested as of June 15, 2018.

(3)	The percentages shown for any individual and for the directors and executive officers as a group are based on the shares of Kemper common stock outstanding on April 16, 2018. An asterisk in this column indicates a percentage of less than 1 percent.

The following table sets forth information about persons, other than Kemper’s directors and executive officers shown above, known by Kemper to be the beneficial owner of more than five percent of Kemper common stock. To Kemper’s knowledge, the beneficial owner has sole voting and sole dispositive power with respect to the shares listed opposite the beneficial owner’s name, unless otherwise indicated.

Name of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Singleton Group LLC (2)	8,334,520	16.2%
BlackRock, Inc. (3)	4,746,247	9.2%
Dimensional Fund Advisors LP (4)	4,323,094	8.4%
The Vanguard Group (5)	3,591,335	7.0%
Fayez Sarofim and Fayez Sarofim & Co. (6)	3,509,177	6.8%

(1)	The percentages shown are based on the 51,536,698 shares outstanding on April 16, 2018.

(2)	Based on information reported in a Schedule 13D/A filed jointly with the SEC on December 31, 2015, the Singleton Group LLC (“LLC”), 3419 Via Lido, #630, Newport Beach, California 92663, William W. Singleton, Christina Singleton Mednick and Donald E. Rugg, as managers of the LLC, the LLC directly owns 8,334,520 shares of Kemper common stock. William W. Singleton, Christina Singleton Mednick and Donald E. Rugg, as managers of the LLC, share voting and dispositive power with respect to the shares of Kemper common stock held by the LLC, and so may be deemed beneficial owners of all such shares, and Donald E. Rugg has sole voting and dispositive power with respect to 412 shares of Kemper common stock. As a result of these shares beneficially owned outside of the LLC and his role as a manager of the LLC, Donald E. Rugg may be deemed a beneficial owner of 8,334,932 shares of Kemper common stock. In a Form 4 filed with the SEC on May 8, 2014, William W. Singleton and Christina Singleton Mednick reported having indirect interests in these shares as trustees and beneficiaries of certain trusts holding membership interests in the LLC and as managers of the LLC and disclaimed beneficial interest of the shares of Kemper common stock held by the LLC except to the extent of their respective pecuniary interests therein.

(3)	Based on information set forth in a Schedule 13G/A filed with the SEC on January 25, 2018, BlackRock, Inc. (“BlackRock”), 55 East 52nd Street New York, New York 10055, beneficially owns an aggregate of 4,746,247 shares of Kemper common stock as of December 31, 2017, as to which BlackRock has sole dispositive power and which includes 4,656,432 shares of Kemper common stock as to which it has sole voting power. BlackRock also reported that it was filing as the parent holding company or control person of certain subsidiaries listed in an exhibit to the Schedule 13G/A.

(4)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2018, Dimensional Fund Advisors LP (“Dimensional”), Building One, 6300 Bee Cave Road, Austin, Texas 78746, beneficially owns an aggregate of 4,323,094 shares of Kemper common stock as of December 31, 2017, as to which Dimensional has sole dispositive power and which includes 4,266,470 shares of Kemper common stock as to which it has sole voting power. According to the Schedule 13G/A, these shares are held by four investment companies to which Dimensional furnishes investment advice, and certain other commingled funds, group trusts and separate accounts for which Dimensional serves as investment manager or sub-adviser. Dimensional disclaimed beneficial ownership of these shares.

(5)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2018, The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, Pennsylvania 19355, may be deemed to be the beneficial owner of 3,591,335 shares of Kemper common stock as of December 31, 2017. Of such shares, Vanguard reported sole voting power as to 45,733 shares of Kemper common stock, sole dispositive power as to 3,543,202 shares of Kemper common stock, shared voting power as to 5,500 shares of Kemper common stock and shared dispositive power as to 48,133 share of Kemper common stock.

According to the Schedule 13G/A, Vanguard’s wholly-owned subsidiary, Vanguard Fiduciary Trust Company, is the beneficial owner of 42,633 shares of Kemper common stock as a result of its serving as the investment manager of collective trust accounts. Additionally, Vanguard’s wholly-owned subsidiary, Vanguard Investments Australia, Ltd. is the beneficial owner of 8,600 shares of Kemper common stock as a result of its serving as an investment manager of Australian investment offerings.

(6)	Based on information set forth in a Schedule 13G/A filed jointly with the SEC on February 12, 2018 by Fayez Sarofim, Fayez Sarofim & Co. and Sarofim International Management Co., Two Houston Center, Suite 2907, 909 Fannin Street, Houston, Texas 77010. Fayez Sarofim may be deemed to be the beneficial owner of 3,509,177 shares of Kemper common stock as of December 31, 2017. Of such shares, Fayez Sarofim reported sole voting and dispositive power as to 2,469,070 shares of Kemper common stock and shared voting and dispositive power as to 1,040,107 shares of Kemper common stock.

Fayez Sarofim & Co. (of which Fayez Sarofim is the Chairman of the Board, a director, and the majority shareholder) may be deemed to be the beneficial owner of 1,040,107 shares of Kemper common stock as of December 31, 2017, as to which Fayez Sarofim & Co. has shared dispositive power and shared voting power. According to the Schedule 13G/A, 315,087 shares are held in investment advisory accounts managed by Fayez Sarofim & Co. for numerous clients as to which Fayez Sarofim & Co. has full investment discretion.

Sarofim International Management Co., a wholly-owned subsidiary of Fayez Sarofim & Co. directly owns 725,020 shares of Kemper common stock as of December 31, 2017 as to which it has shared voting power and dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Kemper’s directors and executive officers and persons who beneficially own more than 10 percent of the registered class of Kemper’s equity securities to file with the SEC reports of ownership and reports of changes in ownership of such securities. Based on Kemper’s knowledge of stock transactions, its review of copies of reports filed under Section 16(a) and written representations furnished to Kemper, Kemper believes that all filing requirements applicable to its directors, executive officers and more than ten percent beneficial owners were complied with for the fiscal year ended December 31, 2017, with one exception. In a Form 4 report filed in August 2017, Mr. Evans reported four gifts to a family trust that should have been reported on a Form 5 before February 15, 2017.

OWNERSHIP OF INFINITY COMMON STOCK

On April 20, 2018, there were approximately 10,941,936 shares of Infinity common stock outstanding. The following table sets forth information about persons, other than Infinity’s directors and executive officers, known by Infinity to be the beneficial owner of more than five percent of Infinity common stock. To Infinity’s knowledge, the beneficial owner has sole voting and sole dispositive power with respect to the shares listed opposite the beneficial owner’s name, unless otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,532,133	(1)	14.0%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,112,202	(2)	10.2%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, Texas 78746	928,171	(3)	8.5%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	873,682	(4)	7.9%
Macquarie Group Ltd. 50 Martin Place Sydney, NSW 2000 C3 2000	692,565	(5)	6.3%

(1)	Based on information set forth in a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 19, 2018: (i) BlackRock has sole voting power as to 1,505,880 shares of Infinity common stock and sole dispositive power as to all of these shares, and (ii) various persons have the right to receive or power to direct the receipt of dividends from, or the proceeds from the sale of the Infinity common stock. This information is provided as of December 31, 2017.

(2)	Based on information set forth in a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 9, 2018: Vanguard has sole voting power as to 13,351 of these shares of Infinity common stock, shared voting power as to 600 of these shares of Infinity common stock, sole dispositive power as to 1,099,276 of these shares of Infinity common stock, and shared dispositive power as to 12,926 of these shares of Infinity common stock. This information is provided as of December 31, 2017.

(3)	Based on information set forth in a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 9, 2018: (i) Dimensional has sole voting power and sole dispositive power as to all of these shares of Infinity common stock, (ii) Dimensional serves as investment manager or sub-adviser, or its subsidiaries may act as an adviser or sub-adviser, to certain investment companies, commingled group trusts and separate accounts (collectively, “Dimensional Funds”), (iii) Dimensional may possess voting and/or investment power over securities held by Dimensional Funds and may be deemed to be the beneficial owner of such securities, (iv) all securities reported in such Schedule 13G/A filing are held by Dimensional Funds, and (v) Dimensional disclaims beneficial ownership of all such shares of Infinity common stock. This information is provided as of December 31, 2017.

(4)	Based on information set forth in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Stock Fund, Inc. with the SEC on February 14, 2018: (i) Price Associates has sole voting power as to 145,554 of these shares of Infinity common stock and sole dispositive power as to all of these shares of Infinity common stock, and (ii) Price Associates expressly denies the beneficial ownership of such shares of Infinity common stock. This information is provided as of December 31, 2017.

(5)	Based on information set forth in a Schedule 13G/A filed by Macquarie Group Limited., Macquarie Bank Limited., Macquarie Investment Management Holdings Inc., and Macquarie Investment Management Business Trust (collectively, “Macquarie”) with the SEC on February 14, 2018, Macquarie has sole voting and dispositive power as to 690,490 of these shares of Infinity common stock. This information is provided as of December 31, 2017.

The following table shows the beneficial ownership of Infinity common stock by each director and each NEO and by Infinity directors and executive officers as a group, as of April 20, 2018. Beneficial ownership includes voting or investment power with respect to shares of Infinity common stock and includes shares issuable pursuant to stock options that are exercisable or vest within sixty (60) days of April 20, 2018. Unless otherwise indicated, the address for each listed stockholder is: 2201 4th Avenue North Birmingham, Alabama 35203.

Name	Position	Common Stock Subject to Options Exercisable Within 60 Days or to Distribution under the Performance Share Plan Within 60 Days	Other Common Stock Beneficially Owned		Total Common Stock Beneficially Owned
					Amount	Percentage
Glen N. Godwin	Chief Executive Officer	—	62,934	(1)	62,934	*
Robert H. Bateman	Executive Vice President, Chief Financial Officer, and Treasurer	—	6,639	(2)	6,639	*
James R. Gober	Executive Chairman of the Board	—	113,191		113,191	1.0%
Samuel J. Simon	President and General Counsel	—	74,100	(3)	74,100	*
Victor T. Adamo	Director	—	1,679		1,679	*
Richard J. Bielen	Director	—	1,679		1,679	*
Angela Brock-Kyle	Director	—	3,636		3,636	*
Teresa A. Canida	Director	—	8,847		8,847	*
Harold E. Layman	Director	—	18,918		18,918	*
E. Robert Meaney	Director	—	4,514		4,514	*
James L. Weidner	Director	—	2,378		2,378	*
Samuel J. Weinhoff	Director	—	15,864	(4)	15,864	*
All executive officers and directors as a group (12 persons)		—	314,379		314,379	2.9%

(1)	Does not include 7,500 shares of restricted stock over which the executive lacks voting or investment power.

(2)	Does not include 7,471 shares of restricted stock over which the executive lacks voting or investment power.

(3)	Does not include 7,000 shares of restricted stock over which the executive lacks voting or investment power.

(4)	Includes 500 shares held in trust for his son.

*	Less than 1%

DESCRIPTION OF KEMPER CAPITAL STOCK

The following summary is a description of the material terms of Kemper’s capital stock and is not complete. You should also refer to the Kemper Charter and Kemper Bylaws, which are included as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part, and the applicable provisions of the DGCL. See “Where You Can Find More Information” beginning on page 279. The description set forth below should be read in conjunction with the section entitled “Comparison of Rights of Kemper Stockholders and Infinity Shareholders” beginning on page 241.

The Kemper Charter authorizes Kemper to issue 100,000,000 shares of common stock, par value $.10 per share, and 20,000,000 shares of preferred stock, par value $0.10 per share. Currently, there are no shares of preferred stock outstanding, although Kemper may issue preferred stock in the future. Kemper common stock is listed on the NYSE under the symbol “KMPR.” Computershare Trust Company, N.A. is the registrar and transfer agent for Kemper common stock.

Common Stock

All of Kemper’s issued and outstanding shares of common stock are, and the shares of Kemper common stock to be issued by Kemper to Infinity shareholders in connection with the Merger will be, validly issued, fully paid and nonassessable.

Voting

Each holder of shares of Kemper common stock is entitled to attend all special and annual meetings of the Kemper stockholders. Kemper stockholders have one vote for each share held on all matters voted upon by the Kemper stockholders, including the election of directors to the Kemper Board. Other than the election of directors, if an action is to be taken by vote of Kemper’s stockholders at a meeting of Kemper’s stockholders at which a quorum is present, it will be decided by a majority of the votes cast with respect to such matter, unless a different vote is required under the Kemper Charter or the DGCL. In an election of directors at a meeting of stockholders at which a quorum is present, a nominee for director shall be elected to the Kemper Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, provided, however, in the event the number of nominees for director is greater than the number of directors to be elected, directors shall be elected by a plurality of the votes cast.

Dividends

Except for any preferential rights of holders of any preferred stock that may then be issued and outstanding and any other class or series of stock having a preference over the Kemper common stock, holders of Kemper common stock are entitled to receive dividends as and when declared by the Kemper Board, from legally available funds. For additional information, see “The Merger—Kemper’s Dividend Policy” on page 164.

Liquidation Rights

In the event of Kemper’s liquidation or dissolution, the holders of Kemper common stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights

Holders of Kemper common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Kemper common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that Kemper may designate and issue in the future.

Preferred Stock

The Kemper Charter authorizes the Kemper Board to issue up to 20,000,000 shares of preferred stock in one or more series, with such distinctive designation or title and in such number of shares as may be authorized by the Kemper Board. The Kemper Board is authorized to prescribe the designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of any series so established, including but not limited to the following: (i) the voting powers, full, special, or limited, or no voting powers, of each such series; (ii) the rate, terms and conditions on which dividends will be paid, whether such dividends will be cumulative, and what preference such dividends shall have in relation to the dividends on other series or classes of stock; (iii) the rights, terms and conditions, if any, for conversion of such series of preferred stock into shares of other series or classes of stock; (iv) any right of Kemper to redeem the shares of such series of preferred stock, and the price, time, and conditions of such redemption, including the provisions for any sinking fund; and (v) the rights of holders of such series of preferred stock in relation to the rights of other series and classes of stock upon the liquidation, dissolution or distribution of Kemper’s assets. Unless otherwise provided by the Kemper Board, upon redemption or conversion, shares of preferred stock will revert to authorized but unissued shares and may be reissued as shares of any series of preferred stock.

Certain Statutory, Kemper Charter and Kemper Bylaws Provisions Affecting Stockholders

Various provisions of the Kemper Charter, Kemper Bylaws, the DGCL and state insurance laws could have the effect of delaying, deferring or discouraging another party from acquiring control of Kemper. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage, or could have the effect of encouraging, persons seeking to acquire control of Kemper to first negotiate with the Kemper Board.

The portions of the summary set forth below describing certain provisions of the Kemper Charter and Kemper Bylaws are qualified in their entirety by reference to the provisions of the Kemper Charter and Kemper Bylaws, copies of which are included as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part, and the applicable provisions of the DGCL. See “Where You Can Find More Information” beginning on page 279.

Kemper Charter and Kemper Bylaw Provisions

Special Meetings of Stockholders. The Kemper Charter and Kemper Bylaws do not grant the Kemper stockholders the right to call a special meeting of stockholders. Under the Kemper Charter and Kemper Bylaws, special meetings of Kemper stockholders may be called only by the Chairman of the Kemper Board or by a majority of the directors of the Kemper Board then in office.

No Stockholder Action by Written Consent. The Kemper Charter also provides that stockholders may not take any action by written consent.

Advance Notice Requirements. The Kemper Bylaws set forth advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be presented at meetings of stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of Kemper prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to the Secretary of Kemper at the principal executive offices of Kemper not less than sixty (60) nor more than ninety (90) days prior to the anniversary of the preceding year’s annual meeting. The notice must contain specified information concerning the person to be nominated or the business to be brought before the meeting and concerning the stockholder submitting the proposal. The advance notice requirement does not give the Kemper Board any power to approve or disapprove stockholder director nominations or proposals but may have the effect of precluding the consideration of such nominations or proposals at a meeting if the proper notice procedures are not followed.

Blank Check Preferred Stock. Kemper’s preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of Kemper preferred stock could be issued to purchasers sympathetic with Kemper’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Kemper’s securities or the removal of incumbent management.

The effects of the issuance of one or more series of the preferred stock on the holders of Kemper common stock could include:

•	reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Kemper common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Kemper common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Kemper common stock if the series of preferred stock is convertible, and is converted, into Kemper common stock; and

•	restrictions on the rights of holders of Kemper common stock to share in Kemper’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Business Combinations. Article Seven of the Kemper Charter places certain restrictions on the following transactions, subject to certain exceptions, with a direct or indirect beneficial owner (including certain affiliates and former beneficial owners and successors to such beneficial owners) of more than 15% of the voting power of Kemper’s outstanding voting stock (an “Interested Stockholder”):

•	any merger or consolidation of Kemper or any subsidiary with any Interested Stockholder or any other person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any affiliate of any Interested Stockholder of any assets of Kemper or any subsidiary having an aggregate fair market value of $10,000,000 or more;

•	the issuance or transfer by Kemper or any subsidiary (in one transaction or a series of transactions) of any securities of Kemper or any subsidiary to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of Kemper proposed by or on behalf of any Interested Stockholder or any affiliate of any Interested Stockholder; or

•	any reclassification of securities (including any reverse stock split or recapitalization of Kemper) or any merger or consolidation of Kemper with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Kemper or any subsidiary beneficially owned by any Interested Stockholder or any affiliate of any Interested Stockholder.

Kemper may only enter into one of the transactions described above if:

•

the transaction has been approved by a majority of Kemper’s “continuing directors,” being (i) members of Kemper’s original board of directors, (ii) persons unaffiliated with an Interested Stockholder who were members of the Kemper Board prior to such person or entity becoming an Interested Stockholder or (iii) successors of continuing directors who were recommended to succeed continuing directors by a majority of continuing directors then on the Kemper Board; or

•	(i) the transaction has been approved by the affirmative vote of 75% of the voting power of Kemper’s outstanding voting stock, voting together as a single class, (ii) the consideration to be received by the holders of each class or series of Kemper’s capital stock is not less than the highest price paid by the Interested Stockholder for any shares of such class or series during the preceding 24 months and (iii) is either in cash or in the form of consideration previously used by the Interested Stockholder to acquire the largest number of shares of such class or series previously acquired by such Interested Stockholder, and certain other conditions have been met.

Exclusive Forum Provision. The Kemper Bylaws provide that, unless Kemper consents to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on Kemper’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to Kemper or Kemper’s stockholders by any of Kemper’s directors, officers or other employees, (iii) any action asserting a claim against Kemper or any of Kemper’s directors or officers or other employees arising pursuant to any provision of the DGCL or the Kemper Charter or Kemper Bylaws or (iv) any action asserting a claim against Kemper or any of Kemper’s directors or officers or other employees governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Business Combination Statute

Kemper is a Delaware corporation and consequently is also subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three (3) years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation’s board of directors or unless the business combination is approved in a prescribed manner. A “business combination,” in reference to Kemper, includes, among other things, a merger or consolidation of Kemper or one of its subsidiaries and an interested stockholder or the sale by Kemper or any of its subsidiaries to an interested stockholder of assets having an aggregate market value equal to 10% or more of either the aggregate market value of Kemper’s consolidated assets or the aggregate market value of Kemper’s outstanding stock. In general, in relation to Kemper, an “interested stockholder” is any person that is the owner of 15% or more of Kemper’s outstanding voting stock and the affiliates and associates of such person. Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by the Kemper Board, and as a result could discourage attempts to acquire Kemper, which could depress the market price of Kemper common stock.

Change in Control Requirements Under Insurance Laws

State insurance laws impose requirements that must be met prior to a change of control of an insurance company or an entity that controls an insurance company; such laws will apply with respect to any state in which a controlled insurance company is domiciled or deemed “commercially domiciled” (based on the level of business conducted in the subject state). Kemper has insurance company subsidiaries domiciled, or deemed commercially domiciled, in Alabama, California, Illinois, Louisiana, Missouri, New York, Oklahoma, Oregon, Texas and Wisconsin, which means that any change of control of Kemper will be subject to the change of control statutes and related regulations in each of these states. Under the insurance laws of these states, “control” is generally defined as the power to direct or cause the direction of the management and policies of a person and is presumed to exist through the ownership of 10% (5% in Alabama) or more of the voting securities of a subject entity. Consequently, any person who seeks to acquire Kemper voting securities that would result in such ownership level will be required to comply with the change of control regime in each of the aforementioned states, which may include the advance filing of specific comprehensive information with the state insurance regulators, including personal biographical and financial information, a public hearing on the filing, and the review and approval of the change of control by such regulators.

Many state statutes also require pre-acquisition notification to state insurance regulators of a change of control of a non-domestic insurance company licensed in the state if specific market concentration thresholds would be triggered by the acquisition. Such statutes authorize the issuance of a cease and desist order or other action with respect to the subject insurance company if certain conditions, such as undue market concentration, would result from the acquisition.

All of the foregoing regulatory requirements may deter, delay or prevent transactions affecting control of Kemper or its insurance company subsidiaries, or the ownership of Kemper’s voting securities, including transactions that could be advantageous to Kemper’s stockholders. Similarly, such requirements may dissuade certain investors from seeking to acquire a controlling interest in Kemper or purchase Kemper common stock, which could depress the market price of Kemper common stock.

COMPARISON OF RIGHTS OF KEMPER STOCKHOLDERS AND INFINITY SHAREHOLDERS

The rights of Kemper stockholders are currently governed by the DGCL, the Kemper Charter and the Kemper Bylaws. The rights of the Infinity shareholders are currently governed by the OGCL, the Infinity Articles and the Infinity Regulations. Upon the closing, each share of Infinity common stock outstanding as of immediately prior to the effective time (other than shares owned by Kemper or any of its wholly owned subsidiaries or Infinity or any of its subsidiaries and shares held by any holder of Infinity common stock who is entitled to demand and properly demands appraisal of such shares under Ohio law) will be cancelled and extinguished and automatically converted into the Merger Consideration, which will include shares of Kemper common stock and/or cash, depending on the election of each Infinity shareholder. Following closing, the rights of the former Infinity shareholders will be governed by the DGCL, the Kemper Charter and the Kemper Bylaws.

The following summary is a discussion of the material differences of the current rights of Kemper stockholders and Infinity shareholders. This summary does not purport to be a complete statement of all differences, or a complete description of the specific provisions referred to in this summary, and is qualified in its entirety by reference to the DGCL, OGCL, Kemper Charter, Kemper Bylaws, Infinity Articles and Infinity Regulations. In addition, the identification of some of the differences in the rights of Kemper stockholders and Infinity shareholders as material is not intended to indicate or suggest that other differences are not equally material or do not exist. Kemper and Infinity urge you to read carefully this entire joint proxy statement/prospectus, the relevant provisions of the DGCL and the OGCL, and the other documents to which Kemper and Infinity refer in this joint proxy statement/prospectus for a more complete understanding of the differences between the rights of Kemper stockholders and Infinity shareholders. Kemper and Infinity have filed with the SEC their respective governing documents referenced in this summary comparison and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 279. In addition, the Kemper Charter and Kemper Bylaws are included as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.

Authorized Capital Stock

Kemper

The Kemper Charter authorizes the issuance of 120,000,000 shares, consisting of 100,000,000 shares of common stock, par value of $0.10 per share, and 20,000,000 shares of preferred stock, par value of $0.10 per share.

The Kemper Board is authorized to issue shares of preferred stock from time to time in one or more series, with such distinctive designation or title and in such number of shares as may be authorized by the Kemper Board. The Kemper Board is authorized to prescribe the designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of any series so established, including but not limited to the following: (i) the voting powers, full, special, or limited, or no voting powers, of each such series; (ii) the rate, terms and conditions on which dividends will be paid, whether such dividends will be cumulative, and what preference such dividends shall have in relation to the dividends on other series or classes of stock; (iii) the rights, terms and conditions, if any, for conversion of such series of preferred stock into shares of other series or classes of stock; (iv) any right of Kemper to redeem the shares of such series of preferred stock, and the price, time, and conditions of such redemption, including the provisions for any sinking fund; and (v) the rights of holders of such series of preferred stock in relation to the rights of other series and classes of stock upon the liquidation, dissolution or distribution of Kemper’s assets. Unless otherwise provided by the Kemper Board, upon redemption or conversion, shares of preferred stock will revert to authorized but unissued shares and may be reissued as shares of any series of preferred stock.

Infinity

The Infinity Articles authorize the issuance of 60,000,000 shares, consisting of 50,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share.

The Infinity Board is authorized to issue preferred stock from time to time in one or more series and to determine and fix prior to the issuance thereof, the voting rights, dividend or distribution rights or entitlements, dividend or distribution rate or rates, dividend or distribution payment date or dates, redemption rights and price, sinking fund requirements, conversion or exchange rights and restrictions on issuance of shares of such series, to the fullest extent now or hereafter permitted by the laws of the State of Ohio. Before issuing any series of preferred stock, the Infinity Board will adopt resolutions creating and designating the series as a series of preferred stock, and the resolutions will be filed in a statement with respect to shares as an amendment to the Infinity Articles.

Voting

Kemper

Under the DGCL and the Kemper Bylaws, each holder of Kemper common stock is entitled to one (1) vote per share of Kemper common stock.

Infinity

Each holder of Infinity common stock entitled to vote on a proposal at a meeting of Infinity shareholders shall be entitled to cast one (1) vote on each proposal submitted to the meeting for each share held on the applicable record date. Infinity shareholders also have the right to cumulate their votes in the election of directors. See “Comparison of Rights of Kemper Stockholders and Infinity Shareholders—Election of Directors.”

Special Meetings of Stockholders and Shareholders

Kemper

The Kemper Charter and Kemper Bylaws do not grant stockholders the right to call a special meeting of stockholders. Under the Kemper Charter and Kemper Bylaws, special meetings of stockholders may be called only by the Chairman of the Kemper Board or by a majority of directors then in office.

Infinity

The Infinity Regulations provide that a special meeting of shareholders may be called by the Chairman of the Infinity Board, the Chief Executive Officer, the President, a majority of directors or shareholders entitled to exercise fifty percent (50%) of all voting power of Infinity.

Stockholder and Shareholder Action by Written Consent

Kemper

The Kemper Charter expressly prohibits stockholder action by written consent.

Infinity

The OGCL provides that, unless otherwise prohibited by a corporation’s organizational documents, any action that may be taken by shareholders of an Ohio corporation at a meeting of shareholders may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote at such meeting.

The Infinity Articles and Infinity Regulations do no prohibit shareholder action by written consent and, as a result, the relevant provisions of the OGCL govern.

Stockholder and Shareholder Vote Requirements

Kemper

Under the Kemper Bylaws, any matter to be decided by Kemper stockholders other than the election of directors shall be decided by the majority of votes cast with respect to such matter (with abstentions and “broker non-votes” not counted as a vote cast either “FOR” or “AGAINST” such matter), unless a different vote is required by the DGCL, the Kemper Charter or the Kemper Bylaws.

For the vote required to elect directors to the Kemper Board, see “Comparison of Rights of Kemper Stockholders And Infinity Shareholders—Election of Directors”.

For certain corporate actions requiring a supermajority vote of Kemper stockholders, see “Comparison of Rights of Kemper Stockholders and Infinity Shareholders—Supermajority Vote Requirements.”

Infinity

The Infinity Regulations provide that, at any meeting at which a quorum is present, all business which may properly come before an Infinity meeting shall be determined by a majority of votes cast, except when a greater proportion is required by law, the Infinity Articles or the Infinity Regulations; provided, however, that no action required by law, the Infinity Articles or the Infinity Regulations to be authorized or taken by the holders of a designated proportion of the shares or voting power of Infinity may be authorized or taken by a lesser proportion. Abstentions and “broker non-votes” are not counted as a vote cast either “FOR” or “AGAINST” such matter.

For the vote required to elect directors to the Infinity Board see “Comparison of Rights of Kemper Stockholders and Infinity Shareholders—Election of Directors”.

For certain corporate actions requiring a supermajority vote of Infinity shareholders, see “Comparison of Rights of Kemper Stockholders and Infinity Shareholders—Supermajority Vote Requirements.”

Stockholder and Shareholder Proposals; Nomination of Candidates for Election to the Board of Directors

Kemper

The Kemper Bylaws provide that nominations of persons for election to the Kemper Board and the proposal of business to be considered by stockholders may be made at an annual meeting of stockholders by any stockholder of record if such stockholder is entitled to vote at the meeting and complies with the procedural requirements contained in the Kemper Bylaws.

The Kemper Bylaws set forth advance notice procedures with regard to stockholder proposals relating to the nomination of persons for election as directors or other business to be considered by stockholders at meetings of Kemper stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of Kemper prior to the meeting at which the action is to be taken. To be timely, notice must be delivered to the secretary at the principal executive offices of Kemper not less than sixty (60) nor more than ninety (90) days prior to the anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice must be delivered to the secretary not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which a “public announcement” (as defined in the Kemper Bylaws) of the date of such meeting is first made.

The notice must contain specified information concerning the person to be nominated or the business to be brought before the meeting and concerning the stockholder submitting the proposal as required by the Kemper

Bylaws. The advance notice requirement does not give the Kemper Board any power to approve or disapprove stockholder director nominations or proposals but may have the effect of precluding the consideration of such nominations or proposals at a meeting if the proper notice procedures are not followed.

Infinity

The Infinity Regulations provide that shareholder proposals regarding the nomination of candidates for election as directors and the proposal of other business may be made by Infinity shareholders before annual meetings and special meetings, but in the case of special meetings if, and only if, the notice of a special meeting provides for business to be brought before the meeting by shareholders. For shareholder proposals to be properly brought before any meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the secretary of Infinity.

Annual Meeting Notice. To be timely, a shareholder proposal to be presented at an annual meeting shall be received by the secretary at Infinity’s principal executive offices not less than one hundred twenty (120) calendar days in advance of the date that Infinity’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Special Meeting Notice. To be timely, a shareholder proposal to be presented at a special meeting (assuming the notice of the special meeting provides for business to be brought by shareholders) shall be received by the secretary at Infinity’s principal executive offices not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

In either case, the notice must set forth all information regarding the proposed business and the proposing shareholder and any associated person as required under the Infinity Regulations.

For nominations for election to the Infinity Board before an annual meeting, the shareholder must have given timely notice as described above.

Notice of Stockholder and Shareholder Meetings

Kemper

The DGCL requires written notice to stockholders of the place (if any), date, hour and means of remote communication, if any, of each annual and special meeting of stockholders at least ten (10) days, but no more than sixty (60) days, before the meeting date, unless other provisions of the DGCL require a different notice period. Pursuant to the DGCL, notice of a meeting to vote on a merger agreement, a sale, lease or exchange of all or substantially all assets, a conversion to another form of entity or a transfer, domestication or conveyance to a foreign jurisdiction must be given at least twenty (20) days before the date of such meeting.

The Kemper Bylaws provide that notice, in writing or by electronic transmission, of an annual or special meeting shall be given to each stockholder entitled to vote as of the applicable record date, not less than ten (10) nor more than sixty (60) days before the date of the meeting, except as otherwise provided in the DGCL, the Kemper Charter or the Kemper Bylaws.

Infinity

The OGCL requires written notice to shareholders stating the time, place, if any, and purposes of a meeting of shareholders, and the means, if any, of remote communications, be provided, not less than seven (7) nor more than sixty (60) days before the date of the meeting unless a longer period is specified by a company’s articles of incorporation or code of regulations.

The Infinity Regulations provide that written notice of the time, place and purposes of any meeting of Infinity shareholders shall be given to each shareholder of record as of the applicable record date not less than seven (7) days nor more than sixty (60) days before the date fixed for the meeting and as prescribed by law.

Supermajority Vote Requirements

Kemper

The Kemper Charter requires that each of the following transactions, subject to certain exceptions, with an Interested Stockholder be approved by the affirmative vote in person or by proxy of the holders of not less than seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class:

•	any merger or consolidation of Kemper or any subsidiary with any Interested Stockholder or any other person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any affiliate of any Interested Stockholder of any assets of Kemper or any subsidiary having an aggregate fair market value of $10,000,000 or more;

•	the issuance or transfer by Kemper or any subsidiary (in one transaction or a series of transactions) of any securities of Kemper or any subsidiary to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of Kemper proposed by or on behalf of any Interested Stockholder or any affiliate of any Interested Stockholder; or

•	any reclassification of securities (including any reverse stock split or recapitalization of Kemper) or any merger or consolidation of Kemper with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Kemper or any subsidiary beneficially owned by any Interested Stockholder or any affiliate of any Interested Stockholder.

Kemper may only enter into one of the transactions described above if, in addition to certain other conditions described in the Kemper Charter, the following conditions are met:

•	the transaction has been approved by a majority of Kemper’s “continuing directors,” being (i) members of Kemper’s original board of directors, (ii) persons unaffiliated with an Interested Stockholder who were members of the Kemper Board prior to such person or entity becoming an Interested Stockholder, or (iii) successors of continuing directors who were recommended to succeed continuing directors by a majority of continuing directors then on the Kemper Board; or

•	the consideration to be received by the holders of each class or series of Kemper’s capital stock is (i) not less than the highest price paid by the Interested Stockholder for any shares of such class or series during the preceding twenty-four (24) months and (ii) is either in cash or in the form of consideration previously used by the Interested Stockholder to acquire the largest number of shares of such class or series previously acquired by such Interested Stockholder, and certain other conditions have been met.

Additionally, the affirmative vote in person or by proxy of the holders of not less than seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or repeal the articles in the Kemper Charter with respect to (i) shareholder action by written consent (Article Six), (ii) the calling of special meetings and procedures for removing the Chairman of the Kemper Board (Article Six) and (iii) business combinations and related transactions (Article Seven).

Infinity

Under the OGCL, in the case of most mergers, sales of all or substantially all the assets of a corporation and amendments to a corporation’s articles of incorporation, the affirmative vote of two-thirds of the voting power of the corporation is required unless the corporation’s articles of incorporation provide for a lower amount (but, in such case, not less than a majority is required).

The Infinity Articles require only that the affirmative vote of shareholders entitled to exercise a majority of the voting power of Infinity shall be required to amend the Infinity Articles, approve mergers and to take any other action which by law must be approved by a specified percentage of all outstanding shares entitled to vote or of the voting power of Infinity.

Number of Directors; Vacancies

Kemper

The Kemper Board currently has ten (10) directors.

Pursuant to the Kemper Charter and Kemper Bylaws, the number of directors which shall constitute the Kemper Board shall be not less than three (3) nor more than twelve (12), with the number of directors to be determined exclusively by resolution of the Kemper Board. The Kemper Board shall designate one of its members as Chairman to serve until his resignation or removal. The Chairman may be removed only by a majority of directors.

The Kemper Charter and Kemper Bylaws provide that, subject to the rights of the holders of preferred stock and to the requirements of law, unless the Kemper Board otherwise determines, newly created director positions resulting from any increase in the authorized number of directors or any vacancies resulting from any cause may be filled only by a majority of the directors then in office, even where less than a quorum. No decrease in the number of authorized directors constituting the Kemper Board shall shorten the term of any incumbent director.

Infinity

The Infinity Board currently has ten (10) directors.

Pursuant to the Infinity Regulations, the number of directors of the Infinity Board shall not be less than two (2). The number of directors may be fixed or changed at a meeting of the shareholders called for the purposes of electing directors at which a quorum is present by a majority of the votes cast by shareholders at such meeting. In addition, the number of directors may be fixed or changed by action of the directors at any meeting at which a quorum is present by a majority vote of the directors present at such meeting.

Subject to the rights of holders of any series of preferred stock, in the event of any vacancies or newly created director position in the Infinity Board for any reason, the remaining directors, though less than a majority of the whole Infinity Board, may fill any such vacancy for the unexpired term.

Classified Board

Kemper

The DGCL permits a classified board of directors, but the Kemper Board is not divided into classes.

Infinity

The OGCL permits a classified board of directors, but the Infinity Board is not divided into classes.

Election of Directors

Kemper

Under the Kemper Bylaws, in an election of directors at a meeting of Kemper stockholders at which a quorum is present, a nominee for director shall be elected to the Kemper Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with abstentions and “broker non-votes” not counted as a vote cast either “FOR” or “AGAINST” such nominee’s election). However, in the event the secretary of Kemper has received one or more stockholder notices nominating at least one person for election and the number of nominees for director is greater than the number of directors to be elected, directors shall be elected by a plurality of the votes cast. An election by plurality vote means that the nominees receiving the greatest number of votes cast shall be elected.

Infinity

Under the Infinity Regulations, the election of directors shall be determined by a majority of the votes cast, provided that a quorum is present. Votes cast shall include direction to withhold authority in each case and shall exclude abstentions and “broker non-votes” with respect to that director’s election.

In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder so desires. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to Infinity’s secretary not less than forty-eight (48) hours prior to the time fixed for holding the meeting to elect directors.

If the number of nominees exceeds the number of directors to be elected or if cumulative voting is in effect, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Duties of Directors

Kemper

Standards of conduct for directors under the DGCL have developed through written opinions of the Delaware courts. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, before making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the corporation and its stockholders. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the “business judgment rule.”

Under the DGCL, a director, or a member of any committee designated by the board of directors, will, in the performance of such director’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Infinity

The OGCL provides that directors shall perform their duties as a director, including duties as members of any committee, in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. The OGCL has a general presumption of business judgment that defers to the decisions of a board of directors, but this presumption is rebutted if the board of directors acts in bad faith or is self-interested, in which case the board of directors must show that the transaction is “fair and reasonable” by a preponderance of the evidence.

Removal of Directors

Kemper

Under the DGCL, directors may generally be removed from office, with or without cause, by a vote of a majority of the shares then entitled to vote at an election of directors. The Kemper Charter and the Kemper Bylaws are silent with respect to the removal of directors and such removal is therefore governed by the applicable provisions of the DGCL.

Infinity

Under the OGCL, unless a corporation’s articles or regulations provide that no director may be removed from office or that removal of directors requires a greater vote than that specified in this division, directors may be removed from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed, except that, unless all the directors, or all the directors of a particular class, are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against the director’s removal that, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director.

The Infinity Articles and Infinity Regulations are silent with respect to the removal of directors and such removal is therefore governed by the applicable provisions of the OGCL.

Limitation on Liability of Directors for Breach of Fiduciary Duty

Kemper

The DGCL provides that a corporation’s certificate of incorporation may limit the personal liability of a director to the company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such limit would apply for (a) any breach of the director’s duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase or redemption in violation of the DGCL or (d) any transaction from which the director derived any improper personal benefit.

The Kemper Charter and Kemper Bylaws eliminate the personal liability of directors to Kemper or its stockholders for monetary damages for breach of fiduciary duty as a director, but not with regard to a director’s liability for breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, willful or negligent violation of DGCL provisions regarding dividend payments or stock purchase or redemption, or any transaction from which the director derived an improper personal benefit.

Infinity

Under the OGCL, directors and officers are not liable for damages unless clear and convincing evidence shows that they acted with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

Indemnification and Advancement of Expenses

Kemper

Under the DGCL, a corporation may only offer indemnification to indemnified persons if such indemnified persons reasonably acted in good faith and in a manner reasonably believed to be in, or not opposed, to the best interests of the corporation, and in the case of any criminal action or proceeding, such indemnified persons must have had no reasonable cause to believe their conduct was unlawful. In the case of an action by or in the right of the corporation, the corporation may not indemnify indemnified persons if they are adjudged to be liable to the corporation, unless the Delaware Court of Chancery or other applicable court determines that such person is fairly and reasonably entitled to indemnification. The DGCL also requires corporations to indemnify current or former directors or officers against expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense of any action, suit or proceeding or in defense of any claim, issue or matter therein to extent that such person has been successful on the merits or otherwise.

The Kemper Charter provides that each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of Kemper, or is or was serving (during his or her tenure as director and/or officer) at the request of Kemper as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by Kemper to the fullest extent authorized by the DGCL (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended (“ERISA”) excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by Kemper for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by Kemper of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified pursuant to the relevant provisions of the Kemper Charter.

If a claim as described above is not paid in full by Kemper within ninety (90) days after a claim has been received by Kemper, the claimant may at any time thereafter bring suit against Kemper to recover the unpaid amount of the claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith.

The Kemper Charter provides that Kemper may, to the extent authorized from time to time by the Kemper Board, grant rights to indemnification, including the right to be paid by Kemper the expenses incurred in defending any action, suit or Proceeding in advance of its final disposition, to any employee or agent of Kemper to the fullest extent permitted by law.

Infinity

The Infinity Regulations provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of Infinity or that, being or having been such a director or officer of Infinity, he or she is or was serving at the request of the directors or an executive officer of Infinity as a director, officer, partner, employee or agent of another corporation or of a partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to an employee benefit plan

(hereinafter an “indemnitee”), whenever the basis of such proceeding is alleged action in an official capacity as such a director, officer, partner, employee, or agent, shall be indemnified and held harmless by Infinity to the fullest extent permitted by the OGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Infinity to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and loss (including, without limitation, attorneys’ fees, costs of investigation, judgments, fines, excise taxes or penalties arising under ERISA, rules or orders of the SEC or other federal or state acts, rules or regulations) actually incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Subject to certain exceptions in the Infinity Regulations, Infinity shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by Infinity or the Infinity Board.

The right to indemnification conferred by the Infinity Regulations includes the right to be paid by Infinity the expenses incurred in defending or prosecuting any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). An advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Infinity of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her omission or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Infinity or undertaken with reckless disregard for the best interests of Infinity. An advancement of expenses shall not be made if the Infinity Board makes a good faith determination that such payment would violate applicable law.

Transactions with Related Parties

Kemper

The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee that authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (1) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (2) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

The Kemper Charter and Kemper Bylaws are silent with respect to related party transactions involving a director or officer, and such related party transactions are therefore governed by the applicable provisions of the DGCL.

Infinity

The Infinity Regulations state that directors are not barred from providing professional or other services to Infinity. Moreover, no contract, action or transaction shall be void or voidable with respect to Infinity for the reason that it is between or affects Infinity and one or more of its directors, or between or affects Infinity and any other person in which one or more of its directors are directors, trustees or officers or have a financial or personal interest or for the reason that one or more interested directors participate in or vote at the meeting of the directors or committee thereof that authorizes such contract, action or transaction, if, in any such case, any of the following apply:

•	the material facts as to the directors’ relationship or interest and as to the contract, action or transaction are disclosed or are known to the directors or the committee and the directors or committee, in good faith, reasonably justified by such facts, authorize the contract, action or transaction by the affirmative vote of a majority of disinterested directors, even though the disinterested directors constitute less than a quorum;

•	the material facts as to the director’s relationship or interest and as to the contract, action or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract, action or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Infinity held by persons not interested in the contract, action or transaction; or

•	the contract, action or transaction is fair as to Infinity as of the time it is authorized or approved by the directors, a committee thereof or the shareholders.

Anti-Takeover Legislation

Kemper

Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three (3) years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation’s board of directors or unless the business combination is approved in a prescribed manner.

A “business combination,” in reference to Kemper includes, among other things, a merger or consolidation of Kemper or one of its subsidiaries and an interested stockholder or the sale by Kemper or any of its subsidiaries to an interested stockholder of assets having an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of Kemper’s consolidated assets or the aggregate market value of Kemper’s outstanding stock. In general, in relation to Kemper, an “interested stockholder” is any person that is the owner of fifteen percent (15%) or more of Kemper’s outstanding voting stock and the affiliates and associates of such person. For additional information regarding “interested stockholders” and potential business combinations involving Kemper, see “Comparison of Rights of Kemper Stockholders And Infinity Shareholders—Supermajority Vote Requirements.”

Infinity

The Infinity Articles state that Section 1701.831 (“Control share acquisitions procedures”) and Chapter 1704 (“Transactions involving interested shareholders”) of the OGCL shall not apply to Infinity. Section 1701.831 of the OGCL requires shareholder authorization for any control share acquisition of an issuing public corporation and Chapter 1704 of the OGCL prevents a public corporation from engaging in certain transactions with interested shareholders for three (3) years after an interested shareholder acquires shares.

Appraisal and Dissenters’ Rights

Kemper

Under the DGCL, a stockholder who does not vote in favor of certain mergers or consolidations and who is entitled to demand and has properly demanded appraisal of his or her shares in accordance with, and who complies in all respects with the requirements of Section 262 of the DGCL shall be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to receive notice of the meeting of stockholders to act upon the merger or consolidation are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)–(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

The Kemper Charter does not provide appraisal rights in any additional circumstance.

Infinity

Under the OGCL, shareholders of an Ohio corporation may be entitled to dissenters’ rights as dissenting shareholders in connection with:

•	the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of the corporation;

•	certain amendments to the corporation’s articles of incorporation;

•	the corporation being merged into or consolidated with another corporation; and

•	any merger, combination or majority share acquisition in which the corporation is the acquiring corporation, if the shareholders of the corporation are entitled to voting rights in connection with such transaction.

The OGCL provides that (i) if a corporation provides notice not later than twenty (20) days before the date of the meeting at which a proposal will be submitted to the shareholders that may entitle shareholders to relief as a dissenting shareholder, a shareholder electing to be eligible as a dissenting shareholder must deliver to the corporation before the vote on the proposal is taken a written demand for the payment of the fair cash value of the shares as to which the shareholder seeks relief and (ii) if a corporation does not provide such notice, a shareholder of an Ohio corporation must deliver such written demand to the corporation not later than ten (10) days after the taking of the vote on the matter giving rise to dissenters’ rights in order to retain those rights.

Shareholders are not entitled to dissenters’ rights where: (i) the corporation is being merged or converted and (A) the shares of the corporation for which the shareholder would be dissenting are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and (B) the consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of the merger, consolidation or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation or conversion, as applicable or (ii) the corporation is the surviving corporation in a merger or the acquiring corporation in a combination or majority share acquisition and the shareholders are entitled to vote on the merger proposal, and the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger, combination or share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger, combination or share acquisition.

Dividends

Kemper

The Kemper Charter provides that, subject to all of the rights of any preferred stock, dividends may be paid on Kemper common stock, as and when declared by the Kemper Board, out of any funds of Kemper legally available for the payment of such dividends. Currently, Kemper does not have any preferred stock outstanding.

Infinity

The Infinity Articles provide that, except as otherwise provided in the express terms of any series of any preferred stock, after full dividends or distributions upon all series of preferred stock have been paid for all past and current dividend and distributions, dividends may be declared upon, or distributions may be made on, the Infinity common stock at such rate as the Infinity Board may determine. Currently, Infinity does not have any preferred stock outstanding.

Exclusive Forum

Kemper

The Kemper Bylaws provide that, unless Kemper consents in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Kemper, (ii) any action asserting a claim of breach of a fiduciary duty owed to Kemper or Kemper’s stockholders by any director, officer or other employee of Kemper, (iii) any action asserting a claim against Kemper or any director or officer or other employee of Kemper arising pursuant to any provision of the DGCL, the Kemper Charter or the Kemper Bylaws, or (iv) any action asserting a claim against Kemper or any director or officer or other employee of Kemper governed by the internal affairs doctrine.

Infinity

The Infinity Articles and Infinity Regulations do not place restrictions on the forum in which certain actions may be brought.

Amendment of Certificate of Incorporation

Kemper

Under the DGCL, the certificate of incorporation may generally be amended by resolution of the Kemper Board together with the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon; provided, however, that no meeting or vote of stockholders is required to adopt an amendment that affects only the changes described in Section 242(a)(1) and/or Section 242(a)(7) of the DGCL. Any amendment that increases or decreases the aggregate number of authorized shares of a class, increases or decreases the par value of the shares of a class, or alters or changes the powers, preferences or special rights of the shares of a class as to affect them adversely also requires the separate vote of the class so affected; provided, however, that no separate vote of the outstanding shares of preferred stock, if any, is required to increase or decrease the number of authorized shares of preferred stock.

Under the Kemper Charter, Kemper reserves the right to repeal, alter, amend, or rescind any provision contained in the Kemper Charter, in the manner now or hereafter prescribed by statute.

Additionally the affirmative vote in person or by proxy of the holders of not less than seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or repeal the articles in the Kemper Charter with respect to (i) stockholder authority to act by written consent (Article Six), (ii) the calling of special meetings and procedures for removing the Chairman of the Kemper Board (Article Six) and (iii) business combinations and related transactions (Article Seven).

Infinity

The OGCL permits amendments to the articles of incorporation to be adopted by the directors of an Ohio corporation in certain cases and by the shareholders, at a meeting held for that purpose, by the affirmative vote of the holders of two-thirds of the voting power of the corporation, or, if the articles permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of such voting power, and, if so required by the articles of incorporation or if the amendment would have certain affects specified in the OGCL with respect to a class of shares, by the affirmative vote of the holders of shares of a particular class.

The Infinity Articles states that the affirmative vote of shareholders entitled to exercise a majority of the voting power of Infinity is required to amend the Infinity Articles.

Amendment of Kemper Bylaws and Infinity Regulations

Kemper

The Kemper Charter provides that, in addition to any vote of the holders of any class or series of Kemper stock required by law or the Kemper Charter, the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of capital stock entitled to vote in elections of directors, voting together as a single class, is required to adopt, amend or repeal any provision of the Kemper Bylaws. Alternatively, the Kemper Charter may be amended or repealed by a majority of directors then in office.

Infinity

The Infinity Regulations provide that they may be amended, restated or modified by the affirmative vote or the written consent of the shareholders entitled to exercise a majority of the voting power on any proposal to amend the Infinity Regulations. However, the Infinity Regulations require a vote of a majority of “disinterested shares” (determined as specified in Section 1704.01(C)(9) of the OGCL) then entitled to vote to amend, restate or modify the following articles of the Infinity Regulations:

•	Article II (Directors), Sections 2 (Number and Qualifications of Directors) and 3 (Term of Office of Directors);

•	Article IV (Indemnification); and

•	Article V (Amendments).

Alternatively, the Infinity Regulations may be amended, restated or modified by the affirmative vote of a majority of the directors to the extent permitted by Ohio law at the time of such amendment, restatement or modification.

KEMPER CORPORATION AND INFINITY PROPERTY AND CASUALTY CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) are based on the separate historical consolidated financial statements of Kemper and Infinity after giving effect to the Merger and the assumptions and adjustments described in the accompanying notes to the pro forma financial statements. The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the Merger had occurred on December 31, 2017. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 is presented as if the Merger had occurred on January 1, 2017. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable items and (iii) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the combined results.

The preparation of the pro forma financial statements and related adjustments require certain assumptions and estimates. The pro forma financial statements should be read together with:

•	the accompanying notes to the pro forma financial statements contained in this joint proxy statement/prospectus;

•	Kemper’s audited historical consolidated financial statements and accompanying notes included in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017; and

•	Infinity’s audited historical consolidated financial statements and accompanying notes included in Infinity’s Annual Report on Form 10-K for the year ended December 31, 2017 (as amended on Form 10-K/A, filed with the SEC on April 23, 2018).

Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017 and Infinity’s Annual Report on Form 10-K for the year ended December 31, 2017 (as amended on Form 10-K/A, filed with the SEC on April 23, 2018) are incorporated into this joint proxy statement/prospectus. See “Where You Can Find More Information.” The pro forma financial statements were prepared using the acquisition method of accounting for business combinations pursuant to the provisions of ASC 805, with Kemper considered the acquirer of Infinity for accounting purposes. Under the acquisition method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values as of the closing date, with any excess purchase price allocated to goodwill. The pro forma financial statements set forth below give effect to, among other things, the following:

•	issuance of Kemper common stock to certain Infinity shareholders as a portion of the Merger Consideration;

•	payment of cash to certain Infinity shareholders as a portion of the Merger Consideration;

•	incurrence of debt to fund a portion of the cash payable in connection with the Merger Consideration;

•	liquidation of certain Kemper investments to fund a portion of the cash payable in connection with the Merger Consideration; and

•	transaction fees incurred in connection with the Merger.

The fair values of assets acquired and liabilities assumed presented in the pro forma financial statements are based on preliminary estimates. Determining fair values requires the use of estimates and assumptions including, but not limited to, estimates of future cash flows and direct costs in addition to developing the appropriate discount rates. Kemper believes the estimated fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions currently available. The final determination of the fair values of assets acquired and liabilities assumed will be based on the estimated fair value of such assets and liabilities that exist as of the closing date, and, therefore, cannot be made prior to the closing date. In addition, the value of the portion of the Merger Consideration consisting of Kemper common stock will be determined based on the closing price of Kemper common stock on the closing date. Accordingly, the purchase price and the amounts allocated to the fair value of assets acquired and liabilities assumed and the resulting goodwill could change significantly from the amounts used in the pro forma financial statements presented below. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments, which could be material, to the pro forma financial statements.

The pro forma adjustments and related assumptions are described in the accompanying notes to the pro forma financial statements. Kemper believes that the assumptions used to derive the pro forma adjustments are reasonable given the information available. However, the adjustments that will be recorded as of the closing may differ materially from the information presented in the pro forma financial statements due to a variety of factors, including those discussed in the section entitled “Risk Factors” in this joint proxy statement/prospectus.

The pro forma financial statements have been prepared by Kemper in accordance with Article 11 of Regulation S-X promulgated by the SEC and are not necessarily indicative of the consolidated financial position or results of operations that might have been achieved had the Merger been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the Merger. Neither Kemper nor Infinity can provide any assurance that the results indicated in the pro forma financial statements will be realized or that Kemper’s or Infinity’s future financial results will not materially vary from the pro forma financial statements. In addition, the accompanying unaudited pro forma condensed combined statement of income does not include any pro forma adjustments to give effect to expected synergies, expected cost savings or restructuring actions that may be achievable or the impact of any non-recurring activity and one-time Merger-related costs.

Certain financial information of Infinity, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in Kemper’s consolidated financial statements. Refer to Note 4 of the unaudited pro forma condensed combined financial statements for an explanation of these reclassifications.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2017

(Dollars in Millions)	Historical Kemper	Historical Infinity (1)	Acquisition Adjustments	Ref.		Financing Adjustments	Ref.		Pro Forma As Adjusted
Assets:
Investments:
Fixed Maturities at Fair Value	$5,382.7	$1,441.1	$—			$—			$6,823.8
Equity Securities at Fair Value	526.0	96.0	—			—			622.0
Equity Method Limited Liability Investments at Cost Plus Cumulative Undistributed Earnings	161.0	—	—			—			161.0
Fair Value Option Investments	77.5	—	—			(77.5)	(6q	)	—
Short-term Investments at Cost which Approximates Fair Value	235.5	2.5	—			(100.3)	(6r	)	137.7
Other Investments	422.2	—	—			—			422.2

Total Investments	6,804.9	1,539.6	—			(177.8)			8,166.7
Cash and Cash Equivalents	45.7	107.6	(563.1)	(6a	)	604.8	(6s	)	195.0
Receivables from Policyholders	366.0	508.1	—			—			874.1
Other Receivables	194.3	46.2	(0.6)	(6b	)	—			239.9
Deferred Policy Acquisition Costs	365.3	88.3	(88.3)	(6c	)	—			365.3
Intangible Assets	—	—	343.9	(6d	)	—			343.9
Goodwill	323.0	75.2	436.6	(6e	)	—			834.8
Current Income Tax Assets	6.1	(4.8)	—			—			1.3
Deferred Income Tax Assets	—	14.2	(14.2)	(6f	)	—			—
Other Assets	270.9	99.0	(3.5)	(6g	)	—			366.4

Total Assets	$8,376.2	$2,473.4	$110.8			$427.0			$11,387.4

Liabilities and Shareholders’ Equity:
Liabilities:
Insurance Reserves:
Life and Health	$3,521.0	$—	$—			$—			$3,521.0
Property and Casualty	1,016.8	715.1	(12.0)	(6h	)	—			1,719.9

Total Insurance Reserves	4,537.8	715.1	(12.0)			—			5,240.9
Unearned Premiums	653.9	627.6	—			—			1,281.5
Deferred Income Tax Liabilities	14.8	—	37.6	(6i	)	—			52.4
Liabilities for Unrecognized Tax Benefits	8.1	—	—			—			8.1
Debt, Current and Non-current	592.3	273.8	17.0	(6j	)	427.0	(6t	)	1,310.1
Accrued Expenses and Other Liabilities	453.7	136.6	43.9	(6k	)	—			634.2

Total Liabilities	6,260.6	1,753.1	86.5			427.0			8,527.2

Shareholders’ Equity:
Common Stock	5.1	21.9	(20.6)	(6l	)	—			6.4
Paid-in Capital	673.1	383.6	379.2	(6m	)	—			1,435.9
Retained Earnings	1,243.0	797.5	(817.0)	(6n	)	—			1,223.5
Accumulated Other Comprehensive Income	194.4	19.8	(19.8)	(6o	)	—			194.4
Treasury Stock, at Cost	—	(502.5)	502.5	(6p	)	—			—

Total Shareholders’ Equity	2,115.6	720.3	24.3			—			2,860.2

Total Liabilities and Shareholders’ Equity	$8,376.2	$2,473.4	$110.8			$427.0			$11,387.4

(1)	Historical Infinity financial information has been conformed to the historical presentation in Kemper’s consolidated financial statements. Refer to Note 4.

The accompanying notes to the unaudited pro forma condensed combined financial statements are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year Ended December 31, 2017

(Dollars in Millions, Except for Per Share Amounts)	Historical Kemper	Historical Infinity (1)	Acquisition Adjustments	Ref.		Financing Adjustments	Ref.		Pro Forma As Adjusted
Revenues:
Earned Premiums	$2,350.0	$1,371.3	$—			$—			$3,721.3
Net Investment Income	327.2	37.3	(0.8)	(7a	)	(3.0)	(7f	)	360.7
Other Income	4.0	1.4	—			—			5.4
Net Realized Gains on Sales of Investments	56.5	5.3	—			—			61.8
Net Impairment Losses Recognized in Earnings	(14.3)	(3.1)	—			—			(17.4)

Total Revenues	2,723.4	1,412.2	(0.8)			(3.0)			4,131.8

Expenses:
Policyholders’ Benefits and Incurred Losses and Loss Adjustment Expenses	1,837.4	1,053.7	(6.7)	(7b	)	—			2,884.4
Insurance Expenses	644.3	251.5	34.5	(7c	)	—			930.3
Interest and Other Expenses	80.6	26.3	(1.6)	(7d	)	9.3	(7g	)	114.6

Total Expenses	2,562.3	1,331.5	26.2			9.3			3,929.3

Income from Continuing Operations before Income Taxes	161.1	80.7	(27.0)			(12.3)			202.5
Income Tax Benefit(Expense)	(41.2)	(35.3)	9.5	(7e	)	4.3	(7h	)	(62.7)

Income from Continuing Operations	$119.9	$45.4	$(17.5)			$(8.0)			$139.8

Income from Continuing Operations Per Unrestricted Share:
Basic	$2.32	$4.13							$2.15

Diluted	$2.31	$4.10							$2.14

(1)	Historical Infinity financial information has been conformed to the historical presentation in Kemper’s consolidated financial statements. Refer to Note 4.

The accompanying notes to the unaudited pro forma condensed combined financial statements are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Merger

The Merger Agreement provides that, pursuant to the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Infinity, with Infinity continuing as the surviving corporation and as a wholly owned subsidiary of Kemper. The Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement have been unanimously approved by the Kemper Board and the Infinity Board. The closing is expected to occur during the third quarter of 2018, subject to the satisfaction or waiver of applicable closing conditions.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 are based on the historical consolidated financial statements of Kemper and Infinity after giving effect to the closing and the assumptions and adjustments described in the accompanying notes. Such pro forma adjustments are (1) factually supportable, (2) directly attributable to the Merger and (3) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the results of operations of the combined company.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting pursuant to the provisions of ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the closing date.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective, and it is possible that participants applying reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

At this preliminary stage, the estimated identifiable finite-lived intangible assets include VOBA, agency relationships, trade name and internal-use software. The estimated identifiable indefinite-lived intangible assets include insurance licenses, which are not amortized, but will be subject to periodic impairment testing and are subject to the same risks and uncertainties noted for the identifiable finite-lived intangible assets. Goodwill represents the excess of the estimated purchase price over the estimated fair value of Infinity’s assets acquired and liabilities assumed.

Upon the closing and the completion of a formal valuation study, the estimated fair values of the assets acquired and liabilities assumed will be updated, including the estimated fair values and useful lives of the tangible assets and identifiable intangible assets and allocation of the excess purchase price to goodwill.

The pro forma financial statements are presented solely for informational purposes and are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the Merger been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the Merger. In addition, the accompanying unaudited pro forma condensed combined statement of income does not reflect expected revenue synergies, expected cost savings or restructuring actions that may be achievable or the impact of any non-recurring activity and one-time Merger-related costs.

Note 3. Accounting Policies

As part of preparing the pro forma financial statements, Kemper conducted a review of the accounting policies of Infinity to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Kemper’s accounting policies and classifications. During the preparation of these pro forma financial statements, Kemper did not become aware of any material differences between accounting policies of Kemper and Infinity, except for certain reclassifications necessary to conform Infinity’s historical consolidated financial statements to Kemper’s financial presentation, and accordingly, these pro forma financial statements do not assume any material differences in accounting policies between Kemper and Infinity, except as disclosed in Note 4. Upon the closing, a more comprehensive review of the accounting policies of Infinity will be performed, which may identify other differences between the accounting policies of Kemper and Infinity that, when conformed, could have a material impact on the pro forma financial statements.

Note 4. Historical Infinity Conforming Adjustments

Financial information of Infinity in the “Historical Infinity” column of the pro forma financial statements has been conformed to the historical presentation in Kemper’s consolidated financial statements. Installment and Other Fees of $105.8 million in Infinity’s historical statement of income for the year ended December 31, 2017 were reclassified to Insurance Expenses.

Note 5. Preliminary Purchase Price Allocation

Upon closing, each share of Infinity common stock issued and outstanding immediately prior to the effective time (other than shares owned by Kemper or any of its wholly owned subsidiaries or Infinity or any of its subsidiaries and shares held by any holder of Infinity common stock who is entitled to demand and properly demands appraisal of such shares under Ohio law) will be cancelled and converted into, at the election of the holder of such share, subject to proration and adjustment as described below and in the Merger Agreement, either (i) the Mixed Consideration (equal to 1.2019 shares of Kemper common stock and $51.60 in cash, without interest and subject to any required withholding of taxes), (ii) the Cash Consideration (equal to $129.00, without interest and subject to any required withholding of taxes), or (iii) the Stock Consideration (equal to 2.0031 shares of Kemper common stock). Holders of Infinity common stock who do not make an election will receive the Mixed Consideration. The consideration to be paid to Infinity shareholders electing to receive the Cash Consideration or the Stock Consideration is subject, pursuant to the terms of the Merger Agreement, to automatic adjustment, as applicable, to ensure that the total amount of cash paid and the total number of shares of Kemper common stock issued in the Merger is approximately the same as what would be paid and issued if all Infinity shareholders were to receive the Mixed Consideration. No fractional shares of Kemper common stock will be issued in the Merger, and Infinity shareholders will receive cash in lieu of any fractional shares of Kemper common stock.

The preliminary estimate of the purchase price has been calculated based on the Mixed Consideration using the number of shares of Infinity common stock and performance shares issued and outstanding as of February 9, 2018 and the closing price per share of Kemper common stock as of February 12, 2018, the day prior to the date of media publications regarding the proposed Merger.

(Dollars in Millions, Except for Number of Shares and Per Share Amounts)
Purchase Price Consideration—Shareholders of Unrestricted Infinity Common Stock:
Unrestricted Shares of Infinity Common Stock Outstanding as of February 9, 2018	10,913,441
Mixed Election Stock Exchange Ratio	1.2019

Preliminary Estimate of Shares of Kemper Common Stock to be Issued to Shareholders of Unrestricted Infinity Common Stock	13,116,865
Price Per Share of Kemper Common Stock as of February 12, 2018	$57.75

Preliminary Estimate of Stock Portion of Merger Consideration	$757.5

Unrestricted Shares of Infinity Common Stock Outstanding as of February 9, 2018	10,913,441
Mixed Election Cash Price Per Infinity Share	$51.60

Preliminary Estimate of Cash Portion of Merger Consideration to be Paid by Kemper to Shareholders of Unrestricted Infinity Common Stock	$563.1

Total Purchase Price Consideration—Shareholders of Unrestricted Infinity Stock	$1,320.6

Preliminary Estimate of Fair Value of Shares of Kemper Common Stock to be Issued to Replace Infinity Performance Share Awards Expected to Vest upon the Closing	$5.8
Preliminary Estimate of Fair Value of Replacement Equity-based Awards Attributable to the Pre-Merger Period	$0.8

Preliminary Estimate of the Purchase Price	$1,327.2

The pro forma allocation of the preliminary estimate of the purchase price to Infinity’s assets acquired and liabilities assumed as of December 31, 2017 based on their respective preliminary fair values is presented below.

(Dollars in Millions)
Preliminary Estimate of Assets Acquired and Liabilities Assumed
Assets:
Investments	$1,539.6
Cash and Cash Equivalents	107.6
Receivables from Policyholders	508.1
Other Receivables	45.6
Intangible Assets	343.9
Other Assets	95.5
Liabilities:
Insurance Reserves	(703.1)
Unearned Premiums	(627.6)
Current Income Tax Liabilities	(4.8)
Deferred Income Tax Liabilities	(37.6)
Debt, Current and Non-current	(290.8)
Accrued Expenses and Other Liabilities	(161.0)

Total Identifiable Net Assets Acquired	815.4
Goodwill	511.8

Preliminary Estimate of Purchase Price	$1,327.2

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The VOBA intangible asset represents the present value of the expected underwriting profit within policies that were in-force at the assumed closing date. Agency relationships represent the network through which Infinity conducted its operations and existing Infinity policyholder relationships. The fair value of agency relationships was estimated using the income approach. Critical inputs into the valuation model for agency relationships include sales field force cost and time estimates to recreate the number of acquired agents and an estimate of lost underwriting profit during this time to recreate the agents acquired. Internal-use software relates to Infinity’s software used internally and was estimated using the cost approach. The Infinity trade name was estimated using the relief-from-royalty method under the income approach. Licenses, which represents the regulatory licenses held by Infinity, was valued using the market approach. The preliminary allocation to intangible assets is as follows:

(Dollars in Millions)	Dec. 31, 2017
VOBA	$114.6
Agency Relationships	52.5
Internal-use Software	68.8
Trade Name	100.0
Licenses	8.0

Total Identified Intangible Assets	$343.9

The expected amortization related to the preliminary fair value of the acquired finite lived intangible assets for the five years following the Merger is shown in the table below:

	Year Following the Acquisition
(Dollars in Millions)	Year 1	Year 2	Year 3	Year 4	Year 5
Benefit from the Fair Value Adjustment to Recoverable from Reinsurers	$(6.7)	$(2.7)	$(1.2)	$(0.5)	$(0.2)
Amortization of Intangibles:
VOBA	110.5	2.4	0.9	0.4	0.2
Agency Relationships	3.5	3.5	3.5	3.5	3.5
Internal-use Software	7.8	7.8	7.8	7.8	7.8
Trade Name	4.0	4.0	4.0	4.0	4.0

Total	$119.1	$15.0	$15.0	$15.2	$15.3

The actual purchase price will fluctuate with changes in the price of Kemper common stock until the closing, and the final valuation could differ significantly from the current estimate. The following table illustrates the impact of a 10% increase or decrease in the share price of Kemper common stock on purchase consideration and goodwill:

(Dollars in Million)	Purchase Price Consideration	Goodwill
Using Closing Price of Kemper Common Stock as of February 12, 2018	$1,327.2	$511.8
10% Increase in Price of Kemper Common Stock	1,403.6	588.2
10% Decrease in Price of Kemper Common Stock	1,250.8	435.4

Note 6. Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2017 are as follows:

(Dollars in Millions)		Increase (Decrease) as of Dec 31, 2017
	Assets:
(6a)	Adjustment to Reflect the Cash Portion of the Merger Consideration Paid by Kemper to Infinity Shareholders to Effect the Merger Funded by Available Cash Resources	$(563.1)
(6b)	Adjustment to Other Receivables to Reflect Infinity’s Recoverable from Reinsurers at Fair Value	(0.6)
(6c)	Adjustment to Eliminate Infinity’s Deferred Policy Acquisition Costs	(88.3)
(6d)	Adjustment to Record Intangible Assets Acquired	343.9
(6e)	Adjustments to Goodwill:
	To Eliminate Infinity’s Historical Goodwill	(75.2)
	To Record Goodwill Determined as the Preliminary Acquisition Consideration Paid to Effect the Merger in Excess of the Estimated Fair Value of the Net Assets Acquired	511.8

	Total Goodwill Adjustments	436.6

(6f)	Adjustment to Reclassify Infinity’s Deferred Income Tax Assets to Deferred Income Tax Liabilities	(14.2)
(6g)	Adjustment to Reflect Infinity’s Property and Equipment at Fair Value	(3.5)

	Total Adjustments to Assets	$110.8

	Liabilities:
(6h)	Adjustment to Reflect Infinity’s Unpaid Losses and Loss Adjustment Expenses at Fair Value	$(12.0)
(6i)	Adjustments to Deferred Income Tax Liabilities:
	To Reclassify Infinity’s Deferred Income Tax Assets to Deferred Income Tax Liabilities	(14.2)
	To Eliminate Infinity’s Historical Deferred Tax Liability Associated with Deferred Policy Acquisition Costs	(18.5)
	To Reflect Deferred Tax Asset Associated with the Fair Value Adjustment of Infinity’s Property and Equipment	(0.7)
	To Reflect Deferred Tax Asset Associated with the Fair Value Adjustment of Infinity’s Recoverable from Reinsurers	(0.1)
	To Reflect Deferred Tax Liability Associated with the Fair Value Adjustment of Infinity’s Unpaid Losses and Loss Adjustment Expenses	2.5
	To Reflect Deferred Tax Asset Associated with the Fair Value Adjustment of Infinity’s Debt	(3.6)
	To Reflect Deferred Tax Liability for the Intangible Assets Being Acquired	72.2

	Total Adjustments to Deferred Income Tax Liabilities	37.6

(6j)	Adjustment to reflect Infinity’s debt at fair value	17.0
(6k)	Adjustment to reflect transaction costs expected to be incurred by Kemper and Infinity	43.9

	Total Adjustments to Liabilities	$86.5

(Dollars in Millions)		Increase (Decrease) as of Dec 31, 2017
	Shareholders’ Equity:
(6l)	Adjustments to Common Stock:
	To Eliminate the Historical Outstanding Infinity Common Stock	$(21.9)
	To Record the Par Value of Kemper Common Stock Issued as Part of the Merger Consideration to Effect the Merger	1.3

		(20.6)

(6m)	Adjustments to Paid-in Capital:
	To Eliminate Infinity’s Historical Paid-in Capital	(383.6)
	To Record the Paid-in Capital of Kemper Common Stock Issued as Part of the Merger Consideration to Effect the Merger	762.8

		379.2

(6n)	Adjustments to Retained Earnings:
	To Eliminate Infinity’s Historical Retained Earnings	(797.5)
	Adjustment to Reflect Transaction Costs Expected to be Incurred by Kemper	(19.5)

		(817.0)

(6o)	To Eliminate Infinity’s Historical Accumulated Other Comprehensive Income	(19.8)
(6p)	To Eliminate Infinity’s Historical Treasury Stock at Cost	502.5

	Total Adjustments to Shareholders’ Equity	$24.3

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2017 are as follows:

(Dollars in Millions)		Increase (Decrease) as of Dec 31, 2017
	Assets:
(6q)	To Reflect Sale of Fair Value Option Investments to Fund Part of the Cash Portion of the Merger Consideration Paid to Effect the Merger	$(77.5)
(6r)	To Reflect Sale of Short-term Investments to Fund Part of the Cash Portion of the Merger Consideration Paid to Effect the Merger	(100.3)
(6s)	Adjustments to Cash and Cash Equivalents:
	To Reflect the Cash Inflow from Sale Of Kemper’s Fair Value Option Investments to Fund Part of the Cash Portion of the Merger Consideration Paid to Effect the Merger	77.5
	To Reflect the Cash Inflow from Sale of Kemper’s Short-Term Investments to Fund Part of the Cash Portion of the Merger Consideration Paid to Effect the Merger	100.3
	To Reflect the Cash Inflow from the Short-Term Borrowing to Fund Part of the Cash Portion of the Merger Consideration Paid to Effect the Merger	160.0
	To Reflect the Cash Inflow from the Borrowing Under Existing Credit Facilities or a New Unsecured Bank Loan, Net Of Debt Financing Costs, to Fund Part of the Cash Portion of the Merger Consideration Paid to Effect The Merger	267.0

	Total Adjustments to Cash and Cash Equivalents	604.8

	Total Adjustments to Assets	$427.0

	Liabilities
(6t)	Adjustment to Reflect the Short-Term Borrowing to Fund Part of the Cash Portion of the Merger Consideration Paid to Effect the Merger	$160.0
	Adjustment to Reflect the Borrowing Under Existing Credit Facilities or a New Unsecured Bank Loan, Net Of Debt Financing Costs, to Fund Part of the Cash Portion of the Merger Consideration Paid to Effect the Merger	267.0

	Total Adjustments to Debt	427.0

	Total Adjustments to Liabilities	$427.0

Note 7. Preliminary Unaudited Pro Forma Condensed Combined Statement of Income Adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 are as follows:

(Dollars in Millions)		Increase (Decrease) for the Year Ended Dec 31, 2017
	Revenues:
(7a)	Adjustment to Net Investment Income to Amortize the Fair Value Adjustment to Infinity’s Investments in Fixed Maturities	$(0.8)

	Total Adjustment to Revenue	$(0.8)

	Expenses:
(7b)	Adjustment to Amortize the Difference Between the Estimated Fair Value and Historical Value of Infinity’s Unpaid Losses And Loss Adjustment Expenses	$(6.7)
(7c)	Adjustments to Insurance Expenses:
	Adjustment to Eliminate Infinity’s Historical Amortization of Deferred Policy Acquisition Costs Following the Write-Off of the Deferred Policy Acquisition Costs	(91.1)
	To Eliminate Infinity’s Historical Depreciation Expense Following the Fair Value Adjustment of Property and Equipment Acquired by Kemper	(0.2)
	To Amortize Certain Identifiable Finite Lived Intangible Assets Acquired in Connection with the Merger	125.8

		34.5

(7d)	Adjustments to Interest and Other Expenses:
	To Reflect Interest Expense as a Result of the Fair Value Related to Infinity’s Long-Term Debt Assumed by Kemper	(3.3)
	To Record Incremental Stock-Based Compensation Expense for Replacement Awards in Connection with the Merger	1.7

		(1.6)

	Total Adjustments to Expenses	$26.2

(7e)	Adjustment to Reflect the Income Tax Impact on the Unaudited Pro Forma Adjustments using the U.S. Statutory Tax Rate of 35%	$9.5

	Total Adjustments to Income from Continuing Operations	$(17.5)

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 are as follows:

(Dollars in Millions)		Increase (Decrease) for the Year Ended Dec 31, 2017
	Revenues:
(7f)	Adjustments to Net Investment Income:
	To Reflect the Impact on Historical Net Investment Income Based on the Average Annual Yield of Kemper’s Fair Value Option Investments which will be Sold to Fund Part of the Cash Portion of the Merger Consideration Paid to Effect the Merger	$(1.2)
	To Reflect the Impact on Historical Net Investment Income Based on the Average Annual Yield of Kemper’s Short-Term Investments which will be Sold to Fund Part of the Cash Portion of the Merger Consideration Paid to Effect the Merger	(1.0)
	To Reflect the Impact on Historical Net Investment Income Based on the Average Annual Yield of Infinity’s Cash and Cash Equivalents which will be Used to Repay the Short-term Borrowing to Effect the Merger	(0.8)

		(3.0)

	Total Adjustments to Revenues	$(3.0)

	Expenses:
(7g)	Adjustment to Record the Estimated Interest Expense on the New Debt Raised to Fund Part of the Cash Portion of the Merger Consideration Paid to Effect the Merger	$9.3

	Total Adjustment to Expenses	$9.3

(7h)	Adjustment to Reflect the Income Tax Impact on the Unaudited Pro Forma Adjustments Using the U.S. Statutory Tax Rate of 35%	$4.3

	Total Adjustments to Income from Continuing Operations	$(8.0)

Note 8. Preliminary Unaudited Pro Forma Income from Continuing Operations per Unrestricted Share

The preliminary unaudited pro forma basic and diluted income from continuing operations per unrestricted share calculations are based on Kemper’s basic and diluted weighted average number of unrestricted shares outstanding for the year ended December 31, 2017. The pro forma weighted average number of shares outstanding reflects the following adjustments as if the Merger had occurred on January 1, 2017:

•	elimination of Infinity common stock;

•	the estimated issuance of Kemper common stock to Infinity shareholders, calculated using the 1.2019 exchange ratio, based on Infinity’s common stock outstanding as of February 9, 2018;

•	pursuant to the terms of the Merger Agreement, the effects of the vesting of the Infinity performance share awards; and

•	pursuant to the terms of the Merger Agreement, the treatment of the Rollover RSUs.

The following table sets forth the calculation of pro forma basic and diluted income from continuing operations per unrestricted share for year ended December 31, 2017:

Numerator—Dollars in Millions
Pro Forma Income from Continuing Operations	$139.8
Less: Pro Forma Income from Continuing Operations Attributed to Participating Awards	(0.9)

Pro Forma Income from Continuing Operations Attributed to Unrestricted Shares	$138.9

Denominator—Shares in Thousands
Kemper’s Historical Weighted Average Unrestricted Shares Outstanding	51,345.6
Shares of Infinity Common Stock Converted Into Shares of Kemper Common Stock	13,116.9
Infinity’s Performance Share Awards Expected to Vest Upon the Closing of the Merger Converted into Shares of Kemper Common Stock	100.0

Pro Forma Weighted Average Shares Outstanding—Basic	64,562.5
Kemper’s Historical Equity-Based Compensation Equivalent Shares	232.2

Pro Forma Weighted Average Shares Outstanding — Diluted	64,794.7

Income from Continuing Operations Per Unrestricted Share — In Whole Dollars
Basic	$2.15

Diluted	$2.14

Note 9. Preliminary Unaudited Pro Forma Debt

The historical and preliminary unaudited pro forma debt of Kemper and Infinity is summarized as follows:

	Historical Kemper	Historical Infinity	Pro Forma As Adjusted
4.35% Senior Notes due February 2025	$448.1	$—	$448.1
7.35% Subordinated Debentures due February 2054	144.2	—	144.2
5.0% Senior Notes due September 2022	—	273.8	290.8
Short-Term Financing Under Existing Credit Facilities (a)	—	—	160.0
Financing Under Existing Credit Facilities or New Unsecured Bank Loan, due 2 Years After Closing (a)	—	—	267.0

Total	$592.3	$273.8	$1,310.1

(a)	Kemper currently anticipates borrowing under its available credit facilities and/or incurring indebtedness under an unsecured bank loan to fund a portion of the cash payable in connection with the Merger Consideration. Short-term financing is assumed to be paid within a week of the closing using unencumbered cash and short-term investments acquired in the purchase.

CERTAIN UNAUDITED PROSPECTIVE FINANCIAL INFORMATION

Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, neither Kemper nor Infinity as a matter of general practice publicly discloses detailed projections as to its anticipated financial position or results of operations, other than Infinity providing, from time to time, guidance with respect to the then-current fiscal year for certain expected financial results and operational metrics in its regular earnings press releases and communications and other investor materials.

In connection with the evaluation of a possible transaction:

•	Kemper’s management prepared and provided to the Kemper Board forward-looking financial information of Kemper with respect to fiscal years 2018 through 2020, assuming Kemper’s continued operation on a standalone, pre-Merger basis (the “Kemper financial projections”), which is summarized below. The Kemper financial projections were also provided to representatives of Goldman Sachs for Goldman Sachs’ use in connection with its financial analysis and fairness opinion with respect to the Merger Consideration. Certain key items from the Kemper financial projections and certain updated financial information relating thereto noted below were provided to Infinity’s senior management and representatives of Deutsche Bank in connection with Infinity’s due diligence investigation with respect to Kemper and evaluation of a possible transaction.

•	Infinity’s management prepared and provided to the Infinity Board forward-looking financial information of Infinity with respect to fiscal years 2018 through 2022, assuming Infinity’s continued operation on a standalone, pre-Merger basis (the “Infinity financial projections”), which is summarized below. The Infinity financial projections were also provided to representatives of Deutsche Bank for its use in connection with its financial analysis and fairness opinion with respect to the Merger Consideration and to Kemper and representatives of Goldman Sachs in connection with Kemper’s due diligence investigation with respect to Infinity and evaluation of a possible transaction.

•	Kemper’s management additionally prepared and provided to the Kemper Board: (i) forward-looking financial information regarding Infinity with respect to fiscal years 2018 through 2020, assuming Infinity’s continued operation on a standalone basis and reflecting certain information that is either publicly available or included in the Infinity financial projections and certain adjustments thereto made by Kemper’s management in light of, among other things, a review of publicly available information and the Infinity financial projections, discussions with Infinity’s management regarding its business and future prospects, Kemper’s management’s views on Infinity’s businesses and future prospects and certain macro economic and industry trends and Kemper’s management’s judgment that its best available estimates regarding Infinity’s business and future prospects were with respect to fiscal years 2018 through 2020 (the “Kemper-prepared Infinity financial projections (without synergies)”), which is summarized below; (ii) a version of the Kemper-prepared Infinity financial projections (without synergies), reflecting certain estimated synergies that Kemper’s management projected to be likely to result from the Merger (the “Kemper-prepared Infinity financial projections (with synergies)”), which is summarized below; and (iii) forward-looking unaudited pro forma financial information of the combined company with respect to fiscal years 2018 through 2020, assuming the operation of the combined company on a post-Merger basis and reflecting the combination of the Kemper financial projections and the Kemper-prepared Infinity financial projections (with synergies) and taking into account the estimated financial impact of the Merger that Kemper’s management projected to be likely to result from the Merger (the “combined company financial projections”), which is summarized below. The Kemper-prepared Infinity financial projections (without synergies), the Kemper-prepared Infinity financial projections (with synergies) and the combined company financial projections were also provided to representatives of Goldman Sachs for Goldman Sachs’ use in connection with its financial analysis and fairness opinion with respect to the Merger Consideration, but, except for the assumption noted below regarding pre-tax synergies included in the Kemper-prepared Infinity financial projections (with synergies), were not provided to Infinity or representatives of Deutsche Bank.

The Kemper financial projections, the Infinity financial projections, the Kemper-prepared Infinity financial projections (without synergies), the Kemper-prepared Infinity financial projections (with synergies) and the combined company financial projections are referred to herein collectively as the “financial projections.”

None of the financial projections were intended for public disclosure. Summaries of the financial projections are included in this joint proxy statement/prospectus only because certain of the financial projections were made available to Kemper, the Kemper Board and representatives of Goldman Sachs and Infinity, the Infinity Board and representatives of Deutsche Bank, as applicable. The inclusion of the financial projections in this joint proxy statement/prospectus does not constitute an admission or representation by Kemper or Infinity that the financial projections or the information contained therein is material.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. None of Kemper’s nor Infinity’s independent registered public accounting firm or any other independent accountant has compiled, examined or performed any procedures with respect to the financial projections or expressed any opinion or any other form of assurance on the financial projections or their achievability, and each of Kemper’s and Infinity’s independent registered public accounting firms assumes no responsibility for, and disclaims any association with, the financial projections.

In the view of Kemper’s management, (i) the Kemper financial projections were prepared on a reasonable basis reflecting Kemper’s management’s best available estimates and judgments regarding Kemper’s future financial performance at the time of their preparation, (ii) the Kemper-prepared Infinity financial projections (without synergies) were prepared on a reasonable basis reflecting Kemper’s management’s best available estimates and judgments regarding Infinity’s future financial performance (without synergies related to the Merger) at the time of their preparation, (iii) the Kemper-prepared Infinity financial projections (with synergies) were prepared on a reasonable basis reflecting Kemper’s management’s best available estimates and judgments regarding Infinity’s future financial performance and certain synergies likely to result from the Merger and (iv) the combined company financial projections were prepared on a reasonable basis reflecting Kemper’s management’s best available estimates and judgments regarding the combined company’s future financial performance and the likely financial impact of the Merger. In the view of Infinity’s management, the Infinity financial projections were prepared on a reasonable basis reflecting Infinity’s management’s best available estimates and judgments regarding Infinity’s future financial performance (without synergies related to the Merger) at the time of their preparation. The financial projections are not facts and should not be relied upon as necessarily predictive of actual future results. You are cautioned not to place undue reliance upon the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. In addition, certain information below provides summaries of the key assumptions and does not purport to be a comprehensive overview of all assumptions reflected in the financial projections. The ultimate performance of Kemper or Infinity could be materially different than the applicable financial projections. None of Kemper, Infinity or any of their respective affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections or the ultimate performance of Kemper or Infinity relative to the financial projections. Except as required by applicable law, none of Kemper, Infinity or any of their respective affiliates, advisors or other representatives intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the financial projections if any or all of them have changed or change or otherwise are or become inaccurate (even in the short term). These considerations should be taken into account if reviewing or evaluating the financial projections, which were prepared as of an earlier date.

The financial projections do not necessarily reflect changes in general business or economic conditions since the time they were prepared, changes in Kemper’s or Infinity’s businesses or prospects or any other transactions or events that have occurred or that may occur and that were not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or predictive of future performance, which may be significantly more favorable or less favorable than as set forth therein and should not be regarded as a representation that the financial forecasts, projected results or other estimates and assumptions therein will be achieved.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple fiscal years, and such information by its nature becomes less predictive with each succeeding fiscal year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to materially differ from the projected results, including, without limitation, the factors described in “Risk Factors” beginning on page 38, the factors described in the section entitled “Risk Factors” in Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 13, 2018, and in Kemper’s other public filings with the SEC, and the factors described in the section entitled “Risk Factors” in Infinity’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 15, 2018 (as amended on Form 10-K/A, filed with the SEC on April 23, 2018), and in Infinity’s other public filings with the SEC. For additional information on factors that may cause Kemper’s or Infinity’s future financial results to materially vary from the projected results summarized below, see “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 1. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. No representation is made by Kemper or Infinity or any of their respective affiliates, advisors or other representatives or any other person to any Kemper stockholder or Infinity shareholder or any other person regarding the actual performance of Kemper or Infinity compared to the results included in the financial projections or otherwise.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Kemper and Infinity, as applicable, contained in their respective public filings with the SEC and herein. See “Where You Can Find More Information” beginning on page 279. In addition, stockholders of Kemper and shareholders of Infinity are urged to review “Risk Factors” beginning on page 38. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the effect of the Merger, any failure of the Merger to be consummated and related matters, and should not be viewed in any manner in that context.

Kemper Financial Projections

The following table presents a summary of the Kemper financial projections:

Kemper Financial Projections (Prepared by Kemper’s Management) (Unaudited)

Fiscal Years (Dollars in Millions, Except For Per Share Amounts)

	2018P	2019P	2020P
Kemper Net Premiums Earned	$2,495	$2,676	$2,898
Kemper Total Revenues	2,809	2,997	3,227
Kemper Net Income (1)	212	233	264
Kemper Earnings Per Share (2)	4.01	4.39	4.98
Kemper Total Dividends to Stockholders (3)	49	49	49
Ending Book Value (4)	2,278	2,462	2,676
Return on Equity (5)	9.7%	9.8%	10.3%

(1)

Represents net income from continuing operations. In addition to calculating and providing such figures to the Kemper Board, representatives of Goldman Sachs, Infinity and representatives of Deutsche Bank, Kemper’s management continued to incorporate updates for the passage of time into its calculations reflecting the impact of the determination of the actual financial results of Kemper for the fourth quarter of 2017 and other immaterial refinements and provided to Infinity and representatives of Deutsche Bank updated financial information reflecting net income from continuing operations of $231 million for fiscal year 2019 and $261 million for fiscal year 2020.
(2)	Represents net income from continuing operations, divided by the weighted average number of fully diluted outstanding shares of Kemper common stock.
(3)	Represents the annual dividend per outstanding share of Kemper common stock based upon a quarterly dividend of $0.24 per share of Kemper common stock, multiplied by the number of basic outstanding shares of Kemper common stock.
(4)	Represents book value as of December 31 of the prior year, plus net income from continuing operations for the applicable year, minus total dividends to stockholders for the applicable year. Includes accumulated other comprehensive income. In addition to calculating and providing such figures to the Kemper Board and representatives of Goldman Sachs, Kemper’s management continued to incorporate updates for the passage of time into its calculations reflecting the impact of the determination of the actual financial results of Kemper for the fourth quarter of 2017 and other immaterial refinements and provided to Infinity and representatives of Deutsche Bank updated financial information reflecting ending book value of $2.460 billion for fiscal year 2019 and $2.672 billion for fiscal year 2020.
(5)	Represents net income from continuing operations for the applicable year, divided by the average of book value as of December 31 of the prior year and book value as of December 31 of the applicable year. At the direction of Kemper’s management and as reviewed by the Kemper Board, representatives of Goldman Sachs calculated and used an estimated return on equity of Kemper for fiscal year 2021 of 10.4% based on the assumptions set forth below provided by Kemper’s management to representatives of Goldman Sachs in connection with Goldman Sachs’ financial analyses. See “The Merger—Opinion of Kemper’s Financial Advisor” beginning on page 146. The assumptions provided by Kemper’s management to representatives of Goldman Sachs solely for Goldman Sachs’ calculation and use of estimated return on equity of Kemper for fiscal year 2021 included estimated 10% growth in net income from continuing operations from fiscal year 2020 to fiscal year 2021 and estimated total dividends to stockholders of $49 million. In addition to the calculation and provision of such figures to the Kemper Board, Kemper management incorporated updates for the passage of time into the calculations reflecting the impact of the determination of the actual financial results of Kemper for the fourth quarter of 2017 and other immaterial refinements and provided to Infinity and Deutsche Bank updated financial information reflecting return on equity of 10.2% for fiscal year 2020.

The Kemper financial projections reflect various estimates, assumptions and methodologies of Kemper’s management, all of which are difficult to predict and many of which are beyond Kemper’s control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to Kemper’s businesses. Such estimates, assumptions and methodologies of Kemper’s management include, but are not limited to, the following:

•	Kemper’s continued operation on a standalone, pre-Merger basis;

•	a compound annual growth rate of 7.8% for net premiums earned during fiscal years 2018 through 2020;

•	a compound annual growth rate of 2.1% for net investment income during fiscal years 2018 through 2020;

•	a compound annual growth rate of 7.6% for losses and loss adjustment expenses and a compound annual growth rate of 5.1% for underwriting expenses during fiscal years 2018 through 2020;

•	an effective tax rate of 19.4% for fiscal year 2018, 19.1% for fiscal year 2019 and 18.9% for fiscal year 2020

•	a book value for Kemper of $2,116 million as of December 31, 2017; and

•	a weighted average total of 51.5 million basic outstanding shares of Kemper common stock and a total of 52.9 million fully diluted outstanding shares of Kemper common stock during fiscal years 2018 through 2020.

Infinity Financial Projections

The following table presents a summary of the Infinity financial projections:

Infinity Financial Projections (Prepared by Infinity’s Management) (Unaudited)

Fiscal Years (Dollars in Millions, Except For Per Share Amounts)

	2018P	2019P	2020P	2021P	2022P
Infinity Net Premiums Earned	$1,468	$1,606	$1,751	$1,908	$2,080
Infinity Total Revenues	$1,621	$1,776	$1,942	$2,123	$2,313
Infinity Net Income	$73	$83	$97	$111	$123
Infinity Earnings Per Share—diluted (1)	$6.63	$7.69	$9.04	$10.39	$11.43
Infinity Total Dividends to Shareholders (2)	$26	$27	$29	$30	$31
Share Repurchase	$15	$15	$0	$0	$0
Ending Book Value (3)	$752	$792	$861	$942	$1,033
Return on Equity (4)	9.9%	10.8%	11.7%	12.3%	12.4%

(1)	Represents net income, divided by the weighted average number of fully diluted outstanding shares of Infinity common stock.
(2)	Represents an annual dividend per basic outstanding share of Infinity common stock based upon quarterly dividends of $0.61, $0.64, $0.67, $0.71 and $0.74 per share of Infinity common stock during fiscal years 2018, 2019, 2020, 2021 and 2022, respectively.
(3)	Represents book value as of December 31 of the prior year, plus net income for the applicable year, minus total dividends to shareholders for the applicable year, minus share repurchase for the applicable year. Includes other comprehensive income.
(4)	Represents net income for the applicable year, divided by the average of book value as of December 31 of the prior year and book value as of December 31 of the applicable year.

The Infinity financial projections reflect various estimates, assumptions and methodologies of Infinity’s management, all of which are difficult to predict and many of which are beyond Infinity’s control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to Infinity’s businesses. Such estimates, assumptions and methodologies of Infinity’s management include, but are not limited to, the following:

•	Infinity’s continued operation on a standalone, pre-Merger basis;

•	a compound annual growth rate of 9.1% for net premiums earned during fiscal years 2018 through 2022;

•	a compound annual growth rate of 16.7% for net investment income during fiscal years 2018 through 2022;

•	a compound annual growth rate of 9.1% for losses and loss adjustment expenses and a compound annual growth rate of 9.1% for underwriting expenses during fiscal years 2018 through 2022;

•	an effective tax rate of 18.3% for fiscal year 2018, 18.7% for fiscal year 2019, 19.2% for fiscal year 2020, 19.6% for fiscal year 2021 and 19.9% for fiscal year 2022;

•	a book value for Infinity of $720 million as of December 31, 2017; and

•	a weighted average total of 10.8 million, 10.7 million, 10.6 million, 10.6 million and 10.6 million basic outstanding shares of Infinity common stock and a weighted average total of 11.0 million, 10.8 million, 10.7 million, 10.7 million, and 10.7 million fully diluted outstanding shares of Infinity common stock during fiscal years 2018, 2019, 2020, 2021 and 2022, respectively.

Kemper-prepared Infinity Financial Projections

The following table presents a summary of the Kemper-prepared Infinity financial projections (without synergies):

Kemper-prepared Infinity Financial Projections (Without Synergies) (Prepared by Kemper’s Management) (Unaudited)

Fiscal Years (Dollars in Millions, Except For Per Share Amounts)

	2018P	2019P	2020P
Infinity Net Premiums Earned	$1,479	$1,600	$1,718
Infinity Underwriting Profit	54	57	59
Infinity Net Income	58	62	69
Infinity Total Dividends to Shareholders (1)	155	0	23
Ending Book Value (2)	623	686	732
Return on Equity (3)	8.6%	9.5%	9.8%

(1)	With respect to fiscal year 2018, represents ordinary dividends assumed to be paid during the first half of the fiscal year and an extraordinary dividend assumed to be paid during the second half of the fiscal year, while maintaining statutory surplus levels assumed to be required and taking into consideration other assumed operating leverage and insurance regulatory restrictions and operating requirements. With respect to fiscal years 2019 and 2020, represents dividends assumed to be paid, while maintaining statutory surplus levels assumed to be required and taking into consideration other assumed operating leverage and insurance regulatory restrictions and operating requirements.
(2)	Represents book value as of December 31 of the prior year, plus net income for the applicable year, minus total dividends to shareholders for the applicable year. Includes accumulated other comprehensive income.
(3)	Represents net income for the applicable year, divided by the average of book value as of December 31 of the prior year and book value as of December 31 of the applicable year. At the direction of Kemper’s management and as reviewed by the Kemper Board, representatives of Goldman Sachs calculated and used an estimated return on equity of Infinity for fiscal year 2021 of 10.1% based on the assumptions set forth below provided by Kemper’s management to representatives of Goldman Sachs in connection with Goldman Sachs’ financial analyses. See “The Merger—Opinion of Kemper’s Financial Advisor” beginning on page 146. The assumptions provided by Kemper’s management to representatives of Goldman Sachs solely for Goldman Sachs’ calculation and use of estimated return on equity of Infinity for fiscal year 2021 included estimated 10% growth in net income from fiscal year 2020 to fiscal year 2021 and estimated total dividends to stockholders of $38 million.

The following table presents a summary of the Kemper-prepared Infinity financial projections (with synergies):

Kemper-prepared Infinity Financial Projections (With Synergies) (Prepared by Kemper’s Management) (Unaudited)

Fiscal Years (Dollars in Millions, Except For Per Share Amounts)

	2018P	2019P	2020P
Infinity Net Premiums Earned	$1,479	$1,600	$1,718
Infinity Underwriting Profit	65	93	111
Infinity Net Income	68	97	121
Infinity Total Dividends to Shareholders (1)	192	24	64
Ending Book Value (2)	548	583	640
Return on Equity (3)	10.8%	17.2%	19.7%

(1)

With respect to fiscal year 2018, represents ordinary dividends assumed to be paid during the first half of the fiscal year and an extraordinary dividend assumed to be paid during the second half of the fiscal year, while maintaining statutory surplus levels assumed to be required and taking into consideration other assumed operating leverage and insurance regulatory restrictions and operating requirements. With respect to fiscal years 2019 and 2020, represents dividends assumed to be paid, while maintaining statutory surplus levels assumed to be required and taking into consideration other assumed operating leverage and insurance regulatory restrictions and operating requirements.
(2)	Represents book value as of December 31 of the prior year, plus net income for the applicable year, minus total dividends to shareholders for the applicable year. With respect to fiscal years 2018 and 2019, additionally includes restructuring charges of $49 million and $38 million, respectively, expected to be incurred in connection with the Merger. Includes accumulated other comprehensive income.
(3)	Represents net income for the applicable year, divided by the average of book value as of December 31 of the prior year and book value as of December 31 of the applicable year. At the direction of Kemper’s management and as reviewed by the Kemper Board, representatives of Goldman Sachs calculated and used an estimated return on equity of Infinity for fiscal year 2021 of 20.3% based on the assumptions set forth below provided by Kemper’s management to representatives of Goldman Sachs in connection with Goldman Sachs’ financial analyses. See “The Merger—Opinion of Kemper’s Financial Advisor” beginning on page 146. The assumptions provided by Kemper’s management to representatives of Goldman Sachs solely for Goldman Sachs’ calculation and use of estimated return on equity of Infinity for fiscal year 2021 included estimated 10% growth in net income from fiscal year 2020 to fiscal year 2021 and estimated total dividends to stockholders of $105 million.

The Kemper-prepared Infinity financial projections (without synergies) and the Kemper-prepared Infinity financial projections (with synergies) reflect various estimates, assumptions and methodologies of Kemper’s management and, with respect to certain matters incorporated from the Infinity financial projections, Infinity’s management, all of which are difficult to predict and many of which are beyond Kemper’s and Infinity’s control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to Kemper’s and Infinity’s businesses. Such estimates, assumptions and methodologies of Kemper’s management and Infinity’s management include, but are not limited to, the following:

•	the completion of the Merger as of June 30, 2018, but with Infinity’s continued operation on a standalone basis (and, solely in the case of the Kemper-prepared Infinity financial projections (with synergies), reflecting certain estimated synergies that Kemper’s management projected to be likely to result from the Merger);

•	a compound annual growth rate of 7.6% for net premiums written during fiscal years 2018 through 2020;

•	a compound annual growth rate of 7.8% for net premiums earned during fiscal years 2018 through 2020;

•	an increase in new money investment yields from 2.3% in fiscal year 2018 to 3.0% in fiscal year 2020;

•	with respect to the Kemper-prepared Infinity financial projections (without synergies), a compound annual growth rate of 8.0% for losses and loss adjustment expenses and a compound annual growth rate of 7.6% for underwriting expenses (including fee income) during fiscal years 2018 through 2020 and, with respect to the Kemper-prepared Infinity financial projections (with synergies), a compound annual growth rate of 7.4% for losses and loss adjustment expenses and a compound annual growth rate of 3.1% for underwriting expenses (including fee income) during fiscal years 2018 through 2020;

•	with respect to the Kemper-prepared Infinity financial projections (without synergies), a compound annual growth rate of 10.5% for net investment income during fiscal years 2018 through 2020 and, with respect to the Kemper-prepared Infinity financial projections (with synergies), a compound annual growth rate of 13.2% for net investment income during fiscal years 2018 through 2020;

•	an effective tax rate of 19.7% for each fiscal year during fiscal years 2018 through 2020;

•	a book value for Infinity of $720 million as of December 31, 2017; and

•	with respect to the Kemper-prepared Infinity financial projections (with synergies), the realization of approximately $60 million of annual pre-tax synergies (which was provided to Infinity and representatives of Deutsche Bank in connection with Infinity’s due diligence investigation with respect to Kemper and evaluation of a possible transaction), reflecting (i) decreases in expense ratio by 1.8% and in loss adjustment expense ratio by 1.1% (each 50% realized from the completion of the Merger through the end of the second quarter of 2019 and fully realized by the end of the second quarter of fiscal year 2020), (ii) a decrease in annual corporate overhead expenses of $10 million (fully realized by the end of the first quarter of fiscal year 2020) and (iii) an increase in incremental annual investment income of $5 million (fully realized by the end of the second quarter of fiscal year 2020).

Combined Company Financial Projections

The following table presents a summary of the combined company financial projections:

Combined Company Financial Projections (Prepared by Kemper’s Management) (Unaudited)

Fiscal Years (Dollars in Millions, Except For Per Share Amounts)

	2018P	2019P	2020P
Combined Company Net Premiums Earned	$3,234	$4,276	$4,616
Combined Company Total Revenues	3,567	4,637	4,994
Combined Company Net Income (1)	232	304	369
Combined Company Earnings Per Share (2)	3.90	4.59	5.57
Combined Company Total Dividends to Stockholders (3)	56	62	62
Ending Book Value (4)	3,092	3,296	3,602
Return on Equity (5)	8.9%	9.5%	10.7%

(1)	Represents net income from continuing operations. Excludes transaction costs of $38 million and non-recurring restructuring charges of $72 million incurred in connection with the realization of synergies.
(2)	At the direction of Kemper’s management and as reviewed by the Kemper Board, representatives of Goldman Sachs calculated and used earnings per share based on the combined company financial projections and the weighted average number of fully diluted outstanding shares of combined company common stock expected to be outstanding as described below in connection with Goldman Sachs’ financial analyses. See “The Merger—Opinion of Kemper’s Financial Advisor” beginning on page 146. Represents net income from continuing operations for the applicable year, divided by the number of fully diluted outstanding shares of combined company common stock expected to be outstanding after the proposed Merger. Excludes transaction costs of $38 million and non-recurring restructuring charges of $72 million incurred in connection with the realization of synergies.
(3)	Represents the annual dividend per outstanding share of combined company common stock, multiplied by the number of basic outstanding shares of combined company common stock.
(4)	Represents book value as of December 31 of the prior year, plus net income for the applicable year from continuing operations, minus total dividends to stockholders for the applicable year. With respect to fiscal year 2018, additionally includes value of Kemper common stock expected to be issued in the Merger of $850 million. With respect to fiscal years 2018 and 2019, additionally includes restructuring charges of $49 million and $38 million, respectively, expected to be incurred in connection with the Merger. Includes accumulated other comprehensive income.
(5)

Represents net income from continuing operations for the applicable year, divided by the average of book value as of December 31 of the prior year and book value as of December 31 of the applicable year. At the direction of Kemper’s management and as reviewed by the Kemper Board, representatives of Goldman Sachs calculated and used an estimated return on equity of the combined company for fiscal year 2021 of 10.7% based on the assumptions set forth below provided by Kemper’s management to representatives of

Goldman Sachs in connection with Goldman Sachs’ financial analyses. See “The Merger—Opinion of Kemper’s Financial Advisor” beginning on page 146. The assumptions provided by Kemper’s management to representatives of Goldman Sachs solely for Goldman Sachs’ calculation and use of estimated return on equity of the combined company for fiscal year 2021 included 10% growth in net income from fiscal year 2020 to fiscal year 2021 and estimated total dividends to stockholders of $62 million.

Except as set forth below and in certain other circumstances, the combined company financial projections reflect the same estimates, assumptions and methodologies of Kemper’s management and Infinity’s management made in connection with the preparation of the Kemper financial projections, as described above under “—Kemper Financial Projections” beginning on page 271, and the Kemper-prepared Infinity financial projections (with synergies), as described above under “—Kemper-prepared Infinity Financial Projections” beginning on page 274. The combined company financial projections also reflect various other estimates, assumptions and methodologies of Kemper’s management, all of which are difficult to predict and many of which are beyond Kemper’s control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to Kemper’s, Infinity’s and the combined company’s businesses. Such estimates, assumptions and methodologies of Kemper’s management include, but are not limited to, the following:

•	the completion of the Merger as of June 30, 2018 and the combined company’s subsequent operation as a combined company on a post-Merger basis;

•	a compound annual growth rate of 19.5% for net premiums earned during fiscal years 2018 through 2020;

•	a compound annual growth rate of 6.7% for net investment income during fiscal years 2018 through 2020;

•	a compound annual growth rate of 20.0% for losses and loss adjustment expenses and a compound annual growth rate of 12.4% for underwriting expenses during fiscal years 2018 through 2020;

•	annual pre-tax amortization of identifiable intangibles, excluding value of business acquired, of $16 million;

•	an effective tax rate of 19.3% for fiscal year 2018, 19.2% for fiscal year 2019 and 19.1% for fiscal year 2020;

•	a book value for Kemper of $2,116 million as of December 31, 2017 and a book value for Infinity of $720 million as of December 31, 2017; and

•	a weighted average total of 58.2 million, 64.7 million and 64.7 million basic outstanding shares of combined company common stock for fiscal year 2018, fiscal year 2019 and fiscal year 2020, respectively, and a weighted average total of 59.5 million, 66.1 million and 66.1 million fully diluted outstanding shares of combined company common stock for fiscal year 2018, fiscal year 2019 and fiscal year 2020, respectively (which weighted average totals of fully diluted outstanding shares of combined company common stock were calculated and used, at the direction of Kemper’s management and as reviewed by the Kemper Board, by representatives of Goldman Sachs in connection with Goldman Sachs’ calculation of the earnings per share of the combined company during fiscal years 2018 through 2020 as described above).

NONE OF KEMPER, INFINITY NOR ANY OF THEIR RESPECTIVE AFFILIATES INTENDS TO, AND EACH OF THEM DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING OR EVENTS OCCURRING AFTER THE RESPECTIVE DATES WHEN THE FINANCIAL PROJECTIONS WERE PREPARED OR TO REFLECT THE EXISTENCE OF FUTURE CIRCUMSTANCES OR THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE INACCURATE OR NO LONGER APPROPRIATE.

STOCKHOLDER AND SHAREHOLDER PROPOSALS

Kemper Stockholder Proposals

Pursuant to Rule 14a-8 of the Exchange Act and the regulations of the SEC that are currently in effect as disclosed in Kemper’s definitive proxy statement for its 2017 annual meeting of stockholders, Kemper stockholders desiring to submit proposals for inclusion in Kemper’s proxy materials for the Kemper annual meeting must have submitted such proposals to the Kemper Secretary at One East Wacker Drive, Chicago, Illinois 60601, by November 22, 2017.

The Kemper Bylaws require advance notice to Kemper if a stockholder intends to attend an annual meeting of stockholders in person and to nominate a director for election or to bring other business before the meeting. Such a notice may be made only by a stockholder of record who meets the requirements set forth in Section 14 of the Kemper Bylaws and provides the required information in the advance notice within the time period described in the Kemper Bylaws. As disclosed in Kemper’s definitive proxy statement for its 2017 annual meeting of stockholders and in accordance with the advance notice requirements of the Kemper Bylaws, the deadline for providing notices in relation to the Kemper annual meeting was March 5, 2018 and has passed. Kemper did not receive any such notices that complied with the requirements of the Kemper Bylaws during the prescribed notice period. Accordingly, no such director nominations or other business proposed by Kemper stockholders from the floor of the Kemper annual meeting will be in order.

In accordance with the advance notice requirements of the Kemper Bylaws described above, if a Kemper stockholder of record wishes to nominate one or more directors or bring other business to be considered by stockholders at the 2019 annual meeting of stockholders (the “2019 annual meeting”), such proposals must be made in writing to Kemper no earlier than March 1, 2019 and no later than April 2, 2019. In the event the date of the 2019 annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the first anniversary of the Kemper annual meeting (i.e. June 1, 2018), then such nominations and proposals must be delivered in writing to Kemper no earlier than ninety (90) days prior to the 2019 annual meeting and no later than the close of business on the later of (a) the sixtieth (60th) day prior to the 2019 annual meeting, or (b) the tenth (10th) day following the day on which public announcement of the date of the 2019 annual meeting is first made.

Pursuant to Rule 14a-8 of the Exchange Act and the regulations of the SEC that are currently in effect, Kemper stockholders who intend to submit proposals for inclusion in Kemper’s proxy materials for the 2019 annual meeting must do so no later than December 28, 2018. Certain other SEC requirements must also be met to have a stockholder proposal included in Kemper’s proxy materials for the 2019 annual meeting, and these requirements are independent of the advance notice requirements of the Kemper Bylaws. All stockholder proposals and notices should be submitted to the Secretary of Kemper Corporation, at One East Wacker Drive, Chicago, Illinois 60601.

Infinity Shareholder Proposals

If the Merger is consummated, Infinity will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the Merger is not completed, Infinity will hold a 2018 annual meeting of shareholders.

As disclosed in Infinity’s definitive proxy statement for its 2017 annual meeting of shareholders and in accordance with the advance notice requirements of the Infinity Regulations, any Infinity shareholder of record desiring to nominate one or more directors or bring other business to be considered by Infinity shareholders at the 2018 annual meeting, should such annual meeting be held, must have submitted such proposals in writing to the Secretary of Infinity, at 2201 4th Avenue North Birmingham, Alabama 35203, no later than December 12, 2017. In the event the date of the 2018 annual meeting, should such meeting be held, is changed by more than thirty

(30) calendar days from the date contemplated at the time of the previous year’s proxy statement (i.e. on or about May 17, 2018), or in the event of a special meeting, notice by any shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the 2018 annual meeting was mailed or such public disclosure was made.

Any Infinity shareholder who intends to submit a proposal for the 2018 annual meeting of shareholders for inclusion in Infinity’s proxy materials, should such annual meeting be held, may do so in accordance with Rule 14a-8 and such proposal must have been received by Infinity’s Corporate Secretary, at 2201 4th Avenue North Birmingham, Alabama 35203, no later than December 12, 2017.

Infinity shareholders are not entitled to bring any proposals before the Infinity special meeting.

LEGAL MATTERS

The validity of Kemper common stock offered by this joint proxy statement/prospectus is being passed upon for Kemper by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and the related financial statement schedules of Kemper Corporation incorporated in this joint proxy statement/prospectus by reference to Kemper Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Kemper Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Infinity Property and Casualty Corporation incorporated by reference in Infinity Property and Casualty Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including schedules appearing therein) (as amended on Form 10-K/A, filed with the SEC on April 23, 2018) and the effectiveness of Infinity Property and Casualty Corporation’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Kemper and Infinity file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Kemper or Infinity at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Kemper and Infinity are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. In addition, you may obtain copies of some of this information by accessing Kemper’s website at www.investors.kemper.com under the link “SEC Filings.” You may also obtain copies of some of this information by accessing Infinity’s website at www.ir.infinityauto.com under the heading “IR Menu,” and then under the link “SEC Filings.” Kemper is not incorporating the contents of the websites of the SEC, Kemper, Infinity or any other entity into this joint proxy statement/prospectus. These websites are provided only for your convenience.

Kemper has filed a registration statement on Form S-4 to register with the SEC the Kemper common stock to be issued to Infinity shareholders in the Merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Kemper, in addition to being a proxy statement for the Kemper annual meeting and Infinity special meeting. The registration statement, including the attached annexes and exhibits, contains additional relevant information about Kemper, Kemper common stock and Infinity. The rules and regulations of the SEC allow Kemper and Infinity to omit certain information included in the registration statement from this joint proxy statement/prospectus.

The SEC allows Kemper and Infinity to “incorporate by reference” certain information into this joint proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Kemper and Infinity have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the respective dates of the Kemper annual meeting and Infinity special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Kemper and Infinity and their respective financial performance.

This joint proxy statement/prospectus incorporates by reference the documents listed below that have previously been filed with the SEC by Kemper (File No. 001-18298):

•	Kemper’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 13, 2018;

•	Kemper’s Current Reports on Form 8-K, filed with the SEC on February 12, 2018, February 13, 2018, February 14, 2018 and March 13, 2018;

•	Any description of Kemper’s capital stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

This joint proxy statement/prospectus incorporates by reference the documents listed below that have previously been filed with the SEC by Infinity (File No. 000-50167):

•	Infinity’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 15, 2018 (as amended on Form 10-K/A, filed with the SEC on April 23, 2018);

•	Infinity’s Current Reports on Form 8-K, filed with the SEC on February 13, 2018 and February 14, 2018;

•	Any description of Infinity’s capital stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

The Merger Agreement attached to this joint proxy statement/prospectus as Annex A is also incorporated by reference herein.

Kemper has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Kemper, and Infinity has supplied all information contained in this joint proxy statement/prospectus relating to Infinity. Neither Kemper nor Infinity has authorized anyone to give any information or make any representation about the transaction that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this document speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Documents incorporated by reference are available from Kemper or Infinity, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. Documents incorporated by reference are also available at www.sec.gov. Kemper stockholders or Infinity shareholders, as applicable, may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

Kemper Corporation

One East Wacker Drive

Chicago, Illinois 60601

Attention: Investor Relations

Telephone: (312) 661-4930

Infinity Property and Casualty Corporation

2201 4th Avenue North

Birmingham, Alabama 35203

Attention: Investor Relations

Telephone: (205) 803-8186

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable meeting. Therefore, if you would like to request documents from Kemper, please do so by May 24, 2018 in order to receive them before the Kemper annual meeting. If you would like to request documents from Infinity, please do so by May 24, 2018 in order to receive them before the Infinity special meeting.

DEFINED TERMS

162(m)	89
2015 PSU Awards	96
2019 annual meeting	278
401(k) and Retirement Plan	48
401(k) Deadline	49
Actual Catastrophe Losses and LAE	89
Additional Shares	94
advancement of expenses	250
Annual Incentive	111
Annual Incentive Program	82
AOCI	149
appraisal shares	179
ASC 805	28
AST	11
Audit Committee	58
available cash election amount	179
Broadridge	11
BV	149
capital stock adjustment event	179
CAPM	150
Cash Consideration	4
cash electing share	179
cash election amount	179
cash fraction	180
CD&A	81
CEO	59
closing	3
closing date	178
Code	89
combined company	16
combined company financial projections	269
Company Performance Criteria	117
Compensation Committee	59
confidentiality agreement	192
Court	227
DB Group	158
Debt Financing	210
Deferred Compensation Plan	63
Deutsche Bank	20
DF King	57
DGCL	29
Director Independence Standards	61
Director Restricted Shares	18
dissenting shares	226
Dodd-Frank	5
DOJ	24
DSU	63
effective time	178
Election Deadline	11
EPP	89

EPP Incentive Pool	89
EPS	149
ERISA	249
ERM	59
excess cash amount	180
Exchange Act	1
exchange agent	13
exchange ratio	4
Executive Committee	125
FASB	171
FATCA	170
FFI Agreement	170
financial projections	270
fixed volume-weighted average price	185
Form of Election	11
FS&C	61
FTC	24
GAAP	191
Gober Employment Agreement	175
Goldman Sachs	19
HSR Act	23
IBES	149
IGA	170
Incremental Systems Conversions Synergies	147
indemnitee	250
Infinity	1
Infinity acceptable confidentiality agreement	192
Infinity acquisition proposal	193
Infinity adverse recommendation change	193
Infinity Articles	5
Infinity Board	3
Infinity common stock	4
Infinity competing proposal	219
Infinity expenses	219
Infinity financial projections	269
Infinity intervening event	198
Infinity meeting adjournment proposal	121
Infinity performance share awards	17
Infinity recommendation	193
Infinity record date	53
Infinity Regulations	29
Infinity restricted shares	18
Infinity selected companies	158
Infinity shareholder approval	190
Infinity special meeting	3
Infinity superior proposal	194
Infinity Voting and Support Agreements	18
Innisfree	51
Interested Stockholder	238

Investment Committee	59
IRS	166
Kemper	1
Kemper acceptable confidentiality agreement	194
Kemper acquisition proposal	196
Kemper adverse recommendation change	196
Kemper annual meeting	3
Kemper Board	3
Kemper Bylaws	29
Kemper Charter	29
Kemper common stock	3
Kemper competing proposal	219
Kemper expenses	219
Kemper financial projections	269
Kemper intervening event	200
Kemper meeting adjournment proposal	67
Kemper Plan	63
Kemper recommendation	196
Kemper record date	47
Kemper selected companies	161
Kemper stockholder approval	190
Kemper superior proposal	196
Kemper Voting and Support Agreements	18
Kemper-prepared financial projections	147
Kemper-prepared Infinity financial projections (with synergies)	269
Kemper-prepared Infinity financial projections (without synergies)	269
KMK	125
LAE	118
Letter Agreements	173
materially burdensome condition	24
Maximum Catastrophe Losses and LAE	118
Merger	3
Merger Agreement	3
Merger Consideration	4
merger proposal	5
Merger Sub	15
Minimum Catastrophe Losses and LAE	118
Mixed Consideration	4
mixed consideration electing share	179
mixed election stock exchange ratio	180
Multi-Year PIP Awards	92
NASDAQ	22
NCG Committee	58
NEOs	81
Nominees	4
non-binding compensation advisory proposal	120
non-electing share	179
non-U.S. holder	168

NYSE	4
NYSE Listing Standards	59
OGCL	22
Operating Synergies	147
outside date	216
P/BV	150
P/E	150
Pay Governance	80
PCAOB	74
Peer Group	94
Pension Plan	61
Pension SERP	100
per share cash election consideration	179
PIP	92
Policy on Related Person Transactions	61
Post-Termination Benefit Period	174
pro forma financial statements	255
Proxy Group	87
PSUs	82
Relative TSR	82
Relative TSR Percentile Rank	94
Reported Catastrophe Losses and LAE	118
required information	211
requisite regulatory approvals	188
Retirement SERP	100
ROE	150
Rollover RSUs	18
SAP	191
Say-On-Pay Vote	76
SEC	5
Securities Act	1
selected transactions	160
Severance Agreements	110
share issuance proposal	66
Stock Consideration	4
stock electing share	180
stock fraction	180
Summary Compensation Table	99
Synergies	147
Target Incentive Percentage	93
Target Multiplier	93
target share amount	17
Target Shares	94
Tax Reform Act	100
TBV	149
TSR	94
Term	173
Term Sheet Committee	126
termination fee	218
Three-Year Adjusted ROE	82
U.S. holder	167
USRPHC	169

Vesting Date	94
VOBA	45

VWAP	149
written demand	226

ANNEX A — AGREEMENT AND PLAN OF MERGER AMONG KEMPER CORPORATION, VULCAN SUB, INC. AND INFINITY PROPERTY AND CASUALTY CORPORATION

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

KEMPER CORPORATION,

VULCAN SUB, INC.

and

INFINITY PROPERTY AND CASUALTY CORPORATION

Dated as of February 13, 2018

A-i

(Continued)

A-ii

(Continued)

A-iii

ANNEX AND EXHIBIT INDEX

Annex I	Defined Term Index

Exhibit A	Form of Company Voting Agreement
Exhibit B	Form of Parent Voting Agreement
Exhibit C	Form of Articles of Incorporation of the Surviving Corporation

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 13, 2018 (as amended in accordance with the terms hereof, this “Agreement”), is by and among Kemper Corporation, a Delaware corporation (“Parent”), Vulcan Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Infinity Property and Casualty Corporation, an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each unanimously approved the merger of Merger Sub with and into the Company with the Company as the Surviving Corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Ohio General Corporation Law (the “OGCL”), whereby each issued and outstanding share (each, a “Company Share” and, collectively, the “Company Shares”) of common stock of the Company, no par value per share (the “Company Common Stock”), other than Appraisal Shares and any Company Shares owned by any Parent Company or any Acquired Company, will be converted into the right to receive the Merger Consideration (subject to any required withholding of Taxes);

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, (a) as an inducement to and condition of Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Persons listed on Schedule I is entering into a voting agreement with Parent, dated as of the date hereof, substantially in the form attached as Exhibit A (collectively, the “Company Voting Agreements”) and (b) as an inducement to and condition of the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Persons listed on Schedule II is entering into a voting agreement with the Company, dated as of the date hereof, substantially in the form attached as Exhibit B (collectively, the “Parent Voting Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the OGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and specified in the OGCL.

(b) At the Effective Time, the Company Charter shall be amended and restated to read as set forth on Exhibit C and shall thereafter be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and of the other organizational documents of the Surviving Corporation and applicable Law. At the Effective Time, the code of regulations of Merger Sub in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter amended in accordance with the provisions thereof, hereof and of the articles of incorporation of the Surviving Corporation and applicable Law.

Section 1.2 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (such transactions, including the Merger and the Share Issuance, the “Transactions”) will take place at 10:00 a.m., Chicago, Illinois time, on a date to be specified by the parties, such date to be no later than the third Business Day after satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that may only be satisfied on the Closing Date, but subject to the satisfaction of such conditions), by electronic exchange of documents and signatures, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date (or on such other date as Parent and the Company may agree), the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Ohio a certificate of merger (the “Certificate of Merger”) executed and acknowledged in accordance with, and containing such information as is required by, the relevant provisions of the OGCL in order to effect the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Ohio or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time and such other individuals as Parent may determine shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and code of regulations and applicable Law.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Shares or any shares of capital stock of Merger Sub:

(a) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation.

(b) Each Company Share that is owned by Parent, Merger Sub, any other direct or indirect wholly owned Subsidiary of Parent or any Acquired Company shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no shares of Parent common stock, par value $0.01 per share (“Parent Common Stock”), or other consideration shall be delivered or deliverable in exchange therefor.

(c)

(i) Subject to Section 2.1(c)(ii), Section 2.1(d) and Section 2.2, each issued and outstanding Company Share (in each case, other than Appraisal Shares and Company Shares to be cancelled in accordance with Section 2.1(b)), which immediately prior to the Effective Time will be the only class of capital stock of the Company then outstanding, shall be cancelled and extinguished and automatically converted into the right to receive the following consideration, without interest thereon and subject to any required withholding of Taxes, and such certificated Company Share and the certificate that formerly represented such Company Share (a “Certificate”) or such non-certificated Company Share in book-entry form (“Company Book-Entry Shares”), as the case may be, shall thereafter represent only the right to receive the following consideration, without interest thereon and subject to any required withholding of Taxes (in each case as applicable):

(A) Each Company Share with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.3 (each, a “Mixed Consideration Electing Share”) and each Non-Electing Company Share shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Consideration”) of (1) $51.60 in cash (the “Per Share Cash Amount”) and (2) 1.2019 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Mixed Election Stock Exchange Ratio”), subject to adjustment in accordance with Section 2.1(c)(ii).

(B) Each Company Share with respect to which an election to receive only cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.3 (each, a “Cash Electing Company Share”) shall be converted (provided that the Available Cash Election Amount equals or exceeds the Cash Election Amount) into the right to receive in cash, without interest, an amount (rounded to two decimal places) (the “Per Share Cash Election Consideration”) equal to the sum of (1) the Per Share Cash Amount plus (2) the product of the Mixed Election Stock Exchange Ratio multiplied by the Fixed Volume-Weighted Average Price; provided, however, that if (x) the product of the number of Cash Electing Company Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (y) the difference between (I) the product of the Per Share Cash Amount and the total number of Company Shares (other than Appraisal Shares and Company Shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time minus (II) the product of the Per Share Cash Amount and the number of Mixed Consideration Electing Shares (including any Non-Electing Company Shares) (such difference being the “Available Cash Election Amount”), then each Cash Electing Company Share shall be converted into a right to receive (a) an amount of cash (without interest) equal to the product (rounded to two decimal places) of (i) the Per Share Cash Election Consideration and (ii) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (b) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (1) the Exchange Ratio and (2) one (1) minus the Cash Fraction.

(C) Each Company Share with respect to which an election to receive only stock consideration (a “Stock Election”) has been effectively made and not revoked or lost pursuant to Section 2.3 (each, a “Stock Electing Company Share”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount) into a number of shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Exchange Ratio”), subject to adjustment in accordance with Section 2.1(c)(ii), equal to (1) the Mixed Election Stock Exchange Ratio plus (2) the quotient (rounded to four decimal places) of the Per Share Cash Amount divided by the Fixed Volume-Weighted Average Price; provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Electing Company Share shall be converted into the right to receive (x) an amount of cash (without interest) equal to the amount (rounded to two decimal places) of such excess divided by the number of Stock Electing Company Shares and (y) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product (rounded to four decimal places) of (I) the Exchange Ratio and (II) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (x) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.

(ii) Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Parent Common Stock or the outstanding Company Shares or the securities convertible into or exercisable for shares of Parent Common Stock or Company Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

(iii) The shares of Parent Common Stock to be issued and cash payable upon the conversion of Company Shares pursuant to this Section 2.1(c) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.2(e) are referred to herein, collectively, as the “Merger Consideration.”

(d) Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time, that have not been voted in favor of, or consented to, the adoption of this Agreement and that are held by any Person who is entitled to demand and properly demands appraisal and payment of the fair cash value of such Company Shares pursuant to, and who complies in all respects with, Sections 1701.84 and 1701.85 of the OGCL (“Appraisal Shares”) shall not be converted into Merger Consideration as provided in Section 2.1(c), but rather the holders of Appraisal Shares shall be entitled to only such rights as are provided by Sections 1701.84 and 1701.85 of the OGCL with respect to such Appraisal Shares; provided, however, that, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Sections 1701.84 and 1701.85 of the OGCL or if a court of competent jurisdiction shall finally determine that such holder is not entitled to the remedies provided by Sections 1701.84 and 1701.85 of the OGCL with respect to the Appraisal Shares, then the rights of such holder under Sections 1701.84 and 1701.85 of the OGCL with respect to such Appraisal Shares shall cease and such Appraisal Shares shall be deemed to be Mixed Consideration Electing Shares that have been converted as of the Effective Time into, and be deemed to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.1(c)(i)(A), without interest and subject to any required withholding of Taxes. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares, and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer or commit to settle, any such demands, or agree to do any of the foregoing.

Section 2.2 Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall make available with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares, for exchange in accordance with this Article II, through the Exchange Agent, the full number of shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding Company Shares based on a good faith estimate thereof. Prior to the Effective Time, Parent shall provide or shall cause to be provided to the Exchange Agent all of the cash necessary to pay the cash portion of the Merger Consideration, and shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.2(c) (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. In no event shall Parent be required to issue certificates or scrip, or make any book-entries, representing fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.2(e). The Exchange Agent shall deliver the Parent Common Stock and cash contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of a Certificate whose Company Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon proper delivery of the Form of Election and any Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and matters relating thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and the number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form) which the aggregate number of Company Shares previously represented by such Certificate shall have been converted pursuant to Section 2.1(c) into the right to receive and cash in lieu of fractional shares of Parent Common Stock as set forth in Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Subject to Section 2.1(d) and the last sentence of Section 2.2(c), until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the Company Common Stock theretofore represented by such Certificate has been converted pursuant to Section 2.1(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. Notwithstanding anything herein to the contrary, no holder of Company Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant hereto. In lieu thereof, each registered holder of one or more Company Book-Entry Shares shall automatically upon the delivery of a Form of Election (and, in the case of Company Book-Entry Shares held via a depository, upon receipt by the Exchange Agent of any customary transmission or materials required by the Exchange Agent), be entitled to receive, the Merger Consideration. Payment of the Merger Consideration with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered.

(c) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Shares or Company Book-Entry Shares with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the surrender of such Certificate or (in the case of Company Book-Entry Shares) delivery of a Form of Election (and, in the case of Company Book-Entry Shares held via a depository, upon receipt by the Exchange Agent of any customary transmission or materials required by the Exchange Agent), in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate or (in the case of Company Book-Entry Shares) delivery of a Form of Election (and, in the case of Company Book-Entry Shares held via a depository, upon receipt by the Exchange Agent of any customary transmission or materials required by the Exchange Agent), there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or delivery, as the case may be, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or delivery, as the case may be, and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any Company Shares shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Company Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.2(c)). After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Company Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Shares pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.2(e), all fractional shares to which a single record holder would be entitled shall be aggregated, and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.1(c) (or would be entitled but for this Section 2.2(e)) and (ii) an amount equal to the Fixed Volume-Weighted Average Price. The amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock shall be paid by the Exchange Agent, without interest, to the holders of Company Common Stock entitled to receive such cash as soon as practicable after the determination of such amount.

(f) Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent therefor for payment of its claim for the Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.1(c)(i).

(g) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund (including any amounts delivered to Parent in accordance with Section 2.2(f)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Immediately prior to the date on which any Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.2(c)(i) in respect of a Company Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Company Share shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and the cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Article II had such lost, stolen or destroyed Certificate been surrendered.

(i) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided that no monetary losses on such investment thereof shall affect the Merger Consideration payable hereunder and, following any such losses, Parent shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of Company Shares, for exchange in accordance with this Article II, in the amount of such losses to the extent that the amount then in the Exchange Fund is insufficient to pay the cash portion of the Merger Consideration that remains payable. Any interest and other income resulting from such investments shall be paid to Parent.

(j) Parent, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) or under any provision of U.S. state or local or non-U.S. Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority, such amount deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, and, in the case of any amounts withheld from any payments not consisting entirely of cash, Parent shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the Person in respect of which such deduction or withholding was made.

Section 2.3 Company Election Procedures.

(a) Each Person who, on or prior to the Election Deadline, is a record holder of Company Shares, other than Appraisal Shares and Company Shares to be cancelled in accordance with Section 2.1(b), shall be entitled to specify the number of such holder’s Company Shares with respect to which such holder makes a Cash Election, a Stock Election or a Mixed Election in accordance with the terms hereof.

(b) Parent shall prepare and file as an exhibit to the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance (together with any amendment or supplements thereto, the “Form S-4”) a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon proper delivery of the Form of Election and any Certificates to the Exchange Agent. The Company shall mail the Form of Election with the proxy statement relating to the adoption and approval of this Agreement by the Company’s shareholders and the approval of the Share Issuance by Parent’s stockholders (together with any amendment or supplements thereto, the “Joint Proxy Statement”) to all Persons who are record holders of Company Shares as of the record date for the Company Shareholder Meeting. The Form of Election shall be used by each record holder of Company Shares (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Stock Election or a Mixed Election. In the event that a holder fails to make a Cash Election, a Stock Election or a Mixed Election with respect to any Company Shares held or beneficially owned by such holder by the Election Deadline, then such holder shall be deemed to have made a Mixed Election with respect to those Company Shares (each such Company Share, a “Non-Electing Company Share”). The Company shall use its reasonable best efforts to make the Form of Election available to all Persons who become record holders of Company Shares during the period between the record date for the Company Shareholder Meeting and the Election Deadline.

(c) Any such holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., New York City, New York time, on the date that is ten (10) Business Days preceding the Closing Date (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the Company Shares represented by Certificates to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Company Book-Entry Shares, any documents required by the procedures set forth in the Form of Election. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any Company Shares, no further registration of transfers of such Company Shares shall be made on the stock transfer books of the Company, unless and until such Cash Election, Stock Election or Mixed Election is properly revoked.

(d) Parent and the Company shall publicly announce the anticipated Election Deadline at least three (3) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall, as promptly as reasonably practicable, announce any such delay and, when determined, the rescheduled Election Deadline.

(e) Any Cash Election, Stock Election or Mixed Election may be revoked with respect to all or a portion of the Company Shares subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election or Stock Election is revoked, the Company Shares as to which such election previously applied shall be treated as Mixed Consideration Electing Shares in accordance with Section 2.1(c)(i) unless a contrary election is submitted by the holder within the period during which elections are permitted to be made pursuant to Section 2.3(c).

(f) The determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.3 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.1(c), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent (subject to the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned), make any rules as are consistent with this Section 2.3 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections and Stock Elections.

Section 2.4 Treatment of Company Stock Awards.

(a) As of the Effective Time: (i) each outstanding award of performance share units with respect to Company Common Stock (“Company Performance Share Awards”) granted pursuant to a Company Stock Plan that is outstanding and unvested immediately prior to the Effective Time shall vest with respect to the target number of Company Shares subject to such Company Performance Share Award (the “Target Share Amount”) and shall be converted into shares of Parent Common Stock, which shall not be subject to any forfeiture restrictions, subject to any required withholding of Taxes (which may be paid with such shares of Parent Common Stock) (provided that any such shares of Parent Common Stock held after payment of required withholding of Taxes shall not be sold or transferred (and shall be restricted from being sold or transferred) prior to the first anniversary of the Closing Date), with the number of such shares of Parent Common Stock determined by multiplying the Target Share Amount by the Exchange Ratio; (ii) each outstanding award of restricted Company Shares (“Company Restricted Shares”) granted pursuant to a Company Stock Plan that is outstanding and unvested immediately prior to the Effective Time and held by a non-employee member of the Company Board (“Director Restricted Shares”) shall immediately vest in full and be eligible to receive the Merger Consideration; and (iii) each outstanding award of Company Restricted Shares (other than Director Restricted Shares) that is outstanding and unvested immediately prior to the Effective Time shall be cancelled without any acceleration of vesting in connection with the Transactions, and in exchange Parent shall grant, as soon as practicable following the Closing Date, a number of restricted stock units (“Rollover RSUs”) determined by multiplying the number of cancelled Company Restricted Shares by the Exchange Ratio, with such Rollover RSUs vesting in accordance with any applicable award or other agreement between the recipient of such Rollover RSUs and Parent (or an Affiliate thereof).

(b) Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Purchase Plan and all outstanding rights thereunder as of immediately prior to the Effective Time; provided that from and after the date hereof, the Company shall take all actions necessary to (i) ensure that no new Payroll Deduction Period (as defined in the Company Stock Purchase Plan) commences after the date hereof, (ii) ensure that no new participants are permitted to participate in the Company Stock Purchase Plan and that the existing participants thereunder may not increase their elections with respect to the Payroll Deduction Period in effect on the date hereof (the “Final Payment Period”) and (iii) provide notice to participants describing the treatment of the Company Stock Purchase Plan pursuant to this Section 2.4(b). If the Effective Time occurs during the Final Payment Period, the Final Payment Period shall terminate no later than the day that is ten (10) days prior to the Closing Date, and the Company shall cause the exercise date applicable to the Final Payment Period to accelerate and occur on such termination date with respect to any then-outstanding options. Notwithstanding anything to the contrary herein, (A) the amounts allocated to each participant’s account under the Company Stock Purchase Plan at the end of the Final Payment Period shall be used to purchase whole Company Shares at the applicable price under the Company Stock Purchase Plan for such Final Payment Period, in accordance with the terms of the Company Stock Purchase Plan, which Company Shares shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.1 and (B) as promptly as possible following the purchase of Company Common Stock in accordance with clause (A) above, each participant in the Company Stock Purchase Plan shall be returned the funds, if any, that remain in such Participant’s account after such a purchase.

(c) Prior to the Effective Time, the board of directors of the Company (the “Company Board”) (or an appropriate committee thereof) shall adopt such resolutions as are necessary for the treatment of the Company Performance Share Awards, the Company Restricted Shares and any other outstanding awards under the Company Stock Plans and rights under the Company Stock Purchase Plan (collectively, the “Company Stock Awards and Rights”) as contemplated by this Section 2.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in the corresponding section of the disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III (it being understood that the disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections), or (b) disclosed in the Company SEC Documents (including exhibits and other information incorporated therein) filed with, or furnished to, the United States Securities and Exchange Commission (the “SEC”) and publicly available on the SEC’s EDGAR website not less than two (2) Business Days prior to the date of this Agreement (excluding any disclosures contained in the “Risk Factors” section thereof, any disclosure contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded) (provided, however, that any such disclosures in such Company SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Sections 3.1, 3.2, 3.3, 3.24, 3.25 or 3.26), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power; Subsidiaries.

(a) Section 3.1 of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Acquired Company (each of the Company and its Subsidiaries is referred to herein as an “Acquired Company” and, collectively, as the “Acquired Companies”), the Company’s percentage ownership of each Acquired Company (other than the Company) that is not a wholly owned Subsidiary of the Company and the jurisdictions in which each Acquired Company is qualified to conduct business. The Company has no Subsidiaries other than the entities identified in Section 3.1 of the Company Disclosure Letter. None of the Acquired Companies has any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other entity, other than those set forth in Section 3.1 of the Company Disclosure Letter. Each Acquired Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, in the case of clause (iii) only, as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) The Company has made available to Parent true, correct and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), the code of regulations of the Company, as amended to the date of this Agreement (as so amended, the “Company Regulations”), and the comparable organizational documents of each Material Company Subsidiary, in each case as amended through the date of this Agreement. For purposes of this Agreement, “Material Company Subsidiary” means any Subsidiary of the Company that is listed in Section 3.1(b) of the Company Disclosure Letter.

(c) The Company or another Acquired Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Acquired Companies (other than the Company), free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, mortgages or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for restrictions on transfer under securities Laws, and all of such outstanding shares of capital stock or other equity interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for equity interests in the Acquired Companies and equity interests in another Person held by any of the Acquired Companies that consists of less than one percent (1%) of the outstanding capital stock or equivalent equity interests of such Person, no Acquired Company owns, directly or indirectly, any equity interest in any Person or has any obligation to acquire any such equity interest.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock of the Company, no par value per share (the “Company Preferred Stock”). As of the close of business in New York City, New York on February 9, 2018 (the “Specified Time”), (i) 10,935,412 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 10,932,539 Company Shares were held in treasury and (iv) no Company Shares were held by any of the Company’s Subsidiaries.

(b) As of the Specified Time, the Company had no Company Shares or shares of Company Preferred Stock reserved for issuance, except for (i) 598,075 Company Shares reserved for future grants pursuant to the Company Stock Plans and (ii) 923,474 Company Shares reserved for issuance pursuant to the Company Stock Purchase Plan. As of the Specified Time, there were 49,928 Company Shares subject to outstanding Company Performance Share Awards (and, if subject to the achievement of performance criteria and goals, assuming the achievement of performance criteria and goals at target levels). All grants of Company Stock Awards and Rights have been made in all material respects in accordance with the terms of the applicable Company Stock Plan, the applicable requirements of the NASDAQ Stock Market (“NASDAQ”), the Exchange Act and all other applicable Laws. The Company has made available to Parent true, correct and complete copies of all equity plans pursuant to which the Company has granted Company Stock Awards and Rights and the forms of all award agreements evidencing such grants. Section 3.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Award and Right outstanding as of the Specified Time: (A) the Company Stock Plan pursuant to which such Company Stock Award and Right was granted; (B) the name of the holder of such Company Stock Award and Right; (C) the type of Company Stock Award and Right; (D) the number of Company Shares subject to such Company Stock Award and Right; (E) the date on which such Company Stock Award and Right was granted; (F) the extent to which such Company Stock Award and Right is vested or converted as of the date of this Agreement and the times and extent to which such Company Stock Award and Right is scheduled to become vested or converted after the date of this Agreement; (G) the performance criteria or goals upon which the vesting or conversion of such Company Stock Award and Right is based; and (H) the impact of the consummation of the Merger on the vesting or conversion of each such Company Stock Award and Right.

(c) As of the date of this Agreement, except for the Company Performance Share Awards referred to in Section 3.2(b) and the related award agreements, there are no authorized, issued, outstanding or existing: (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; (ii) options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans or other agreements, arrangements or commitments of any character (other than publicly traded options listed on a national exchange) relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; (iii) obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary;

(iv) contingent value rights, phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of the Company and there are no outstanding stock appreciation rights issued by the Company with respect to the capital stock of the Company (any such rights described in this clause (iv), “Company Stock Equivalents”); (v) other than the Company Voting Agreements, voting trusts, proxies or other agreements or understandings to which the Company or any of its officers or directors is a party with respect to the voting or registration of capital stock of the Company; or (vi) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the shareholders or other equity holders of the Company may vote (“Company Voting Debt”).

(d) Since the Specified Time through the date hereof, the Company has not issued, granted, delivered, sold, pledged, disposed of or encumbered any shares of its capital stock, except in connection with the vesting of Company Restricted Shares and shares subject to Company Performance Share Awards in accordance with the terms of such instruments.

(e) As of the date of this Agreement, there are no accrued and unpaid dividends with respect to any outstanding Company Shares.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to the adoption of this Agreement by the holders of at least a majority of the outstanding Company Common Stock entitled to vote thereon (the “Company Shareholder Approval”), to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, subject to obtaining the Company Shareholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Ohio as required by the OGCL. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the counterparties hereto) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except to the extent that enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting or relating to creditors’ rights generally (whether now or hereafter in effect) and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are in the best interests of the Company and its shareholders, (iii) directing that this Agreement be submitted to the shareholders of the Company for adoption and (iv) recommending that the Company’s shareholders adopt this Agreement. The Company Board has taken all action so that Parent will not be an “interested shareholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Chapter 1704 of the OGCL) as a result of the execution of this Agreement or the consummation of the Transactions in the manner contemplated hereby. The Company Shareholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company required under applicable Law, the Company Charter, the Company Regulations, Contract or otherwise to approve the Transactions, and such vote is not necessary to consummate any Transaction other than the Merger.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not (i) conflict with or violate the Company Charter, the Company Regulations or the comparable organizational documents of any Material Company Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of

Section 3.4(b) have been obtained and all filings and notifications described in such clauses have been made and any waiting periods related thereto have terminated or expired, conflict with or violate any U.S. or non-U.S. federal, state or local law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree (collectively, “Law”), in each case that is applicable to any Acquired Company or by which any of its assets or properties is subject or bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Company Contract, (iv) result in any breach or violation of any Company Plan (including any award agreement thereunder) or (v) result in the creation of any Lien upon any of the material properties or assets of any of the Acquired Companies (or any properties or assets of any of the Parent Companies, other than the Acquired Companies, following the Effective Time), other than, in the case of clauses (ii), (iii) and (iv) above, any such items that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any U.S. or non-U.S. governmental or regulatory authority (including any stock exchange or self-regulatory organization), agency, court, commission or other governmental body (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing with the SEC of the Form S-4 and Joint Proxy Statement, (ii) compliance with any applicable international, federal or state securities or “blue sky” Laws, (iii) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under Regulatory Laws, (iv) such filings as are necessary to comply with the rules and regulations of the applicable requirements of NASDAQ and the New York Stock Exchange (the “NYSE”), (v) the filing of an application for the approval of a Statement Regarding the Acquisition of Control, or “Form A” statement, with receipt of the approval of, the Specified Insurance Regulators, (vi) the filing with the Secretary of State of the State of Ohio of the Certificate of Merger as required by the OGCL and (vii) where the failure to obtain such consents, approvals, orders, licenses, authorizations or permits of, or to make such filings, registrations or declarations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by the Company with the SEC since January 1, 2015 (all such forms, reports, statements, schedules, certifications, exhibits and other information incorporated therein, and other documents, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment filed prior to the date hereof, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), each as in effect on the date so filed. Except to the extent that information in any Company SEC Document has been revised or superseded by a Company SEC Document filed prior to the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Acquired Company (other than the Company) is subject to the periodic reporting requirements of the Exchange Act and no Acquired Company (other than the Company) is subject to the periodic reporting requirements of any non-U.S. Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b) The audited consolidated financial statements of the Company and its consolidated Subsidiaries (including any related notes thereto) that are included in the Company SEC Documents (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of their operations, cash flows and shareholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company and its consolidated Subsidiaries (including any related notes thereto) that are included in the Company SEC Documents (A) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (B) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations, cash flows and shareholders’ equity for the periods indicated.

(c) Section 3.5(c) of the Company Disclosure Letter sets forth the following statutory financial statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Company Statutory Financial Statements”), as applicable: (i) the audited and unaudited annual statement of each Company Insurance Subsidiary as of and for the annual period ended December 31, 2016, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary; and (ii) the audited and unaudited quarterly statements of each Company Insurance Subsidiary as of and for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary. The Company Statutory Financial Statements have been prepared in accordance in all material respects with the statutory accounting practices prescribed or permitted by the Insurance Regulator of the jurisdiction in which the applicable Company Insurance Subsidiary is domiciled (“SAP”) and fairly present in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the Company Insurance Subsidiary as at the respective dates thereof and for the periods referred to therein.

(d) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Acquired Companies. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX and, based on the most recent such assessment, concluded that such controls were effective. Since January 1, 2015, the Company has not identified any significant deficiency, material weakness or fraud, whether or not material, that involved management or other employees.

(e) Since January 1, 2015: (i) the then-acting Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX; (ii) the statements contained in such certifications are accurate; (iii) such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and (iv) neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(f) Since January 1, 2015, (i) no Acquired Company nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of any of the Acquired Companies has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Acquired Companies or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any of the Acquired Companies has engaged in questionable accounting or auditing practices, and (ii) no attorney representing any of the Acquired Companies, whether or not employed by any of the Acquired Companies, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(g) The Company has made available to Parent true, correct and complete copies of all written comment letters from the staff of the SEC received since January 1, 2015 relating to the Company SEC Documents and all written responses of the Company thereto other than with respect to requests for confidential treatment. The Company has timely responded to all comment letters from the staff of the SEC, and the SEC has not asserted that any of such responses is inadequate, insufficient or otherwise non-responsive. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the knowledge of the Company, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of any of the Acquired Companies.

(h) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(i) Section 3.5(i) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of the Acquired Companies’ indebtedness for borrowed money with a principal amount outstanding of greater than $1,000,000 in the aggregate (including any guarantee of any indebtedness of borrowed money of any Person).

Section 3.6 No Undisclosed Liabilities. No Acquired Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as at January 1, 2017 (or the notes thereto), (b) incurred in the ordinary course of business since January 1, 2017 consistent with past practice, (c) arising out of or in connection with this Agreement or the Transactions or (d) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.7 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to the Company’s shareholders and Parent’s stockholders or at the time of the Company Shareholder Meeting or the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement and any other documents filed by the Company with the SEC in connection herewith will comply as to form in all material respects with the requirements of applicable Law, including the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

Section 3.8 Absence of Certain Changes or Events. Since January 1, 2017 through the date of this Agreement, (a) the businesses of the Acquired Companies have been conducted in the ordinary course of business consistent with past practice in all material respects, (b) there has not been any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (c) there has not been any action taken or not taken that, if taken or not taken after the date hereof and prior to the earlier of the Closing and the termination of this Agreement, would have resulted in a breach of Section 5.1(a) or Section 5.1(b)(i), (ii), (iv), (vi) to (xi), (xv), (xvi), (xx), (xxv) to (xxvii) or (xxix) (in the case of such clause (xxix), solely with respect to the foregoing clauses of Section 5.1(b)).

Section 3.9 Litigation.

(a) (i) Other than claims arising under insurance contracts of any Company Insurance Subsidiary within the ordinary course of business consistent with past practice and that are not part of any class action litigation, there is no suit, claim, action, proceeding, arbitration, mediation, audit, hearing, investigation, civil investigative demand, inquiry or request for documents commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity (each, an “Action”) pending or, to the knowledge of the Company, threatened against any Acquired Company, any Acquired Company’s properties or assets or any Acquired Company’s present or former officers, directors or, to the knowledge of the Company, representatives (in their capacities as such), that (A) would reasonably be expected to involve an amount in excess of $1,000,000, (B) seeks or imposes any material injunctive relief, (C) was commenced by a Governmental Entity or (D) individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (ii) no Acquired Company nor any of its properties or assets nor any Acquired Company’s present or former officers, directors or, to the knowledge of the Company, representatives (in their capacities as such) is subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity.

(b) There is no Action pending or, to the knowledge of the Company, threatened against any Acquired Company, by a private party or Governmental Entity, that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

Section 3.10 Compliance with Laws; Permits.

(a) The Acquired Companies are in, and at all times since January 1, 2015, have been in, compliance with all Laws applicable to them or by which any of their assets or properties are bound, except for such violations or noncompliance, individually or in the aggregate, that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2015, none of the Acquired Companies has received any written communication from a Governmental Entity that alleges that any Acquired Company is not in compliance with any Law in any material respect.

(b) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Acquired Companies and their respective Affiliates, directors, officers and employees are in, and, at all times since January 1, 2015, have been in, compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78a et seq. (1997 and 2000)) and any other applicable foreign or domestic anticorruption or anti-bribery Laws (collectively, the “Fraud and Bribery Laws”) and none of the Acquired Companies nor any of their respective Affiliates, directors, officers, employees, agents or other representatives acting on any Acquired Company’s behalf have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country; (iii) made any payment to any policyholder, Company Agent or supplier, or to any officer, director, partner, employee or agent of any such policyholder, Company Agent or supplier, for the unlawful sharing of fees to any such policyholder, Company Agent or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges; (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such policyholder, Company Agent or supplier or any such officer, director, partner, employee or agent; or (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any other country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

(c) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Acquired Companies and their respective Affiliates, directors, officers and employees are in, and, at all times since January 1, 2015, have been in, compliance in all material respects with applicable United States and foreign export control laws and regulations, including the United States Export Administration Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Without limiting the foregoing, there are no pending or, to the knowledge of the Company, threatened claims or investigations by any Governmental Entity of potential violations against any of the Acquired Companies with respect to export activity or export licenses that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) The Acquired Companies have in effect all permits, licenses, grants, easements, clearances, variances, exceptions, consents, certificates, exemptions, registrations, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All Permits of the Acquired Companies are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) no Permit of any Acquired Company has been revoked, suspended, terminated or impaired in any manner since January 1, 2015 and (ii) no Acquired Company is the subject of any pending or, to the knowledge of the Company, threatened Action seeking the revocation, suspension, termination or impairment of any Permit of any Acquired Company.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, other equity-based compensation, severance, change-in-control, bonus, incentive, deferred compensation, pension, retirement, profit-sharing, savings, sick leave, vacation pay, disability, health or medical, life insurance, material fringe benefit, flexible spending account, employment or other compensation, incentive or employee benefit plan, agreement, program, payroll practice, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise) under which any current or former employee, director or independent contractor of any of the Acquired Companies has any present or future right to benefits or for which any of the Acquired Companies has any current or future potential liability (including contingent liability) to or on behalf of any current or former employee, officer, director or independent contractor of any of the Acquired Companies (including an obligation to make contributions). With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy thereof and, to the extent applicable: (i) all plan documents, including all amendments; (ii) all related trust agreements or other funding instruments, insurance contracts and material administrative contracts; (iii) the most recent determination or opinion letter issued by the U.S. Internal Revenue Service (the “IRS”) with respect to such plan; (iv) the current summary plan description and other equivalent written communications by the Company to their respective employees concerning the extent of the benefits provided under each Company Plan, including any summaries of material modifications; (v) audited financial reports and Forms 5500 (including all schedules thereto), as filed, for the most recent plan year; (vi) all material correspondence with any Governmental Entity relating to any Action or potential Action involving a Company Plan; and (vii) any discrimination, coverage or similar annual tests performed during the three (3) most recent plan years.

(b) With respect to the Company Plans:

(i) each Company Plan has been established and administered in all material respects in accordance with its terms and in material compliance with ERISA, the Code and all other applicable Laws, including all filing and disclosure requirements, and no material non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or any accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, has occurred with respect to any Company Plan, and all material contributions required to be made under the terms of any Company Plan and any applicable Laws have been timely made and all obligations in respect of each Company Plan as of the date hereof (including all premiums, fees and administrative expenses required to be paid under or in connection with each Company Plan) have been accrued and reflected in the Company’s financial statements to the extent required by GAAP applied on a consistent basis;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred and no fact or circumstance exists that would reasonably be expected to cause any such Company Plan to not be so qualified;

(iii) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or, to the knowledge of the Company, threatened, relating to any of the Company Plans or to the assets of any of the trusts under any of the Company Plans (other than “routine” claims for benefits), nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv) to the knowledge of the Company, each Company Plan which is a nonqualified deferred compensation plan within the meaning of, and subject to, Section 409A of the Code has been at all times administered, operated and maintained in all material respects in accordance with its terms and according to the requirements of Section 409A of the Code and the regulations promulgated thereunder and no Person is entitled to receive any additional payment from any of the Acquired Companies as a result of the imposition of a Tax under Section 409A of the Code;

(v) each Company Plan subject to the Affordable Care Act (“ACA”) has been maintained in material compliance with the ACA, except as disclosed in Section 3.11(b) of the Company Disclosure Letter; and

(vi) each Company Plan subject to the Laws of any jurisdiction outside of the United States (A) has been maintained and operated in all material respects in accordance with all applicable requirements of such Laws, (B) if intended to qualify for special Tax treatment, has met all requirements for such treatment and (C) if intended to be funded or book-reserved, is fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and the Acquired Companies have complied with all their respective obligations under such non-United States Law. The execution of this Agreement and performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result in the requirement, by any trustee or Governmental Entity or representative, that any of the Acquired Companies make any additional contributions to any such Company Plans.

(c) No Company Plan is subject to Title IV of ERISA and neither the Company nor any of its ERISA Affiliates has any liability, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37)

of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a multiple employer plan subject to Section 4063 or 4064 of ERISA or a multiple employer welfare benefit arrangement (as defined in Section 3(40(A) of ERISA).

(d) No Acquired Company has any obligations for post-employment health or life benefits for any of their respective retired, former or current employees, except as required by Law or provided during any post-employment severance period. No Acquired Company has any obligation to provide welfare benefits to any person who is not a current or former director, officer or employee of any of the Acquired Companies, or a beneficiary thereof.

(e) Neither the Company nor any of its ERISA Affiliates has any material liability, to the knowledge of the Company, whether direct, indirect or contingent, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code or (ii) under Section 502(i) or 502(l) of ERISA.

(f) The Transactions will not, either alone or together with any other event, (i) entitle any current or former employee, director or independent contractor of any of the Acquired Companies to any bonus, incentive, severance or other compensatory payment or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, or increase the amount allocable or payable or trigger any other material obligation pursuant to, any Company Plan except to the extent Parent requires the termination of a Company Plan pursuant to Section 5.8(b).

(g) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of any of the Acquired Companies or any other person that, individually or in the aggregate, could, as a result of the consummation of the Transactions (either alone or in connection with any other event), give rise to the payment of any amount that will not be deductible by any of the Acquired Companies under Section 280G of the Code and no person is entitled to receive any additional payment as a result of the imposition of any excise Tax under Section 4999 of the Code.

Section 3.12 Labor Matters.

(a) No Acquired Company is a party to, or is bound by, any collective bargaining agreement with any labor union, labor organization or works council, or any other agreement regarding the rates of pay or working conditions of any employees, and no Acquired Company has been a party to or bound by any such agreement since January 1, 2016. No Acquired Company is obligated under any agreement to recognize or bargain with any labor organization, representative or union. Since January 1, 2016, there has been no labor dispute, strike, picketing, work stoppage or lockout, organizational activity or, to the knowledge of the Company, threat thereof, by or with respect to any employees of any of the Acquired Companies, whether engaged in collective action or not. Each Acquired Company has complied in all material respects with all applicable Laws and administrative and regulatory requirements relating to wages, hours, immigration, discrimination in employment and collective bargaining as well as the Workers Adjustment and Retraining Notification Act and comparable state, local and federal Laws, whether domestic or international (“WARN”), and all other state, local and federal Laws pertaining to employment and labor, and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing, except for such failures to comply that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Further, there are no Actions or material charges, grievances, complaints or investigations pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of any of the Acquired Companies, including any charges, grievances, complaints or investigations alleging material violations of state or federal Laws related to labor or employment, whether domestic or international, including Laws related to wages and hours (including the Fair Labor Standards Act and comparable state or local Laws), immigration, discrimination in employment, collective bargaining, workplace health and safety, plant layoffs or shutdowns (including WARN) or any other Action before or under the jurisdiction of any court, arbitrator or tribunal, the Office of Federal Contract Compliance, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or the U.S. or any State Department of Labor,

in each case, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Acquired Companies have complied in all material respects with applicable Laws concerning each such current and former employee’s employment eligibility verification, including with respect to Forms I-9. No Acquired Company is a federal, state or local government contractor or subcontractor, nor otherwise required to comply with any affirmative action obligations or other requirements.

(b) Section 3.12(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the employees of the Acquired Companies, including, with respect to each such employee, his or her name, position, date of hire, location, annual salary or base compensation, bonus opportunity, status as full-time or part-time, status as exempt or non-exempt and status as active or inactive.

Section 3.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a material liability under Environmental Laws: (i) each Acquired Company is, and, at all times subject to the relevant statute of limitations, has been, in material compliance with all applicable Environmental Laws and possesses and is in material compliance with all Environmental Permits necessary for its operations; (ii) there are no Materials of Environmental Concern present within any Company Real Property or on, under or emanating from any property currently or, to the knowledge of the Company, formerly owned, leased or operated by any of the Acquired Companies; (iii) there are no above-ground or under-ground storage tanks which are regulated under any Environmental Laws at the Owned Company Real Property or utilized by any of the Acquired Companies at any real property currently leased, licensed or occupied under any Company Real Property Lease, and the Acquired Companies have made all required material filings and notifications in connection with any of their use or storage of Materials of Environmental Concern required by Environmental Laws; (iv) no Acquired Company has received any written notification alleging that it is liable for, or has received a request for information pursuant to Environmental Laws regarding its potential liability in connection with, any release or threatened release of, or the exposure of any Person to, Materials of Environmental Concern; and (v) no Acquired Company has received any written claim or complaint, or is currently subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and, to the knowledge of the Company, no such matter has been threatened in writing and there are no facts or conditions that would reasonably be expected to give rise to such a matter.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all U.S. or non-U.S., federal, state or local statutes, rules, regulations, ordinances, treaties, codes, orders or decrees protecting the quality of the ambient air, soil, surface water or groundwater, or indoor air, or regulating or imposing liability or standards of care in respect of the use, handling, release and disposal of, or exposure of Persons to, Materials of Environmental Concern, including those relating to electronic waste recycling, as such are in effect as of the date of this Agreement and any common law related to such;

(ii) “Environmental Permits” means all permits, licenses, registrations, approvals and other authorizations required under applicable Environmental Laws; and

(iii) “Materials of Environmental Concern” means any pollutant, contaminant, hazardous, acutely hazardous or toxic substance or waste, dangerous good, radioactive material, petroleum (including crude oil, any fraction thereof and refined petroleum products), asbestos and asbestos-containing materials, polychlorinated biphenyls or any other chemical, material or substance, which are currently regulated under any Environmental Laws.

Section 3.14 Taxes.

(a) All material Tax Returns that are required to have been filed by or with respect to any Acquired Company have been timely filed (taking into account any properly obtained extension of time within which to file such Tax Returns), and all such Tax Returns are true, correct and complete in all material respects.

(b) The Acquired Companies have timely paid all Taxes that may be due and owing by or with respect to any of them (whether or not required to be shown on any Tax Return).

(c) All material Taxes that any Acquired Company is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity.

(d) There is not pending or, to the knowledge of the Company, threatened in writing any audit, examination, investigation or other Action with respect to any Taxes for which any Acquired Company may be liable.

(e) All deficiencies asserted in writing or assessments made in writing as a result of any examination of Tax Returns required to be filed by or with respect to any Acquired Company have been paid in full or otherwise finally resolved.

(f) No Acquired Company has waived in writing any statute of limitations with respect to Taxes which waiver is currently in effect, and no written request for such a waiver is outstanding.

(g) With respect to each material income Tax Return required to be filed by or with respect to any Acquired Company, (i) such Tax Return has been examined by the appropriate Governmental Entity with all issues finally resolved or (ii) the period for assessment of Taxes related to such Tax Return has expired (taking into account all applicable extensions and waivers).

(h) No Acquired Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any material deduction or other material tax benefit, in each case in any taxable period (or portion thereof) after the Effective Time, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or receipt of any prepaid amount, in each case prior to the Effective Time.

(i) No Acquired Company has constituted a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) (i) in the three (3) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(j) At no time during the past five (5) years has an Acquired Company been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(k) No Acquired Company is a party to any Tax allocation, Tax sharing, Tax indemnity or Tax reimbursement agreement or arrangement (other than a customary agreement or arrangement contained in an ordinary course commercial agreement not primarily related to Taxes and other than pursuant to any agreement or arrangement with any other Acquired Company).

(l) There are no Liens for Taxes upon any property or assets of any Acquired Company, except for Permitted Liens.

(m) No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Law).

(n) No Acquired Company is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than any such group the common parent of which was the Company). No Acquired Company has any potential liability for Taxes of any other Person (other than another Acquired Company) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor.

(o) For purposes of this Agreement, the following terms shall have the respective meanings assigned below:

(i) “Tax” (and, with correlative meaning, “Taxes”) means: (A) any U.S. federal, state or local or non-U.S. net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental Tax (including Taxes under Code Section 59A), escheat payments or any other Tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to Tax or additional amount imposed by any Governmental Entity; and (B) any liability for the payment of amounts determined by reference to amounts described in the immediately foregoing clause (A) as a result of being or having been a member of any group of corporations that files, will file or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any obligations under any Tax allocation, Tax sharing or Tax indemnity agreement or arrangement), as a result of being a transferee or successor, by contract or otherwise; and

(ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.15 Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each of the following Contracts to which any Acquired Company is a party or to or by which any Acquired Company or any of its assets or businesses is subject or bound (and any amendments, supplements and modifications thereto):

(i) any Contract that is a non-competition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which any Acquired Company (or, after the Effective Time, any Parent Company) or any of its Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (B) would reasonably be expected to require the disposition of any material assets or type of business of any of the Acquired Companies (or, after the Effective Time, any Parent Company) or any of their respective Affiliates in connection with the consummation of the Transactions, (C) is a Contract that grants “most favored nation” or similar status that has had, or would reasonably be expected to have, a material impact on the Acquired Companies, taken as a whole, following the Effective Time, would apply to Parent or any of its Subsidiaries, including any of the Acquired Companies, (D) contains any exclusivity, preferred status or similar provision that prohibits or limits in any material respect the right of any of the Acquired Companies (or, after the Effective Time, would prohibit or limit in any material respect the right of any of the Acquired Companies or the Parent Companies) to make, sell, market, advertise or distribute any products or services, use, transfer, license, distribute or enforce any of their respective Intellectual Property rights or otherwise conduct its business, (E) obligates any of the Acquired Companies to purchase or obtain a minimum or specified amount of any product or service from any Person for more than $500,000 in the aggregate on an annual basis or (F) involves the obligation or potential obligation of any of the Acquired Companies to make any earn-out or similar payments to any Person;

(ii) (A) any indenture, loan or credit agreement, security agreement, guarantee, note, mortgage, letter of credit, reimbursement agreement or other Contract, in any such case relating to indebtedness of any Acquired Company having an outstanding principal amount in excess of $1,000,000 (except for such indebtedness between the Acquired Companies or guaranties by any Acquired Company of indebtedness of any other Acquired Company (not including guaranties by any Company Insurance Subsidiary or of indebtedness of any Company Insurance Subsidiary)) or (B) any guarantee by any Company Insurance Subsidiary of indebtedness or any other obligation of any other Acquired Company or other Affiliate of such Company Insurance Subsidiary;

(iii) any Contract relating to any joint venture, strategic alliance or partnership material to the Acquired Companies, taken as a whole;

(iv) any Contract under which any of the Acquired Companies made payments of more than $750,000 during the fiscal year ended December 31, 2017 or reasonably expects to make payments of more than $750,000 during the fiscal year ending December 31, 2018 and, in either case, is not terminable by any Acquired Company upon notice of sixty (60) days or less without penalty;

(v) any Contract under which any of the Acquired Companies received payments of more than $500,000 during the fiscal year ended December 31, 2017 or reasonably expects to receive payments of more than $500,000 during the fiscal year ending December 31, 2018;

(vi) (A) any reinsurance treaty or agreement, including any retrocessional agreement, that is material to any Acquired Company pursuant to which any Acquired Company cedes or assumes business, (B) any such treaty or agreement or instrument that has been funded (in whole or in part) by third party capital or (C) any trust agreement, security agreement or other form of collateral agreement entered into in connection with any Contract covered by the immediately foregoing clauses (A) or (B) (collectively, the “Company Reinsurance Agreements”);

(vii) (A) any Contract with any Company Agent that, during the fiscal year ended December 31, 2017, produced insurance policies or contracts issued by an Company Insurance Subsidiary which resulted in greater than five percent (5%) of the Company Insurance Subsidiaries’ gross written premiums for the year ended December 31, 2017 or (B) any Contract with any Company Agent that is a managing general agency contract or a managing general underwriting contract under applicable Law;

(viii) any Contract that provides for any standstill or similar restriction pursuant to which any Acquired Company has agreed to restrictions on the acquisition of assets or securities of another Person or to which another Person has agreed to restrictions on the acquisition of assets or securities of any Acquired Company;

(ix) any employment Contract that requires aggregate payments with respect to annual salary and target bonus in excess of $350,000 on an annual basis or is not terminable without cause by any of the Acquired Companies by notice of not more than sixty (60) days or without any termination payment or penalty, or any severance, retention, change in control or similar Contract;

(x) any Contract that grants any rights of first refusal, rights of first offer, rights of first negotiation or other similar rights to any Person with respect to any material asset, property or business of the Acquired Companies, taken as a whole;

(xi) any Contract that relates to the acquisition or disposition of any business, capital stock or assets (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $3,000,000 under which any of the Acquired Companies has any outstanding earn out, deferred payment, indemnification or contingent obligations, other than this Agreement and any Contract to purchase or sell goods or services in the ordinary course of business consistent with past practice;

(xii) any Contract that requires the Acquired Companies to make any capital commitments or capital expenditures in excess of $1,000,000 during any twelve (12) month period following the date of this Agreement;

(xiii) any Contract that is a settlement or similar Contract with any Governmental Entity or any other Person to which any of the Acquired Companies or any of its assets or properties is subject with material ongoing obligations of any of the Acquired Companies, taken as a whole;

(xiv) any Contract purporting to indemnify or hold harmless any director, officer or employee of any of the Acquired Companies (other than the Company Charter, the Company Regulations and the organizational documents of the Company’s Subsidiaries);

(xv) any Contract that is required to be disclosed by the Company pursuant to Item 404 of Regulation S-K under the Securities Act;

(xvi) any lease, license, occupancy agreement, sublease, waiver, side letter or guaranty relating to any real property which any Acquired Company leases, uses or occupies or has the right to lease, use or occupy (collectively, the “Company Real Property Leases”);

(xvii) any Contract pursuant to which any Intellectual Property right that is material to the Acquired Companies, taken as a whole, is licensed or sold to or by any Acquired Company, other than (A) license agreements for any non-customized commercially available Software, (B) Contracts between an Acquired

Company, on the one hand, and an employee or consultant of an Acquired Company, on the other hand, entered into in the ordinary course of business consistent with past practice and (C) Contracts which contain non-exclusive licenses or sublicenses or sales of such Intellectual Property between an Acquired Company, on the one hand, and a supplier, vendor, agent or broker of an Acquired Company, on the other hand, entered into in the ordinary course of business consistent with past practice;

(xviii) any disaster recovery or data center Contract;

(xix) any Contract entered into prior to the date hereof that is required to be filed by the Company in a future report to be filed or furnished to the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, excluding those compensatory plans described in Item 601(b)(10)(iii) of Regulation S-K under the Securities Act, that has not been filed as an exhibit to or incorporated by reference in the Company SEC Documents filed prior to the date of this Agreement; and

(xx) any Contract that would or would reasonably be expected to prevent, materially delay or impair the consummation of the Transactions.

All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Each Contract entered into prior to the date hereof that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, excluding those compensatory plans described in Item 601(b)(10)(iii) of Regulation S-K under the Securities Act, and each Contract required to be listed in Section 3.15(a) or Section 3.18(c) of the Company Disclosure Letter is referred to herein as a “Material Company Contract.”

(b) True, correct and complete copies (subject to apparent redactions) of all Material Company Contracts have been made available to Parent in accordance with all applicable Laws. Each Material Company Contract is valid and binding on each Acquired Company party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except in each case for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, subject to the Enforceability Limitations. The Company has not terminated, waived, amended, released or modified in any respect any provision of any standstill or similar agreement with respect to the Company to which it is currently or has, within the twelve (12) months immediately preceding the date hereof, been a party. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no breach or default under any Material Company Contract by any of the Acquired Companies party thereto or, to the knowledge of the Company, any other party thereto and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by any of the Acquired Companies party thereto or, to the knowledge of the Company, any other party thereto.

Section 3.16 Insurance.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material errors and omissions insurance, directors’ and officers’ liability insurance, comprehensive general liability insurance and fiduciary insurance policies issued in favor of any Acquired Company or pursuant to which any of the Acquired Companies is a named insured, as well as any historic occurrence-based policies still in force. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, as of the date of this Agreement, all such insurance policies are in full force and effect and all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (a) since January 1, 2016, each of the Acquired Companies has been continuously insured in such amounts and with respect to such risks and losses as management has reasonably determined to be appropriate, and (b) no Acquired Company is in breach or default, and no Acquired Company has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or material modification of, any of such insurance policies. Since January 1, 2016, no Acquired Company has received any notice of cancellation or termination with respect to any material insurance policy of any of the Acquired Companies (other than ordinary course termination notices with respect to coverage as to which there was no lapse).

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the annual premiums for the Company’s current fiscal year for the Company’s directors’ and officers’ liability insurance policy (“D&O Insurance”).

Section 3.17 Properties.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by any of the Acquired Companies (the “Owned Company Real Property” and, together with the real property leased, licensed or occupied under any Company Real Property Lease, the “Company Real Property”). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, an Acquired Company has good fee simple title to the Owned Company Real Property free and clear of all Liens, except Permitted Liens. No Acquired Company owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to buy, acquire, sell, dispose or lease any of the Company Real Property or other material real property or any material portion thereof or interest therein.

(b) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property leased, licensed or occupied under any Company Real Property Lease. All rent and other sums and charges payable by any Acquired Company as tenants or occupants under any Company Real Property Lease are current in all material respects. Each Acquired Company has a good and valid leasehold interest in each parcel of real property leased, licensed or occupied by it pursuant to a Company Real Property Lease free and clear of all Liens, except for Permitted Liens. Each Acquired Company has peaceful, undisturbed possession of each parcel of real property leased, licensed or occupied by it pursuant to a Company Real Property Lease, subject to any leases, subleases or similar arrangements that may be in existence. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no Acquired Company has leased, licensed or otherwise granted to any Person (other than the other Acquired Companies) the right to use or occupy any parcel of Company Real Property or any portion thereof.

(c) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any Company Real Property or any portion thereof or interest therein.

(d) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Acquired Company has good title to, or a valid leasehold interest in, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement free and clear of all Liens, except Permitted Liens.

Section 3.18 Intellectual Property; Software.

(a) Section 3.18(a) of the Company Disclosure Letter contains a true, correct and complete list and description of all issued Patents and pending applications for Patents, registered Trademarks and pending applications to register Trademarks, Company Domain Names and registered Copyrights and applications to register Copyrights, in each case included in the Company Owned Intellectual Property. All registration, renewal and maintenance fees and taxes due and payable on or before the Closing Date in respect of each of the applications and registrations listed on Section 3.18(a) of the Company Disclosure Letter have been paid.

(b) Section 3.18(b) of the Company Disclosure Letter contains a true, correct and complete list (showing in each case any owner, licensor or licensee) of all material Software necessary to the conduct of the business of the Acquired Companies as presently conducted that is owned by or licensed to the Acquired Companies, except Software licensed to the Acquired Companies that is commercially available and subject to “shrink-wrap,” “click-through” or similar license agreements or is embedded Software in hardware or equipment of the Acquired Companies.

(c) Other than “shrink-wrap,” “click-through” or similar license agreements, standard end-user or distributor license and sale Contracts and related maintenance and support Contracts, in each case entered into in the ordinary course of business consistent with past practice, Section 3.18(c) of the Company Disclosure Letter contains a true, correct and complete list and description of all material Contracts, licenses, sublicenses, assignments and indemnities (collectively, the “Company Intellectual Property Agreements”) that relate to: (i) any Company Software (including any delivery, license, or disclosure of source code of any Company Software to any third party); or (ii) other material Intellectual Property necessary to conduct the business of the Acquired Companies as presently conducted and owned by a third party to which any Acquired Company holds a license.

(d) An Acquired Company exclusively owns all right, title and interest in the Company Owned Intellectual Property, free and clear of any Liens (other than Permitted IP Encumbrances), or has a valid right to use any other material Intellectual Property used or held for use in the business of the Acquired Companies, free and clear of any Liens (other than Permitted IP Encumbrances). The Company Owned Intellectual Property and the rights of the Acquired Companies in Intellectual Property under the Company Intellectual Property Agreements collectively constitute all material Intellectual Property rights necessary to conduct the business of the Acquired Companies as presently conducted. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not affect any ownership, license rights or similar rights in and to the Company Intellectual Property.

(e) The business of the Acquired Companies (including the Company Software), as presently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. There are no infringement or misappropriation Actions pending or, to the knowledge of the Company, threatened with respect to any Company Intellectual Property.

(f) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any material Company Owned Intellectual Property.

(g) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property for or on behalf of an Acquired Company have executed a valid and enforceable agreement or are subject to an employment policy granting an effective assignment in favor of an Acquired Company of all right, title and interest in such material. To the knowledge of the Company, there has been no breach or violation by any other party to any such agreement.

(h) Except to the extent the disclosure of Know-How included in the Company Owned Intellectual Property has been made pursuant to applicable Law or in accordance with standard industry practice, the Acquired Companies have taken commercially reasonable measures to maintain the confidentiality of the Know-How included in the Company Owned Intellectual Property that are trade secrets or confidential or proprietary information. To the knowledge of the Company, there has been no unauthorized disclosure or use of Know-How of the Acquired Companies that are trade secrets or confidential or proprietary information.

(i) To the knowledge of the Company, the Company owns or has a right to access and use in all material respects the Company IT Systems, as such Company IT Systems are currently used by the Acquired Companies. The Acquired Companies maintain reasonable policies and procedures that protect the confidentiality, integrity and security of the Company IT Systems and the Company Data. To the knowledge of the Company, the Company IT Systems (i) are reasonably adequate for the current operation of the Acquired Companies, (ii) are fully functional in all material respects and no material errors or defects which have not been fully remedied or rectified have been discovered therein, (iii) have not suffered any security breach and (iv) do not contain any

“back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

(j) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no Open Source Code licensed to any of the Acquired Companies that is incorporated into or distributed with any Software included in the Company Owned Intellectual Property which may (A) require compulsory disclosure or licensing to any third party of any source code with which such Open Source Code is used or compiled, (B) otherwise impose any material limitation, restriction or condition on the right or ability of any Acquired Company to use or distribute any Software included in the Company Owned Intellectual Property or (C) as a result of the use by any of Acquired Company of such Open Source Code, grant or purport to grant to any third party any rights or immunities under any Company Owned Intellectual Property. With respect to all Software source code licensed to any Acquired Company that is material to any of the operations of any Acquired Company, such source code is either currently in the possession of an Acquired Company or currently held by an escrow agent subject to an agreement with an Acquired Company whereby such Acquired Company may obtain a copy of such source code upon the occurrence of customary release events, and Section 3.18(j) of the Company Disclosure Letter lists each such agreement with an escrow agent.

(k) The Acquired Companies provide all required Company Privacy Policies in compliance with Privacy Requirements and are in compliance with all Company Privacy Policies and applicable Privacy Requirements. None of the Acquired Companies has received written notice of any, and, to the knowledge of the Company, there is no, material violation of any such Privacy Requirements or Company Privacy Policies through the date hereof. The Acquired Companies are in material compliance in all respects with all of their respective contractual commitments with respect to Personal Data. The Acquired Companies have reasonable safeguards in place and maintain a written information security program that includes administrative, technical and physical safeguards to protect Personal Data in their possession or control from unauthorized access and against reasonably anticipated threats or hazards to the privacy, security, integrity and confidentiality consistent with applicable Laws concerning the collection, storage, use, transfer, disclosure and other processing and tracking of Personal Data, Company Privacy Policies and contractual commitments.

(l) There have been no data breaches involving any Personal Data in the possession of any of the Acquired Companies, and none of the Acquired Companies nor any other Person has made any illegal or unauthorized use or disclosure of Personal Data that was collected by or on behalf of any of the Acquired Companies. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, none of the Acquired Companies is subject to any contractual requirements, privacy policies or other legal obligations that, following the Effective Time and as a result of the Transactions, would prohibit the Acquired Companies after the Effective Time from receiving or using Company Data substantially in the manner in which the Acquired Companies receive and use such Company Data immediately prior to the Effective Time.

(m) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Acquired Companies have all necessary and required rights to license, use, sublicense and distribute the Company Data to conduct the business of the Acquired Companies as presently conducted.

(n) For purposes of this Agreement, the following terms shall have the respective meanings assigned below:

(i) “Company Data” means all data contained in the Company IT Systems or the Acquired Companies’ databases (including all Company User Data and Personal Data) and all other information and data compilations used by, or necessary to the business of, the Acquired Companies;

(ii) “Company Domain Names” means all Domain Names presently owned or purported to be owned by any Acquired Company or used in the conduct of its business;

(iii) “Company Intellectual Property” means all Company Owned Intellectual Property and all Intellectual Property in which any Acquired Company has (or purports to have) a license or similar right;

(iv) “Company IT Systems” means all information technology and computer systems (including Company Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information, whether or not in electronic format, used in or necessary to the conduct of the business of the Acquired Companies;

(v) “Company Owned Intellectual Property” means Intellectual Property and Software owned by any Acquired Company or in which any Acquired Company purports to have an ownership interest (in each case, whether exclusively, jointly with another Person, or otherwise);

(vi) “Company Privacy Policy” means each external or internal, past or present, privacy policy of any Acquired Company, including any policy relating to: (A) the privacy of users of any Company Software; (B) the collection, storage, disclosure or transfer of any Company User Data or Personal Data; and (C) any employee information;

(vii) “Company Software” means Software owned by any Acquired Company or in which any Acquired Company purports to have an ownership interest (in each case, whether exclusively, jointly with another Person or otherwise) or in which any Acquired Company has (or purports to have) any license or similar right;

(viii) “Company User Data” means any Personal Data or other data or information collected by or on behalf of any Acquired Company from users of any Company Software;

(ix) “Copyrights” means all works of authorship (whether or not copyrightable), moral rights, U.S. and non-U.S. registered and unregistered copyrights and mask works in both published works and unpublished works of authorship, and pending applications to register the same, and all copyrightable subject matter;

(x) “Domain Names” means all rights in internet web sites and internet domain names;

(xi) “Intellectual Property” means, collectively, Patents, Trademarks, Domain Names, Copyrights and Know-How;

(xii) “Know-How” means confidential or proprietary information, know how, trade secrets, policyholder lists, technical information, research and development, data, processes, formulas, algorithms, methods, trading systems, processes and technology;

(xiii) “Open Source Code” means any software code or other material that is distributed as “free software” or “open source software” or is otherwise distributed under a similar licensing or distribution model. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License or Sun Community Source License, or any other license described by the Open Source Initiative as set forth on www.opensource.org;

(xiv) “Patents” means all U.S. and non-U.S. patents, patent applications and inventions and discoveries that may be patentable, and all related continuations, continuations-in-part, divisionals, reissues, renewals, re-examinations, substitutions, extensions, supplementary protection certificates and later-filed non-U.S. counterparts thereto;

(xv) “Permitted IP Encumbrance” means any such matters of record, Lien and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business in which they are used as currently conducted;

(xvi) “Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, policyholder or account number, “nonpublic personal information” as defined by the Financial Services Modernization Act of 1999 and any other piece of information that alone or together with other information allows the identification of a natural person and includes Protected Health Information;

(xvii) “Privacy Requirements” means the provisions of the following that set forth privacy or data security requirements that apply to the collection, storage, use, transfer, disclosure and other processing and tracking of Personal Data: (A) Laws, including local, state, federal, and international privacy, data protection, information security laws, or related laws relating to the collection, processing, storage, disclosure, disposal, or other handling of Personal Data, including the Financial Services Modernization Act of 1999, 15 U.S.C. §§ 6801-6809, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Telephone Consumer Protection Act, 47 U.S.C. § 227, the Health Insurance Portability & Accountability Act of 1996, 42 U.S.C. § 1320d et seq., and Subtitle D of the Health Information Technology for Economic and Clinical Health Act of 2009, 42 U.S.C. § 17921, et seq., the New York Department of Financial Service’s Cybersecurity Requirements for Financial Services Companies 23 NYCRR Part 500; and (B) applicable industry standards, such as the Payment Card Industry Data Security Standards, that impose requirements on the collection, processing, storage, disclosure, disposal or other handling of Personal Data;

(xviii) “Protected Health Information” means “individually identifiable health information” as defined by the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations;

(xix) “Software” means computer programs, applications, systems and software, including source code, object, executable or binary code, objects, comments, screens, user interfaces, algorithms, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith; and

(xx) “Trademarks” means U.S., state and non-U.S. trade names, logos, trade dress, assumed business names, trade names, registered and unregistered trademarks, service marks and other similar designations of source or origin, together with the goodwill symbolized by or associated with any of the foregoing, and any common law rights, registrations and applications to register the foregoing.

Section 3.19 Insurance Matters.

(a) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all material benefits due and payable under any insurance contract issued by or on behalf of any of the Company Insurance Subsidiaries have been paid in accordance with the terms of such insurance contract, except for such benefits for which an Company Insurance Subsidiary in its reasonable good faith discretion believes there is a basis to contest payment.

(b) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no unpaid claims or assessments made against any Company Insurance Subsidiary, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool.

(c) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, riders and ancillary agreements in connection therewith) issued by any Company Insurance Subsidiary, and any and all marketing materials, are, to the extent required under applicable Laws, either on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection and all of such forms comply with the Insurance Laws applicable thereto. As to premium rates established by any Company Insurance Subsidiary that are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto and such premiums comply with the Insurance Laws applicable thereto, except for such failures to comply that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Prior to the date hereof, the Company has made available to Parent a true, correct and complete copy of any material actuarial reports in the Company’s possession prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary for all periods beginning on or after January 1, 2015 through the date hereof and all material attachments, addenda, supplements and modifications thereto to the extent in the Company’s possession (the “Company Actuarial Analyses”). The information and data furnished by any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects for the past periods covered therein and are accurate in all material respects for the current periods covered therein. Such Company Actuarial Analyses were based upon an accurate inventory of the insurance contracts of the relevant Company Insurance Subsidiary at their respective times of preparation.

(e) The Company has provided Parent with a true, correct and complete list of all bonds, structured securities, stocks and other investments that were carried on the books and records of the Company and the other Acquired Companies as of September 30, 2017 (such bonds, structured securities, stocks and other investments, together with all bonds, structured securities, stocks and other investments acquired by the Company and the other Acquired Companies between such date and the date hereof, the “Investment Assets”). Except for Investment Assets sold in the ordinary course of business consistent with past practice in compliance with the investment guidelines of the Company and the other Acquired Companies (the “Company Investment Guidelines”), each of the Company and the other Acquired Companies, as applicable, has good and marketable title to all of the material Investment Assets it purports to own, free and clear of all Liens, except for Permitted Liens. Prior to the date hereof, the Company has made available to Parent a true, correct and complete copy of the Company Investment Guidelines in effect as of the date hereof. To the knowledge of the Company, the composition of the Investment Assets complies in all material respects with applicable Law and the Company Investment Guidelines.

(f) To the knowledge of the Company, no Insurance Regulator that noted any deficiencies or violations in any reports of examination during the past thirty-six (36) months has advised the Company or the applicable Company Insurance Subsidiary of any intention to commence any material regulatory proceeding or to otherwise take any material disciplinary action against such Company Insurance Subsidiary based upon such deficiencies or violations.

(g) As of the date hereof, neither the Company nor any of the Company Insurance Subsidiaries has been notified in writing by any Company Agent or Insurance Regulator of any material non-compliance by any agent with applicable Insurance Laws (including laws, regulations, directives and opinions of Insurance Regulators relating to the soliciting, marketing, administering, negotiating sale or production of the Company’s and the Company Insurance Subsidiaries’ products) in connection with the distribution of insurance policies or contracts issued by an Company Insurance Subsidiary.

(h) To the knowledge of the Company, each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent, third party administrator, marketer, wholesaler and managing general underwriter that has written, sold, produced, underwritten or managed a material amount of insurance business since January 1, 2015 for any Company Insurance Subsidiary (each, an “Company Agent”) was, to the extent required by applicable Law, duly licensed for the type of activity and business conducted or written, sold, produced, underwritten or managed for or on behalf of any Company Insurance Subsidiary. To the knowledge of the Company, since January 1, 2015, no Company Agent has violated in any material respect or is currently in violation in any material respect of any term or provision of any Law applicable to the writing, sale, production, underwriting or management of business for the Company Insurance Subsidiaries, except for such failures or such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. None of the terms of any agent agreement, broker agreement, service contract, or managing general agent agreement to which any Acquired Company is a party violates in any respect any applicable Law, except for such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(i) No Company Insurance Subsidiary has utilized any permitted practices in the preparation of the Company Statutory Financial Statements.

(j) Section 3.19(j) of the Company Disclosure Letter sets forth a true, correct and complete list of each jurisdiction in which any Company Insurance Subsidiary is deemed commercially domiciled under applicable Law.

(k) Since January 1, 2015, each Company Insurance Subsidiary has duly and timely filed all reports or filings required to be filed with any Insurance Regulator in the manner prescribed therefor under applicable Laws (including all applicable written analyses and reports relating to risk-based capital calculations and Insurance Regulatory Information System ratios as determined by the National Association of Insurance Commissioners) and no Insurance Regulator has asserted to the Company or any such Company Insurance Subsidiary any deficiency or violation thereto, except as has been cured or resolved to the satisfaction of the applicable Insurance Regulator and except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Prior to the date hereof, the Company has made available to Parent true, correct and complete copies of all such reports and filings.

Section 3.20 Reserves. The reserves for losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums for each Company Insurance Subsidiary contained in the applicable Company Statutory Financial Statements (a) were, except as otherwise noted in the applicable Company Statutory Financial Statements, determined in all material respects with SAP, (b) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the applicable Company Statutory Financial Statements, and (c) satisfied in all material respects the requirements of all applicable Laws with respect to the establishment of reserves.

Section 3.21 Company Reinsurance Agreements. As of the date of hereof, (a) to the knowledge of the Company, there are no events or conditions which constitute or, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder on the part of any counterparty under any Company Reinsurance Agreement, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (b) to the knowledge of the Company, no party to a Company Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation or similar proceeding and (c) there are no disputes under any Company Reinsurance Agreement, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.22 Underwriting Standards. Prior to the date hereof, the Company has made available to Parent true, correct and complete copies of the underwriting standards and guidelines utilized by the Company Insurance Subsidiaries with respect to the insurance contracts of such Company Insurance Subsidiaries. Each such insurance contract has been issued in compliance in all material respects with and in accordance with such underwriting standards and guidelines.

Section 3.23 Affiliate Transactions. As of the date of this Agreement, no material relationship, direct or indirect, exists between any Acquired Company, on the one hand, and any officer, director or other Affiliate (other than any Acquired Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described therein. To the knowledge of the Company, as of the date of this Agreement, no Affiliate of the Company has threatened in writing (including by email) to terminate, modify or cancel its business relationship (in whole or in substantial part) with any of the Acquired Companies following the Effective Time.

Section 3.24 Brokers. Except for Deutsche Bank Securities Inc., the Company has not employed any broker, finder or investment banker in connection with the Merger and the other Transactions and no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions. True, correct and complete copies of all Contracts between any of the Acquired Companies and Deutsche Bank Securities Inc. have been made available to Parent.

Section 3.25 Takeover Statutes. The Company has taken any necessary action such that the provisions of Chapter 1704 of the OGCL are not applicable to the Company, this Agreement, the Merger or any of the other Transactions and no other Takeover Laws or any anti-takeover provision in the Company Charter or the

Company Regulations are, or at the Effective Time will be, applicable to the Company, this Agreement, the Merger or any of the other Transactions. For purposes of this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws. The Company is not party to a rights agreement, poison pill or similar agreement or plan that would have the effect of preventing the Transactions.

Section 3.26 Fairness Opinion. The Company Board has received the opinion of Deutsche Bank Securities Inc. to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of outstanding Company Shares (excluding Parent, Merger Sub and any other direct or indirect wholly owned Subsidiary of Parent). As of the date hereof, such opinion has not been modified, amended, revoked or rescinded. The Company shall, promptly following the execution and delivery of this Agreement by all parties hereto, furnish a copy of such opinion to Parent solely for informational purposes.

Section 3.27 No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub contained in Article IV, no Parent Company or any Affiliate or Representative thereof has made or is making any express or implied representation or warranty to the Company with respect to any Parent Company or their respective properties, businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as (a) set forth in the corresponding section of the disclosure letter delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV (it being understood that the disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections), or (b) disclosed in the Parent SEC Documents (including exhibits and other information incorporated therein) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website not less than two (2) Business Days prior to the date of this Agreement (excluding any disclosures contained in the “Risk Factors” section thereof, any disclosure contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded) (provided, however, that any such disclosures in such Parent SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Parent SEC Documents shall not be deemed to qualify any representations or warranties made in Section 4.1, Section 4.2, Section 4.3, Section 4.13, Section 4.14, Section 4.16 or Section 4.17), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power; Subsidiaries.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, in the case of clause (iii) only, as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Parent has made available to the Company true, correct and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), the bylaws of Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”), and, if requested by the Company, will make available to the Company, prior to the Effective Time, true, correct and complete copies of the comparable charter and other organizational documents of Merger Sub and each Material Parent Subsidiary, in each case as amended through the date of this Agreement. For purposes of this Agreement, “Material Parent Subsidiary” means any Subsidiary of Parent that is listed in Section 4.1(b) of the Parent Disclosure Letter.

(c) Parent or another Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Parent, free and clear of any Liens of any nature whatsoever, except for restrictions on transfer under securities Laws, and all of such outstanding shares of capital stock or other equity interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for equity interests in Parent and the Subsidiaries of Parent and equity interests in another Person held by Parent or any of the Subsidiaries of Parent that consists of less than one percent (1%) of the outstanding capital stock or equivalent equity interests of such Person, neither Parent nor any Subsidiary of Parent owns, directly or indirectly, any equity interest in any Person or has any obligation to acquire any such equity interest.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock of Parent, par value $0.10 per share (the “Parent Preferred Stock”). As of the Specified Time, (i) 51,516,210 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding and (iii) no shares of Parent Common Stock were held in treasury.

(b) As of the Specified Time, Parent had no shares of Parent Common Stock or shares of Parent Preferred Stock reserved for issuance, except for (i) 5,287,986 shares of Parent Common Stock reserved for future grants pursuant to the Parent Stock Plans and (ii) 2,038,840 shares of Parent Common Stock subject to outstanding Parent restricted stock units (“Parent RSUs”), Parent performance share units (“Parent PSUs”), Parent deferred stock units (“Parent DSUs”) and Parent tandem stock options and stock appreciation rights (“Parent Options” and, together with Parent RSUs, Parent PSUs and Parent DSUs, the “Parent Stock Awards”).

(c) As of the date of this Agreement, except for any Parent Stock Awards and any related award agreements, there are no authorized, issued, outstanding or existing: (i) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent; (ii) options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans or other agreements, arrangements or commitments of any character (other than publicly traded options listed on a national exchange) relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent; (iii) obligations of Parent to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary; (iv) phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of Parent and there are no outstanding stock appreciation rights issued by Parent with respect to the capital stock of Parent (any such rights described in this clause (iv), “Parent Stock Equivalents”); (v) other than the Parent Voting Agreements, voting trusts, proxies or other agreements or understandings to which Parent or any of its officers or directors is a party with respect to the voting or registration of capital stock of Parent; or (vi) bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of Parent may vote (“Parent Voting Debt”).

(d) As of the date of this Agreement, there are no accrued and unpaid dividends with respect to any outstanding shares of Parent Common Stock.

Section 4.3 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the Share Issuance by the holders of a majority of the shares of Parent Common Stock entitled to vote thereon and present in person or represented by proxy at the Parent Stockholder Meeting (the “Parent Stockholder Approval”) and subject to the adoption of this Agreement by Parent in its capacity as sole shareholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Transactions other than the Parent Stockholder Approval at a meeting duly called and held for such purpose and the adoption of this Agreement by Parent in its capacity as sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery by the counterparties hereto) constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

(b) The board of directors of Parent (the “Parent Board”), at a meeting duly called and held for such purpose, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Share Issuance and the other Transactions, (ii) determining that the terms of the Merger, the Share Issuance and the other Transactions are fair to and in the best interests of Parent and its stockholders and (iii) recommending that Parent’s stockholders approve the Share Issuance. Assuming that neither the Company nor any of its “affiliates” or “associates” is an “interested shareholder” of the Company (in each case, as defined in Section 1704.01 of the OGCL), the Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of Parent required under applicable Law, Contract or otherwise to approve the Transactions, and such vote is not necessary to consummate any Transaction other than the Share Issuance.

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Transactions, do not and will not (i) conflict with or violate the Parent Charter, the Parent Bylaws or the comparable organizational documents of any Material Parent Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of Section 4.4(b) have been obtained and all filings and notifications described in such clauses have been made and any waiting periods related thereto have terminated or expired, conflict with or violate any Law, in each case that is applicable to any Parent Company or by which any of its assets or properties is subject or bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contract to which any Parent Company is a party or by which any Parent Company or any of its assets or businesses is subject or bound, (iv) result in any breach or violation of any Parent Plan (including any award agreement thereunder) or (v) result in the creation of any Lien upon any of the material properties or assets of any of the Parent Companies, other than, in the case of clauses (ii), (iii) and (iv) above, any such items that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect or materially impair the ability of the Parent to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Transactions, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Form S-4 and Joint Proxy

Statement, (ii) compliance with any applicable international, federal or state securities or “blue sky” Laws, (iii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under Regulatory Laws, (iv) such filings as are necessary to comply with the rules and regulations of the applicable requirements of NASDAQ and the NYSE, (v) the filing of an application for the approval of a Statement Regarding the Acquisition of Control, or “Form A” statement, with receipt of the approval of, the Specified Insurance Regulators, (vi) the filing with the Secretary of State of the State of Ohio of the Certificate of Merger as required by the OGCL and (vii) where the failure to obtain such consents, approvals, orders, licenses, authorizations or permits of, or to make such filings, registrations or declarations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

Section 4.5 SEC Reports; Financial Statements.

(a) Parent has filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by Parent with the SEC since January 1, 2015 (all such forms, reports, statements, schedules, certifications, exhibits and other information incorporated therein, and other documents, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment filed prior to the date hereof, each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX, each as in effect on the date so filed. Except to the extent that information in any Parent SEC Document has been revised or superseded by a Parent SEC Document filed prior to the date hereof, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act and no Material Parent Subsidiary is subject to the periodic reporting requirements of any non-U.S. Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b) The audited consolidated financial statements of Parent and its consolidated Subsidiaries (including any related notes thereto) that are included in the Parent SEC Documents (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of Parent and its consolidated Subsidiaries (including any related notes thereto) that are included in the Parent SEC Documents (A) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (B) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods indicated.

(c) Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Parent Companies. Parent has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX and, based on the most recent such assessment, concluded that such controls were effective. Since January 1, 2015, Parent has not identified any significant deficiency, material weakness or fraud, whether or not material, that involved management or other employees.

(d) Since January 1, 2015: (i) the then-acting Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX; (ii) the statements contained in such certifications are accurate; (iii) such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and (iv) neither Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) Since January 1, 2015, (i) no Parent Company nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of any of the Parent Companies has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Parent Companies or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any of the Parent Companies has engaged in questionable accounting or auditing practices and (ii) no attorney representing any of the Parent Companies, whether or not employed by any of the Parent Companies, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

(f) Parent has timely responded to all comment letters from the staff of the SEC, and the SEC has not asserted that any of such responses is inadequate, insufficient or otherwise non-responsive. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the knowledge of Parent, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the knowledge of Parent, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of any of the Parent Companies.

(g) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 4.6 No Undisclosed Liabilities. No Parent Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for liabilities and obligations (a) reflected or reserved against in Parent’s consolidated balance sheet as at September 30, 2017 (or the notes thereto), (b) incurred in the ordinary course of business since September 30, 2017 consistent with past practice, (c) arising out of or in connection with this Agreement or the Transactions or (d) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.7 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to Parent’s stockholders and the Company’s shareholders or at the time of the Parent Stockholder Meeting or the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement and any other documents filed by Parent with the SEC in connection herewith will comply as to form in all material respects with the requirements of applicable Law, including the Exchange Act, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

Section 4.8 Absence of Certain Changes or Events. Since January 1, 2017 through the date of this Agreement, (a) the businesses of the Parent Companies have been conducted in the ordinary course of business consistent with past practice in all material respects and (b) there has not been any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.9 Litigation.

(a) (i) Other than claims arising under insurance contracts of any the Parent Companies within the ordinary course of business consistent with past practice and that are not part of any class action litigation, there is no Action pending or, to the knowledge of Parent, threatened against any Parent Company, any Parent Company’s properties or assets or any Parent Company’s present or former officers, directors or, to the knowledge of Parent, representatives (in their capacities as such), that (A) would reasonably be expected to involve an amount in excess of $1,000,000, (B) seeks or imposes any material injunctive relief, (C) was commenced by a Governmental Entity or (D) individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect and (ii) no Parent Company nor any of its properties or assets nor any Parent Company’s present or former officers, directors or, to the knowledge of Parent, representatives (in their capacities as such) is subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity.

(b) There is no Action pending or, to the knowledge of Parent, threatened against any Parent Company, by a private party or Governmental Entity, that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

Section 4.10 Compliance with Laws; Permits.

(a) The Parent Companies are in, and at all times since January 1, 2015, have been in, compliance with all Laws applicable to them or by which any of their assets or properties are bound, except for such violations or noncompliance, individually or in the aggregate, that have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, since January 1, 2015, none of the Parent Companies has received any written communication from a Governmental Entity that alleges that any Parent Company is not in compliance with any Law in any material respect.

(b) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, the Parent Companies and their respective Affiliates, directors, officers and employees are in, and, at all times since January 1, 2015, have been in, compliance in all material respects with the Fraud and Bribery Laws, and none of the Parent Companies nor any of their respective Affiliates, directors, officers, employees, agents or other representatives acting on any Parent Company’s behalf have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country; (iii) made any payment to any policyholder, Parent Agent or supplier, or to any officer, director, partner, employee or agent of any such policyholder, Parent Agent or supplier, for the unlawful sharing of fees to any such policyholder, Parent Agent or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges; (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such policyholder, Parent Agent or supplier or any such officer, director, partner, employee or agent; or (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any other country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

(c) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, the Parent Companies and their respective Affiliates, directors, officers and employees are in, and, at all times since January 1, 2015, have been in, compliance in all material respects with applicable United States and foreign export control laws and regulations, including the United States Export Administration Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Without limiting the foregoing, there are no pending or, to the knowledge of Parent, threatened claims or investigations by any Governmental Entity of potential violations against any of the Parent Companies with respect to export activity or export licenses that, individually or in the aggregate, have had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(d) Parent Companies have in effect all Permits necessary for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. All Permits of the Parent Companies are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.11 Insurance Matters.

(a) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, all material benefits due and payable under any insurance contract issued by or on behalf of any of the Parent Insurance Subsidiaries have been paid in accordance with the terms of such insurance contract, except for such benefits for which a Parent Insurance Subsidiary in its reasonable good faith discretion believes there is a basis to contest payment.

(b) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, there are no unpaid claims or assessments made against any Parent Insurance Subsidiary, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool.

(c) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, riders and ancillary agreements in connection therewith) issued by any Parent Insurance Subsidiary, and any and all marketing materials, are, to the extent required under applicable Laws, either on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection and all of such forms materially comply with the Insurance Laws applicable thereto. As to premium rates established by any Parent Insurance Subsidiary that are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto and such premiums comply with the Insurance Laws applicable thereto, except for such failures to comply that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(d) The information and data furnished by any Parent Insurance Subsidiary to its independent actuaries in connection with the preparation of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Parent Insurance Subsidiary for all periods beginning on or after January 1, 2015 through the date hereof (the “Parent Actuarial Analyses”) were accurate in all material respects for the past periods covered therein and are accurate in all material respects for the current periods covered therein. Such Parent Actuarial Analyses were based upon an accurate inventory of the insurance contracts of the relevant Parent Insurance Subsidiary at their respective times of preparation.

(e) Except for Investment Assets sold in the ordinary course of business consistent with past practice in compliance with the investment guidelines of Parent and the other Parent Companies (the “Parent Investment Guidelines”), each of Parent and the other Parent Companies, as applicable, has good and marketable title to all of the material Investment Assets it purports to own, free and clear of all Liens, except for Permitted Liens. To the knowledge of Parent, the composition of the Investment Assets complies in all material respects with applicable Law and the Parent Investment Guidelines.

(f) To the knowledge of Parent, no Insurance Regulator that noted any deficiencies or violations in any reports of examination during the past thirty-six (36) months has advised Parent or the applicable Parent Insurance Subsidiary of any intention to commence any material regulatory proceeding or to otherwise take any material disciplinary action against such Parent Insurance Subsidiary based upon such deficiencies or violations.

(g) As of the date hereof, neither Parent nor any of the Parent Insurance Subsidiaries has been notified in writing by any Parent Agent or Insurance Regulator of any material non-compliance by any agent with applicable Insurance Laws (including laws, regulations, directives and opinions of Insurance Regulators relating to the soliciting, marketing, administering, negotiating sale or production of Parent’s and the Parent Insurance Subsidiaries’ products) in connection with the distribution of insurance policies or contracts issued by a Parent Insurance Subsidiary.

(h) To the knowledge of Parent, each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent, third party administrator, marketer, wholesaler and managing general underwriter that has written, sold, produced, underwritten or managed a material amount of insurance business since January 1, 2015 for any Parent Insurance Subsidiary (each, a “Parent Agent”) was, to the extent required by applicable Law, duly licensed for the type of activity and business conducted or written, sold, produced, underwritten or managed for or on behalf of any Parent Insurance Subsidiary. To the knowledge of Parent, since January 1, 2015, no Parent Agent has violated in any material respect or is currently in violation in any material respect of any term or provision of any Law applicable to the writing, sale, production, underwriting or management of business for the Parent Insurance Subsidiaries, except for such failures or such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(i) No Parent Insurance Subsidiary has utilized any permitted practices in the preparation of the following statutory financial statements (collectively, the “Parent Statutory Financial Statements”), as applicable: (A) the audited and unaudited annual statement of each Parent Insurance Subsidiary as of and for the annual period ended December 31, 2016, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Parent Insurance Subsidiary; and (B) the audited and unaudited quarterly statements of each Parent Insurance Subsidiary as of and for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary.

(j) Section 4.11(j) of the Parent Disclosure Letter sets forth a true, correct and complete list of each jurisdiction in which any Parent Insurance Subsidiary is deemed commercially domiciled under applicable Law.

(k) Since January 1, 2015, each Parent Insurance Subsidiary has duly and timely filed all reports or filings required to be filed with any Insurance Regulator in the manner prescribed therefor under applicable Laws and no Insurance Regulator has asserted to Parent or any such Parent Insurance Subsidiary any deficiency or violation thereto, except as has been cured or resolved to the satisfaction of the applicable Insurance Regulator and except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Prior to the date hereof, Parent has made available to the Company true, correct and complete copies of all such reports and filings.

Section 4.12 Reserves. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, the reserves for losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums for each Parent

Insurance Subsidiary contained in the applicable Parent Statutory Financial Statements (a) were, except as otherwise noted in the applicable Parent Statutory Financial Statements, determined in all respects with SAP, (b) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the applicable Parent Statutory Financial Statements, and (c) satisfied in all respects the requirements of all applicable Laws with respect to the establishment of reserves.

Section 4.13 Ownership of Company Shares. Neither Parent nor Merger Sub nor any of their respective Subsidiaries or the “affiliates” or “associates” of such entity is, nor at any time during the last three (3) years has it been, an “interested shareholder” of the Company, in each case, as defined in Section 1704.01 of the OGCL. No Parent Company owns any Company Shares.

Section 4.14 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.10 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.15 Sufficient Funds. The obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Merger and the other Transactions. At the Effective Time, Parent and Merger Sub will have sufficient immediately available funds to pay or cause to be paid all amounts required to be paid by Parent and Merger Sub in connection with this Agreement and the Transactions, including the aggregate cash portion of the Merger Consideration on the terms and conditions contained in this Agreement and Parent’s and Merger Sub’s costs and expenses.

Section 4.16 Brokers. Except for Goldman Sachs & Co. LLC, Parent has not employed any broker, finder or investment banker in connection with the Merger and the other Transactions and no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions.

Section 4.17 Fairness Opinion. The Parent Board has received the opinion of Goldman Sachs Co. LLC to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Merger Consideration to be paid by Parent in the Merger for all of the Company Shares (other than Appraisal Shares and Company Shares to be cancelled in accordance with Section 2.1(b)) is fair, from a financial point of view, to Parent. As of the date hereof, such opinion has not been modified, amended, revoked or rescinded. The Parent shall, promptly following the execution and delivery of this Agreement by all parties hereto, furnish a copy of such opinion to the Company solely for informational purposes.

Section 4.18 No Parent Acquisition Proposal. Since January 1, 2017 through the date of this Agreement, other than in connection with this Agreement and the Transactions, the Parent Companies, their directors and officers, and to the knowledge of Parent, their respective Representatives have not received or engaged in any discussions with third parties regarding, nor has any Parent Company or the Parent Board evaluated or engaged Representatives to review, an unsolicited bona fide written Parent Acquisition Proposal.

Section 4.19 No Other Representations or Warranties. Parent acknowledges and agrees that, except for the representations and warranties of the Company contained in Article III, no Acquired Company or any Affiliate or Representative thereof has made or is making any express or implied representation or warranty to Parent with respect to any Acquired Company or their respective properties, businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or the Transactions.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) Except for matters set forth in Section 5.1 of the Company Disclosure Letter or otherwise expressly required or permitted by this Agreement or required by Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, the Company shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to conduct its business and the business of its Subsidiaries in the ordinary course in substantially the same manner as previously conducted and (ii) to the extent consistent therewith, use and cause each of its Subsidiaries to use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and goodwill associated therewith and maintain all material Permits of the Acquired Companies.

(b) Without limiting the generality of Section 5.1(a), except for matters set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly required or permitted by this Agreement or required by Law, from the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, the Company shall not, and shall not permit any other Acquired Company to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or permit the adoption of any amendment to the Company Charter or the Company Regulations or the charter or bylaws (or equivalent organizational documents) of any other Acquired Company;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for any merger or consolidation solely among wholly owned Acquired Companies (other than the Company) not in violation of any instrument binding on any of the Acquired Companies and that would not reasonably be expected to result in a material increase in the net Tax liability of the Acquired Companies taken as a whole and would not present a material risk of any delay in the receipt of any approvals required under Section 6.1;

(iii) issue, grant, deliver, sell, pledge, dispose of or encumber any (A) shares of capital stock, (B) Company Voting Debt or other voting securities, (C) Company Stock Equivalents or (D) options, warrants or other securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, any Acquired Company, other than the issuance of Company Shares upon the achievement of the performance criteria and goals of the Company Performance Share Awards outstanding as of the Specified Time and in accordance with their terms under the Company Stock Plans as of the date of this Agreement;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to any of its capital stock or other equity interests, other than (A) any dividend or distribution by a Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company and (B) regular quarterly dividends in an amount per Company Share no greater than the quarterly dividend declared and paid by the Company during the fiscal quarter ended December 31, 2017, with record and payment dates in accordance with the Company’s customary dividend schedule;

(v) other than in the ordinary course of business consistent with past practice and so long as in compliance with the Company Investment Guidelines, enter into (A) any interest rate, derivatives or hedging transaction (including with respect to commodities), (B) any transaction that would be required to be disclosed on Schedule DB of an annual statutory financial statement if the Company or the applicable Subsidiary of the Company was (or is) a Company Insurance Subsidiary or (C) any other transaction involving options, warrants used for hedging purposes and not attached to another financial instrument, caps, floors, collars, swaps, forwards, futures or any other agreements or instruments substantially similar thereto;

(vi) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests (except in connection with cashless exercises or withholding of Taxes pursuant to the vesting or exercise, as the case may be, of Company Performance Shares Awards outstanding as of the date hereof and in accordance with their terms under the Company Stock Plans as of the Specified Time), or enter into any agreement with respect to the voting of any of the Company’s capital stock or other securities or the capital stock or other securities of a Subsidiary of the Company;

(vii) make or agree to make any new capital expenditures, other than (A) capital expenditures in an aggregate amount not in excess of the Company’s budget for capital expenditures that has been made available to Parent prior to the date of this Agreement or (B) other capital expenditures that are not in excess of $1,000,000 individually or $2,500,000 in the aggregate;

(viii) acquire (whether by merger, consolidation or acquisition of equity interests or assets or otherwise) any corporation, partnership or other business organization or business or division thereof or a material portion of the assets thereof, other than pursuant to Material Company Contracts in existence as of the date of this Agreement;

(ix) sell, lease, exchange, mortgage, pledge, transfer, subject to any Lien, abandon or otherwise dispose of (whether by merger, consolidation or acquisition of equity interests or assets or otherwise) any corporation, partnership or other business organization or business or division thereof or any assets, other than (A) transactions solely between or among Acquired Companies with a value that does not exceed one-half of one percent (0.50%) of any applicable Acquired Company’s “admitted assets” (as defined pursuant to SAP), (B) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, (C) sales or dispositions of obsolete, surplus, or worn-out assets or equipment in the ordinary course of business consistent with past practice, (D) pursuant to Material Company Contracts in existence as of the date of this Agreement, (E) sales of assets not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice with consideration with a value of not in excess of $500,000 individually or $1,000,000 in the aggregate, (F) investment portfolio transactions not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice or (G) grants of Permitted Liens;

(x) enter into any material joint venture, strategic alliance or partnership;

(xi) engage in any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xii) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or guarantee any such indebtedness of any third party, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of any Acquired Company, or guarantee any debt securities of any third party, or amend, modify or refinance any of the same, other than (A) trade payables in the ordinary course of business consistent with past practice, (B) as incurred in the ordinary course of business consistent with past practice not in excess of $1,000,000 in the aggregate, provided that the terms of any such indebtedness or debt securities permits its repayment at any time without penalty, or (C) guarantees by the Company of such indebtedness or debt securities of its wholly owned Subsidiaries or guarantees by the wholly owned Subsidiaries of the Company of such indebtedness or debt securities of the Company with value that does not exceed one-half of one percent (0.50%) of any applicable Acquired Company’s “admitted assets” (as defined pursuant to SAP);

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to any other Acquired Company not in excess of one-half of one percent (0.50%) of any applicable Acquired Company’s “admitted assets” (as defined pursuant to SAP) or (B) commission advances on a secured basis to agent or brokers or investment portfolio transactions not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice with consideration not in excess of $500,000 individually and $3,000,000 in the aggregate;

(xiv) except to the extent required by the terms of any Company Plan, (A) increase the compensation or benefits of any current or former director, employee or consultant of any of the Acquired Companies, other than annual merit and market adjustments of base salaries and target base bonus amounts in the ordinary course of business consistent with past practice, not to exceed (x) three percent (3%) in the aggregate or (y) ten percent (10%) with respect to any individual, (B) establish, adopt or amend in any material respect any Company Plan (or any compensation or benefit plan, program, or agreement that would constitute a Company Plan if in effect on the date of this Agreement), (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock-based compensation, (D) amend, waive or otherwise modify the performance criteria and goals of outstanding Company Performance Share Awards, (E) fail to make any required contributions under any Company Plan or (F) hire, promote or terminate the employment, or enter into or modify the contractual relationship, of any officer, employee or consultant, except for (1) terminations for cause or, solely with respect to individuals other than the Key Managers and the Key Employees, performance reasons, and (2) hiring or promotions of employees whose annual compensation levels do not exceed $200,000 and, in each case, are in the ordinary course of business consistent with past practice; provided, however, that the foregoing shall not restrict the Acquired Companies from (A) entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (excluding equity-based and other long-term incentive grants), in each case, that have terms and a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions or consistent with the compensation and benefits of the then-current employee whom such newly hired or promoted employee is engaged to replace or succeed, (B) taking any of the foregoing actions to comply with, satisfy Tax-qualification requirements under, or avoid the imposition of Tax under, the Code and any applicable guidance thereunder or other applicable Law or (C) making immaterial changes in the ordinary course of business consistent with past practice to nondiscriminatory health and welfare plans available to all employees generally;

(xv) make any material change in its actuarial, underwriting, claims management, agency management, pricing, reserving or reinsurance practices, policies and procedures other than in the ordinary course of business consistent with past practice;

(xvi) (A) implement or adopt any change in its policies or methods of accounting, except to conform to changes in statutory or regulatory accounting rules or GAAP, SAP or regulatory requirements with respect thereto, (B) change its fiscal year, (C) make any material change in internal accounting controls or disclosure controls, policies and procedures, (D) implement or adopt any change in the Company Investment Guidelines or (E) enter into any Contract that delegates underwriting, claims administration or any other operational function to a third party;

(xvii) (A) fail to file any material Tax Return when due (after giving effect to any properly obtained extensions of time in which to make such filings) or (B) except to the extent otherwise required by Law or in the ordinary course of business consistent with past practice, make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) with respect to any material Tax or surrender any right to claim a material Tax refund;

(xviii) pay, discharge, waive, settle, compromise, release or satisfy any claim, liability or obligation that is not an Action, other than payment, discharge, waiver, settlement, release or satisfaction (A) in the ordinary course of business consistent with past practice, (B)(1) that does not result in liability in excess of $500,000 individually (net of the amount reserved therefor or reflected on the balance sheet of the Company as of September 30, 2017) and (2) that would not reasonably be expected to prohibit or materially restrict or materially impair the Acquired Companies from operating their business in substantially the same manner as operated on the date of this Agreement, (C) for an amount that is fully covered by insurance or (D) of obligations in accordance with the applicable terms thereof under Contracts in effect on the date hereof and Contracts permitted under this Section 5.1 to be entered into on or following the date hereof;

(xix) accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to any of the Acquired Companies, with or without recourse, including any rights or claims associated therewith, other than (A) in the ordinary course of business consistent with past practice or (B)(1) that does not result in liability in excess of $500,000 individually (net of the amount reserved therefor or reflected on the balance sheet of the Company as of September 30, 2017) and (2) that would not reasonably be expected to prohibit or materially restrict or materially impair the Acquired Companies from operating their business in substantially the same manner as operated on the date of this Agreement;

(xx) commence or settle, compromise or otherwise resolve any Action (A) outside the ordinary course of business consistent with past practice, (B)(1) as would result in any liability in excess of $250,000 individually (net of the amount reserved therefor or reflected on the balance sheet of the Company as of September 30, 2017 or amounts covered by insurance) or (2) that would reasonably be expected to prohibit or materially restrict or materially impair the Acquired Companies from operating their business in substantially the same manner as operated on the date of this Agreement or (C) to the extent such Action (1) involves any injunction on any of the Acquired Companies, (2) involves any non-monetary relief (x) providing for the entry by an Acquired Company into any Contract of the type described in Section 3.15(a) or (y) that would or would reasonably be expected to materially affect the operations of any of the Acquired Companies or, after giving effect to the Merger, any of the Parent Companies, (3) provides for any admission of liability by any of the Acquired Companies or (4) is a governmental, administrative or regulatory investigation, audit or inquiry;

(xxi) other than non-exclusive licenses or sublicenses in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of Intellectual Property;

(xxii) transfer, sell, lease, license (except as permitted by Section 5.1(b)(xxi)), mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Company Intellectual Property;

(xxiii) (i) renew any Material Company Contract or enter into or renew any Contract that would be a Material Company Contract if in effect on the date of this Agreement, other than (A) with respect to any Contract that can be terminated by any Acquired Company without material liability to the Acquired Company on sixty (60) days’ prior written notice or (ii) terminate or consent to the termination of (other than expiration in accordance with its terms without action), amend or modify any Material Company Contract or Contract permitted under this Section 5.1 to be entered into on or following the date hereof that would be a Material Company Contract if in effect on the date of this Agreement, other than in the ordinary course of business consistent with past practice and as would not reasonably be expected to be adverse to the Acquired Companies or the Parent Companies;

(xxiv) waive, release, or fail to enforce its material rights under any Material Company Contract or Contract permitted under this Section 5.1 to be entered into on or following the date hereof that would be a Material Company Contract if in effect on the date of this Agreement, other than in connection with a settlement or other action permitted by Section 5.1(b)(xviii) or Section 5.1(b)(xix);

(xxv) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xxvi) (A) enter into any new line of business or (B) conduct a line of business of the Acquired Companies in any geographic area where they have never conducted business prior to the date of this Agreement and which is governed by any Insurance Regulator that does not already have jurisdiction over any Acquired Company or Parent Company or any business thereof;

(xxvii) enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any labor union or representative body of any Acquired Company employees or enter into negotiations regarding any such agreement;

(xxviii) cancel any material insurance policies, or fail to renew any material insurance policies upon expiration on substantially the same terms as those in place on the date of this Agreement, to the extent insurance policies on such terms are available on commercially reasonable terms; or

(xxix) agree to take, authorize, enter into any Contract obligating it to take, or commit to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxviii).

Section 5.2 Conduct of Business of Parent.

(a) Except for matters set forth in Section 5.2 of the Parent Disclosure Letter or otherwise expressly required or permitted by this Agreement or by any financing arrangements entered into by any Parent Company in connection herewith or required by Law or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, Parent shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to conduct its business and the business of its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as previously conducted and, (ii) to the extent consistent therewith, use, and cause each of its Subsidiaries to use, reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and goodwill associated therewith.

(b) Without limiting the generality of Section 5.2(a), except for matters set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly required or permitted by this Agreement, from the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, Parent shall not, and shall not permit any Subsidiary of Parent to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or permit the adoption of any amendment (whether by merger, amalgamation, scheme of arrangement, consolidation or otherwise) to the Parent Charter or the Parent Bylaws in a manner that would adversely affect the consummation of the Merger or would affect, following the Effective Time, the holders of Company Common Stock whose shares may be converted into Parent Common Stock pursuant hereto in a manner different than holders of Parent Common Stock immediately prior to the Effective Time;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for any merger or consolidation solely among wholly owned Subsidiaries of Parent not in violation of any instrument binding on any of the Parent Companies and that would not reasonably be expected to result in a material increase in the net Tax liability of the Parent Companies taken as a whole and would not present a material risk of any delay in the receipt of any approvals required under Section 6.1;

(iii) issue, grant, deliver, sell, pledge, dispose of or encumber any (A) shares of capital stock, (B) Parent Voting Debt or other voting securities, (C) Parent Stock Equivalents or (D) options, warrants or other securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, Parent, other than (1) the issuance of shares of Parent Common Stock upon the exercise, conversion or vesting of derivative or convertible securities in accordance with the terms under the Parent Stock Plans as of the date of this Agreement, (2) pursuant to a Parent Stock Plan or (3) the issuance of shares of Parent Common Stock or other securities of Parent in connection with bona fide acquisitions, mergers, strategic partnership transactions or similar transactions permitted under clause (vi) below;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to any of its capital stock or other equity interests, other than (A) any dividend or distribution by a Subsidiary of Parent to Parent or to another wholly owned Subsidiary of Parent and (B) regular quarterly dividends in an amount per share of Parent Common Stock no greater than the quarterly dividend declared and to be paid by Parent during the fiscal quarter ended March 31, 2018, with record and payment dates in accordance with Parent’s customary dividend schedule;

(v) adjust, split or combine any shares of its capital stock or other equity interests (except in connection with the cashless exercises or similar transactions (including withholding of Taxes) pursuant to the vesting or exercise, as the case may be, of Parent Stock Awards or other equity awards of Parent outstanding as of the date hereof or issued pursuant to Parent Stock Plans), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests, or enter into any agreement with respect to the voting of any of Parent’s capital stock, in each case in a manner that would adversely affect the consummation of the Merger or would affect, following the Effective Time, the holders of Company Common Stock whose shares may be converted into Parent Common Stock pursuant hereto in a manner different than holders of Parent Common Stock immediately prior to the Effective Time; or

(vi) agree to take, authorize, enter into any Contract obligating it to take, or commit to take any of the actions described in Sections 5.2(b)(i) through 5.2(b)(v).

Section 5.3 Company Acquisition Proposals.

(a) Following the execution of this Agreement, the Company and its Subsidiaries shall, and the Company shall cause the directors and officers of the Company to and shall direct their respective other Representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal and (ii) request the prompt return or destruction of all confidential information previously made available by it or on its behalf in connection with any actual or potential Company Acquisition Proposal. The Company shall not terminate, waive, amend, release or modify in any respect any material provision of any confidentiality or standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with respect to any Company Acquisition Proposal, and shall enforce, to the fullest extent permitted by applicable Law, the provisions of any such agreement; provided, however, that the Company shall be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party solely to permit any Company Acquisition Proposal if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that failure to waive such standstill would constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law.

(b) The Company and its Subsidiaries shall not, and the Company shall cause the directors and officers of the Company not to and shall direct their respective other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly induce or facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or related to a Company Acquisition Proposal, (ii) make available any non-public information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Company Acquisition Proposal, (v) make or authorize any statement, recommendation or solicitation in support of any Company Acquisition Proposal, (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement in accordance with Section 5.3(c)) or (vii) reimburse or agree to reimburse the expenses of any other Person (other than the Company’s Representatives) in connection with a Company Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Section 5.3, if at any time prior to obtaining the Company Shareholder Approval, (i) the Company receives, after the date of this Agreement, an unsolicited bona fide written Company Acquisition Proposal, (ii) such Company Acquisition Proposal did not result from a breach of this Agreement and (iii) the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and outside financial advisor) that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then, prior to obtaining the Company Shareholder Approval, the Company may (and may authorize and permit its Subsidiaries and Representatives to): (A) make available information with respect to the Acquired Companies to the Person making such Company Acquisition Proposal pursuant to a Company Acceptable Confidentiality Agreement; provided that any non-public information provided or made available to any Person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Person; and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, however, that the Acquired Companies shall, and shall cause their Subsidiaries and the Company’s directors and officers to, and direct the Company’s other Representatives to, cease any activities described in clause (A) or (B) of this Section 5.3(c) immediately following the time that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and outside financial advisor) that the applicable Company Acquisition Proposal ceases to be a Company Superior Proposal or a Company Acquisition Proposal that could reasonably be expected to lead to a Company Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may in any event have discussions with any Person solely in order to (1) clarify and understand the terms and conditions of the Company Acquisition Proposal made by such Person and (2) to request that any Company Acquisition Proposal made orally be made in writing. The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent in writing of the receipt of any Company Acquisition Proposal (including the identity of the Person making or submitting such Company Acquisition Proposal or inquiry, proposal or offer and the terms and conditions thereof) that is made or submitted by any Person prior to the Effective Time. The Company shall keep Parent informed, on a reasonably current basis, of the status of, and any financial or other changes in, any such Company Acquisition Proposal, inquiry, proposal or offer, including providing Parent copies of any correspondence related thereto and proposed documents to effect such Company Acquisition Proposal (or a written summary of the material terms of such Company Acquisition Proposal, if not made in writing).

(d) Except as otherwise provided in Section 5.3(e), Section 5.3(f) or Section 5.3(g), neither the Company Board nor any committee thereof shall (i)(A) directly or indirectly, fail to make, withhold, withdraw or qualify (or modify in a manner adverse to Parent) the Company Recommendation or the approval of this Agreement, the Merger or any of the other Transactions, take any action (or permit or authorize any of the Acquired Companies or any of its or their respective Representatives to take any such action) inconsistent with the Company Recommendation or resolve, agree or propose to take any such actions (each such action set forth in this Section 5.3(d)(i)(A) being referred to herein as a “Company Adverse Recommendation Change”) or (B) adopt, approve, recommend, endorse or otherwise declare advisable any Company Acquisition Proposal or resolve, agree or propose to take any such actions, (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to a Company Acquisition Proposal, other than a Company Acceptable Confidentiality Agreement pursuant to Section 5.3(c), (iii) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable anti-takeover provision in the Company Charter or the Company Regulations inapplicable to any transactions contemplated by a Company Acquisition Proposal (including approving any transaction under the OGCL) or (iv) resolve, agree or propose to take any such actions.

(e) Notwithstanding Section 5.3(d), at any time prior to obtaining the Company Shareholder Approval, provided that the Acquired Companies have complied with the provisions of this Section 5.3 applicable to the Acquired Companies, then, prior to obtaining the Company Shareholder Approval, the Company Board may solely in response to a Company Superior Proposal received on or after the date hereof that has not been withdrawn or abandoned and that did not result from a breach of this Section 5.3, make a Company Adverse Recommendation Change in order to cause the Company to terminate this Agreement pursuant to Section 7.1(d)(iv) (including payment of the Termination Fee) and concurrently enter into a binding definitive agreement to effect such Company Superior Proposal. Neither the Company Board nor any committee thereof shall make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(iv) or cause the Company to enter into a binding definitive agreement to effect such Company Superior Proposal unless the Company has first complied with the provisions of Section 5.3(f) and, after so complying, the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that such Company Acquisition Proposal continues to constitute a Company Superior Proposal.

(f) The Company Board shall not take any action set forth in Section 5.3(e) unless the Company has first (i) provided written notice to Parent (a “Notice of Company Superior Proposal”) advising Parent that the Company has received a Company Superior Proposal, specifying the terms and conditions of such Company Superior Proposal, identifying the Person making such Company Superior Proposal and providing copies of any agreements intended to effect such Company Superior Proposal and that the Company Board has made the determination required under Section 5.3(e), (ii) negotiated, and caused the Company and its Representatives to negotiate, during the four (4) Business Day period following Parent’s receipt of the Notice of Company Superior Proposal (the “Company Superior Proposal Notice Period”), in good faith with Parent to enable Parent to make a counteroffer or propose to amend the terms of this Agreement (to the extent Parent wishes to do so) so that such Company Acquisition Proposal no longer constitutes a Company Superior Proposal, and (iii) after complying with the immediately foregoing clauses (i) and (ii), reaffirmed the Company Board’s determination required under Section 5.3(e) in light of any counteroffer or proposed amendment to the terms of this Agreement; provided, however, that if, during the Company Superior Proposal Notice Period any revisions are made to a Company Acquisition Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall deliver a new Notice of Company Superior Proposal to Parent and shall comply with the requirements of this Section 5.3(f) with respect to such new Notice of Company Superior Proposal, except that any subsequent Company Superior Proposal Notice Period shall be two (2) Business Days following Parent’s receipt of such new Notice of Company Superior Proposal.

(g) Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to a Company Acquisition Proposal, from effecting a Company Adverse Recommendation Change in response to the occurrence of a Company Intervening Event if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law and the Company has first: (i) provided written notice to Parent (a “Notice of Company Intervening Event”) describing the Company Intervening Event and advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail; (ii) negotiated, and caused the Company and its Representatives to negotiate, during the four (4) Business Days following Parent’s receipt of the Notice of Company Intervening Event (the “Company Intervening Event Notice Period”), in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such Company Intervening Event; and (iii) at the end of the Company Intervening Event Notice Period, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that a Company Intervening Event continues to exist and that the failure to make a Company Adverse Recommendation Change would constitute a breach by the Company Board of its fiduciary duties to the shareholders of the Company under applicable Law.

(h) The Company agrees that it shall take all actions necessary so that any Company Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board or any committee thereof in any respect that would have the effect of causing any of the Takeover Laws of any state (including the State of Ohio) or other similar statutes to be applicable to the Transactions, including the Merger.

(i) Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company Board from (A) taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act or (B) making any disclosure to its shareholders if the Company Board determines (after consultation with its outside counsel) that failure to do so would constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the shareholders of the Company tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Company Acquisition Proposal), unless in each case, in connection therewith, the Company Board effects a Company Adverse Recommendation Change in accordance with Section 5.3(e); provided, further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation and rejects any Company Acquisition Proposal within the later of (1) three (3) Business Days after such “stop, look and listen” communication and (2) if applicable, the deadline for filing a Schedule 14D-9 with respect to such Company Acquisition Proposal with the SEC.

(j) Any action taken or not taken by any Representative of any of the Acquired Companies that, if taken or not taken by the Company would constitute a breach of this Section 5.3, shall be deemed a breach of this Agreement by the Company.

(k) For purposes of this Agreement, the following terms shall have the respective meanings assigned below:

(i) “Company Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable to the Company than, those set forth in the Confidentiality Agreement; provided that such confidentiality agreement (A) must contain a “standstill” or similar provision or otherwise prohibit the making or amendment of any Company Acquisition Proposal, except that such provisions may include an exception solely to allow the other party to the agreement to (1) make a confidential Company Acquisition Proposal to the Company Board or (2) make confidential requests to the Company for amendments, waivers or consents under, or agreements not to enforce, such “standstill,” similar provision or other provision that prohibits the making of a Company Acquisition Proposal and (B) shall not prohibit compliance by any of the Acquired Companies with any of the provisions of this Agreement.

(ii) “Company Acquisition Proposal” means any proposal, inquiry, submission or offer (whether or not in writing) with respect to, or that is or would reasonably be expected to lead to the same with respect to, any (A) merger, consolidation, share exchange, other business combination or similar transaction involving any of the Acquired Companies pursuant to which any Person or the stockholders of any Person (other than the Parent Companies or their Affiliates) would own, directly or indirectly, fifteen percent (15%) or more of any class of capital stock or other equity securities of the Company or of the surviving entity or the resulting direct or indirect parent entity of the Company or such surviving entity, other than, in each case, the Transactions, (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise) of any business or assets of any of the Acquired Companies representing fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Acquired Companies, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifteen percent (15%) or more of the voting power of the Company, (D) transaction in which the holders of the voting power of the Company immediately prior to such transaction own eighty-five percent (85%) or less of the voting power of the Company immediately following the transaction, (E) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, fifteen percent (15%) or more of the outstanding Company Shares or (F) any combination of the foregoing (in each case, other than the Merger).

(iii) “Company Intervening Event” means an event, fact, circumstance, development or occurrence that is material to the Acquired Companies, taken as a whole, that is not known or reasonably foreseeable, or the consequences or magnitude of the consequences of which are not known or reasonably foreseeable, to or by the Company Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence or the consequences or magnitude of the consequences thereof becomes known to or by the Company Board prior to obtaining the Company Shareholder Approval; provided, however, that if the Company Intervening Event relates to an event, fact, circumstance, development or occurrence involving Parent or any of its Subsidiaries, then such event, fact, circumstance, development or occurrence shall not constitute a Company Intervening Event unless (x) it has a Parent Material Adverse Effect or (y) other than with respect to any of the consents, qualifications, approvals, clearances, orders, waivers or exemptions contemplated by Section 5.7, it materially impairs the ability of the Parent to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions; provided, further, that in no event shall the following constitute a Company Intervening Event: (A) the receipt, existence or terms of a Company Acquisition Proposal or any inquiry or matter relating thereto or consequence thereof; (B) events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, this Agreement or any other agreements or other documents delivered in connection herewith; and (C) changes in the market price or trading volume of the Company Shares or shares of Parent Common Stock (it being understood that the facts and occurrences giving rise to or contributing to such changes may be taken into account in determining whether there has been a Company Intervening Event).

(iv) “Company Superior Proposal” means any binding, bona fide written offer made by a third party or group pursuant to which such third party or group would acquire, directly or indirectly, more than fifty percent (50%) of the outstanding Company Shares or substantially all of the assets of the Acquired Companies, taken as a whole, (A) on terms which the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and a financial advisor of nationally recognized reputation) to be superior to the shareholders of the Company to the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including the Termination Fee, any changes proposed by Parent to the terms of this Agreement and the potential time delays and other risks to consummation associated with such offer), and (B) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such offer.

Section 5.4 Parent Acquisition Proposals.

(a) Following the execution of this Agreement, the Parent Companies shall, and Parent shall cause the directors and officers of Parent to and shall direct their respective other Representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal and (ii) request the prompt return or destruction of all confidential information previously made available by it or on its behalf in connection with any actual or potential Parent Acquisition Proposal. Parent shall not terminate, waive, amend, release or modify in any respect any material provision of any confidentiality or standstill agreement to which any Parent Company or any of its Affiliates or Representatives is a party with respect to any Parent Acquisition Proposal, and shall enforce, to the fullest extent permitted by applicable Law, the provisions of any such agreement; provided, however, that Parent shall be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which any Parent Company or any of its Affiliates or Representatives is a party solely to permit any Parent Acquisition Proposal if the Parent Board determines in good faith (after consultation with Parent’s outside legal counsel) that failure to waive such standstill would constitute a breach of its fiduciary duties to the stockholders of Parent under applicable Law.

(b) The Parent Companies shall not, and Parent shall cause the directors and officers of Parent not to and shall direct their respective other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly induce or facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or related to a Parent Acquisition Proposal, (ii) make available any non-public information regarding any of the Parent Companies to any Person (other than the Company and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to a Parent Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal (other than to state that they currently are not permitted to have discussions),

(iv) approve, endorse or recommend any Parent Acquisition Proposal, (v) make or authorize any statement, recommendation or solicitation in support of any Parent Acquisition Proposal, (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement in accordance with Section 5.4(c)) or (vii) reimburse or agree to reimburse the expenses of any other Person (other than Parent’s Representatives) in connection with a Parent Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Section 5.4, if at any time prior to obtaining the Parent Stockholder Approval, (i) Parent receives, after the date of this Agreement, an unsolicited bona fide written Parent Acquisition Proposal, (ii) such Parent Acquisition Proposal did not result from a breach of this Agreement and (iii) Parent Board determines in good faith (after consultation with Parent’s outside legal counsel and outside financial advisor) that such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal, then, prior to obtaining Parent Stockholder Approval, Parent may (and may authorize and permit its Subsidiaries and Representatives to): (A) make available information with respect to the Parent Companies to the Person making such Parent Acquisition Proposal pursuant to a Parent Acceptable Confidentiality Agreement; provided that any non-public information provided or made available to any Person given such access shall have been previously provided or made available to the Company or shall be provided or made available to the Company prior to or substantially concurrently with the time it is provided or made available to such Person; and (B) participate in discussions or negotiations with the Person making such Parent Acquisition Proposal regarding such Parent Acquisition Proposal; provided, however, that the Parent Companies shall, and shall cause their Subsidiaries and Parent’s directors and officers to, and direct Parent’s other Representatives to, cease any activities described in clause (A) or (B) of this Section 5.4(c) immediately following the time that the Parent Board determines in good faith (after consultation with Parent’s outside legal counsel and outside financial advisor) that the applicable Parent Acquisition Proposal ceases to be a Parent Superior Proposal or a Parent Acquisition Proposal that could reasonably be expected to lead to a Parent Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, Parent and its Representatives may in any event have discussions with any Person solely in order to (1) clarify and understand the terms and conditions of the Parent Acquisition Proposal made by such Person and (2) to request that any Parent Acquisition Proposal made orally be made in writing. Parent shall promptly (and in any event within twenty-four (24) hours) advise the Company in writing of the receipt of any Parent Acquisition Proposal (including the identity of the Person making or submitting such Parent Acquisition Proposal or inquiry, proposal or offer and the terms and conditions thereof) that is made or submitted by any Person prior to the Effective Time. Parent shall keep the Company informed, on a reasonably current basis, of the status of, and any financial or other changes in, any such Parent Acquisition Proposal, inquiry, proposal or offer, including providing Parent copies of any correspondence related thereto and proposed documents to effect such Parent Acquisition Proposal (or a written summary of the material terms of such Parent Acquisition Proposal, if not made in writing).

(d) Except as otherwise provided in Section 5.4(e), Section 5.4(f) or Section 5.4(g), neither the Parent Board nor any committee thereof shall (i) (A) directly or indirectly, fail to make, withhold, withdraw or qualify (or modify in a manner adverse to Parent) the Parent Recommendation or the approval of this Agreement, the Merger or any of the other Transactions, take any action (or permit or authorize any of the Parent Companies or any of its or their respective Representatives to take any such action) inconsistent with the Parent Recommendation or resolve, agree or propose to take any such actions (each such action set forth in this Section 5.4(d)(i)(A) being referred to herein as a “Parent Adverse Recommendation Change”) or (B) adopt, approve, recommend, endorse or otherwise declare advisable any Parent Acquisition Proposal or resolve, agree or propose to take any such actions, (ii) cause or permit Parent to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to a Parent Acquisition Proposal, other than a Parent Acceptable Confidentiality Agreement pursuant to Section 5.4(c), (iii) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable anti-takeover provision in the Parent Charter or the Parent Bylaws inapplicable to any transactions contemplated by a Parent Acquisition Proposal (including approving any transaction under the Delaware General Corporation Law) or (iv) resolve, agree or propose to take any such actions.

(e) Notwithstanding Section 5.4(d), at any time prior to obtaining Parent Stockholder Approval, provided that the Parent Companies have complied with the provisions of this Section 5.4 applicable to the Parent Companies, then, prior to obtaining the Parent Stockholder Approval, the Parent Board may solely in response to a Parent Superior Proposal received on or after the date hereof that has not been withdrawn or abandoned and that did not result from a breach of this Section 5.4, make a Parent Adverse Recommendation Change in order to cause Parent to terminate this Agreement pursuant to Section 7.1(c)(iv) (including payment of the Termination Fee) and concurrently enter into a binding definitive agreement to effect such Parent Superior Proposal. Neither the Parent Board nor any committee thereof shall make a Parent Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(c)(iv) or cause Parent to enter into a binding definitive agreement to effect such Parent Superior Proposal unless Parent has first complied with the provisions of Section 5.4(f) and, after so complying, the Parent Board determines in good faith (after consultation with Parent’s outside legal counsel) that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal.

(f) Parent Board shall not take any action set forth in Section 5.4(e) unless Parent has first (i) provided written notice to the Company (a “Notice of Parent Superior Proposal”) advising the Company that Parent has received a Parent Superior Proposal, specifying the terms and conditions of such Parent Superior Proposal, identifying the Person making such Parent Superior Proposal and providing copies of any agreements intended to effect such Parent Superior Proposal and that the Parent Board has made the determination required under Section 5.4(e), (ii) negotiated, and caused Parent and its Representatives to negotiate, during the four (4) Business Day period following the Company’s receipt of the Notice of Parent Superior Proposal (the “Parent Superior Proposal Notice Period”), in good faith with the Company to enable the Company to make a counteroffer or propose to amend the terms of this Agreement (to the extent the Company wishes to do so) so that such Parent Acquisition Proposal no longer constitutes a Parent Superior Proposal, and (iii) after complying with the immediately foregoing clauses (i) and (ii), reaffirmed the Parent Board’s determination required under Section 5.4(e) in light of any counteroffer or proposed amendment to the terms of this Agreement; provided, however, that if, during the Parent Superior Proposal Notice Period any revisions are made to a Parent Acquisition Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), Parent shall deliver a new Notice of Parent Superior Proposal to Parent and shall comply with the requirements of this Section 5.4(f) with respect to such new Notice of Parent Superior Proposal, except that any subsequent Parent Superior Proposal Notice Period shall be two (2) Business Days following the Company’s receipt of such new Notice of Parent Superior Proposal.

(g) Nothing in this Agreement shall prohibit or restrict the Parent Board, in circumstances not involving or relating to a Parent Acquisition Proposal, from effecting a Parent Adverse Recommendation Change in response to the occurrence of a Parent Intervening Event if the Parent Board determines in good faith (after consultation with Parent’s outside legal counsel) that the failure to do so would constitute a breach of its fiduciary duties to the stockholders of Parent under applicable Law and Parent has first: (i) provided written notice to the Company (a “Notice of Parent Intervening Event”) describing the Parent Intervening Event and advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail; (ii) negotiated, and caused Parent and its Representatives to negotiate, during the four (4) Business Days following the Company’s receipt of the Notice of Parent Intervening Event (the “Parent Intervening Event Notice Period”), in good faith with the Company regarding any revisions to the terms of the Transactions proposed by the Company in response to such Parent Intervening Event; and (iii) at the end of the Parent Intervening Event Notice Period, the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by the Company), that a Parent Intervening Event continues to exist and that the failure to make a Parent Adverse Recommendation Change would constitute a breach by the Parent Board of its fiduciary duties to the stockholders of Parent under applicable Law.

(h) Parent agrees that it shall take all actions necessary so that any Parent Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Parent Board or any committee thereof in any respect that would have the effect of causing any of the Takeover Laws of any state (including the State of Ohio) or other similar statutes to be applicable to the Transactions, including the Merger.

(i) Nothing contained in this Section 5.4 or elsewhere in the Agreement shall prohibit the Parent Board from (A) taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act or (B) making any disclosure to its stockholders if the Parent Board determines (after consultation with its outside counsel) that failure to do so would constitute a breach of its fiduciary duties to the stockholders of Parent under applicable Law; provided, however, that neither Parent nor Parent Board (or any committee thereof) shall be permitted to recommend that the stockholders of Parent tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Parent Acquisition Proposal), unless in each case, in connection therewith, the Parent Board effects a Parent Adverse Recommendation Change in accordance with Section 5.4(e); provided, further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Parent Adverse Recommendation Change unless the Parent Board expressly publicly reaffirms the Parent Recommendation and rejects any Parent Acquisition Proposal within the later of (1) three (3) Business Days after such “stop, look and listen” communication and (2) if applicable, the deadline for filing a Schedule 14D-9 with respect to such Parent Acquisition Proposal with the SEC.

(j) Any action taken or not taken by any Representative of any of the Parent Companies that, if taken or not taken by Parent would constitute a breach of this Section 5.4, shall be deemed a breach of this Agreement by Parent.

(k) For purposes of this Agreement, the following terms shall have the respective meanings assigned below:

(i) “Parent Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable to Parent than, those set forth in the Confidentiality Agreement; provided that such confidentiality agreement (A) must contain a “standstill” or similar provision or otherwise prohibit the making or amendment of any Parent Acquisition Proposal, except that such provisions may include an exception solely to allow the other party to the agreement to (1) make a confidential Parent Acquisition Proposal to the Parent Board or (2) make confidential requests to Parent for amendments, waivers or consents under, or agreements not to enforce, such “standstill,” similar provision or other provision that prohibits the making of a Parent Acquisition Proposal and (B) shall not prohibit compliance by any of the Parent Companies with any of the provisions of this Agreement.

(ii) “Parent Acquisition Proposal” means any proposal, inquiry, submission or offer (whether or not in writing) with respect to, or that is or would reasonably be expected to lead to the same with respect to, any (A) merger, consolidation, share exchange, other business combination or similar transaction involving any of the Parent Companies pursuant to which any Person or the stockholders of any Person (other than the Acquired Companies or their Affiliates) would own, directly or indirectly, fifteen percent (15%) or more of any class of capital stock or other equity securities of Parent or of the surviving entity or the resulting direct or indirect parent entity of Parent or such surviving entity, other than, in each case, the Transactions, (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of Parent or otherwise) of any business or assets of any of the Parent Companies representing fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Parent Companies, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifteen percent (15%) or more of the voting power of Parent, (D) transaction in which the holders of the voting power of Parent immediately prior to such transaction own eighty-five percent (85%) or less of the voting power of Parent immediately following the transaction, (E) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, fifteen percent (15%) or more of the outstanding shares of Parent Common Stock or (F) any combination of the foregoing (in each case, other than the Merger).

(iii) “Parent Intervening Event” means an event, fact, circumstance, development or occurrence that is material to the Parent Companies, taken as a whole, that is not known or reasonably foreseeable, or the consequences or magnitude of the consequences of which are not known or reasonably foreseeable, to or by the Parent Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence or the consequences or magnitude of the consequences thereof becomes known to or by the Parent Board prior to obtaining the Parent Stockholder Approval; provided, however, that if the Parent Intervening Event relates to an event, fact, circumstance, development or occurrence involving the Company or any of its Subsidiaries, then such event, fact, circumstance, development or occurrence shall not constitute a Parent Intervening Event unless (x) it has a Company Material Adverse Effect or (y) other than with respect to any of the consents, qualifications, approvals, clearances, orders, waivers or exemptions contemplated by Section 5.7, it materially impairs the ability of the Company to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions; provided, further, that in no event shall the following constitute a Parent Intervening Event: (A) the receipt, existence or terms of a Parent Acquisition Proposal or any inquiry or matter relating thereto or consequence thereof; (B) events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, this Agreement or any other agreements or other documents delivered in connection herewith; and (C) changes in the market price or trading volume of the Company Shares or shares of Parent Common Stock (it being understood that the facts and occurrences giving rise to or contributing to such changes may be taken into account in determining whether there has been a Parent Intervening Event).

(iv) “Parent Superior Proposal” means any binding, bona fide written offer made by a third party or group pursuant to which such third party or group would acquire, directly or indirectly, more than fifty percent (50%) of the outstanding shares of Parent Common Stock or substantially all of the assets of the Parent Companies, taken as a whole, (A) on terms which Parent Board determines in good faith (after consultation with Parent’s outside legal counsel and a financial advisor of nationally recognized reputation) to be superior to the stockholders of Parent to the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including the Termination Fee, any changes proposed by Parent to the terms of this Agreement and the potential time delays and other risks to consummation associated with such offer), (B) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such offer.

Section 5.5 Preparation of the Form S-4 and Joint Proxy Statement; Shareholder and Stockholder Meetings.

(a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall cooperate in the preparation and filing of the Form S-4 and Joint Proxy Statement. The Company and Parent shall provide the other with the opportunity to review and comment on such documents prior to their filing with the SEC. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and without providing the other the opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective under the Securities Act or any supplement or amendment has been filed with the SEC, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication received from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other and an appropriate amendment or supplement to the Form S-4 or the Joint Proxy Statement describing such information shall be promptly filed with the SEC, after the other has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the stockholders of Parent and the shareholders of the Company. Parent will cause the Joint Proxy Statement to be mailed to Parent’s stockholders and the Company will cause the Joint Proxy Statement to be mailed to the Company’s shareholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.

(b) The Company shall, as soon as reasonably practicable (and in no event later than thirty (30) days) following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of seeking the Company Shareholder Approval. Subject to Section 5.3(e), Section 5.3(f) and Section 5.3(g), the Company shall, through the Company Board, recommend that its shareholders adopt and approve this Agreement and the Transactions, including the Merger (the “Company Recommendation”), and shall use its reasonable best efforts to (i) solicit from its shareholders proxies in favor of the adoption of this Agreement and (ii) take all other action necessary or advisable to secure the Company Shareholder Approval, and the Company Board shall not withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, the Company Recommendation in a manner adverse to Parent. The Company shall have the right to postpone or adjourn the Company Shareholder Meeting for no longer than twenty (20) Business Days in the aggregate (A) for the absence of a quorum, (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Shareholder Meeting, the Company has not received a number of proxies that would reasonably be believed to be insufficient to obtain the Company Shareholder Approval at the Company Shareholder Meeting or (C) with the prior written consent of Parent. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.5(b) shall not be affected by (and the Company shall seek the Company Shareholder Approval at the Company Shareholder Meeting notwithstanding the occurrence of) the commencement, public proposal, public disclosure or public or private communication to the Company of any Company Acquisition Proposal or by a Company Adverse Recommendation Change (in the event of such a Company Adverse Recommendation Change, except with respect to the Company Recommendation) unless this Agreement has been terminated in accordance with Section 7.1(d)(iv).

(c) Parent shall, as soon as reasonably practicable (and in no event later than thirty (30) days) following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of seeking the Parent Stockholder Approval. Subject to Section 5.4(e), Section 5.4(f) and Section 5.4(g), Parent shall, through the Parent Board, recommend that its stockholders approve the Share Issuance (the “Parent Recommendation”) and shall use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the approval of the Share Issuance and (ii) take all other action necessary or advisable to secure the Parent Stockholder Approval, and the Parent Board shall not withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, the Parent Recommendation in a manner adverse to Parent. Parent shall have the right to postpone or adjourn the Parent Stockholder Meeting for no longer than twenty (20) Business Days in the aggregate (A) for the absence of a quorum, (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Parent Stockholder Meeting, Parent has not received a number of proxies that would reasonably be believed to be insufficient to obtain the Parent Stockholder Approval at the Parent Stockholder Meeting or (C) with the prior written consent of the Company.

(d) The Company and Parent shall use reasonable best efforts to hold the Company Shareholder Meeting and the Parent Stockholder Meeting on the same date, including by postponing or adjourning the Company Shareholder Meeting or the Parent Stockholder Meeting, as applicable, if the other party postpones or adjourns the Parent Stockholder Meeting or the Company Shareholder Meeting, as applicable.

Section 5.6 Access to Information; Confidentiality. Subject to contractual and legal restrictions applicable to the Company or Parent or any of their respective Subsidiaries, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other and to the Representatives of such other reasonable access during normal business hours during the period from the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, to all of their respective properties, books, contracts, commitments, personnel and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other and to the Representatives of such other all information concerning its business, properties and personnel as such other may reasonably request; provided, however, that such access does not unreasonably disrupt the ordinary course operations of the Acquired Companies or the Parent Companies, as applicable. No access, materials, information or investigation pursuant to this Section 5.6 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. This Section 5.6 shall not require any Acquired Company or Parent Company to permit any access, or to disclose any materials or information, that in the reasonable judgment of such party would reasonably be expected to (i) result in the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality under any Contract, Law or otherwise (provided that party shall have used its commercially reasonable efforts to obtain the consent of such third party to such access or disclosure), (ii) result in the loss of the attorney-client privilege, work product doctrine or other legal privilege with respect to such materials or information or (iii) in the case of documents or portions of documents relating to pricing or other matters that are highly sensitive, result in a violation of applicable Law (including a Governmental Entity alleging that providing such information violates any Regulatory Law). If any material is withheld by a party pursuant to the preceding sentence, such party shall inform the other as to the general nature of what is being withheld and use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply, to the extent permitted by applicable Law. All materials and information exchanged or to which access is granted pursuant to this Section 5.6 shall be subject to the letter agreement, dated as of October 16, 2017 (the “Confidentiality Agreement”), by and between the Company and Parent.

Section 5.7 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including: (i) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity (including under the HSR Act and the Requisite Regulatory Approvals); (ii) obtaining all necessary consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, but excluding any lawsuits or other legal proceedings brought by or against any Insurance Regulator; and (iv) executing and delivering any additional documents or instruments necessary to consummate the Transactions and to carry out this Agreement (it being acknowledged and agreed that no Parent Company shall be obligated to, and no Acquired Company shall, without the prior written consent of Parent (which consent shall be in the sole discretion of Parent), in connection with the actions contemplated by the foregoing clauses (ii) and (iv), agree to any modification to or accommodation under any Contract or pay any fee, penalty or other consideration to any third party for or relating to any consent or approval required for the consummation of the Transactions). In furtherance and not in limitation of the foregoing, each party hereto agrees to make, if required, appropriate filings and registrations under applicable Regulatory Laws and Insurance Laws. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within a reasonable time period not to exceed fifteen (15) days after the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act and to take all other commercially reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act. Each party hereto agrees to make appropriate filings of Applications for Approval of Acquisition of Control Statements, or “Form A” statements, and all related filings, with respect to the Transactions with the applicable Insurance Regulators, as applicable, as soon as practicable after the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be reasonably requested by any Insurance Regulator pursuant to the Insurance Laws and to take all other commercially reasonable actions necessary, proper or advisable to obtain the applicable consents and approvals of the applicable Insurance Regulators as soon as practicable.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with and without limiting the obligations to use certain efforts referenced in Section 5.7(a), to the extent relating to the requisite approvals, authorizations and clearances for the Transactions under the HSR Act and the other Regulatory Laws and the Insurance Laws, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party, (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), any Insurance Regulator or any other Governmental Entity and of any communication received or given in connection with any Action by a private party, in each case regarding any of the Transactions, (iii) permit the other a reasonable opportunity to review any substantive written communication given by it to, and consult with each other in advance of any scheduled substantive meeting, discussion or conference with, the FTC, the DOJ, any Insurance Regulator or any other Governmental Entity or, in connection with any Action by a private party, with any other Person, and, to the extent permitted by the FTC, the DOJ, such Insurance Regulator or such other applicable Governmental Entity or other Person, as applicable, give the other the reasonable opportunity to attend and participate in such meetings, discussions and conferences and (iv) to the extent practicable and subject to the other provisions in this Section 5.7, attempt to confer in good faith in order to (A) exchange and review respective views and positions with the other as to potential Materially Burdensome Conditions and (B) discuss and present to, and engage with, the applicable Governmental Entity regarding any approaches or actions that could mitigate the scope or impact of a potential Materially Burdensome Condition so that it does not become a Materially Burdensome Condition. Parent and the Company shall promptly advise each other upon receiving any communication, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any requisite approval, authorization or clearance for the Transactions under the HSR Act or any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval, authorization or clearance or Requisite Regulatory Approval will be materially delayed or conditioned or impose or require a Materially Burdensome Condition. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto, including reasonable access to any materials submitted in connection with any proceedings under or relating to the HSR Act or any other applicable Regulatory Law, including any proceeding under 16 C.F.R. § 803.20. Notwithstanding the foregoing, (A) Parent shall have final approval over all matters pertaining to any Action, meeting, discussion, conference or response in connection with the HSR Act and any Requisite Regulatory Approval and (B) the Company and Parent may, as each deems advisable and necessary (after consultation with the Company’s or Parent’s outside legal counsel, as applicable), reasonably designate any competitively sensitive material provided to the other side under this Section 5.7(b) as Competitively Sensitive Information (as defined in the Confidentiality Agreement (for the avoidance of doubt, as supplemented by the letter agreement, dated as of January 29, 2018 (the “Clean Team Addendum”), by and between the Company and Parent)). Such materials and the information contained therein shall be given only to the Clean Team Member (as defined in the Clean Team Addendum) and the outside counsel for matters relating to Regulatory Law of the recipient and will not be disclosed by such Clean Team Member or outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates, unless expressly provided for in and in compliance with the terms and conditions set forth in the Confidentiality Agreement (for the avoidance of doubt, as supplemented by the Clean Team Addendum)) or express permission is obtained in advance from the Company or Parent, as the case may be, or its outside legal counsel. Each of the Company and Parent shall cause the Clean Team Member and its respective outside legal counsel for matters relating to Regulatory Law to comply with this Section 5.7(b).

(c) Without limiting any other obligations of Parent hereunder, Parent will use its reasonable best efforts to respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the Transactions and use reasonable best efforts to take any and all action necessary to ensure that each requisite approval, authorization or clearance under the HSR Act and each Requisite Regulatory Approval is obtained by the Outside Date, in each case, without imposing or requiring a Materially Burdensome Condition.

(d) Notwithstanding anything in this Agreement to the contrary, no Parent Company shall be obligated to, and no Acquired Company shall, without the prior written consent of Parent, consent to, take or refrain from taking, or offer or commit or consent to take or refrain from taking (i) any action that involves (A) making any divestiture or disposition of any portion of any business or assets, (B) licensing any portion of any business or assets, (C) accepting or entering any consent decree or hold separate order or (D) placing any assets in trust, in each case by Parent or any of the other Parent Companies or the Company or any of the other Acquired Companies or any of their respective Affiliates, in each case except for such actions related to de minimis assets (with such assets measured on a scale relative to the Acquired Companies, taken as a whole), (ii) any action that involves (A) accepting or entering into any operational restriction or restriction on the payment or declaration of dividends, (B) making any capital commitment or capital guaranty or (C) entering into any capital support agreement, statement of support, guarantee, keep well or other similar capital maintenance undertaking to maintain a minimum risk-based capital level or rating, in each case with respect to, or in connection with, Parent or the other Parent Companies or the Company or the other Acquired Companies or any of their respective Affiliates which, in each case and together with any other such action, would or would reasonably be expected to detract from the benefits reasonably expected to be derived by Parent and the other Parent Companies as a result of the Merger (with such benefits measured on a scale relative to the Acquired Companies, taken as a whole and to include Parent’s ability to operate its business after giving effect to the Merger), or (iii) any action that would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, after giving effect to the Merger (with such materiality measured on a scale relative to the Acquired Companies, taken as a whole), in each case of the immediately foregoing clauses (i), (ii) and (iii), whether before or after the Closing (any such action, a “Materially Burdensome Condition”).

(e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall a party hereto or any of its Affiliates be required by a Governmental Entity to agree to take, or enter into any action, which action is not conditioned upon the Closing.

Section 5.8 Employee Benefits Matters.

(a) Following the Effective Time, Parent shall use commercially reasonable efforts to cause each employee of the Company, the Surviving Corporation or their respective Subsidiaries who shall have been an employee of any of the Acquired Companies immediately prior to the Effective Time (“Continuing Employees”) to be provided full credit for prior service with the Company or its Subsidiaries as was credited under similar or comparable Company Plans for purposes of (i) eligibility and vesting under any Parent Employee Plans, but not for benefit accrual purposes under any defined benefit plan of any of the Parent Companies or for purposes of determining eligibility for retiree health and welfare benefits, and (ii) unless covered under another arrangement with or of Parent or the Surviving Corporation, determination of benefit levels under any Parent Employee Plan or policy of general application relating to vacation or severance, in either case for which the Continuing Employees are otherwise prospectively eligible and in which the Continuing Employees are offered participation, but except where such credit would result in a duplication of benefits. For the avoidance of doubt, no Continuing Employee shall be retroactively eligible for any Parent Employee Plan, including any such Parent Employee Plan that was frozen prior to the Effective Time. In addition, Parent shall: (A) waive, or shall use commercially reasonably efforts to cause to be waived, any limitations on benefits relating to pre-existing conditions, actively-at-work requirements, waiting periods and similar exclusions, to the same extent such limitations, exclusions and requirements would not have been applicable to such Continuing Employee and his or her covered dependents under the terms of any comparable medical and dental plan of the Acquired Companies; and (B) use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the similar or comparable Company Plans to be taken into account for purposes of satisfying all deductibles, co-payments, maximum out-of-pocket requirements and similar expenses applicable to such Continuing Employee and his or her covered dependents for the applicable similar or comparable Parent Employee Plan during the calendar year in which the Closing Date occurs. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other formal written plan or policy under which service with Parent is relevant to eligibility, vesting or level of benefits, for the benefit of, or relating to, the current employees of Parent or its Subsidiaries and with respect to which eligibility has not been frozen.

(b) To the extent requested by Parent in a written notice to the Company provided at least five (5) days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Company Plan that provides for cash or deferred elections, within the meaning of Section 401(k) of the Code. If Parent provides such a notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company Board has validly adopted resolutions to terminate such Company Plans (the form and substance of which resolutions shall be subject to the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed), effective no later than the date immediately preceding the Closing Date.

(c) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans, to permit the rollover of plan benefits into, or participation in, a Parent benefit plan or to continue the employment of any specific individual. With respect to any individual whose employment is terminated by Parent or the Surviving Corporation during the twelve (12) month period immediately following the Effective Time (but not including any individual who has entered into an individualized agreement providing for severance benefits upon a qualifying termination of employment), Parent or the Surviving Corporation shall provide severance benefits to such individual which shall be determined and payable in accordance with the severance benefit plan maintained for similarly situated employees of the Company at the Effective Time, taking into account all service with the Company in determining the amount of severance benefits payable. The provisions of this Section 5.8 are for the sole benefit of the parties hereto and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time, (ii) impede or limit Parent, the Company or the Surviving Corporation or any of their respective Affiliates from amending or terminating any Company Plan following the Effective Time or (iii) confer upon or give to any Person (including for the avoidance of doubt any current or former employees, labor unions, directors or independent contractors of any of the Acquired Companies or, on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

(d) From the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, subject to Section 5.1, the Company shall, and shall cause each of the other Acquired Companies to, use its best efforts to (i) keep effective the employment with the Company or any of the other Acquired Companies of, and retain as employees, each of the Key Managers and Key Employees and (ii) replace any Key Manager or Key Employee whose employment with the Company or any of the other Acquired Companies has been terminated, which replacement shall not occur unless Parent has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, the Company shall, as soon as reasonably practicable, notify Parent of the termination of the employment of any Key Manager or Key Employee with an Acquired Company or of any Key Manager or Key Employee otherwise ceasing to be employed by an Acquired Company (including, for the avoidance of doubt, any Excluded Departure).

Section 5.9 Notification of Certain Matters. The Company and Parent shall promptly notify each other of the receipt of any written communication received from any Person alleging that it or any other Person is or may be required to obtain a material consent of such first-mentioned Person in connection with the Transactions or a consent from any Governmental Entity in connection with the Transactions. The delivery of any notice pursuant to this Section 5.9 shall not (a) cure any breach of, or non-compliance with, any other provision of this Agreement or (b) limit the remedies available to the party sending or receiving such notice.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification or advancement of expenses arising from, relating to or otherwise in respect of, acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of any of the Acquired Companies as provided in their respective certificates of incorporation, bylaws or other comparable organizational documents and any indemnification or other agreements of the Acquired Companies with any of the current or former directors or officers of any of the Acquired Companies as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of each Acquired Company’s certificate of incorporation and bylaws or other comparable organizational documents in effect as of the date of this Agreement or in any indemnification agreements of the Acquired Companies with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of any of the Acquired Companies; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent that the Company would have been permitted under the Law of the State of Ohio, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of any of the Acquired Companies (each such individual, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any losses, claims, damages, liabilities, fees, costs and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such Indemnified Party is or was an officer, director or fiduciary of any of the Acquired Companies at or prior to the Effective Time; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification for such expenses. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by an Indemnified Party hereunder unless Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Parent shall, in its sole discretion, either (i) provide, or shall cause the Surviving Corporation to provide, following the Effective Time, the Company’s current directors and officers an insurance and indemnification policy or (ii) obtain, at or prior to the Effective Time so long as it does not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ insurance and indemnification policies that, in either case, provide coverage for events occurring prior to the Effective Time for an aggregate period of not less than six (6) years from the Effective Time (the “Continuing D&O Insurance”) that are no less favorable in the aggregate (with respect to limits and deductibles) to the Company’s existing policy or, if such insurance coverage is unavailable, the best available similar coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the Continuing D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement (the “Company’s Current Premium”). If such premiums for such insurance would at any time exceed three hundred percent (300%) of the Company’s Current Premium, then Parent shall cause to be maintained policies of such insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to three hundred percent (300%) of the Company’s Current Premium.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets, then, and in each case, Parent and the Surviving Corporation shall ensure that such surviving corporation or entity or the transferees of such properties or assets assume the obligations set forth in this Section 5.10.

(e) The rights of each Indemnified Party under this Section 5.10 shall be in addition to any rights such Indemnified Party may have under the certificate of incorporation or bylaws or other comparable organizational documents of any of the Acquired Companies or under any agreement of any Indemnified Party with any of the Acquired Companies, in each case in effect as of the date of this Agreement, or under applicable Law. Except as otherwise set forth herein, these rights shall survive consummation of the Merger in accordance with their terms and are intended to benefit, and shall be enforceable by, each Indemnified Party.

Section 5.11 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act. Parent and the Company shall provide to the other, prior to adoption, copies of the resolutions to be adopted by their respective boards of directors to implement the foregoing.

Section 5.12 Takeover Statutes. Each of the Company, Parent and Merger Sub and their respective boards of directors (or other comparable governing bodies) shall (a) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that no Takeover Law is or becomes applicable to this Agreement (including the Merger and the other Transactions) and (b) if any Takeover Law is or may become applicable to this Agreement (including the Merger and the other Transactions), grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act reasonably to eliminate or minimize the effects of such Takeover Law on such transactions.

Section 5.13 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.14 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any Action commenced after the date of this Agreement against any Acquired Company or any of its directors or officers by any shareholder of the Company arising out of or relating to this Agreement or the Transactions and shall keep Parent reasonably informed regarding any such Action. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any such Action, shall keep Parent reasonably informed with respect to any material developments regarding the defense or settlement of any such Action and shall give due consideration to Parent’s advice with respect to such shareholder Action and shall not settle or offer to settle any such Action without the prior written consent of Parent, unless (a) such settlement is solely for monetary damages entirely paid for with proceeds of insurance (other than the deductibles under insurance policies in effect as of the date hereof) and in connection therewith the Company does not (i) disparage Parent, Merger Sub, the Company, the Surviving Corporation or any of the respective affiliates or businesses of the foregoing or the impact or effect of the Transactions or (ii) disclose competitively sensitive information of Parent, Merger Sub, the Company, the Surviving Corporation or any of the respective affiliates or businesses of the foregoing and (b) if Parent is a named party in such Action, Parent receives a full and complete release on terms no less favorable than those received by the Company.

Section 5.15 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be in a form agreed to by Parent and the Company and thereafter Parent and the Company shall consult with each other and obtain the other’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or otherwise making any public statement (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or the Transactions, except (a) as may be required by applicable Law, court process or listing agreement with any national securities exchange if the party issuing such press release or other public statement has, to the extent practicable, provided the other with an opportunity to review and comment on such press release or other public statement, (b) any press release or other public statement that is consistent in all material respects with previous press releases and public statements made by a party hereto in accordance with this Agreement, in each case under this clause (b) to the extent the disclosure contained therein remains current and accurate, (c) in connection with any Company Acquisition Proposal or any Parent Acquisition Proposal made in accordance with this Agreement and (d) in connection with any Company Adverse Recommendation Change or any Parent Adverse Recommendation Change made in accordance with this Agreement.

Section 5.16 Transfer Taxes. Except as provided for in Section 2.2, all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) imposed on the Company or the Surviving Corporation or incurred in connection with this Agreement and the Transactions shall be paid by either the Company or the Surviving Corporation. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

Section 5.17 Stock Exchange Listing. Parent shall cause the Parent Common Stock to be issued in the Merger and under the Company Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.18 FIRPTA Certificate. The Company shall, prior to the Closing Date, furnish to Parent a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Company Shares are not a “U.S. real property interest” within the meaning of Section 897 of the Code.

Section 5.19 Financing.

(a) During the period beginning on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement, at Parent’s sole expense, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to provide, or cause to be provided by its and their respective personnel and Representatives, to Parent such cooperation reasonably requested by Parent in connection with the arrangement of any debt financing obtained to fund the Merger Consideration (the “Debt Financing”) or any bonds being issued in lieu of all or a portion such Debt Financing (provided that (1) such requested cooperation and information required to be provided by the Company is limited to information about the Acquired Companies and their business, operations and, in respect of the cooperation to be provided pursuant to Section 5.19(a)(vii), financial projections and prospects and (2) except as otherwise expressly set forth herein, no Acquired Company shall be required to prepare any information that requires the combination of information about the Company with any third party, including Parent). Such cooperation shall include:

(i) participating in a reasonable number of customary meetings (including customary one-on-one meetings with the parties acting as underwriters, lead arrangers, bookrunners or agents (or other similar roles) for prospective lenders and potential financing sources and each of their respective Representatives, as well as prospective lenders and potential financing sources themselves), presentations, drafting sessions, sessions with rating agencies and due diligence sessions, in each case with appropriate seniority and expertise, in each case at mutually agreeable times and dates;

(ii) assisting with the preparation of appropriate and customary materials in connection with the Debt Financing (or any bonds issued in lieu thereof) and reasonably cooperating with the marketing efforts of the Debt Financing, including furnishing Parent and its prospective lenders such pertinent and customary information reasonably necessary to obtain ratings for, syndicate or complete the underwriting or private placement of the Debt Financing (or any bonds issued in lieu thereof) as may be reasonably requested by Parent regarding the business, operations, financial projections and prospects of the Acquired Companies as is customary for investment grade public companies in connection with the arrangement or marketing of financings such as the Debt Financing (or any bonds issued in lieu thereof) (including, in each case, in respect of preparing such materials and memoranda so that they do not include material non-public information);

(iii) using reasonable best efforts to obtain consents of accountants for use of their unqualified audit reports in any materials relating to the Debt Financing or any bonds being issued in lieu of all or a portion of the Debt Financing, in each case as required in connection with the Debt Financing;

(iv) (A) to the extent timely requested by Parent, using reasonable best efforts to obtain and provide documents reasonably requested by Parent relating to the repayment of the existing indebtedness of the Company and its Subsidiaries and the release of related Liens, including customary payoff letters and notices of prepayment within the time periods required by the relevant agreements governing indebtedness, and (B) promptly and, in any event, at least three (3) Business Days prior to the Closing Date, providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent at least ten (10) days prior to the Closing Date;

(v) providing customary authorization letters to debt financing sources authorizing the distribution of information to prospective lenders or investors (including customary Rule 10b-5 and material non-public information representations);

(vi) (A) furnishing Parent and its prospective lenders or other debt financing sources as promptly as reasonably practicable following request therefor and in no event later than (x) twenty (20) days after the end of the first three (3) fiscal quarters of any fiscal year of the Company and forty-five (45) days after the end of each fiscal year of the Company, unaudited consolidated balance sheets and income and cash flow statements (in each case without footnotes) of the Company for such fiscal quarter or fiscal year and (y) sixty (60) days after the end of each fiscal year of the Company, audited consolidated balance sheets and income and cash flow statements of the Company for such fiscal year, in each case to the extent reasonably necessary for Parent to prepare a customary pro forma financial statements (provided that, for the avoidance of doubt, except as otherwise expressly set forth herein, Parent shall be solely responsible for the preparation of any such pro forma financial statements) of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act to syndicate or complete the offering(s) of any bonds being issued in lieu of all or a portion of the Debt Financing (subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act), (B) furnishing to Parent as promptly as reasonably practicable, but in any event no later than sixty (60) days after the end of each fiscal year of the Company, the audited consolidated balance sheets and income and cash flow statements of the Company for the three (3) most recent fiscal years ended at least ninety (90) days prior to the Closing Date prepared in accordance with GAAP as required by Regulation S-X under the Securities Act, (C) furnishing to Parent as promptly as reasonably practicable, and in no event later than thirty-five (35) days after the end of each subsequent fiscal quarter of the Company ending at least thirty-five (35) days prior to the Closing Date (other than the fourth quarter), unaudited consolidated balance sheets and income and cash flow statements (in each case without footnotes) of the Company for such fiscal quarter of the Company prepared in accordance with GAAP as required by Regulation S-X under the Securities Act and (D) as otherwise reasonably necessary, cause the Company’s independent accountants (and any other accountant to the extent financial statements of the Company audited or reviewed by such accountants are or would be included in such offering memorandum) to furnish Parent with customary “comfort” (including “negative assurance” comfort) (it being understood that clauses (B) and (C) of this Section 5.19(a)(vi) shall be deemed satisfied upon the filing with the SEC of the Company’s 10-K or 10-Q, as applicable, to the extent such financial statements are contained therein) (the information, financial statements, pro forma financial statements business and other financial data and financial information referred to above shall mean the “Required Information”);

(vii) reasonably assisting Parent in the preparation of pro forma financial statements and other financial data and financial information of the Acquired Companies necessary to syndicate or complete the underwriting or private placement of any bonds being issued in lieu of all or a portion of the Debt Financing (subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act);

(viii) using reasonable best efforts to obtain from the Company’s registered public accounting firm that has audited the most recent audited financial statements (or any other audited financial statements which are required by U.S. securities Laws to be included in any offering memorandum), the auditors’ reports thereon and drafts of customary comfort letters that such independent accountants are prepared to deliver, subject to completion of its customary procedures relating thereto, upon the “pricing” and closing of any offering of bonds being issued in lieu of all or a portion of the Debt Financing, with respect to the Required Information to be included in such offering memorandum and which, with respect to any interim financial statements, shall have been reviewed by the Company’s independent accountants as provided in AU 722;

(ix) (A) supplementing the Required Information to the extent that any such Required Information, to the knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading, as soon as reasonably practicable after obtaining knowledge thereof and (B) as soon as practicable, but in any event within two (2) Business Days, furnishing written notice to Parent if the Company shall have knowledge of (1) any facts as a result of which a restatement of any financial statements for such financial statements to comply with GAAP is probable or (2) with respect to the Required Information, that (a) the Company’s auditors have withdrawn any audit opinion with respect to, or the Company has undertaken a restatement of any financial statements contained in, the Required Information or (b) Required Information constituting projections, interpretations or other forward-looking information has not been prepared in good faith based upon reasonable assumptions;

(x) reasonably assisting in the negotiation and preparation, and executing and delivering as of the Closing Date, any credit agreements, indentures, notes, purchase agreements and other definitive financing documents; provided, however, that no obligation of any Acquired Company under any such agreements shall, subject to clause (b)(ii) below, be effective until the Effective Time; and

(xi) (A) reasonably facilitating (1) the taking of all corporate, limited liability company, partnership or other similar actions by the Surviving Corporation or, if applicable, subject to Section 5.19(b)(iii), the Company, and their respective Subsidiaries that are reasonably necessary to permit the consummation of the

Debt Financing or any bonds being issued in lieu of all or a portion of the Debt Financing, and (2) the provision of guarantees and the pledging of collateral by the Surviving Corporation and its Subsidiaries, in each case to be effective at the Effective Time and (B) cooperating with Parent’s legal counsel in connection with any legal opinion that such legal counsel may be required to deliver in connection with the Debt Financing or any bonds being issued in lieu of all or a portion of the Debt Financing, including furnishing documents required to satisfy any customary negative assurance opinion.

The Company hereby authorizes and consents to the use of (A) the Required Information for purposes of the Debt Financing or any bonds issued in lieu of all or part of the Debt Financing and (B) its and the other Acquired Companies’ logos in offering materials prepared by the arrangers of the Debt Financing provided to Parent solely in connection with a description of the Company, its business and services or the Merger (including the Debt Financing); provided that Parent and its Representatives comply with all reasonable instructions of the Company with respect to such use and promptly cease any and all such use following the termination of this Agreement in the event that this Agreement is terminated in accordance with Article VII.

(b) Notwithstanding anything to the contrary set forth in Section 5.19(a): (i) nothing herein shall require the cooperation contemplated by Section 5.19(a) to the extent it would interfere unreasonably with the ongoing operations of the Company or any of its Subsidiaries; (ii) any certificate, document, instrument or agreement entered into pursuant to Section 5.19(a) shall be subject to the Closing and shall only be effective at or after Effective Time (except for (w) any customary certificate of the Chief Financial Officer (or other comparable officer) of the Company that is required to be delivered upon “pricing” of any bonds, (x) the authorization letters described above, (y) representation letters required by the Company’s auditors in connection with the delivery of “comfort” letters and (z) any consents reasonably requested by Parent in connection with the Transactions and any certificate of the Chief Financial Officer (or other comparable officer) of the Company reasonably requested by Parent’s counsel in connection with the delivery of any legal opinions such counsel may be required to deliver in advance of the Effective Time); (iii) neither the Company Board nor any board of directors (or comparable governing body) of any Subsidiary of the Company shall be required to pass resolutions or consents to approve or adopt any agreements related to the Debt Financing (or any alternative financing) that are not subject to the Closing and effective prior to the Effective Time; (iv) neither the Company nor any of its Subsidiaries shall be required to execute any agreement or certificate in connection with the Debt Financing (or any alternative financing) that is not subject to the Closing and effective prior to the Effective Time (except as contemplated by clause (ii) above); (v) no counsel for the Acquired Companies shall be obligated to deliver any opinion in connection with any financing; and (vi) subject to the provisions of Section 5.6, nothing shall obligate the Acquired Companies to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would result in a violation of applicable Law or the loss of any attorney-client privilege, work product doctrine or other legal privilege. Neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or, subject to Section 5.19(c), incur any other monetary liability or commitment in connection with the Debt Financing (or any bonds issued in lieu thereof) prior to the Effective Time.

(c) Parent shall, within ten (10) Business Days following request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such cooperation pursuant to this Section 5.19. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective Affiliates and each of their respective directors, officers, employees and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.19 and any information utilized in connection therewith, except to the extent that any of the foregoing arise from (A) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or its Subsidiaries or their respective Affiliates, directors, officers, employees or other Representatives, as applicable, (B) historical information provided by the Company or the other Acquired Companies for use in connection with the Debt Financing (or any bonds issued in lieu thereof) or (C) information provided by the Company or its Subsidiaries or their respective Affiliates, directors, officers, employees or other Representatives containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.20 R&W Policy. On or prior to the Closing Date, if Parent elects, Parent may, at the sole cost and expense of Parent, obtain a representations and warranties insurance policy (the “R&W Insurance Policy”) insuring Parent and the other Persons named therein for losses due to breaches of the representations and warranties of the Company under Article III. In such event, the Company shall, and shall cause the other Acquired Companies to, subject to Section 5.6, cooperate with and provide reasonable assistance to Parent in connection with Parent’s option to obtain the R&W Insurance Policy under this Section 5.20, including by providing the relevant insurers and brokers with such information as may be reasonably requested by it in connection with the underwriting of the R&W Insurance Policy; provided that such requested cooperation does not unreasonably disrupt the ordinary course operations of the Acquired Companies. Parent shall, promptly upon request of the Company, reimburse the Company and the other Acquired Companies for all reasonable and documented out-of-pocket costs that have been actually incurred and paid by the Company and the other Acquired Companies in connection with the performance of their obligations under the immediately foregoing sentence.

Section 5.21 Company Debt.

(a) At Parent’s sole expense and subject to Parent’s reasonable cooperation therewith, the Company shall deliver all notices and take all other reasonable and customary actions necessary, in each case in form and substance reasonably acceptable to Parent, to effect at the Effective Time the payoff of any amounts then outstanding, and termination of all outstanding obligations and commitments and release of Liens, under the Second Amended and Restated Credit Agreement, dated as of August 31, 2008 and as amended from time to time (the “Company Credit Agreement”), by and among the Company, Infinity Insurance Company and Regions Bank.

(b) At Parent’s sole expense and subject to Parent’s reasonable cooperation therewith, the Company shall, and shall cause the other Acquired Companies to, as reasonably requested by Parent, (i) deliver any notices or announcements, (ii) provide reasonable cooperation to Parent, Merger Sub or the Surviving Corporation to cause the preparation and delivery of any certificates, legal opinions or other documents and (iii) provide any cooperation reasonably requested by Parent, in each case, in connection with obtaining any required consent to the Transactions of the applicable trustee(s) under each indenture (collectively, the “Company Indentures”) with respect to any or all series of the notes of the Company set forth in Section 5.21 of the Company Disclosure Schedule (collectively, the “Company Notes”) and otherwise permit the Transactions such that the consummation of the Transactions does not result in a breach, default or event of default (with or without notice or lapse of time or both) under or with respect to the Company Notes or the Company Indentures. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, supplemental indenture, certificate, legal opinion or other document, in each case before provided to such trustee(s), and the Company shall give reasonable and good faith consideration to any comments thereon made by Parent and its counsel. Notwithstanding the foregoing, nothing in this Agreement shall require any Parent Company to, and no Acquired Company shall, without the prior written consent of Parent (which consent shall be in the sole discretion of Parent), agree to any modification to or accommodation under any Company Note or Company Indenture or other Contract with respect thereto or pay any fee, penalty or other consideration to any third party for or relating to any consent or approval required for the consummation of the Transactions.

(c) Notwithstanding anything in this Section 5.21 to the contrary, in no event shall any Acquired Company be required in connection with its obligations under this Section 5.21 to (i) incur or agree to incur any out-of-pocket expenses unless they are promptly reimbursed by Parent, (ii) incur or agree to incur any consent, amendment or similar fee unless Parent provides the funding to the Company therefor, (iii) incur any liability in connection therewith prior to the Closing Date unless contingent upon the occurrence of the Closing, (iv) take any actions that would unreasonably interfere with the ordinary course operations of the Acquired Companies, (v) take any actions that would (A) violate its certificate of incorporation or bylaws (or comparable organizational documents) or (B) violate any applicable Law or (vi) waive or amend any terms of this Agreement. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.21, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or its Subsidiaries or their respective Representatives, as applicable.

Section 5.22 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses; provided, however, that all HSR Act filing fees shall be paid by Parent and all costs and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement and the Form S-4 (including the applicable SEC filing fees) shall be divided and paid equally between Parent and the Company. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses of the Exchange Agent in connection with the transactions contemplated in Article II.

Section 5.23 Parent Board. Parent shall take all actions necessary to cause, as of the Effective Time, the election as a member of the Parent Board of one (1) individual who is serving as a director of the Company as of the date hereof or immediately prior to the Effective Time; provided that the decision as to which individual shall be so elected shall be in the sole discretion of Parent and shall comply with the policies of the Parent Board’s Nominating and Corporate Governance Committee, Parent’s corporate governance guidelines, applicable Laws and the NYSE’s rules and regulations.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent, Merger Sub or the Company, as the case may be, to the extent permitted by applicable Law:

(a) Shareholder and Stockholder Approval. The Company shall have obtained the Company Shareholder Approval and Parent shall have obtained the Parent Stockholder Approval.

(b) Share Listing. The shares of Parent Common Stock issuable to the Company’s shareholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated; (ii) all authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by, the Insurance Regulators and other Governmental Entities set forth on Section 6.1(c) of the Company Disclosure Letter in connection with the Merger and those others the failure of which to be obtained or made or occur would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect after giving effect to the Merger (collectively, the “Requisite Regulatory Approvals”) shall have been obtained, shall have been made or shall have occurred, as the case may be.

(d) No Injunctions, Orders or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(e) S-4 Effectiveness. The Form S-4 shall have been declared effective under the Securities Act by the SEC and no stop order suspending the effectiveness of the Form S-4 shall have been issued (and not withdrawn) by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing (and not withdrawn) by the SEC.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties of the Company of the Company set forth in Section 3.2(a), the first sentence of Section 3.2(b), Section 3.2(c) and Section 3.2(d) (Capital Stock) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies, (ii) the representation and warranty of the Company in Section 3.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time, (iii) the representations and warranties of the Company set forth in Section 3.1 (Organization, Standing and Power; Subsidiaries), Section 3.3 (Authority), Section 3.24 (Brokers), Section 3.25 (Takeover Statutes) and Section 3.26 (Fairness Opinion) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) (without giving effect to any qualification as to materiality, Company Material Adverse Effect or similar qualification set forth therein) and (iv) the other representations and warranties of the Company set forth in Article III (other than those described in clauses (i), (ii) and (iii) above) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties described in this clause (iv) to be so true and correct (without giving effect to any qualification as to materiality, Company Material Adverse Effect or similar qualification set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate of an authorized executive officer of the Company, dated as of the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of an authorized executive officer of the Company, dated as of the Closing Date, to the foregoing effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Certain Key Employees. (i) The number of Key Managers who shall have ceased to be employed by an Acquired Company, whether voluntarily or involuntarily (excluding any Excluded Departures of Key Managers), shall not exceed the Key Manager Permitted Departure Number and (ii) the number of Key Employees in any Designated Functional Group who shall have ceased to be employed by an Acquired Company, whether voluntarily or involuntarily (excluding any Excluded Departures of Key Employees), shall not exceed the Permitted Departure Number with respect to such Designated Functional Group.

(e) Appraisal Rights. No more than ten percent (10%) of the outstanding Company Shares as of the Closing shall be Appraisal Shares.

(f) No Pending Action. No Action shall have been commenced by any Governmental Entity and be pending wherein a judgment, individually or in the aggregate with other such judgments, would have or would reasonably be expected to have any of the effects referred to in Section 6.1(d) or Section 6.2(g) (in each case, if with respect to any Regulatory Laws or Insurance Laws, solely as commenced by Governmental Entities required to provide the requisite approvals, authorizations or clearances for the Transactions under the HSR Act or the Requisite Regulatory Approvals).

(g) No Materially Burdensome Condition. None of the Requisite Regulatory Approvals shall impose or require a Materially Burdensome Condition.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived, in whole or part, by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a), Section 4.2(b) and Section 4.2(c) (Capital Stock) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies, (ii) the representation and warranty of Parent and Merger Sub in Section 4.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time, (iii) the representations and warranties of Parent and Merger Sub set forth in Section 4.1(a) (Organization, Standing and Power; Subsidiaries), Section 4.3 (Authority), Section 4.13 (Ownership of Company Shares), Section 4.14 (Ownership and Operations of Merger Sub), Section 4.16 (Brokers) and Section 4.17 (Fairness Opinion) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) (without giving effect to any qualification as to materiality, Parent Material Adverse Effect or similar qualification set forth therein) and (iv) the other representations and warranties of Parent and Merger Sub set forth in Article IV (other than those described in clauses (i), (ii) and (iii) above) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties described in this clause (iv) to be so true and correct (without giving effect to any qualification as to materiality, Parent Material Adverse Effect or similar qualification set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate of an authorized executive officer of Parent, dated as of the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of an authorized executive officer of Parent, dated as of the Closing Date, to the foregoing effect.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval or the Parent Stockholder Approval, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company at any time;

(b) by either Parent or the Company:

(i) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action, that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or any of the other Transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party that has failed to (A) use its reasonable best efforts to contest, resolve or lift, as applicable, such judgment, order, injunction, rule, decree or other action and (B) comply with its obligations under Section 5.7 in all material respects as its relates to such Governmental Entity;

(ii) if, upon a vote taken at any duly held Company Shareholder Meeting (or at any adjournment or postponement thereof) held to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(ii) if the Company has not complied with its obligations under Section 5.3 and Section 5.5 in all material respects;

(iii) if, upon a vote taken at any duly held Parent Stockholder Meeting (or at any adjournment or postponement thereof) held to obtain the Parent Stockholder Approval, the Parent Stockholder Approval is not obtained; provided, however, that Parent may not terminate this Agreement pursuant to this Section 7.1(b)(iii) if Parent has not complied with its obligations under Section 5.4 and Section 5.5 in all material respects; or

(iv) if the Effective Time shall not have occurred on or before November 13, 2018 (as such date may be extended pursuant to the first proviso of this Section 7.1(b)(iv), the “Outside Date”); provided, however, that if all of the conditions set forth in Article VI other than the condition set forth in Section 6.1(c) or Section 6.2(g) shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either Parent or the Company from time to time by written notice to the other party up to a date that is no later than February 13, 2019, the latest of any of which dates shall thereafter be deemed to be the Outside Date; provided, further, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iv) if the failure to consummate the Merger by such date results from the material breach or failure to perform by Parent or Merger Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or agreements contained in this Agreement (including Section 5.7).

(c) by Parent:

(i) if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) is not capable of being cured or has not been cured within the lesser of (1) thirty (30) days after the giving by Parent of written notice to the Company of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail) and (2) the number of days remaining until the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements hereunder;

(ii) if, after the date hereof and prior to obtaining the Company Shareholder Approval, the Company Board or any committee thereof shall have (A) effected or permitted a Company Adverse Recommendation Change (whether or not permitted to do so under the terms of this Agreement), (B) adopted, approved, endorsed, declared advisable or recommended to the Company’s shareholders a Company Acquisition Proposal other than the Merger, (C) failed to publicly reaffirm its recommendation of this Agreement within five (5) Business Days following receipt of a written request by Parent to provide such reaffirmation after a Company Acquisition Proposal shall have been publicly disclosed or shall have become publicly known, (D) failed to include in the Joint Proxy Statement the Company Recommendation or included in the Joint Proxy Statement any proposal to vote upon or consider any Company Acquisition Proposal other than the Merger or (E) failed to recommend against a competing tender offer or exchange offer for fifteen percent (15%) or more of the outstanding capital stock of the Company within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders); or

(iii) if the Company breaches Section 5.3 in any material respect; or

(iv) prior to obtaining the Parent Stockholder Approval, in order to enter into a definitive agreement to effect a Parent Superior Proposal, if Parent has complied with Section 5.4 (including Section 5.4(f)) in all material respects and enters into such definitive agreement concurrently with such termination and pays the Termination Fee in accordance with the procedures and within the time periods set forth in Section 7.3(b);

(d) by the Company:

(i) if Parent or Merger Sub breaches or fails to perform in any material respect any of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) is not capable of being cured or has not been cured within the lesser of (1) thirty (30) days after the giving by the Company of written notice to Parent of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail) and (2) the number of days remaining until the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of any of its representations, warranties, obligations or agreements hereunder;

(ii) if, after the date hereof and prior to obtaining the Parent Stockholder Approval, the Parent Board or any committee thereof shall have (A) effected or permitted a Parent Adverse Recommendation Change (whether or not permitted to do so under the terms of this Agreement), (B) adopted, approved, endorsed, declared advisable or recommended to Parent’s stockholders a Parent Acquisition Proposal, (C) failed to publicly reaffirm its recommendation of this Agreement within five (5) Business Days following receipt of a written request by Parent to provide such reaffirmation after a Parent Acquisition Proposal shall have been publicly disclosed or shall have become publicly known, (D) failed to include in the Joint Proxy Statement the Parent Recommendation or included in the Joint Proxy Statement any proposal to vote upon or consider any Parent Acquisition Proposal or (E) failed to recommend against a competing tender offer or exchange offer for fifteen percent (15%) or more of the outstanding capital stock of Parent within five (5) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(iii) if Parent breaches Section 5.4 in any material respect; or

(iv) prior to obtaining the Company Shareholder Approval, in order to enter into a definitive agreement to effect a Company Superior Proposal, if the Company has complied with Section 5.3 (including Section 5.3(f)) in all material respects and enters into such definitive agreement concurrently with such termination and pays the Termination Fee in accordance with the procedures and within the time periods set forth in Section 7.3(b).

The party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice of such termination and the provision(s) of this Section 7.1 being relied on to terminate this Agreement to the other parties hereto.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the provisions of the last sentence of Section 5.6 (Access to Information; Confidentiality), Section 5.15 (Public Announcements), Section 5.22 (Expenses), this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver) and Article VIII (General Provisions) shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall relieve any party hereto of liability for (a) the willful and material breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination or (b) actual fraud (which shall not include constructive fraud or similar claims). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be borne and timely paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) prior to the receipt of the Company Shareholder Approval, a Company Competing Proposal shall have been publicly disclosed or shall have become publicly known and not withdrawn and (B) this Agreement is thereafter terminated by Parent or the Company pursuant to Section 7.1(b)(ii), Section 7.1(b)(iii) or Section 7.1(b)(iv), or by Parent pursuant to Section 7.1(c)(i), then (1) the Company shall pay to Parent by wire transfer of immediately available funds to the account or accounts designated by Parent or its designee the Parent Expenses within two (2) Business Days after receipt from Parent of documentation supporting such Parent Expenses and (2) if, concurrently with or within twelve (12) months after the date of any such termination, (x) any of the Acquired Companies enters into a definitive agreement with respect to any Company Competing Proposal or (y) any Company Competing Proposal is ultimately consummated (which Company Competing Proposal may be the same as or different from the Company Competing Proposal referred to in the immediately preceding clause (A)), the Company shall pay to Parent or its designee by wire transfer of immediately available funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with the consummation of such Company Competing Proposal;

(ii) (A) prior to the receipt of the Parent Stockholder Approval, a Parent Competing Proposal shall have been publicly disclosed or shall have become publicly known and not withdrawn and (B) this Agreement is thereafter terminated by Parent or the Company pursuant to Section 7.1(b)(ii), Section 7.1(b)(iii) or Section 7.1(b)(iv), or by the Company pursuant to Section 7.1(d)(i), then (1) Parent shall pay to the Company by wire transfer of immediately available funds to the account or accounts designated by the Company or its designee the Company Expenses within two (2) Business Days after receipt from the Company of documentation supporting such Company Expenses and (2) if, concurrently with or within twelve (12) months after the date of any such termination, (x) any of the Parent Companies enters into a definitive agreement with respect to any Parent Competing Proposal or (y) any Parent Competing Proposal is ultimately consummated (which Parent Competing Proposal may be the same as or different from the Parent Competing Proposal referred to in the immediately preceding clause (A)), Parent shall pay to the Company or its designee by wire transfer of immediately available funds to the account or accounts designated by the Company or such designee the Termination Fee concurrently with the consummation of such Parent Competing Proposal;

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), the Company shall pay to Parent or its designee by wire transfer of immediately available funds to the account or accounts designated by Parent or such designee the Termination Fee within two (2) Business Days after such termination;

(iv) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), Parent shall pay to the Company or its designee by wire transfer of immediately available funds to the account or accounts designated by the Company or such designee the Termination Fee within two (2) Business Days after such termination;

(v) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iv), Parent shall pay to the Company or its designee by wire transfer of immediately available funds to the account or accounts designated by the Company or such designee the Termination Fee prior to, and as a condition to, such termination;

(vi) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iv), the Company shall pay to Parent or its designee by wire transfer of immediately available funds to the account or accounts designated by Parent or such designee the Termination Fee prior to, and as a condition to, such termination; and

(vii) unless the Company is required to pay the Parent Expenses under Section 7.3(b)(i), if this Agreement is terminated pursuant to Section 7.1(b)(ii), then the Company shall pay to Parent by wire transfer of immediately available funds to the account or accounts designated by Parent or its designee the Parent Expenses within two (2) Business Days after receipt from Parent of documentation supporting such Parent Expenses; and

(viii) unless Parent is required to pay the Company Expenses under Section 7.3(b)(ii), if this Agreement is terminated pursuant to Section 7.1(b)(iii), then Parent shall pay to the Company by wire transfer of immediately available funds to the account or accounts designated by the Company or its designee the Company Expenses within two (2) Business Days after receipt from the Company of documentation supporting such Company Expenses;

it being understood that in no event shall the Company or Parent be required to pay the Termination Fee on more than one occasion.

(c) For purposes of this Section 7.3, the following terms shall have the respective meanings assigned below:

(i) “Company Competing Proposal” shall have the same meaning as Company Acquisition Proposal except that all references to “fifteen percent (15%)” therein shall be changed to “forty-five percent (45%)” and all references to “eighty-five percent (85%)” therein shall be changed to “fifty-five percent (55%);”

(ii) “Company Expenses” means documented fees and expenses (not to exceed $14,171,089) incurred or paid by or on behalf of the Company and its Affiliates in connection with the Transactions or related to the evaluation, authorization, preparation, negotiation, execution or performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to the Company and its Affiliates;

(iii) “Parent Competing Proposal” shall have the same meaning as Parent Acquisition Proposal except that all references to “fifteen percent (15%)” therein shall be changed to “forty-five percent (45%)” and all references to “eighty-five percent (85%)” therein shall be changed to “fifty-five percent (55%);”

(iv) “Parent Expenses” means documented fees and expenses (not to exceed $14,171,089) incurred or paid by or on behalf of Parent, Merger Sub and their respective Affiliates in connection with the Transactions or related to the evaluation, authorization, preparation, negotiation, execution or performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Parent, Merger Sub and their respective Affiliates; and

(v) “Termination Fee” means an amount in cash equal to $49,598,810.

(d) In the event that a party or its designees receive full payment of the Termination Fee under the circumstances where a Termination Fee was payable, the receipt of the Termination Fee shall be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the party to which such Termination Fee was payable hereunder and any of its Affiliates or any other Person in connection with this Agreement, the termination of this Agreement, the termination or abandonment of any the Transactions or any matter forming the basis for such termination.

(e) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, neither the Company nor Parent or Merger Sub would enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, Parent or its designee commences a suit that results in a Judgment against the Company for all or a portion of the Termination Fee or the Parent Expenses, the Company shall pay to Parent or its designees interest on the amount of the Termination Fee or Parent Expenses, as the case may be, from the date such payment was required to be made until the date of payment at a rate equal to five percent (5%) per annum. In addition, if Parent fails promptly to pay the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, the Company or its designee commences a suit that results in a Judgment against Parent for all or a portion of the Termination Fee or the Company Expenses, Parent shall pay to the Company or its designees interest on the amount of the Termination Fee or the Company Expenses, as the case may be, from the date such payment was required to be made until the date of payment at a rate equal to five percent (5%) per annum.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by written agreement of the parties hereto (by action taken by their respective boards of directors, if required) at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that, after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (by action taken or authorized by their respective boards of directors, if required), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties of the other party or parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements, covenants or conditions of the other party or parties contained herein; provided, however, that, after the Company Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, (b) upon written confirmation of receipt by reply email from the recipient (not including any automated return email indicating that the email address is no longer valid or active or the recipient is unavailable), if by email (to be followed by delivery by another method provided for in this Section 8.2) or (c) on the first Business Day following the date of dispatch, if delivered utilizing a next-day service by a recognized next-day courier (with proof of delivery from such recognized next-day courier). All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Kemper Corporation

One East Wacker Drive

Chicago, Illinois 60601

Attention: James J. McKinney, Chief Financial Officer

(jmckinney@kemper.com)

C. Thomas Evans, Jr., General Counsel

(tevans@kemper.com)

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Michael P. Goldman

(mgoldman@sidley.com)

Brian J. Fahrney

(bfahrney@sidley.com)

(ii)	if to the Company, to:

Infinity Property and Casualty Corporation

2201 4th Avenue North

Birmingham, Alabama 35203

Attention: General Counsel

(sam.simon@ipacc.com)

with a copy (which shall not constitute notice) to:

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Attention: F. Mark Reuter

(mreuter@kmklaw.com)

Nicholas L. Simon

(nsimon@kmklaw.com)

Section 8.3 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings assigned below:

“Affiliate” of any Person means any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first-mentioned Person;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized by Law or executed order to be closed;

“Company Insurance Subsidiaries” means the Acquired Companies set forth on Section 8.3(i) of the Company Disclosure Letter;

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole; provided, however, that in no event shall any of the following events, changes, effects, developments, states of facts, conditions, circumstances or occurrences be deemed to constitute, nor be taken into account in determining whether there has been or may be, a Company Material Adverse Effect: (a) changes in or affecting general political or economic conditions (including changes in interest rates) or the financial, credit, or securities markets in the United States or elsewhere in the world; (b) changes in or conditions generally affecting the industries in which the Acquired Companies operate (but, for the avoidance of doubt and without limiting clause (a), not including any different industries in which any of the Acquired Companies’ policyholders operate); or (c) resulting from or arising out of (i) the announcement or the existence of, or compliance with, or taking any action required by this Agreement or the Transactions and the impact of any of the foregoing on any relationships with policyholders, Company Agents, suppliers, vendors, business partners, employees or regulators, (ii) any taking of any action at the written request of Parent or Merger Sub, (iii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of this Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, (iv) any changes in GAAP or SAP or accounting standards or interpretations thereof, (v) any outbreak or escalation of hostilities or acts of war or terrorism, (vi) any natural disasters, (vii) any Action initiated or threatened on or after the date hereof by any shareholders of the Company against the Company, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the Transactions or (viii) any change in the share price or trading volume of the Company Shares, in the Company’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of the Company to meet projections or forecasts (including any analyst’s projections), in and of itself (provided in the case of this clause (viii), without limiting clauses (a), (b) and (c) above, that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there has been or may be a Company Material Adverse Effect); provided, further, that any event, change, effect, development, state of facts, condition, circumstance or occurrence referred to in clauses (a), (b) or (c)(iii), (iv), (v) or (vi) shall not be excluded, and may be taken into account, in determining whether there has been or may be a Company Material Adverse Effect to the extent the Acquired Companies are adversely affected thereby in a disproportionate manner relative to other participants in the industries in which the Acquired Companies operate;

“Company Stock Plans” means the Company’s Third Amended and Restated 2013 Stock Incentive Plan, Restricted Stock Plan, Directors’ Plan, Performance Share Plan, Stock Option Plan, Deferred Compensation Plan, Supplemental Retirement Plan and Amended and Restated Employee Stock Purchase Plan;

“Company Stock Purchase Plan” means the Company’s Amended and Restated Employee Stock Purchase Plan;

“Contract” means any note, bond, mortgage, indenture, contract, arrangement, undertaking, purchase order, bid, agreement, lease, license or other instrument or obligation (whether written or oral), together with all amendments, supplements and modifications thereto;

“ERISA Affiliate” means any trade or business that together with the Company or any of its Affiliates is considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code;

“Excluded Departure” means any bona fide (a) involuntary termination of the employment with an Acquired Company of a Key Manager or a Key Employee, as the case may be, for cause or performance reasons, (b) termination of employment with an Acquired Company by a Key Manager or a Key Employee, as the case may be, due to (i) death, (ii) Disability (as defined in the Company’s long-term disability insurance plan in effect as of the date hereof) or (iii) retirement at or after age sixty-two (62) or (c) voluntary or involuntary termination of employment with an Acquired Company by a Key Manager or a Key Employee, as the case may be, for any reason, if such Key Manager or Key Employee, as the case may be, is replaced in accordance and compliance with Section 5.8(d)(ii);

“Fixed Volume-Weighted Average Price” means $64.40;

“Insurance Laws” means the Laws applicable to the business of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Entities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators;

“Insurance Regulators” means all Governmental Entities regulating the business of insurance under the Insurance Laws;

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent);

“Key Employee Designated Functional Group” means each category of Key Employees set forth under the header “Functional Groups” on Section 6.2(d)(ii) of the Company Disclosure Letter;

“Key Employee Permitted Departure Number” means the number set forth under the header “Permitted Departures” on Section 6.2(d)(ii) of the Company Disclosure Letter;

“Key Employees” means, collectively, the employees of the Acquired Companies set forth under the header “Key Employees” on Section 6.2(d)(ii) of the Company Disclosure Letter;

“Key Manager Permitted Departure Number” means the number set forth under the header “Permitted Departures” on Section 6.2(d)(i) of the Company Disclosure Letter;

“Key Managers” means, collectively, the employees of the Acquired Companies set forth under the header “Key Managers” on Section 6.2(d)(i) of the Company Disclosure Letter;

“knowledge” when used with respect to (a) the Company, means the actual knowledge of any fact, circumstance or condition of those officers of the Company set forth on Section 8.3(ii) of the Company Disclosure Letter and (b) Parent, means the actual knowledge of any fact, circumstance or condition of those officers of Parent set forth on Section 8.3(ii) of the Parent Disclosure Letter;

“Parent Companies” means Parent and its Subsidiaries;

“Parent Insurance Subsidiaries” means the Parent Companies set forth on Section 8.3(iii) of the Parent Disclosure Letter;

“Parent Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Parent Companies, taken as a whole; provided, however, that in no event shall any of the following events, changes, effects, developments, states of facts, conditions, circumstances or occurrences be deemed to constitute, nor be taken into account in determining whether there has been or may be, a Parent Material Adverse Effect: (a) changes in or affecting general political or economic conditions (including changes in interest rates) or the financial, credit, or securities markets in the United States or elsewhere in the world; (b) changes in or conditions generally affecting the industries in which the Parent Companies operate (but, for the avoidance of doubt and without limiting clause (a), not including any different industries in which any of the Parent Companies’ policyholders operate); or (c) resulting from or arising out of (i) the announcement or the existence of, or compliance with, or taking any action required by this Agreement or the Transactions and the impact of any of the foregoing on any relationships with policyholders, Parent Agents, suppliers, vendors, business partners, employees or regulators, (ii) any taking of any action at the written request of the Company, (iii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of this Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, (iv) any changes in GAAP or SAP or accounting standards or interpretations thereof, (v) any outbreak or escalation of hostilities or acts of war or terrorism, (vi) any natural disasters, (vii) any Action initiated or threatened on or after the date hereof by any stockholders of Parent against Parent, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the Transactions or (viii) any change in the share price or trading volume of shares of Parent Common Stock, in Parent’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of Parent to meet projections or forecasts (including any analyst’s projections), in and of itself (provided in the case of this clause (viii), without limiting clauses (a), (b) and (c) above, that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there has been or may be a Parent Material Adverse Effect); provided, further, that any event, change, effect, development, state of facts, condition, circumstance or occurrence referred to in clauses (a), (b) or (c)(iii), (iv), (v) or (vi) shall not be excluded, and may be taken into account, in determining whether there has been or may be a Parent Material Adverse Effect to the extent the Parent Companies are adversely affected thereby in a disproportionate manner relative to other participants in the industries in which the Parent Companies operate;

“Parent Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, other equity-based compensation, severance, change-in-control, bonus, incentive, deferred compensation, pension, retirement, profit-sharing, savings, sick leave, vacation pay, disability, health or medical, life insurance, material fringe benefit, flexible spending account, employment or other compensation, incentive or employee benefit plan, agreement, program, payroll practice, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise) under which any current or former employee, director or independent contractor of any of the Parent Companies has any present or future right to benefits or any of the Parent Companies has had or has any current or future potential liability (including contingent liability) to or on behalf of any current or former employee, officer, director or independent contractor of the Parent Companies (including an obligation to make contributions);

“Parent Stock Plans” means the Parent 2011 Omnibus Equity Plan and Parent’s 2002 Stock Option Plan, 1995 Non-Employee Director Stock Option Plan and Non-Qualified Deferred Compensation Plan;

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business, (c) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date hereof or that any Acquired Company is permitted to incur under Section 5.1, (d) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning regulations, (e) Liens that affect the underlying fee interest of any property leased under a Company Real Property Lease and (f) any Liens, matters of record, and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the property to which they relate in the business as currently conducted;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state or non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation;

“Representatives” means, with respect to any Person, any officer, director or employee of such Person or any financial advisor, attorney, accountant or other agent, advisor or representative of such Person;

“Share Issuance” means the issuance by Parent of shares of Parent Common Stock in the Merger as contemplated by this Agreement;

“Specified Insurance Regulators” means the Insurance Regulators of any State in which any Company Insurance Subsidiary is deemed commercially domiciled under applicable Law and the other Insurance Regulators of the jurisdictions set forth on Section 8.3(iv) of the Company Disclosure Letter; and

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect fifty percent (50%) or more of the board of directors or other comparable governing body are owned, directly or indirectly, by such first-mentioned Person; provided that, solely with respect to the Company, the term “Subsidiary” shall additionally include Infinity County Mutual Insurance Company.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Annex or Exhibit, such reference shall be to a Section of or to Annex or Exhibit to this Agreement, respectively, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “made available” to Parent and words of similar import means that the information or document (a) has been actually delivered to Parent or its advisors, counsel or other representatives, (b) has been posted to the electronic data site maintained by the Company in connection with the Transactions or (c) has been publicly filed by the Company with the SEC, or incorporated by reference into any public filing with the SEC made by the Company since January 1, 2015; the words “made available” to the Company and words of similar import means that the information or document (a) has been actually delivered to the Company or its advisors, counsel or other representatives, (b) has been posted to the electronic data site maintained by Parent in connection with the Transactions or (c) has been publicly filed by Parent with the SEC, or incorporated by reference into any public filing with the SEC made by Parent. The defined terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and promulgation of rules and regulations thereunder and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Voting Agreements, the Parent Voting Agreements, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by the provisions of this Agreement) constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof (except that the Confidentiality Agreement shall be deemed amended as necessary so that, until the termination of this Agreement in accordance with Section 7.1 hereof, Parent, Merger Sub and the Company shall be permitted to take the actions contemplated by this Agreement).

Section 8.6 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except for (a) the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of the holders of Company Shares, Company Performance Share Awards and Company Restricted Shares immediately prior to the Effective Time) and (b) Section 5.10 (which shall be for the benefit of the Indemnified Parties and their heirs).

Section 8.7 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement, shall be governed by the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state that would cause the application of the laws of another jurisdiction. Notwithstanding the foregoing, (a) the matters contained in Article I and Article II, including the matters relating to the filing of the Certificate of Merger and the effects of the Merger, shall be governed by the OGCL and (b) all matters relating to the fiduciary duties of the Company Board shall be governed by the internal Laws of the State of Ohio, without regard to the conflicts of law principles of such state that would cause the application of the laws of another jurisdiction.

Section 8.8 Jurisdiction; Enforcement. Each of the parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any Judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.8, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.2 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in

Section 8.2 shall be effective service of process for any Action in connection with this Agreement or the Transactions.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.10 Remedies. Subject to Section 7.3(d), the parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly and subject to Section 7.3(d), each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery, this being in addition to any other remedy to which such party is entitled at law or in equity and no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each of the parties hereto hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.14 Counterparts; Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

Section 8.15 Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, Parent or Merger Sub, except and to the extent expressly provided in this Agreement. The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission that such item is material or that such item is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. Descriptive headings in the Company Disclosure Letter and the Parent Disclosure Letter are inserted for reference purposes and for convenience of the reader only and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Company Disclosure Letter or the Parent Disclosure Letter shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

* * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KEMPER CORPORATION

By:	/s/ Joseph P. Lacher, Jr.
Name: Joseph P. Lacher, Jr.
Title: President and Chief Executive Officer

VULCAN SUB, INC.

By:	/s/ Joseph P. Lacher, Jr.
Name: Joseph P. Lacher, Jr.
Title: President

INFINITY PROPERTY AND CASUALTY CORPORATION

By:	/s/ Glen N. Godwin
Name: Glen N. Godwin
Title: Chief Executive Officer

[Merger Agreement]

ANNEX I

DEFINED TERM INDEX

ACA	3.11(b)(v)
Acquired Company	3.1(a)
Action	3.9(a)
Affiliate	8.3
Agreement	Preamble
Appraisal Shares	2.1(d)
Available Cash Election Amount	2.1(c)(i)(B)
Business Day	8.3
Cash Election	2.1(c)(i)(B)
Cash Election Amount	2.1(c)(i)(B)
Cash Electing Company Share	2.1(c)(i)(B)
Cash Fraction	2.1(c)(i)(B)
Certificate	2.1(c)(i)
Certificate of Merger	1.3
Clean Team Addendum	5.7(b)
Closing	1.2
Closing Date	1.2
Code	2.2(j)
Company	Preamble
Company Acceptable Confidentiality
Agreement	5.3(k)(i)
Company Acquisition Proposal	5.3(k)(ii)
Company Adverse Recommendation
Change	5.3(d)
Company Actuarial Analyses	3.19(d)
Company Agent	3.19(h)
Company Board	2.4(c)
Company Book-Entry Shares	2.1(c)(i)
Company Charter	3.1(b)
Company Common Stock	Recitals
Company Competing Proposal	7.3(c)(i)
Company Credit Agreement	5.21(a)
Company Data	3.18(n)(i)
Company Disclosure Letter	Article III
Company Domain Names	3.18(n)(ii)
Company Expenses	7.3(c)(ii)
Company Indentures	5.21(b)
Company Insurance Subsidiaries	8.3
Company Intellectual Property	3.18(n)(iii)
Company Intellectual Property
Agreements	3.18(c)
Company Intervening Event	5.3(k)(iii)
Company Intervening Event Notice
Period	5.3(g)
Company Investment Guidelines	3.19(e)

Company IT Systems	3.18(n)(iv)
Company Material Adverse Effect	8.3
Company Notes	5.21(b)
Company Owned Intellectual Property	3.18(n)(v)
Company Performance Share Awards	2.4(a)
Company Plan	3.11(a)
Company Preferred Stock	3.2(a)
Company Privacy Policy	3.18(n)(vi)
Company Real Property	3.17(a)
Company Real Property Leases	3.15(a)(xvi)
Company Recommendation	5.5(b)
Company Regulations	3.1(b)
Company Reinsurance Agreements	3.15(a)(vi)
Company Restricted Shares	2.4(a)
Company SEC Documents	3.5(a)
Company Share	Recitals
Company Shareholder Approval	3.3(a)
Company Shareholder Meeting	5.5(b)
Company Software	3.18(n)(vii)
Company Statutory Financial Statements	3.5(c)
Company Stock Awards and Rights	2.4(c)
Company Stock Equivalents	3.2(c)
Company Stock Plans	8.3
Company Stock Purchase Plan	8.3
Company Superior Proposal	5.3(k)(iv)
Company Superior Proposal Notice
Period	5.3(f)
Company User Data	3.18(n)(viii)
Company Voting Agreements	Recitals
Company Voting Debt	3.2(c)
Company’s Current Premium	5.10(c)
Confidentiality Agreement	5.6
Continuing D&O Insurance	5.10(c)
Continuing Employees	5.8(a)
Contract	8.3
Copyrights	3.18(n)(ix)
D&O Insurance	3.16(b)
Debt Financing	5.19(a)
Director Restricted Shares	2.4(a)
Domain Names	3.18(n)(x)
DOJ	5.7(b)
Effective Time	1.3
Election Deadline	2.3(c)
Enforceability Limitations	3.3(a)

Environmental Laws	3.13(b)(i)
Environmental Permits	3.13(b)(ii)
ERISA	3.11(a)
ERISA Affiliate	8.3
Exchange Act	3.4(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(c)(i)(C)
Excluded Departure	8.3
Final Payment Period	2.4(b)
Fixed Volume-Weighted Average Price	8.3
Form S-4	2.3(b)
Form of Election	2.3(b)
Fraud and Bribery Laws	3.10(b)
FTC	5.7(b)
GAAP	3.5(b)
Governmental Entity	3.4(b)
HSR Act	3.4(b)
Indemnified Party	5.10(b)
Insurance Laws	8.3
Insurance Regulator	8.3
Intellectual Property	3.18(n)(xi)
IRS	3.11(a)
Investment Assets	3.19(e)
Joint Proxy Statement	2.3(b)
Judgment	8.3
Key Employee Designated Functional Group	8.3
Key Employee Permitted Departure Number	8.3
Key Employees	8.3
Key Manager Permitted Departure Number	8.3
Key Managers	8.3
knowledge	8.3
Know-How	3.18(n)(xii)
Law	3.4(a)
Liens	3.1(c)
Material Company Contract	3.15(a)
Material Company Subsidiary	3.1(b)
Material Parent Subsidiary	4.1(b)
Materially Burdensome Condition	5.7(d)
Materials of Environmental Concern	3.13(b)(iii)
Merger	Recitals
Merger Consideration	2.1(c)(iii)
Merger Sub	Preamble
Mixed Consideration	2.1(c)(i)(A)
Mixed Consideration Electing Share	2.1(c)(i)(A)
Mixed Election	2.1(c)(i)(A)

Mixed Election Stock Exchange Ratio	2.1(c)(i)(A)
NASDAQ	3.2(b)
Non-Electing Company Share	2.3(b)
Notice of Company Intervening Event	5.3(g)
Notice of Company Superior Proposal	5.3(f)
Notice of Parent Intervening Event	5.4(g)
Notice of Parent Superior Proposal	5.4(f)
NYSE	3.4(b)
OGCL	Recitals
Open Source Code	3.18(n)(xiii)
Outside Date	7.1(b)(iv)
Owned Company Real Property	3.17(a)
Parent	Preamble
Parent Acceptable Confidentiality
Agreement	5.4(k)(i)
Parent Acquisition Proposal	5.4(k)(ii)
Parent Actuarial Analyses	4.11(d)
Parent Adverse Recommendation Change	5.4(d)
Parent Agent	4.11(i)
Parent Board	4.3(b)
Parent Bylaws	4.1(b)
Parent Charter	4.1(b)
Parent Common Stock	2.1(b)
Parent Companies	8.3
Parent Competing Proposal	7.3(c)(iii)
Parent Disclosure Letter	Article IV
Parent DSUs	4.2(b)
Parent Employee Plan	5.8(a)
Parent Expenses	7.3(c)(iv)
Parent Insurance Subsidiaries	8.3
Parent Intervening Event	5.4(k)(iii)
Parent Intervening Event Notice Period	5.4(g)
Parent Investment Guidelines	4.11(e)
Parent Material Adverse Effect	8.3
Parent Options	4.2(b)
Parent Plan	8.3
Parent Preferred Stock	4.2(a)
Parent PSUs	4.2(b)
Parent Recommendation	5.5(c)
Parent RSUs	4.2(b)
Parent SEC Documents	4.5(a)
Parent Statutory Financial Statements	4.11(i)
Parent Stock Award	4.2(b)
Parent Stock Equivalents	4.2(c)
Parent Stock Plans	8.3

Parent Stockholder Approval	4.3(a)
Parent Stockholder Meeting	5.5(c)
Parent Superior Proposal	5.4(k)(iv)
Parent Superior Proposal Notice
Period	5.4(f)
Parent Voting Agreements	Recitals
Parent Voting Debt	4.2(c)
Patents	3.18(n)(xiv)
Per Share Cash Amount	2.1(c)(i)(A)
Per Share Cash Election Consideration	2.1(c)(i)(B)
Permits	3.10(d)
Permitted IP Encumbrance	3.18(n)(xv)
Permitted Liens	8.3
Person	8.3
Personal Data	3.18(n)(xvi)
Privacy Requirements	3.18(n)(xvii)
Protected Health Information	3.18(n)(xviii)
Regulatory Laws	8.3
Representatives	8.3
Required Information	5.19(a)(vi)
Requisite Regulatory Approvals	6.1(c)

Rollover RSUs	2.4(a)
R&W Insurance Policy	5.20
SAP	3.5(c)
SEC	Article III
Securities Act	3.4(b)
Share Issuance	8.3
Software	3.18(n)(xix)
SOX	3.5(a)
Specified Insurance Regulators	8.3
Specified Time	3.2(a)
Stock Electing Company Share	2.1(c)(i)(C)
Stock Election	2.1(c)(i)(C)
Subsidiary	8.3
Surviving Corporation	1.1(a)
Takeover Laws	3.25
Target Share Amount	2.4(a)
Tax	3.14(o)(ii)
Tax Returns	3.14(o)(ii)
Termination Fee	7.3(c)(v)
Trademarks	3.18(n)(xx)
Transactions	1.2
WARN	3.12(a)

Annex B—Form of Voting and Support Agreement between Infinity Property and Casualty Corporation and the directors and named executive officers of Kemper Corporation

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of February 13, 2018 (this “Agreement”), is entered into by and between Infinity Property and Casualty Corporation, an Ohio corporation (the “Company”), and the undersigned stockholder of Parent (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, the Company, Kemper Corporation, a Delaware corporation (“Parent”), and Vulcan Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are contemplating entering into an Agreement and Plan of Merger (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”);

WHEREAS, as an inducement to and condition of the Company’s willingness to enter into the Merger Agreement, they are requiring that the Stockholder enter into this Agreement, and the Stockholder desires to induce the Company to enter into the Merger Agreement; and

WHEREAS, as of the date of this Agreement, the Stockholder has the power to vote and dispose of all of the shares of common stock of Parent, $0.10 par value per share, of which the Stockholder is the beneficial or record owner and all additional equity securities and equity interests of Parent of which the Stockholder acquires beneficial or record ownership during the period from the date of this Agreement through the Termination Date (including by way of bonus issue, share dividend or distribution, sub-division, recapitalization, consolidation, exchange of shares and the like) (the “Shares”).

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound by this Agreement, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Voting Agreement. From and after the date of this Agreement until the Termination Date, the Stockholder hereby irrevocably and unconditionally covenants and agrees that at any meeting of the stockholders of Parent (whether annual or special) or at any adjournment or postponement thereof upon which a vote or other approval is sought, the Stockholder shall: (i) appear at such meeting or otherwise cause all of the Stockholder’s Shares to be counted as present thereat for the purpose of establishing a quorum whether in person or by proxy; and (ii) vote or cause to be voted, in person or by proxy, all of the Shares (A) in favor of the approval of the Share Issuance as contemplated by the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to approve the Share Issuance, (C) against any Parent Acquisition Proposal or any other extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation or sale or transfer of all or substantially all of the assets or securities of Parent or any of its material Subsidiaries and (D) against any other proposal, action or transaction that would reasonably be expected to materially impede, frustrate, prevent or nullify the Share Issuance or the Merger Agreement. Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of the Stockholder to vote in favor of, against or abstain with respect to any other matters presented to Parent’s stockholders, and under no circumstance shall Stockholder be obligated to vote in favor of a Fundamental Amendment.

1.2 Restrictions on Transfer. The Stockholder hereby covenants and agrees that from and after the date of this Agreement until the Termination Date, the Stockholder will not: (a) directly or indirectly Transfer (or cause or permit the transfer of) any Shares, or limit the Stockholder’s right to vote the Shares, or agree to do any of the foregoing; (b) knowingly take any action that is, individually or in the aggregate, reasonably likely to prevent or materially impair or delay the Stockholder’s ability to satisfy its obligations under this Agreement or (c) take any action that would make any of the Stockholder’s representations or warranties contained in this Agreement untrue or incorrect or prevent or materially impair or delay the Stockholder from performing the Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, the following Transfers are permitted: (i) Transfers of Shares (A) by will, (B) for estate planning purposes, (C) for charitable purposes or as charitable gifts or donations or (D) to the extent necessary to (1) fund a tax liability arising from the exercise or vesting of any equity incentives in Parent held by Stockholder, including any withholding obligations, (2) effect any net settlement or (3) pay the exercise price in respect, of any such equity incentives and (ii) Transfers of Shares with the Company’s prior written consent. For purposes hereof, “Transfer” shall mean, with respect to a Share, to, directly or indirectly, (i) sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of such Share or any interest in such Share (including by gift, merger or operation of law), (ii) enter into any Contract providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Share or any interest therein (including by gift, merger or operation of law) or (iii) enter into, renew or maintain any put equivalent position (as defined in Rule 16a-1 under the Exchange Act) for the purpose of hedging economic exposure to such Share, excluding from this clause (iii) any put equivalent position entered into prior to the date of this Agreement.

1.3 No Solicitation. Prior to the Expiration Date, the Stockholder shall not take any action that would be a breach of Section 5.4(a) or (b) of the Merger Agreement if taken by Parent. Notwithstanding the foregoing, the Stockholder and its Affiliates and their respective Representatives, in their capacity as Representatives of Parent, shall be entitled to take an action (or omit to take an action) to the extent Parent’s Representatives would be permitted to take such action (or omit to take such action) pursuant to Section 5.4 of the Merger Agreement.

1.4 Certain Events. This Agreement and the obligations hereunder will attach to the Shares and will be binding upon any Person to whom or which legal or beneficial ownership of any or all of the Shares passes, whether by operation of applicable Law or otherwise, including, as applicable, the Stockholder’s heirs, legal representatives, successors and assigns. At all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, in furtherance of this Agreement, the Stockholder hereby authorizes Parent or its counsel to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by Parent following the Termination Date and shall not apply to any Transfer that is permitted hereunder.

1.5 Disclosure. The Stockholder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (the “SEC”), NASDAQ, the NYSE or any other national securities exchange and, to the extent required by applicable Law, the Form S-4 and Joint Proxy Statement (including all documents and schedules filed with the SEC in connection therewith) and any other required filings under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise required by Law, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

1.6 Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder shall not (a) any time prior to the Termination Date, enter into any voting agreement, voting trust or similar agreement or arrangement with respect to the Shares that is inconsistent with this Agreement and (b) grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Shares that is inconsistent with this Agreement.

1.7 Further Assurances. From time to time and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out the intent of this Agreement.

1.8 Irrevocable Proxy. Subject to the last sentence of Section 1.1 above, prior to the Termination Date, solely in the event of a failure by the Stockholder to act in accordance with Stockholder’s obligations as to voting pursuant to Section 1.1 no later than the third Business Day prior to any meeting at which stockholders of Parent will consider and vote on any of the matters described in Section 1.1, the Stockholder hereby irrevocably grants to, and appoints, the Company, and any individual designated in writing by the Company, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution and including for purposes of Section 212 of the Delaware General Corporation Law, as amended), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in a manner consistent with this Agreement. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.8 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may be revoked only under the circumstances set forth in the last sentence of this Section 1.8. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law. The Stockholder shall, upon written request by the Company, as promptly as practicable execute and deliver to the Company a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 1.8. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by the Stockholder, upon the Termination Date and the Company may terminate any proxy granted pursuant to this Section 1.8 at any time at its sole discretion by written notice to the Stockholder.

2. Representations and Warranties of the Stockholder. The Stockholder by this Agreement represents and warrants to the Company, as of the date hereof, that:

2.1 Ownership. The Shares are, and prior to the Effective Time the Shares will be, beneficially owned by the Stockholder, free and clear of any Liens of any nature whatsoever, except for (a) restrictions on transfer under securities Laws and (b) those created by this Agreement. The Stockholder does not own, beneficially or otherwise, any securities of Parent other than the Shares as of the date of this Agreement.

2.2 Sole Power. The Stockholder has, and at all times through the Effective Time will have, sole voting power with respect to the matters set forth in this Agreement, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shares.

2.3 Organization. If an entity, the Stockholder is an entity duly existing under the laws of its jurisdiction of incorporation, organization or formation.

2.4 Authorization. The Stockholder, if an entity, has all necessary power and authority or, if an individual, has legal right and capacity to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action of the Stockholder, and no other proceedings on the part of the Stockholder or any Affiliate thereof are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (except to the extent that enforceability (a) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting or relating to creditors’ rights generally (whether now or hereafter in effect) and (b) is subject to general principles of equity).

2.5 No Violation; Consents. The execution, delivery and performance of this Agreement by the Stockholder do not and will not, and the consummation by the Stockholder of the transactions contemplated by this Agreement will not, with or without notice or lapse of time, or both, conflict with or violate (a) any Law applicable to the Stockholder or by which any of the Stockholder’s property or assets is bound, (b) any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or by which the Stockholder’s property or assets are bound, (c) any Contract to which the Stockholder is a party or by which the Stockholder may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Merger or (d) in the event the Stockholder is an entity, the Stockholder’s certificate of incorporation or bylaws (or comparable governing documents). The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Shares. The execution and delivery of this Agreement by the Stockholder do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (1) compliance with the applicable requirements of the Securities Act and the Exchange Act and (2) compliance with any applicable international, federal or state securities or “blue sky” Laws.

2.6 Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained in this Agreement.

2.7 The Stockholder Has Adequate Information. The Stockholder is a sophisticated seller with respect to the Shares and has adequate information concerning the business and financial condition of Parent to make an informed decision regarding the sale of the Shares and has independently, without reliance upon the Company, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement.

2.8 No Litigation. There are no Actions pending or, to the knowledge of the Stockholder, threatened against the Stockholder or its Affiliates, or any Judgement to which the Stockholder or its Affiliates is subject to, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to (a) in any material respect impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement or (b) prevent or materially delay or adversely affect the consummation of the Merger.

2.9 Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied by the Stockholder individually for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the time it is first mailed to the Stockholder, at the time of any amendment thereof or supplement thereto and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

2.10 No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in his, her or its capacity as a stockholder of Parent.

3. Representations and Warranties of the Company. The Company by this Agreement represents and warrants to the Stockholder, as of the date hereof, that:

3.1 Authorization. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this

Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of the Company, and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Stockholder, this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Company in accordance with its terms (except to the extent that enforceability (a) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting or relating to creditors’ rights generally (whether now or hereafter in effect) and (b) is subject to general principles of equity).

3.2 No Violation; Consents. The execution, delivery and performance of this Agreement by the Company do not and will not, and the consummation by the Company of the transactions contemplated by this Agreement will not, with or without notice or lapse of time, or both, conflict with or violate (a) any Law applicable to the Company or by which any of the Company’s property or assets is bound, (b) any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Company or by which the Company’s property or assets are bound, (c) any Contract to which the Company is a party or by which the Company may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of the Company to perform its obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Share Issuance, or (d) the Company’s articles of incorporation or code of regulations. The execution and delivery of this Agreement by the Company do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act and (ii) compliance with any applicable international, federal or state securities or “blue sky” Laws.

4. Miscellaneous.

4.1 Term. Notwithstanding any other provision of this Agreement or any other agreement, this Agreement and all obligations hereunder shall terminate and cease to have any force or effect upon the earliest of (a) the Closing, (b) any termination of the Merger Agreement in accordance with its terms, (c) the delivery of written notice of termination of this Agreement by the Stockholder to the Company following a Parent Adverse Recommendation Change, (d) the written agreement of the Stockholder and the Company to terminate this Agreement and (e) the delivery of written notice of termination of this Agreement by the Stockholder to the Company following any Fundamental Amendment (the earliest date, the “Termination Date”). For purposes of this Agreement, “Fundamental Amendment” means the execution by the Company, Parent and Merger Sub of an amendment to, or waiver by the Company, Parent or Merger Sub of any provision of, the Merger Agreement that (i) increases the cash component or the stock component of the Merger Consideration, (ii) changes the form of the Merger Consideration in any material respect, (iii) extends the Outside Date (other than as set forth in Section 7.1(b)(iv) of the Merger, (iv) changes the election rights of holders of Company Shares set forth in Article II of the Merger Agreement in any material respect or (v) any amendment, waiver, or other modification to the Merger Agreement that is materially adverse to the Stockholder. If the Stockholder does not exercise the termination right described in clause (e) above within five (5) Business Days following the date the Stockholder is notified that such Fundamental Amendment is effected, then this Agreement shall continue in full force and effect. In no event shall the Stockholder have any personal liability for any damages resulting from a breach of this Agreement other than in connection with an intentional and willful breach of this Agreement by the Stockholder arising out of actions taken by the Stockholder that the Stockholder knew at such time to be in violation hereof.

4.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a beneficial owner of Shares; and (b) if the Stockholder is an individual, nothing herein will be construed to limit or affect the Stockholder or any Representative of the Stockholder, as applicable from (i) exercising the Stockholder’s fiduciary duties as a director or officer of Parent or any of its Subsidiaries or (ii) otherwise taking any action or inaction in such Person’s capacity as a director or officer of Parent or any Subsidiary of Parent, and any such action shall not constitute a breach of this Agreement.

4.3 Amendment and Waiver. This Agreement may be amended by mutual agreement of the parties hereto and may not be amended except by an instrument in writing signed by both parties hereto. Subject to applicable Law, either party hereto may (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein, (c) waive compliance by the other party with any agreement contained herein or (d) waive any condition to which its obligations are subject. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. In the event that the Company agrees to any amendment, extension or waiver of the terms of this Agreement for the benefit of any other stockholder that has entered into a corresponding agreement with the Company, such amendment, extension or waiver shall automatically be deemed to apply to the Stockholder, mutatis mutandis.

4.4 Costs and Expenses. Each party shall each bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

4.5 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns. The obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon each party’s respective successors and permitted assigns, which shall include successors by operation of Law, such as by merger.

4.6 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, between the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and, as applicable, their respective heirs, legal representatives, successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

4.7 Assignments. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.

4.8 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.9 Notices, Etc. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile or email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Company, to:

Infinity Property and Casualty Corporation

2201 4th Avenue North

Birmingham, Alabama 35203

Attention: General Counsel

with a copy to:

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Attention: F. Mark Reuter (mreuter@kmklaw.com)

Nicholas Simon (nsimon@kmklaw.com)

if to Stockholder, to Stockholder’s address set forth on the signature page hereto.

4.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

4.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.12 Submission to Jurisdiction; Service of Process. Each of the parties irrevocably agrees that any Action with respect to this Agreement or the rights or obligations arising hereunder, or for recognition and enforcement of any Judgment in respect of this Agreement or the rights or obligations arising hereunder brought by the other party hereto or its successors or permitted assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.12, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 4.12, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties by this Agreement consents to service being made through the notice procedures set forth in Section 4.9 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 4.9 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby.

4.13 Definitions. Capitalized terms used herein but not otherwise defined in the body of this Agreement shall have the respective meanings set forth in the Merger Agreement as in effect on the date hereof.

4.14 Relationship of Parties. Nothing contained herein shall establish any fiduciary, partnership, joint venture or similar relationship between the parties hereto except to the extent otherwise expressly stated herein or therein.

4.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.16 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

4.17 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein, and any statute referred to herein shall include the rules and regulations promulgated thereunder. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by both of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Company and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

INFINITY PROPERTY AND CASUALTY CORPORATION

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

[STOCKHOLDER]:

(signature)

Address:

[Signature Page to Voting and Support Agreement]

Annex C—Form of Voting and Support Agreement between Kemper Corporation and the directors and named executive officers of Infinity Property and Casualty Corporation

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of February 13, 2018 (this “Agreement”), is entered into by and between Kemper Corporation, a Delaware corporation (“Parent”), and the undersigned shareholder of the Company (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, Parent, Vulcan Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Infinity Property and Casualty Corporation, an Ohio corporation (the “Company”), are contemplating entering into an Agreement and Plan of Merger (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”);

WHEREAS, as an inducement to and condition of Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, they are requiring that the Shareholder enter into this Agreement, and the Shareholder desires to induce Parent and Merger Sub to enter into the Merger Agreement; and

WHEREAS, as of the date of this Agreement, the Shareholder has the power to vote and dispose all of the shares of common stock of the Company, $0.01 par value per share, of which the Shareholder is the beneficial or record owner and all additional equity securities and equity interests of the Company of which the Shareholder acquires beneficial or record ownership during the period from the date of this Agreement through the Termination Date (including by way of bonus issue, share dividend or distribution, sub-division, recapitalization, consolidation, exchange of shares and the like) (the “Shares”).

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound by this Agreement, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Voting Agreement. From and after the date of this Agreement until the Termination Date, the Shareholder hereby irrevocably and unconditionally covenants and agrees that at any meeting of the shareholders of the Company (whether annual or special) or at any adjournment or postponement thereof upon which a vote or other approval is sought, the Shareholder shall: (i) appear at such meeting or otherwise cause all of the Shareholder’s Shares to be counted as present thereat for the purpose of establishing a quorum whether in person or by proxy; and (ii) vote or cause to be voted, in person or by proxy, all of the Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any Company Acquisition Proposal or any other extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation or sale or transfer of all or substantially all of the assets or securities of the Company or any of its material Subsidiaries and (D) against any other proposal, action or transaction that would reasonably be expected to materially impede, frustrate, prevent or nullify the Merger or the Merger Agreement. Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of the Shareholder to vote in favor of, against or abstain with respect to any other matters presented to the Company’s shareholders, and under no circumstance shall Shareholder be obligated to vote in favor of a Fundamental Amendment.

1.2 Restrictions on Transfer. The Shareholder hereby covenants and agrees that from and after the date of this Agreement until the Termination Date, the Shareholder will not (a) directly or indirectly Transfer (or cause or permit the transfer of) any Shares, or limit the Shareholder’s right to vote the Shares, or agree to do any of the foregoing; (b) knowingly take any action that is, individually or in the aggregate, reasonably likely to prevent or materially impair or delay the Shareholder’s ability to satisfy its obligations under this Agreement or (c) take any action that would make any of the Shareholder’s representations or warranties contained in this Agreement untrue or incorrect or prevent or materially impair or delay the Shareholder from performing the Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, the following Transfers are permitted: (i) Transfers of Shares (A) by will, (B) for estate planning purposes, (C) for charitable purposes or as charitable gifts or donations or (D) to the extent necessary to (1) fund a tax liability arising from the exercise or vesting of any equity incentives in the Company held by Shareholder, including any withholding obligations, (2) effect any net settlement or (3) pay the exercise price in respect, of any such equity incentives and (ii) Transfers of Shares with Parent’s prior written consent. For purposes hereof, “Transfer” shall mean, with respect to a Share, to, directly or indirectly, (i) sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of such Share or any interest in such Share (including by gift, merger or operation of law), (ii) enter into any Contract providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Share or any interest therein (including by gift, merger or operation of law) or (iii) enter into, renew or maintain any put equivalent position (as defined in Rule 16a-1 under the Exchange Act) for the purpose of hedging economic exposure to such Share, excluding from this clause (iii) any put equivalent position entered into prior to the date of this Agreement.

1.3 No Solicitation. Prior to the Expiration Date, the Shareholder shall not take any action that would be a breach of Sections 5.3(a) or (b) of the Merger Agreement if taken by the Company. Notwithstanding the foregoing, the Shareholder and its Affiliates and their respective Representatives, in their capacity as Representatives of the Company, shall be entitled to take an action (or omit to take an action) to the extent the Company’s Representatives would be permitted to take such action (or omit to take such action) pursuant to Section 5.3 of the Merger Agreement.

1.4 Certain Events. This Agreement and the obligations hereunder will attach to the Shares and will be binding upon any Person to whom or which legal or beneficial ownership of any or all of the Shares passes, whether by operation of applicable Law or otherwise, including, as applicable, the Shareholder’s heirs, legal representatives, successors and assigns. At all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, in furtherance of this Agreement, the Shareholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Termination Date and shall not apply to any Transfer that is permitted hereunder.

1.5 Appraisal Rights. The Shareholder hereby waives, to the fullest extent permitted by Law, and agrees not to assert any rights of appraisal or any dissenters’ rights that (whether under applicable Law or otherwise) the Shareholder may have or could potentially have or acquire in connection with the Merger in respect of the Shares.

1.6 Disclosure. The Shareholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (the “SEC”), NASDAQ, the NYSE or any other national securities exchange and, to the extent required by applicable Law, the Form S-4 and Joint Proxy Statement (including all documents and schedules filed with the SEC in connection therewith) and any other required filings under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise required by Law, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement.

1.7 Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder shall not (a) any time prior to the Termination Date, enter into any voting agreement, voting trust or similar agreement or arrangement with respect to the Shares that is inconsistent with this

Agreement and (b) grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Shares that is inconsistent with this Agreement.

1.8 Further Assurances. From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out the intent of this Agreement.

1.9 Irrevocable Proxy. Subject to the last sentence of Section 1.1 above, prior to the Termination Date, solely in the event of a failure by the Shareholder to act in accordance with Shareholder’s obligations as to voting pursuant to Section 1.1 no later than the third Business Day prior to any meeting at which shareholders of the Company will consider and vote on any of the matters described in Section 1.1, the Shareholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as the Shareholder’s proxy and attorney-in-fact (with full power of substitution and including for purposes of Section 1701.48 of the Ohio General Corporation Law), for and in the name, place and stead of the Shareholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in a manner consistent with this Agreement. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.9 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may be revoked only under the circumstances set forth in the last sentence of this Section 1.9. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law. The Shareholder shall, upon written request by Parent, as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 1.9. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by the Shareholder, upon the Termination Date and Parent may terminate any proxy granted pursuant to this Section 1.9 at any time at its sole discretion by written notice to the Shareholder.

2. Representations and Warranties of the Shareholder. The Shareholder by this Agreement represents and warrants to Parent, as of the date hereof, that:

2.1 Ownership. The Shares are, and prior to the Effective Time the Shares will be, beneficially owned by the Shareholder, free and clear of any Liens of any nature whatsoever, except for (a) restrictions on transfer under securities Laws and (b) those created by this Agreement. The Shareholder does not own, beneficially or otherwise, any securities of the Company other than the Shares set forth on the signature page of this Agreement.

2.2 Sole Power. The Shareholder has, and at all times through the Effective Time will have, sole voting power with respect to the matters set forth in this Agreement, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shares.

2.3 Organization. If an entity, the Shareholder is an entity duly existing under the laws of its jurisdiction of incorporation, organization or formation.

2.4 Authorization. The Shareholder, if an entity, has all necessary power and authority or, if an individual, has legal right and capacity to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Shareholder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action of the Shareholder, and no other proceedings on the part of the Shareholder or any Affiliate thereof are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms (except to the extent that enforceability (a) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting or relating to creditors’ rights generally (whether now or hereafter in effect) and (b) is subject to general principles of equity).

2.5 No Violation; Consents. The execution, delivery and performance of this Agreement by the Shareholder do not and will not, and the consummation by the Shareholder of the transactions contemplated by this Agreement will not, with or without notice or lapse of time, or both, conflict with or violate (a) any Law applicable to the Shareholder or by which any of the Shareholder’s property or assets is bound, (b) any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Shareholder or by which the Shareholder’s property or assets are bound, (c) any Contract to which the Shareholder is a party or by which the Shareholder may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of the Shareholder to perform its obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Merger, or (d) in the event the Shareholder is an entity, the Shareholder’s certificate of incorporation or bylaws (or comparable governing documents). The Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Shares. The execution and delivery of this Agreement by the Shareholder do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (1) compliance with the applicable requirements of the Securities Act and the Exchange Act and (2) compliance with any applicable international, federal or state securities or “blue sky” Laws.

2.6 Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained in this Agreement.

2.7 The Shareholder Has Adequate Information. The Shareholder is a sophisticated seller with respect to the Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and has independently, without reliance upon Parent, and based on such information as the Shareholder has deemed appropriate, made the Shareholder’s own analysis and decision to enter into this Agreement.

2.8 No Litigation. There are no Actions pending or, to the knowledge of the Shareholder, threatened against the Shareholder or its Affiliates, or any Judgement to which the Shareholder or its Affiliates is subject to, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to (a) in any material respect impair or adversely affect the ability of the Shareholder to perform its obligations under this Agreement or (b) prevent or materially delay or adversely affect the consummation of the Merger.

2.9 Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied by the Shareholder individually for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the time it is first mailed to the Shareholder, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

2.10 No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Shareholder in his, her or its capacity as a shareholder of the Company.

3. Representations and Warranties of Parent. Parent by this Agreement represents and warrants to the Shareholder, as of the date hereof, that:

3.1 Authorization. Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Parent, and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Shareholder, this Agreement constitutes a valid and binding obligation of the Shareholder, enforceable against Parent in accordance with its terms (except to the extent that enforceability (a) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting or relating to creditors’ rights generally (whether now or hereafter in effect) and (b) is subject to general principles of equity).

3.2 No Violation; Consents. The execution, delivery and performance of this Agreement by Parent do not and will not, and the consummation by Parent of the transactions contemplated by this Agreement will not, with or without notice or lapse of time, or both, conflict with or violate (a) any Law applicable to Parent or by which any of Parent’s property or assets is bound, (b) any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Parent or by which Parent’s property or assets are bound, (c) any Contract to which Parent is a party or by which Parent may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of Parent to perform its obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Merger, or (d) Parent’s certificate of incorporation or bylaws. The execution and delivery of this Agreement by Parent do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act and (ii) compliance with any applicable international, federal or state securities or “blue sky” Laws.

4. Miscellaneous.

4.1 Term. Notwithstanding any other provision of this Agreement or any other agreement, this Agreement and all obligations hereunder shall terminate and cease to have any force or effect upon the earliest of (a) the Closing, (b) any termination of the Merger Agreement in accordance with its terms, (c) the delivery of written notice of termination of this Agreement by the Shareholder to Parent following a Company Adverse Recommendation Change, (d) the written agreement of the Shareholder and Parent to terminate this Agreement and (e) the delivery of written notice of termination of this Agreement by the Shareholder to Parent following any Fundamental Amendment (the earliest date, the “Termination Date”). For purposes of this Agreement, “Fundamental Amendment” means the execution by the Company, Parent and Merger Sub of an amendment to, or waiver by the Company, Parent or Merger Sub of any provision of, the Merger Agreement that (i) reduces the cash component or the stock component of the Merger Consideration, (ii) changes the form of the Merger Consideration in any material respect, (iii) extends the Outside Date (other than as set forth in Section 7.1(b)(iv) of the Merger Agreement), (iv) changes the election rights of holders of Company Shares set forth in Article II of the Merger Agreement in any material respect, or (v) any amendment, waiver, or other modification to the Merger Agreement that is materially adverse to the Shareholder. If the Shareholder does not exercise the termination right described in clause (e) above within five (5) Business Days following the date the Shareholder is notified that such Fundamental Amendment is effected, then this Agreement shall continue in full force and effect. In no event shall the Shareholder have any personal liability for any damages resulting from a breach of this Agreement other than in connection with an intentional and willful breach of this Agreement by the Shareholder arising out of actions taken by the Shareholder that the Shareholder knew at such time to be in violation hereof.

4.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a beneficial owner of Shares; and (b) if the Shareholder is an individual, nothing herein will be construed to limit or affect the Shareholder or any Representative of the Shareholder, as applicable from (i) exercising the Shareholder’s fiduciary duties as a director or officer of the Company or any of its Subsidiaries or (ii) otherwise taking any action or inaction in such Person’s capacity as a director or officer of the Company or any Subsidiary of the Company, and any such action shall not constitute a breach of this Agreement.

4.3 Amendment and Waiver. This Agreement may be amended by mutual agreement of the parties hereto and may not be amended except by an instrument in writing signed by both parties hereto. Subject to applicable Law, either party hereto may (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein, (c) waive compliance by the other party with any agreement contained herein or (d) waive any condition to which its obligations are subject. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. In the event that Parent agrees to any amendment, extension or waiver of the terms of this Agreement for the benefit of any other shareholder that has entered into a corresponding agreement with Parent, such amendment, extension or waiver shall automatically be deemed to apply to the Shareholder, mutatis mutandis.

4.4 Costs and Expenses. Each party shall each bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

4.5 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns. The obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon each party’s respective successors and permitted assigns, which shall include successors by operation of Law, such as by merger.

4.6 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, between the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and, as applicable, their respective heirs, legal representatives, successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except that Merger Sub shall be an express third-party beneficiary of this Agreement.

4.7 Assignments. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.

4.8 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.9 Notices, Etc. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile or email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

Kemper Corporation

One East Wacker Drive

Chicago, Illinois 60601

Attention:      James J. McKinney, Chief Financial Officer

     (jmckinney@kemper.com)

     C. Thomas Evans, Jr., General Counsel

     (tevans@kemper.com)

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention:      Michael P. Goldman (mgoldman@sidley.com)

     Brian J. Fahrney (bfahrney@sidley.com)

     Facsimile: (312) 853-7036

if to the Shareholder, to the Shareholder’s address set forth on the signature page hereto.

4.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Ohio, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Ohio.

4.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.12 Submission to Jurisdiction; Service of Process. Each of the parties irrevocably agrees that any Action with respect to this Agreement or the rights or obligations arising hereunder, or for recognition and enforcement of any Judgment in respect of this Agreement or the rights or obligations arising hereunder brought by the other party hereto or its successors or permitted assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.12, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 4.12, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties by this Agreement consents to service being made through the notice procedures set forth in Section 4.9 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 4.9 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby.

4.13 Definitions. Capitalized terms used herein but not otherwise defined in the body of this Agreement shall have the respective meanings set forth in the Merger Agreement as in effect on the date hereof.

4.14 Relationship of Parties. Nothing contained herein shall establish any fiduciary, partnership, joint venture or similar relationship between the parties hereto except to the extent otherwise expressly stated herein or therein.

4.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.16 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

4.17 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein, and any statute referred to herein shall include the rules and regulations promulgated thereunder. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by both of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Agreement.

* * * * *

IN WITNESS WHEREOF, Parent and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

KEMPER CORPORATION

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

[SHAREHOLDER]:

(signature)

Address:

[Signature Page to Voting and Support Agreement]

Annex D—Opinion of Goldman Sachs & Co. LLC

[LETTERHEAD OF GOLDMAN SACHS & CO. LLC]

PERSONAL AND CONFIDENTIAL

February 13, 2018

Board of Directors

Kemper Corporation

One East Wacker Drive

Chicago, IL 606061

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Kemper Corporation (the “Company”) of the Aggregate Consideration (defined below) to be paid by the Company for all of the outstanding shares of common stock, no par value per share (the “Infinity Common Stock”), of Infinity Property and Casualty Corporation (“Infinity”) pursuant to the Agreement and Plan of Merger, dated as of February 13, 2018 (the “Agreement”), by and among the Company, Vulcan Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Infinity. Pursuant to the Agreement, Merger Sub will be merged with and into Infinity and each outstanding share of Infinity Common Stock will be converted into the right to receive, at the election of the holder thereof, either (i) a combination of stock and cash (taken in the aggregate, the “Mixed Consideration”) consisting of (x) $51.60 in cash plus (y) 1.2019 shares of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company; (ii) $129.00 in cash, subject to pro-ration as set forth in the Agreement (the “Cash Election Consideration”), or (iii) 2.0031 shares of Company Common Stock, subject to pro-ration as set forth in the Agreement (the “Share Election Consideration”) (the aggregate of the Mixed Consideration, the Cash Election Consideration and the Share Election Consideration to be paid pursuant to the Agreement, the “Aggregate Consideration”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Infinity and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a joint book-running manager with respect to a public offering of the Company’s 4.350% Senior Notes due 2025 (aggregate principal amount $200,000,000) in June 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, Infinity and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Infinity for the five fiscal years ended

Board of Directors

Kemper Corp

February 13, 2018

December 31, 2016; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Infinity; certain other communications from the Company and Infinity to their respective stockholders; certain publicly available research analyst reports for the Company and Infinity; certain internal financial analyses and forecasts for Infinity on a stand-alone basis prepared by its management; certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Infinity, in each case, on a stand-alone basis, and certain financial analyses and forecasts for the Company on a pro-forma basis giving effect to the Transaction, in each case, as prepared by the management of the Company and approved for our use by the Company (collectively, the “Forecasts”); and certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Infinity regarding their assessment of the past and current business operations, financial condition and future prospects of Infinity and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Infinity Common Stock; compared certain financial and stock market information for the Company and Infinity with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the property and casualty insurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Infinity or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on your actuaries with respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustments expenses reserves or the future policy benefit reserves of the Company or the adequacy of the loss and loss adjustments expenses reserves of Infinity. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Infinity or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company for all of the outstanding shares of Infinity Common Stock pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any

Board of Directors

Kemper Corp

February 13, 2018

consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Infinity, or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company for all of the outstanding shares of Infinity Common Stock pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Infinity or the ability of the Company or Infinity to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company for all of the outstanding shares of Infinity Common Stock pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex E—Opinion of Deutsche Bank Securities Inc.

Deutsche Bank Corporate & Investment Bank

February 13, 2018

Board of Directors

Infinity Property and Casualty Corporation

2201 4th Avenue North

Birmingham, Alabama 35203

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Infinity Property and Casualty Corporation (the “Company”) in connection with the Agreement and Plan of Merger, dated as of February 13, 2018 (the “Merger Agreement”), by and among Kemper Corporation (“Parent”), Vulcan Sub, Inc., a subsidiary of Parent (“Merger Sub”), and the Company which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Merger, each share of common stock, no par value per share (the “Company Common Stock”), of the Company, other than Appraisal Shares (as defined in the Merger Agreement) and shares owned by Parent, Merger Sub, any other direct or indirect wholly owned subsidiary of Parent, or any Acquired Company (as defined in the Merger Agreement), will be converted into the right to receive, at the election of the holder thereof and subject to the proration and election procedures set forth in the Merger Agreement (as to which we express no view or opinion) the following consideration (the “Merger Consideration”): (a) (i) $51.60 in cash without interest (the “Per Share Cash Amount”) and (ii) 1.2019 shares (the “Mixed Election Stock Exchange Ratio”) of common stock, par value $0.01 per share (the “Parent Common Stock”), of Parent (the “Mixed Consideration”), or (b) an amount in cash, without interest, equal to the sum of (i) the Per Share Cash Amount plus (ii) the product of the Mixed Election Stock Exchange Ratio multiplied by $64.40 (the “Cash Consideration”), or (c) a number of shares of Parent Common Stock equal to (i) the Mixed Election Stock Exchange Ratio plus (ii) the quotient of the Per Share Cash Amount divided by $64.40 (the “Stock Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of outstanding shares of Company Common Stock (excluding Parent and its affiliates).

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and Parent; certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company; and certain internal analyses, financial forecasts and other information relating to Parent and the combined company prepared by management of Parent and approved for our use by the Company. We have also held discussions with certain senior officers, other representatives and advisors of the Company regarding the businesses and prospects of the Company and with certain senior officers, other representatives and advisors of Parent regarding the

Infinity Property and Casualty Corporation

February 13, 2018

businesses and prospects of Parent and the combined company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock and Parent Common Stock, (ii) compared certain financial and stock market information for the Company and Parent with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company or Parent, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock (excluding Parent and its affiliates) as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. Nor does it address the terms of any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any

Infinity Property and Casualty Corporation

February 13, 2018

consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. This opinion does not address the allocation of the Merger Consideration among the holders of Company Common Stock who receive the Mixed Consideration, the Cash Consideration, the Stock Consideration or any combination thereof or the relative fairness of the Mixed Consideration, the Cash Consideration or the Stock Consideration. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote or act with respect to the Transaction or any other matter, including whether any such holder should elect to receive the Mixed Consideration, the Cash Consideration or the Stock Consideration. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction, whether relative to the Merger Consideration or otherwise. This opinion does not in any manner address the prices at which the Company Common Stock, the Parent Common Stock or any other securities will trade at any time.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) or other financial services to Parent or its affiliates for which they have received, and in the future may receive, compensation. In addition, the DB Group may also provide investment and commercial banking services to the Company, Parent or their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company, Parent and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of outstanding shares of Company Common Stock (excluding Parent and its affiliates).

Very truly yours,

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

Annex F—Ohio Revised Code Section 1701.85

1701.85 Dissenting shareholders—compliance with section—fair cash value of shares.

(A)

(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three (3) months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)

(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)

(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Amended by 129th General AssemblyFile No.72, HB 48, §1, eff. 5/4/2012.

Effective Date: 07-01-1994; 10-12-2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

The following is a description of the general effect of the General Corporation Law of the State of Delaware (the “DGCL”), the Kemper Corporation (“Kemper”) Restated Certificate of Incorporation, dated as of August 6, 2014 (the “Kemper Charter”), the Kemper Amended and Restated Bylaws, effective as of August 6, 2014 (the “Kemper Bylaws”) and certain contracts under which directors or officers of Kemper may be insured or indemnified against liability which such directors or officers may incur in such capacity.

Pursuant to Section 145 of the DGCL, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon, in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Kemper Charter and Kemper Bylaws provide for such limitations on liability for its directors.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The Kemper Charter and Kemper Bylaws contain similar provisions. Moreover, the Kemper Charter and the Kemper Bylaws state that Kemper may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere. Kemper currently maintains a directors and officers liability insurance policy insuring the directors and officers of Kemper and its subsidiaries in certain instances.

The Kemper Charter and Kemper Bylaws require Kemper to indemnify and hold harmless, to the fullest extent authorized by the DGCL (or other applicable law), as the same exists or may hereafter be amended, any person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of Kemper, or is or was serving (during his or her tenure as director and/or officer) at the request of Kemper as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as director or officer, against all expense, liability and loss (including attorneys’ fees, judgments fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding. Such director or officer shall have the right to be paid by Kemper for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such proceeding shall be made only upon receipt by Kemper of an undertaking by or on behalf of such director or officer to replay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified.

Each of the Kemper Charter and the Kemper Bylaws provide that, if a claim for indemnification or advancement of expenses under the Kemper Charter and the Kemper Bylaws is not paid in full within ninety (90) days after a written claim has been received by Kemper, the claimant may at any time thereafter bring suit against Kemper to recover the unpaid amount of such claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Kemper) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for Kemper to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on Kemper. Neither the failure of Kemper (or of the Kemper board of directors, its directors who are not parties to the proceeding with respect to which indemnification is claimed, its shareholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (or other applicable law), nor an actual determination by any such person or persons that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

The Kemper Charter and Kemper Bylaws provide that the rights conferred by the provisions regarding indemnification and right of the claimant to bring suit are not exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in the Kemper Charter or Kemper Bylaws, or any agreement, or pursuant to a vote of shareholders or disinterested directors, or otherwise.

Each of Kemper’s directors, including the directors who are also members of management, is a party to an indemnification and expense advancement agreement with Kemper, as permitted by the DGCL. The provisions of these agreements are substantially the same as the indemnification provisions applicable to the directors under the Kemper Charter and the Kemper Bylaws, except that the agreements may not be amended or terminated without the written consent of the respective director.

The foregoing statements are subject to the detailed provisions of the DGCL, the Kemper Charter, the Kemper Bylaws and the form of indemnification and expense advancement agreements between Kemper and its directors, the form of which was filed as Exhibit 10.25 to Kemper’s Current Report on Form 8-K filed February 6, 2012.

Item 21.    Exhibits and Financial Statement Schedules

            (a)    Exhibits

Exhibit Number		Description

2.1†	**	Agreement and Plan of Merger, dated as of February 13, 2018, by and among Kemper Corporation, Vulcan Sub, Inc. and Infinity Property and Casualty Corporation, incorporated by reference to Exhibit 2.1 to Kemper’s Current Report on Form 8-K (File No. 001-18298) filed with the SEC on February 14, 2018

3.1	**	Restated Certificate of Incorporation of Kemper Corporation, incorporated by reference to Exhibit 3.2 to Kemper’s Current Report on Form 8-K (File No. 001-18298) filed with the SEC on August 8, 2014

3.2	**	Amended and Restated Bylaws of Kemper Corporation, incorporated by reference to Exhibit 3.3 to Kemper’s Current Report on Form 8-K (File No. 001-18298) filed with the SEC on August 8, 2014

5.1	**	Opinion of Sidley Austin LLP regarding the validity of the securities being issued

23.1		Consent of Deloitte & Touche LLP

23.2		Consent of Ernst & Young LLP

23.3	**	Consent of Sidley Austin LLP (included in Exhibit 5.1)

24.1	**	Power of Attorney (contained on signature pages to the Registration Statement on Form S-4 filed on April 4, 2018).

99.1	**	Form of Voting and Support Agreement between Kemper Corporation and the directors and named executive officers of Infinity Property and Casualty Corporation, incorporated by reference to Exhibit 99.1 to Kemper’s Current Report on Form 8-K (File No. 001-18298) filed with the SEC on February 14, 2018

99.2	**	Form of Voting and Support Agreement between Infinity Property and Casualty Corporation and the directors and named executive officers of Kemper Corporation, incorporated by reference to Exhibit 99.2 to Kemper’s Current Report on Form 8-K (File No. 001-18298) filed with the SEC on February 14, 2018

99.3		Form of Proxy Card of Kemper Corporation

99.4		Form of Proxy Card of Infinity Property and Casualty Corporation

99.5		Consent of Goldman Sachs & Co. LLC

99.6		Consent of Deutsche Bank Securities Inc.

99.7		Form of Certificate of Election

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request
**	Previously filed

Item 22.    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Kemper Corporation has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 24th day of April, 2018.

KEMPER CORPORATION

By:	/S/ JOSEPH P. LACHER, JR.
Name: Joseph P. Lacher, Jr.
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Joyce	Chairman of the Board and Director	April 24, 2018

/S/ JOSEPH P. LACHER, JR. Joseph P. Lacher, Jr.	President, Chief Executive Officer and Director (principal executive officer)	April 24, 2018

* James J. McKinney	Senior Vice President and Chief Financial Officer (principal financial officer)	April 24, 2018

* Richard Roeske	Vice President and Chief Accounting Officer (principal accounting officer)	April 24, 2018

* George N. Cochran	Director	April 24, 2018

* Kathleen M. Cronin	Director	April 24, 2018

* Douglas G. Geoga	Director	April 24, 2018

* Thomas M. Goldstein	Director	April 24, 2018

* Lacy M. Johnson	Director	April 24, 2018

* Christopher B. Sarofim	Director	April 24, 2018

Signature	Title	Date

* David P. Storch	Director	April 24, 2018

* Susan D. Whiting	Director	April 24, 2018

* By:	/s/ JOSEPH P. LACHER, JR.
Joseph P. Lacher, Jr.
Attourney-in-Fact